As filed with the Securities and Exchange Commission on December 4, 2007

Registration No. 333-146016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEACASTLE INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	7359	98-0542094
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o Seacastle Operating Holdings LLC
1 Maynard Drive
Park Ridge, New Jersey 07656
(201) 391-0800
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Joseph Kwok
Chief Executive Officer
Seacastle Inc.
c/o Seacastle Operating Holdings LLC
1 Maynard Drive
Park Ridge, New Jersey 07656
(201) 391-0800
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent For Service)

Copies to:

Joseph A. Coco, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	David B. Harms, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498 (212) 558-4000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2007

PROSPECTUS

Shares

Seacastle Inc.

Common Stock

$         per share

We are selling                      shares of our common stock. After this offering, certain private equity funds managed by an affiliate of Fortress Investment Group LLC will beneficially own approximately     % of our common stock.

This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $     and $         per share. We have applied to have our common stock listed on the New York Stock Exchange under the symbol ‘‘SC.’’

Investing in our common stock involves risks. See ‘‘Risk Factors’’ beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Seacastle (before expenses)	$	$

We have granted the underwriters an option to purchase up to                additional shares of common stock at the public offering price less underwriting discounts and commissions for the purpose of covering over-allotments.

The underwriters expect to deliver the shares to purchasers on or about                      , 2008.

Citi	Bear, Stearns & Co. Inc.	Deutsche Bank Securities	Merrill Lynch & Co.

                     , 2008

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Until                     , 2008 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled ‘‘Risk Factors’’ and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision to purchase shares of our common stock. Unless the context suggests otherwise, references in this prospectus to ‘‘Seacastle,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ refer to Seacastle Inc. and its subsidiaries. References in this prospectus to ‘‘Fortress’’ refer to Fortress Investment Group LLC. We use the term ‘‘twenty foot equivalent unit,’’ or ‘‘TEU,’’ the international standard measure of containers, in describing certain quantities of our containers and the capacity of our containerships, and ‘‘ISO’’ to refer to the International Organization for Standardization. For the definition of certain intermodal terms used in this prospectus, see the ‘‘Glossary’’ at the end of the prospectus. All amounts in this prospectus are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the Unites States (‘‘GAAP’’).

Our Company

We are one of the largest operating lessors of intermodal equipment in the world based on total assets. We acquire and lease chassis, containers and containerships, which are essential intermodal equipment used in global containerized cargo trade. This equipment has enabled the growth in global containerized trade because it allows efficient movement of goods via multiple transportation modes, including ships, rail and trucks. We lease our equipment primarily under long-term contracts to the world’s largest shipping lines and several major U.S. rail and trucking companies. As of September 30, 2007, we had total assets of $4.5 billion and we plan to make additional investments in intermodal assets. We intend to pay regular quarterly dividends and expect to grow our dividends.

We own or manage 247,000 intermodal chassis, 985,000 TEUs of dry freight and refrigerated shipping containers and seven containerships aggregating 32,770 TEUs. In addition, we have purchase agreements to acquire six containerships aggregating 27,320 TEUs to be delivered in 2009 and 2010. We have long-term relationships with an extensive group of customers in the intermodal shipping industry. As of September 30, 2007, we employed 341 people in 36 offices in seven countries.

We expect to benefit from the size and growth of the intermodal asset market and to increase our revenues and operating cash flow by acquiring additional chassis, containers and containerships. Over the last 25 years, containerized trade has grown by more than 9% per year, consistently outpacing world GDP growth by an average of 2.6 times, and is expected to grow by 10.7% in 2007 and 9.3% in 2008. The current intermodal market includes over one million chassis, 24 million TEUs of containers and over 4,000 containerships. We estimate that the global intermodal equipment fleet has an aggregate value of over $250 billion and approximately 40-50% of these assets are leased.

We generated total revenue of $144.5 million and $150.7 million, respectively, for the years ended 2004 and 2005, and $477.2 million and $425.2 million, respectively, on a pro forma basis for the year ended 2006 and the nine months ended September 30, 2007. We generated net income (loss) of $44 million and $(4.6) million, respectively, for the years ended 2004 and 2005, and $(6.2) million and $47.7 million, respectively, on a pro forma basis for the year ended 2006 and the nine months ended September 30, 2007.

Competitive Strengths

We believe that the key competitive strengths that will enable us to execute our strategy include:

•	Strong Market Position. We are one of the largest operating lessors of intermodal equipment in the world. We are the largest lessor of chassis in North America with approximately 50% market share. Furthermore, we are the largest lessor of refrigerated shipping containers in the world with over 30% market share. Finally, we have a rapidly growing position as a lessor of containerships. We believe that our strength in these market segments will provide us with certain cost and capability advantages relative to smaller asset leasing companies.

•	Strength of Cash Flows and Long-Term Lease Portfolio. As of September 30, 2007, over 83% of our leasing assets in units, including our containerships, were on long-term lease to our customers. The average remaining term of our existing lease portfolio, including both short- and long-term leases, was approximately 3.5 years and included $1.93 billion of contracted cash flow (assuming early terminations only for which there are no penalties and no renewals). The strength of our cash flow and long-term lease portfolio provides us with highly predictable revenue and operating cash flow, enabling us to manage and grow our business more effectively.

•	Strong Customer Relationships. We have an extensive history with a large group of customers which provides us with strong relationships at senior levels of management. Our top customers in the container liner industry include APL-NOL, Mediterranean Shipping Company, Maersk Line and CSAV, in the U.S. rail industry include BNSF and CSX and in the cargo logistics market include Schneider and Pacer. We believe that our customer relationships are some of the best in the industry and will enable us to continue to grow our business.

•	Breadth of Product Offering. We own over $4 billion in total assets and offer a variety of products to our customers across three different intermodal asset classes – chassis, containers and containerships. Many of our customers lease multiple types of our intermodal equipment for their transportation needs. The breadth of our product offering provides us a variety of markets and equipment in which to invest capital at attractive returns.

•	Scaleable Business Platform. We operate globally through offices in nine countries using modern asset management systems designed for intermodal asset lessors and capable of handling a significantly larger intermodal asset portfolio. We believe that our facilities, systems and personnel currently in place are capable of supporting an increase in our revenue base and asset base without a proportional increase in overhead costs.

•	Experienced Management Team. Our management team has extensive experience in the acquisition, leasing, financing, technical management and sale of intermodal assets. Our key officers have an average of 24 years of related industry experience.

Growth Strategy

We plan to grow our assets and dividends per share by employing the following business strategies:

•	Continue to Invest Capital into Intermodal Assets. We believe that the market for containerized trade will continue to support opportunities to invest in new assets, particularly in the containership market. Since the beginning of 2006, we have acquired or committed to acquire a total of $1.8 billion in total intermodal assets including more than $1 billion in containerships, approximately $610 million in shipping containers and approximately $230 million in intermodal chassis. We plan to continue to acquire additional assets and grow our overall fleet.

•	Focus on Long-Term Leases. We plan to continue our focus of placing our assets on long-term operating and finance leases which provides us with high asset utilization and stable cash flows and minimizes direct operating expenses associated with shorter term operating leases.

•	Opportunistically Pursue Strategic Acquisitions. We plan to selectively pursue strategic acquisitions of companies and intermodal equipment fleets and assets that are complementary to our existing intermodal asset portfolio. We believe that our existing management platform can support more assets without significant increases to our infrastructure due to the scalable nature of our operations.

Industry Trends

The market for intermodal assets is characterized by the following key trends:

•	Steady and Rapid Growth in our Markets. Containerized trade is an increasingly important component of the movement of goods through the global economy. According to Clarkson Research, worldwide container activity grew each year from 1980 through 2006, achieving a compounded annual growth rate of 9.8% during that 26 year period. Clarkson Research estimates that worldwide containerized trade will continue to grow approximately 9% per year through 2008. We believe that this rapid growth is due to several factors including the overall growth and liberalization of global trade, the shift in manufacturing to lower cost production areas such as China and India, greater development of container and port transportation infrastructure, the conversion of bulk cargoes to containerized cargoes for greater transport efficiency and the continued integration of developing economies into global trade patterns. This growth in containerized trade has led to significant growth in the intermodal transport network as containers need to be placed on a truck or rail for transport.

•	Significant Use of Operating Leases. Operating equipment lessors play a significant role in the market for intermodal assets. For example, in the containership market, the share of capacity operated by the top ten liner companies that was chartered-in has grown from approximately 15% in 1993 to 50% today. Similarly, in the chassis and container markets, approximately 40% to 50% of the assets in use are leased. We believe that this reliance on operating lessors will remain as our customers continue to require operational flexibility and alternative sources of financing for their equipment.

•	Consolidation. Over the last few years, there have been several large shipping line acquisitions that have resulted in some consolidation within the container shipping industry, including among some of our customers. This has resulted in a reduction of the number of large shipping lines and also in an increase in concentration of business in a smaller number of larger customers.

Formation

We were formed in June 2007 for the purpose of:

•	combining under a single holding company the refrigerated container and related equipment leasing business operated by Container Leasing International LLC (d/b/a Carlisle Leasing International LLC) and its subsidiaries (referred to in this prospectus collectively as ‘‘Carlisle’’), with the containership leasing business that recently had been started by Seacastle Holdings LLC and its subsidiaries (referred to in this prospectus collectively as ‘‘SHL,’’ and the combination of Carlisle and SHL is referred to in this prospectus as the ‘‘Seacastle Combination’’), and

•	following the Seacastle Combination, acquiring Interpool, Inc. and its subsidiaries (referred to in this prospectus collectively as ‘‘Interpool’’) by consummating the acquisition of Interpool by the Company pursuant to the previously announced merger of a newly-formed subsidiary with Interpool. This merger transaction was consummated in July 2007 and is referred to in this prospectus as the ‘‘Interpool Acquisition.’’

Carlisle was founded in 1993 and was acquired by certain of our Initial Shareholders in 2006. SHL was formed in 2006 by certain of our Initial Shareholders for the purpose of engaging in the business of acquiring and leasing containerships. Prior to the Interpool Acquisition, Interpool was listed on the NYSE and had been operating since it was established in 1968.

Financial information about the Company in this prospectus does not reflect the business conducted by Interpool, except to the extent the information relates to periods or dates after the Interpool Acquisition which was completed in July 2007, unless otherwise specified.

Since we are a newly formed company with limited separate operating history, our historical financial and operating data may not be representative of our future results.

Our Principal Shareholders

Following the completion of this offering, certain private equity funds managed by an affiliate of Fortress will beneficially own approximately     % of our outstanding common stock, or     % if the underwriters’ over-allotment option is fully exercised. These Fortress funds are described in the section of this prospectus entitled ‘‘Certain Relationships and Related Party Transactions – Shareholders Agreement,’’ and are referred to in this prospectus as our Initial Shareholders. After this offering, these Fortress funds will beneficially own shares sufficient for the majority vote over fundamental and significant corporate matters and transactions. See ‘‘Risk Factors – Risks Related to Our Organization and Structure.’’

Fortress is a global alternative asset manager with approximately $40 billion in assets under management as of September 30, 2007. Fortress manages private equity funds, hedge funds and publicly traded alternative investment vehicles. The private equity funds total approximately $20.9 billion of the firm’s assets under management as of September 30, 2007. Fortress was founded in 1998, is headquartered in New York and has affiliates with offices in Dallas, San Diego, Los Angeles, Toronto, London, Rome, Hong Kong, Frankfurt and Sydney.

Additional Information

We are incorporated in the Republic of the Marshall Islands. Our principal executive offices are located at c/o Seacastle Operating Holdings LLC, 1 Maynard Drive, Park Ridge, New Jersey 07656. Our telephone number is (201) 391-0800. Our internet address is www.seacastleinc.com. Information on our website does not constitute part of this prospectus.

THE OFFERING

Common stock offered by us in this offering	shares

Common stock to be issued and outstanding after this offering	shares

Use of proceeds	We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which will include the repayment or refinancing of a portion of outstanding indebtedness, including indebtedness owed to affiliates of some of the underwriters. See ‘‘Use of Proceeds.’’ We may use a portion of the net proceeds from this offering to repay indebtedness incurred to pay the dividend declared on January , 2008, as described in ‘‘Dividend Policy.’’

Dividend policy	On January , 2008, our board of directors declared a dividend of $ per share of our common stock, or an aggregate of $ , for the three months ended December 31, 2007, which is payable to shareholders of record on January , 2008. We are paying this dividend so that holders of our common stock prior to this offering will receive a distribution for the quarterly period prior to this offering. The aggregate amount of this dividend is $ , approximately $ of which will be paid to the Initial Shareholders and certain of our executive officers who owned shares of our common stock on January , 2008. This dividend may not be indicative of the amount of any future dividends. We intend to pay this dividend with cash on hand and, if necessary, with funds available through open lines of credit that will be repaid with a portion of the proceeds of this offering. Purchasers in this offering will not be entitled to receive this dividend.

We intend to continue to pay regular quarterly dividends to our shareholders. We plan to grow our dividends per share through the growth and optimization of our portfolio of intermodal assets.

We are a holding company and, as such, our ability to pay dividends to shareholders of our common stock will be subject to the ability of our subsidiaries to provide cash to us. The declaration and payment of dividends by us will be at the discretion of our board of directors and will depend on, among other things, cash available for distributions, general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual, legal and regulatory restrictions on the payment of distributions by us or our subsidiaries, and such other factors as our board of directors considers to be relevant. See ‘‘Dividend Policy.’’

Proposed New York Stock Exchange symbol	SC

Risk factors	Please read the section entitled ‘‘Risk Factors’’ and all other information set forth in this prospectus beginning on page 12 for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

The number of shares of common stock to be issued and outstanding after this offering is based on 110,549,773 shares of common stock issued and outstanding as of             , 2008, and excludes an additional 4,000,000 shares reserved for issuance under our equity incentive plan, all of which remain available for grant.

Except as otherwise indicated, all information in this prospectus:

•	assumes an initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus; and

•	assumes no exercise by the underwriters of their option to purchase an additional shares of common stock from us to cover over-allotments.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Prior to the acquisition of Carlisle by certain of our Initial Shareholders on February 14, 2006, Seacastle did not have any results of operations. Therefore, the following summary historical consolidated financial information as of and for the years ended December 31, 2004 and 2005 and for the period from January 1, 2006 through February 14, 2006 has been derived from the audited consolidated financial statements of Carlisle (the predecessor to Seacastle) included elsewhere in this prospectus. We derived historical consolidated balance sheet data as of December 31, 2006 from the audited balance sheets of Seacastle as of December, 31, 2006, included elsewhere in this prospectus. Historical consolidated statement of operations data and historical consolidated statement of cash flows data for the period from February 15, 2006 through December 31, 2006 were derived from the audited consolidated statement of operations and statement of cash flows for Seacastle, included elsewhere in this prospectus.

Historical consolidated statement of operations data and historical consolidated statement of cash flows data for the period from February 15, 2006 through September 30, 2006 were derived from the unaudited consolidated financial statements for the period from February 15, 2006 through September 30, 2006 for Seacastle, included elsewhere in this prospectus. Historical consolidated balance sheet data, historical consolidated statement of operations data and historical consolidated statement of cash flows data as of and for the nine months ended September 30, 2007 were derived from the unaudited consolidated financial statements as of and for the nine months ended September 30, 2007 of Seacastle.

The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The interim results have been derived from our unaudited interim consolidated financial statements, which have been prepared on a basis consistent with the audited financial statements included elsewhere in this prospectus. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of those periods.

The following summary unaudited pro forma, as adjusted balance sheet information as of September 30, 2007 has been prepared to give pro forma effect to this offering. The following summary unaudited pro forma statements of operations information for the nine months ended September 30, 2007 and for the year ended December 31, 2006 have been prepared to give pro forma effect to the offering and the Interpool Acquisition as if they occurred on January 1, 2006. The pro forma adjustments used in preparing pro forma financial information reflect our estimates of the purchase price allocation, which may change upon finalization of our analysis. The pro forma financial information is provided for informational purposes only and should not be considered indicative of actual results that would have been achieved had the Interpool Acquisition actually been consummated on the dates indicated and does not purport to indicate balance sheet information and results of operations as of any future date or any future period.

The following tables summarize the consolidated financial information for our business. You should read these tables along with ‘‘Selected Historical Consolidated Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘Business,’’ ‘‘Unaudited Pro Forma Financial Information’’ and our consolidated historical financial statements and the related notes included elsewhere in this prospectus.

	Predecessor			Successor	Pro Forma	Pro Forma, As Adjusted	Successor		Pro Forma	Pro Forma, As Adjusted
	Year Ended December 31,		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006	Year Ended December 31, 2006	Year Ended December 31, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2007
	2004	2005
	(dollars in thousands, except for share and per share amounts)
Consolidated Statements of Operations Data:
Total revenue	$144,482	$150,689	$18,205	$138,422	$477,218		$97,079	$222,359	$425,219
Direct operating expenses	5,320	7,934	790	5,889	113,035		4,442	30,039	77,498
Selling, general and administrative expenses	36,554	37,390	3,627	20,021	69,957		12,759	28,216	64,418
Depreciation of leasing equipment	42,348	48,461	6,812	55,723	124,639		39,411	69,543	104,385
Fair value adjustment for derivative instruments	(12,755)	(10,434)	(3,527)	—	(5,714)		—	—	(1,218)
Goodwill impairment	—	38,900	—	—	—		—	—
Interest expense	32,243	36,920	5,196	39,490	167,270		29,352	65,248	132,254
Net income (loss)	43,950	(4,631)	4,806	3,614	(6,206)		2,012	26,597	47,651
Net income per share of common stock(1):
Basic and diluted	—	—	—	$0.11	$(0.06)		$0.06	$0.48	$0.45
Other Operating Data:
Adjusted EBITDA(2)	$108,689	$111,785	$13,603	$107,403			$80,008	$161,886
Distributions to Members	6,000	4,500	—	—	—		—	—	—
Consolidated Statement of Cash Flows Data:
Cash flows provided by operating activities	$75,463	$66,130	$5,839	$69,821			$47,434	$57,923
Capital expenditures	$161,933	$148,735	$4,533	$127,300			$30,514	$650,780
Consolidated Balance Sheet Data at end of period:
Net investment in finance leases	$142,583	$177,062		$171,714				$680,635
Leasing equipment, net	570,390	593,035		843,401				2,976,641
Total assets	830,456	857,861		1,098,407				4,475,300
Debt and capital lease obligations, current	40,265	71,002		68,500				1,193,506
Debt and capital lease obligations, long-term	510,728	546,633		720,667				1,951,934
Total liabilities	602,649	638,613		853,232				3,479,588
Total shareholders’ equity/Members’ interest	227,807	219,248		245,175				995,712
(1)	The pro forma, as adjusted, net income per common share, basic and diluted, for the year ended December 31, 2006 and the nine months ended September 30, 2007, includes shares assumed to be issued at the beginning of the period for net proceeds of $ , which will be used to pay indebtedness and replace the capital in excess of earnings, if any, being withdrawn by the payment of a dividend to shareholders prior to the offering. It does not include the effects of the issuance of any shares which will be used for general corporate purposes.
(2)	Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with GAAP. Adjusted EBITDA is a key measure of our operating performance used by management to focus on consolidated operating performance exclusive of income and expenses that relate to the financing incomes taxes, and capitalization of the business.
We define Adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including write-offs of deferred financing costs, depreciation and amortization, fair value adjustments on derivative instruments and write-offs of goodwill. We use Adjusted EBITDA to assess our consolidated financial and operating performance and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. Adjusted EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and our board of directors to review the consolidated financial performance of the business.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, (ii) the interest expense or the cash requirements necessary to service interest or principal payments on our debt, or (iii) changes in or cash requirements for our working capital needs. In addition, our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table shows the reconciliation of net income (loss) to Adjusted EBITDA for the nine months ended September 30, 2007, February 15, 2006 through September 30, 2006, February 15, 2006 through December 31, 2006, January 1, 2006 through February 14, 2006 and the years ended December 31, 2005 and 2004.

	Predecessor			Successor
	Year Ended December 31,		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007
	2004	2005
	(dollars in thousands)
Net Income (loss)	$43,950	$(4,631)	$4,806	$3,614	$2,012	$26,597
Depreciation and amortization	45,316	51,369	7,208	57,492	41,562	70,356
Interest expense, net of interest income (includes loss on retirement of debt)	32,178	36,581	5,116	46,259	36,411	60,238
Income tax provision	—	—	—	38	23	4,695
EBITDA	121,444	83,319	17,130	107,403	80,008	161,886
Fair value adjustment on derivative instruments	(12,755)	(10,434)	(3,527)	—	—	—
Goodwill Impairment	—	38,900	—	—	—	—
Adjusted EBITDA	$108,689	$111,785	$13,603	$107,403	$80,008	$161,886

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our common stock. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISK FACTORS

Risks Related to Our Business

The demand for leased chassis, containers and containerships depends on many economic, political and other factors beyond our control, and a decrease in the volume of world trade and other operating factors may adversely affect our business.

Demand for leasing our chassis and containers and chartering our containerships, which we sometimes refer to collectively as the leasing of our intermodal assets, depends largely on the extent of world trade and economic growth, with U.S. consumer demand being the most critical factor affecting this growth. Economic downturns in one or more countries, particularly in the United States, the European Union and other countries with consumer-oriented economies, could result in a reduction in world trade volume or in demand by container shipping, rail and trucking lines for leased equipment and vessels. Cyclical recessions can negatively affect lessors’ operating results because during economic downturns or periods of reduced trade, shipping, rail and trucking lines tend to lease fewer intermodal assets, or lease intermodal assets only at reduced rates, and tend to rely more on their own equipment and fleets to satisfy a greater percentage of their requirements. Thus, a decrease in the volume of world trade may adversely affect our leased asset utilization and lease rates and lead to reduced revenue, reduced capital investment, increased operating expenses (such as storage and positioning) and reduced financial performance. We cannot predict whether, or when, such downturns will occur.

We believe that a substantial amount of our leasing business involves shipments of goods exported from Asia. As a result, a negative change in economic conditions in any Asia Pacific country, particularly in China or Japan, may have an adverse affect on our business and results of operations, as well as our future prospects. In particular, in recent years, China has been one of the world’s fastest growing economies in terms of gross domestic product. We cannot assure you that such growth will be sustained or that the Chinese economy will not experience negative growth in the future. In addition, from time to time, there have been other disruptions in Asia, such as health scares, including SARS and avian flu, financial markets turmoil, natural disasters and political instability in certain countries. If these events were to occur in the future, they could adversely affect our lessees and the general demand for shipping and lead to reduced demand for leased equipment and chartered containerships or otherwise adversely affect us.

Other general factors affecting demand, utilization and per diem rates for leased chassis, containers and containerships include the following:

•	prices of new and used chassis, containers and containerships;

•	the availability and terms of equipment leasing and containership financing;

•	fluctuations in interest rates and foreign currency values;

•	economic conditions and competitive pressures in the shipping, rail and trucking industries;

•	the globalization of manufacturing;

•	changes in the operating efficiency of our customers;

•	supply and demand for products suitable for shipping in containers, and on chassis and containerships;

•	fuel costs and their impact on overall transportation costs;

•	developments in international trade and shifting trends and patterns of cargo and trucking traffic;

•	the price of steel and other raw materials;

•	acts of God such as droughts, storms, or other natural disasters, flu or other pandemics that result in economic disruptions that may disrupt or interfere with trade or otherwise affect local and global economies;

•	overcapacity or undercapacity of the equipment and containership manufacturers;

•	the lead times required to purchase chassis, containers or containerships;

•	the number of containers, chassis or containerships purchased by competitors and lessees;

•	increased repositioning by container shipping lines, railroads or trucking lines of their own empty containers or chassis, as the case may be, to higher-demand locations in lieu of leasing equipment from us;

•	consolidation or withdrawal of individual lessees in the container shipping industry or the chassis trucking industry;

•	import/export tariffs and restrictions;

•	customs procedures, foreign exchange controls and other environmental and regulatory developments; and

•	global and regional economic and political conditions.

All of these factors are inherently unpredictable and beyond our control. These factors will vary over time, often quickly and unpredictably, and any change in one or more of these factors may have a material adverse effect on our business and results of operations. Many of these factors also influence the decision by current and potential customers to lease our intermodal assets. Should one or more of these factors influence current and potential customers to buy a larger percentage of the intermodal assets they operate, our utilization rate would decrease, resulting in decreased revenue, increased storage and repositioning costs, and as a result, lower operating cashflow.

Equipment prices, lease rates and charter hire rates may decrease, which may adversely affect our earnings.

Equipment lease rates depend on the cost of the equipment, the type and length of the lease, the type and age of the equipment, competition, and other factors more fully discussed herein. Because steel is the major component used in the construction of new intermodal equipment, the price for new equipment, as well as prevailing lease rates, are both highly correlated with the price of steel. Intermodal equipment prices and leasing rates have increased since late 2003, partially due to an increase in worldwide steel prices, while in the late 1990s, new equipment prices and lease rates declined, due to, among other factors, a drop in worldwide steel prices and a shift in container manufacturing from Taiwan and Korea to areas with lower labor costs in mainland China. Such factors, among others, may cause container prices and leasing rates to fall again.

In addition, lease rates can be negatively impacted by the entrance of new leasing companies, overproduction of new chassis, containers or containerships by factories and over-buying by shipping lines and leasing competitors. For example, during 2001 and again in the second quarter of 2005, overproduction of new containers, coupled with a build-up of container inventories in Asia by leasing companies and shipping lines, led to decreasing prices and utilization rates. Also, over the last three years, average per diem for reefer containers has decreased from $7.83 to $6.98. In the event that the container shipping industry were to be characterized by over-capacity in the future, or if available supply of intermodal assets were to increase significantly as a result of, among other factors, new companies entering the business of leasing and selling intermodal equipment, both utilization and lease rates can be expected to decrease, thereby adversely affecting the revenues generated by our container leasing business.

Containership values may fluctuate substantially and, if those values are lower at a time when we are attempting to dispose of a vessel, we may incur a loss.

Containership values generally experience a certain degree of volatility. The value of our vessels may fluctuate substantially over time due to a number of different factors, including:

•	supply and demand for similar types of containerships;

•	prevailing economic conditions in the markets in which our vessels operate;

•	a substantial or extended decline in world trade;

•	competition from other shipping companies;

•	the age and condition of our vessels;

•	increases in the supply of containership capacity;

•	the cost of retrofitting or modifying existing vessels as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise; and

•	the availability and costs of other modes of transportation.

These factors will affect our ability to renew or obtain charters as well as the rates we will be able to charge for such charters at the termination of the existing charters and the price of our containerships at the time of the sale. If, for any reason, including our inability to recharter a containership at attractive rates at the termination of its charter, we elect to dispose of a containership, we will be subject to prevailing market rates. Our inability to dispose of any vessel at a reasonable price could result in a loss and have a material adverse effect on our financial condition, results of operations and our inability to pay dividends to our shareholders.

We face extensive competition in the intermodal asset leasing industry, and if we are not able to compete successfully, our business will be harmed.

We may be unable to compete favorably in the highly competitive intermodal asset leasing business after completion of this offering. We compete with many domestic and foreign intermodal asset leasing companies, many smaller lessors, financial institutions such as banks, promoters of container or chassis ownership, shipping lines, which sometimes lease their excess container stocks, and suppliers of alternative types of equipment for freight transport. Some of these competitors may have large, underutilized inventories of containers, which could lead to significant downward pressure on lease rates, asset utilization and operating margins.

Competition among intermodal asset leasing companies depends upon many factors, including, among others, lease rates, lease terms (including lease duration, drop-off restrictions and repair provisions), customer service, and the location, availability, quality and individual characteristics of equipment as well as quality and experience of a ship or equipment manager. New entrants into the leasing business have been attracted by the high rate of containerized trade growth in recent years, and new entrants have generally been less disciplined, in our opinion, than we are in pricing and structuring leases. As a result, the entry of new market participants together with the already highly competitive nature of our industry, may undermine our ability to maintain a high level of asset utilization or, alternatively, could force us to reduce our pricing and accept lower revenue and profit margins in order to achieve our growth plans.

In addition, we may not be able to compete for containership charters with new entrants or with established companies with more years of experience than us in the ship chartering business. We employ our containerships, and expect to employ any containerships we acquire in the future, in highly competitive markets that are capital intensive and highly fragmented.

Competition for long-term charter contracts can be intense and depends upon price, location, size, age, condition and acceptability of the containership and its managers to the charterers. Due in part to the highly fragmented market, competitors with substantial resources could enter the market and operate larger fleets through consolidations or acquisitions and may be able to offer more competitive prices, charter rates and containerships.

Our customers may decide to buy rather than lease chassis, containers and containerships, which would adversely affect our earnings.

We, like other suppliers of leased intermodal assets, are dependent upon decisions by shipping and trucking lines to lease rather than buy their equipment. Should shipping, railroad and trucking lines decide to buy a larger percentage of the containers, chassis or containerships they operate, our utilization rates would decrease, resulting in decreased leasing revenue, increased storage and repositioning costs and lower operating cashflow. Most of the factors affecting the decisions of our customers, including whether to lease or buy their equipment, are outside our control. See ‘‘The demand for leased chassis, containers and containerships depends on many economic, political and other factors beyond our control, and a decrease in the volume of world trade and other operating factors may adversely affect our business.’’

While the percentage of containers and chassis leased compared with the percentage of containers and chassis owned by shipping companies, railroads and trucking lines has been fairly steady historically, several trends may cause the percentage of leased containers and chassis to decrease in the future. These trends include, among other things, increased access of shipping lines, railroads and trucking companies to low-cost bank financing, the consolidation of the shipping, rail and truck industries and improvements in information technology. The materialization of any of such trends could negatively affect our business.

Lessee defaults and terminations of agreements by our customers may adversely affect our financial condition, results of operation and cash flow by decreasing revenues and increasing storage, positioning, collection and recovery expenses.

Our intermodal assets are leased to numerous customers. Lease payments and other compensation, as well as indemnification for damage to or loss of leased intermodal assets, is generally payable by the end users under leases and other arrangements. Inherent in the nature of the leases and other arrangements for use of the chassis, containers and containerships is the risk that once a lease is consummated, we may not receive, or may experience delay in realizing, all of the compensation and other amounts to be paid in respect of the leased intermodal assets. Furthermore, not all of our customers provide detailed financial information regarding their operations. As a result, customer risk is largely assessed on the basis of our customers’ reputation in the market, and there can be no assurance that they can or will fulfill their obligations under the contracts we enter into with them. Our customers could incur financial difficulties, or otherwise have difficulty making payments to us when due for any number of factors which may be out of our control and which we may be unable to anticipate. If a sufficient number of our customers were to default or were to terminate their agreements with us, in particular one or more of our largest customers, it could have a material adverse effect on our results of operation. For example, in 2006 one of our customers gave notice of early termination of some leases with us which resulted in a negative impact on utilization, and in November 2007, another customer gave notice of early termination, the impact of which is uncertain. A delay or diminution in amounts received under the leases and other arrangements could adversely affect our business and financial prospects and our ability to make payments on our debt or to pay dividends to our shareholders.

The cash flow from the intermodal assets, principally lease rentals, management fees, proceeds from the sale of owned chassis, containers and containerships and commissions earned on agency and brokerage activities, is affected significantly by the ability to collect payments under leases and other arrangements for the use of the leased equipment and containerships and the ability to replace cash flows from terminating leases by re-leasing or selling leased equipment and containerships on favorable terms. All of these factors are subject to external economic conditions and the performance by lessees and service providers that will not fully be within our control.

When lessees or sub-lessees default, we may fail to recover all of our leased intermodal assets, and the intermodal assets we do recover may be returned in locations where we will not be able to efficiently re-lease or sell them. We may have to reposition such leased intermodal assets to other places where we can re-lease or sell them, which could be expensive depending on the locations and distances involved. As a result, we may lose lease or management revenues and incur additional operating expenses in repossessing, repositioning and storing the equipment or containerships.

The volatility of the residual value of chassis, containers and containerships upon expiration of their leases or at the time of their sale could adversely affect our operating results.

Although our operating results primarily depend upon equipment leasing, profitability is also affected by the residual values (either for sale or re-leasing) of the chassis and containers upon expiration of their leases. These values, which can vary substantially, depend upon, among other factors:

•	the age of our equipment;

•	the maintenance standards observed by lessees;

•	expenses associated with off-hire, storage, repair, repositioning and re-marketing of returned equipment;

•	prevailing economic conditions;

•	supply and demand for similar types of equipment;

•	our ability to negotiate lease extensions and remarket equipment profitably, which can be substantially impacted by the timing and volume of off-hired equipment;

•	the current cost of comparable new equipment, which is partially dependent on raw material costs including steel;

•	changes in lessees’ requirements;

•	the availability of used equipment;

•	rates of inflation;

•	the cost to remanufacture used equipment;

•	the costs of materials and labor; and

•	the obsolescence of certain types of equipment in our fleet.

Most of these factors are outside of our control. Operating leases, under which we derived 85% of our revenues for the nine months ended September 30, 2007, are subject to greater residual risk than direct financing leases. If the residual value of our assets during any period proves lower than anticipated, our operating results may be adversely affected. Furthermore, we base our decision to invest in new intermodal assets in part on our expectations of our ability to sell or re-lease existing assets. To the extent we fail to anticipate the degree to which we need to replace existing assets, we may not have sufficient assets to meet demand and would therefore forgo revenues.

Changes in market price, availability or transportation costs of equipment manufactured in China could adversely affect our ability to maintain our supply of chassis and containers.

Changes in the political, economic or financial conditions of China, which would increase the market price, availability or transportation costs of chassis or containers, could adversely affect our ability to maintain our supply of equipment. China is currently the largest container producing nation in the world and a significant supplier of chassis. We currently purchase the vast majority of our containers and a majority of our chassis from manufacturers in China. In the event that it were to become more expensive for us to procure containers and chassis in China or to transport these containers or chassis at a low cost from China to the locations where they are needed, because of a shift in United States trade policy towards China, increased tariffs imposed by the United States or other governments, a significant downturn in the political, economic or financial conditions in China, or for any other reason, we would have to seek alternative sources of supply. We may not be able to make alternative arrangements quickly enough to meet our equipment needs, and any alternative arrangements may increase our costs.

We depend on key personnel, and we may not be able to operate and grow our business effectively if we lose the services of any of our key personnel or are unable to attract qualified personnel in the future.

The success of our business is heavily dependent on our ability to retain our current management and other key personnel and to attract and retain qualified personnel in the future. In particular, we are dependent upon the management and leadership of Joseph Kwok. Competition for senior management personnel is intense, and we may not be able to retain our personnel. The loss of key personnel could affect our ability to run our business effectively. Although we have entered into employment agreements with certain of our key personnel, these agreements do not ensure that our key personnel will continue in their present capacity with us for any particular period of time. We do not have key man insurance for any of our current management or other key personnel. The loss of any key personnel requires the remaining key personnel to divert immediate and substantial attention to seeking a replacement. An inability to find a suitable replacement for any departing executive officer on a timely basis could adversely affect our ability to operate and grow our business.

The international nature of the industry exposes us to numerous risks.

Our ability to enforce lessees’ obligations under our leases, charters and other arrangements for use of our intermodal assets will be subject to applicable law in the jurisdictions in which enforcement is sought. While our chassis are used in the United States, our containers and containerships are predominantly used on international waterways, and it is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and in jurisdictions where recovery of equipment from the defaulting lessee is more cumbersome. As a result, the relative success and expedience of enforcement proceedings with respect to the containers and containerships in various jurisdictions also cannot be predicted.

We are also subject to risks inherent in conducting business across national boundaries, any one of which could adversely impact our business. These risks include:

•	regional or local economic downturns;

•	changes in governmental policy or regulation;

•	restrictions on the transfer of funds into or out of the country;

•	import and export duties and quotas;

•	domestic and foreign customs and tariffs;

•	military outbreaks or terrorist attacks;

•	government instability;

•	nationalization of foreign assets;

•	government protectionism;

•	compliance with export controls;

•	compliance with import procedures and controls, including those of the U.S. Department of Homeland Security;

•	potentially negative consequences from changes in tax laws;

•	higher interest rates;

•	requirements relating to withholding taxes on remittances and other payments by subsidiaries;

•	labor or other disruptions at key ports;

•	difficulty in staffing and managing widespread operations; and

•	restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions.

Any one of these factors could impair our current or future international operations and, as a result, harm our overall business.

We may incur costs and business disruptions associated with new security regulations, particularly regarding our containers.

We are and will likely continue to be subject to regulations promulgated in various countries, including the United States, seeking to protect the integrity of international commerce and prevent the use of containers or containerships for international terrorism or other illicit activities. For example, the Container Security Initiative, the Customs-Trade Partnership Against Terrorism and Operation Safe Commerce are among the programs administered by the U.S. Department of Homeland Security that are designed to enhance security for cargo moving throughout the international transportation system by identifying existing vulnerabilities in the supply chain and developing improved methods for ensuring the security of containerized cargo entering and leaving the United States. Moreover, the International Convention for Safe Containers, 1972 (CSC), as amended, adopted by the International Maritime Organization, applies to new and existing containers and seeks to maintain a high level of safety of human life in the transport and handling of containers by providing uniform international safety regulations. Inspection procedures can result in the seizure of contents of our containers, delays in the loading, offloading or delivery and, in some instances, the levying of customs duties, fines or other penalties against container or containership operators and owners. Changes to inspection procedures could also impose additional costs and obligations on our lessees and may, in certain cases, render the shipment of certain types of cargo uneconomic or impractical.

As these regulations develop and change, we may incur increased compliance costs due to the acquisition of new, compliant containers and/or the adaptation of existing containers to meet any new requirements imposed by such regulations. Additionally, certain companies are currently developing or may in the future develop products designed to enhance the security of containers transported in international commerce. Regardless of the existence of current or future government regulations mandating the safety standards of intermodal shipping containers, our competitors may adopt such products or our customers may require that we adopt such products in the conduct of our container leasing business. In responding to such market pressures, we may incur increased costs, which could have a material adverse effect on our financial condition and results of operations.

Terrorist attacks could negatively impact our operations and our profitability and may expose us to liability.

Terrorist attacks may negatively affect our operations and your investment. Such attacks in the past have caused uncertainty in the world financial markets and economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could similarly affect world financial markets and trade, as well as the industries in which we and our customers operate. In addition, terrorist attacks or hostilities may directly impact ports our containerships and containers come in and out of, depots, our physical facilities or those of our suppliers or customers and could impact our sales and our supply chain. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. A severe disruption to the worldwide ports system and flow of goods could result in a reduction in the level of international trade in which our containerships are involved and lower demand for our chassis and containers. The consequences of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations or your investment.

It is also possible that our containers or our containerships could be involved in a terrorist attack. Although our lease agreements require our lessees to indemnify us against all damages arising out of the use of our containers or containerships, and we carry insurance to potentially offset any costs in the event that our customer indemnifications prove to be insufficient, we may not be fully protected from liability arising from a terrorist attack which utilizes our containers or containerships. In addition, any terrorist attack involving any of our containers or containerships may cause reputational damage, or other losses, which could be catastrophic to our business.

Environmental liability may adversely affect our business and financial condition.

Like other companies, we are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those regulating discharges to air and water, health and safety, ballast water management and the use and disposal of hazardous substances. We and the third party equipment owners could incur substantial costs, including cleanup costs, fines and third-party claims for property damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our current or historical operations. Under some environmental laws in the United States and certain other countries, the owner of a leased container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from a container without regard to the owner’s fault. While we maintain insurance and require lessees to indemnify us against certain losses, such insurance and indemnities may not cover or be sufficient to protect us and our third party equipment owners against losses arising from environmental damage.

In addition, our containerships are subject to a number of environmental regulations set forth in the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention, which was adopted in July 1998 (the ‘‘ISM Code’’). The ISM Code requires shipowners to develop and maintain an extensive ‘‘Safety Management System’’ that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. If we fail to comply with the ISM Code, we may be subject to increased liability, decreased available insurance coverage for the affected vessels and possibly a denial of access to, or destination, in certain ports. Currently, each of our containerships is ISM Code-certified. However, there can be no assurance that such certification will be maintained in the future. In addition, our containerships are subject to various other environmental regulations, which may vary depending upon the jurisdictions in which the vessels operate. If we fail to comply with these regulations, we may be subject to monetary fines or restrictions on our ability to operate.

Moreover, environmental laws are subject to frequent change and have tended to become more stringent over time. For example, the refrigerant specified by virtually all reefer box operators and used in substantially all of our refrigerated containers is R134a (also known as HFC134a). R134a, like other refrigerants used before R134a became the industry standard, may, at some point, become due for replacement and phase-out. Market pressure or government regulation of refrigerants and synthetic insulation materials may require refrigerated containers using non-conforming substances to be retrofitted with refrigerants deemed to be less destructive to atmosphere ozone at substantial cost to us. In addition, refrigerated containers that are not retrofitted may command lower prices in the market for used containers once we retire these containers from our fleet.

As a result, additional environmental laws and regulations may be adopted that could limit our ability to conduct business or increase the cost of our doing business, which may have a materially negative impact on our business, results of operation and financial condition. New regulations could diminish the resale value or useful lives of our containers and containerships, require us to retrofit our assets for continued use, require a reduction in cargo capacity or other operational changes or restrictions.

Proposed Federal roadability rules and regulations for intermodal equipment providers may impose additional obligations and costs on us.

The Federal Motor Carrier Safety Administration (‘‘FMCSA’’) of the United States Department of Transportation (‘‘USDOT’’) has proposed regulations for entities offering intermodal chassis to motor carriers for transportation of intermodal containers in interstate commerce (‘‘Roadability

Regulations’’). Pursuant to authority delegated by the Safe, Accountable, Flexible, Efficient Transportation Act 49 U.S.C. 31151, this rulemaking, if adopted in its currently proposed form, would require each intermodal equipment provider to register and file certain reports with the FMCSA, display a USDOT number on each chassis offered for interstate commerce, establish a systematic chassis inspection, repair and maintenance program (to the extent it did not already have one), maintain documentation with regard to such program and provide means for drivers and motor carriers to report on chassis deficiencies and defects. The FMCSA is also proposing additional inspection requirements for motor carriers and drivers operating intermodal equipment, including chassis. The proposed rulemaking would establish sanctions for chassis that fail to comply with the applicable Federal safety regulations. While we believe our current chassis safety practices and procedures are suitable and sound, at this stage we cannot predict whether we will incur additional substantive or reporting obligations as a result of any such new rules and regulations as may be adopted or whether and to what extent we will incur additional costs if any such rules and regulations are implemented.

Certain liens may arise on our equipment.

Depot operators, repairmen, transporters, vessel mortgagees and other parties may come into possession of our chassis, containers or containerships from time to time and have sums due to them from the lessees or sublessees of the transportation equipment. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a containership through foreclosure proceedings. In the event of nonpayment of those charges by the lessees or sublessees, we may be delayed in, or entirely barred from, repossessing the equipment or containerships, or be required to make payments or incur expenses to discharge such liens on the equipment.

Our future business prospects could be adversely affected by consolidation within the container shipping industry.

Over the last few years, there have been several large shipping line acquisitions that have resulted in some consolidation within the container shipping industry, including among some of our customers. This has resulted in a reduction of the number of large shipping lines and also in an increase in concentration of business in a smaller number of larger customers. Our future business prospects could be adversely affected if there was a continued reduction in the number of shipping lines in the world. Due to concentration risk, we might decide to limit the amount of business exposure we have with any single customer if the exposure were deemed unacceptable, which could negatively impact the volume of equipment we lease and the revenues we would otherwise earn if we had leased assets despite the concentration risk or had the previously separate customers not combined.

We may not be able to pay or maintain dividends and the failure to do so may negatively affect our share price.

We intend to pay regular quarterly dividends to the holders of our common stock. Our ability to pay dividends, if any, will depend on, among other things, our cash flows, our cash requirements, our financial condition, cash available under our existing credit facilities, contractual restrictions binding on us, provisions of applicable law and other factors that our board of directors may deem relevant. Because we intend to use funds available under our existing credit facilities from time to time as an efficient source to pay a portion of any future dividends, our ability to pay dividends will depend, in part, on our ability to maintain credit facilities or other external sources of financing with favorable terms. In addition, our loan agreements contain certain restrictions on our ability to make dividend payments if an event of default under a loan agreement has occurred and is continuing, or would result therefrom, or upon the occurence of specified amortization events. There can be no assurance that we will generate sufficient cash from continuing operations or external sources of financing in the future, or have sufficient surplus or net profits, as the case may be, under the laws of the Marshall Islands, Bermuda, Luxembourg, the Republic of Cyprus, Singapore or other jurisdictions where our subsidiaries are located, to pay dividends on our common stock. Our dividend policy is based upon our directors’ current assessment of our business and the environment in which we operate and that assessment could change based on a number of factors, including competitive developments (which could, for example, increase our need for capital expenditures), market conditions or new growth opportunities. Our board of directors may, in its discretion, amend or repeal this dividend policy to decrease the level of dividends or entirely discontinue the payment of dividends. The reduction or elimination of dividends may negatively affect the market price of our common stock.

We may have difficulty integrating the acquired assets and businesses of Interpool and SHL.

In the past few months, we were combined with SHL and acquired Interpool with the expectation that these transactions would result in certain benefits and economies of scale, including an increase in our operational efficiencies. Achieving the benefits of these transactions will depend upon the successful integration of the acquired businesses into our existing operations. The integration risks associated with these transactions include but are not limited to:

•	the diversion of our management’s attention, as integrating the operations and assets of the acquired businesses will require a substantial amount of our management’s time;

•	difficulties associated with assimilating the operations of the acquired businesses, including billing and customer information systems as well as managerial controls and procedures and other compliance systems;

•	the ability to achieve operating and financial synergies anticipated to result from our combination with SHL and the acquisition of Interpool; and

•	the costs of integration may exceed our expectations.

In addition, the integration of these businesses may make the process of reviewing and, if necessary, remediating our internal control processes more challenging as we prepare to comply with Section 404 of the Sarbanes-Oxley Act. We cannot assure you that we will be successful in integrating into our current businesses the assets acquired through our combination with SHL and the acquisition of Interpool. The failure to successfully integrate Interpool or SHL with us could have a material adverse effect on our business, financial condition, results of operations or cash flow.

We intend to continue to pursue acquisition opportunities, which may subject us to considerable business and financial risk.

In order to grow our business, we expect to employ various strategies, including consummating strategic and complementary acquisitions and joint ventures from time to time. We may not be successful in identifying acquisition opportunities, assessing the value, strengths and weaknesses of these opportunities and consummating acquisitions on acceptable terms. Furthermore, suitable acquisition opportunities may not be made available or known to us. Unanticipated issues may arise in the implementation of these contemplated strategies, which could impair our ability to expand our business as expected. For example:

•	favorable conditions in the equipment leasing and shipping markets, including the rate of world trade and economic growth, could deteriorate;

•	equipment prices and lease rates could decrease as a result of a variety of factors, including a decrease in worldwide steel prices;

•	the financial condition of our third party depot operators and other business partners may deteriorate;

•	turmoil in, or tightening of the credit markets may limit our ability to obtain debt financing for acquisitions;

•	we may be unable to obtain financing by issuing additional debt or equity on terms acceptable to us;

•	our customers could decide to buy rather than lease a larger percentage of the containers they operate; and

•	we may not be able to execute strategic acquisitions or to integrate such acquired assets successfully into our business.

Any of the above risks could adversely affect our financial position and results of operations and could cause us to abandon some or all of our growth strategies. Furthermore, any acquisitions may expose us to particular business and financial risks that include, but are not limited to:

•	diverting management’s attention;

•	incurring additional indebtedness and assuming liabilities;

•	incurring significant additional capital expenditures, transaction and operating expenses and non-recurring acquisition-related charges;

•	experiencing an adverse impact on our earnings from the amortization or write-off of acquired goodwill and other intangible assets;

•	failing to integrate the operations and personnel of the acquired businesses;

•	acquiring businesses with which we are not familiar;

•	entering new markets with which we are not familiar;

•	increasing the scope, geographic diversity and complexity of our operations; and

•	failing to retain key personnel, suppliers and customers of the acquired businesses.

We may not be able to successfully manage acquired businesses or increase our cash flow from these operations. If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, or if we encounter unforeseen expenses, difficulties, complications or delays frequently encountered in connection with the integration of acquired entities and the expansion of operations, our growth and ability to compete may be impaired, we may fail to achieve acquisition synergies and we may be required to focus resources on integration of operations rather than on other profitable areas. We anticipate that we may finance acquisitions through cash provided by operating activities, borrowings under our credit facilities and other indebtedness, which would reduce our cash available for other purposes, including the repayment of indebtedness and payment of dividends.

We intend to incur substantial additional debt and issue substantial additional equity in order to expand our business and pay dividends.

We plan to expand our business substantially by continuing to acquire leasing equipment, including containerships, each year. We intend to fund a portion of this growth with additional borrowings from time to time, which will increase our indebtedness and interest expense. We also intend to fund this growth with sales of additional equity securities, and such sales may be significant. There is no assurance that we will continue to have access to the debt and equity markets to the extent necessary to fund our plans, or that our cash flow will increase sufficiently to enable us to cover our increased borrowing costs and dividend payments. Were our cash flow to be insufficient, we may need to restrict our growth or dividend payments, or both, and we could face an increased risk of default. Our ability to fund our plans will depend on market conditions in our industry and in the financial markets, as well as on our operating performance, and to a significant extent is out of our control. Recent turbulence in the financial markets and the possibility of reduced economic growth in key world markets underscore the uncertainty concerning our ability to achieve our plans for growth and dividend payments.

Our exposure to ship-related operating risks may increase over time.

We currently own seven containerships and have contracts for the construction and purchase of six additional containerships. Over time, we anticipate to further expand our fleet of vessels. As we acquire more containerships, our exposure to vessel related risks will likely increase. These operating risks include risks relating to:

•	decreases in charter rates;

•	regulation and liability under environmental and other laws and conventions, which may require significant expenditures and restrict our operating activities;

•	risks of damage to our vessels, which may lead to unexpected drydocking costs and loss of hire;

•	compliance with safety and other vessel requirements imposed by classification societies and governmental entities, which may be very costly;

•	arrest of our vessels by maritime claimants;

•	delays in receiving newly acquired ships from the shipyard or other sellers;

•	piracy;

•	requisitions of our vessels during a period of war or emergency;

•	increases in fuel prices; and

•	additional management obligations associated with a larger vessel fleet.

Failure to manage these risks which may subject us to fines, increased costs and reputational damage, each of which could adversely affect us. In addition, delays in deliveries of the six newbuildings or other vessels to be acquired by us could delay our receipt of revenues under time charters for these vessels, and thereby adversely affect our results of operations.

We depend on a limited number of customers for a substantial portion of our revenue, and the loss of, or a significant reduction in revenue resulting from a default by, any key customer could significantly reduce our revenue.

A significant portion of our revenue is derived from a relatively small number of customers. Our ten largest customers accounted for 57% of our revenue in the first nine months of 2007, 57% of our revenue in 2006, and 55% of our total revenue in 2005, and revenue from CSAV, our largest customer, accounted for approximately 10% of our revenue in the first nine months of 2007. Our operating results in the foreseeable future will continue to depend on our ability to enter into agreements with these customers. The loss of, or a significant reduction in revenue from, any of our key customers, or a default by any key customers on its obligations under this contract with us would significantly reduce our revenue and adversely affect our business.

In addition, the contracts under which we lease our chassis and containers contain early termination provisions. Although in the past we have experienced minimal early returns due in part to penalties including early termination fees and costs associated with repairs and repositioning upon return borne by lessees, we cannot assure you that the number of leases that our customers terminate early will not increase in the future. This could happen due to any number of factors that are outside of our control, such as financial difficulty or a business downturn experienced by any of our customers.

There can be no assurance that we or our customers have or can maintain sufficient insurance to cover losses that may occur to our containerships or result from our operations due to the inherent operational risks of the shipping industry.

The operation of sea-going vessels involves the inherent risks of sinking, collision and other maritime disasters, environmental pollution, leaks or spills, personal injury and loss of life, losses due to mechanical failure, human error, political action, labor strikes, adverse weather conditions, fire and other factors, which could result in the loss of charter revenues, increased costs, reputational damage or could require us to pay significant damages under certain circumstances. We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. The current insurance includes hull and machinery insurance, war risks insurance, and indemnity insurance. However, no insurance can compensate for all potential losses, and there can be no assurance that the insurance coverage we have will be adequate or that our insurers will pay a particular claim.  Moreover, our customers are not required to maintain insurance to cover various risks for which they may be responsible while using our containerships, including environmental claims. As a result, under certain circumstances, we may be liable for potentially significant losses in the event that our customers do not, or are unable to, cover certain losses.

Even if the insurance coverage is adequate to cover all losses, we may not be able to provide our charterers with a replacement vessel in a timely manner in the event of a loss, which could, in certain circumstances, lead to the termination of the relevant charter.  In addition, under the terms of certain of our credit facilities, we will be subject to restrictions on the use of any proceeds we may receive from claims under our insurance policies.  Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet of vessels, if at all.  We may also be subject to calls or premiums in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which our special purpose companies receive indemnity insurance coverage.  Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

Our insurance policies also do not cover risks arising from the damage caused by wear and tear, or the damage caused by willful misconduct of a ship’s crewmembers or office managers.  Accordingly, any loss or damage to a vessel or extended vessel off-hire, due to any reason, could have a material adverse effect on our financial condition, results of operations and our ability to pay dividends to our shareholders.

Because Seacastle Inc. is a newly formed company with a limited separate operating history, our historical financial and operating data may not be representative of our future results.

Seacastle Inc. is a newly incorporated company with little separate operating history. The consolidated financial statements included in this prospectus reflect the results and operation and financial condition of the separate businesses that were combined to form Seacastle Inc. In particular, our acquisition of Interpool, which accounted for approximately 60% of our assets at September 30, 2007, was not completed until July 2007, and our financial performance and condition reflect the Interpool business for only a brief period. Our results of operations, financial condition and cash flows reflected in our consolidated financial statements may not be indicative of the results we would have achieved had we operated as a stand-alone company or as a public entity for all periods presented or of the future results that we may achieve as a publicly traded company with our current holding company structure. These consolidated financial statements also do not reflect the results we would have obtained under our current lease and charter agreements and, in any event, are not a meaningful representation of our future results of operations.

Our loan agreements contain restrictive covenants that may limit our liquidity and corporate activities.

Our loan and credit agreements impose operating and financial restrictions on us. These restrictions may limit our ability to:

•	incur additional indebtedness on satisfactory terms or at all;

•	incur liens on our assets;

•	sell capital stock of our subsidiaries;

•	make investments;

•	engage in mergers or acquisitions;

•	pay dividends (following an event of default or our breach of a covenant);

•	make capital expenditures;

•	compete effectively to the extent our competitors are subject to less onerous financial restrictions;

•	sell our intermodal equipment.

Specifically, as described in ‘‘Description of Indebtedness’’ we are required to maintain certain financial ratios, such as earnings to interest charges, debt to net worth and depreciation to fixed charges, as well as operating ratios, such as minimum chassis fleet utilization rates, maximum container fleet age and minimum loan to value ratios with respect to our containerships. Were we unable to maintain these ratios, our creditors could accelerate our debt, which could materially harm our financial condition. Therefore, we may need to seek permission from our lenders in order to engage in some corporate actions. Our lenders’ interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders’ permission when needed. This may prevent us from taking actions that are in our best interest.

Our inability to service our debt obligations or to obtain additional financing as needed would have a material adverse effect on our business, financial condition and results of operations.

We have substantial amounts of outstanding debt and other payment obligations coming due in the next twelve to twenty-four months and in later years, and we will need to obtain substantial additional financing to meet these commitments. Current conditions in the debt and other capital markets may make it difficult to obtain the additional financing we need at the times we need it, on terms we consider favorable or at all. For a description of our outstanding debt and other obligations, see ‘‘– Liquidity and Capital Resources’’ and ‘‘– Contractual Obligations’’ under ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’

Our ability to meet our debt obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and by financial, business, regulatory and other factors affecting our operations. Many of these factors are beyond our control. If our cash flow is insufficient to service our current and future indebtedness and to meet our other obligations and commitments, or if we are unable to obtain new financing on a timely basis, we will be required to adopt one or more alternatives, such as reducing or delaying our business activities, acquisitions, investments, capital expenditures, the payment of dividends or the implementation of our other strategies, refinancing or restructuring our debt obligations, selling intermodal assets, seeking to raise additional debt or equity capital or seeking bankruptcy protection. However, we may not be able to effect any of these remedies or alternatives on a timely basis, on satisfactory terms or at all.

The market values of our intermodal assets may decrease, which could cause us to breach covenants in our financing agreements and adversely affect our operating results.

If the market values of our intermodal assets decrease, we may breach some of the covenants contained in our financing agreements. If we are in breach of our covenants and we are unable to cure the breach, we may be required to prepay certain of our outstanding loans or pledge additional collateral. If we are unable to prepay our loans or pledge additional collateral, our lenders could accelerate our debt and foreclose on our equipment. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions.

The market value of newbuild vessels are primarily determined by the balance of the supply of shipbuilding berths to the market and the demand for new vessels to fill them. Other factors, such as steel prices and currency movements can also have an impact. It is important to note that newbuilding prices for different ship types move, to a large extent, in parallel with one another. This means that reduced demand in one sector (for example tankers) may reduce prices in another sector (for example containerships). This is because the newbuilding price is a function of the supply of berths to the whole market and not just to individual fleet sectors.

Strategic purchases of containerships may not be possible at the times or on the terms that we may seek.

We expect to grow our containership business substantially in the near term. While we currently own seven containerships, and have contracted to acquire two newbuildings for delivery in 2009 and four newbuildings for delivery in 2010, we also plan to selectively acquire secondhand containerships in the near term. With respect to the additional secondhand containerships, we have not yet identified any such containerships for acquisition, and there can be no assurance that additional containerships of the age and quality we desire will be available for purchase at prices we are willing to pay or at delivery times acceptable to us. Further, demand for containership charters fluctuates and we may be unable to obtain desirable leasing rates for optimal periods. As a result, we cannot assure you that we will be able to increase our revenue through containership acquisitions in the timeframe we anticipate. In addition, because we sometimes decide to pay for the containerships in advance of when they are chartered, our profitability may be adversely affected if we are unable to charter our ships at sufficient lease rates on a timely basis.

We may have more difficulty entering into long-term, fixed-rate charters if a more active short-term or spot container shipping market develops.

One of our principal strategies is to enter into additional long-term, fixed-rate containership time charters. As more vessels become available for the spot or short-term market, we may have difficulty entering into additional long-term, fixed-rate time charters for our vessels due to the increased supply of vessels and possibly cheaper rates in the spot market and, as a result, our cash flow may be subject to instability in the long-term. A more active short-term or spot market may require us to enter into charters based on changing market prices, as opposed to long-term fixed rate contracts, which could result in a decrease in our cash flow in periods when the market price for container shipping is depressed or insufficient funds are available to cover our financing costs for related vessels.

Risks Related to Our Organization and Structure

If the ownership of our common stock continues to be highly concentrated, it may prevent you and other minority shareholders from influencing significant corporate decisions and may result in conflicts of interest.

Following the completion of this offering, certain private equity funds managed by an affiliate of Fortress, referred to in this prospectus as the Initial Shareholders, will beneficially own approximately      % of our outstanding common stock or      % if the underwriters’ over-allotment options are fully exercised. As a result, the Initial Shareholders will beneficially own shares sufficient for the majority vote over all matters requiring a shareholder vote, including: the election of directors; mergers, consolidations or acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our amended and restated articles of incorporation, referred to in this prospectus as our articles of incorporation, and our amended and restated bylaws, referred to in this prospectus as our bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders. The interests of the Initial Shareholders may not always coincide with our interests or the interests of our other shareholders. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of our Company. Also, the Initial Shareholders may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other shareholders or adversely affect us or our other shareholders, including investors in this offering. As a result, the market price of our common stock could decline or shareholders might not receive a premium over the then-current market price of our common stock upon a change in control. In addition, this concentration of share ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant shareholders. See ‘‘Principal Shareholders’’ and ‘‘Description of Capital Stock – Anti-Takeover Effects of Our Articles of Incorporation and Bylaws.’’

We are a holding company with no operations and rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.

We are a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries, which own our operating assets. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to pay dividends on our common stock. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. If we are unable to obtain funds from our subsidiaries, we may be unable to, or our board may exercise its discretion not to, pay dividends.

We have anti-takeover provisions in our bylaws that may discourage a change of control.

Our bylaws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide for:

•	a classified board of directors with staggered three-year terms;

•	removal of directors only for cause and only with the affirmative vote of at least 80% of the voting interest of shareholders entitled to vote (provided, however, that for so long as the Initial Shareholders own a majority of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of shareholders entitled to vote);

•	issuance of blank-check preferred stock without shareholder approval;

•	provisions in our articles of incorporation and bylaws preventing shareholders from calling special meetings of our shareholders (provided, however, that for so long as the Initial Shareholders own at least 40% of our issued and outstanding common stock, any shareholders that collectively beneficially own at least 40% of our issued and outstanding common stock may call special meetings of our shareholders);

•	advance notice requirements by shareholders with respect to director nominations and actions to be taken at annual meetings; and

•	no provision in our articles of incorporation for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all the directors standing for election.

In addition, these provisions may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that is opposed by our Initial Shareholders, our management and/or our board of directors. Public shareholders who might desire to participate in these types of transactions may not have an opportunity to do so, even if the transaction is favorable to shareholders. These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control or change our management and board of directors and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. See ‘‘Description of Capital Stock – Anti-Takeover Effects of Our Articles of Incorporation and Bylaws.’’

Certain of our shareholders have the right to engage or invest in the same or similar businesses as us.

The Initial Shareholders, and their respective subsidiaries and affiliates (referred to in this prospectus, collectively, as the ‘‘Significant Shareholders’’), have other investments and business activities in addition to their ownership of us. Under our articles of incorporation, the Significant Shareholders have the right, and have no duty to abstain from exercising such right, to engage or invest in the same or similar businesses as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If the Significant Shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our shareholders or our affiliates.

In the event that any of our directors and officers who is also a director, officer or employee of any of the Significant Shareholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as a director or officer of Seacastle and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us, if the Significant Shareholder pursues or acquires the corporate opportunity or if the Significant Shareholder does not present the corporate opportunity to us. See ‘‘Certain Relationships and Related Party Transactions – Shareholders Agreement.’’

We are incorporated in the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in the United States. The rights of shareholders of companies incorporated in the Marshall Islands may differ from the rights of shareholders of companies incorporated in the United States. While the BCA provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a relatively more substantial body of case law.

There are provisions in our articles of incorporation and bylaws that may require certain of our non-U.S. shareholders to sell their shares to us or to a third party.

Our articles of incorporation and bylaws provide that if our board of directors determines that we or any of our subsidiaries do not meet, or in the absence of repurchases of shares will fail to meet, the ownership requirements of a limitation on benefits article of any bilateral income tax treaty with the U.S. applicable to us or such subsidiary, and that such tax treaty would provide material benefits to us or any of our subsidiaries, we generally have the right, but not the obligation, to repurchase, at fair market value (as determined pursuant to the method set forth in our bylaws), shares of our common stock from any shareholder who beneficially owns more than 5% of our issued and outstanding common stock and who fails to demonstrate to our satisfaction that such shareholder is either (i) a U.S. citizen or (ii) a qualified resident of the U.S. or the other contracting state of any applicable tax treaty with the U.S. (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty).

We will have the option, but not the obligation, to purchase all or a part of the shares held by such shareholder (to the extent the board of directors, in the reasonable exercise of its discretion, determines it is necessary to avoid or cure such adverse consequences); provided that the board of directors will use its reasonable efforts to exercise this option equitably among similarly situated shareholders (to the extent feasible under the circumstances).

Instead of exercising the repurchase right described above, we will have the right, but not the obligation, to cause the transfer to, and procure the purchase by, any U.S. citizen or a qualified resident of the U.S. or the other contracting state of the applicable tax treaty (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) of the number of issued and outstanding shares of common stock beneficially owned by any shareholder that are otherwise subject to repurchase under our bylaws as described above, at fair market value (as determined in the good faith discretion of our board of directors). See ‘‘Description of Capital Stock – Acquisition of Common Stock by Seacastle and Option to Require Sale of Shares.’’

Risks Related to this Offering

An active trading market for our common stock may never develop or be sustained.

We have applied to have our common stock listed on the NYSE under the symbol ‘‘SC.’’ However, we cannot assure you that our common stock will be approved for listing on the NYSE or, if approved, that an active trading market of our common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our common stock will develop or be maintained, the liquidity of any trading market, your ability to sell your shares of common stock when desired, or the prices that you may obtain for your shares.

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our shareholders.

Even if an active trading market develops, the market price of our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. The initial public offering price of our common stock will be determined by negotiation between us, the Initial Shareholders and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	variations in our quarterly or annual operating results;

•	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock after this offering;

•	additions or departures of key management personnel;

•	any increased indebtedness we may incur in the future;

•	announcements by us or others and developments affecting us;

•	actions by institutional shareholders;

•	litigation and governmental investigations;

•	changes in market valuations of similar companies;

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	changes or proposed changes in laws or regulations affecting the shipping industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which our lessees are located.

These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future offerings of debt or equity securities by us may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of our common stock or offering debt or additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes or shares of preferred stock. Among other things, we expect to raise substantial new financing in the form of debt and equity to cover the cost of new containerships we have contracted to buy. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations.’’ Issuing additional shares of our common stock or other additional equity offerings may dilute the economic and voting rights of our existing shareholders or reduce the market price of our common stock, or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings, would receive a distribution of our available assets prior to the holders of our common stock. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their share holdings in us. See ‘‘Description of Capital Stock.’’

The market price of our common stock could be negatively affected by sales of substantial amounts of our common stock in the public markets.

After this offering, there will be                  shares of common stock outstanding. There will be      shares issued and outstanding if the underwriters exercise their over-allotment option in full. Of our issued and outstanding shares, all the common stock sold in this offering will be freely transferable, except for any shares held by our ‘‘affiliates,’’ as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the ‘‘Securities Act.’’ Following completion of the offering, approximately     % of our outstanding common stock (or     % if the underwriters’ over-allotment option is exercised in full) will be held by the Initial Shareholders and members of our management and employees, and can be resold into the public markets in the future in accordance with the requirements of Rule 144. See ‘‘Shares Eligible For Future Sale.’’

We and our executive officers, directors and shareholders holding in the aggregate approximately     % of our issued and outstanding common stock have agreed with the underwriters that, subject to limited exceptions, for a period of 120 days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any common stock or any securities convertible into or exercisable or exchangeable for common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of common stock, or cause a registration statement covering any common stock to be filed, without the prior written consent of Citigroup Global Markets Inc. Citigroup Global Markets Inc. may waive these restrictions at their discretion. Shares of common stock held by our employees, other than our officers who are subject to the lockup provisions, are not subject to these restrictions and may be sold without restriction at any time.

Pursuant to our Shareholders Agreement that we will enter into prior to completion of this offering, the Initial Shareholders and certain of their affiliates and permitted third-party transferees will have the right, in certain circumstances, to require us to register their approximately 107.7 million shares of our common stock under the Securities Act for sale into the public markets. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable. See ‘‘Certain Relationships and Related Party Transactions – Shareholders Agreement.’’

In addition, following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register an aggregate of 4,000,000 shares common stock reserved for issuance under our incentive plans. We may increase the number of shares registered for this purpose at any time. Subject to any restrictions imposed on the shares and options granted under our incentive plans, shares registered under the registration statement on Form S-8 will be available for sale into the public markets subject to the 120-day lock-up agreements referred to above.

The market price of our common stock may decline significantly when the restrictions on resale by our existing shareholders lapse. A decline in the price of our common stock might impede our ability to raise capital through the issuance of additional common stock or other equity securities.

The future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise will dilute all other shareholdings.

After this offering, assuming the exercise in full by the underwriters of their over-allotment option, we will have an aggregate of                              shares of common stock authorized but unissued and not reserved for issuance under our incentive plans. We may issue all of these shares of common stock without any action or approval by our shareholders, subject to certain exceptions. We also intend to continue to actively pursue acquisitions of intermodal assets and may issue common stock in connection with these acquisitions. Any common stock issued in connection with our incentive plans, our acquisitions, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by the investors who purchase common stock in this offering.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock will be substantially higher than the as adjusted net tangible book value per share issued and outstanding immediately after this offering. Our net tangible book value per share as of September 30, 2007 was approximately $         and represents the amount of book value of our total tangible assets minus the book value of our total liabilities, excluding deferred gains, divided by the number of our shares of common stock then issued and outstanding. Investors who purchase common stock in this offering will pay a price per share that substantially exceeds the net tangible book value per share of common stock. If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution of $      in the net tangible book value per share, based upon the initial public offering price of $      per share (the midpoint of the price range set forth on the cover of this prospectus). Investors who purchase common stock in this offering will have purchased      % of the shares issued and outstanding immediately after the offering, but will have paid      % of the total consideration for those shares.

We will have broad discretion in the use of a significant part of the net proceeds from this offering and may not use them effectively.

Our management currently intends to use the net proceeds from this offering in the manner described in ‘‘Use of Proceeds’’ and will have broad discretion in the application of a significant part of the net proceeds from this offering. The failure by our management to apply these funds effectively could affect our ability to operate and grow our business.

As a public company we will incur additional costs and face increased demands on our management.

As a public company with shares listed on a U.S. exchange, we will need to comply with an extensive body of regulations that did not apply to us previously, including provisions of the Sarbanes Oxley Act, regulations of the SEC and requirements of the New York Stock Exchange (the ‘‘NYSE’’). We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors, create additional board committees and adopt certain policies regarding internal controls and disclosure controls and procedures. In addition, we will incur additional costs associated with our public company reporting requirements and maintaining directors’ and officers’ liability insurance. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Furthermore, our management will have increased demands on its time in order to ensure we comply with public company reporting requirements and the compliance requirements of the Sarbanes-Oxley Act of 2002, as well as the rules subsequently implemented by the SEC and the applicable stock exchange requirements of the NYSE.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls by the end of fiscal 2008, and we cannot predict the outcome of that effort.

As a U.S.-listed public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act by December 31, 2008. Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on, and our independent auditors to audit as of the end of the next fiscal year, the effectiveness of those controls. While we have begun the lengthy process of evaluating our internal controls, we are in the early phases of our review and will not complete our review until well after this offering is completed. We cannot predict the outcome of our review at this time. During the course of our review, we may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls. As a public company, we will be required to report control deficiencies that constitute a ‘‘material weakness’’ in our internal control over financial reporting. We would also be required to obtain an audit report from our independent auditors regarding the effectiveness of our internal controls over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NYSE. Furthermore, if we discover a material weakness or our auditor does not provide an unqualified audit report, our share price could decline and our ability to raise capital could be impaired.

Risks Related to Taxation

If we were treated as engaged in a trade or business in the United States, we would be subject to U.S. federal income taxation on a net income basis, which would adversely affect our business and result in decreased cash available for distribution to our shareholders.

If, contrary to expectations, we were treated as engaged in a trade or business in the United States, the portion of our net income, if any, that was ‘‘effectively connected’’ with such trade or business would be subject to U.S. federal income taxation at a maximum rate of 35%. In addition, we would be subject to the U.S. federal branch profits tax on our effectively connected earnings and profits at a rate of 30%. The imposition of such taxes would adversely affect our business and would result in decreased cash available for distribution to our shareholders.

If SHL were to be treated as having a fixed place of business in the United States involved in the earning of United States source gross transportation income and substantially all of the U.S. source leasing income of SHL with respect to time charter leases were attributable to regularly scheduled transportation, SHL could be subject to U.S. federal income taxation on a net income basis rather than at a rate of 4% of its U.S. source gross leasing income with respect to time charter leases, which would adversely affect our business and result in decreased cash available for distribution to our shareholders.

It is generally expected that SHL will not have a fixed place of business in the United States involved in the earning of United States source gross transportation income. Accordingly, it is generally expected that SHL’s U.S. source leasing income with respect to time charter leases will be subject to U.S. federal taxation, on a gross income basis, at a rate not in excess of 4%. If, contrary to expectations, SHL were treated as having a fixed place of business in the United States involved in the earning of United States source gross transportation income and SHL did not comply with certain administrative guidelines of the Internal Revenue Service, or the IRS, such that 90% or more of SHL’s U.S. source leasing income with respect to time charter leases were attributable to regularly scheduled transportation, SHL’s U.S. source rental income with respect to time charter leases could be treated as income effectively connected with the conduct of a trade or business in the United States. In such case, SHL’s U.S. source leasing income with respect to time charter leases would be subject to U.S. federal income taxation at a maximum rate of 35%. In addition, SHL would be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%. The imposition of such taxes would adversely affect our business and would result in decreased cash available for distribution to our shareholders.

Our Luxembourg subsidiary could fail to qualify for treaty benefits, which would increase the amount of United States federal income taxation that is assessed on dividends paid to our Luxembourg subsidiary by Interpool, which would adversely affect our business and result in decreased cash available for distribution to our shareholders.

Dividends paid by Interpool to our Luxembourg subsidiary are intended to be eligible for a reduced U.S. withholding tax rate of 5%. In order for such dividends to be eligible for such reduced withholding tax rate, it will be necessary for our Luxembourg subsidiary to qualify for the benefits of the income tax treaty between the United States and Luxembourg, or the ‘‘Luxembourg Treaty.’’ Qualification for the benefits of the Luxembourg Treaty depends on many factors, including being able to establish the identity of the ultimate beneficial owners of our common stock. Our Luxembourg subsidiary may not satisfy all the requirements of the Luxembourg Treaty and thereby may not qualify each year for the benefits of the Luxembourg Treaty. Failure to so qualify could result in the dividend being paid from Interpool to our Luxembourg subsidiary being subject to U.S. federal income taxation at a rate of 30%. The imposition of such an increased tax rate would adversely affect our business and would result in decreased cash available for distribution to our shareholders.

We may become subject to income or other taxes in the non-U.S. jurisdictions in which our ships operate or where our containers are used, where our lessees are located or where we perform certain services which would adversely affect our business and result in decreased cash available for distributions to shareholders.

Certain of our subsidiaries may be subject to income or other taxes in other jurisdictions by reason of our activities and operations, where our ships operate, where our containers are used, or where the lessees of our ships or containers (or others in possession of our ships or containers) are located. The imposition of such taxes would adversely affect our business and would result in decreased earnings available for distribution to our shareholders.

We expect to be a controlled foreign corporation, or CFC, for U.S. federal income tax purposes.

We expect to be treated as a CFC for U.S. federal income tax purposes. We will be a CFC for any year in which U.S. Holders (as defined in ‘‘Material Tax Considerations – Material United States Federal Income Tax Considerations’’) that each own (directly, indirectly or by attribution) at least 10% of our voting shares together own more than 50% of the total combined voting power of all classes of our voting shares or more than 50% of the total value of our shares. If you are a U.S. person and you own 10% or more of our voting shares, you could recognize taxable income in a taxable year with respect to our common stock in excess of any distributions that we make to you in that year, thus giving rise to so-called ‘‘phantom income’’ and to a potential out-of-pocket tax liability. See ‘‘Material Tax Considerations – Material United States Federal Income Tax Considerations.’’

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under ‘‘Prospectus Summary,’’ ‘‘Risk Factors,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘Industry,’’ ‘‘Business’’ and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, Fortress, the Initial Shareholders, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, a decrease in the overall demand for leased intermodal assets, the economic condition of the global intermodal asset leasing industry and the ability of our lessees and potential lessees to make operating lease payments to us, the condition of the global economy and world financial markets, changes in the values of our assets, acquisition risks, competitive pressures within the industry, risks related to the geographic markets in which we and our lessees operate, our ability to retain key personnel, the impact of new or existing regulations and other factors described in the section entitled ‘‘Risk Factors’’ beginning on page 12 of this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement after the date of this prospectus except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes market share and industry data and forecasts that we have obtained or developed from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. This includes information relating to the intermodal asset leasing industry from several independent outside sources including Clarkson Research Services Limited, Containerisation International, and the U.S. Department of Transportation. See ‘‘Industry.’’

Our internal data, estimates and forecasts are based upon information obtained from our customers, partners, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.

USE OF PROCEEDS

The net proceeds to us from the sale of the                  shares of common stock offered hereby are estimated to be approximately $        , assuming an initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. Our net proceeds will increase by approximately $         if the underwriters’ over-allotment option is exercised in full. We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which will include the repayment or refinancing of outstanding indebtedness.

We intend to use a portion of the net proceeds from this offering to repay $             of indebtedness outstanding under the Seacastle Revolving Credit Facility, described below in ‘‘Description of Indebtedness.’’ The amounts borrowed under the Seacastle Revolving Credit Facility were used to acquire containerships in the third quarter of this year and to place deposits on certain shipbuilding contracts. Affiliates of Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and Deutsche Bank Securities Inc., each of which is a lead underwriter for this offering, are lenders under the Seacastle Revolving Credit Facility. The revolving loan granted under the Seacastle Revolving Credit Facility is scheduled to expire on July 25, 2008, but subject to certain conditions, the maturity date may be extended by six months at our option. At our option, this revolving loan bears interest at either (i) the greater of (a) the prime lending rate as set forth by the applicable reference bank plus a margin of 0.50% and (b) the Federal Funds Effective Rate plus ½ of 1% plus a margin of 0.50%, or (ii) the Eurodollar rate plus a margin of 1.50%. See ‘‘Description of Indebtedness – Seacastle Revolving Credit Facility.’’

We may use a portion of the net proceeds from this offering to repay indebtedness incurred to pay the dividend declared on January     , 2008, as described in ‘‘Dividend Policy.’’ The aggregate amount of this dividend is $                , approximately $                 of which will be paid to the Initial Shareholders and certain of our executive officers who owned shares of our common stock on January     , 2008.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by $         million, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

On January     , 2008, our board of directors declared a dividend of $        per share of our common stock, or an aggregate of $                , for the three months ended December 31, 2007, which is payable to shareholders of record on January     , 2008. We are paying this dividend so that holders of our common stock prior to this offering will receive a distribution for the quarterly period prior to this offering. This dividend may not be indicative of the amount of any future dividends. We intend to pay this dividend with cash on hand and, if necessary, with funds available through open lines of credit that will be repaid with a portion of the proceeds of this offering. Purchasers in this offering will not be entitled to receive this dividend.

We intend to continue to pay regular quarterly dividends to our shareholders. We plan to grow our dividends per share through the growth and optimization of our portfolio of intermodal assets. By paying dividends to our shareholders, rather than investing our earnings in future growth, we risk slowing the pace of our growth or not having a sufficient amount of cash on hand to fund unanticipated capital expenditures, should they arise.

In addition, our dividend policy is subject to certain risks and limitations. We are a holding company and, as such, our ability to pay dividends to holders of our common stock is further subject to the ability of our subsidiaries to provide cash to us. Moreover, our ability to pay dividends, if any, will depend on, among other things, our cash flows, our cash requirements (including requirements to service or repay our indebtedness), cash available under our credit facilities, general economic and business conditions, our strategic plans and prospects, our financial results and condition, contractual restrictions binding on us, provisions of applicable law and regulations and other factors that our board of directors considers to be relevant, which process is described in more detail below. Because we intend to use funds available under our credit facilities from time to time as an efficient source to pay a portion of any future dividends, our ability to pay dividends will depend, in part, on our ability to maintain credit facilities or other external sources of financing with favorable terms. In addition, our loan agreements contain certain restrictions on our ability to make dividend payments if an event of default under a loan agreement has occurred and is continuing, or would result therefrom, or upon the occurrence of specified amortization events. There can be no assurance that we will generate sufficient cash from continuing operations or external sources of financing in the future, or have sufficient surplus or net profits, as the case may be, under the laws of the Marshall Islands, Bermuda, Luxembourg, the Republic of Cyprus, Singapore, the State of Delaware or other jurisdictions where our subsidiaries are located, to pay dividends on our common stock.

Our dividend policy is based upon our directors’ current assessment of our business and the environment in which we operate and that assessment could change based on a number of factors, including competitive developments (which could, for example, increase our need for capital expenditures), market conditions or new growth opportunities. Our board of directors may, in its discretion, amend or repeal our dividend policy at any time to decrease the level of dividends or entirely discontinue the payment of dividends. The reduction or elimination of dividends may negatively affect the market price of our common stock.

The Company has not paid dividends in the last two fiscal years, although, prior to Fortress’ acquisition of the Company, there were distributions to Members of $4.5 million in 2005.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2007:

•	On an actual basis, and;

•	On an as adjusted basis to give effect to the sale of shares of common stock by the Company in this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us and the repayment of certain borrowing amounts using a portion of the net proceeds from this offering.

This table contains unaudited information and should be read in conjunction with ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our historical and pro forma consolidated financial statements and the accompanying notes that appear elsewhere in this prospectus.

	Actual	As Adjusted
	(in thousands except per share data)
Credit Facilities:
Seacastle Revolving Credit Facility	$141,850
National City Bank Credit Facility	37,492
ING Loan	225,000
Chassis Securitization Facility(1)	390,569
Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1	295,116
Capital Lease Obligations	398,847
Notes and Loans Payable	4,159
Carlisle Revolving Credit Facility	18,000
Carlisle Asset-Backed Securitizations	860,791
CLI Funding II Credit Facility	398,110
HSH Nordbank Facility	375,506

Shareholders’ equity:
Preferred stock, 25,000,000 shares authorized; no shares issued and outstanding	—
Shares of common stock, $0.01 par value, 500,000,000 shares authorized, 110,513,774 shares issued and outstanding, actual; 110,513,774 shares issued and outstanding; and shares issued and outstanding (as adjusted)	1,105
Additional paid-in capital	1,000,696
Retained earnings	12,483
Accumulated other comprehensive income	(18,572)
Total shareholders’ equity	995,712
Total capitalization	$4,141,152

(1)	This facility was repaid in full on October 22, 2007 and replaced with the $362.7 million Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1, which mature in October 2008.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price in this offering per share and the pro forma as adjusted net tangible book value per share upon consummation of this offering. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding.

Our net tangible book value as of September 30, 2007, was approximately $728.0 million, or approximately $6.59 per share based on the 110,513,773 shares of common stock, issued and outstanding as of such date. After giving effect to our sale of common stock in this offering at the initial public offering price of $     per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and estimated expenses related to this offering, our pro forma as adjusted net tangible book value as of September 30, 2007 would have been $    , or $     per share (assuming no exercise of the underwriters’ over-allotment option). This represents an immediate and substantial dilution of $     per share to new investors purchasing common stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$
Net tangible book value per share as of September 30, 2007	$
Decrease in net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after giving effect to this offering
Dilution per share to new investors in this offering	$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our net tangible book value (deficit) by $         million, the pro forma net tangible book value (deficit) per share after this offering by $         per share and the decrease in net tangible book value (deficit) to new investors in this offering by $         per share, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma basis as of September 30, 2007, the differences between the number of shares of common stock purchased from us, the total price and the average price per share paid by existing shareholders and by the new investors in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $     per share (the midpoint of the price range set forth on the cover page of this prospectus).

	Shares Purchased		Total Contribution		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Shareholders
New investors
Total

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid by new investors in this offering, total consideration paid by all shareholders and the average price per share paid by all shareholders by $         million, $         million and $        , respectively, assuming the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and other expenses of the offering.

Total contribution and average price per share paid by the existing shareholders in the table above do not give effect to the aggregate $     million of dividends we intend to pay our shareholders of record prior to this offering (of which $     million will be paid to the Initial Shareholders).

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed Statements of Operations for the nine months ended September 30, 2007 and for the year ended December 31, 2006, have been derived from our historical financial statements and the historical financial statements of Interpool, Inc. As a result of the acquisition of Container Leasing International, LLC by a wholly-owned subsidiary of Seacastle Inc., on February 15, 2006, our financial results were separately presented in our financial statements for the ‘‘Predecessor’’ entity for periods prior to the acquisition date of February 15, 2006 and for the ‘‘Successor’’ entity for periods after the acquisition date.

The pro forma condensed Statements of Operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 give effect to each of the following as if they had occurred on January 1, 2006:

•	The acquisition of Container Leasing International LLC, under the purchase method of accounting

•	The refinancing of the Container Leasing International LLC’s credit facility

•	The acquisition of Interpool, Inc. under the purchase method of accounting and Interpool, Inc.’s sale of its containers and its investment in Container Applications International Inc. (‘‘CAI’’)

•	The additional financing necessary to complete the acquisition of Interpool, Inc. and the refinancing of existing debt of Interpool, Inc.

•	The related income tax effects of the above transactions

•	The pro forma, as adjusted, condensed Statements of Operations for the nine months ended September 30, 2007, and the year ended December 31, 2006, give further effect to a dividend to current shareholders prior to the offering, the offering and the use of estimated proceeds therefrom

Seacastle Inc. acquired Interpool, Inc., on July 19, 2007. The acquisition was accounted for under the purchase method of accounting.

Container Leasing International, LLC refinanced their credit facility during the year ended December 31, 2006. The information in the Container Leasing International LLC acquisition and refinancing column of the unaudited pro forma condensed Statement of Operations for the year ended December 31, 2006 reflects the results of the refinancing as if it had occurred on January 1, 2006.

The information in the Interpool Disposals pro forma adjustments column of the unaudited pro forma condensed Statement of Operations for the year ended December 31, 2006 reflects the elimination of the historical results from January 1 through March 31, 2006 of Interpool, Inc. specifically related to Interpool, Inc.’s disposal of certain containers prior to our acquisition of Interpool, Inc.

Additionally, the Interpool Disposals pro forma adjustments column of the unaudited pro forma condensed Statement of Operations for the year ended December 31, 2006 represents the deconsolidation of Interpool’s 50% investment in CAI prior to our acquisition of Interpool, Inc. Interpool, Inc. sold the 50% investment in CAI on October 1, 2006.

The unaudited pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The unaudited information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of the financial position and results of operations for the unaudited periods.

The unaudited pro forma condensed Balance Sheet and Statements of Operations should be read in conjunction with the sections of this prospectus entitled ‘‘Selected Historical Consolidated Financial Data,’’ ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ our historical consolidated financial statements and related notes thereto and the historical consolidated financial statements and related notes thereto of Interpool Inc., included elsewhere in this prospectus. The unaudited pro forma condensed financial statements should not be considered indicative of actual results that would have been achieved had the transactions been consummated on the date indicated. Also, the unaudited pro forma condensed financial statements should not be viewed as indicative of our financial condition or results of operations as of any future dates or for any future period.

Seacastle Inc.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2007
(dollars in thousands, except as otherwise noted and for share and per share amounts)

	Historical
	Seacastle Inc.	Interpool, Inc.
	Nine Months Ended September 30, 2007	Period from January 1, 2007 through July 18, 2007	Interpool, Inc. Acquisition - Pro forma Adjustments (Note B)		Pro forma	Offering Pro forma Adjustments (Note A)		Pro forma As Adjusted

Revenue
Equipment leasing revenue	$189,785	$158,311	$—		$348,096	$—			$—
Finance revenue	21,945	22,214	(59	)(4)	44,100
Other revenue	10,629	22,394			33,023
Total revenue	222,359	202,919	(59)		425,219

Expenses:
Direct operating expenses	30,039	52,327	(4,868	)(5)	77,498
Selling, general and administrative expenses	28,216	35,762	440	(6)	64,418		(1)
Provision for doubtful accounts	137	446			583
Depreciation of leasing equipment	69,543	26,185	8,657	(7)	104,385
Fair value adjustment on derivatives	—	(956)	(262	)(8)	(1,218)
Impairment on assets held for sale	557	1,708	1,658	(9)	3,923
Net (gain) loss on sale of leasing equipment	—	(815)	1,411	(10)	596
Loss on retirement of debt	—	381			381
Loss (income) for investment accounted for under the equity method	—	64	—		64
Interest expense	65,248	56,089	10,917	(11)	132,254		(2)
Interest income	(5,010)	(12,968)	1,200	(12)	(16,778)
Other expense / (income), net	2,337	(809)			1,528
Total expenses	191,067	157,414	19,153		367,634	—
Income (loss) before income taxes and minority interests	31,292	45,505	(19,212)		57,585	—
Minority interest income / (expense), net	—	(1,525)	1,574	(13)	49
Income (loss) before income taxes	31,292	43,980	(17,638)		57,634	—
Provision for (benefit from) income tax	4,695	9,914	(4,626	)(14)	9,983		(3)
Net income (loss)	$26,597	$34,066	$(13,012)		$47,651	$—			$—
Net income per share (Note E):
Basic and diluted	$0.48				$0.45			$
Weighted average shares outstanding (Note E):
Basic and diluted	55,402,347				105,481,285

Seacastle Inc.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2006
(dollars in thousands, except as otherwise noted and for share and per share amounts)

	Seacastle Inc.				Interpool, Inc. Acquisition
	Historical
	Predecessor	Successor	Pro forma Adjustments			Pro forma Adjustments
	January 1, 2006 through February 14, 2006	February 15, 2006 through December 31, 2006	Carlisle Acquisition & Refinancing (Note C)		Historical	Interpool Disposals (Note D)		Interpool, Inc. Acquisition - Pro forma Adjustments (Note B)		Pro Forma	Offering Pro forma Adjustments (Note A)		Pro Forma As Adjusted
Revenue
Leasing revenue	$15,962	$122,342	$1,222	(15)	$293,152	$(41,360	)(19)			$391,318
Finance revenue	2,088	14,027	—		39,775	(930	)(19)	(176	)(4)	54,784
Management fee income	—	—			17,299	(7,702	)(19)			9,597
Other revenue	155	2,053	(221	)(15)	24,004	(4,472	)(19)			21,519
Total revenue	18,205	138,422	1,001		374,230	(54,464)		(176)		477,218	—
Expenses:
Direct operating expenses	790	5,889			112,756	(5,174	)(19)	(1,226	)(5)	113,035
Selling, general and administrative expenses	3,627	20,021	34	(15)	55,275	(9,800	)(19),(20)	800	(6)	69,957		(1)
Provision (reversal) for doubtful accounts	—	—			1,432	(1,111	)(19)			321
Depreciation and amortization of leasing equipment	6,812	55,723	608	(15),(16)	63,348	(18,339	)(19)	16,487	(7)	124,639
Fair value adjustment for derivative instruments	(3,527)	—			(2,792)	1,081	(19),(20)	(476	)(8)	(5,714)
Impairment of assets held for sale	—	3,912			10,946	(224	)(19)	982	(9)	15,616
Fair value adjustment for warrants					5,209					5,209
Net (gain) loss on sale of leasing equipment	—	—			(77,180)	75,369	(19),(20)	1,464	(10)	(347)
Loss on retirement of debt	—	7,631			8,383	(5,362	)(19),(20)			10,652
Loss (income) for investment accounted for under the equity method	—	—			58	—				58
Gain on sale of consolidated subsidiaries	—	—			(50,438)	50,438	(21)			—
Gain on insurance settlement	—	—			(2,950)	—				(2,950)
Interest expense	5,196	39,490	(412	)(15),(17)	109,956	(3,516	)(19)	16,556	(11)	167,270		(2)
Interest income	(80)	(862)	21	(15)	(20,657)	154	(19)			(21,424)
Other expense / (income), net	581	2,966	(6	)(15)	(442)	—				3,099
Total expenses	13,399	134,770	245		212,904	83,516		34,587		479,421
Income (loss) before income taxes and minority interests	4,806	3,652	756		161,326	(137,980)		(34,763)		(2,203)
Minority interest expense, net	—	—			(7,633)	4,703	(19)	3,058	(13)	128
Income (loss) before income taxes	4,806	3,652	756		153,693	(133,277)		(31,705)		(2,075)
Provision for (benefit from) income tax	—	38		(18)	47,107	(34,329	)(22)	(8,685	)(14)	4,131		(3)
Net income (loss)	$4,806	$3,614	$756		$106,586	$(98,948)		$(23,020)		$(6,206)	$—
Net income per share (Note E):
Basic and diluted		$0.11								$(0.06)			$—
Weighted average shares outstanding (Note E):
Basic and diluted		33,404,368								102,104,368			—

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

NOTE A — ISSUANCE OF SHARES IN THE INITIAL PUBLIC OFFERING

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS FOR THE OFFERING

(1)	Represents $ million of estimated stock-based compensation expense in relation to stock based compensation to be granted upon completion of this offering.

(2)	Reflects the adjustment to interest expense as if the repayment of the Seacastle Revolving Credit Facility had occurred on January 1, 2006.

(3)	Represents the tax effect of the pro forma adjustments based on a statutory tax rate of %.

NOTE B — ACQUISITION OF INTERPOOL, INC.

On July 19, 2007, Seacastle Inc. completed the acquisition of Interpool, Inc. The acquisition of Interpool was accounted for using the purchase method of accounting. On July 19, 2007, certain of our shareholders which we refer to as Fortress Investment Fund IV contributed $675,000 to Seacastle Inc. in exchange for 67,500,000 shares of Seacastle Inc. which were issued to a wholly-owned subsidiary of Fortress Investment Fund IV. On July 19, 2007, Seacastle Inc. used the proceeds from the sale of common shares along with the proceeds from the issuance of new debt to acquire Interpool, Inc.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS FOR THE ACQUISITION OF INTERPOOL, INC.

(4)	Reflects the net decrease in financing revenue due to the fair value adjustment of net direct financing leases. The adjustment was calculated excluding the balance related to CAI as these balances were adjusted in the Interpool Disposals column (See Note D to the unaudited pro forma condensed financial statements.). The fair value step up of the direct financing leases was amortized to income utilizing the same proportion as the forecasted finance revenue of the finance lease portfolio at January 1, 2006.

	Year Ended December 31, 2006	Period from January 1, 2007 through July 18, 2007
Pro forma finance revenue	$38,669	$24,356
Less historical finance lease revenue	(38,845)	(24,415)
Pro forma adjustment	$(176)	$(59)

(5)	Reflects the decrease in operating expenses due to a conforming accounting policy change related to provisions for damaged leasing equipment. Previously Interpool recorded maintenance and repair expenses related to damage caused by the customer at the time that the customer was billed. This adjustment reflects the difference between recording the expenses under the pre-acquisition method and the post-acquisition method of recording the expenses at the time the repairs are performed.

Period:	Pre-acquisition Accounting Policy	Post-acquisition Accounting Policy	Pro forma Adjustment
Year ended December 31, 2006	$8,557	$7,331	$(1,226)
For the period from January 1, 2007 through July 18, 2007	8,702	3,834	(4,868)

(6)	Reflects the increase in amortization of software recorded at fair value within selling, general and administrative expenses. The software has a remaining estimated useful life of 3.75 years and was valued at $3,000.

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

(7)	Chassis and container fair values were determined using the income method of valuation. Significant assumptions used in valuing these assets included future cash flows and the weighted average cost of capital. The fair value of land and buildings was determined using an independent appraisal of the property.

Pro forma depreciation charges related to chassis and container leasing equipment have been calculated by adding the incremental fair value to previous equipment values and recalculating depreciation on a straight line basis over the remaining lives of the assets down to their estimated residual values.

Pro forma depreciation for the buildings was calculated by depreciating the incremental value of the buildings of approximately $1.5 million over their remaining lives. Land rights valued at $1.4 million were depreciated over the remaining term of the land rights. Incremental values assigned to land owned by the Company were not depreciated. The pro forma depreciation and amortization adjustments for the periods indicated were calculated as follows:

	Fair Value	Fair Value Adjustment	Fair Value Assigned to Fully Depreciated Assets	Average Remaining Useful Life (in years)	Pro Forma Depreciation and Amortization
					Year Ended December 31, 2006	Period from January 1, 2007 through July 18, 2007
Chassis(i)	$1,373,700	$228,700	$(10,875)	12.60	$17,291	$9,096
Containers	148,022	(8,567)		9.25	(926)	(505)
Land and buildings
Buildings	11,926	1,661		25.00	54	29
Land	6,600	6,600
Land rights	1,404	1,404		20.50	68	37
Pro forma adjustments for depreciation and amortization					$16,487	$8,657

(i)	Pro forma depreciation for chassis was calculated by assigning approximately $10.9 million of the valuation step up to certain fully depreciated assets to bring them to their realizable value. These assets had reached the end of their estimated useful lives, had net book values that were lower than their current fair value and are no longer being depreciated. The remaining portion of the increased value was assigned to the balance of the January 1, 2006 chassis fleet and was depreciated over the remaining life of the equipment. The 2007 depreciation adjustment reflects the shorter period and decreased depreciation due to the sale of equipment and equipment which reached the end of its useful life during the period.

(8)	Represents the amortization of unrecognized (gain) loss of $(3,028) on interest rate swaps over the weighted average contract life of approximately 6.35 years.

(9)	Reflects the increase in the expenses for normal breakage due to the step-up in the carrying value of the chassis.

(10)	Reflects the increase in the cost of equipment sales due to the step up in the fair value of the chassis.

(11)	Represents adjustment to reflect the pro forma impact of the issuance of new debt of approximately $957,795 and the extinguishment of old debt of $674,961 on interest expense for the periods presented. The pro forma adjustment reflects the reduction of interest on the debt paid from the proceeds of the new financing using the weighted average rate of approximately 5.89 % and 6.31% for the period from January 1, 2007 through July 18, 2007 and the year ended December 31, 2006, respectively. Pro forma interest expense on the new financing is calculated at

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

an estimated effective interest rate of 6.17% after taking into effect interest rate swaps entered into to fix the rates on a portion of the new debt. The pro forma interest expense adjustments for the periods indicated were calculated as follows:

	Year Ended December 31, 2006	Period from January 1, 2007 through July 18, 2007
Elimination of interest expense due to extinguishment of existing debt(i)	$(45,341)	$(23,090)
Additions to interest expense due to the issuance of new debt(ii)	59,132	32,490
Elimination of historical amortization due to deferred financing costs related to extinguished debt(iii)	(1,392)	(739)
Amortization of new deferred financing costs(iv)	4,052	2,228
Adjustment to interest expense due to the fair value adjustment of capital lease obligations and other fees	105	28
Pro forma interest expense adjustment	$16,556	$10,917

(i)	The reductions in interest expense due to extinguishment of debt assumes that the proceeds from the new financings are used to extinguish the amount of debt that was repaid at closing as if the extinguishment had taken place on January 1, 2006. The following represents the historical interest expense eliminated and related debt repaid at the average weighted interest rate during the historical periods presented:

	Year Ended December 31, 2006	Period from January 1, 2007 through July 18, 2007
2005 DVB Facility	$116,453	$116,453
Revolving credit facility for chassis	75,000	75,000
Notes and loans payable	6,214	6,214
Capital lease obligations	69,318	69,318
6.00% Notes	236,841	236,841
7.35% Notes	89,514	89,514
7.20% Notes	33,775	33,775
9.25% Convertible redeemable subordinated debentures	12,548	12,548
9.87% Preferred capital securities	78,818	78,818
Repayment of old debt	$718,481	$718,481
Weighted average interest rate	6.31%	5.89%
Historical interest expense eliminated due to the extinguishment of debt	$45,342	$23,090
(ii)	Interest related to the new borrowing in excess of the amounts that were repaid have been reflected as if those additional borrowings had taken place on January 1, 2006. A portion of the additional borrowings amounting to $225 million was deposited into a collateral account as required by the term loan credit agreement. No interest income on this investment has been assumed in these pro forma financial statements. The weighted average interest on the new credit facility is 6.17% after taking into effect interest rate swaps entered into to fix the rates on a portion of the new debt. The following represents the new debt issued, respective interest rates and pro forma interest expense for the periods presented:

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

	Principal	Interest Rate*	Year Ended December 31, 2006	Period from January 1, 2007 through July 18, 2007
Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1	$297,185	6.32%	$18,795	$10,322
CLI Funding II Credit Facility	398,110	6.31%	25,118	13,801
National City Bank Credit Facility	37,500	6.48%	2,429	1,335
ING Loan	225,000	5.69%	12,790	7,032
Pro forma interest expense due to the issuance of new debt			$59,132	$32,490

*	The interest rates presented have been truncated at two decimal points for disclosure purposes while actual interest rates were used to calculate interest expense.

Interest rate sensitivity

A one-eighth percent change in interest rates of the transaction debt would impact pro forma interest expense related to our new indebtedness by approximately $170 and $312 for the period from January 1, 2007 through July 18, 2007 and the year ended December 31, 2006, respectively.

(iii)	The following represents the amounts eliminated related to historical amortization of deferred financing fees related to extinguished debt:

	Year Ended December 31, 2006	Period from January 1, 2007 through July 18, 2007
2005 DVB Facility	$774	$415
6.00% Notes	307	162
7.35% Notes	202	102
7.20% Notes	65	36
Other	44	24
	$1,392	$739

(iv)	The following represents the new debt issued and the respective pro forma amortization of related deferred financing fees for the periods presented:

	Deferred Financing Fees	Amortization Period (in months)	Year Ended December 31, 2006	Period from January 1, 2007 through July 18, 2007
Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1	$3,527	18	$2,351	$1,293
CLI Funding II Credit Facility	2,028	18	1,352	743
National City Bank Credit Facility	510	24	255	140
ING Loan	657	84	94	52
Amortization of deferred financing fees related to new debt issued			$4,052	$2,228

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

(12)	Represents the decrease in interest income related to the interest income earned on a note receivable representing a portion of the proceeds on the sale of the Company’s investment in Container Applications, Inc. (‘‘CAI’’). The interest income per the agreement was based upon an interest rate that increased 100 basis points every six months. This note was repaid by CAI during the second quarter of 2007. This income has been eliminated since the sale of CAI is considered a non-recurring event (See Note D to the unaudited pro forma condensed financial statements.). The interest income eliminated was calculated as follows:

Period:	Principal Outstanding	Interest Rate	Interest Income
Three months ended March 31, 2007	$37,500	7.87%	$738
Period from April 1, 2007 through May 20, 2007	37,500	8.87%	462
			$1,200

(13)	Represents the reduction of historical minority interest expense recorded of $ 1,574 and $3,058 for the period from January 1, 2007 through July 17, 2007 and year ended December 31, 2006, respectively, related to the portion of the minority interest that was eliminated in conjunction with the acquisition.

(14)	Represents the tax effect of the pro forma adjustments. The tax effect was calculated using a statutory rate ranging from 2.2%-40%, depending on the relevant tax jurisdiction. The following represents the respective tax rates of the pro forma adjustments for both the period from January 1, 2007 through July 18, 2007 and the year ended December 31, 2006, respectively:

Jurisdiction	Pre-Tax Pro Forma Adjustment	Effective Tax Rate	Benefit from Income Tax
US	$(11,140)	40%	$(4,482)
Foreign	(6,500)	2.2%	(144)
Pro forma benefit from income tax for the period from January 1, 2007 through July 18, 2007			$(4,626)

Jurisdiction	Pre-Tax Pro Forma Adjustment	Effective Tax Rate	Benefit from Income Tax
US	$(21,137)	40%	$(8,455)
Foreign	(10,569)	2.2%	(230)
Pro forma benefit from income tax for the year ended December 31, 2006			$(8,685)

NOTE C — ACQUISITION OF CARLISLE

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS FOR ACQUISITION OF CARLISLE

On February 15, 2006, MACC and MACLH sold their interests in Carlisle to Seacastle Operating for $225 million. The acquisition of Carlisle is referred to as the ‘‘Carlisle Acquisition.’’ The Carlisle Acquisition was accounted for using the purchase method of accounting and accordingly, the consideration paid has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. In conjunction with the acquisition, two joint ventures that were 50% owned were acquired and consolidated by the Company. See Note 1 to the Seacastle Inc. December 31, 2006 financial statements for details of the allocation of the purchase price.

On August 24, 2006 the Company replaced their revolving credit facility and asset-backed securitization programs (‘‘Credit Facility 1’’) with a new revolving credit facility and asset-backed

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

securitization program (‘‘Credit Facility 2’’). The refinancing is referred to as the ‘‘CLI Refinancing.’’ See Note 5 to the Seacastle Inc. December 31, 2006 financial statements for details of the Company’s refinancing.

(15)	Represents the elimination of equity interest income historically recorded and the addition of the revenues and expenses relating to the purchase of the remaining 50% interest in two joint ventures that were previously recognized as investments under the equity method. The pro forma adjustments to recognize the results of operations for the joint ventures acquired for the period from January 1, 2006 through February 15, 2006 are as follows:

Equipment leasing revenue	$1,222
Other revenue	(221)
Selling, general and administrative expenses	34
Depreciation and amortization of leasing equipment	492
Interest expense	239
Interest income	21
Other (income), net	(6)
Net income	$221

(16)	Represents the adjustment to reflect an increase in depreciation of $116 resulting from the step-up to fair value of the Company’s leasing equipment. Leasing equipment consists of containers and complementary equipment which were written up to their fair market value and have an estimated remaining useful life of 6.3 years. The income approach valuation method was used to assign fair values to the leasing equipment. Significant assumptions used in the valuation include the future cash flows and weighted average cost of capital.

Pro forma depreciation for the period from January 1, 2006 through February 15, 2006 has been provided on a straight-line basis over the remaining lives of the assets less the estimated residual value as set forth in the following table:

	Fair Value	Fair Value Adjustment	Weighted Average Remaining Useful Life	Pro Forma Depreciation Adjustment
Containers and complementary equipment	$724,100	$5,945	6.3	$116

(17)	Represents an adjustment to reflect the interest expense of the CLI Refinancing for the period from January 1, 2006 through August 23, 2006. The pro forma adjustment to interest expense reflects the elimination of historical interest expense and amortization of deferred financing fees due on Credit Facility 1 and the recognition of estimated interest expense and deferred financing fees from Credit Facility 2 at an estimated 6.44% and 5.35% effective interest rate for the revolving credit facility and the asset backed securitization programs, respectively.

Year Ended December 31, 2006
Elimination of interest expense due to extinguishment of Credit Facility 1 (i)	$(23,914)
Additions to interest expense due to Credit Facility 2 (ii)	23,754
Elimination of historical amortization of deferred financing fees (iii)	(940)
Additions to interest expense due to amortization of new deferred financing fees (iv)	449
Pro forma interest expense adjustment	$(651)

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

(i)	The following represents extinguished debt, respective weighted average balances outstanding, weighted average interest rates and historical interest expense eliminated for the period from January 1, 2006 through August 24, 2006.

	Principal	Interest Rate	Interest Expense
2003 Asset-Backed Securitization:
Series 2003-1 Notes	$225,000	5.55%	$8,040
Series 2003-2 Notes	299,959	5.55%	10,718
Revolving Credit Facility (RCF I)	111,388	7.19%	5,156
Total historical interest expense eliminated			$23,914

(ii)	The interest on the new revolving credit facilities ranges from LIBOR plus 0.75% to LIBOR plus 1.25%. The interest rate on the asset-backed securitization programs is LIBOR plus 0.18%. Additionally, the Company has entered into 12 interest rate swaps to pay a fixed rate of 5.35%. Accordingly, interest expense on the 2006-1 and 2006-2 notes for purposes of the pro forma calculation is assumed to be a fixed rate of 5.35%. The following represents the new debt issued and respective interest rates and pro forma interest expense for the period from January 1, 2006 through August 24, 2006.

	Principal	Interest Rate	Interest Expense
2006 Asset-Backed Securitization:
Series 2006-1 Notes	$396,285	5.35%	$13,650
Series 2006-2 Notes	183,520	5.35%	6,321
Revolving Credit Facility (RCF II)	91,250	6.44%	3,783
Pro forma interest expense for the year ended December 31, 2006			$23,754

Interest rate sensitivity

A one-eighth percent change in interest rates of the transaction debt would impact pro forma interest expense related to our new indebtedness by approximately $114 for the year ended December 31, 2006.

(iii)	The following represents the extinguished debt and respective historical amortization of deferred financing fees eliminated for the period from January 1, 2006 through August 24, 2006:

Amortization
2003 Asset-Backed Securitization:
Series 2003-1 Notes	$463
Series 2003-2 Notes	85
Revolving Credit Facility (RCF I)	392
Historical amortization of deferred financing fees related to old debt	$940

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

(iv)	The following represents the new debt and respective pro forma amortization of deferred financing fees for the period from January 1, 2006 through August 24, 2006:

	Deferred Financing Fees	Amortization Period (in years)	Amortization
2006 Asset-Backed Securitization:
Series 2006-1 Notes	$3,132	10	$202
Series 2006-2 Notes	387	10	25
Revolving Credit Facility (RCF II)	689	2	222
Amortization of deferred financing fees related to new debt			$449

(18)	There was no income tax effect on the pro forma adjustments.

NOTE D — INTERPOOL DISPOSALS

On March 29, 2006, Interpool completed the sale of approximately 273,200 standard dry marine cargo containers to a newly formed subsidiary of an investor group based in Switzerland (the ‘‘Purchaser’’). In connection with the Sale Agreement, Interpool and CAI entered into management agreements with the Purchaser (the ‘‘Management Agreements’’) under which they agreed to perform management services on behalf of the Purchaser with respect to the containers sold, including billing, collecting, lease renewal, operations and disposition activities, in consideration of a management fee equal to 4% of the net operating income attributable to containers under long-term operating leases and 9% of the net operating income attributable to containers under short-term operating leases, as defined in the Management Agreements. The Management Agreements designate Interpool to serve as sub-manager of the containers currently under long-term lease for such period of time as the Company elects, up to the respective dates when the containers are returned by their current lessees. During that period, Interpool is entitled to receive the management fees described above. The Management Agreements have a term of ten years from the closing date, subject to extension for up to two additional years at the Purchaser’s option.

The adjustments give effect to the sale of these containers, the use of a portion of the proceeds of such sale to repay indebtedness required to be repaid as a result of the sale, and the execution of the management agreements. These transactions are referred to as the Container Sale.

On October 1, 2006, Interpool completed the sale of its 50% common equity interest in CAI for an aggregate price of $77.5 million with an effective date of October 1, 2006. The proceeds from the sale included $40.0 million in cash to be paid at closing and the issuance by CAI of a four year subordinated promissory note in the amount of $37.5 million. This note had a maturity date of October 2010 and earned interest at a rate of 7.87%, increasing by 100 basis points every six months until the note is paid in full. Interpool had the right to convert this note into shares of CAI’s common stock, and had the right to representation on CAI’s Board of Directors if the note remained outstanding after two years or earlier if it was not fully repaid in connection with an initial public offering by CAI. The note was subordinated to CAI’s senior debt. This note was paid in full on May 21, 2007. In connection with the sale, the Company and CAI revised their existing management agreements under which CAI agreed to perform management services on behalf of the Company. Concurrently with these transactions, the subordinated note from CAI was repaid together with accrued interest. These transactions are referred to as the CAI Sale.

(19)	The amounts reflected represent the removal of the direct revenue and expenses attributable to the fleet included in the Container Sale and the CAI Sale, unless otherwise noted. These amounts represent the removal of the related revenue and expenses historically recorded for the period from January 1, 2006 through December 31, 2006. Because the Company does not account for

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

administrative expenses, provision for doubtful accounts and interest expense for each container sold in the Container Sale, the amounts applicable to the equipment being sold could not be quantified and, therefore have not been included in the adjustments. In addition, the pro forma Condensed Statement of Operations does not include management fees received related to this equipment for the period in which the equipment was owned by Interpool as these fees were considered immaterial.

(20)	Amounts represent the elimination of the gain from the Container Sale. The impact of the elimination results in reversals of $66,326 in relation to the gain on sale, $(5,362) for the loss on retirement of debt and $1,081 for the fair value of derivative instruments and $1,265 of administrative expenses incurred in conjunction with the sale.

(21)	Represents the elimination of the actual historical gain recorded resulting from the CAI Sale.

(22)	Represents the tax effect of the pro forma adjustments. The tax effect was calculated using statutory rates ranging from 2.50% to 41.4%, depending on the relevant tax jurisdiction.

	Effect on earnings before minority interest expense and tax	Tax rate		Calculated tax provision
Represents the results of operations relative to CAI. This represents the impact for the period from January 1, 2006 through September 30, 2006 as Interpool, Inc. sold its 50% common equity interest in CAI on October 1, 2006.	$15,778	41.42	%(a)	$6,535
Represents the gain recorded from the sale of a portion of the Company’s container fleet as well as the removal of the revenue and expenses attributable to the container fleet which was sold on during March 2006.	71,764	2.50	%(b)	1,795
Represents the gain recorded on the sale of the Company’s 50% common equity interest in CAI.	50,438	51.55	%(c)	25,999
				$34,329

(a)	Amount represents the effective tax rate of CAI, a United States based corporation.
(b)	As the Company’s container operations are incorporated in Barbados, this percentage represents the maximum tax rate for income earned under the terms of the income tax convention between the United States and Barbados.
(c)	As a result of the Company’s decision to sell its investment in CAI, it was no longer likely that the Company’s portion of CAI’s earnings since its original investment, amounting to approximately $14,562, would be remitted to the Company through mostly tax-exempt dividends. Based on this change in expectation, the Company changed its tax treatment related to these unremitted earnings and recorded approximately $5,824 of additional tax expense related to these unremitted earnings. These accumulated unremitted earnings were taxed in the period of the sale and resulted in an effective tax rate greater than the statutory tax rate. The remaining portion of the gain was taxed at 40%.

Notes to Unaudited Pro Forma Condensed Financial Statements
(dollars in thousands, except as otherwise noted and for share and per share amounts)

NOTE E — PRO FORMA EARNINGS PER SHARE

	Historical	Pro Forma (i)	Pro Forma As Adjusted (iii)
December 31, 2006
Basic and diluted earnings per share:	$0.11	$(0.06)
Weighted average shares outstanding (ii)	33,404,368	102,104,368
September 30, 2007
Basic and diluted earnings per share:	$0.48	$0.45
Weighted average shares outstanding (ii)	55,402,347	105,481,285

(i)	The pro forma column represents the basic and diluted earnings per share as if the Interpool Acquisition had occurred on January 1, 2006.

(ii)	The pro forma weighted average shares outstanding represents the historical weighted average shares outstanding, which have been adjusted for the issuance of 67,500,000 shares of Seacastle common stock to Fortress Investment Fund IV and the issuance of 1,200,000 shares of Seacastle common stock to former executives.

(iii)	The pro forma as adjusted column includes shares assumed to be issued at the beginning of the period for net proceeds of $ which will be used to pay indebtedness and replace the capital in excess of earnings, if any, being withdrawn by the payment of a dividend to current shareholders prior to the offering. We have not included shares in this computation as the proceeds have not been assumed to finance the Interpool Acquisition during this period.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Prior to the acquisition of Carlisle on February 15, 2006, Seacastle did not have any assets, liabilities or results of operations. Therefore, the selected historical consolidated financial information in the following tables as of and for the years ended December 31, 2002, 2003, 2004 and 2005 and for the periods from January 1, 2006 through February 14, 2006 have been derived from the audited consolidated financial statements of Carlisle, the predecessor to Seacastle. The consolidated financial statements as of December 31, 2005, for the two years in the period ended December 31, 2005 and for the period from January 1, 2006 through February 14, 2006 are included elsewhere in this prospectus. The audited financial statements as of and for the years ended December 31, 2002 and 2003 for Carlisle and are not included in this prospectus. We derived historical consolidated financial information as of December 31, 2006 and for the period from February 15, 2006 through December 31, 2006 from the audited consolidated financial statements of Seacastle, included elsewhere in this prospectus. Historical consolidated financial information for the period from February 15, 2006 through June 30, 2006 were derived from the unaudited consolidated financial statements for the period from February 15, 2006 through September 30, 2006 for Seacastle, included elsewhere in this prospectus. Historical consolidated financial information as of and for the nine months ended September 30, 2007 were derived from the unaudited consolidated financial statements as of and for the nine months ended September 30, 2007 of Seacastle included elsewhere in this prospectus. In the opinion of management, such unaudited financial information reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of those periods. Seacastle Operating Company Ltd., (formerly known as ‘‘FIF III CLI Holding Limited’’ and referred to in this prospectus as ‘‘Seacastle Operating Company’’), a wholly-owned subsidiary of Seacastle acquired Carlisle on February 15, 2006. Accordingly, the results of operations are separately stated for the periods from January 1, 2006 through February 14, 2006, from February 15, 2006 through December 31, 2006 and from February 15, 2006 through September 30, 2006.

The following table sets forth our selected historical consolidated financial data as of December 31, 2002, 2003, 2004, 2005 and 2006 and for the years ended December 31, 2002, 2003, 2004 and 2005 and for the periods from January 1, 2006 through February 14, 2006 and February 15, 2006 through December 31, 2006 and selected historical consolidated financial data as of and for the nine months ended September 30, 2007, for the periods from January 1, 2006 through February 14, 2006 and February 15, 2006 through September 30, 2006.

The results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. You should read this information in conjunction with the information under ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘Business’’ and our historical consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	Predecessor					Successor
	Year Ended December 31,				Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007
	2002	2003	2004	2005
	(dollars in thousands, except for share and per share amounts)
Consolidated Statements of Operations Data:
Total revenue	$114,453	$135,180	$144,482	$150,689	$18,205	$138,422	$97,079	$222,359
Direct operating expenses	2,423	7,429	5,320	7,934	790	5,889	4,442	30,039
Selling, general and administrative expenses	35,154	41,172	36,554	37,390	3,627	20,021	12,759	28,216
Depreciation of leasing assets	30,369	37,997	42,348	48,461	6,812	55,723	39,411	69,543
Fair value adjustment for derivative instruments	13,942	(8,411)	(12,755)	(10,434)	(3,527)	—	—	—
Goodwill impairment	—	—	—	38,900	—	—	—	—
Interest expense	23,892	25,087	32,243	36,920	5,196	39,490	29,352	65,248
Net income (loss)	9,763	36,130	43,950	(4,631)	4,806	3,614	2,012	26,597
Net income per share of common stock:
Basic and diluted						$0.11	$0.06	$0.48
Dividends per share	—	—	—	—	—	—	—	—
Consolidated Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,708	$9,554	$8,397	$15,967		$12,088		$62,217
Restricted cash	3,050	2,028	4,087	7,869		15,962		267,530
Net investment in finance leases	83,151	129,089	142,853	177,062		171,714		680,635
Leasing equipment, net	438,830	507,284	570,390	593,035		843,401		2,976,641
Total assets	617,630	752,288	830,456	857,861		1,098,407		4,475,300
Debt and capital lease obligations, current	21,405	39,815	40,265	71,002		68,500		1,193,506
Debt and capital lease obligations, long-term	371,811	432,196	510,728	546,633		720,667		1,951,934
Total liabilities	457,203	561,730	602,649	638,613		853,232		3,479,588
Total shareholders’ equity/members’ interest	160,426	190,557	227,807	219,248		245,175		995,712
Other Data:
Adjusted EBITDA (1)	$80,662	$94,185	$108,689	$111,785	$13,603	$107,403	$80,008	$161,886
Capital expenditures	$102,143	$198,304	$161,933	$148,735	$4,533	$127,300	$30,514	$650,780
Distribution to Members and Parent	5,625	6,000	6,000	4,500	—	—	—	17,728
(1)    Adjusted EBITDA is a measure of operating performance that is not defined by GAAP and should not be considered a substitute for net income, income from operations or cash flow from operations, as determined in accordance with GAAP. Adjusted EBITDA is a key measure of our operating performance used by management to focus on consolidated operating performance exclusive of income and expenses that relate to the financing, incomes taxes, and capitalization of the business.

We define Adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including loss on retirement of debt, depreciation and amortization, fair value adjustments on derivative instruments and write-offs of goodwill. We use Adjusted EBITDA to assess our consolidated financial and operating performance and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. Adjusted EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and our board of directors to review the consolidated financial performance of the business.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect (i) our cash expenditures or future requirements for capital expenditures or contractual commitments, (ii) the interest expense or the cash requirements necessary to service interest or principal payments on our debt, or (iii) changes in or cash requirements for our working capital needs. In addition, our calculation of Adjusted EBITDA may differ from the Adjusted EBITDA or analogous calculations of other companies in our industry, limiting its usefulness as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table shows the reconciliation of net income (loss) to Adjusted EBITDA for the nine months ended September 30, 2007, February 15, 2006 through September 30, 2006, February 15, 2006 through December 31, 2006, January 1, 2006 through February 14, 2006 and the years ended December 31, 2005 and 2004.

	Predecessor			Successor
	Year Ended December 31,		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007
	2004	2005
	(dollars in thousands)
Net Income (loss)	$43,950	($4,631)	$4,806	$3,614	$2,012	$26,597
Depreciation and amortization	45,316	51,369	7,208	57,492	41,562	70,356
Interest expense, net of interest income (includes loss on retirement of debt)	32,178	36,581	5,116	46,259	36,411	60,238
Income tax provision	—	—	—	38	23	4,695
EBITDA	$121,444	$83,319	$17,130	$107,403	$80,008	$161,886
Fair value adjustment on derivative instruments	(12,755)	(10,434)	(3,527)	—	—	—
Goodwill Impairment	—	38,900	—	—	—	—
Adjusted EBITDA	$108,689	$111,785	$13,603	$107,403	$80,008	$161,886

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This management’s discussion and analysis of financial condition and results of operations contains forward-looking statements that involve risks and uncertainties. Please see ‘‘Special Note Regarding Forward-Looking Statements’’ for a discussion of the uncertainties, risks and assumptions associated with these statements. You should read the following discussion in conjunction with our historical consolidated financial statements and the notes thereto appearing elsewhere in this prospectus as well as the rest of the information in this prospectus, including ‘‘Capitalization,’’ ‘‘Summary Historical and Pro Forma Financial Information’’ and ‘‘Selected Historical Consolidated Financial Data.’’ The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those listed under ‘‘Risk Factors’’ and included elsewhere in this prospectus. In this section, any reference to the term ‘‘Company’’ refers, for the period before February 15, 2006, to Carlisle, for the period between February 15, 2006 and July 19, 2007, to the entities combined as a result of the Seacastle Combination, and for the period after July 19, 2007, to Seacastle Inc. and its subsidiaries.

Overview

We are one of the largest operating lessors of intermodal equipment in the world based on total assets. We acquire and lease chassis, containers and containerships, which are essential intermodal equipment used in global containerized cargo trade. This equipment has enabled the growth in global containerized trade because it allows efficient movement of goods via multiple transportation modes, including ships, rail and trucks. We lease our equipment primarily under long-term contracts to the world’s largest shipping lines and several major U.S. rail and trucking companies. As of September 30, 2007, we had $4.5 billion in total assets and we plan to make additional investments in intermodal assets. We intend to pay regular quarterly dividends and expect to grow our dividends over time.

We own or manage 247,000 intermodal chassis, 985,000 TEUs of dry freight and refrigerated shipping containers, and seven containerships aggregating 32,770 TEUs. In addition, we have newbuild purchase agreements to acquire six containerships aggregating 27,320 TEUs to be delivered in 2009 and 2010. We have long-term relationships with an extensive group of customers in the intermodal shipping industry. As of September 30, 2007, we employed 341 people in 36 offices in seven countries.

We expect to benefit from the size and growth of the intermodal asset market and to increase our revenues and operating cash flow by acquiring additional chassis, containers and containerships. Over the last 25 years, containerized trade has grown by more than 9% per year, consistently outpacing world GDP growth by an average of 2.6 times, and is expected to grow by 10.7% in 2007 and 9.3% in 2008. The current intermodal market includes over one million chassis, 24 million TEUs of containers and over 4,000 containerships. We estimate that the global intermodal equipment fleet has an aggregate value of over $250 billion and approximately 40-50% of these assets are leased.

Corporate History

We were formed in June 2007 for the purpose of combining under a single holding company the container and related equipment leasing business operated by Carlisle with the containership leasing business under SHL, which we acquired in June 2007, and the container and chassis leasing business of Interpool, which we acquired in July 2007. Carlisle was founded in 1993 and was acquired by certain of our Initial Shareholders in 2006. SHL was formed in 2006 by certain of our Initial Shareholders for the purpose of engaging in the business of acquiring and leasing containerships. Prior to the Interpool Acquisition, Interpool was listed on the NYSE and had been operating since it was established in 1968.

Chassis

Our chassis fleet totaled approximately 247,000 chassis as of September 30, 2007. As of September 30, 2007, the average age of our chassis fleet was 9.7 years.

We concentrate on leasing our chassis on a long-term basis. Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 64% of the total chassis fleet is currently on long-term or direct finance lease. Approximately 4% of our chassis are leased on a short-term basis to satisfy customers’ peak or seasonal requirements, generally at higher rates than under long-term leases to reflect the added flexibility that short-term leases provide. For customers who require daily or weekly chassis rentals, we operate chassis pools at major intermodal transportation points including domestic shipping ports and rail terminals. These pools can consist of both our chassis as well as those of our customers. Approximately 23% of our chassis are leased in chassis pools. As of September 30, 2007, the average remaining duration of our operating and direct finance leases (i.e., excluding pool leases) was 3.2 years and those leases provided for total contractual cash flow of $484.0 million (assuming early terminations only for which there are no penalties).

We offer our chassis customers both long-term operating leases as well as ‘‘direct finance’’ leases. Under an operating lease, the lessee commits to a fixed lease term, typically from five to eight years, and we retain the benefit and bear the risk of re-leasing and the residual value of the asset. Long-term operating leases can contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments. Additionally, customers may bear substantial costs related to repositioning and repair upon return of the equipment.

Frequently, a lessee will retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, for one to five-year periods, or as a direct finance lease. We estimate that over the last three years, the average operating lease renewal rate has been approximately 80%.

Under a direct finance lease, the customer commits to a fixed lease term and typically receives a bargain purchase option at the expiration of the lease. Under this agreement, the substantive risks and rewards of equipment ownership are passed on to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The interest component, calculated using the effective interest method over the term of the lease, is recognized by us in our statement of operations as equipment leasing revenue. The principal component of the lease, is reflected as a reduction to the net investment in the direct financing lease in our cash flow statement.

Lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. Our leases generally provide for monthly billing and require payment by the lessee within 60 days after presentation of an invoice. Typically, the lessee is responsible for payment of all taxes, handling charges and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the chassis other than normal wear and tear. Lessees are also required to indemnify the owner of the equipment against losses arising from accidents and other occurrences involving the leased equipment. All of our operating leases, both short- and long-term, generally set forth a list of locations where lessees may return equipment, along with any monthly quantity return limits.

We operate two types of chassis pools – ‘‘neutral’’ pools and ‘‘cooperative’’ pools. A neutral chassis pool is an inventory of our chassis available for short-term leasing to customers at a port or rail terminal. Although the chassis are usually leased from neutral pools on a short-term basis, we often have long-term exclusive contracts with the port or rail terminal operator to be the exclusive neutral chassis pool provider. We operate neutral pools for many of the major port authorities and port and rail terminal operators on the Eastern seaboard and the Gulf coast. We also operate neutral pools at various inland rail terminals for railroads including CSX and BNSF.

We operate cooperative, or ‘‘Co-op’’, chassis pools at many of the same ports and terminals. The difference between neutral pools and Co-op pools is that rather than providing our chassis, the customers contribute their chassis, which may be leased or owned, to the pools and we manage them. The contributed chassis may be used by other members of the pool or leased on a short-term basis by third parties when the pool does not need them. At the end of the month, we, as the pool manager, bill the pool members based on their utilization net of their contribution and receive a fee for our services. We have a highly-developed proprietary software system, known as ‘‘PoolStat®’’ to enable the management of both neutral and Co-op pools. This software provides us with fee business and, more importantly, as more customers participate in chassis pools, they look to us for chassis management and additional leased equipment.

Containers

As of September 30, 2007, we owned and managed a fleet of 985,000 TEU of containers. Our fleet consisted of the following two types of containers and generator sets:

•	reefer containers, including 20-foot and 40-foot high cube refrigerated containers and generator sets, used for the transportation of perishable commodities via intermodal services utilizing chassis, trains and ships; and

•	dry freight standard containers, consisting of (i) 20-foot units used to carry heavy, dense cargo loads (such as industrial parts and certain food products) used especially in areas where transportation facilities are less developed and (ii) 40-foot units used for lighter-weight finished goods, such as apparel, electronic appliances and other consumer goods, in areas with more developed transportation facilities.

•	generator sets, including both clip-on and undermount types, are primarily used in North America for transportation of intermodal reefer cargo movements to maintain the power supply for the refrigerator unit. Clip-on mounts are affixed to the container for road and rail application while undermounts are utilized in road applications only.

Our leases are long-term, typically with terms of one to eight years. Long-term leases provide us with stable cash flows and minimize direct operating expenses associated with shorter-term operating leases. Our lease terms generally require operating costs including maintenance, insurance and other specified costs to be paid by the lessee. All of our leases require the lessee to maintain the leased equipment in good operating condition, defend and indemnify us from liabilities relating to container contents and handling and return the containers to specified drop-off locations.

As of September 30, 2007, 94% of our owned container TEU’s were on-hire to customers, with 33% of those container units classified as operating leases and 67% classified as direct finance leases. As of that date, the average remaining lease term for all owned container operating and direct finance leases was 3.6 years. Long-term operating leases for our containers generally contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments.

Our revenue growth for our container business is driven by the size of our fleet, utilization and average lease rates. Over the last five years, our owned fleet size has grown from 37,115 to 464,620 units including 355,687 units acquired in connection with the Company’s acquisition of Interpool, Inc. Our utilization rates are determined by the percentage of our total owned fleet that is on hire. For the years ended December 31, 2005 and December 31, 2006 and the nine months ended September 30, 2007, utilization rates were 91%, 88% and 94%, respectively. Over the last 3 fiscal years, average rental per diem for reefer containers has decreased from $7.83 to $6.98. Container leasing rates are a function of several factors, including new container prices, which are primarily influenced by the price of steel, interest rates, and the number of available container units in the market. The decrease in our leasing rates for new leases entered into during this period was in part caused by these factors. Average leasing rates will gradually change as lease terms expire and new rates are set.

Containerships

As a result of the acquisition of Seacastle Holdings LLC, we acquired two containerships on June 29, 2007. Consistent with our strategy to grow our fleet, we took delivery of five more containerships throughout the third quarter of 2007. The aggregate capacity of our fleet of seven containerships as of September 30, 2007 is 32,770 TEU. Three of our containerships had charter agreements in place when the ships were acquired and the remaining containerships are under charter agreements arranged by the Company. A time charter involves placing a containership at the charterer’s disposal for a set period of time during which the charterer may use the containership in return for the payment by the charterer for a specified daily rate. We typically charter our containerships through time charters with service periods ranging from 3 to 7 years. As of September 30, 2007, the average remaining contractual service period for our ‘‘on the water’’ vessels was 3.6 years.

As of September 30, 2007, we had entered into contracts with Daewoo Shipbuilding & Marine Engineering Co., Ltd. for the construction and purchase of four 4,400 TEU containerships, which are scheduled to be delivered to us during 2010. Subsequent to the end of the period we entered into an agreement with a third party for the construction and acquisition of two additional containerships, which are scheduled to be delivered to us in 2009. We have arranged charter agreements for all of the six newbuilds.

Industry Trends

Chassis

Demand for chassis is principally a function of the volume of containerized trade in North America. According to the U.S. Department of Transportation, one container in every nine carrying global trade is bound for or is coming from the United States, comprising 11 percent of worldwide container traffic. On a typical day in 2005, U.S. container ports handled an average of 71,000 TEUs, up from 37,000 TEUs per day in 1995 according to the USDOT. According to the Port Import Export Reporting Service (PIERS), over the last ten years, container traffic to and from the U.S. has grown at an average rate of 7.1%. This rapid growth in container traffic has resulted in increased vessel, truck, and rail services in and around port regions. In recent years, domestic railroads and trucking lines located in North America have begun actively marketing intermodal services for the domestic transportation of freight. According to the Association of American Railroads, intermodal container traffic on U.S. railroads has grown from 5.2 million containers originated in 1997 to 9.4 million in 2006, or an average growth rate of 6.7% per year.

The demand for chassis, along with increased congestion at many of the rail and marine facilities around the country, has fueled an increase in the pooling of chassis for greater efficiencies. Correspondingly, we have experienced an increase in demand for our chassis management services, which utilizes ‘‘PoolStat®’’, our highly developed proprietary software system, as more shipping lines are entering into these chassis sharing arrangements. In addition, we have continued to experience strong demand in our own neutral chassis pools at railroads and marine terminals. As a result of these factors, we expect this trend to continue in the near future.

Containers

The demand for containers is principally a function of the growth in worldwide containerized trade and the growth in containership supply. According to Clarkson Research, worldwide container activity grew every year from 1980 through 2006. Over the last ten years, global container trade volume has grown from 47 million TEU to 117 million TEU, representing a compound growth rate of 9.6%. Furthermore, as of October 2007, Clarkson Research projected that global loaded container trade will grow by 10.7% in 2007 and 9.3% in 2008. In addition, according to Clarkson Research, the global containership fleet has grown from slightly over 1 million TEU of capacity in 1985 to 9.5 million TEU at the start of 2007, or a compound growth rate of 10.5%. This rapid growth has led to increased demand for marine containers, with approximately two marine containers required for every TEU slot of total containership fleet capacity. Containerisation International expects that over the next few years more than 3.3 million TEU in annual container fleet additions will be required to match the growth in global container trade including approximately 1.3 million TEU in capacity required for replacement equipment.

Similar to containerized trade, refrigerated container trade has benefited from the increasing affluence of consumers globally, along with their increased preference for a variety of fresh foods year-round. This, along with the shift of refrigerated cargos from the older conventional (non-containerized) refrigerated vessels to containerized refrigerated vessels and the infrastructural developments in the global transportation network, all have contributed to and promoted intermodal transport and containerized trade. In contrast to dry cargo trades, refrigerated trades have a higher tendency to run in north-south trades due to reversal of seasons in the Southern versus Northern Hemispheres enabling countries such as Chile and South Africa to supply a variety of fresh produce to Northern Hemisphere consumer markets in their winter season. The North-South seasonality factor, as well as demand during the holiday season, tends to drive refrigerated trade upwards starting in the fourth quarter and running through Chinese New Year in Asia, creating a higher demand for both new and existing units in the first and fourth quarters of the year.

The dry container market is affected by currency fluctuations and GDP growth as well as other factors. The dry container market is also subject to macroeconomic trends over time. As much of this cargo consists of consumer goods, the demand for transportation of these goods is propelled by the need for manufacturers to supply stock to retailers in time for holiday demand. As just-in-time inventory management techniques have improved, the supply of cargo flows has tended to start later in summer and fall months, although stress on congested port facilities and inland transportation modes such as railroad lines, has restricted the shippers’ ability to push this schedule further back in the year.

According to Containerisation International, there are over 23 million TEU of marine shipping containers and one million North American containers with a total cash replacement cost of $62.8 billion as of mid 2007. According to Containerisation International, dry freight and refrigerated containers make up 91% and 6% of the total TEU count, respectively. However, since refrigerated containers cost 8-10 times as much as standard dry freight containers, they make up over 21% of the world fleet by asset value.

According to Containerisation International, container lessors’ ownership was approximately 10.2 million TEU or 41.8% of the total worldwide container fleet of 24.5 million TEU as of mid-2007. Since mid-2000, the percentage of leased versus owned containers utilized by shipping lines has been fairly stable, ranging from a low of 42% to a high of 47% also cited by Containerisation International. It is common for the shipping lines to utilize several container lessors to meet their container equipment needs.

Container leasing rates are typically a function of, among other things, new container prices, interest rates, leasing company infrastructure costs and the container supply and demand balance at a particular time and location. Average leasing rates on an entire portfolio of leases respond more gradually to changes in new equipment prices, because lease agreements can only be re-priced upon the expiration of the lease. In addition, the value that lessors receive for resale of equipment is closely related to the cost of new equipment. From 1980 to 2000, container leasing rates generally decreased due to a trend toward lower new container prices, a reduction in U.S. dollar interest rates and a decrease in leasing company infrastructure costs as a result of improved information systems. With the exception of the expansion in leasing rates between mid-2004 to mid-2005 that was facilitated by a substantial increase in standard dry freight container prices, leasing rates have been fairly stable since 2000.

Over the last few years, there have been several large shipping line acquisitions that have resulted in some consolidation within the container shipping industry, including among some of our customers. This has resulted in a reduction of the number of large shipping lines and also in an increase in concentration of business in a smaller number of larger customers.

Containerships

According to Clarkson Research, as of August 2007, the fully cellular containership fleet numbered 4,187 vessels with approximately 10.2 million TEU of capacity. By the end of 2007, the fleet is expected to have grown to support almost 11 million TEU of capacity with an additional 1.5 million TEU expected to be added during 2008. The fully cellular containership fleet is made up of a wide range of ships from below 500 TEU in capacity to 10,000 TEU and above. At the top end of the scale are the ‘‘Deep Sea’’ containerships of 3,000 TEU and above which are generally responsible for servicing the mainlane east-west trades. These are designated as Panamax or Post-Panamax according to their capability to transit the Panama Canal given their physical dimensions. ‘‘Intermediate’’ containerships are between 1,000 TEU and 2,999 TEU in capacity and generally serve intermediate, north-south and in some cases intra-regional trade. Below 1,000 TEU in capacity are the ‘‘Feeder’’ containerships generally operated on an intra-regional basis, often relaying or ‘‘feeding’’ cargo within a region from or to main port hubs served by mainlane trades. A large proportion of the growth in containership capacity in recent years has been in the Panamax and Post-Panamax ‘‘Deep Sea’’.

The containership charter market is playing an increasingly important role in the container shipping industry as a whole. Historically, a significant share of the world’s containership capacity has been owned by the liner companies operating container shipping services. More recently these operators have chosen to charter a larger proportion of the capacity that they operate as they add to and establish new trade routes. From 1993 to 2006, the percent of total container capacity operated by the top ten liner companies which was chartered in grew from 15% to over 50%. According to Clarkson Research, at the beginning of August 2007, charter owners accounted for 47.7% of the global fully-cellular containership capacity.

Segment Reporting

Seacastle Inc. was formed in June 2007 through the combination of Carlisle and the containership leasing business recently started by Seacastle Holdings LLC. Prior to this combination, Carlisle had operated its business as a single reportable segment referred to as Containers and related equipment. Carlisle managed the business through a single set of product metrics and profitability measures that did not seek to allocate costs amongst the individual products. Carlisle employed a single sales force that sold each product and the back office functions were not allocable in total or in part to a single product.

On June 29, 2007, the Carlisle business was combined with the Seacastle Holdings LLC containership leasing business, which included two fully-chartered containerships. During the third quarter 2007, we acquired five additional containerships, one of which had an existing charter contract. We intend to continue to grow this business substantially through the acquisition of additional containerships. In July 2007, we entered into a contract with Daewoo Shipbuilding & Marine Engineering Co., Ltd. for the construction and purchase of four 4,400 TEU containerships, which are scheduled to be delivered by 2010.

On July 19, 2007, Seacastle Inc. purchased all of the outstanding common stock of Interpool, a publicly traded entity listed on the NYSE. Interpool operated its business in two reportable segments: Container leasing and Domestic Intermodal Equipment Leasing.

Subsequent to these acquisitions, we began operating our business in three reportable business segments: Container leasing (including the container and related equipment leasing activities of Interpool and Carlisle), Chassis leasing (which Interpool referred to as Domestic Intermodal Equipment Leasing) and Containership leasing.

Revenue

Our primary sources of equipment leasing revenue are derived from operating leases and revenue earned on direct finance leases.

Revenue Recognition – Equipment Leasing Revenue

We generate equipment leasing revenue through short-term and long-term leases with shipping lines, North American rail and trucking companies and ocean carriers. In the majority of our transactions, we act as the lessor of leasing equipment for a specified period of time and at a specified per diem rate. Revenue is recognized on a straight-line basis over the life of the respective lease.

We also generate revenue from time charter agreements. A time charter involves placing a containership at the charterer’s disposal for a set period of time during which the charterer may use the containership in return for the payment by the charterer of a specified daily hire rate. We recognize time charter revenues on a straight-line basis over the term of the charter agreement.

Revenue Recognition – Finance Revenue

We enter into finance leases as lessor of equipment that we own. In most instances, the leases include a bargain purchase option to purchase the leased equipment at the end of the lease term. The net investment in finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income, which represents the interest component, is recognized on an effective interest basis over the life of the lease term and is recorded as Finance revenue in the Consolidated Statements of Operations. The principal component of the lease payment is reflected as a reduction to the net investment in the direct finance lease.

Revenue Recognition – Other Revenue

Other revenue includes fee income earned for third party positioning of equipment and income earned on lessee paid repairs and maintenance. In accordance with Emerging Issues Task Force (‘‘EITF’’) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (‘‘EITF No. 99-19’’), we recognize billings to customers for damages incurred and certain other pass-through costs as revenue. We recognize gross revenues from these pass-through costs as we are the primary obligor with respect to purchasing goods and services from third parties; we generally have the discretion in selection of the repair service provider; and we generally have the credit risk because the services are purchased prior to reimbursement being received.

Other revenue also includes fees earned from the management of container equipment for third party investors and fees earned for providing chassis pool management services. These revenues are recognized as services are rendered.

Expenses

Direct Operating Expenses

Direct operating expenses are primarily related to costs incurred in relation to leasing equipment that is not being leased, or chartered, with respect to our containerships, to a third party (‘‘off-hire equipment’’). These expenses primarily consist of our costs to repair and maintain the equipment, to store the equipment when it is not on lease, to reposition the equipment for pick-up by a customer and in the case of our containerships, brokerage commissions, crew costs, supplies, insurance, engine lubricants and other amortized drydocking costs. Repositioning costs incurred prior to the initial lease of containers and chassis are capitalized as a cost of the asset acquisition. Drydocking costs, once incurred, are amortized over the time periods between drydockings. In our containership business, we incur management fees to third-party technical management companies that include such services as the day-to-day management of our containerships, including performing routine maintenance, attending to containership operations and arranging for crews and supplies.

Selling, General and Administrative Expenses

Selling and general expenses primarily consist of costs associated with marketing and sales. Administrative expenses include management, accounting, office rent, and professional services costs such as audit and legal fees and other expenses.

Provision for Doubtful Accounts

We determine the provision for doubtful accounts based on our assessment of the collectibility of our receivables. We identify those accounts based on two methods: (1) a customer-by-customer basis and (2) an allowance method. In the first method, we review certain accounts and place a likelihood of default percentage on each account individually. For the remaining receivable balance, we apply a delinquency factor to the unallocated balance. This delinquency factor is based on prior history and represents our best estimate of those accounts that will become uncollectible. Changes in economic conditions may require a re-assessment of the risk and could result in increases or decreases in the allowance for doubtful accounts.

Depreciation of Leasing Equipment

Leasing equipment is reported at cost less accumulated depreciation, which is generally provided using a straight-line method over the estimated useful lives of the assets decreasing the net book value of the asset down to its residual value. We capitalize the costs incurred with placing new equipment into service, betterments and major overhauls. We have estimated the following useful lives and residual values:

•	Chassis – 17.5 to 22.5 year life, depending upon the type of frame, with a stated residual value.

•	Containers – 12.5 year life with residual values of 37% of the original cost for dry containers and a 15 year life with a 10% residual value of the original cost for refrigerated containers.

•	Generator Sets – 12 year life with a residual value of 10% of the original cost.

•	Containerships – 30 year life from manufacture date with a residual value equal to the current scrap value of steel.

Expenditures for routine maintenance and repairs are expensed as incurred.

Fair Value Adjustments for Derivative Instruments

We have entered into derivative instruments in the form of interest rate swaps, which are used to reduce our interest rate risk. Through these interest rate swaps, we receive floating rate payments in exchange for fixed rate payments, effectively converting our floating debt borrowings to a fixed rate.

The manner in which a derivative instrument is recorded depends on whether it qualifies for hedge accounting. In our Predecessor periods, we did not qualify for hedge accounting under Statement of Financial Accounting Standards (‘‘SFAS’’) No. 133, Accounting for Derivative Instruments and Hedging Activities (‘‘SFAS No. 133’’). In our Successor periods, we began applying hedge accounting on our derivative instruments.

In the Predecessor period, interest rate swaps have been marked to market with changes in fair value recorded in earnings in the accompanying Consolidated Statements of Operations for the years ended December 31, 2004 and 2005 and the period from January 1, 2006 through February 14, 2006.

In the Successor period, beginning on February 15, 2006, we began applying hedge accounting and designated and accounted for our interest rate swap contracts as cash flow hedges. For effective cash flow hedges, changes in fair value are recorded in Other comprehensive income in the Consolidated Statements of Shareholders’ Equity. The ineffective portion of cash flow hedges is recorded in earnings in the Consolidated Statement of Operations.

Impairment of Assets Held for Sale

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (‘‘SFAS No. 144’’), we recognize assets held for sale at the lower of carrying value or fair value less estimated costs to sell. As such, we evaluate the carrying values of our leasing equipment designated as held for sale and record an impairment loss in the Consolidated Statements of Operations if the ultimate sales value is expected to be below the current carrying value.

Interest Expense

We pay interest expense on our debt obligations, which include term loans, revolving lines of credit, asset securitizations, and bank debt, based on variable rates of interest stated in the debt agreements. We enter into interest rate swaps for purposes other than trading as part of our overall market risk management practices. As a result of our variable rate indebtedness, our earnings are affected by changes in interest rates. However, we hedge the majority of our outstanding debt via interest rate swap agreements to manage the market risk associated with fluctuations in interest rates. We include the amortization of capitalized financing fees in interest expense. Interest costs on our advances for containerships under construction are capitalized and depreciated when the asset is placed in service. The amortization of discounts and premiums on our debt resulting from fair value adjustments are recorded as increases or reductions of interest expense.

Interest Income

We earn interest income primarily from restricted and unrestricted cash balances, which are invested in money market mutual funds. Restricted cash consists of cash that is held by the Company in the form of maintenance deposits and security deposits received from lessees pursuant to the terms of various lease agreements and rent collections held in lockbox accounts pursuant to the Company’s credit facilities and asset-backed securitization agreements.

Loss on Retirement of Debt

In the third quarter of 2006, we simplified our debt structure and retired our revolving credit facility, term loan and Series 2003 Asset-Backed Securitization. As a result of these transactions, the Company recognized a loss on retirement of debt.

Other Expense, Net

Other expense, net includes foreign currency gains and losses, equity in joint venture income and/or loss, impairment charges on long-lived assets, gains and losses on the sale of long-lived assets and expenses shared with a third-party under a cost-sharing agreement.

Provision for Income Taxes

In the Predecessor period we were organized as a partnership and were not subject to income taxes in the United States. In the Successor period, income taxes have been provided based upon the tax laws and rates in countries in which our operations are conducted and income is earned. We are a Marshall Islands corporation, and we are not subject to income tax in Marshall Islands. The provision for income taxes recorded relates to the income earned by certain of our subsidiaries, which are located in or have earned income in jurisdictions that impose income taxes, primarily in the United States. As a result of the Interpool Acquisition we are also subject to income tax in Canada and additionally in Barbados based upon investment income earned.

Basis of Presentation

The acquisition of Carlisle on February 15, 2006 was accounted for under the purchase method of accounting. As a result, the financial information presented for 2006 include a Predecessor period from January 1, 2006 through February 14, 2006 and Successor periods from February 15, 2006 through December 31, 2006 and February 15, 2006 through September 30, 2006. As a result of the acquisition of Carlisle by funds managed by Fortress, which we refer to as the Carlisle Acquisition, the Consolidated Statement of Operations for the Successor period includes interest and amortization expense resulting from the notes and revolving credit facility and depreciation of leasing equipment and other property, plant and equipment assumed and acquired through the Carlisle Acquisition. Further, as a result of purchase accounting, the fair values of our assets on the date of the Carlisle Acquisition became their new cost basis. The results of operations for the successor period are affected by the newly established cost basis of these assets. We allocated the purchase price in the Carlisle Acquisition based on the fair values of assets and liabilities as of the date of the acquisition, which resulted in a change in our annual depreciation and amortization expenses. The accompanying consolidated financial statements for the periods prior to the Carlisle Acquisition are labeled as ‘‘Predecessor’’ and the period subsequent to the Carlisle Acquisition are labeled as ‘‘Successor.’’

Predecessor

The consolidated financial statements for the years ended December 31, 2004 and 2005 and for the period from January 1, 2006 to February 14, 2006 include the accounts and activities of the Predecessor. The Predecessor was a limited liability company owned by Marubeni America Corporation, or Marubeni, a global equipment manufacturer, MAC Lease Holdings, Inc.

Successor

Seacastle became the parent company of Seacastle Operating Company on June 29, 2007. Our consolidated financial statements for the nine months ended September 30, 2007 include the accounts of Seacastle and its wholly-owned subsidiaries. Our consolidated financial statements for the periods from February 15, 2006 through December 31, 2006 and from February 15, 2006 through September 30, 2006 include the accounts of Seacastle Operating Company, and its wholly-owned subsidiaries. Included in these periods are fair value adjustments to assets and liabilities including goodwill, leasing equipment and other property, plant and equipment in accordance with SFAS No. 141, Business Combinations (‘‘SFAS No. 141’’). Also included is the corresponding effect that these adjustments had to operating, depreciation and amortization expense.

Interpool Acquisition

On July 19, 2007, we acquired 100% of the outstanding common shares of Interpool for $27.10 (or a total purchase of approximately $990 million) per share. As such, the results of operations of Interpool from July 19, 2007 to September 30, 2007 are included in our consolidated financial statements.

Our acquisition of Interpool was accounted for in accordance with SFAS No. 141, using the purchase method of accounting. Under the purchase method of accounting, the assets acquired and liabilities assumed from Interpool were recorded at the date of acquisition, at their respective fair values. The purchase price plus acquisition costs exceeded the fair values of acquired assets and assumed liabilities resulting in the recognition of goodwill in the amount of $252.4 million.

Results of Operations

Comparison of the Nine Month Period Ended September 30, 2006 (Combined) to the Nine Months Ended September 30, 2007.

The following table presents combined revenue and expense information for the nine month period ended September 30, 2006 and nine months ended September 30, 2007. The information was derived from the revenue and expense accounts of Carlisle as Predecessor for the period from January 1, 2006 through February 14, 2006 and from the unaudited consolidated financial statements of Seacastle as Successor for the period from February 15, 2006 through September 30, 2006, and from the unaudited consolidated financial statements of Seacastle Inc. for the nine months ended September 30, 2007.

The Combined Statements of Operations for the nine month period ended September 30, 2006 is being presented solely to assist comparisons across the years. The Successor period for 2006 in the combined Statements of Operations includes the effect of fair value purchase accounting adjustments resulting from the Carlisle Acquisition on February 15, 2006. Due to the change in the basis of accounting resulting from the application of purchase accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable.

The combined information is a non-US GAAP financial measure and should not be used in isolation or substitution of the Predecessor or Successor results. Such data is being presented for informational purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had the Carlisle Acquisition occurred on January 1, 2006 or that may be obtained for any future period.

	Predecessor	Successor	Combined	Successor	Prior Period Change
	Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007	$ Change	% Change
	(dollars in thousands)
Revenue:
Equipment leasing revenue	$15,962	$85,554	$101,516	$189,785	$88,269	87%
Finance revenue	2,088	9,973	12,061	21,945	9,884	82
Other revenue	155	1,552	1,707	10,629	8,922	523
Total revenue	$18,205	$97,079	$115,284	$222,359	$107,075	93%
Expenses:
Direct operating expenses	790	4,442	5,232	30,039	24,807	474
Selling, general and administrative expenses	3,627	12,759	16,386	28,216	11,830	72
Provision for doubtful accounts	—	—	—	137	137	N/A
Depreciation of leasing equipment	6,812	39,411	46,223	69,543	23,320	50
Fair value adjustments for derivative instruments	(3,527)	—	(3,527)	—	3,527	N/A
Impairment on assets held for sale	—	—	—	557	557	N/A
Interest expense	5,196	29,352	34,548	65,248	30,700	89
Interest (income)	(80)	(572)	(652)	(5,010)	(4,358)	668
Loss on retirement of debt	—	7,631	7,631	—	(7,631)	N/A
Other expense/(income), net	581	2,021	2,602	2,337	(265)	(10)
Total expenses	$13,399	$95,044	$108,443	$191,067	$82,624	76%
Income before provision for income taxes	4,806	2,035	6,841	31,292	24,451	357
Provision for income taxes	—	23	23	4,695	4,672	N/A
Net Income	$4,806	$2,012	$6,818	$26,597	$19,779	290%

Revenue

Total revenue was $115.3 million for the combined nine month period ended September 30, 2006 compared to $222.4 million for the nine months ended September 30, 2007, an increase of $107.1 million or 93%. Equipment leasing revenue increased $88.3 million or 87%, Finance revenue increased $9.9 million or 82% and Other revenue increased $8.9 million.

$57.8 million of the increase in Equipment leasing revenue relates to the Interpool Acquisition and $13.4 million of the increase in Equipment leasing revenue relates to the new containerships acquired. In addition, Equipment leasing revenue increased $1.2 million due to the consolidation of two joint ventures previously accounted for under the equity method of accounting. The remaining increase of $15.8 million was attributable to a $37.6 million increase due to a 39% increase in the size of the container fleet on hire, offset by a $21.8 million decrease due to a 16% decrease in average daily rates for containers. The introduction of the rental of dry containers in September 2006 accounted for 58% of the increase in the average on-hire fleet while at the same time, lowering the average per diem rates. Dry container rates were approximately 14% of the per diem rates that were received on refrigerated containers reflecting their lower capital cost versus refrigerated containers.

Finance revenue increased by $10.0 million as a result of the Interpool Acquisition. Excluding the impact of the acquisition, Finance revenue declined $0.1 million due to a 16% increase in the number of direct finance lease assets, offset by the mix of products under finance leases and the rate of amortization of unearned income.

Other revenue increased by $8.9 million. $6.7 million of the increase in Other revenue is attributable to the Interpool Acquisition. The remaining increase of $2.2 million was due to the increase in maintenance and repair revenue charged to our lessees in 2007.

Direct Operating Expenses

Direct operating expenses were $5.2 million for the combined nine month period ended September 30, 2006 compared to $30.0 million for the nine months ended September 30, 2007, an increase of $24.8 million. $24.6 million of the increase is attributable to the Seacastle and Interpool Acquisitions. Excluding the impact of these acquisitions, the remaining $0.2 million net increase in costs is attributable to a $0.6 million increase in storage and movement charges from depots, a $0.2 increase in repairs and maintenance, offset by a $0.2 decrease in refurbishments and a $0.4 million decrease in repositioning charges.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $16.4 million in the combined nine month period ended September 30, 2006 compared to $28.2 million for the nine months ended September 30, 2007, an increase of $11.8 million or 72%. An increase of $12.2 million is attributable to the Seacastle and Interpool Acquisitions. Included in the impact of the acquisition is $0.5 million of compensation costs for employees that are no longer with the company. Excluding the impact of these acquisitions, the remaining $0.4 million decrease in costs was primarily driven by a $1.6 million decrease in rental expense of leasing equipment. In February 2006, $108.7 million of leasing equipment was recorded in conjunction with the Carlisle Acquisition. These assets previously qualified for operating lease treatment and payments to the lessor were recorded as rental expense. Due to the amended terms of the lease agreements, which required the Company to purchase the assets at the end of the term, the Company was required to record a capital lease asset and liability and the resultant depreciation expense. As a result, we recognized a capital lease asset and liability on our Consolidated Balance Sheet and the resultant depreciation expense in our Consolidated Statement of Operations. In addition, fees paid to financial institutions were $1.5 million higher in the nine months ended September 30, 2006 versus the same period in 2007. These decreases were offset by increases in employee related costs of $2.2 million primarily consisting of salaries and travel expenses and a $0.5 increase in audit and information technology costs.

Provisions for Doubtful Accounts

The Provision for doubtful accounts increased by $0.1 million. We recorded a $0.5 million provision for doubtful accounts in the nine months ended September 30, 2007. The Company recognized the provision when a customer account was deemed uncollectible. No such provision was required in the combined nine month period ended September 30, 2006. This provision was offset by a decrease of $0.4 million due to improved collections at Interpool.

Depreciation of Leasing Equipment

Depreciation of leasing equipment was $46.2 million in the combined nine month period ended September 30, 2006 compared to $69.5 million for the nine months ended September 30, 2007, an increase of $23.3 million or 50%. $13.0 million of the increase is attributable to the Interpool Acquisition and $3.2 million of the increase is attributable to the new containerships placed into service in 2007. In addition, $0.4 million of the increase was due to the consolidation of two joint ventures previously accounted for under the equity method of accounting. An increase of $6.2 million was driven by the purchase of $123.0 million in leasing equipment in 2007 in addition to $94.0 million of leasing equipment purchased during the fourth quarter of 2006. An additional $108.7 million of leasing equipment was recorded in February 2006, in conjunction with the Carlisle Acquisition. These assets previously qualified for operating lease treatment and payments to the lessor were recorded as rental expense. Due to the amended terms of the lease agreements, which required the Company to purchase the assets at the end of the term, the Company was required to record a capital lease asset and liability and the resultant depreciation expense. This transaction resulted in a $0.8 million increase in depreciation expense. These increases were offset by a $0.3 million decrease in depreciation expense resulting from a write-down of Leasing equipment in connection with the Carlisle Acquisition.

Fair Value Adjustment for Derivative Instruments

In the Predecessor period, we did not qualify for hedge accounting on our interest rate swaps and accordingly we recorded a $3.5 million fair value adjustment gain in the period from January 1, 2006 through February 14, 2006. However, in the Successor period, we did qualify for hedge accounting on our interest rate swaps and, accordingly recorded the fair value adjustment to accumulated other comprehensive income on our Consolidated Balance Sheet.

Impairment of Assets Held for Sale

We recorded an impairment of assets held for sale of $0.6 million in the combined nine months ended September 30, 2007. We evaluate the recovery of our containers and complementary equipment designated for sale and record a loss if the ultimate sales value is expected to be below the current carrying cost. No such impairment charge was required in the nine month period ended September 30, 2006.

Interest Expense

Interest expense was $34.5 million in the combined nine month period ended September 30, 2006 compared to $65.2 million for the same period in 2007, an increase of $30.7 million. $25.0 million of the increase is attributable to debt assumed and new debt entered into as part of the Interpool Acquisition and $3.7 million of the increase is attributable to financing entered into in relation to the new containerships placed into service in 2007. The remaining increase is attributable to higher average outstanding debt levels, which caused interest expense to increase by $6.8 million. Included in this increase is $0.6 million of additional interest expense on debt incurred in connection with the Carlisle Acquisition. This increase in interest expense was offset by a lower cost of funding, which reduced interest expense by $4.8 million.

Interest Income

Interest income was $0.7 million in the combined nine month period ended September 30, 2006 compared to $5.0 million for the same period in 2007, an increase of $4.3 million. $3.5 million of the increase is attributable to the Interpool Acquisition whereby the Company has $225.0 million of restricted cash in an interest bearing account in Barbados. The remainder of the increase is primarily attributable to increased restricted cash balances and unrestricted cash and cash equivalents held in interest-bearing accounts.

Loss on Retirement of Debt

In the third quarter of 2006, we took steps to simplify our debt structure and retired our revolving credit facility, term loan and Series 2003-1 and Series 2003-2 Notes. As a result, we recognized a loss on retirement of debt of $7.6 million related to these facilities.

Other Expense, Net

Other expense, net was $2.6 million for the combined nine month period ended September 30, 2006 compared to $2.3 million for the same period in 2007, a decrease in net expense of $0.3 million. A $0.4 million increase is attributable to the Interpool Acquisition, whereas a

$0.2 million decrease is attributable to new containerships acquired in 2007. Excluding the impact of the Interpool Acquisition and the containerships acquired, the remaining decrease in other expense, is attributable to actions taken by the Company in 2006 to simplify its debt structure through which it incurred $0.9 million in prepayment fees. These reductions in other expense, net were offset by the absence of equity in income of joint ventures that were acquired in 2006 of $0.2 million, the absence of $0.2 million of cost sharing from an agreement that expired in 2006, and $0.1 million of greater losses on sales of equipment in the nine months ended September 30, 2007.

Income before Provision for Income Taxes

Income before provision for income taxes was $6.8 million in the combined nine month period ended September 30, 2006 compared to $31.3 million for the nine months ended September 30, 2007, an increase of $24.5 million. The change was attributable to all of the items listed above.

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2006 (Combined)

The following table presents combined revenue and expense information for year ended December 31, 2005 and 2006. The information was derived from the Consolidated Statements of Operations of Carlisle as Predecessor for the period from January 1, 2006 through February 14, 2006, and from the Consolidated Statements of Operations of Seacastle as Successor for the period from February 15, 2006 through December 31, 2006.

The Combined Statements of Operations are being presented solely to assist comparisons across the years. The Successor period for 2006 in the Combined Statements of Operations includes the effect of fair value purchase accounting adjustments resulting from the Carlisle Acquisition on February 15, 2006. Due to the change in the basis of accounting resulting from the application of purchase accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable.

The combined information is a non-US GAAP financial measure and should not be used in isolation or substitution of the Predecessor or Successor results. Such data is being presented for information purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had the Carlisle Acquisition occurred on January 1, 2006 or that may be obtained for any future period.

	Predecessor		Successor	Combined	Prior Period Change
	Year Ended December 31, 2005	Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006	Year Ended December 31, 2006	$ Change	% Change
		(dollars in thousands)
Revenue:
Equipment leasing revenue	$130,714	$15,962	$122,342	$138,304	$7,590	6%
Finance revenue	16,692	2,088	14,027	16,115	(577)	(3)
Other revenue	3,283	155	2,053	2,208	(1,075)	(33)
Total revenue	$150,689	$18,205	$138,422	$156,627	$5,938	4%
Expenses:
Direct operating expenses	7,934	790	5,889	6,679	(1,255)	(16)
Selling, general and administrative expenses	37,390	3,627	20,021	23,648	(13,742)	(37)
Depreciation of leasing equipment	48,461	6,812	55,723	62,535	14,074	29
Fair value adjustment on derivative instruments	(10,434)	(3,527)	—	(3,527)	6,907	*
Impairment on assets held for sale	557	—	3,912	3,912	3,355	602
Goodwill impairment	38,900	—	—	—	(38,900)	*
Interest expense	36,920	5,196	39,490	44,686	7,766	21
Interest income	(339)	(80)	(862)	(942)	(603)	(178)
Loss on retirement of debt	—	—	7,631	7,631	7,631	*
Other expense/(income), net	(4,069)	581	2,966	3,547	7,616	187
Total expenses	$155,320	$13,399	$134,770	$148,169	$(7,151)	(5)%
Income (loss) before provision for income taxes	(4,631)	4,806	3,652	8,458	13,089	283
Provision for income taxes	—	—	38	38	38	*
Net Income (loss)	$(4,631)	$4,806	$3,614	$8,420	$13,051	282%

*	Not meaningful.

Revenue

Total revenues were $150.7 million for year ended December 31, 2005 compared to $156.6 million in the combined year ended December 31, 2006, an increase of $5.9 million or 4%. Equipment leasing revenue increased $7.6 million or 6% while Finance revenue decreased $0.6 million or 3%, and Other revenue decreased $1.1 million or 33%. $18.3 million of the increase in Equipment leasing revenue was attributable to a 14% increase in the size of the fleet on hire, offset by a 7% decrease in average daily rates resulting in a $10.7 million decrease in Equipment leasing revenue. The introduction of the rental of dry containers in late 2006 accounted for 21% of the increase in the average on-hire fleet while at the same time, lowering the average per diem rates. Dry container rates are approximately 14% of the per diem rates that were received on refrigerated containers. The number of direct finance lease assets increased by 6%, although revenue decreased on a year-over-year basis. The decrease was due to the mix of products under finance leases and the rate of amortization of unearned income. Other revenue decreased by $1.1 million primarily due to the decline in repair and maintenance revenues charged to our lessees. Included in the increases in Total revenue and in Equipment leasing revenue is $8.5 million due to the consolidation of two joint ventures previously accounted for under the equity method of accounting.

Direct Operating Expenses

Direct operating expenses were $8.0 million in 2005 compared to $6.7 million in the combined year 2006, a decrease of $1.3 million or 16%. The decrease is attributable to lower levels of our portion of repairs, maintenance and refurbishment costs on refrigerated containers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $37.4 million in 2005 compared to $23.6 million in the combined year 2006, a decrease of $13.8 million or 37%. The decrease in costs was primarily driven by a $16.4 million decrease in rental expense of leasing equipment. In February 2006, $108.7 million of leasing equipment was recorded in conjunction with the Carlisle Acquisition. These assets previously qualified for operating lease treatment and payments to the lessor were recorded as rental expense. Due to the amended terms of the lease agreements, which requires the Company to purchase the assets at the end of the term, the Company was required to record a capital lease asset and liability and the resultant depreciation expense. The decrease in expenses was driven by the absence of $16.4 million of rental expense related to the aforementioned operating leases. The Company also recorded $1.5 million in severance charges related to executive management exit costs in 2006 and increased fees paid to financial institutions of $1.3 million.

Depreciation of Leasing Equipment

Depreciation of leasing equipment was $48.5 million in 2005 compared to $62.5 million in the combined year 2006. The increase of $14.0 million or 29% was driven by a net increase of $250.4 million in leasing equipment. In February 2006, $108.7 million of leasing equipment was recorded in conjunction with the Carlisle Acquisition. These assets previously qualified for operating lease treatment and payments to the lessor were recorded as rental expense. Due to an amendment in the terms of the lease agreements, which required us to purchase the assets at the end of the lease term, we were required to record a capital lease asset and liability. This transaction accounted for $8.2 million of the total increase in depreciation expense. Also included in the overall increase in depreciation expense was a $3.3 million increase attributable to the consolidation of two joint ventures previously accounted for under the equity method of accounting. This increase was offset by a $1.6 million decrease in depreciation expense resulting from a write-down of Leasing equipment in connection with the Carlisle Acquisition.

Fair Value Adjustments for Derivative Investments

In 2005, the Company recorded $10.4 million fair value gains on interest rate swaps. In the combined year 2006, the Company recorded a gain of $3.5 million related to fair value adjustments of the Company’s interest rate swaps. The decrease is due to the different accounting treatment for our interest rate swaps in our Predecessor and Successor periods. In the Successor period we began to apply hedge accounting, whereas in the Predecessor period we did not qualify for hedge accounting.

Impairment on Assets Held for Sale

In 2005, we recorded a $0.6 million impairment charge as 133 refrigerated containers were designated as assets held for sale. Similarly, in the combined year 2006, impairment charges on 1,477 containers were $3.9 million resulting in a year over year increase in impairment charges of $3.3 million. Accordingly, we recorded an impairment charge to recognize the difference between the book value of the containers and the ultimate cash proceeds that we expect to receive in the period that these assets were designated as held for sale.

Goodwill Impairment

On December 30, 2005, Marubeni accepted an offer from funds managed by an affiliate of Fortress to sell all of the assets of the Company for $216.0 million subject to certain purchase price adjustments. The transaction closed on February 15, 2006 at a purchase price of $214.5 million. We considered the acceptance of the offer to be a triggering event under SFAS No. 142, Goodwill and Other Intangible Assets (‘‘SFAS No. 142’’) and accordingly performed a test to determine whether or not an impairment of goodwill should be recognized. As a result of the test, we recognized a goodwill impairment of $38.9 million in our Consolidated Statement of Operations for the year ended December 31, 2005.

Interest Expense

Interest expense was $36.9 million in 2005 compared to $44.7 million in 2006, an increase of $7.8 million or 21.1%. The increase in average debt outstanding led to a $6.9 million increase in interest expense. Included in this increase is $3.7 million of interest expense on debt incurred in connection with the Carlisle Acquisition. The remaining increase of $0.9 million is primarily due to the increase in our weighted average interest rates.

Interest Income

Interest income was $0.3 million in 2005 compared to $0.9 million in 2006, an increase of $0.6 million primarily attributable to increased restricted cash balances and unrestricted cash and cash equivalents in interest bearing accounts.

Loss on Retirement of Debt

In 2006, we took actions to simplify our debt structure and retired our revolving credit facility, term loan and Series 2003-1 and Series 2003-2 notes. As a result, we recognized a loss on retirement of debt of $7.6 million related to these facilities.

Other Expense/(Income), Net

Other expense/(income), net was $(4.1) million in 2005 compared to $3.5 million in 2006, an increase in net expense of $7.6 million. During 2006, the Company took actions to simplify its debt structure and incurred $1.0 million in prepayment fees for credit facilities that were repaid. The remainder of the increase in net expense was attributable to a $2.5 million increase in loss on disposal of containers, the absence of $2.2 million of a cost sharing agreement in 2005 with a former affiliate, a $0.2 million decrease in asset management fees and $1.4 million less in equity in income of joint ventures that became fully consolidated in 2006.

Income/(Loss) before Provision for Income Taxes

Loss before provision for income taxes was $(4.6) million in 2005 compared to income of $8.5 million in 2006, an increase of $13.1 million. The change resulted from all of the items noted above.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2005.

The following table presents consolidated revenue and expenses for the years ended December 31, 2004 and 2005.

	Year ended December 31,		Prior Period Change
	2004	2005	$ Change	% Change
	(dollars in thousands)
Revenue:
Equipment leasing revenue	$125,900	$130,714	$4,814	4%
Finance revenue	14,529	16,692	2,163	15
Other revenue	4,053	3,283	(770)	(19)
Total revenue	$144,482	$150,689	$6,207	4%
Expenses:
Direct operating expenses	5,320	7,934	2,614	49
Selling, general and administrative expenses	36,554	37,390	836	2
Depreciation of leasing equipment	42,348	48,461	6,113	14
Impairment on assets held for sale	—	557	557	*
Fair value adjustment on derivative instruments	(12,755)	(10,434)	2,321	18
Goodwill impairment	—	38,900	38,900	*
Interest expense	32,243	36,920	4,677	15
Interest income	(65)	(339)	(274)	422
Other expense/(income), net	(3,113)	(4,069)	(956)	31
Total expenses	$100,532	$155,320	$54,788	54%
Income (loss) before provision for income taxes	43,950	(4,631)	(48,581)	(111)
Provision for income taxes	—	—	—	*
Net Income (loss)	$43,950	$(4,631)	$(48,581)	(111)%

*	Not meaningful.

Revenue

Total revenue was $144.5 million for 2004 compared to $150.7 million in 2005, an increase of $6.2 million or 4%. Equipment leasing revenue increased $4.8 million or 4%, Finance revenue increased $2.2 million or 15% and Other revenue decreased $0.8 million or 19%. The increase in Equipment leasing revenue was attributable to a 9% increase in the size of the fleet on hire, offset by a 5% decrease in average daily rates. The increase in Finance revenue was due to the 25% increase in the number of assets under finance leases, the mix of products and the rate of amortization of unearned income. Other income decreased due to lower amounts received from lessors for repairs and maintenance fees.

Direct Operating Expenses

Direct operating expenses were $5.3 million in 2004 compared to $7.9 million in 2005, an increase of $2.6 million or 49%. The increase is attributable to higher levels of the Company’s portion of repairs, maintenance and refurbishment costs on refrigerated containers.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $36.6 million in 2004 compared to $37.4 million in 2005, an increase of $0.8 million or 2%. The increase in costs were driven by a $1.7 million increase in employee-related costs offset by a reduction in legal and professional fees of $0.9 million.

Depreciation of Leasing Equipment

Depreciation of leasing equipment was $42.3 million in 2004 compared to $48.4 million in 2005. The increase of $6.1 million or 14% was driven by a net increase of $22.6 million in leasing equipment.

Impairment on Assets Held for Sale

We did not record an impairment on assets held for sale in 2004. In 2005, we recorded a $0.6 million impairment charge on 133 containers that were designated for sale.

Fair Value Adjustment for Derivative Investments

In 2004 and 2005, we did not qualify for hedge accounting and accordingly recognized fair value adjustment gains on our interest rate swaps of $12.8 million and $10.4 million, respectively.

Goodwill Impairment

On December 30, 2005, Marubeni accepted an offer from funds managed by an affiliated of Fortress to sell all of the assets of the Company for $216 million subject to certain purchase price adjustments. The transaction closed on February 15, 2006 at a purchase price of $214.5 million. We considered the acceptance of the offer to be a triggering event under SFAS No. 142, and accordingly performed a test to determine whether or not an impairment of goodwill should be recognized. As a result of the test, we recognized a goodwill impairment of $38.9 million in our Consolidated Statement of Operations for the year ended December 31, 2005.

Interest Expense

Interest expense was $32.2 million in 2004 compared to $36.9 million in 2005, an increase of $4.7 million or 15%. The entire increase was driven by an increased average debt level in 2005 compared to 2004. The proceeds from the increase in debt were used to fund our investment in rental equipment and our net investment in finance leases.

Interest Income

Interest income was $0.1 million in 2004 compared to $0.3 million in 2005, an increase of $0.2 primarily attributable to increased restricted cash balances and unrestricted cash and cash equivalents held in interest bearing accounts.

Other Expense/(Income), Net

Other expense/(income), net was ($3.1) million in 2004 compared to $(4.1) million in 2005, an increased of $1.0 million or 31%. The decrease in the net expense was primarily attributable to a greater level of costs shared with a third party affiliate under a cost sharing agreement.

Income (Loss) before Provision for Income Taxes

Income (loss) before provision for income taxes was $44.0 million in 2004 compared to a loss of $(4.6) million in 2005, a decrease of $48.6 million. The change resulted from all of the items noted above.

Liquidity and Capital Resources

We have historically met our liquidity requirements primarily from the following sources:

•	Revenues including operating lease revenues, finance lease collections, billings to lessors for repairs and maintenance, and asset management fees. Cash flows from operating activities were $75.5 million and $66.1 million for the years ended December 31, 2004 and 2005, respectively, $75.7 million for the combined period from January 1, 2006 through December 31, 2006 and $57.9 million for the nine months ended September 30, 2007.

•	Lines of credit and other secured borrowings, under which $3,145.4 million was outstanding and $397.2 million was available for borrowing as of September 30, 2007 ($ million and $ million, respectively, as of December 31, 2007).

•	Sales of our older leasing equipment.

Our total Liabilities have increased by 308% from $853.2 million at December 31, 2006 to $3,479.6 million at September 30, 2007, which is consistent with the increase in our total assets by 308% from $1,098.4 million to $4,475.3 million during the same period.

Upon the completion of this offering, we expect to have up to approximately $1.7 billion of debt that will mature by September 30, 2009, including approximately $795.4 million (the ‘‘Current Debt’’) and $902.2 million of debt maturing by September 30, 2008 and September 30, 2009, respectively. These amounts do not include $284.6 million and $240.7 million of other contractual obligations maturing by September 30, 2008 and September 30, 2009, respectively. We expect that our cash flows from our operations, existing facilities and sales of older equipment, together with the proceeds from this offering and our future financing activities, will be sufficient to meet our liquidity needs. We will need to borrow funds to refinance a substantial portion of our outstanding debt that matures over the next year and thereafter. In addition, we will need to borrow substantial amounts to finance the purchases of new assets that we intend to make in order to expand our business in the next few years. We have not obtained commitments to provide all the funds we will need to refinance our maturing debt, or to finance potential new asset purchases, and no assurance can be made that we will be able to meet our financing and other liquidity needs as currently contemplated. See ‘‘Risk Factors – Our inability to service our debt obligations or to obtain additional financing as needed would have a material adverse effect on our business, financial condition and results of operations.’’

Since September 30, 2007, we have taken the following steps with regard to the amounts outstanding under our existing facilities:

Chassis

On October 22, 2007, we refinanced $390.6 million of borrowings under the Chassis Securitization Facility (which constitutes a portion of the Current Debt) with the proceeds from borrowings under a new $362.7 million facility, the Chassis Funding Floating Rate Asset-Backed Notes, Series 2007-1, which mature in October 2008. This refinancing reduced the near-term amortization payments due under this financing.

We currently intend to refinance both the Chassis Funding Floating Rate Asset-Backed Notes, Series 2007-1 and the Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1 with one or more long-term financings, although we have not yet obtained commitments. The Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1 do not constitute a portion of the Current Debt and, as of September 30, 2007, $295.1 million would be due under this facility when it matures in January 2009.

Containers

On October 31, 2007, we entered into a $300.0 million senior secured credit facility through CLI Funding III LLC (the ‘‘CLI Funding III Credit Facility’’) to finance both new and existing container finance leases.

In addition, on November 30, 2007, we increased the amount of availability under the 2006-2 Notes under our Carlisle Asset-Backed Securitizations from $250.0 million to $375.0 million, thereby increasing our liquidity available to finance both new and existing container assets, including container finance leases.

We may use a portion of the amounts available under the CLI Funding III Credit Facility and the increased amounts available under the 2006-2 Notes to refinance a portion of the debt currently outstanding under the CLI Funding II Credit Facility (under which $398.1 million of debt (less amortization payments) matures in January 2009).

Seacastle Revolving Credit Facility

We intend to use a portion of the proceeds from this offering to repay all amounts outstanding under the Seacastle Revolving Credit Facility, under which $141.9 million was outstanding as of September 30, 2007. $250.0 million would be available until July 2008 under the Seacastle Revolving Credit Facility if we repay all outstanding amounts under this facility.

In summary, as of December 31, 2007, $     million and $     million of our currently outstanding contractual obligations will mature by December 31, 2008 and December 31, 2009, respectively. The foregoing discussion of our financing needs does not reflect the additional borrowing we will need to finance purchases of additional assets, including containerships, that we may make in the future.

Liquidity Needs For New Acquisition

The acquisition of leasing assets, including chassis, containers and containerships, fuels our growth. As a result, we expect to spend substantial funds to acquire chassis, containers and containerships, although there can be no assurances as to the timing and amount of such acquisitions. Since the beginning of 2006, we have acquired or committed to acquire, either directly or through our newly-acquired subsidiaries, a total of $1.8 billion in total intermodal assets including more than $1 billion in containerships, approximately $610 million in shipping containers and approximately $230 million in intermodal chassis. It is our intention to continue buying leasing equipment and funding such purchases through cash flow from our operations, new issuances of equity and debt securities and new and existing lines of credit.

We expect that our largest single cash expenditure over the next several years will be the purchase of containerships. In July 2007, we entered into contracts with Daewoo Shipbuilding & Marine Engineering Co., Ltd. for the construction and purchase of four 4,400 TEU containerships, which are scheduled to be delivered to us during 2010. The cost of these newbuild ships is $280.8 million in the aggregate of which $28.1 million was paid in the third quarter of 2007. In October 2007, we entered into an agreement with a third party for the purchase of two additional newbuild containerships for an aggregate purchase price of $176.0 million. In November 2007, the Company paid a 10% deposit and the remainder of the commitment, $158.4 million, is due upon the delivery expected in 2010.

Depending upon the volume of demand in the market for new chassis, containers and containership leasing, we will actively seek new debt facilities with greater borrowing capacity to expand and/or replace our existing facilities, although there can be no assurance that we will be able to obtain any additional facilities. We believe that we will be able to generate or otherwise obtain sufficient capital to support our growth strategy that will enable us to pay dividends to shareholders of our common stock as contemplated by our dividend policy. However, deterioration in our performance, the credit markets or our inability to obtain additional financing on attractive terms, or at all, could limit our access to funding or drive the cost of capital higher than our current cost. Both of those factors, as well as numerous other factors detailed above in ‘‘Risk Factors,’’ could limit our ability to raise funds, further the growth of our business or pay dividends.

Cash Flow

Cash Flow Information for the Nine Month Period Ended September 30, 2006 (Combined) and the Nine Months Ended September 30, 2007

The following table presents combined cash flow information for the combined nine month period ended September 30, 2006 and the nine months ended September 30, 2007. The information was derived from the Consolidated Statements of Cash Flows of Carlisle for the period from January 1, 2006 through February 14, 2006, as Predecessor, and from the unaudited Consolidated Statements of Cash Flows for the period from February 15, 2006 through September 30, 2006, and from the unaudited Consolidated Statements of Cash Flows for the nine months ended September 30, 2007 of Seacastle as Successor.

The combined cash flow information is being presented solely to assist comparisons across the years. The Successor period for 2006 in the combined cash flow information includes the effect of fair value purchase accounting adjustments resulting from the Carlisle Acquisition on February 15, 2006. Due to the change in the basis of accounting resulting from the application of purchase accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable.

The combined information is a non-US GAAP financial measure and should not be used in isolation or substitution of the Predecessor or Successor results. Such data is being presented for informational purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had the Carlisle Acquisition occurred on January 1, 2006.

	Predecessor	Successor	Combined	Successor
	Period From January 1, 2006 to February 14, 2006	Period From February 15, 2006 to September 30, 2006	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2007
Net cash provided by operating activities	$5,839	$47,434	$53,273	$57,923
Net cash used in investing activities	(5,775)	(227,683)	(233,458)	(1,448,193)
Net cash provided by financing activities	(3,535)	195,127	191,592	1,440,187
Effect of changes in exchange rates on cash and cash equivalents	(4)	42	38	212
Net cash flow	$(3,475)	$14,920	$11,445	$50,129

Comparison of the Nine Month Period Ended September 30, 2006 (Combined) to the Nine Months Ended September 30, 2007.

Net cash flows provided by operating activities was $53.3 million and $57.9 million for the combined nine month period ended September 30, 2006 and the nine months ended September 30, 2007, respectively. The increase in cash from operations was due to the increased number of leasing assets on-hire, the majority of which were acquired through the Interpool and Seacastle Acquisitions. Net income increased in total by $19.8 million and by $6.7 million due to the Interpool and Seacastle Acquisitions. Offsetting the increased income was an increased use of working capital of $34.8 million in addition to $8.2 million incurred in connection with new debt agreements.

Net cash used in investing activities was $233.5 million and $1,448.2 million for the combined nine month period ended September 30, 2006 and the nine month period ended September 30, 2007, respectively. The increase in cash used in investing activities was attributable to the acquisition of Interpool for $604.2 million net of cash acquired, acquisition related payments of $19.2 million, an increase in restricted cash of $235.3 million due to the pledging of $225.0 million as security for the ING financing and increased cash restrictions due to the increase in the borrowings under asset backed securities. Also included in the increase in cash used was additional containerships purchased and advance payments on newbuild containerships for a combined $465.6 million. The remaining increase in purchases of leasing assets of $149.8 million is primarily related to the purchase of containers in 2007 in comparison to lower levels of spending in the combined nine month period ending September 2006 due to a general slowdown in demand at that time. In the combined nine month period ended September 30, 2006, the company had spent $201.1 million related to the Carlisle Acquisition. The Seacastle Acquisition was a source of cash provided by investing activities as the company had $24.2 million in cash on the balance sheet when it was acquired with an issuance of the Company’s common stock.

Net cash flows provided by financing activities was $191.6 million and $1,440.2 million for the combined nine month period ended September 30, 2006 and the nine month period ended September 30, 2007, respectively. In the combined nine month period ended September 30, 2006, we received $225.0 million from funds managed by an affiliate of Fortress, which we used to purchase the partnership interest from Marubeni (the Carlisle Acquisition). In addition, the funds managed by an affiliate of Fortress made capital contributions of $15.0 million which was used in part to reduce overall debt levels by $48.4 million in the combined nine months ended September 30, 2006. In the nine months ended September 30, 2007, the Company issued common stock to Fortress Investment Fund IV for $675.0 million of proceeds which was used to purchase Interpool. The Company also received $768.1 million in net cash proceeds from debt financing transactions that it used to acquire leasing assets and for general operating purposes. Offsetting the cash provided by financing activities was a cash use of $3.1 million for expenses incurred in the S-1 registration process.

As of September 30, 2007, we had unrestricted cash balances totaling $62.2 million.

Cash Flow Information for the Years Ended December 31, 2004, 2005 and 2006

The following table presents combined cash flow information for December 31, 2006. The information was derived from the Consolidated Statements of Cash Flows of Carlisle for the period from January 1, 2006 through February 14, 2006 as ‘‘Predecessor’’ and from the Consolidated Statements of Cash Flows of Seacastle for the period from February 15, 2006 through December 31, 2006 as ‘‘Successor’’.

The combined cash flow information is being presented solely to assist comparisons across the years. The Successor period for 2006 in the combined cash flow information includes the effect of fair value purchase accounting adjustments resulting from the Carlisle Acquisition on February 15, 2006. Due to the change in the basis of accounting resulting from the application of purchase accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financing statements are not necessarily comparable.

The combined information is a non-US GAAP financial measure and should not be used in isolation or substitution of the Predecessor or Successor results. Such data is being presented for informational purposes only and does not purport to represent or be indicative of the results that actually would have been obtained had the Carlisle Acquisition occurred on January 1, 2006.

The following table sets forth certain historical cash flow information for the years ended December 31, 2004 and December 31, 2005 and the combined year ended December 31, 2006.

	Predecessor			Successor	Combined
Cash Flows:	Year Ended December 31, 2004	Year Ended December 31, 2005	Period From January 1, 2006 to February 14, 2006	Period From February 15, 2006 to December 31, 2006	Year Ended December 31, 2006
	(dollars in thousands)
Net cash provided by operating activities	$75,463	$66,130	$5,839	$69,821	$75,660
Net cash used in investing activities	(149,602)	(120,971)	(5,775)	(318,107)	(323,882)
Net cash provided by (used in) financing activities	72,982	62,141	(3,535)	260,340	256,805
Effect of changes in exchange rates on cash and cash equivalents	—	—	(4)	34	30
Net cash flow	$(1,157)	$7,300	$(3,475)	$12,088	$8,613

Comparison of the Year Ended December 31, 2005 to the Combined Year Ended December 31, 2006

Net cash provided by operating activities was $66.1 million and $75.6 million for the year ended December 31, 2005 and the combined year ended December 31, 2006, respectively, a $9.5 million increase. Net income for the combined year ended December 31, 2006 was higher by $13.1 million. The net cash flows provided by operations for the combined year end December 31, 2006 benefited from the absence of a 2005 liquidation of a long-term incentive program for certain employees for approximately $9.9 million after tax. In 2006, we paid $4.2 million in deferred financing costs on a new revolving credit facility and also restructured its securitization program.

Net cash used in investing activities was $121.0 million and $323.9 million for the year ended December 31, 2005 and the combined year ended December 31, 2006, respectively, a $202.9 million increase. Cash flows used in investing activities for the combined year ended December 31, 2006 includes $201.1 million of cash distributed to partners in connection with the sale of the Company to funds managed by an affiliate of Fortress. Our restricted cash flow balance grew by $8.1 million over 2005 as more of our cash was held by a trustee as part of our securitization agreements. Net cash used in investing activities also excluded $9.9 million of proceeds from the sale of investments used to liquidate a long-term incentive program. Proceeds from sales of leasing equipment increased by $4.4 million over prior year levels. Finally, purchases of leasing equipment, including assets to be leased under direct finance leases was $148.7 million in 2005 versus $131.8 million in 2006. The decreased level of spending in 2006 was due to a general slowdown in the industry in the fourth quarter of 2005 leading to more leasing equipment on hand thus reducing the need to purchase assets in 2006.

Net cash provided by financing activities was $62.1 million and $256.8 million for the year ended December 31, 2005 and the combined year ended December 31, 2006, respectively, a $194.7 million increase. During 2006, we replaced our revolving credit facility with a new revolving credit facility and greatly reduced the level of borrowing on the facility by $97.0 million. We also liquidated our outstanding term loan which served to reduce cash flow by $28.6 million and also liquidated our capital lease obligations of $241.4 million. These decreases in borrowings were more than offset by a net increase in our asset-backed securitizations of $272.2 million and an equity contribution of $15.0 million from funds managed by an affiliate of Fortress in 2006. The increase in borrowing levels was augmented by $225.0 million of proceeds from the issuance of common shares to funds managed by an affiliate of Fortress.

We ended the combined period ended December 31, 2006 with unrestricted cash balances of $12.1 million.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2005

Net cash provided by operating activities was $75.5 million and $66.1 million for the years ended December 31, 2004 and 2005, respectively, a $9.4 million decrease. The decrease in net cash from operating activities was primarily attributable to lower levels of accrued expenses and other liabilities in 2005 due to the liquidation of a long term incentive program for certain employees, which had a year over year impact of approximately $3.5 million, net of tax, and higher repairs and maintenance payments of $1.9 million. Another contributing factor was the absence of $1.5 million of cash received from non-consolidated affiliates in the normal course of business.

Net cash used in investing activities was $149.6 million and $121.0 million for the years ended December 31, 2004 and 2005, respectively, a $28.6 million decrease. In 2005, the net use in cash flow used in investing activities included $9.9 million of proceeds from the sale of investments used to liquidate the aforementioned long-term incentive program. Proceeds from the sales of leasing equipment increased by $2.3 million over prior year levels and cash collected from direct finance lease arrangements increased $7.4 million. This increase was directly attributable to the 25% increase in the number of assets under direct finance lease agreements versus 2004. Finally, purchases of leasing equipment, including assets to be leased under direct finance leases, were $161.9 million in 2004 versus $148.7 million in 2005. The decreased level of spending was due to a general slowdown in the industry in the fourth quarter of 2005.

Net cash provided by financing activities was $73.0 million and $62.1 million for the years ended December 31, 2004 and 2005, respectively, a $10.9 million decrease. The year over year change in net cash flow provided by financing activities was entirely due to changes in borrowing levels against our available facilities.

Our overall cash position increased by $7.3 million in 2005 as a result of the items discussed above.

Contractual Obligations

The following table summarizes our various contractual obligations in order of their maturity dates as of September 30, 2007. For a discussion of certain financing activities since September 30, 2007, which affect the amounts shown in the table below, see ‘‘– Liquidity and Capital Resources’’ above.

		Maturity in Years
	As of September 30, 2007	Less than 1 Year		2 Years	3 Years	4 Years	5 Years	Thereafter
	(dollars in thousands)
Seacastle Revolving Credit Facility(1)	$141,850	$141,850		—	—	—	—	—
National City Bank Credit Facility	37,492	—		37,492	—	—	—	—
ING Loan	225,000	—		—	—	—	—	225,000
Chassis Securitization Facility(2)	390,569	390,569		—	—	—	—	—
Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1	295,116	—		295,116	—	—	—	—
Capital Lease Obligations	398,847	45,864		67,212	44,170	26,419	27,939	187,243
Notes and Loans Payable	4,159	781		56	3,322	—	—	—
Carlisle Revolving Credit Facility	18,000	18,000		—	—	—	—	—
Carlisle Asset-Backed Securitizations(3)	860,791	70,583		93,500	93,500	93,500	93,500	416,208
CLI Funding II Credit Facility(4)	398,110	—		398,110	—	—	—	—
HSH Nordbank Facility	375,506	127,749	(5)	10,748	18,738	18,737	18,738	180,796
Lease Asset Purchase Commitments	300,378	124,248		119,570	56,560
Interest Payments	692,433	144,103		105,218	84,404	83,232	74,778	200,698
Operating Leases	64,456	16,244		15,929	13,248	7,691	7,343	4,001
Total	$4,202,707	$1,079,991		$1,142,951	$313,942	$229,579	$222,298	$1,213,946
(1)	We intend to repay the outstanding amount of this facility out of the proceeds of this offering.
(2)	This facility was repaid in full on October 22, 2007 and replaced with the $362.7 million Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1, which mature in October 2008.
(3)	We have increased the amount available under this facility by $125 million, which amount is available to refinance existing debt or to finance new assets.
(4)	This $398.1 million is classified as current debt on our unaudited interim consolidated balance sheet because the Company currently expects, but is not contractually obligated, to repay the amounts due under this facility in full within the next twelve months. We have entered into a new $300 million secured credit facility, a portion of which can be used to refinance some of the outstanding debt under the CLI Funding II Credit Facility. We may also use a portion of the new facility described in note 3 above to refinance a portion of the CLI Funding II Credit Facility.
(5)	The Company currently expects to repay approximately $117 million of debt outstanding under this facility that was drawn down to finance the purchase of two containerships by March 31, 2008.

The following table summarizes our various contractual obligations in order of their maturity dates as of December 31, 2006:

		Maturity in Years
	As of December 31, 2006	Less than 1 Year	2 Years	3 Years	4 Years	5 Years	Thereafter
	(dollars in thousands)
Carlisle Revolving Credit Facility	$77,000	—	$77,000	—	—	—	—
Carlisle Asset-Backed Securitizations	712,167	68,500	70,167	73,500	73,500	73,500	353,000
Container Leasing Purchase Agreements	7,986	7,986	—	—	—	—	—
Operating Leases	2,766	883	749	559	186	97	292
Interest Payments	193,521	34,825	35,745	28,666	24,990	21,316	47,952
Total	$993,440	$112,194	$183,661	$102,725	$98,676	$94,913	$401,244
Our contractual obligations consist of principal and interest payments related to our revolving credit facilities and our asset-backed securitizations, containership purchase financing, and operating lease payments for our facilities in the United States, Singapore, Denmark, China, Belgium and the Netherlands. Interest payments are based upon the net effect of swapping our variable interest rate payments for fixed rate payments consistently applied and in accordance with our policy. We also have obligations to purchase chassis of $14.5 million, containers and related equipment of $33.2 million and containerships of $252.7 million at September 30, 2007.

Through our acquisition of Seacastle Holdings LLC on June 29, 2007, we acquired two containerships and acquired five additional containerships during the third quarter of 2007. We plan to continue to grow our containership fleet in the future. In the third quarter of 2007, we entered into contracts with a third party for the construction and purchase of four additional containerships, which are scheduled to be delivered by 2010. In addition, in October 2007, we entered into an agreement with a third party for the purchase of two additional newbuild containerships, which are scheduled to be delivered in 2009. We drydock our containerships for major repairs and maintenance every 30 to 60 months. Some of the costs we will incur when drydocking containerships are: (a) actual repair and maintenance costs incurred at the drydocking yard; (b) cost of parts; (c) costs to hire third party project managers if necessary. For details on the accounting policies for these expenses, see ‘‘Critical Accounting Policies.’’

Seacastle Revolving Credit Facility

On July 26, 2007, we entered into a $250.0 million credit agreement with Citicorp North America, Inc., Bear Stearns Corporate Lending Inc and Deutsche Bank Trust Company Americas as lenders, and Citicorp North America, Inc. as agent consisting of a $250.0 million revolving credit facility with a $25.0 million letters of credit sublimit (the ‘‘Seacastle Revolving Credit Facility’’). In connection with the Seacastle Revolving Credit Facility, certain of our wholly-owned subsidiaries executed a pledge agreement in favor of Citicorp North America, Inc., pursuant to which each have pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of our obligations under the Seacastle Revolving Credit Facility. The pledged assets include, among other things, equity interests in certain of our subsidiaries and all proceeds therefrom. The commitments of the lenders under the Seacastle Revolving Credit Facility are scheduled to expire on July 25, 2008. Subject to certain conditions, we have the option of extending the maturity date of the loan for an additional six months. At our option, amounts outstanding under the revolving credit facility bear interest at either (i) the greater of (a) the prime lending rate as set forth by the applicable reference bank plus a margin and (b) the Federal Funds Effective Rate plus ½ of 1% plus a margin, or (ii) the Eurodollar rate plus a margin. In connection with this revolving credit facility, we pay an annual commitment fee on the average daily amount of undrawn funds. The commitment fee varies depending on the average daily amount of loans outstanding. At September 30, 2007, $141.9 million was outstanding under this facility with $108.1 million of additional borrowing capacity. The weighted average interest rate for the period from July 26, 2007 through September 30, 2007 was 7.22%.

National City Bank Credit Facility

On July 19, 2007, we entered into a $100.0 million Second Amended and Restated Credit Agreement with National City Bank and a group of lenders, with National City Bank acting as the agent, consisting of a $100.0 million revolving credit facility with a $10.0 million letters of credit sublimit (the ‘‘National City Bank Credit Facility’’). On August 31, 2007, this facility was increased to $120.0 million. In connection with the National City Bank Credit Facility, we pledged certain chassis, domestic containers, gensets, leases and related assets for the benefit of the lenders as collateral security for the payment and performance of its obligations under the agreement. The revolving credit facility and the letters of credit commitment are each scheduled to expire on July 17, 2009. At our option, amounts outstanding under the revolving credit facility bears interest at either (i) the greater of (a) the prime lending rate publicly announced by National City Bank and (b) the Federal Funds Effective Rate plus a margin, or (ii) the Eurodollar rate plus a margin. In connection with the revolving credit facility commitment, we will pay a commitment fee of 0.25% per annum on daily balance of the unused portion. Under the terms of the agreement, the outstanding loans (including any letters of credit and related unreimbursed obligations) may not at any time exceed the lesser of the aggregate commitments of the lenders and the borrowing base, which is, at any time, the sum of (i) 90% of the sum of the values of the borrowers’ eligible finance leases, plus (ii) 90% of the sum of the net book values of all of the borrowers’ eligible equipment not then subject to a finance lease. If at any time the amount of outstanding loans exceeds the lesser of the aggregate commitments of the lenders and the borrowing base, then the borrowers immediately will be required to repay loans and furnish cash collateral for, or repay, the letters of credit in an aggregate amount equal to such excess. At September 30, 2007, $37.5 million was outstanding under this facility. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 6.60%.

ING Loan

On July 19, 2007, we entered into a $225.0 million term loan agreement (the ‘‘ING Loan’’), with ING Capital LLC (‘‘ING’’). In connection with the ING Loan, certain of our subsidiaries pledged certain securities and financial instruments, including $225.0 million deposited in a collateral account, for the benefit of ING as collateral security for the payment and performance of our obligations under the ING Loan. In the event the value of the collateral is (i) lower than $224.0 million for more than ten consecutive business days or (ii) lower than $220.0 million at any time, we are required to deposit additional funds or other eligible assets or securities (as determined by ING in its discretion) into the collateral account in order to ensure that the value of the collateral becomes equal to or higher than $225.0 million. The ING Loan is scheduled to expire on July 19, 2014 and bears interest at LIBOR plus a margin. At September 30, 2007, $225.0 million was outstanding under this facility. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 5.73%.

Chassis Securitization Facility

Our chassis securitization facility was established in September 2002. This facility initially had total debt and capital lease obligations outstanding of $541.0 million. The total amount outstanding under our chassis securitization facility at September 30, 2007 was $390.6 million. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 5.34%. In September 2007, the Company gave irrevocable notice to repay 100% of this facility in accordance with the terms of the facility. This repayment was made on October 22, 2007.

Chassis Funding Floating Rate Asset-Backed Notes, Series 2007-1

On October 22, 2007, the Company settled its obligations under the Chassis Securitization Facility in accordance with the buyout terms of the facility agreement. The Company paid its net obligations of $358.5 million, which consisted of the settlement of a receivable of $30.3 million that was outstanding with the lender in connection with the securitization, The Company settled the obligation using the proceeds from a new securitization facility, the Chassis Funding Floating Rate Asset-Backed Notes, Series 2007-1, entered into on the same day with Citibank for $362.7 million. The new facility matures on October 20, 2008 and bears interest at a rate equal to one-month LIBOR plus a margin.

Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1

On July 19, 2007, we conveyed additional assets to a titling trust. In connection therewith, the titling trust issued to Interpool Chassis Funding II, LLC (‘‘ICF II’’), our wholly-owned subsidiary, the 2007-A SUBI Certificate (the ‘‘ICF II SUBI Certificate’’). ICF II acquired the financing for the ICF II SUBI Certificate by its issuance of the Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1 (the ‘‘ICF II Notes’’) in the principal amount of $297.2 million pursuant to that certain Indenture (the ‘‘ICF II Indenture’’), among ICF II, the Company as servicer (in such capacity, the ‘‘Servicer’’) and initial custodian, U.S. Bank National Association, a national banking association, as Indenture Trustee (the ‘‘ICF II Indenture Trustee’’), and Citigroup Global Markets Realty Corp., a New York corporation, as administrative agent.

The ICF II Notes are secured by a lien, in favor of the ICF II Indenture Trustee, on the ICF II SUBI Certificate. Ownership of the ICF II SUBI Certificate represents ICF II’s beneficial interest in, to and under the related transferred assets.

In connection with the ICF II Indenture, ICF II, the Servicer and the ICF II Indenture Trustee entered into the servicing agreement (the ‘‘ICF II Servicing Agreement’’) for the administration and servicing of the Transferred Assets. The legal maturity date of the ICF II Notes is January 19, 2009.

The ICF II Notes bear interest at a rate equal to One-Month LIBOR, plus 1.0%; provided, that, after the occurrence and during the continuance of an event of default, the ICF II Notes bear interest at a rate equal to the sum of (x) the higher of (a) the prime lending rate as set forth by the applicable reference bank and (b) the sum of (i) the Federal Funds Effective Rate and (ii) 1.50% per annum, and (y) 1.0%. At September 30, 2007, $295.1 million was outstanding under this facility. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 6.79%.

Capital Lease Obligations

We have entered into a series of capital leases with various financial institutions to finance the purchase of equipment. The total capital lease obligation was $398.8 million at September 30, 2007. Chassis-related capital lease obligations were $362.7 million and container-related capital lease obligations were $36.1 million. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 5.65%.

Notes and Loans Payable

We have outstanding notes and loans payable with various financial institutions, the proceeds of which were used to finance assets. The total amount outstanding in relation to notes and loans payable was $4.2 million at September 30, 2007. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 5.99%.

Carlisle Revolving Credit Facility

We have a two-year senior secured revolving credit facility, which we refer to as the Carlisle Revolving Credit Facility, that allows for maximum borrowings of $100.0 million. The agreement includes a $10.0 million sub-limit for letters of credit. Under this facility, $18.0 million was outstanding as of September 30, 2007 and $77.0 million was outstanding as of December 31, 2006. The $59.0 million reduction in the revolving credit balance was a result of payments made from funds provided by the asset-backed securitizations.

Carlisle Asset-Backed Securitizations

On August 24, 2006, we terminated our asset backed securitization facility and entered into a new facility, which we refer to as the Carlisle Asset-Backed Securitizations. We contributed certain eligible containers, together with related leases to a special purpose entity (‘‘SPE’’) whose primary business activity is to issue asset-backed notes. The SPE is one of our wholly-owned subsidiaries. These borrowings are an obligation of the SPE, and the lenders’ recourse in respect of the borrowings is generally limited to the collections that the 2006 SPE receives on the assets. The maximum aggregate borrowings under this facility is $860.8 million as of September 30, 2007. Under this facility, $860.8 million was outstanding as of September 30, 2007 and $712.2 million was outstanding as of December 31, 2006. Under this facility, there was no additional capacity to borrow as of September 30, 2007. On November 30, 2007, we increased the amount available under this facility by $125 million, which amount is available to refinance existing debt or to finance new assets.

CLI Funding II Credit Facility

On July 19, 2007, we entered into a $405.0 million term loan credit agreement (the ‘‘CLI Funding II Credit Facility’’) with Bear Stearns Corporate Lending Inc., Citigroup Global Markets Realty Corp. and Deutsche Bank Trust Company Americas. In connection with this agreement, we pledged certain assets including containers and generator sets as collateral security for the payment and performance of our obligations under the CLI Funding II Credit Facility. The pledged assets include, among other things, marine and intermodal container and generator sets owned by us. The CLI Funding II Credit Facility is scheduled to mature on January 16, 2009. The loans under the CLI Funding II Credit Facility bear interest, at our option, at the rate per annum equal to either (i) the greater of (a) the prime lending rate as set forth by the agent under the agreement, plus a margin and (b) the Federal Funds Effective Rate plus ½ of 1% plus a margin or (ii) the LIBOR Rate determined for the applicable interest period, plus a margin. At September 30, 2007, $398.1 million was outstanding under this facility. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 7.58%. The weighted average rate was significantly impacted by the acceleration of amortized debt costs as we expect to liquidate this facility within six months.

HSH Nordbank Facility

We entered into a loan agreement with HSH Nordbank on May 18, 2007 (as amended on August 3, 2007, the ‘‘HSH Nordbank Facility’’). Under the HSH Nordbank Facility the lenders agree to loan up to $500.0 million for our purchases of approved containerships meeting predetermined criteria including the size of the containership, the length of the charter party agreement, the age of the containership, classification of the containership and its flag. The lenders will fund up to 65% of the lesser of each approved containerships appraised value or of the purchase price. In connection with the HSH Nordbank Facility, certain of our subsidiaries have pledged assets totaling $553.0 million at September 30, 2007, which include the containerships financed with the proceeds of the loan. The rate of interest on the facility is LIBOR, plus a margin plus an additional amount calculated by the member banks effectively passing through their costs to comply with the minimum reserve requirements of the European Central Bank. The HSH Nordbank Facility amortizes quarterly according to a schedule set forth in the loan agreement. Amounts borrowed under this facility must be repaid at the earlier of 10 years after the drawdown date or when the corresponding ship reaches 20 years of age. As of September 30, 2007, $376.7 million, excluding a $1.2 million discount due to a fair value adjustment in the Seacastle Acquisition, was outstanding under this agreement including $18.3 million relating to newbuild purchase orders, with approximately $123 million of additional borrowing capacity. The weighted average interest rate for period June 29, 2007 through September 30, 2007 was 5.90%. The Company currently expects to repay approximately $117 million of debt outstanding under this facility that was drawn down to finance the purchase of two containerships by March 31, 2008.

CLI Funding III Credit Facility

On October 31, 2007, the Company’s subsidiary, CLI Funding III LLC, a special purpose vehicle incorporated under the laws of Delaware, entered into a $300 million senior secured credit facility to finance a portfolio of container finance leases and certain new container finance leases acquired in the future. The facility has a two year revolving period, during which additional finance leases can be added to the portfolio, followed by a term-out period not to exceed ten years during which the facility amortizes. Borrowings under the facility are limited to a maximum of 85% of the present value of finance lease receivables throughout the facility’s 12-year term and bear interest at a rate equal to a LIBOR rate or a Cost of Funds rate (as defined in the agreement) plus a margin. Pursuant to a Guaranty dated October 31, 2007, the Company has guaranteed the payment obligations of CLI Funding III LLC under the credit facility documents.

Chassis Purchase Commitments

The chassis purchase commitments are related to purchase orders we place for chassis in the normal course of business. We do not bear the risks and rewards of ownership and therefore have not recorded an asset or a liability related to these commitments. We had commitments for the purchase of chassis of $14.5 million as of September 30, 2007.

Container Purchase Commitments

The container purchase commitments are related to purchase orders we place for containers, both refrigerated and dry, and complementary equipment in the normal course of business. We do not bear the risks and rewards of ownership and therefore have not recorded an asset or a liability related to these commitments. We had commitments for the purchase of containers of $33.2 million as of September 30, 2007.

Containership Purchase Commitments

As of September 30, 2007, we had entered into contracts with Daewoo Shipbuilding & Marine Engineering Co., Ltd. for the construction and purchase of four 4,400 TEU containerships, which are scheduled to be delivered to us in 2010. We do not bear the risks and rewards of ownership and therefore have not recorded an asset or liability with the exception of our progress payments. During the third quarter 2007, we paid $28.1 million in advances for containerships construction in relation to these containerships. We have $252.7 million remaining to be paid in relation to this commitment after giving effect to the advances for construction.

In October 2007, the Company entered into an agreement with a third party for the purchase of two additional newbuild containerships for an aggregate purchase price of $176.0 million. In November, the Company paid a 10% deposit and the remainder of this commitment, $158.4 million, is due upon delivery expected in 2009.

Operating Leases

We are a party to various operating leases relating to office facilities, transportation vehicles and certain other equipment with various expiration dates through 2012. Minimum rent payments under our material leases were $2.8 million as of December 31, 2006 and $64.5 million as of September 30, 2007.

Assumption of Swap Contracts

During the third and fourth quarters of 2007, certain of our Initial Shareholders entered into novation agreements with the Company pursuant to which the obligations under nineteen swap agreements to which the Initial Shareholders were a party were transferred to the Company. These swaps were originally executed by these Initial Shareholders for the purpose of hedging variable rate debt. It is consistent with the Initial Shareholders’ risk management policies to hedge debt at the time of commitment rather than at the time of funding which is the Company’s policy. As such, the novations took place after the Company had received the committed funds under the debt facilities. Each of the novated swap agreements was directly related to obligations of the Company. In certain of the swap agreements, the Initial Shareholders had access to derivative markets that would likely not have been available to the Company at that time. At the time of these novations, the value of the swaps was $17.7 million and $8.3 million of liabilities during the third and fourth quarters, respectively. No consideration was paid by the Initial Shareholders for the assumption by the Company of these liabilities. The Company also recorded a corresponding reduction of retained earnings.

Inflation

Management believes that inflation has not had a material adverse effect on the results of our operations. In the past, the effects of inflation on administrative and operating expenses have been largely offset through economies of scale achieved through expansion of the business.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the amounts and disclosures reported therein. Several of the estimates and assumptions required relate to matters that are inherently uncertain as they pertain to future events. We believe that the estimates and assumptions used when preparing the financial statements were the most appropriate at the time. Our estimates are based on historical experience and currently available information. If there is a significant change to conditions on which our assumptions are based, actual results could differ from such estimates. The following paragraphs summarize those accounting policies that we believe require subjective and complex judgments that could potentially affect reported results. Although we believe the policies summarized below to be the most critical, other accounting policies also have significant effect on our financial statements and certain of these policies also require the use of estimates and assumptions.

Revenue Recognition

Our primary sources of equipment leasing revenue are derived from operating leases and revenue earned on direct finance leases.

Revenue Recognition – Equipment Leasing Revenue

We generate equipment leasing revenue through short-term and long-term leases with shipping lines, North American rail and trucking companies and ocean carriers. In the majority of our transactions, we act as the lessor of leasing equipment for a specified period of time and at a specified per diem rate. Revenue is recognized on a straight-line basis over the life of the respective lease.

We also generate revenue from time charter agreements. A time charter involves placing a containership at the charterer’s disposal for a set period of time during which the charterer may use the containership in return for the payment by the charterer of a specified daily hire rate. In time charters, operating costs including crews, maintenance and insurance are typically paid by the owner of the containership and specified voyage costs such as fuel and port charges are paid by the charterer. There are certain other non-specified voyage expenses such as commissions which are borne by us. We recognize time charter revenues on a straight-line basis over the term of the charter agreement.

Revenue Recognition – Finance Revenue

We enter into finance leases as lessor of equipment that we own. In most instances, the leases include a bargain purchase option to purchase the leased equipment at the end of the lease term. The Net investment in finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest basis over the life of the lease term and is recorded as finance revenue in the Consolidated Statements of Operations. The principal component of the lease payment is reflected as a reduction to the Net investment in finance leases.

Revenue Recognition – Other Revenue

Other Revenue includes fee income earned for third party positioning of equipment and income earned on lessee paid repairs and maintenance. In accordance with EITF No. 99-19 we recognize billings to customers for damages incurred and certain other pass-through costs as revenue. We recognize gross revenues from these pass-through costs as we are the primary obligor with respect to purchasing goods and services from third parties; we generally have the discretion in selection of the repair service provider; and we generally have the credit risk because the services are purchased prior to reimbursement being received.

Other revenue includes fees earned on the management of container equipment for third party investors and fees earned for providing chassis pool management services.

Leasing Equipment

As of September 30, 2007, Leasing equipment includes containerships, containers and complementary equipment and chassis, which are stated at cost less accumulated depreciation. Residual values are evaluated annually or sooner if market conditions cause our estimates to change significantly. The Company estimates residual values based on fair market values and prior history.

Chassis

Chassis are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. The estimated useful lives for our chassis range from 17.5 to 22.5 years from the date of service depending upon the chassis frame. Residual values are based on stated values at the time of acquisition. We recognize repair and maintenance costs that do not extend the lives of our assets as incurred and include them in Direct operating expenses in the Consolidated Statement of Operations.

Containers

Containers are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. The estimated useful lives for our refrigerated containers is 15 years from the date of service and 12.5 years for dry containers. Residual values for refrigerated containers are estimated to be 10% of their original cost and dry containers residual values are estimated to be 37% of their original cost. Cost incurred to place the new equipment into service, including costs to transport the equipment to its initial on-hire location, are capitalized. We recognize repair and maintenance costs that do not extend the lives of our assets as incurred and include them in Direct operating expenses in the Consolidated Statements of Operations.

Complementary container equipment includes generator sets, which are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. Generator sets are depreciated over a 12 year life from the date of service. Residual values for generator sets are estimated to be 10% if their original cost.

Containerships

Containerships are recorded at cost plus acquisition costs directly attributable to the acquisition of the containership and expenditures made to prepare the containership for its initial voyage. Containerships are depreciated on a straight-line basis over their estimated useful lives, determined to be 30 years from the date of initial delivery. Depreciation expense is calculated based on cost less the estimated residual scrap value. We estimate the residual scrap value based upon the scrap value of steel. The costs of significant replacements, renewals and betterments are capitalized and depreciated over the shorter of the containership’s remaining estimated useful life or the estimated life of the renewal or betterment. Expenditures for routine maintenance and repairs are expensed as incurred and included in Direct operating expenses in the Consolidated Statements of Operations.

We account for initial direct costs in the acquisition of leases in accordance with SFAS No. 13, Accounting for Leases. In certain circumstances, we will prepay commissions to sales people when new lease agreements are executed. We capitalize those prepayments and amortize them over the shorter of the initial lease term or the earliest point that the lease may be terminated.

When the Company enters into an acquisition transaction, it determines whether the acquisition transaction was the purchase of an asset or a business based on the facts and circumstances of the transaction. In the shipping industry, the purchase of a containership is normally treated as a purchase of an asset as the historical operating data for the containership is not reviewed nor is material to the decision to make such acquisition.

Direct Financing Leases

Direct financing leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned income. Management performs annual reviews of the estimated residual values which can vary depending on a number of factors.

Deferred Drydocking Costs

Our containerships are required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the containerships are in service. We capitalize the costs associated with the drydockings as they occur and depreciate these costs on a straight-line basis over the period between drydockings. Some of these costs include: (a) actual costs incurred at the drydocking yard; (b) cost of parts; (c) cost to hire third party project managers when required.

Accounting for Customer Defaults

We have sought to reduce credit risk by maintaining insurance against loss of equipment (and to a limited extent, loss of lease revenue) due to customer insolvency. We cease the recognition of lease revenues for amounts billable to the lessee after the lease default date at the time we determine that such amounts are not probable of collection from the lessee. In connection with the accounting for the insurance policy, we record a receivable which is limited to the actual costs incurred or losses recognized that would have been billable to the lessee pursuant to the lease contract (to the extent also covered by the insurance contracts). Items that are covered under the insurance contracts, for amounts billable to the lessee in accordance with the lease, that are in excess of costs incurred and losses recognized by us, are considered a gain contingency.

Assets Held for Sale

In accordance with the SFAS No. 144, assets held for sale are stated at the lower of carrying value or fair value less estimated costs to sell. Assets held for sale are not depreciated and related deferred costs are not amortized. Subsequent changes to an asset’s fair value, either increases or decreases, are recorded as adjustments to the carrying value of the asset held for sale; however, any such adjustment will not exceed the original carrying value of the asset held for use at the time it was classified as an asset held for sale.

Sales of Leasing Equipment

The Company records the gains and losses from the sales of leasing equipment as part of Other expense, net on the Consolidated Statement of Operations. Gains and losses are recognized upon completion of the sale based upon the sales price and the book value of the equipment.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, we review our long-lived assets for impairment when indicators of impairment exist. Impairment exists when the carrying value of a long-lived asset group exceeds the sum of the related undiscounted cash flows. Our review for impairment includes considering the existence of impairment indicators including third party appraisals of our equipment, adverse changes in market conditions for specific long-lived assets and the occurrence of significant adverse changes in general industry and market conditions that could affect the fair value of our equipment. When indicators of impairment suggest that the carrying value of our long-lived assets may not be recoverable, we determine whether SFAS No. 144’s impairment recognition criteria have been met by evaluating whether the carrying value of the asset group exceeds the related undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. The preparation of the related undiscounted cash flows requires the use of assumptions and estimates, including the level of future rents, the residual value expected to be realized upon disposition of the assets estimated downtime between re-leasing events and the amount of re-leasing costs.

If we determine that the carrying value may not be recoverable, we will assess the fair values of the assets. In determining the fair value of the assets, we consider market trends, published values for similar assets, recent transactions of similar assets and quotes from third party appraisers. If the carrying amount of an asset group exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Allowance for Doubtful Accounts

Our allowance for doubtful accounts is based upon a periodic review of the collectibility of our receivables on a customer-by-customer basis for those accounts which we believe may be experiencing difficulties in meeting their payment terms or have had such difficulties in the past. The determination of the amount of the allowance for the doubtful account for each of these customers is based upon several factors including: their Dynamar rating, their prior payment history, discussions with the customers’ management, and current events we are involved in that could have financial implications. For all remaining accounts, we apply a delinquency factor based upon prior history to the total amount due in order to determine the allowance for doubtful accounts. Allowances are estimated net of potential insurance recoveries (if applicable). The delinquency factor represents the best estimate of those accounts that will become uncollectible. Changes in economic conditions may require a reassessment of the risk and could result in additions or deductions to the allowance for doubtful accounts. We believe our allowance for doubtful accounts is adequate to provide for credit losses inherent in our existing receivables. However, actual losses could exceed the amounts provided for in certain periods.

Income Taxes

As the Successor, we provide for income taxes for our taxable subsidiaries, under the provisions of SFAS No. 109, Accounting for Income Taxes (‘‘SFAS No. 109’’). SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributed to differences between the US GAAP and tax basis of existing assets and liabilities using enacted rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount we estimated to be realizable.

As the Predecessor, we were treated as a partnership for US tax purposes. We did not provide for US or foreign income taxes since all partnership income, losses and credits were allocated to the partners for inclusion in their individual corporate income tax returns.

The Company records any interest and penalties related to income tax returns in its provision for income taxes.

Business Combinations

A component of our growth strategy has been to acquire and integrate businesses that complement our existing operations. We account for business combinations in accordance with SFAS No. 141. Under SFAS No. 141, we allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

The fair value of acquired businesses is determined based on valuations performed by independent valuation specialists under management’s supervision, if necessary. We believe the estimated fair values determined for our acquisitions and allocated to assets acquired and liabilities assumed are based on reasonable assumptions. Such assumptions are not certain and may not be indicative of actual performance. Therefore, actual results could differ from those estimates.

Acquired Containership Charters

On June 29, 2007, we acquired Seacastle Operating Company, including its containerships with existing time charters in effect. A time charter involves placing a containership at the charterer’s disposal for a set period of time during which the charterer may use the containership in return for the payment by the charterer of a specified daily hire rate. We believe that Seacastle Operating Company charters contained unfavorable rates and thus represent unfavorable contracts when compared to market rates at the time of the acquisition of Seacastle Operating Company.

When we enter into an acquisition transaction, we determine whether the acquisition transaction was the purchase of an asset or a business based on the facts and circumstances of the transaction. In the shipping industry, the purchase of a containership is normally treated as a purchase of an asset as the historical operating data for the containership is not reviewed nor is material to our decision to make such acquisition.

The acquisition of Seacastle Operating Company was accounted for as a business combination in accordance with SFAS No. 141. Under SFAS No. 141, we allocated the purchase price of Seacastle Operating Company to assets acquired and liabilities assumed, accordingly to their estimated fair value on the date of acquisition. The fair value of each time charter was based on a present value calculation based on: (a) cash flows consisting of the difference between the contractual amounts to be paid under the charter and management’s estimate of the fair market value for the charter, (b) a period of time equal to the remaining term of the charter and (c) a discount rate appropriate for the risk associated with the acquired charter. We capitalize above-market (assets) and below-market (liabilities) charters and amortizes them on a straight-line basis over the remaining term of the charter as a reduction or increase, respectively, to charter revenues.

Goodwill

We have significant goodwill on our balance sheet. We account for goodwill in accordance with SFAS No. 142. SFAS No. 142 requires goodwill to be reviewed for impairment annually or more frequently if circumstances indicate a possible impairment.

Derivatives Instruments and Hedging Activities

We account for derivative instruments in accordance with SFAS No. 133. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value and establishes criteria for both the designation and effectiveness of hedging activities.

In order to reduce interest rate risk, we have and may enter into interest rate swap agreements from time to time where we would receive floating rate payments in exchange for fixed rate payments, effectively converting a floating rate borrowing to fixed rate. We intend to hedge only the risk related to changes in the benchmark interest rate (LIBOR). We do not enter into other derivative financial instruments for trading or speculative purposes.

We face credit risk if the counterparties to these transactions are unable to perform their obligations. However, we seek to minimize this risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (the ‘‘FASB’’) issued Statement of Financial Accounting Standards No. 157 Fair Value Measurements. (‘‘SFAS No. 157’’). The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands additional disclosures about fair value measurements. SFAS No. 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants. The Statement nullifies the consensus reached in EITF Issue No. 02-3 prohibiting the recognition of day one gain or loss on derivative contracts (and hybrid instruments measured at fair value under SFAS No. 133 as modified by SFAS No. 155) where the Company cannot verify all of the significant model inputs to observable market data and verify the model to market transactions. However, SFAS No. 157 requires that a fair value measurement technique include an adjustment for risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model if market participants would also include such an adjustment. SFAS No. 157 will require the Company to consider the effect of its own credit standing in determining the fair value of its liabilities. In addition, SFAS No. 157 prohibits the recognition of ‘‘block discounts’’ for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market. The requirements of SFAS No. 157 are to be applied prospectively, except for changes in fair value measurements that result from the initial application of SFAS No. 157 to existing derivative financial instruments measured under EITF Issue No. 02-3, existing hybrid instruments measured at fair value, and block discounts, which are to be recorded as an adjustment to opening retained earnings in the year of adoption. The Company expects to adopt SFAS No. 157 on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Options for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (‘‘SFAS No. 159’’), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating if it will elect the fair value option for any of its eligible financial instruments and other items.

As of January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN No. 48’’). FIN No. 48 clarifies the accounting for uncertain tax positions in accordance with SFAS No. 109. FIN No. 48 requires that a tax position meet a ‘‘more-likely-than-not threshold’’ for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet a more-likely-than-not recognition threshold will result in either a reduction of current or deferred tax assets, and/or recording of current or deferred tax liabilities. The impact of adoption on January 1, 2007 is not material to the Company’s consolidated financial statements.

Off-Balance Sheet Arrangements

In the ordinary course of business, we execute contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters and governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. We regularly evaluate the probability of having to incur costs associated with these indemnifications and have accrued for any expected losses that are probable. The types of indemnifications for which payment are possible are as follows:

Taxes

In the ordinary course of business, we provide various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. Our liability typically is fixed when a final determination of the indemnified party’s tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. We are party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, we are unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Contractual Relationships

During the second quarter of 2003, Interpool arranged a leasing transaction between one of our major customers and a financial institution for up to 3,000 containers. As part of this transaction, Interpool received initial fees and agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. In addition, if the lessee agreed to extend the lease, Interpool agreed to purchase the equipment from the financial institution at a stated value and lease it to the lessee for this additional period at a stated lease rate. Interpool further agreed to provide the lessee with a purchase option at the end of the extended lease period that would be less than the fair market value of the equipment at the date the lessee could exercise its option (the ‘‘Bargain Purchase Option’’).

The estimated fair value at the end of the lease term guaranteed by Interpool for these containers amounts to approximately $4.4 million. Interpool has estimated that our potential liability related to these guarantees is less than the estimated potential liability related to the Bargain Purchase Option granted to the lessee. As such, Interpool has accrued for the estimated value of our liability for this Bargain Purchase Option amounting to $1.0 million that could be due in greater than 5 years. All initial fees collected from the lessor have been deferred and included in Accrued expenses and other liabilities on the Consolidated Balance Sheets. We are recognizing the fees received from the lessor, net of the estimated liability for the Bargain Purchase Option, over the term of the residual guarantee.

Quantitative and Qualitative Disclosures about Market Risk

Exchange Rate Risk

While our leasing fees are paid to us in U.S. dollars, we are subject to exchange gains and losses for local currency expenditures. We record the effect of non-U.S. dollar currency transactions when we translate the non-U.S. subsidiaries’ financial statements into U.S. dollars using exchange rates as they exist at the end of each month.

We have a foreign subsidiary and a foreign division with material foreign currency transactions, located in Denmark, Canada and Singapore with functional currencies of the Danish Krone, the Canadian Dollar and the Singapore Dollar, respectively. The effect of fluctuations in these currencies were not material in any period presented.

Interest Rate Risk

We have long-term debt obligations that accrue interest at variable rates. Interest rate changes may therefore impact the amount of interest payments, future earnings and cash flows. We have entered into financial instruments to mitigate the impact of changes in interest rates that may result from fluctuations in the variable rates of interest accrued by our long-term debt obligations. Based on the debt obligation payable as of September 30, 2007, we estimate that interest expense relating to variable rate debt would increase by approximately $2.6 million on an annual basis in the event interest rates were to increase by 10%.

Credit Risk

Our credit policy sets different maximum exposure limits for each customer. Credit criteria may include, but are not limited to, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and financial strength.

We seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. We maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer’s insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. The policy covers the cost of recovering our equipment, damage to the equipment, loss of equipment and, in some cases, lost revenues. This coverage automatically renews for at least two additional one-year terms on each anniversary of the commencement date subject to maintaining a certain claim experience rate.

We also maintain credit insurance which provides complementary coverage upon the occurrence of a customer’s insolvency, bankruptcy or default giving rise to our demand for return of all our equipment. The policy covers a portion of the equipment leasing revenues we might lose as a result of the customer’s default. The policy has a two-year term which currently expires on January 31, 2009.

Our hedging transactions using derivative instruments have counterparty credit risk. The counterparties to our derivative arrangements and repurchase agreements are major financial institutions with high credit ratings. As a result, we do not anticipate that any of these counterparties will fail to meet their obligations. However, there can be no assurance that we will be able to adequately protect against this risk and will ultimately realize an economic benefit from our hedging strategies or recover the full value of the securities underlying our repurchase agreements in the event of a default by a counterparty.

Allowance for Doubtful Accounts

The allowance for doubtful accounts includes our estimate of allowances necessary for receivables on both operating and direct financing lease receivables. The allowance for doubtful accounts is developed based on two key components (1) specific reserves for receivables which are impaired for which management believes full collection is doubtful and (2) reserves for estimated losses inherent in the receivables based upon historical trends. We believe our allowance for doubtful accounts is adequate to provide for credit losses inherent in our accounts receivable. The allowance for doubtful accounts requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. In addition, changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. Direct financing leases are evaluated on a case-by-case basis. When evaluating our operating and direct financing lease receivables for impairment, we consider, among other things, the level of past due amounts of the respective receivable, the borrower’s financial condition, credit quality indicators of the borrower, the value of underlying collateral and third party credit enhancements such as guarantees and insurance policies. Once a direct financing lease is determined to be non-performing, our procedures provide for the following events to take place in order to evaluate collectibility:

•	The past due amounts are reclassified to accounts receivables,

•	The equipment value supporting such direct financing lease is reclassified to leasing equipment, and

•	Collectibility is evaluated, taking into consideration equipment book value and the total outstanding receivable, as well as the likelihood of collection through the recovery of equipment.

The adequacy of our allowance for doubtful accounts is provided based upon a quarterly review of the collectibility of our receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral in the case of direct financing lease receivables.

INDUSTRY

We obtained the information in this prospectus about the shipping industry from several independent sources, including Clarkson Research Services Limited, or Clarkson Research, Containerisation International, Drewry Shipping Consultants Limited and the U.S. Department of Transportation. Clarkson Research has advised that (i) some information in Clarkson Research’s database is derived from estimates or subjective judgments, (ii) the information in the databases of other maritime data collection agencies may differ from the information in Clarkson Research’s database and (iii) while Clarkson Research has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures. Container trade growth projections use assumptions about the world economy and trade flows based on available information at the start of November 2007. We do not have any knowledge that the information provided by Clarkson Research, Containerisation International, Drewry Shipping Consultants Limited and the U.S. Department of Transportation is inaccurate in any material respect.

Global Containerized Trade

Containerized trade is an increasingly important method of moving goods through the global economy. According to Clarkson Research, containerized trade accounts for more than 15% of international seaborne trade in terms of volume and is one of the fastest growing sectors in international shipping. Containers provide a secure, efficient and cost-effective way to transport raw materials, finished goods and perishable products over multiple modes of transport, thereby reducing freight and labor costs. By limiting the number of times the cargo is handled, shippers reduce transit times, improve asset utilization and provide the safest form of cargo transport. In addition, a sophisticated port and intermodal industry exists to support automated handling of containers which facilitates the onshore movements of containerized cargo at points of origin, around container ports, staging or storage areas and at final destinations. Participants in the container shipping industry include shippers, who require the movement of containerized cargo, global ‘‘liner’’ companies, who operate container shipping services, and North American domestic rail and trucking companies.

According to Clarkson Research, worldwide container activity grew every year from 1980 through 2006. Over the last ten years, global container trade volume has grown from 47 million TEU to 117 million TEU, representing a compound growth rate of 9.6%. This growth is influenced by developments in the world economy and has ranged from a low of 2.5% in 2001 to a high of 13.4% in 2004. Furthermore, as of November 2007, Clarkson Research projected that global loaded container trade will grow by 10.7% in 2007 and 9.3% in 2008. The table below shows the detail of global container trade growth since 1996 and projected through 2008.

Source: Clarkson Research. Global container trade defined as estimated loaded container trade from origin to destination.

For more than twenty years, global container trade has grown at an average multiple of world GDP of 2.6x. The table below shows the historical relationship as well as the average for the period.

Sources: Drewry Container Market Quarterly and International Monetary Fund.

We believe that this rapid growth is due to several factors including the overall growth and liberalization of global trade, the shift in manufacturing to lower cost production areas such as China and India, greater development of container and port transportation infrastructure, the conversion of bulk cargoes to containerized cargoes for greater transport efficiency and the continued integration of developing economies into global trade patterns.

According to Clarkson Research, Asia accounts for the largest volume of trade as measured by million TEU with approximately 44% of total TEU of exports and imports. Europe and North America make up approximately 22% and 14%, respectively. The table below lays out the volume of exports and imports by region and the relative contribution of each region to the total.

Estimated Seaborne Container Exports and Imports by Region, million TEU

	2006E
	Exports	Imports	% of Both
NW & Med Europe	24.1	28.0	22.3%
North America	10.9	20.6	13.5%
Asia	65.2	37.4	43.8%
Latin America	6.1	5.3	4.8%
Australia	2.4	3.1	2.4%
Other	8.3	22.6	13.2%
	117.0	117.0
Source: Clarkson Research, November 2007. Other includes Middle East, Indian Sub-Continent, Central & Eastern Europe, Africa.

There are three primary trade routes in the container shipping industry: the Transpacific, Transatlantic and Asia-Europe. These are known as East/West trade routes, and principally involve trade between Asia and North America, North America and Europe and Asia and Europe. In addition, there is significant North/South trading activity between countries in the southern hemisphere and the northern hemisphere. In addition to these routes there are various intra-regional routes that include trades such as the intra-Asia container trade, Europe/Mediterranean and United

States/Caribbean. This intra-regional trade is the single largest category of container trade and is dominated by the intra-Asia trade. The table below lays out the detail of the various main trade routes and their historical growth.

Estimated Global Container Trade by Trade Route, million TEU

	Actual
	2004	2005	2006(e)	2007(f)
Transpacific Eastbound	11.4	13.0	14.4	15.2
% Growth	17.3%	14.1%	10.8%	5.9%
Transpacific Westbound	4.9	5.4	5.8	6.4
% Growth	6.8%	10.2%	7.5%	10.9%
Far East-Europe Eastbound	3.6	3.7	4.0	4.4
% Growth	14.1%	5.1%	8.2%	8.8%
Far East-Europe Westbound	7.6	8.5	10.7	12.8
% Growth	16.8%	13.0%	24.8%	19.8%
Transatlantic Eastbound	2.5	2.6	2.7	3.1
% Growth	7.2%	6.4%	3.8%	12.8%
Transatlantic Westbound	3.2	3.3	3.4	3.3
% Growth	5.0%	2.3%	2.9%	−2.2%
Other East-West	8.5	9.7	10.8	11.9
% Growth	12.7%	14.5%	11.1%	10.3%
North-South	16.6	17.6	18.7	20.1
% Growth	9.0%	5.9%	6.2%	7.2%
Intra-Regional	37.4	41.8	46.6	52.4
% Growth	15.8%	11.7%	11.3%	12.6%
Global Container Trade	95.6	105.7	117.0	129.5
% Growth	13.4%	10.5%	10.7%	10.7%
Source: Clarkson Research, November 2007. Other East-West includes trade between North America/Europe/Far East and Middle East/Indian Sub-Continent. Intra-Regional trade includes all non east-west, north-south trade including south-south trade. Non-mainlane trade estimates based on broad assumptions in the absence of available container trade date.

Role of Intermodal Asset Lessors

Due to the many financial and operational benefits of leasing and the continued strong growth in demand for capacity, operating lessors are playing an increasingly important role in providing shipping lines and other transportation companies with the equipment they need to move containerized cargo. The principal benefits that operating lessors provide include:

•	Operating flexibility. The timing, location and volume of cargo movements for a shipping line, rail or trucker are often unpredictable. Leasing assets helps them manage this uncertainty and minimize the requirement to maintain large inventory or potentially unutilized assets.

•	Fleet size and mix flexibility. Leasing enables shipping lines and transportation companies to maintain the optimal mix of equipment types in their fleets as their trade volumes change due to seasonality, market changes or changes in company strategies.

•	Alternative source of financing. Intermodal equipment leasing provides an additional source of equipment financing to help shipping lines, railroads and trucking companies manage the high level of investment required to maintain pace with the rapid growth of the asset-intensive container shipping industry.

The primary equipment used in intermodal containerized trade includes chassis, containers and containerships. When a containership arrives in a port, containers are either loaded onto chassis for over-the-road transport or onto railcars for transport to their ultimate destination.

Chassis

A chassis is a rectangular, wheeled steel frame, generally 23½ or 40 feet in length, built specifically for the purpose of transporting a container over the road. Longer chassis, designed solely to accommodate North American domestic containers, can be up to 53 feet in length. Once mounted, the chassis and container are the functional equivalent of a trailer. When mounted on a chassis, the container may be trucked either to its final destination or to a railroad terminal for loading onto a railcar. Similarly, a container shipped by rail may be transferred to a chassis to travel over-the-road to its final destination. A chassis seldom travels permanently with a single container, but instead serves as a transport vehicle for containers that are loaded or unloaded at ports or railroad terminals. As a result, chassis are essential for the domestic segment of the intermodal journey. Because of differing international road regulations and non-uniformity of international standards for chassis, chassis used in the United States are seldom used in other countries.

We believe that the North American marine and domestic chassis fleet totals approximately 890,000 and is worth in excess of $6 billion. Of the total, 760,000 chassis are ‘‘international ISO’’ or marine chassis for ocean shipping with lengths of 20 feet, 40 feet, and 45 feet. The remaining 130,000 chassis are domestic chassis for domestic containers with lengths of 48 feet and 53 feet. In the past, these chassis have been leased by railroads as well as supplied to shippers under a variety of business terms.

The demand for chassis is influenced primarily by the volume of containerized international and domestic trade. According to the U.S. Department of Transportation, one container in every nine carrying global trade is bound for or is coming from the United States, comprising 11 percent of worldwide container traffic. On a typical day in 2005, U.S. container ports handled an average of 71,000 TEUs, up from 37,000 TEUs per day in 1995 according to the USDOT. According to the Port Import Export Reporting Service (PIERS), over the last ten years, container traffic to and from the United States has grown at an average rate of 7.1%. The table below lays out the annual TEUs of trade flows from 1997 through 2006.

U.S. Waterborne Foreign Container Trade by U.S. Custom Ports
U.S. Custom Ports	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
Total TEUs (000’s)	14,860	15,556	16,564	17,938	18,117	19,729	21,289	23,851	26,092	27,473

This rapid growth in container traffic has resulted in increased vessel, truck, and rail services in and around port regions.

In recent years, domestic railroads and trucking lines located in North America have begun actively marketing intermodal services for the domestic transportation of freight. According to the Association of American Railroads, intermodal container traffic on U.S. railroads has grown from 5.2 million containers originated in 1997 to 9.4 million in 2006, or an average annual growth rate of 6.7%. For the forty-three weeks ended Oct. 27, 2007, intermodal container traffic on U.S. railroads was up 0.6% over the similar period in 2006. The table below lays out the annual figures from in more detail.

U.S. Railroad Container Intermodal Traffic
	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006
Total Units (000’s)	5,244	5,420	5,700	6,288	6,332	6,877	7,330	8,066	8,714	9,400

We believe that this trend should serve to accelerate the growth of intermodal transportation resulting in increased chassis and container demand. In addition, due to the increased volume of cargo movement in and out of railroad terminals, the railroads are reconfiguring the patterns of container and chassis activity on the terminals. In a growing number of locations they are requiring empty containers to be moved off of the terminal, a process that requires additional chassis to service the additional container movements. Railroads are also increasing the use of chassis pools operated by leasing companies to aid efficiency.

Leasing companies own approximately half of North America’s chassis and the balance are owned by shipping lines, railroads and other operators. Leasing companies lease their chassis to the liner companies, railroads and truckers under long-term lease arrangements or through chassis pools. Chassis pools are locations where a pool operator provides a group of chassis in a single port or railroad terminal location to be rented on a daily basis. Chassis for international containers have been leased in pooled arrangements at marine ports since the mid-1980s and at rail ramps since the late 1990s. A shipping line notifies a trucker to pick up a chassis from the pool. The trucker then proceeds to pick up the designated container for movement. The chassis is returned by the trucker to the pool when the move is complete. The shipping line or other customer pays only for the number of days it uses the chassis. Chassis pool rates are higher than term lease rates as customers pay only when the chassis is in use and generally do not pay for maintenance and repair. Due to the efficiencies created in asset utilization by the chassis pools, the growth in demand for chassis over the last several years has been slightly lower than the overall growth in domestic intermodal activity.

We believe that we are the largest owner and lessor of chassis in North America. There is one other large competitor in the leasing market and the balance of the chassis are owned by small leasing companies or the shipping lines, railroads or trucking companies. Over the last twenty-five years, asset utilization, chassis prices and lease rates have remained fairly stable. The chart below lays out our average chassis utilization and long-term lease rates indexed to the start year for the last twenty-five years.

Historically, most chassis used in North America have been manufactured in North America. China started producing ISO standard chassis for the U.S. market in 2003, and in 2006 it accounted for approximately 60% of new chassis in place. A new chassis currently costs approximately $7,500 and has historically ranged between $7,500-$9,000 for the most common chassis and as much as $18,000 for the more specialized types. Chassis are long-lived assets with an economic useful life in excess of twenty years. Furthermore, at the end of its useful life, a chassis can be totally remanufactured using some of the existing parts including the axle, creating essentially a new chassis for lower cost.

Containers

Intermodal containers are designed to meet a number of criteria outlined by ISO. The standard criteria include the size of the container and the gross weight rating of the container. This standardization ensures that containers can be used by the widest possible number of transporters and facilitates container and vessel slot sharing by shipping lines. Containers are generally usable for 10-15 years in the shipping business and then they are often sold for use in the domestic storage markets.

A standard marine container is essentially a steel box with a set of doors on one end. Containers come in standard lengths of 20’, 40’ or 45’. They are 8’ wide, and either 8’6’’ or 9’6’’ tall (containers which are 9’6’’ tall are also referred to as ‘‘high cube’’). The most common kind of container is a standard ‘‘dry freight’’ container, used to transport all types of dry freight. In addition to standard dry freight containers, the world fleet also consists of various types of specialized containers, including refrigerated containers (also known as ‘‘reefers’’), which are used to transport temperature sensitive cargos. The table below sets forth the major types of container equipment.

Equipment type	Size	Primary Use
Standard Dry freight	20 and 40 foot standard 40 and 45 foot high cube	Transport of all types of dry freight (e.g., electronics, appliances, clothes, toys, etc.)
Refrigerated	20 and 40 foot standard 40 foot high cube	Transport of temperature sensitive products (e.g. fresh and frozen perishable goods)
Open Top	20 and 40 foot	Transport of irregularly shaped or sized items which may need specialized loading (i.e. from above)
Flatrack	20 and 40 foot	Transport of irregularly shaped or sized items
Tank	20 and 40 foot	Transport of liquids and/or chemicals
Domestic Intermodal and European Swapbodies	20, 40, 45, 48 and 53 foot	Transport across land
Source: Containerisation International.

According to Containerisation International, there are over 23 million TEU of marine shipping containers and one million North American domestic containers with a total cash replacement cost of $62.8 billion as of mid-2007. According to Containerisation International, dry freight and refrigerated containers make up 91% and 6% of the total TEU count, respectively. However, since refrigerated containers cost 8-10x as much as standard dry freight containers, they make up over 21% of the world fleet by value.

The demand for containers is principally a function of the growth in worldwide containerized trade and the growth in containership supply. According to Clarkson Research, the global containership fleet has grown from slightly over 1 million TEU of capacity in 1985 to 9.5 million TEU at the start of 2007, or a compound growth rate of 10.5%. This rapid growth has led to increased demand for marine containers, with approximately two marine containers required for every TEU slot of total containership fleet capacity. Containerisation International expects that over the next few years more than 3.3 million TEU in annual container fleet additions will be required to match the growth in global container trade including approximately 1.3 million TEU in capacity required for replacement equipment.

According to Containerisation International, container lessors’ ownership was approximately 10.2 million TEU or 41.8% of the total worldwide container fleet of 24.5 million TEU as of mid-2007. Since mid-2000, the percentage of leased versus owned containers utilized by shipping lines has been fairly stable, ranging from a low of 42% to a high of 47%, also cited by Containerisation International.

Container leasing rates are typically a function of, among other things, new container prices, interest rates, leasing company infrastructure costs and the container supply and demand balance at a particular time and location. Average leasing rates on an entire portfolio of leases respond more gradually to changes in new equipment prices, because lease agreements can only be re-priced upon the expiration of the lease. In addition, the value that lessors receive upon resale of equipment is closely related to the cost of new equipment. From 1980 to 2000, container leasing rates generally decreased due to a trend toward lower new container prices, a reduction in U.S. dollar interest rates and a decrease in leasing company infrastructure costs as a result of improved information systems. With the exception of the expansion in leasing rates between mid-2004 to mid-2005 that was facilitated by a substantial increase in container prices, leasing rates have been fairly stable since 2000.

Container leasing companies are partially insulated from the impacts of shipping cycles due to the large percentage of containers on long-term leases and the relatively short production time associated with the manufacture of new containers. Lead-times for new container orders are typically only a few months (compared to the multi-year ordering and production cycle for new vessels), so the rate of new container ordering can be quickly adjusted to reflect unexpected market changes.

Container lessors compete in a variety of ways, including pricing, lease flexibility, supply reliability and customer service. It is common for the shipping lines to utilize several container lessors to meet their container needs. The table below sets forth the major competitors in the container leasing industry in terms of fleet replacement cost and TEU as of mid-2006.

Top Container Lessors – Mid-2006
Company	Asset Mix	Replacement Cost ($mm) (1)	TEU
GE SeaCo	Dry, Reefer, Special	$2,636	936,000
Triton Container	Dry, Reefer, Special	2,610	1,379,500
Textainer (2)	Dry Cargo Only	2,492	1,515,500
Seacastle (3)	Dry, Reefer, Special	2,426	830,000
Florens Group	Dry, Reefer, Special	2,158	1,107,000
TAL International	Dry, Reefer, Special	2,003	946,500
CAI	Dry, Reefer, Special	1,020	623,500
Cronos	Dry, Reefer, Special	981	404,500
Capital Lease	Dry Cargo Only	862	522,500
Other		5,715	1,623,500
Total		$22,903	9,888,500
Source: Containerisation International.
(1)	New-for-old cash replacement cost calculated from annualized newbuild ex-factory price index current at mid-2006.
(2)	Includes Gateway fleet (acquired at mid-year).
(3)	Includes Carlisle and Interpool combined fleets. Includes Interpool containers on structured finance lease.

The market for leasing refrigerated containers is somewhat more concentrated than the market for standard dry freight containers, with the top five lessors accounting for over 90% of the TEUs. We have the largest share of the refrigerated container leasing market, with more than 30% of the total TEUs. The table below sets forth the major competitors in the refrigerated container leasing market in terms of TEU.

Top Ranking Lessors of Integral Reefer Containers and Their Operating Fleets – Mid-2006 and Projected Mid-2007
(Fleet Figures are Rounded TEU)

	Mid 2006%		Mid 2007%
Seacastle(1)	130,000	33%	148,000	34%
GE SeaCo	101,000	25%	114,500	26%
TAL International	51,500	13%	54,000	12%
Triton Container	48,300	12%	51,000	12%
Florens Group(2)	39,500	10%	40,000	9%
Cronos Group	17,500	4%	21,000	5%
Other	9,700	3%	11,500	2%
Total	397,500	100%	440,000	100%
(1)	Includes Interpool and Carlisle combined fleets. Includes Interpool containers on structured finance lease.
(2)	Includes containers lease to Cosco Containerline.
Source: Containerisation International

Over the last several years, utilization rates for the most common type of refrigerated container has been very stable. According to Containerisation International, since 1994, the annual utilization rate for 40 foot high cube refrigerated containers has averaged 94% and ranged between 96% and 92%.

In the 1960s and 1970s, containers were manufactured predominantly in Europe and Japan. As labor costs in those regions increased by the mid-1980s and as import/export trade patterns shifted, container manufacturing shifted to Korea, Taiwan, Thailand, Indonesia and China. According to the Containerisation International, China continues to be the world’s leading container producing country, originating nearly 94% of all dry container production and over 88% of reefer production. The increasing dominant position occupied by key Chinese firms, led by CIMC Group, has largely streamlined the container production process by driving down costs and enabling extra capacity to be created or removed relatively rapidly. Today, new 20 foot standard dry containers cost approximately $1,900 (a 40 foot high cube dry container typically costs 1.7 times as much as a 20 foot standard dry container), a new 40 foot high cube reefer costs approximately $17,000, depending on specifications and a generator set costs approximately $9,000.

According to Containerisation International, over the last several years, the average price for refrigerated containers has been somewhat more stable than the price for standard dry freight containers. The chart below lays out the average unit price for a 40 foot high cube refrigerated container and a 20 foot standard dry container since 1990.

Containerships

Global container trade is served by a large fleet of container carrying vessels. At the start of August 2007, the overall container capable fleet had a total capacity of 12.3 million TEU. The most significant part of this fleet is fully cellular containerships, which, with 10.2 million TEU, comprise more than 80% of global available TEU capacity. The remainder of the container capable fleet is made up of a range of non-fully cellular ship types including Multi-purpose vessels, Roll-on Roll-off ships (Ro-Ros) and general cargo ships, which often have container carrying capacity. We believe that the total market value of the existing world containership fleet including newbuild orders is in excess of $200 billion.

According to Clarkson Research, as of August 2007, the fully cellular containership fleet on the water numbered 4,187 vessels with approximately 10.2 million TEU of capacity and an average age of 11 years as of August 2007. The fully cellular containership fleet is made up of a wide range of ships from below 500 TEU in capacity to 10,000 TEU and above. At the top end of the scale are the ‘‘Deep Sea’’ containerships of 3,000 TEU and above, which have been traditionally responsible for servicing the mainlane east-west trades. These are designated as Panamax or Post-Panamax according to their capability to transit the Panama Canal given their physical dimensions. ‘‘Intermediate’’ containerships are between 1,000 TEU and 2,999 TEU in capacity and generally serve intermediate, north-south and in some cases intra-regional trade. Below 1,000 TEU in capacity are the ‘‘Feeder’’ containerships generally operated on an intra-regional basis, often relaying or ‘‘feeding’’ cargo within a region from or to main port hubs served by mainlane trades. A large proportion of the growth in containership capacity in recent years has been in the Panamax and Post-Panamax ‘‘Deep Sea’’ segments.

(TEU in thousands)

Containership Fleet & Orderbook
			Total Orderbook		For Delivery In :
	Aug-07		Aug-07		2007	2008	2009	2010+
Size	#	TEU	#	TEU	TEU	TEU	TEU	TEU
100-999 TEU	1,194	689	178	139	55	58	16	10
1,000-2,999 TEU	1,766	3,218	457	834	198	318	225	93
3,000-7,999 TEU	1,089	5,103	489	2,376	266	740	835	514
8,000 & Up TEU	138	1,201	243	2,388	205	425	565	1,216
Total	4,187	10,211	1,367	5,737	724	1,541	1,641	1,833
Source: Clarkson Research (Container Intelligence Monthly, August 2007). Full year future growth based solely on the delivery of the containership orderbook without taking into account vessel demolition or delivery slippage. Scheduled orderbook totals are subject to further development.

According to Clarkson Research, the containership orderbook stands at a total of 1,367 ships and 5.7 million TEU as of August 2007 and represented 56% of the fleet in terms of capacity. Clarkson Research expects 0.7 million TEU of capacity to be delivered during the remainder of 2007 and 1.5 million TEU of capacity to be delivered in 2008, with the balance of the orderbook to be delivered in 2009 and onwards. Over 80% of this capacity to be delivered is made up of ships that are 3,000 TEU and larger. Over the next four years, this growth in the containership fleet equates to approximately 12% per annum which is close to recent growth rates in global containerized trade. However, the size of the current containership orderbook may put some downward pressure on container freight and containership charter rates in the future, particularly if trade growth declines as a result of an economic slow down.

The containership charter market is playing an increasingly important role in the container shipping industry as a whole. Historically, a significant share of the world’s containership capacity has been owned by the liner companies operating container shipping services. More recently these operators have chosen to charter a larger proportion of the capacity that they operate as they add to and establish new trade routes. From 1993 to 2007, the percent of total container capable capacity operated by the top ten liner companies which was chartered in grew from 15% to over 50%. According to Clarkson Research, at the beginning of August 2007, charter owners accounted for 47.7% of the global fully-cellular containership capacity. The table below shows the increase in chartered-in capacity by the top ten liner companies.

Source: Clarkson Research, Industry Sources, August 2007.

Containership ownership by independent owners remains fragmented with the largest collection of owners consisting of German shipowners, many of which have been financed through the German ‘‘Kommanditgesellschaft,’’ or ‘‘KG’’ system. Other significant owners include private shipowners and some publicly held companies. The table below lays out the top ten charter owners and their fleets as of August 2007 according to Clarkson Research.

Rank	Lessor	Ships	TEU	% Share
1	NSB N’elbe	85	358,710	3.5%
2	E.R. Schiff.	72	329,184	3.2%
3	C-P Offen	70	279,547	2.7%
4	Peter Dohle	82	207,689	2.0%
5	Costamare	51	193,699	1.9%
6	Norddeutsche	56	186,131	1.8%
7	Zodiac Maritime	46	185,019	1.8%
8	Seaspan	29	150,918	1.5%
9	Rickmers	62	138,428	1.4%
10	Danaos Shipping	31	137,256	1.4%
	Total	584	2,166,581	21.2%
	Owner-Operator/Other	3,603	8,045,219	78.8%
	Total Fleet	4,187	10,211,800	100.0%
Source: Clarkson Research, August 2007.

Time Charter Rate Development

Containership charter rates depend on the supply of, and demand for, containership capacity, and can vary significantly. According to Clarkson Research, total container capable capacity was 7.4 million TEU at the end of 2001 and is projected to reach 14.6 million TEU by the end of 2008. The table below lays out the historical growth of total container capable capacity and the forecast through 2008.

Total Container Capable Capacity

(000’s of TEU, end of year)

	2001	2002	2003	2004	2005	2006	2007f	2008f
Capacity	7,398	7,977	8,536	9,215	10,183	11,552	13,048	14,601
Growth	8.6%	7.8%	7.0%	8.0%	10.5%	13.4%	12.9%	11.9%
Source: Clarkson Research, August 2007.

Containership charter rates have reflected the relationship between demand and this capacity growth. For example, in 2001, the container capable fleet grew by 8.6% in terms of capacity, while in the same year demand grew by only 2.5%. The impact of the differential between growth in supply and demand on the container freight market and the containership charter market was sharply negative, pushing charter rates acutely downward in both cases. From the start of 2002 until the middle of 2005, however, the containership charter market saw a significant upward movement in time charter rates. Demand for containership capacity driven by increases in global container trade underpinned upward market movements, and the market recovered from the falls seen in 2001 to levels beyond previous market highs in certain sectors. Mid way through 2005, as the rate of capacity growth increased, containership charter rates began to fall before stabilizing in the first half of 2006. Rates dipped significantly near the end of 2006 but have staged a recovery during the first half of 2007, which has been sustained through July and August.

Source:	Clarkson Research August 2007. Clarkson brokers estimate timecharter rates each week for standard vessels, which is informed by transactions and ongoing negotiations associated with vessels of similar size. There is no guarantee that rates are sustainable. Rates may move up or down significantly.

Newbuilding Price Development

The containership sector is also subject to the development of containership newbuilding prices, which reflect the cost of the acquisition of new containerships by owners from the shipyards. The graph below shows the development of containership newbuilding prices for three sizes of containerships, expressed in dollars per TEU. Since early 2003 newbuilding prices have risen substantially. The total newbuilding price for a theoretical 2,750 TEU containership increased from $29.5 million at the start of 2003 to $52.5 million as of August 2007. Over the same period, for a theoretical 4,600 TEU containership the newbuilding price rose from $45.0 million to $77.0 million, while the newbuilding price for a theoretical 6,200 TEU containership increased from $60.0 million to $106.0 million. Economies of scale in containership building mean that the cost per TEU involved in building larger containerships is smaller than for ships with smaller TEU capacity.

Newbuilding prices are primarily determined by the balance of the supply of shipbuilding berths to the market and the demand for new vessels to fill them and over the last twenty years, prices have shown significant movement up and down. Other factors, such as steel prices and currency movements can also have an impact. It is important to note that newbuilding prices for different ship types move, to a large extent, in parallel with one another. This means that reduced demand in one sector (for example tankers) may reduce prices in another sector (for example containerships). This is because the newbuilding price is a function of the supply of berths to the whole market and not just to individual fleet sectors.

Source:	Clarkson Research. August 2007. Dates shown refer to contracting date. Vessel typically would not be delivered for another 30 - 36 months. Prices relate to a theoretically ‘standard’ vessel which assumes ‘‘European spec’’, 10/10/10/70% payments and ‘‘first class competitive yards’’ quotations. Based on broker estimates and actual sales assuming charter free, willing buyer / willing seller at the point in time indicated in the table. There is no guarantee that the prices are sustainable and readers should be aware that prices may move up and down significantly.

BUSINESS

Business Overview

We are one of the largest operating lessors of intermodal equipment in the world based on total assets. We acquire and lease chassis, containers and containerships, which are essential intermodal equipment used in global containerized cargo trade. This equipment has enabled the growth in global containerized trade because it allows efficient movement of goods via multiple transportation modes, including ships, rail and trucks. We lease our equipment primarily under long-term contracts to the world’s largest shipping lines and several major U.S. rail and trucking companies. As of September 30, 2007, we had total assets of $4.5 billion and we plan to make additional investments in intermodal assets. We intend to pay regular quarterly dividends and expect to grow our dividends.

We own or manage 247,000 intermodal chassis, 985,000 TEUs of dry freight and refrigerated shipping containers and seven containerships aggregating 32,770 TEUs. In addition, we have newbuild purchase agreements to acquire six containerships aggregating 27,320 TEUs to be delivered in 2009 and 2010. We have long-term relationships with an extensive group of customers in the intermodal shipping industry. As of September 30, 2007, we employed 341 people in 36 offices in seven countries.

We expect to benefit from the size and growth of the intermodal asset market and to increase our revenues and operating cash flow by acquiring additional chassis, containers and containerships. Over the last 25 years, containerized trade has grown by more than 9% per year, consistently outpacing world GDP growth by an average of 2.6 times, and is expected to grow by 10.7% in 2007 and 9.3% in 2008. The current intermodal market includes over one million chassis, 24 million TEUs of containers and over 4,000 containerships. We estimate that the global intermodal equipment fleet has an aggregate value of over $250 billion and approximately 40-50% of these assets are leased.

Competitive Strengths

We believe that the key competitive strengths that will enable us to execute our strategy include:

•	Strong Market Position. We are one of the largest operating lessors of intermodal equipment in the world. We are the largest lessor of chassis in North America with approximately 50% market share. Furthermore, we are the largest lessor of refrigerated shipping containers in the world with over 30% market share. Finally, we have a rapidly growing position as a lessor of containerships. We believe that our strength in these market segments will provide us with certain cost and capability advantages relative to smaller asset leasing companies.

•	Strength of Cash Flows and Long-Term Lease Portfolio. As of September 30, 2007, over 83% of our leasing assets in units, including our containerships, were on long-term lease to our customers. The average remaining term of our existing lease portfolio, including both short- and long-term leases was approximately 3.5 years and included $1.93 billion of contracted cash flow (assuming early terminations only for which there are no penalties). The strength of our cash flow and long-term lease portfolio provides us with highly predictable revenue and operating cash flow, enabling us to manage and grow our business more effectively.

•	Strong Customer Relationships. We have an extensive history with a large group of customers which provides us with strong relationships at senior levels of management. Our top customers in the container liner industry include APL-NOL, Mediterranean Shipping Company, Maersk Line and CSAV, in the U.S. rail industry include BNSF and CSX and in the cargo logistics market include Schneider and Pacer. We believe that our customer relationships are some of the best in the industry and will enable us to continue to grow our business.

•	Breadth of Product Offering. We own over $4 billion in total assets and offer a variety of products to our customers across three different intermodal asset classes – chassis, containers and containerships. Many of our customers lease multiple types of our intermodal equipment for their transportation needs. The breadth of our product offering provides us a variety of markets and equipment in which to invest capital at attractive returns.

•	Scaleable Business Platform. We operate globally through offices in nine countries using modern asset management systems designed for intermodal asset lessors and capable of handling a significantly larger intermodal asset portfolio. We believe that our facilities, systems and personnel currently in place are capable of supporting an increase in our revenue base and asset base without a proportional increase in overhead costs.

•	Experienced Management Team. Our management team has extensive experience in the acquisition, leasing, financing, technical management and sale of intermodal assets. Our key officers have an average of 24 years of related industry experience.

Growth Strategy

We plan to grow our assets and dividends per share by employing the following business strategies:

•	Continue to Invest Capital into Intermodal Assets. We believe that the market for containerized trade will continue to support opportunities to invest in new assets, particularly in the containership market. Since the beginning of 2006, we have acquired or committed to acquire a total of $1.8 billion in total intermodal assets including more than $1 billion in containerships, approximately $610 million in shipping containers and approximately $230 million in intermodal chassis. We plan to continue to acquire additional assets and grow our overall fleet.

•	Focus on Long-Term Leases. We plan to continue our focus of placing our assets on long-term operating and finance leases which provides us with high asset utilization and stable cash flows and minimizes direct operating expenses associated with shorter term operating leases.

•	Opportunistically Pursue Strategic Acquisitions. We plan to selectively pursue strategic acquisitions of companies and intermodal equipment fleets and assets that are complementary to our existing intermodal asset portfolio. We believe that our existing management platform can support more assets without significant increases to our infrastructure due to the scalable nature of our operations.

Industry Trends

The market for intermodal assets is characterized by the following key trends:

•	Steady and Rapid Growth in our Markets. Containerized trade is an increasingly important component of the movement of goods through the global economy. According to Clarkson Research, worldwide container activity grew each year from 1980 through 2006, achieving a compounded annual growth rate of 9.8% during that 26 year period. Clarkson Research estimates that worldwide containerized trade will continue to grow approximately 9% per year through 2008. We believe that this rapid growth is due to several factors including the overall growth and liberalization of global trade, the shift in manufacturing to lower cost production areas such as China and India, greater development of container and port transportation infrastructure, the conversion of bulk cargoes to containerized cargoes for greater transport efficiency and the continued integration of developing economies into global trade patterns. This growth in containerized trade has led to significant growth in the intermodal transport network as containers need to be placed on a truck or rail for transport.

•	Significant Use of Operating Leases. Operating equipment lessors play a significant role in the market for intermodal assets. For example, in the containership market, the share of capacity operated by the top ten liner companies that was chartered-in has grown from approximately 15% in 1993 to 50% today. Similarly, in the chassis and container markets, approximately 40% to 50% of the assets in use are leased. We believe that this reliance on operating lessors will remain as our customers continue to require operational flexibility and alternative sources of financing for their equipment.

•	Consolidation. Recently there have been several large shipping line acquisitions that have resulted in some consolidation within the container shipping industry, including among some of our customers. This has resulted in a reduction of the number of large shipping lines and also in an increase in concentration of business in a smaller number of larger customers.

Formation

We were formed in June 2007 for the purpose of combining under a single holding company the refrigerated container and related equipment leasing business operated by Carlisle with the containership leasing business that had recently been started by SHL and, following that combination, acquiring Interpool through the merger of a newly-formed subsidiary of Seacastle with Interpool in July 2007. Carlisle was founded in 1993 and was acquired by certain of our Initial Shareholders in 2006. SHL was formed in 2006 by certain of our Initial Shareholders for the purpose of engaging in the business of acquiring and leasing containerships. Prior to the Interpool Acquisition, Interpool was listed on the NYSE and had been operating since it was established in 1968.

Fleet Overview

Our fleet of equipment consists of three types of intermodal assets: chassis, containers and containerships. These assets are either owned or managed by us on behalf of other third party equipment owners. We lease our equipment to a diversified customer base of over 500 international shipping lines and North American rail and trucking companies.

We focus on leasing our equipment on long-term leases as we believe that this enables us to maintain high utilization rates for our equipment, achieve more stable and predictable operating results and concentrate on the expansion of the asset base through the investment in new equipment.

We believe that we are the only integrated intermodal asset leasing company offering chassis, containers and containerships. Several of our customers lease more than one asset type from us. In addition, we believe that we are the largest lessor of intermodal chassis in North America and the largest lessor of refrigerated shipping containers in the world.

Chassis Segment

Our Chassis

Our chassis fleet totaled approximately 247,000 chassis as of September 30, 2007. Our chassis fleet increased at a CAGR of 5.3% for the period from December 2000 through September 30, 2007. The average utilization for our chassis fleet since December 2002 has been 93% and is currently 90%. As of September 30, 2007, the average age of our chassis fleet is 9.7 years.

The chassis that we lease are either owned outright by us or leased-in from third parties. The table below summarizes the composition of our fleet by the type of unit as of September 30, 2007:

	Chassis Fleet as of September 30, 2007 by Units
	Marine 20’	Marine 40’	Other Marine Chassis	Domestic Chassis	Other	Total
Owned	43,253	96,692	32,076	39,029	6,982	218,032
Finance Leases	3,168	8,677	3,108	80	221	15,254
Total Owned	46,421	105,369	35,184	39,109	7,203	233,286
Leased-in/ Managed	1,259	2,264	30	10,304	239	14,096
Total Fleet	47,680	107,633	35,214	49,413	7,442	247,382

Lease Overview

We concentrate on leasing our chassis on a long-term basis. Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 64% of the total chassis fleet is currently on long term or direct finance lease. Approximately 4% of our chassis are leased on a short-term basis to satisfy customers’ peak or seasonal requirements, generally at higher rates than under long-term leases to reflect the added flexibility that short-term leases provide. For customers who require daily or weekly chassis rentals, we operate chassis pools at major intermodal transportation points including domestic shipping ports and rail terminals. These pools can consist of both our chassis as well as those of our customers. Approximately 23% of our chassis are leased in chassis pools. As of September 30, 2007, the average remaining duration of our leases was 3.2 years and our existing leases provided for total contractual cash flow of $484 million (assuming early terminations only for which there are no penalties and no renewals).

We offer our chassis customers both long-term operating leases as well as ‘‘direct finance’’ leases. Under an operating lease, the lessee commits to a fixed lease term, typically from five to eight years, and we retain the benefit and bear the risk of re-leasing and the residual value of the asset. Long-term operating leases can contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments. In the past, we experienced minimal early returns of our equipment under our long-term leases, primarily because of the penalties involved. Additionally, customers may bear substantial costs related to repositioning and repair upon return of the equipment.

Frequently, a lessee will retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, for one to five- year periods, or as a direct finance lease. We estimate that over the last three years, the average operating lease renewal rate has been approximately 80%.

Under a direct finance lease, the customer commits to a fixed lease term and typically receives a bargain purchase option at the expiration of the lease. Under this arrangement, the substantive risks and rewards of equipment ownership are passed on to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The interest component, calculated using the effective interest method over the term of the lease, is recognized by us in our statement of operations as equipment leasing revenue. The principal component of the lease, is reflected as a reduction to the net investment in the direct financing lease in our cash flow statement.

Lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. Our leases generally provide for monthly billing and require payment by the lessee within 60 days after presentation of an invoice. Typically, the lessee is responsible for payment of all taxes, handling charges and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the chassis other than normal wear and tear. Lessees are also required to indemnify the owner of the equipment against losses arising from accidents and other occurrences involving the leased equipment. All of our operating leases, both short- and long-term, generally set forth a list of locations where lessees may return equipment, along with any monthly quantity return limits.

We operate two types of chassis pools – ‘‘neutral’’ pools and ‘‘cooperative’’ pools. A neutral chassis pool is an inventory of our chassis available for short-term leasing to customers at a port or rail terminal. Although the chassis are usually leased from neutral pools on a short-term basis, we often have long-term exclusive contracts with the port or rail terminal operator to be the exclusive neutral chassis pool provider. We operate neutral pools for many of the major port authorities and port and rail terminal operators on the Eastern seaboard and the Gulf coast. We also operate neutral pools at various inland rail terminals for railroads including CSX and BNSF.

We operate cooperative, or ‘‘Co-op’’, chassis pools at many of the same ports and terminals. The difference between neutral pools and Co-op pools is that rather than providing our chassis, the customers contribute the chassis to the pools and we manage them. The contributed chassis may be used by other members of the pool or leased on a short-term basis by third parties when the pool does not need them. At the end of the month, we, as the pool manager, bill the pool members based on their utilization net of their contribution and receive a fee for our services. We have a highly developed proprietary software system, known as ‘‘PoolStat®’’ to enable the management of both neutral and Co-op pools. This software provides us with fee business and, more importantly, as more customers participate in chassis pools, they look to us for chassis management and additional leased equipment.

Marketing and Customer Service

We lease our chassis to a diverse group of shipping lines and North American rail and trucking companies. Our chassis customers include a large number of North American lessees, many of which are subsidiaries or branches of international shipping lines to which we also lease containers and containerships.

Our chassis customers are turning to outside service companies to help them manage chassis that they own and lease. We offer management services under the trademarked name ‘‘PoolStat’’®. PoolStat® aggregates chassis activity data from over 500 locations around the country and reports on this activity, processing more than 3.1 million transactions monthly. Customers contract with us to track their chassis nationally and determine usage patterns, ongoing requirements, and overall fleet efficiencies. Reports are provided using a PoolStat® proprietary Internet-based report generator. PoolStat® services also include the use of field staff under contract where field management of chassis operations is involved. A major chassis management service requested by our customers is assistance in the formation and running of cooperative chassis pools.

Our PoolStat® software compiles data from each location and reports on levels of chassis contribution as compared to the levels of chassis usage by each shipping line in the cooperative pool. Each participating line is required to supply a fair share of equipment relative to its usage. The management services we provide for cooperative chassis pools often involves field staff assisting in the repositioning of chassis as well as overseeing the maintenance and repair process. Benefits to the participants in this program include:

•	more efficient use of chassis leading to lower overall inventory requirements at each location;

•	decreased maintenance, repair and other operating expenses;

•	improved equipment control capabilities;

•	reduced customer administrative time and expense of managing a chassis fleet; and

•	the ability to participate in cooperative pool net revenues.

By providing the PoolStat® service, we are able to forge closer relationships with our customers for both short- and long-term leasing opportunities. There are now over 250,000 chassis covered by various Trac Lease Inc. (‘‘Trac Lease’’) / PoolStat® management contracts, and we are continuing to seek opportunities to increase its level of business. We believe that we are the leading provider of chassis management services in North America.

Operations

Equipment Tracking and Billing.    We primarily use PoolStat® to enable sophisticated chassis tracking and billing and to provide a central operating database that coordinates the chassis leasing activities. The system electronically records the movement and status of each chassis and links that information with the complex data comprising the specific lease terms in order to generate billings to customers. The system also generates a wide range of management reports containing information on all aspects of our chassis leasing activities.

Logistics Support.    Our North American network of offices and relationships and our industry experience enables us to provide logistics services in order to facilitate the movement of chassis to meet our customers’ needs while at the same time optimizing our asset utilization.

Maintenance, Repairs and Remanufacturing.    As with all over-the-road assets, chassis require maintenance and repair over time. Our customers are generally responsible for maintenance and repairs of equipment other than normal wear and tear. Older chassis are generally remanufactured rather than replaced by new equipment. The cost of remanufacturing is approximately two-thirds the cost of purchasing a new chassis and can transform an aged chassis into ‘‘as new’’ condition. Therefore, chassis are typically remanufactured and not sold. We believe that over the next ten years the average number of units that will be eligible for remanufacture is between 6,000 and 8,000 chassis per year and a remanufactured chassis has a service life of more than 20 years.

Our Suppliers

Historically, most chassis used in North America have been manufactured in North America; however, China began producing chassis for the North American market in 2003 and by 2006 accounted for 60% of new chassis placed in service. We purchase most of our chassis in China. There are four principal manufactures who produce chassis for export to the U.S. We are involved in a joint venture with two of the four, providing us with a price advantage. For the other two Chinese manufacturers for the U.S., we believe that our market position and buying power provides us with a competitive advantage when sourcing new chassis.

Competition

We believe that we are the largest owner and lessor of chassis in North America with one significant leasing competitor. We believe that our share of the marine and North American domestic chassis leasing markets is 53% and 50%, respectively. Our largest competitor is FLEXI-VAN Leasing, Inc. We also compete with other smaller lessors, banks and capital providers on the basis of pricing, product quality and availability, lease flexibility and customer service. We believe that our fleet size and quality as well as our proprietary systems give us a competitive advantage.

Insurance

Lessees and storage depots generally must either carry physical damage and liability insurance providing primary insurance coverage for loss and damage to the chassis, cargo, and third parties while the chassis are in their care, custody and control or provide proof of creditworthiness to self insure. In addition, we maintain liability coverage, including contingent liability coverage for any claims or losses, including while the chassis are on-hire to a lessee or otherwise in the possession of a third party.

Existing insurance guidelines for lessees are explicitly stated in each lease and we require certificates evidencing lessees’ insurance prior to delivery of chassis. Minimum insurance guidelines generally requested in most of the lease agreements are as follows:

•	All Risks Physical Damage Insurance in an amount equal to 100% of the replacement value of all equipment leased thereunder while on land, afloat, in transit, or at rest anywhere in the world.

•	Comprehensive General Liability Insurance, including contractual liability against claims for bodily injury or death and property damage, in an amount not less than $2 million combined single limit.

The insurance companies from which the policies are purchased must be acceptable to us. To the extent any claim is not recovered by the policy, the lessee remains liable for the full amount of the claim. We do not offer any insurance product except, in limited instances, a Damage Protection Plan (DPP) which covers certain damages to the chassis. The precise nature and amount of such insurance may vary from lessee to lessee. Some lessees may also be self-insured.

Container Segment

Our Containers

As of September 30, 2007, we operated approximately 985,000 TEU of containers and generator sets. The average utilization rate for our owned container fleet since December 2002 has been 97% and is currently 94% as measured in TEUs. As of September 30, 2007, the average age of our container fleet is 4.5 years. Our fleet principally consists of three types of assets – refrigerated and dry containers and generator sets. The Container segment had revenues of $144.5 million, $150.7 million and $156.6 million in 2004, 2005 and 2006, respectively. Adjusted EBITDA for the Container segment was $108.7 million, $111.8 million and $121.0 million in 2004, 2005 and 2006, respectively. Total assets for the Container segment at December 31, 2004, 2005 and 2006 were $830.5 million, $857.9 million and $1,098.4 million, respectively.

Refrigerated Containers.    Refrigerated containers (‘‘Reefers’’) are insulated containers that include an integrated cooling machine. These containers are typically used to carry perishable cargo such as fresh and frozen produce, meat, poultry, fish and other temperature sensitive products. As of September 30, 2007, our fleet included approximately 85,000 refrigerated containers, which accounted for 13% of our fleet by units. As of September 30, 2007, the utilization for our owned reefers was 90.4%.

Dry Containers.    A dry container is essentially a steel box with a set of doors on one end. Dry containers are the least-expensive type of intermodal container and are used to carry most types of freight. As of September 30, 2007, our fleet included approximately 551,000 dry containers, which accounted for 85% of our fleet by units. As of September 30, 2007, the utilization for our owned dry containers was 96.0%.

Generator Sets.    Generator sets (‘‘Gensets’’) are portable diesel fueled generators used to power refrigerated containers. They can be used when reefers are carried on chassis as well as railcars. When a reefer is carried on a containership, it is usually plugged in to the containerships main power supply. As of September 30, 2007, our fleet included approximately 7,000 generator sets, which accounted for 1% of our fleet by units. As of September 30, 2007, the utilization for our owned gensets was 91.7%.

The containers that we lease are either owned outright by us, leased-in from third parties, or owned by third-parties and managed by us. The table below summarizes the composition of our fleet by the type of unit:

	Container Fleet as of September 30, 2007 by Units
	Refrigerated	Drys	Gensets	Other	Total
Owned	66,948	87,651	4,654	733	159,986
Finance Leases	18,206	278,116	2,349	5,963	304,634
Total Owned	85,154	365,767	7,003	6,696	464,620
Managed	—	185,669	—	—	185,669
Total Fleet	85,154	551,436	7,003	6,696	650,289

Lease Overview

Similar to our chassis segment, we concentrate on leasing our containers on long-term leases. Substantially all of our new equipment is initially leased for terms of five to eight years and approximately 91% of the total container fleet as measured in TEUs are currently on long-term or direct finance lease. Approximately 5% of our containers as measured in TEUs are leased on a short-term basis to satisfy customers’ peak or seasonal requirements, generally at higher rates than under long-term leases to reflect the added flexibility that short-term leases provide to our customers. As of September 30, 2007, the average remaining duration of our leases was 3.6 years and our existing leases provided for total contractual cash flow of $1.2 billion (assuming early terminations only for which there are no penalties and no renewals).

We offer our container customers both long-term operating leases as well as direct finance leases. Similar to our chassis leases, long-term operating leases for our containers can contain an early termination provision allowing the lessee to return equipment prior to expiration of the lease upon payment of an early termination fee or a retroactively applied increase in lease payments. We experience minimal early returns of our equipment under our long-term leases, primarily because of the penalties involved. Additionally, customers may bear substantial costs related to repositioning and repair upon return of the equipment.

The following chart summarizes the gross equipment leasing revenue by product for the combined Seacastle fleet for the month ended September 30, 2007.

($ in thousands)
Refrigerated Containers	$12,311
Dry Containers	$1,603
Generator Sets	$620

Frequently, a lessee will retain long-term leased equipment well beyond the initial lease term. In these cases, long-term leases will be renewed at the then prevailing market rate, for one to five- year periods or as a direct finance lease. We estimate that over the last three years, the average renewal rate for our leases has been approximately 80%.

Similar to the chassis leases, lease rentals are typically calculated on a per diem basis, regardless of the term of the lease. Our leases generally provide for monthly billing and require payment by the lessee within 60 days after presentation of an invoice. Typically, the lessee is responsible for payment of all taxes, handling charges and other charges arising out of use of the equipment and must carry specified amounts of insurance to cover physical damage to and loss of equipment, as well as bodily injury and property damage to third parties. In addition, our leases usually require lessees to repair any damage to the containers other than normal wear and tear. Lessees are also required to indemnify the owner of the equipment against our losses arising from accidents and other occurrences involving the leased equipment. All of our operating leases, both short-term and long-term, generally set forth a list of locations where lessees may return equipment, along with any monthly quantity return limits. In addition, our containers typically remain on-hire at the contractual per diem rate for an additional six to twelve months beyond the end of the contractual lease term due to the logistical requirements of our customers having to return containers to specific drop-off locations.

Marketing and Customer Service

We lease our containers to a diversified customer base of 145 shipping lines throughout the world, including nearly all of the world’s 20 largest international container-shipping lines. Our global sales and customer service force is responsible for developing and maintaining relationships with senior operations staff at our shipping line customers, negotiating lease contracts and maintaining day-to-day coordination with operating level staff at our customers. This close customer communication allows us to negotiate lease contracts that satisfy both our financial return requirements and our customers’ operating needs and ensures that we are aware of our customers’ potential equipment shortages and that they are aware of our available container inventories.

Operations

All container equipment, whether owned or managed, is operated as a single fleet. We are responsible for providing marketing, billing and collection services as well as arranging for the repair of all equipment in the fleet that is not on lease. To the extent that equipment is managed for other third party investors, these investors take on the risks of equipment ownership. We remit the revenues earned by their equipment, net of any operating expenses and bad debts related to their equipment. In addition, they receive the proceeds from the sale of their equipment at the end of its useful life. In return for these management services, we earn management fees based on the net operating income of the fleet.

Depots.    We have relationships with 175 depot facilities and operate in all major containerized transportation markets throughout the world. Depots are facilities owned by third parties at which containers, chassis and other items of transportation equipment are stored, maintained and repaired. We utilize independent agents/depots to handle and inspect containers delivered to, or returned by lessees, as well as to store containers that are not leased and to perform maintenance and repairs. Some agents are paid a fixed monthly retainer to defray recurring operating expenses and some are paid a minimum level of commission income. In addition, we generally reimburse our agents for incidental expenses.

Repositioning and Other Operating Expenses.    If lessees return a large number of units to a location with a larger supply than demand, we, as the owner of equipment may incur additional expenses in repositioning the equipment to a more favorable location. In addition, there are other operating expenses associated with the containers, such as costs of maintenance and repairs not required to be made by lessees, agent fees, depot expenses for handling, inspection and storage, and insurance coverage in excess of that maintained by the lessee.

Maintenance, Repairs and Refurbishment.    As containers age, the need for maintenance increases. Our customers are generally responsible for maintenance and repairs of equipment other than normal wear and tear. For containers, when normal wear and tear or other damage is extensive, the container is usually sold or scrapped since major repairs are typically not cost effective.

Redeployment and Disposition of Containers.    Containers that were previously leased are generally redeployed by us after their leases terminate, or sold by us to shipping or transportation companies for continued use in the intermodal transportation industry or to secondary market buyers, such as wholesalers, depot operators, mini storage operators, construction companies and others, for use as storage sheds and similar structures. The decision to sell depends on the equipment’s condition, remaining useful life and suitability for continued leasing or for other uses, as well as prevailing local market resale prices and an assessment of the economic benefits of repairing and continuing to lease the equipment compared to the benefits of selling. Historically, we generally sell our refrigerated containers after approximately twelve years of service life.

We believe that over the next several years, we will need to acquire approximately 3,250 refrigerated containers, 3,000 standard dry containers (or 4,500 TEUs) and 500 gensets to maintain the existing size of our total container fleet.

The selling price of a container will depend upon, among other factors, its mechanical or economic obsolescence, its physical condition and its location. While there have been no major technological advances in the history of dry freight containerization that have made active dry freight equipment obsolete, several changes in standards have decreased the demand for older equipment, such as the increase in the standard height of containers from 8 feet to 8½ feet in the early 1970s, and for 20 foot long containers, an increase in the gross weight rating to 30 tons from 24 tons. In addition, 40 foot long containers are manufactured to a standard height of 8½ feet as well as to a height of 9½ feet (also referred to as a ‘‘high cube’’). While containers of both heights continue to be manufactured, 40 foot long high cube containers have become more popular recently.

Our Suppliers

We purchase most of our containers in China. We primarily use three large manufacturers of dry containers and three large manufacturers of refrigerated containers. Three companies are active in manufacturing the refrigeration units for refrigerated containers. Our engineering operations staff review the designs for our containers and periodically audit the production facilities of our suppliers. In addition, we use our Asian operations group and third-party inspectors to visit factories when our containers are being produced to provide an extra layer of quality control. We have long relationships with all of our major container suppliers.

Competition

We are the largest lessor of refrigerated containers in the world with over 30% market share. We believe that our share of the dry container market is approximately 7%. We compete with several other major container leasing companies, many smaller lessors, manufacturers of container equipment, financial institutions such as banks promoters of container ownership and leasing as a tax shelter investment, shipping lines, which sometimes lease their excess container stock, and suppliers of alternative types of equipment for freight transport. The top ten container leasing companies control approximately 88%, and the top five container leasing companies control approximately 65%, of the total equipment held by all container leasing companies. It is also common for the shipping lines that are our customers to utilize several leasing companies to meet their container needs. Based on recently available data, the top five container leasing companies by TEUs include GESeaCO, Triton Container, Textainer Group, Florens Group and TAL International.

Our competitors compete with us in many ways, including pricing, lease flexibility, supply reliability and customer service. While we are forced to compete aggressively on price, our supply reliability, in-depth customer knowledge and high level of customer service to our customers are often defining factors to win business over price. We invest heavily to ensure adequate container availability in high demand locations, dedicate large portions of our organization to building customer relationships, maintain close day-to-day coordination with customers’ operating staffs and have developed powerful and user-friendly systems that allow our customers to transact with us through the Internet. We believe that our close customer relationships, experienced staff, reputation for market leadership, scale efficiencies and proprietary systems provide important competitive advantages.

Environmental and Other Regulations

We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Under some environmental laws in the United States and certain other countries, the owner or operator of a container may be liable for environmental damage, cleanup or other costs in the event of a spill or discharge of material from the container without regard to the fault of the owner or operator. We could incur substantial costs, including cleanup costs, fines and third-party claims for property or natural resource damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our or our lessees’s current or historical operations. While we typically maintain liability insurance coverage and typically require our lessees to provide us with indemnity against certain losses, the insurance coverage is subject to large deductibles, limits on maximum coverage and significant exclusions and may not be sufficient or available to protect against any or all liabilities and such indemnities may not cover or be sufficient to protect us against losses arising from environmental damage.

Many countries, including the United States, restrict, prohibit or otherwise regulate the use of certain kinds of refrigerants. The refrigerant specified by virtually all reefer box operators is R134a (also known as HFC134a). R134a is used in substantially all of our refrigerated containers. Regulation of refrigerants may become stricter in the future and R134a may, at some point, become due for replacement and phase-out. Market pressure or government regulation of refrigerants and synthetic insulation materials may require refrigerated containers using non-conforming substances to be retrofitted with refrigerants deemed to be less destructive to atmosphere ozone at substantial cost to us. In addition, refrigerated containers that are not retrofitted may command lower prices in the market for used containers once we retire these containers from our fleet.

Insurance

Lessees and storage depots generally must either carry physical damage and liability insurance providing primary insurance coverage for loss and damage to the containers, cargo, and third parties while the containers are in their care, custody and control or provide proof of creditworthiness to self insure. In addition, we maintain liability coverage, including contingent liability coverage for any claims or losses, including while the containers are on-hire to a lessee or otherwise in the possession of a third party.

Existing insurance guidelines for lessees are explicitly stated in each lease and we require certificates evidencing lessees’ insurance prior to delivery of containers. Minimum insurance guidelines generally requested in most of the lease agreements are as follows:

•	All Risks Physical Damage Insurance in an amount equal to 100% of the replacement value of all equipment leased thereunder while on land, afloat, in transit, or at rest anywhere in the world.

•	Comprehensive General Liability Insurance, including contractual liability against claims for bodily injury or death and property damage, including cargo damage, in an amount not less than $1 million combined single limit.

The insurance companies from which the policies are purchased must be acceptable to us. To the extent any claim is not recovered by the policy, the lessee remains liable for the full amount of the claim. We do not offer any insurance product except, in limited instances, a Damage Protection Plan (DPP) which covers certain damages to the containers. The precise nature and amount of such insurance may vary from lessee to lessee. Some lessees may also be self-insured.

Containership Segment

Our Containerships

Our containership fleet includes seven vessels as of September 30, 2007. In addition, we have entered into contracts with Daewoo Shipbuilding & Marine Engineering Co., Ltd. for the construction and purchase of four 4,400 TEU containerships which are scheduled to be delivered to us during 2010 and purchase agreements with a third party to take delivery of two 4,860 TEU containerships, which are scheduled to be delivered to us during 2009. All of our vessels are currently chartered, with an average remaining term of 3.6 years (weighted by TEU capacity) for ‘‘on the water’’ vessels as of September 30, 2007. The average lease term of our newbuilds is 5.7 years. The average age (weighted by TEU capacity) of the seven vessels in our containership fleet is approximately 2.8 years as of September 30, 2007. Our containership segment currently has four customers. The loss of any of these customers may have a material adverse effect on our containership segment.

The table below summarizes the composition of our fleet of containerships as of
October 31, 2007:

As of October 31, 2007

Vessel Name	Year Built	Size (TEU)	Remaining Time Charter (Yrs)		Charter Commencement	Charterer
On the Water
APL Beijing	2004	5,028	4.1		November 2004(2)	APL
APL Vietnam	2005	5,028	4.5		March 2005(2)	APL
CSAV Peru	1998	2,474	2.9		September 2005(2)	CSAV
MSC Mara	2006	5,060	3.7	(1)	July 2007	MSC
MSC Benedetta	2006	5,060	2.8	(1)	August 2007	MSC
MSC Debra	2006	5,060	2.8	(1)	August 2007	MSC
MSC Olga	2006	5,060	3.8	(1)	August 2007	MSC
Subtotal		32,770
Newbuilds					Delivery Date
TBN #1	2010	4,400	5.0		February 2010	MOL
TBN #2	2010	4,400	5.0		April 2010	MOL
TBN #3	2010	4,400	5.0		May 2010	MOL
TBN #4	2010	4,400	5.0		July 2010	MOL
TBN #5	2009	4,860	7.0		March 2009	APL
TBN #6	2009	4,860	7.0		September 2009	APL
Subtotal		27,320
Total		60,090

(1) Charter terms allow for 3-3.5 years or 4-4.5 years.
(2) Seacastle took delivery of these vessels in 2007 with existing charters.

Lease Overview

All of our containerships are leased out under time charter contracts. A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate; the charterer is responsible for substantially all of the vessel voyage costs. As of September 30, 2007, the average time charter rate on our 2,500 TEU and 5,000 TEU vessels was approximately $21,000 per day and $29,000 per day, respectively.

We may also lease out vessels under bareboat charters which, like a time charter agreement, provide for a lease of a fixed period of time at a specific daily rate. Under bareboat charters, however, the lessee is responsible for crewing and other services related to the operation of the vessel including periodic maintenance. Bareboat charters are typically longer than time charter agreements.

As of September 30, 2007 but including the three August deliveries, our existing charters provided for total contractual cash flow of $256.0 million.

Acquisitions

We source our containership acquisitions through direct relationships with the top liner companies, other shipowners and through an extensive network of shipbrokers around the world. We are currently focused on buying larger, modern containerships in the secondhand market through third-party transactions and sale/leasebacks as well as contracting for newbuild containerships. In both cases, we focus on investing in ships that have some level of existing charter coverage. We expect to acquire newbuild containerships through re-sale contracts as well as directly with shipbuilding yards principally in Korea, Japan, China and Europe. The lead time to obtain newbuild containerships can be anywhere from a few months for re-sale contracts to several years for vessels that we acquire directly from shipbuilders. We believe that by sourcing acquisition opportunities through multiple channels, we can maximize our ability to identify and execute attractive investments.

We have an experienced acquisitions team based in Singapore that maintains strong relationships with our potential transaction sources throughout the world. Potential investment opportunities are evaluated first on the technical merits including the type of vessel, the condition, the class records, the shipyard and operating history. If the vessel appears to be technically sound, the opportunity will be considered from a commercial standpoint including a detailed review of the charter terms, the financial condition and creditworthiness of the charterer, the future lease potential of the vessel, among other factors. While we have not focused on a particular vessel design, yard or size, we have thus far invested only in the mid-size containership segment. We believe that these vessels represent attractive assets due to their marketability, the breadth of their userbase and the liquidity of the second-hand market for them. There are currently over 4,000 containerships in the world fleet, over 1,200 of which are over 3,000 TEU in size.
We plan to develop and maintain a diverse portfolio of containership types, charterers and lease term expirations in order to minimize our exposure to one particular segment of the containership sector. Furthermore, we maintain a long-term investment approach rather than a short-term trading approach.

Shipmanagement

Under each of our time charters, we are responsible for the operation and management of each vessel including technical management, crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses, periodic dry docking, cleaning and painting and performing work required by regulations. The charterer generally pays the voyage expenses which include all expenses relating to particular voyages such as bunker fuel expenses, port fees, cargo loading and unloading expenses, canal tolls, garbage fees, agency fees and commissions.

Our shipmanagement activities are run out of our shipmanagement office based in Singapore. The technical team is responsible for the initial due diligence on our vessel purchases as well as the oversight of our third party shipmanagers who provide the daily operating services required under our time charter contracts. Currently, we have engaged three independent third party shipmanagers including Neptune Shipmanagement, Barber Shipmanagement and Eurasia International.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. Generally, we compete for charters based upon price, customer relationships, operating expertise,

professional reputation and size, age and condition of the vessel. Competition for providing containership services comes from a number of experienced shipping companies including several that have been financed by the German KG (Kommanditgesellschaft) system, which makes up the largest single segment of competitors. Historically, the German KG system was based on tax benefits provided to private investors. While the German tax law was amended to significantly restrict the tax benefits available to taxpayers who invest after November 5, 2005, the tax benefits afforded to all investors in the German KG-financed entities will continue to be significant and such entities will continue to be attractive investments. These tax benefits allow these German KG-financed entities to be more flexible in offering lower charter rates to liner companies. We also compete with several large private owners as well as a number of publicly held companies.

Permits and Authorizations

We are required by various governmental and other agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required by governmental and other agencies depend upon several factors, including the commodity being transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of the vessel. All permits, licenses and certificates currently required to permit our vessels to operate have been obtained. Additional laws and regulations, environmental and otherwise, may be adopted which could limit our ability to do business or increase the cost of doing business.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of our vessels. We are subject to international conventions, national, state and local laws, regulations, convention and standards in force in international waters and the countries in which our vessels may operate or are registered, including those governing the management and disposal of hazardous substances and wastes, health and safety, the cleanup of oil spills and other contamination, air emissions, water discharges, certain operational practices and ballast water management. These laws and regulations include the U.S. Oil Pollution Act of 1990, the U.S. Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), the U.S. Clean Water Act, the International Convention for Prevention of Pollution from Ships, regulations adopted by the International Maritime Organization, or ‘‘IMO’’ and the European Union, various volatile organic compound air emission requirements and various Safety of Life at Sea (SOLAS) amendments, as well as other regulations described below. Compliance with these laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of governmental and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administration (country of registry), charterers and terminal operators. Certain of these entities require us to obtain permits, licenses and certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend operation of one or more of our vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that will emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with U.S. and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations; however, because such laws and regulations are frequently changed and tend to impose increasingly stricter requirements, such future requirements may limit our ability to do business, increase our operating costs, force the early retirement of our vessels, and/or affect their resale value, all of which could have a material adverse effect on our financial condition and results of operations.

Environmental Regulation — International Maritime Organization (‘‘IMO’’)

Our vessels are subject to standards imposed by the IMO (the United Nations agency for maritime safety and the prevention of pollution by ships). The IMO has adopted regulations that are designed to reduce pollution in international waters, both from accidents and from routine operations. These regulations address oil discharges, ballasting and unloading operations, sewage, garbage, and air emissions. For example, Annex III of the International Convention for the Prevention of Pollution from Ships (‘‘MARPOL’’) regulates the transportation of marine pollutants, and imposes standards on packing, marking, labeling, documentation, stowage, quantity limitations and pollution prevention. These requirements have been expanded by the International Maritime Dangerous Goods Code, which imposes additional standards for all aspects of the transportation of dangerous goods and marine pollutants by sea.

In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from vessels. Annex VI, which came into effect on May 19, 2005, sets limits on sulfur oxide and nitrogen oxide emissions from vessel exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons.

Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Annex VI has been ratified by some, but not all IMO member states, including the Marshall Islands. Pursuant to a Marine Notice issued by the Marshall Islands Maritime Administrator as revised in March 2005, vessels flagged by the Marshall Islands that are subject to Annex VI must, if built before the effective date, obtain an International Air Pollution Prevention Certificate evidencing compliance with Annex VI not later than either the first dry docking after May 19, 2005, but no later than May 19, 2008. All vessels subject to Annex VI and built after May 19, 2005 must also have this Certificate. We have obtained International Oil Pollution Prevention certificates for all of our vessels, and believe that maintaining compliance with Annex VI will not have an adverse financial impact on the operation of our vessels. Additional or new conventions, laws and regulations may be adopted that could adversely affect our ability to manage our vessels.

The operation of our vessels is also affected by the requirements set forth in the ISM Code. The ISM Code requires shipowners and bareboat charterers to develop and maintain an extensive ‘‘Safety Management System’’ that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The ISM Code requires that vessel operators obtain a Safety Management Certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a Safety Management System. No vessel can obtain a certificate unless its operator has been awarded a document of compliance, issued by each flag state, under the ISM Code. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, decrease available insurance coverage for the affected vessels and result in a denial of access to, or detention in, certain ports. Currently, each of the vessels in our fleet is ISM code-certified. However, there can be no assurance that such certification will be maintained indefinitely.

Environmental Regulation — The U.S. Oil Pollution Act of 1990 (‘‘OPA’’)

The U.S. Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA applies to discharges of any oil from a vessel, including discharges of fuel and lubricants. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the United States’ territorial sea and its two hundred nautical mile exclusive economic zone. While we do not carry oil as cargo, we do carry fuel oil (or ‘‘bunker’’) in our vessels, making our vessels subject to the OPA requirements.

Under OPA, vessel owners, operators and bareboat charterers are ‘‘responsible parties’’ and can be held jointly, severally and strictly liable (unless the discharge of pollutants results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of pollutants from their vessels. OPA defines these other damages broadly to include:

•	natural resources damage and the costs of assessment thereof;

•	real and personal property damage;

•	net loss of taxes, royalties, rents, fees and other lost revenues;

•	lost profits or impairment of earning capacity due to property or natural resources damage; and

•	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

Amendments to OPA, effective as of July 11, 2006 increased the limits of the liability of responsible parties to the greater of $950 per gross ton or $800,000 per non-tank vessel (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party’s gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

We currently maintain, for each of our vessels, oil pollution liability coverage insurance in the amount of $1 billion per incident. In addition, we carry hull and machinery and protection and indemnity insurance to cover the risks of fire and explosion. Given the relatively small amount of bunkers our vessels carry, we believe that a spill of oil from the vessels would not be catastrophic. However, under certain circumstances, fire and explosion could result in a catastrophic loss. While we believe that our present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates. If the damages from a catastrophic spill exceeded our insurance coverage, it would have a severe effect on us and could possibly result in our insolvency.

OPA requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA. Current U.S. Coast Guard regulations require evidence of financial responsibility in the amount of $1,250 per gross ton, which includes the then-applicable OPA limitation on liability of $950 per gross ton and the U.S. CERCLA liability limit of $300 per gross ton. Under the U.S. Coast Guard regulations implementing OPA, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance, or guaranty. Under the OPA regulations, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA.

The U.S. Coast Guard’s regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA 90 laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or required to waive insurance policy defenses. This requirement may have the effect of limiting the availability of the type of coverage required by the Coast Guard and could increase the costs of obtaining this insurance for us and our competitors.

The U.S. Coast Guard’s financial responsibility regulations may also be satisfied by evidence of surety bond, guaranty or by self-insurance. Under the self-insurance provisions, the shipowner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. We have complied with the U.S. Coast Guard regulations by providing a financial guaranty evidencing sufficient self-insurance.

Title VII of the Coast Guard and Maritime Transportation Act of 2004 (the ‘‘CGMTA’’) recently amended OPA to require the owner or operator of any non-tank vessel of 400 gross tons or more, that carries oil of any kind as a fuel for main propulsion, including Bunkers, to prepare and submit a response plan for each vessel on or before August 8, 2005. Previous law was limited to vessels that carry oil in bulk as cargo. The vessel response plans include detailed information on actions to be taken by vessel personnel to prevent or mitigate any discharge or substantial threat of such a discharge of oil from the vessel due to operational activities or casualties.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

Environmental Regulation — CERCLA

The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, governs spills or releases of hazardous substances other than petroleum or petroleum products. CERCLA imposes joint and several liability, without regard to fault, on the owner or operator of a ship, vehicle or facility from which there has been a release, along with other specified parties. Costs recoverable under CERCLA include cleanup and removal costs, natural resource damages and governmental oversight costs. Liability under CERCLA is generally limited to the greater of $300 per gross ton or $0.5 million per vessel carrying non-hazardous substances ($5.0 million for vessels carrying hazardous substances), unless the incident is caused by gross negligence, willful misconduct or a violation of certain regulations, in which case liability is unlimited.

Environmental Regulation — The Clean Water Act

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in navigable waters and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and compliments the remedies available under the more recent OPA and CERCLA, discussed above. Currently, under U.S. Environmental Protection Agency, or EPA, regulations that have been in place since 1978, vessels are exempt from the requirement to obtain CWA permits for the discharge in U.S. ports of ballast water and other substances incidental to the normal operation of vessels. However, on March 30, 2005, the United States District Court for the Northern District of California ruled in Northwest Environmental Advocate v. EPA , 2005 U.S. Dist. LEXIS 5373, that EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order granting permanent injunctive relief to the plaintiffs, invalidating the blanket exemption in EPA’s regulations for all discharges incidental to the normal operation of a vessel as of September 30, 2008, and directing EPA to develop a system for regulating all discharges from vessels by that date. Under the court’s ruling, owners and operators of vessels visiting U.S. ports would be required to comply with the CWA permitting program to be developed by EPA or face penalties. Although EPA will likely appeal this decision, if the court’s order is ultimately upheld, we will incur certain costs to obtain CWA permits for our vessels. While we do not believe that the costs associated with obtaining such permits would be material, it is difficult to predict the overall impact of CWA permitting requirements on the business.

Environmental Regulation — Other Environmental Initiatives

The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.

The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by vessels in foreign ports. Under NISA, the U.S. Coast Guard adopted regulations in July 2004 imposing mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, by retaining ballast water on board the vessel, or by using environmentally sound alternative ballast water management methods approved by the U.S. Coast Guard. (However, mid-ocean ballast exchange is mandatory for vessels heading to the Great Lakes or Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil.) Mid-ocean ballast exchange is the primary method for compliance with the Coast Guard regulations, since holding ballast water can prevent vessels from performing cargo operations upon arrival in the United States, and alternative methods are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water (in areas other than the Great Lakes and the Hudson River), provided that they comply with record keeping requirements and document the reasons they could not follow the required ballast water management requirements. The Coast Guard is developing a proposal to establish ballast water discharge standards, which could set maximum acceptable discharge limits for various invasive species, and/or lead to requirements for active treatment of ballast water.

At the international level, the IMO adopted an International Convention for the Control and Management of Ships’ Ballast Water and Sediments in February 2004 (the ‘‘BWM Convention’’). The Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping.

If the mid-ocean ballast exchange is made mandatory throughout the United States or at the international level, or if water treatment requirements or options are instituted, the cost of compliance could increase for ocean carriers. Although we do not believe that the costs of compliance with a mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on the business.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002 (MTSA) came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter went into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security (ISPS) Code. We are in compliance with the ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of vessel security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures provided such vessels have on board, by July 1, 2004, a valid International Ship Security Certificate that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. We will implement the various security measures addressed by the MTSA, SOLAS and the ISPS Code and ensure that our vessels attain compliance with all applicable security requirements within the prescribed time periods. We do not believe these additional requirements will require us to expend any significant funds with respect to our existing fleet or have a material financial impact on our operations.

Inspection by Classification Societies

Every seagoing vessel must be ‘‘classed’’ by a classification society. The classification society certifies that the vessel is ‘‘in class,’’ signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•	Annual Surveys. For seagoing vessels, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

•	Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey. Most vessels are also drydocked every 30 to 36 months for inspection of their underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a ‘‘recommendation’’ that must be rectified by the shipowner within prescribed time limits. By increasing the resiliency of the underwater coatings of each vessel and marking the hulls to accommodate underwater inspection by divers, our initial fleet has qualified with each of the vessel’s respective classification societies for drydocking every five years.

•	Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the vessel’s hull, machinery, including the electrical plant and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as ‘‘in class’’ by a classification society that is a member of the International Association of

Classification Societies. Our lenders have a similar requirement. All of our vessels are certified as being ‘‘in class’’ by American Bureau of Shipping, Germanishcer Lloyd or Lloyd’s Register. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts. If the vessel is not certified on the date of completion of the vessel, we have no obligation to take delivery of the vessel.

Insurance

The operation of any container vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.

While we maintain hull and machinery insurance, war risks insurance, protection and indemnity cover, increased value insurance and freight, demurrage and defense cover for our contracted fleet in amounts that we believe to be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. Furthermore, while we believe that our insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery, Loss of Hire and War Risks Insurance

We maintain marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss, for all of our vessels. Our vessels are covered up to at least fair market value with certain deductibles per vessel per incident. We will also maintain increased value coverage for each of our vessels. Under this increased value coverage, in the event of total loss of a vessel, we will be entitled to recover amounts not recoverable under our hull and machinery policy due to under-insurance. Under the terms of our credit facility, we have assigned these insurance policies to our lenders and will be subject to restrictions on our use of any proceeds therefrom.

We will not obtain loss-of-hire insurance covering the loss of revenue during extended off-hire periods. We believe that this type of coverage is not economical and is of limited value to us. However, we evaluate the need for such coverage on an ongoing basis, taking into account insurance market conditions and the employment of our vessels.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I associations, which insure our third-party and crew liabilities in connection with our shipping activities. This includes third-party liability, crew liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations. Subject to the ‘‘capping’’ discussed below, our coverage, except for pollution, will be unlimited.

Our protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The fourteen P&I associations that comprise the International Group insure approximately 90% of the world’s commercial blue-water tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a P&I association, which is a member of the International Group, we will be subject to calls payable to the associations based on the International Group’s claim records as well as the claim records of all other members of the individual associations.

Corporate

Credit Process

We maintain detailed customer credit records. Our credit policy sets different maximum exposure limits for each customer across all three of our equipment segments. Credit criteria may include, but are not limited to financial strength, customer trade route, country, social and political climate, assessments of net worth, asset ownership, bank and trade credit references, credit bureau reports, operational history and payment history with us.

We have benefited from strong credit performance. Since 2004, net write offs of our customer receivables have averaged 0.5% of our billings over the same period.

In some cases, we seek to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. For a portion of our container business, we maintain contingent physical damage, recovery and loss of revenue insurance, which provides coverage upon the occurrence of a customer’s insolvency, bankruptcy or default giving rise to our demand for return of all of our equipment. The policy covers the cost of recovering our equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment which could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenues that we might lose as a result of the customer’s default (i.e., up to 180 days of lease payments following an occurrence under the policy).

For a portion of our container business, we also currently maintain credit insurance which provides additional coverage upon the occurrence of a customer’s insolvency, bankruptcy or default giving rise to our demand for return of all our equipment. The policy covers a portion of the equipment leasing revenues we might lose as a result of the customer’s default (i.e., up to 90 days of lease payments that accrue prior to an occurrence under the policy).

These insurance policies provide coverage for both the equipment owned by us and the equipment we manage for third party investors. We are reimbursed for the premiums related to the portion of the coverage related to the managed equipment. Any losses related to managed equipment in excess of the amounts due from the insurance coverage are the responsibility of the third party investor.

Customer Concentration

Revenue from our ten largest customers represented 57% of revenue for the nine months ended September 30, 2007, with revenue from CSAV, our single largest customer accounting for 10% of revenue. For the nine months ended September 30, 2007 customers from Asia, Europe, North America, South America and the Middle East represented 31%, 31%, 24%, 12% and 2% of our revenues, respectively.

Systems and Information Technology

We have fully integrated equipment fleet management systems. Our systems track all of our assets individually by unit number, provide design specifications for the equipment, track on-hire and off-hire transactions, matches each on-hire asset to a lease contract and each off-hire asset to a depot contract, maintain the major terms for each lease contract, track accumulated depreciation, calculate the monthly bill for each customer and track bills for equipment repairs. Our systems are EDI capable, which means they can receive and process container activity transactions electronically.

Properties/Offices

Interpool owns a 39,000 square foot building located at 211 College Road East, Princeton, New Jersey and occupies 80% of the space in that building. In addition, Interpool owns 18,000 square feet of condominium office space on the 24th Floor of 633 Third Avenue, New York, New York, and occupies 49% of that space, with the remainder leased to third parties. All of Seacastle’s other commercial office space is leased.

Employees

As of September 30, 2007, we employed 341 people, in 36 offices, in seven countries. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreements.

Legal Proceedings

We have been, are currently and may from time to time be involved in litigation and claims incidental to the conduct of our business comparable to other companies in the intermodal asset leasing industry. Our industry is also subject to scrutiny by government regulators, which could result in enforcement proceedings or litigation related to regulatory compliance matters. We maintain insurance policies in amounts and with the coverage and deductibles we believe are adequate, based on the nature and risks of our business, historical experience and industry standards. We believe that the cost of defending any pending litigation or challenging any pending regulatory compliance matter will not have a material adverse effect on our business.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of our directors and executive officers. Each of our executive officers holds office until his or her successor is elected or appointed and qualified or until his or her resignation or removal, if earlier. Each director holds office until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal. Upon completion of this offering, our board will consist of seven members, a majority of which will be ‘‘independent’’ as defined under the rules of the NYSE.

Name	Age	Position
Wesley R. Edens	46	Chairman of the Board of Directors
Joseph P. Adams, Jr.	50	Deputy Chairman of the Board of Directors
Randal A. Nardone	51	Director
Joseph Kwok	53	Chief Executive Officer
Stephen N. Gray	50	Chief Financial Officer
Arthur L. Burns	62	General Counsel

Wesley R. Edens is the Chairman of our board of directors and has served as a director since our formation in June 2007. Mr. Edens is the Chairman of the board of directors and the Chief Executive Officer of each of Fortress and FIG LLC (‘‘FIG’’). Mr. Edens has been a principal and the Chairman of the Management Committee of Fortress since co-founding Fortress in May 1998. Mr. Edens is responsible for the Fortress private equity and publicly traded alternative investment businesses. Mr. Edens is the Chairman of the board of directors of each of Aircastle Limited, Brookdale Senior Living Inc., Eurocastle Investment Limited, GateHouse Media, Inc., Mapeley Limited and Newcastle Investment Corp. and a director of GAGFAH S.A. Mr. Edens served as the Chief Executive Officer of Newcastle Investment Corp. since inception until February 2007. Mr. Edens was the Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors of Global Signal from October 2002 to January 2007. Mr. Edens was a director of Crown Castle International Corp from January 2007 to July 2007. Mr. Edens serves in various capacities in the following five registered investment companies: Chairman, Chief Executive Officer and Trustee of Fortress Registered Investment Trust and Fortress Investment Trust II; Chairman and Chief Executive Officer of Fortress Brookdale Investment Fund LLC and Fortress Pinnacle Investment Fund LLC and Chief Executive Officer of RIC Coinvestment Fund GP LLC. Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers. Mr. Edens received a BS in Finance from Oregon State University.

Joseph P. Adams, Jr. is the Deputy Chairman of our board of directors and has served as a director since our formation in June 2007. He is a managing director of Fortress, which he joined in April 2004, and focuses on the acquisitions area. He is also the Deputy Chairman of the board of directors of Aircastle Limited. Previously, Mr. Adams was a partner at Brera Capital Partners from 2001 until joining Fortress and at Donaldson, Lufkin & Jenrette (later Credit Suisse First Boston) from 1996 until 2001 where he was in the transportation industry group and later in the restructuring group. Mr. Adams was the first Executive Director of the Air Transportation Stabilization Board for 2002. Mr. Adams received a BS in Engineering from the University of Cincinnati and an MBA from Harvard Business School.

Randal A. Nardone is a member of our board of directors and has served as a director since our formation in June 2007. Mr. Nardone is the Chief Operating Officer and a member of the board of directors of Fortress Investment Group LLC. Mr. Nardone has been a principal and a member of the Management Committee of Fortress since co-founding Fortress in 1998. Mr. Nardone is a member of the board of directors of Alea Group Holdings (Bermuda) Ltd, GAGFAH S.A. and Eurocastle Investment Limited. Mr. Nardone was previously a managing director of UBS from May 1997 to May 1998. Prior to joining UBS in 1997, Mr. Nardone was a principal of BlackRock Financial Management,

Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone received a B.A. in English and Biology from the University of Connecticut and a J.D. from Boston University School of Law.

Joseph Kwok has been our Chief Executive Officer since June 1, 2007. From October 1, 2006 until the Seacastle Combination, Mr. Kwok was Chief Executive Officer of SHL, a wholly-owned subsidiary of Seacastle and from January 1, 2007 until the Seacastle Combination, Mr. Kwok was Chief Executive Officer of Carlisle, a wholly-owned subsidiary of Seacastle. Mr. Kwok was Group Advisor of AET (formerly known as American Eagle Tankers, Inc.) from April 2005 until March 2007 and Chief Executive Officer of AET from 1994 until March 2005, including following the sale of AET by Neptune Orient Lines Ltd., a global transportation company and parent of the container carrier, APL, to MISC Group. Previously, Mr. Kwok spent more than twenty years at Neptune Orient Lines Ltd., a global transportation company and parent of the container carrier, APL. While at Neptune Orient Lines Ltd., in addition to serving as CEO of AET, from 1997 to 2003, Mr. Kwok served as Group Chief Operating Officer of NOL, and Chief Executive Officer of NOL’s Chartering and Enterprises Division and Chairman of Neptune Shipmanagement Services (Pte), Ltd., NOL’s ship operating arm. Mr. Kwok received a Naval Architecture degree from Hamburg Fachhockshule and a MS from MIT in Ocean Systems Management.

Stephen N. Gray became our Chief Financial Officer in August of 2007. Prior to joining Seacastle, Mr. Gray was Assistant Vice President Supply Management of Fireman’s Fund Insurance Company from 2006 and Chief Financial Officer for Resun Leasing Corporation from 2004 to 2006. Prior to that, Mr. Gray was divisional Chief Financial Officer of Boeing Capital’s commercial finance group from 2001 to 2004 and Mellon Bank’s middle market leasing group prior thereto. Mr. Gray has over 20 years experience in the finance, leasing and shipping industries including 9 years in various finance and operating roles at Matson Navigation Company. Mr. Gray graduated with a BA in Economics from Stanford University and an MBA from the Amos Tuck School at Dartmouth College.

Arthur L. Burns has been our General Counsel since September 5, 2007. Prior to that, he served as a director of Interpool since January 1990. He was Interpool’s General Counsel and Secretary from January 1990 until 1996 and continued to serve as non-employee General Counsel until February 2003. Mr. Burns rejoined Interpool as General Counsel and Executive Vice President in October 2003. Mr. Burns was Senior Vice President of Law and Administration of Interpool Limited from 1980 until June 1996. Prior to joining Interpool Limited, Mr. Burns served as Assistant General Counsel to GATX Leasing Corp. between 1975 and 1980, and as an associate attorney at the law firm of Cahill, Gordon & Reindel from 1969 to 1974. Mr. Burns holds a bachelors degree in economics from Holy Cross College and a law degree from Fordham University School of Law.

Board of Directors

Our bylaws provide that our board shall consist of not less than three and not more than nine directors as the board of directors may from time to time determine. Our board of directors will initially consist of eight directors. Our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2008, 2009 and 2010, respectively. Messrs.                              and                             will each serve as a Class I director, Messrs.                             ,                         and                             will each serve as a Class II director and Messrs.                              ,                              and                             will each serve as a Class III director. All officers serve at the discretion of the board of directors. Under our Shareholders Agreement, which we and the Initial Shareholders will execute prior to the completion of this offering, we are required to take all reasonable actions within our control (including nominating as directors the individuals designated by FIG that otherwise meet our reasonable standards for board nominations) so that up to a majority (depending upon the level of ownership of the Initial Shareholders) of the members of our board of directors are individuals designated by FIG. Upon completion of this offering, we will have eight directors, five of whom we believe will be determined to be independent

as defined under the rules of the NYSE. Our board of directors has determined that Messrs.                                 ,                                 ,                                     ,                              and                                     will be our independent directors.

Our articles of incorporation do not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors; provided, however, that pursuant to the Shareholders Agreement that we will enter into with the Initial Shareholders prior to the completion of this offering, we will be required to take all reasonable actions within our control (including nominating as directors the individuals designated by FIG that otherwise meet our reasonable standards for board nominations) so that up to a majority (depending upon the level of ownership of the Initial Shareholders) of the members of our board of directors are individuals designated by FIG.

Committees of the Board of Directors

Upon completion of this offering, we will establish the following committees of our board of directors:

Audit Committee

The audit committee:

•	reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

The members of the committee have not yet been appointed. We intend to appoint at least three members to this committee who are ‘‘independent’’ directors as defined under NYSE rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’), each of whom will be determined to be financially literate by our board, and one of whom will be our audit committee financial expert.

Nominating, Corporate Governance and Conflicts Committee

The nominating, corporate governance and conflicts committee:

•	reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

•	advises the board with respect to the corporate governance principles applicable to us;

•	oversees the evaluation of the board and management;

•	reviews and approves in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	established guidelines or rules to cover specific categories of transactions.

The members of the committee have not yet been appointed. We intend to appoint at least three members to this committee who are ‘‘independent’’ directors as defined under NYSE rules.

Compensation Committee

The compensation committee:

•	reviews and recommends to the board the salaries, benefits and equity incentive grants for all employees, consultants, officers, directors and other individuals we compensate;

•	reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and determines the Chief Executive Officer’s compensation based on that evaluation; and

•	oversees our compensation and employee benefit plans.

The members of the committee have not yet been appointed. We intend to appoint at least three members to this committee who are ‘‘independent’’ directors as defined under the NYSE rules, ‘‘non-employee’’ directors as defined in Rule 16b-3(b)(3) under the Exchange Act and ‘‘outside’’ directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code of 1986, as amended (the ‘‘Internal Revenue Code’’).

Compensation of Directors

We have not yet paid any compensation to our directors. Following completion of this offering, we will pay an annual fee to each independent director equal to $30,000, payable semi-annually. In addition, an annual fee of $5,000 will be paid to the chairs of each of the audit and compensation committees of the board of directors. Fees to independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Affiliated directors, however, will not be separately compensated by us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors. Following the consummation of this offering, each independent director will be eligible to receive awards of our common stock as described in ‘‘Equity Incentive Plan.’’

Messrs.        ,        ,        ,         and        , referred to as our unaffiliated directors, will each be granted a number of restricted shares of common stock on the date immediately following the consummation of this offering, or as soon as practicable thereafter, equal in value to $300,000, based on the fair market value of our shares on the date of grant. These restricted shares will become vested in three equal portions on the last day of each of our fiscal years 2008, 2009 and 2010, provided the director is still serving as of the applicable vesting date. The directors holding these restricted shares will be entitled to any dividends that become payable on such shares during the restricted period.

Except as otherwise provided by the plan administrator, on the first business day after our annual general meeting of shareholders in 2008 and each such annual general meeting thereafter during the term of the Seacastle Inc. Equity Incentive Plan, each of our unaffiliated directors will automatically be granted under the Seacastle Inc. Equity Incentive Plan a number of unrestricted shares of common stock having a fair market value of $15,000 as of the date of grant; however, those of our directors who are granted the restricted shares of common stock described above upon the consummation of this offering will not be eligible to receive these automatic annual grants. See ‘‘Equity Incentive Plan.’’

Executive Officer Compensation

Because we are a newly formed company, we do not have a history of executive officer compensation practices. The compensation paid to an executive officer for 2006 or 2007 is not necessarily indicative of how we will compensate our executive officers. Set forth below is a description of how we expect to compensate our executives.

Compensation Discussion and Analysis

Our primary executive compensation goals are to attract, motivate and retain the most talented and dedicated executives and to align annual and long-term incentives with enhancing shareholder value. To achieve these goals we intend to implement and maintain compensation plans that:

•	Balance short-term and long-term goals by delivering a substantial portion of total executive officer compensation through restricted share grants;

•	Deliver a mix of fixed and at-risk compensation, with restricted share grants vesting over a period of time; and

•	Through restricted share grants, tie a substantial portion of the overall compensation of executive officers to the dividends we pay to our shareholders.

The compensation committee of our board of directors will evaluate individual executive performance with a goal of setting overall compensation at levels that the compensation committee believes are appropriate in view of our performance, including achievement of key investment and capital raising goals, and in view of the individual performance of the executive. Our executive officers are not in any way directly responsible for determining our chief executive officer’s compensation, although our executive officers will regularly provide information to the compensation committee that will be relevant to its evaluation of our chief executive officer’s compensation (for instance in terms of our performance against established compensation goals and otherwise). By contrast, the chief executive officer will play a more active role in determining the compensation of the other executive officers, who are his subordinates. He will regularly advise the compensation committee of his own evaluation of their job performance and, from time to time, offer for consideration by the compensation committee his own recommendations for their compensation levels. The compensation committee remains free to disregard those recommendations.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the compensation committee may elect in the future to retain a compensation consultant if it determines that doing so would assist it in implementing and maintaining compensation plans.

Elements Of Compensation

Our executive compensation will consist of the elements set forth below. Determinations regarding any one element of compensation will affect determinations regarding each other element of compensation because the goal of the compensation committee is to set overall compensation at an appropriate level. The compensation committee will take into account in this regard the extent to which different compensation elements are at risk. Accordingly, for example, the amount of salary paid to an executive officer will be considered by the compensation committee in determining the amount of any cash bonus or restricted stock award, but we do not expect the relation among the elements to be formulaic because of the need to balance the likelihood that the at risk components of the compensation will actually be paid at any particular level.

Base Salary.    Base salaries for our executives will be established based upon the scope of their responsibilities, taking into account the compensation levels from their recent prior employment. Base salaries will be reviewed annually and adjusted from time to time in view of individual responsibilities, performance and experience. The compensation committee intends to conduct annual salary reviews in December of each year. The current base salary for our principal executive officer (‘‘CEO’’), principal financial officer (‘‘CFO’’) and our other most highly-compensated executive officer (referred to in this prospectus as ‘‘named executive officers’’ or ‘‘NEOs’’) is as follows:

•	Joseph Kwok, Chief Executive Officer, base salary of $300,000;

•	Stephen N. Gray, Chief Financial Officer, base salary of $250,000;

•	Arthur L. Burns, General Counsel, base salary of $416,000.

These base salaries are intended to complement the at-risk components of the Company’s compensation program by assuring that executives will receive an appropriate minimum level of compensation.

Discretionary Cash and Restricted Share Bonus and Grants.    The compensation committee has the authority to award discretionary annual bonuses to our executive officers in the form of cash and/or restricted share grants or other share-based awards. The annual incentive bonuses are intended to compensate officers for individual performance achievements, for our overall financial performance and for achieving important milestones. Bonus levels will vary depending on the individual executive and will not be formulaic, but generally will include such factors as our overall financial performance, quality and amount of new investments, enhancing our dividend paying capability and improving our operations. The compensation committee intends to make annual discretionary bonus determinations in December of each year. Cash bonuses ordinarily will be determined in December (commencing in December 2007) and paid in a single installment in January of the year following determination, and bonus restricted share grants or other share-based awards ordinarily will be made in December immediately following determination by the compensation committee. In addition to bonus restricted share grants, the compensation committee has the authority to award special restricted share grants to our executive officers. These awards would be made only to certain executives, reflecting exceptional performance, to provide additional retention benefits and performance incentives through additional restricted share ownership. Additional information regarding certain contemplated restricted share grants are set out below in the section entitled ‘‘Equity Incentive Plan.’’

Dividends.    A key component of our executive compensation consists of dividends paid on restricted shares, whether such shares are vested or unvested. Under our Equity Incentive Plan, restricted shares will pay dividends prior to vesting, and because growing our dividends per share over time is an important goal for us, we believe that payment of dividends on vested and unvested shares aligns the interests of our executives with the interests of our shareholders.

Severance Benefits.    We have entered into employment agreements and restricted share grant letters with our executive officers which provide severance benefits to such officers in the circumstances described in greater detail below in the section entitled ‘‘Management Shareholder, Employment and Other Agreements.’’ We believe that these severance and change in control benefits are an essential element of our executive compensation and assist us in recruiting and retaining talented executives.

Other Compensation.    All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of executive officers. Certain of our executive officers are also eligible for reimbursements for relocation expenses, legal costs associated with negotiating employment agreements, tax advisory services and/or commuting expenses. We do not view perquisites as a significant element of our comprehensive compensation structure.

Management Shareholder, Employment and Other Agreements

We have entered into management shareholder agreements and other employment or severance agreements with our NEOs. These agreements, which are summarized below, provide for certain terms and conditions of employment. The agreements do not provide for a specified period of employment and the officers are employees ‘‘at will.’’

Agreements with Joseph Kwok.    Mr. Kwok has entered into management shareholder agreements with Seacastle Operating Company and with SCT Holdings Inc. (sometimes referred to in this prospectus as ‘‘SCT Holdings’’). In connection with the Seacastle Combination, Seacastle became a party to these management shareholder agreements, and the agreements were amended such that references therein to Seacastle Operating Company or to SCT Holdings or to their respective ‘‘Common Stock’’ now refer to Seacastle Inc. and shares of our common stock, respectively. These management shareholder agreements, as so modified, provide that Mr. Kwok serves as our Chief Executive Officer. Under these agreements, he receives an aggregate annual base salary of $300,000, and an annual performance bonus of between $175,000 and $325,000 as determined by the Board of Directors (of which, and in the sole discretion of the Company, up to 50% may be paid in restricted shares that vest pro-rata over a three year period). He also participates in benefit plans and programs maintained from time to time for employees generally. If Mr. Kwok’s employment is terminated by us without cause or he terminates his employment for good reason (as such terms are defined in his agreements), and a release reasonably acceptable to us is executed, Mr. Kwok will be paid an amount equal to his then base salary either in lump sum or in twelve monthly installments.

Mr. Kwok received cash bonuses for 2006 of $56,712 from Seacastle Operating Company and $56,250 from SCT Holdings, as pro-rated for his period of employment during 2006. While Mr. Kwok’s 2007 bonus has not yet been determined, Mr. Kwok will receive cash bonuses for 2007 and subsequent years of between $350,000 to $650,000 (based on $175,000 to $325,000 from Seacastle Operating Company and between $175,000 to $325,000 from SCT Holdings). We may pay up to half of any such bonuses in restricted shares of our common stock. The stock portion of any annual bonus will vest over a three-year period, one-third on each of the first three anniversaries of the grant date. If his employment is terminated by us without cause or he terminates his employment for good reason (as such terms are defined in the agreements), the stock which would ordinarily vest on the next anniversary of the grant date will vest upon his termination. If his employment is terminated by us without cause or he terminates his employment for good reason within the twelve-month period following a change in control, all of the restricted shares which were received as part of an annual bonus will vest upon his termination. In addition, with respect to any cash bonus award, upon termination of employment by us without cause or termination of employment by Mr. Kwok for good reason, if such termination occurs between July 1 and December 31 of 2008, and a release reasonably acceptable to us is executed, Mr. Kwok will receive cash equal to the midpoint of the range of the performance bonus that would otherwise be payable during 2008, pro-rated for the number of days during 2008 before such termination.

Mr. Kwok purchased 750 shares from each of Seacastle Operating Company and SCT Holdings at $1,000 per share, and received initial restricted stock grants of 2,500 shares from each of Seacastle Operating Company and SCT Holdings. In connection with the Seacastle Combination, all of these shares were converted into shares (or restricted shares, as applicable) of our common stock. The initial restricted stock grants will vest 20% each year on each of the five anniversaries of the agreements. If his employment is terminated without cause or he terminates his employment with good reason, the stock which would ordinarily vest on the next vesting date will vest upon his termination. If his employment is terminated without cause or he terminates his employment with good reason within the twelve month period following a change in control of the company, all of the restricted stock grant described above that had not yet vested will vest. The value of these restricted stock grant shares as of December 31, 2007 is set out below in the chart entitled ‘‘Outstanding Equity Awards at 2007 Year End.’’

To the extent that dividends are paid, Mr. Kwok will receive the dividends on all his shares, including the restricted shares.

Mr. Kwok is subject to a continuing covenant of confidentiality with respect to all secret and confidential information, knowledge or data relating to us and our affiliates. During employment and for one year thereafter, he must not compete with any business of Seacastle or any of our subsidiaries. During the same period he must not solicit nonclerical employees of Seacastle to terminate their employment with us, or solicit any agent, supplier or customer of Seacastle to terminate the relationship.

Agreement with Stephen N. Gray.    Mr. Gray’s agreement provides that he will serve as the Chief Financial Officer of Seacastle. He will receive an annual base salary of $250,000, and participate in benefit plans and programs maintained from time to time for Seacastle’s employees generally. If his employment is terminated by us without cause or he terminates his employment for good reason (as such terms are defined in his agreement) and such termination is a ‘‘separation from service’’ under Section 409A of the Internal Revenue Code, he will be paid an amount equal to his then base salary in twelve monthly installments.

Mr. Gray will receive a cash bonus for 2007 of $250,000, pro-rated for his period of employment during 2007 (which commenced August 1, 2007). His annual bonuses for subsequent years will be discretionarily determined by Seacastle, which may pay up to half of any such bonus in restricted shares of our common stock. The stock portion of any annual bonus will vest over a three-year period, one-third on each of the first three anniversaries of the grant date. If his employment is terminated by us without cause or if he terminates his employment with good reason, the stock which would ordinarily vest on the next anniversary of the grant date will vest upon his termination. If his employment is terminated by us without cause or he terminates his employment with good reason within the twelve-month period following a change in control of Seacastle, all of the restricted shares which were received as part of an annual bonus will vest upon his termination.

Mr. Gray has received an initial restricted stock grant of 60,000 shares of our common stock, contingent upon his purchasing 12,000 shares of our common stock at a cost of $10 per share. The initial restricted stock grant will vest 20% each year, with the first vesting date being January 1, 2009, and an additional 20% vesting on each of the next four anniversaries thereof. If his employment is terminated by us without cause or he terminates his employment with good reason, the stock which would ordinarily vest on the next vesting date will vest upon his termination. If his employment is terminated by us without cause or he terminates his employment with good reason within the twelve month period following a change in control of Seacastle, all of the initial restricted stock grant that had not yet vested will vest.

To the extent that dividends are paid by Seacastle, Mr. Gray will receive the dividends on all his shares, including the restricted shares.

Mr. Gray is subject to a continuing covenant of confidentiality with respect to all secret and confidential information, knowledge or data relating to Seacastle and its affiliates, and their respective businesses. During employment and for one year thereafter, he must not compete with any business of Seacastle or any of its subsidiaries, including the business of owning, leasing or managing containerships, shipping containers or intermodal chassis. During the same period he must not solicit nonclerical employees of Seacastle to terminate their employment with Seacastle or solicit any agent, supplier or customer of Seacastle to terminate the relationship.

Agreement with Arthur L. Burns.    Mr. Burns has entered into a Shareholder Agreement with us, which provides that his employment with Seacastle will terminate on December 31, 2007. We anticipate that we will enter into a new employment agreement with Mr. Burns prior to the expiration of his agreement. Mr. Burns’ agreement provides that in the interim he will serve as General Counsel of Seacastle. He will receive an annual base salary of $416,000, and participate in benefit plans and programs maintained from time to time for Seacastle’s employees generally.

Upon Mr. Burns’ termination, Seacastle will pay Mr. Burns earned but unpaid salary through the termination date. In addition, Seacastle will reimburse Mr. Burns for all business expenses incurred by him on behalf of Seacastle, in accordance with Seacastle’s policies. Following the termination of his employment, Mr. Burns agrees to make himself available to assist or consult with us at reasonable times, and Mr. Burns agrees to cooperate in all reasonable respects with us in connection with existing or future litigation, actions or proceedings brought by or against Seacastle, to the extent Mr. Burns’ cooperation is necessary.

Pursuant to the agreement, in 2007 we paid the sum of $1,000,000 to Mr. Burns and granted to him 100,000 shares of common stock of Seacastle, based upon his purchase for $1,000,000 of an additional 100,000 shares of our common stock, or a per share purchase of $10. Subject to certain additional contingencies including his performance of services through December 31, 2007, Mr. Burns will receive an additional $300,000.

Mr. Burns is subject to a continuing covenant of confidentiality with respect to all secret and confidential information, knowledge or data relating to us and our affiliates, and their respective businesses. During his employment with us, and for three years thereafter, he must not compete with any business of Seacastle or any of our subsidiaries, including the business of owning, leasing or managing containerships, shipping containers or intermodal chassis. During the same period he must not solicit nonclerical employees of Seacastle to terminate their employment with us, or solicit any agent, supplier or customer of Seacastle to terminate the relationship.

Equity Incentive Plan

Prior to the completion of this offering, we will adopt an equity incentive plan for our employees, the Seacastle Inc. Equity Incentive Plan, or the Plan. The purposes of the Plan are to provide additional incentive to selected employees and directors of, and consultants, to Seacastle or its subsidiaries, to strengthen their commitment, motivate them to faithfully and diligently perform their responsibilities and to attract and retain competent and dedicated persons who are essential to the success of our business and whose efforts will impact our long-term growth and profitability. To accomplish such purposes, the Plan will provide for the issuance of options, share appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other share-based awards.

While we intend to issue restricted shares and other share-based awards in the future to employees as a recruiting and retention tool, we have not established specific parameters regarding future grants. Our board of directors (or the compensation committee of the board of directors, after it has been appointed) will determine the specific criteria surrounding other equity issuances under the Plan. The following description summarizes the expected features of the Plan.

Summary of Plan Terms

A total of 4,000,000 shares of common stock is reserved and available for issuance under the Plan, subject to annual increases of 100,000 shares of common stock per year, beginning in 2009 through and including 2017. When Section 162(m) of the Internal Revenue Code becomes applicable to us, the maximum aggregate awards that may be granted during any fiscal year to any individual who is likely to be a covered employee, as defined under Section 162(m) of the Internal Revenue Code, will be 2,500,000 shares.

The Plan will initially be administered by our board of directors, although it may be administered by either our board of directors or any committee of our board of directors, including a committee that complies with the applicable requirements of Section 162(m) of the Internal Revenue Code, Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (the board or committee being sometimes referred to as the plan administrator). The plan administrator may interpret the Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the Plan.

The Plan permits the plan administrator to select the directors, employees and consultants who will receive awards, to determine the terms and conditions of those awards, including but not limited to the exercise price, the number of shares of common stock subject to awards, the term of the awards and the vesting schedule applicable to awards, and to amend the terms and conditions of outstanding awards.

We may issue incentive share options or non-qualified share options under the Plan. The incentive share options granted under the Plan are intended to qualify as ‘‘incentive stock options’’ within the meaning of Section 422 of the Internal Revenue Code and may only be granted to our employees or any employee of any of our subsidiaries. The option exercise price of all share options granted under the Plan will be determined by the plan administrator, except the exercise price of incentive share options granted to shareholders who own greater than 10% of the voting shares of common stock will not be granted at a price less than 110% of the fair market value of our common stock on the date of grant. The term of all share options granted under the Plan will be determined by the plan administrator, but may not exceed ten years (or five years for incentive share options granted to shareholders who own greater than 10% of the voting shares of common stock). To the extent that the aggregate fair market value (as of the date the options were granted) of shares of common stock subject to incentive share options granted to an optionee that first become exercisable in any calendar year exceeds $100,000, the excess options will be treated as non-qualified share options. Each share option will be exercisable at such time and pursuant to such terms and conditions as determined by the plan administrator in the applicable share option agreement.

Unless the applicable share option agreement provides otherwise, in the event of an optionee’s termination of employment or service for any reason other than for cause, retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until 90 days after such termination and then expire. Unless the applicable share option agreement provides otherwise, in the event of an optionee’s termination of employment or service due to retirement, disability or death, such optionee’s share options (to the extent exercisable at the time of such termination) generally will remain exercisable until one year after such termination and will then expire. Share options that were not exercisable on the date of termination for any reason other than for cause will expire at the close of business on the date of such termination. In the event of an optionee’s termination of employment or service for cause, such optionee’s outstanding share options will expire at the commencement of business on the date of such termination.

Share appreciation rights, or SARs, may be granted under the Plan either alone or in conjunction with all or part of any option granted under the Plan. A free-standing SAR granted under the Plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over a specified price fixed by the plan administrator (which shall be no less than fair market value at the date of grant). An SAR granted in conjunction with all or part of an option under the Plan entitles its holder to receive, at the time of exercise of the SAR and surrender of such all or part of the related option, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related share option. In the event of a participant’s termination of employment or service, free-standing SARs will be exercisable at such times and subject to such terms and conditions determined by the plan administrator on or after the date of grant, while SARs granted in conjunction with all or part of an option will be exercisable at such times and subject to terms and conditions as set forth for the related option.

Restricted shares, deferred shares and performance shares may be granted under the Plan. The plan administrator will determine the purchase price and performance objectives, if any, with respect to the grant of restricted shares, deferred shares and performance shares. Participants with restricted shares and performance shares generally have all of the rights of a shareholder. During the restricted period, deferred shares may be credited with dividend equivalent rights, if the award agreement so provides. If the performance goals and other restrictions are not satisfied, the restricted shares, deferred shares and/or performance shares will be subject to Seacastle’s right of repurchase of such shares. Subject to the provisions of the Plan and applicable award agreement, the plan administrator has sole discretion to provide for the lapse of restrictions in installments or the acceleration or waiver of restrictions (in whole or part) under certain circumstances, including, without limitation, the attainment of certain performance goals, a participant’s termination of employment or service or a participant’s death or disability.

Messrs.                         ,                         ,                          ,                          and                          will each be granted a number of restricted shares of common stock on the date immediately following the consummation of this offering, or as soon as practicable thereafter, equal in value to $300,000 based on the fair market value of our shares on the date of grant. These restricted shares will become vested in three equal portions on the last day of each of our fiscal years 2008, 2009 and 2010, provided the director is still serving as of the applicable vesting date. The directors holding these restricted shares will be entitled to any dividends that become payable on such shares during the restricted period.

Except as otherwise provided by the plan administrator, on the first business day after our annual general meeting of shareholders in 2008 and each such annual general meeting thereafter during the term of the Plan, each of our independent directors will automatically be granted under the Plan a number of unrestricted shares of common stock having a fair market value of $15,000 as of the date of grant; however, those of our directors who are granted the restricted shares of common stock described above upon the consummation of this offering will not be eligible to receive these automatic annual grants.

In the event of a merger, consolidation, reorganization, recapitalization, share dividend or other change in corporate structure affecting the shares of common stock, an equitable substitution or proportionate adjustment shall be made, as may be determined by the plan administrator, in (i) the aggregate number of shares of common stock reserved for issuance under the Plan, (ii) the maximum number of shares of common stock that may be subject to awards granted to any participant in any calendar year, (iii) the kind, number and exercise price subject to outstanding share options and SARs granted under the Plan, and (iv) the kind, number and purchase price of shares of common stock subject to outstanding awards of restricted shares, deferred shares, performance shares or other share-based awards granted under the Plan. In addition, the plan administrator, in its discretion, may terminate all awards (other than fully vested restricted shares, deferred shares and performance shares) with the payment of cash or in-kind consideration. However, no adjustment or payment may cause any award under the Plan that is or becomes subject to Section 409A of the Internal Revenue Code to fail to comply with the requirements of that section.

Unless otherwise determined by the plan administrator and evidenced in an award agreement, in the event that a change in control occurs and a participant’s employment is terminated without cause on or after the effective date of the change in control but prior to 12 months following the change in control, then any unvested or unexercisable portion of any award carrying a right to exercise shall become fully vested and exercisable, and the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to an award granted under the Plan will lapse and such unvested awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved. The term change in control generally means: (i) any person or entity (other than (a) an affiliate of Fortress or any managing director, general partner, director, limited partner, officer or employee of any such affiliate of Fortress or (b) any investment fund or other entity managed directly or indirectly by Fortress or any general partner, limited partner, managing member or person occupying a similar role of or with respect to any such fund or entity) becomes the beneficial owner of securities of Seacastle representing 50% or more of Seacastle’s then outstanding voting power; (ii) the consummation of a merger of Seacastle or any subsidiary of Seacastle with any other corporation, other than a merger immediately following which the board of directors of Seacastle immediately prior to the merger constitute at least a majority of the directors of the company surviving or continuing after the merger or, if the surviving company is a subsidiary, the ultimate parent; (iii) a change in the majority of the membership of the board of directors without approval of two-thirds of the directors who constituted the board of directors at the time this offering is consummated, or whose election was previously so approved; or (iv) Seacastle’s shareholders approve a plan of complete liquidation or dissolution of Seacastle or there is consummated an agreement for the sale or disposition of all or substantially all of Seacastle’s assets, other than (a) a sale of such assets to an entity, at least 50% of the voting power of which is held by Seacastle shareholders following the transaction in substantially the same proportions as their ownership of Seacastle immediately prior to the transaction or (b) a sale or disposition of such assets immediately following which the board of directors of Seacastle immediately prior to such sale constitute at least a majority of the board of directors of the entity to which the assets are sold or disposed, or, if that entity is a subsidiary, the ultimate parent thereof. The completion of this offering will not be a change of control under the Plan.

The Plan provides that our board of directors may amend, alter or terminate the Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may impair the rights of any participant without the participant’s consent. Unless the board of directors determines otherwise, shareholder approval of any such action will be obtained if required to comply with applicable law. The Plan will terminate on the tenth anniversary of the effective date of the Plan (although awards granted before that time will remain outstanding in accordance with their terms).

We intend to file with the SEC a registration statement on Form S-8 covering the shares issuable under the Plan.

Federal Income Tax Consequences of Plan Awards

The following is a summary of certain Federal income tax consequences of awards under the Plan. It does not purport to be a complete description of all applicable rules, and those rules (including those summarized here) are subject to change.

An optionee generally will not recognize taxable income upon the grant of a non-qualified stock option. Rather, at the time of exercise of such non-qualified stock option, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. We generally will be entitled to a tax deduction at such time and in the same amount that the optionee recognizes ordinary income. If shares acquired upon exercise of a non-qualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such stock on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

An optionee will not recognize any ordinary income upon the grant or timely exercise of an incentive stock option. However, the amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the optionee’s ‘‘alternative minimum taxable income.’’ Exercise of an incentive stock option will be timely if made during its term and if the optionee remains an employee at all times during the period beginning on the date of grant of the incentive stock option and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). If stock acquired pursuant to the timely exercise of an incentive stock option is later disposed of, and if the stock is a capital asset of the optionee, the optionee will, except as noted below, recognize capital gain or loss equal to the difference between the amount realized upon such sale and the exercise price. Under these circumstances, we will not be entitled to any income tax deduction in connection with either the exercise of the incentive stock option or the sale of such stock by the optionee. If, however, stock acquired pursuant to the exercise of an incentive stock option is disposed of by the optionee prior to the expiration of two years from the date of grant of the incentive stock option or within one year from the date such stock is transferred to him or her upon exercise (a ‘‘disqualifying disposition’’), any gain realized by the optionee generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive stock option is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the optionee, as short-term or long-term capital gain (depending upon the length of time such shares were held by the optionee) to the extent of any excess of the amount realized on such disqualifying disposition over the sum of the exercise price and any ordinary income recognized by the optionee. In such case, we may claim an income tax deduction at the time of such disqualifying disposition for the amount taxable to the optionee as ordinary income.

A participant who is granted a share appreciation right will not recognize ordinary income upon receipt of the stock appreciation right. At the time of exercise, however, the participant will recognize compensation income equal to the value of any cash received and the fair market value on the date of exercise of any shares of stock received. We will not be entitled to a deduction upon the grant of a share appreciation right, but generally will be entitled to a compensation deduction for the amount of compensation income the participant recognizes upon the participant’s exercise of the share appreciation right. The participant’s tax basis in any shares of stock received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.

A participant generally will not be taxed upon the grant of a restricted stock or performance award, but rather will recognize ordinary income in an amount equal to the fair market value of the stock at the time the shares are no longer subject to a substantial risk of forfeiture (within the meaning of the Internal Revenue Code). We generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the

Internal Revenue Code, a participant may elect to recognize ordinary income at the time the restricted or performance shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. We generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

In general, the grant of deferred shares will not result in income for the participant or in a tax deduction for us. Upon the settlement of such an award, the participant will recognize ordinary income equal to the aggregate value of the payment received, and we generally will be entitled to a tax deduction in the same amount.

Historical Compensation of our Named Executive Officers

Set forth below is information concerning the cash and non-cash compensation earned by, awarded to or paid to our named executive officers for fiscal year 2007 by us (or, before our formation, by Seacastle Operating Company and SCT Holdings). During 2007, our named executive officers received cash salary and bonus and restricted stock grants all as set forth below. They did not participate in or have account balances under any pension or nonqualified deferred compensation plans. The potential payments to be made to a named executive officer upon a termination of employment or change in control of the Company are described in the section of this prospectus entitled ‘‘Management Shareholder, Employment and Other Agreements.’’

The amount and form of compensation reported below does not necessarily reflect the compensation that our named executive officers will receive following completion of this offering because compensation levels after this offering will be determined based on compensation policies, programs and procedures not yet established by the compensation committee of our board of directors. Accordingly, the compensation of our named executive officers following completion of this offering could be more or less than that reported below.

As noted below, certain references in the following tables to equity awards refer to shares of stock granted by Seacastle Operating Company and SCT Holdings, as subsequently exchanged for shares of our common stock in connection with the Seacastle Combination.

2007 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Total
Joseph Kwok (Chief Executive Officer)	2007	(2)	(3)	(4)
Stephen N. Gray (Chief Financial Officer)(1)	2007			(5)
Arthur L. Burns (Executive Vice President General Counsel)(1)	2007			(5)
(1)	Amounts are pro rated as applicable for the period of the executive’s employment with us during 2007.
(2)	Includes $ paid by Seacastle Operating Company and $ paid by SCT Holdings.
(3)	Includes $ bonus earned from Seacastle Operating Company and $ bonus earned from SCT Holdings.
(4)	This represents the FAS 123R accounting cost of the restricted stock granted to Mr. Kwok in 2006. The Company’s valuation methodology for this purpose is disclosed in Footnote 12 to the Consolidated Financial Statements of the Company for the period ended December 31, 2006.
(5)	Grants were made on June 29, 2007 to Mr. Burns, and on August 1, 2007 to Mr. Gray. The Company’s valuation methodology for this purpose is disclosed in Footnote 11 to the Consolidated Financial Statements of the Company for the period ended September 30, 2007.

2007 Grants of Plan-Based Awards Table

The following table summarizes incentive compensation awards made in 2007 to our named executive officers:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Market Value of Stock Awards ($)
Joseph Kwok	n/a	0		0
Stephen N. Gray	8/30/2007	60,000	(1)	$600,000	(3)
Arthur L. Burns	10/2/2007	100,000	(2)	$1,000,000	(3)
(1)	These shares vest in five equal annual installments commencing on January 1, 2009. Dividends are payable on the shares prior to and after vesting. This grant of shares was contingent upon Mr. Gray’s purchase from us of an additional 12,000 shares at a purchase price of $10 per share.
(2)	These shares all vested upon grant. This grant of shares was contingent upon Mr. Burns’ purchase from us of an additional 100,000 shares of our common stock at a purchase price of $10 per share.
(3)	Based on a fair market value of $10 per share as of the date of grant. The Company’s valuation methodology is disclosed in Footnote 11 to the Consolidated Financial Statements of the Company for the period ended September 30, 2007.

Outstanding Equity Awards at 2007 Year End

The following table summarizes stock-based compensation awards outstanding at the end of 2007 for our named executive officers:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Joseph Kwok	477,471(1)	$(3)
Stephen N. Gray	60,000(2)	(3)
Arthur L. Burns	0	0
(1)	Includes 276,124 restricted shares granted by Seacastle Operating Company and 201,347 restricted shares granted by SCT Holdings (in all cases, as subsequently exchanged for shares of our common stock in connection with the Seacastle Combination). These shares vest in equal installments on October 1, 2008 and each of the next three annual anniversaries thereof.
(2)	These 60,000 restricted shares vest 20% each year, with the first vesting date being January 1, 2009, and an additional 20% vesting on each of the next four anniversaries thereof.
(3)	Based on a fair market value on December 31, 2007 of $ per share, which is the midpoint of the price range set forth on the cover of this prospectus.

2007 Stock Vested

	Stock Vested
	Number of Shares Acquired on Vesting		Value Realized on Vesting
Joseph Kwok	119,371	(1)	$1,193,710
Stephen N. Gray	0		0
Arthur L. Burns	100,000(2)		$1,000,000
(1)	Includes 69,031 shares granted by Seacastle Operating Company and 50,340 shares granted by SCT Holdings (in all cases, as subsequently exchanged for shares of our common stock in connection with the Seacastle Combination). These shares vested on October 1, 2007.
(2)	These shares all vested upon their grant on October 2, 2007.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater shareholders and any of their immediate family members since our formation in June 2007. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Our Formation/Original Capital Investment

Seacastle was incorporated by Fortress in the Marshall Islands in June 2007, to combine the business operated by Carlisle and SHL and to consummate the contemplated acquisition of Interpool. Wesley R. Edens, Chairman of our board of directors, is the Chairman of the board of directors and Chief Executive Officer of Fortress, and Joseph P. Adams, Jr., also a member of our board of directors, is a Managing Director of an affiliate of Fortress Investment Group LLC.

Shareholders Agreement

General

Prior to the completion of this offering, we will enter into a shareholders agreement, or the Shareholders Agreement, with Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., and SCT Chassis Holdings LLC, which we refer to, collectively, as the Initial Shareholders.

As discussed further below, the Shareholders Agreement that we will enter into prior to completion of this offering provides certain rights to the Initial Shareholders with respect to the designation of directors for nomination and election to our board of directors, as well as registration rights for certain of our securities owned by the Initial Shareholders.

Our Shareholders Agreement will provide that the Initial Shareholders and their respective affiliates and permitted transferees will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our articles of incorporation or bylaws in effect as of the date of the Shareholders Agreement that would add restrictions to the transferability of our shares by an Initial Shareholder or its permitted transferee which are beyond those provided for in our articles of incorporation, bylaws, the Shareholders Agreement or applicable securities laws, or that nullify the rights set out in the Shareholders Agreement of any Initial Shareholder or their permitted transferee unless such amendment is approved by such shareholder.

Designation and Election of Directors

Our Shareholders Agreement will provide that, for so long as the Shareholders Agreement is in effect, we and each Initial Shareholder shall take all reasonable actions within their respective control (including, with respect to each Initial Shareholder, voting or causing to be voted all of the securities entitled to vote generally in the election of our directors of the Company held of record or beneficially owned by such shareholder, and, with respect to the Company, nominating as directors the individuals designated by FIG that otherwise meet our reasonable standards for board nominations) so as to elect to the board, and to cause to continue in office, not more than seven (7) directors (or such other number as FIG may agree in writing), of whom, at any given time:

•	at least a majority of such directors shall be individuals designated by FIG, for so long as the Initial Shareholders beneficially own at least 40% of the voting power of the Company;

•	at least three directors (four directors if the board consists of more than seven directors) shall be individuals designated by FIG, for so long as the Initial Shareholders beneficially own less than 40% but more than 25% of the voting power of the Company;

•	at least two directors shall be individuals designated by FIG, for so long as the Initial Shareholders beneficially own less than 25% but more than 10% of the voting power of the Company; and

•	at least one director shall be an individual designated by FIG, for so long as the Initial Shareholders have beneficial ownership of less than 10% but more than 5% of the voting power of the Company.

In accordance with the Shareholders Agreement, FIG will designate             ,         ,             and          for election to our board of directors prior to the completion of this offering.

Registration Rights

Demand Rights.    Under our Shareholders Agreement, each Initial Shareholder will have, for so long as such shareholder individually or collectively with one or more other Initial Shareholders, beneficially owns an amount of our common stock (whether owned at the time of this offering or subsequently acquired) equal to or greater than 5% of our shares of common stock issued and outstanding immediately after the consummation of this offering (a ‘‘Registrable Amount’’), ‘‘demand’’ registration rights that allow such Initial Shareholder, at any time after 120 days following the consummation of this offering, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. Each of the Initial Shareholders will be entitled to an aggregate of four demand registrations. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which the requestor held ‘‘piggyback’’ rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights.    For so long as an Initial Shareholder beneficially owns an amount of our common stock equal to or greater than 1% of our common stock issued and outstanding immediately after the consummation of this offering, such Initial Shareholder will also have ‘‘piggyback’’ registration rights that allow it to include the common stock that it owns in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other shareholders that have registration rights. The ‘‘piggyback’’ registration rights of the Initial Shareholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.    Under our Shareholders Agreement, we will grant to each Initial Shareholder or any of its respective permitted transferees, for so long as it beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Initial Shareholders may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses.    Under our Shareholders Agreement, we will agree to indemnify each of the Initial Shareholders and their respective officers, directors, employees, managers, partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell shares of our common stock, unless such liability arose from such shareholder’s misstatement or omission, and each such shareholder has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration expenses incidental to our performance under the Shareholders Agreement, and the Initial Shareholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of their shares of common stock under the Shareholders Agreement.

Management Agreements

On February 1, 2007, Seacastle Singapore Pte. Ltd. (‘‘Seacastle Singapore’’), one of our indirect, wholly-owned subsidiaries, entered into separate ship management agreements with SEACT Holdco I LLC and SEACT Holdco II LLC (the ‘‘Owners’’), Marshall Islands limited liability companies owned indirectly by certain of the Initial Shareholders. Under each of these ship management agreements, Seacastle Singapore is, among other things, responsible for the operational, technical, commercial and freight management of the vessels, as well as crewing, provisions, insurance, records keeping, budgeting, tax and regulatory compliance, and vessel acquisition and disposition. Under each of these agreements, Seacastle Singapore receives an annual management fee not to exceed its annual overhead costs plus five percent, less any amounts allocable to the respective Owner’s vessel paid to Seacastle Singapore by the Owner’s direct and indirect holders under respective management agreements. For the nine month period ended September 30, 2007, management fees earned under these contracts with SEACT Holdco I LLC and SEACT Holdco II LLC were $373,721.54 and $79,090.67 respectively. These management agreements can be terminated by either party upon three months written notice.

During the third and fourth quarters of 2007, certain of our Initial Shareholders entered into novation agreements with the Company pursuant to which the obligations under nineteen swap agreements to which the Initial Shareholders were a party were transferred to the Company. These swaps were originally executed by these Initial Shareholders for the purpose of hedging variable rate debt. At the time of these novations, the value of the swaps was $17.7 million and $8.3 million of liabilities during the third and fourth quarters, respectively. No consideration was paid by the Initial Shareholders for the assumption by the Company of these liabilities.

Related Party Transaction Review Process

Pursuant to the Company’s written policies and procedures with respect to transactions with persons related to us (referred to as ‘‘Related Party Transactions’’), a Related Party Transaction may only be taken by the Company if the following steps are taken:

•	Prior to entering into a Related Party Transaction, the party wishing to enter into the proposed transaction must provide notice to our legal department of the facts and circumstances of the proposed transaction.

•	Our legal department will assess whether the proposed transaction is a Related Party Transaction.

•	If our legal department determines that the proposed transaction is a Related Party Transaction, the proposed transaction will be submitted to our Nominating, Corporate Governance and Conflicts Committee for consideration at its next meeting or, in those instances in which our legal department, in consultation with our Chief Financial Officer, determines that it is not practicable or desirable to wait until the next meeting, to the Chair of the Nominating, Corporate Governance and Conflicts Committee.

•	The Nominating, Corporate Governance and Conflicts Committee, or where submitted to the chairperson of that committee, the chairperson, shall consider all of the relevant facts and circumstances available, including (if applicable): the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Only those Related Party Transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, may be approved.

PRINCIPAL SHAREHOLDERS

Prior to this offering, substantially all of the ownership interests in Seacastle were beneficially owned by certain private equity funds managed by an affiliate of Fortress Investment Group LLC and our employees.

The following table sets forth the total number of shares of common stock beneficially owned, and the percent so owned, prior to this offering and as adjusted to reflect the sale of the shares offered hereby, by (i) each person known by us to be the beneficial owner of five percent or more of our outstanding common stock, (ii) each of our directors and named executive officers and (iii) all directors and executive officers as a group.

The percentage of beneficial ownership of our common stock before this offering is based on      110,549,773 shares of common stock issued and outstanding as of         , 2008. The percentage of beneficial ownership of our common stock after this offering is based on              shares of common stock issued and outstanding. The table assumes that the underwriters will not exercise their over-allotment option.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned Prior to the Offering(1)		Number of Shares Beneficially Owned After the Offering(1)
	Number of Shares(3)	Percent(4)	Number of Shares	Percent
Executive Officers and Directors(2)
Wesley R. Edens(5)	107,727,647	97.4%
Joseph P. Adams, Jr.	0	*
Joseph Kwok	775,908	*
Stephen N. Gray	72,000	*
Arthur L. Burns	100,000	*
All directors and executive officers as a group (5 persons)	108,675,555	98.3%
5% Shareholders
Fortress Investment Group LLC(5)	107,727,647	97.4%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except in cases where community property laws apply we believe that each shareholder possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. The beneficial owners listed in this table do not, individually or as a group, have the right to acquire beneficial ownership over any other shares of our common stock.
(2)	The address of each officer or director listed in this table is: c/o Seacastle Operating Holdings LLC, 1 Maynard Drive, Park Ridge, New Jersey, 07656.
(3)	Consists of common stock held, including restricted shares, shares underlying stock options exercisable within 60 days and shares underlying warrants exercisable within 60 days.
(4)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire common stock and no exercise of options or warrants by any other person.
(5)	Includes 12,002,963 shares held by Fortress Investment Fund III LP, 10,262,693 shares held by Fortress Investment Fund III (Fund B) LP, 2,146,034 shares held by Fortress Investment Fund III (Fund C) LP, 4,925,634 shares held by Fortress Investment Fund III (Fund D) L.P., 345,983 shares held by Fortress Investment Fund III (Fund E) L.P., 586,763 shares held by Fortress Investment Fund III (Coinvestment Fund A) LP, 1,152,817 shares held by Fortress Investment Fund III (Coinvestment Fund B) LP, 296,833 shares held by Fortress Investment Fund III (Coinvestment Fund C) LP, 1,415,134 shares held by Fortress Investment Fund III (Coinvestment Fund D) L.P., 3,170,315 shares held by Fortress Investment Fund IV (Fund A) L.P., 1,280,248 shares held by Fortress Investment Fund IV (Fund B) L.P., 303,736 shares held by Fortress Investment Fund IV (Fund C) L.P., 1,896,004 shares held by Fortress Investment Fund IV (Fund D) L.P., 222,004 shares held by Fortress Investment Fund IV (Fund E) L.P., 99,543 shares held by Fortress Investment Fund IV (Fund F) L.P., 119,562 shares held by Fortress Investment Fund IV (Fund G) L.P., and 67,501,381 shares held by SCT Chassis Holdings LLC. Fortress Fund III GP LLC is the general partner of each of Fortress Investment Fund III LP, Fortress Investment Fund III
(Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., (collectively, the ‘‘Fund III Funds’’). The sole managing member of Fortress Fund III GP LLC is Fortress Investment Fund GP (Holdings) LLC. The sole managing member of Fortress Investment Fund III GP (Holdings) LLC is Fortress Operating Entity II LP (‘‘FOE II’’). FIG Corp. is the general partner of FOE II, and FIG Corp. is wholly-owned by Fortress Investment Group LLC. Fortress Fund IV GP L.P. is the general partner of each of Fortress Investment Fund IV
(Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P. and Fortress Investment Fund IV (Coinvestment Fund G) L.P. (collectively, the ‘‘Fund IV Funds’’). SCT Chassis Holdings LLC is wholly-owned by the Fund IV Funds. Fortress Fund IV GP Holdings Ltd. is the general partner of Fortress Fund IV GP L.P. Fortress Fund IV GP Holdings Ltd. is wholly-owned by FOE II. FIG Corp. is the general partner of FOE II. FIG Corp. is wholly-owned by Fortress Investment Group LLC of which Wesley R. Edens, a member of our board of directors, owns approximately 18% as of September 30, 2007. By virtue of his ownership interest in Fortress Investment Group LLC and certain of its affiliates, Mr. Edens, the Chairman of our board of directors, may be deemed to beneficially own the shares listed as beneficially owned by the Fortress affiliates listed above. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of all entities listed above is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

DESCRIPTION OF INDEBTEDNESS

Seacastle Revolving Credit Facility

On July 26, 2007, we and Seacastle Operating Company, our wholly-owned subsidiary, entered into a $250 million credit agreement (the ‘‘Seacastle Revolving Credit Facility’’), consisting of a $250 million revolving credit facility (with a $25 million letters of credit sublimit), with the lenders from time to time parties thereto including Citicorp North America, Inc., Bear Stearns Corporate Lending Inc and Deutsche Bank Trust Company Americas as lenders, and Citicorp North America, Inc. as agent, each of which is an affiliate of an underwriter for this offering.

In connection with the Seacastle Revolving Credit Facility, we, SCT Chassis Inc. (‘‘SCT Chassis’’) and SHL (collectively, the ‘‘Guarantors’’) executed a Guaranty Agreement (the ‘‘Guaranty Agreement’’) in favor of Citicorp North America, Inc., as agent for each of the lenders, pursuant to which the Guarantors guaranty the prompt and complete payment and performance when due by Seacastle Operating Company of its obligations under the Seacastle Revolving Credit Facility. In addition, the Company and Seacastle Operating Company executed a pledge agreement in favor of Citicorp North America, Inc., as agent, pursuant to which each has pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of Seacastle Operating Company’s obligations under the Seacastle Revolving Credit Facility and the Guarantors’ obligations under the Guaranty Agreement. The pledged assets include, among other things, equity interests in certain of our subsidiaries and all proceeds therefrom.

The commitments of the lenders under the Seacastle Revolving Credit Facility are scheduled to expire on July 25, 2008. Subject to certain conditions, Seacastle Operating Company has the option of extending the maturity date of the loan for an additional six months.

At Seacastle Operating Company’s option, amounts outstanding under the revolving credit facility bear interest at either (i) the greater of (a) the prime lending rate as set forth by the applicable reference bank plus a margin and (b) the Federal Funds Effective Rate plus ½ of 1% plus a margin, or (ii) the Eurodollar rate plus a margin. In connection with this revolving credit facility, Seacastle Operating Company pays an annual commitment fee on the average daily amount of undrawn funds. The commitment fee varies depending on the average daily amount of loans outstanding.

The proceeds of the loans under the Seacastle Revolving Credit Facility will be used for working capital and other general corporate purposes.

The Seacastle Revolving Credit Facility contains typical representations and covenants for loans of this type. Seacastle Operating Company has agreed for itself and its subsidiaries (i) to maintain a tangible net worth of not less than $500 million, (ii) subject to certain exceptions, not to incur indebtedness and/or liens against its assets and/or to make investments, (iii) not to dispose of certain assets, except on fair market terms or to a special purpose entity in connection with the incurrence of permitted indebtedness, (iv) not to merge or consolidate with any other person unless the surviving entity is Seacastle Operating Company or one of its subsidiaries, or such surviving entity assumes the obligations of Seacastle Operating Company and with respect to Seacastle Operating Company only, not to liquidate or dissolve, (v) not to engage in transactions with affiliates except pursuant to a comparable arm’s-length transaction by and between unrelated persons, (vi) not to agree to certain restrictions or prohibitions on granting liens and/or making distributions, dividends or similar payments, (vii) after our primary public offering, if an event of default exists or would result therefrom, not to make any distributions, dividends or similar payments, and (viii) not to permit any change of control of us or Seacastle Operating Company as such term is defined in the Seacastle Revolving Credit Facility. A violation of any of these covenants could result in an event of default under the Seacastle Revolving Credit Facility, which would result in termination of all commitments and loans under the Seacastle Revolving Credit Facility and all other amounts owing under the Seacastle Revolving Credit Facility and other loan documents to become immediately due and payable.

We intend to use a portion of the proceeds from this offering to repay all amounts outstanding under the Seacastle Revolving Credit Facility, under which $141.9 million was outstanding as of September 30, 2007.

Chassis Segment

National City Bank Credit Facility

On July 19, 2007, Interpool and Trac Lease, as borrowers, entered into a $100 million Second Amended and Restated Credit Agreement with the lenders referenced therein and National City Bank, as agent (the ‘‘National City Credit Agreement’’), consisting of a $100 million revolving credit facility (with a $10 million letters of credit sublimit). On August 31, 2007, this facility was increased to $120 million.

In connection with the National City Credit Agreement, the borrowers pledged certain chassis, domestic containers, gensets, leases and related assets for the benefit of the lenders as collateral security for the payment and performance of their obligations under the agreement.

The revolving credit facility and the letters of credit commitment are each scheduled to expire on July 17, 2009.

At the borrowers’ option, amounts outstanding under the revolving credit facility bears interest at either (i) the greater of (a) the prime lending rate publicly announced by National City Bank and (b) the Federal Funds Effective Rate plus a margin, or (ii) the Eurodollar rate plus a margin. In connection with the revolving credit facility commitment, the borrowers will pay a commitment fee per annum on the average daily amount of undrawn funds.

The proceeds of the loans under the National City Credit Agreement will be used for working capital and general corporate requirements of the borrowers thereunder.

Under the terms of the agreement, the outstanding loans (including any letters of credit and related unreimbursed obligations) may not at any time exceed the lesser of the aggregate commitments of the lenders and the borrowing base, which is, at any time, the sum of (i) 90% of the sum of the values of the borrowers’ eligible finance leases, plus (ii) 90% of the sum of the net book values of all of the borrowers’ eligible equipment not then subject to a finance lease. If at any time the amount of outstanding loans exceeds the lesser of the aggregate commitments of the lenders and the borrowing base, then the borrowers immediately will be required to repay loans and furnish cash collateral for, or repay, the letters of credit in an aggregate amount equal to such excess.

The National City Credit Agreement contains typical representations and covenants for loans of this type. At the end of each fiscal quarter during the term of the loan, Interpool and Trac Lease shall not permit (i) funded debt to tangible net worth to exceed a ratio of 4.0 to 1; (ii) the tangible net worth of Interpool and its consolidated subsidiaries to be less than $300 million; and (iii) the ratio of (a) for the rolling four quarter period ending on the last day of such quarter, the sum of (1) earnings available for fixed charges (the sum of fixed charges for such period plus net income for such period before income taxes plus interest expenses for such period relating to any subordinated debt of Interpool and its consolidated subsidiaries), plus (2) depreciation expense to (b) fixed charges for such period, to be less than 1.5 to 1. Furthermore, the borrowers may not incur, or permit any of their subsidiaries to incur, additional indebtedness or amend or permit any of their subsidiaries to amend, the documentation for any indebtedness that was outstanding as of July 19, 2007 so as to either (x) require or incorporate additional financial covenants on any borrower (beyond those set forth in the National City Credit Agreement), or (y) amend the financial covenants of the type set forth above in such a way as to make any such covenant more restrictive, unless the borrowers promptly notify the agent and each lender and, at the election of the lenders, such revised and/or financial covenants are automatically incorporated by reference into the National City Credit Agreement without the need for further action by any party.

In addition to the foregoing, each of the borrowers has agreed for itself and its subsidiaries (i) not to permit any liens against the collateral or the disposition of the collateral subject to certain exceptions, (ii) not to liquidate or dissolve, and not to merge or consolidate with any other person unless the surviving entity is the borrower or such surviving entity assumes the obligations of the borrower and, in the lenders’ and agent’s reasonable opinion, is of the same creditworthiness as the borrowers with at least the same level of lease servicing experience or such surviving entity provides to the lenders alternative security acceptable to the lenders, (iii) not to engage in transactions with affiliates of the borrowers except pursuant to a comparable arm’s-length transaction by and between unrelated persons, and (iv) not to make any distributions, dividends or similar payments during the existence of specified events of default. A violation of any of these covenants could result in a default under the National City Credit Agreement. In addition, a change of control, as such term is defined by the agreement, will also be an event of default. An event of default would result in termination of all commitments and loans under the National City Credit Agreement and all other amounts owing under the National City Credit Agreement and other loan documents to become immediately due and payable.

ING Loan

On July 19, 2007, Interpool entered into a $225.0 million term loan agreement (the ‘‘ING Loan’’), with ING Capital LLC (‘‘ING’’) as lender.

In connection with the ING Loan, Interpool Containers Limited (‘‘ICL’’), a subsidiary of Interpool, executed a guaranty (the ‘‘ING Guaranty’’) in favor of ING, pursuant to which ICL guarantees Interpool’s obligations under the ING Loan. ICL executed a pledge agreement in favor of ING, pursuant to which ICL pledged certain securities and financial instruments, including $225 million deposited in a collateral account, for the benefit of ING as collateral security for the payment and performance of Interpool’s obligations under the ING Loan and ICL’s obligations under the ING Guaranty. In the event the value of the collateral is (i) lower than $224 million for more than ten consecutive business days or (ii) lower than $220 million at any time, ICL is required to deposit additional funds or other eligible assets or securities (as determined by ING in its discretion) into the collateral account in order to ensure that the value of the collateral becomes equal to or higher than $225 million.

The ING Loan is scheduled to expire on July 19, 2014 and bears interest at LIBOR plus a margin.

The proceeds of the loans under the ING Loan were used for the Interpool Acquisition and may be used for any general corporate purposes.

Each of the ING Loan and the ING Guaranty contains typical representations and covenants for loans of this type. Pursuant to the terms of the ING Loan, Interpool has agreed to (i) subject to certain exceptions, not permit the existence of any lien on any of the collateral or any other property or assets of ICL or the equity interests in ICL, (ii) not liquidate, dissolve or acquire (in one transaction or a series of related transactions) any assets, property or business of any person or otherwise merge or consolidate with or into any other person, and (iii) not dispose of or permit the sale, assignment, transfer or other disposition of any equity interests in ICL as a result of which Interpool would fail to own, either directly or indirectly, 100% of the issued and outstanding equity interests in ICL. Pursuant to the terms of the Guaranty, ICL has agreed to (i) not incur any indebtedness other than under the Guaranty or previously existing obligations, (ii) subject to certain exceptions, not permit to exist any lien on any of the collateral or any other property or assets of ICL, (iii) not liquidate or dissolve or acquire (in one transaction or a series of related transactions) any assets, property or business of any person or otherwise merge or consolidate with or into any other person, (iv) subject to certain exceptions, not declare any dividend or other distribution, (v) not make any investment other than the investment in the collateral, (vi) not guaranty the obligation of any other person except as permitted by the Guaranty, and (vii) not dispose of its assets except for interest income earned on the collateral. A violation of any of these covenants could result in a default under the ING Loan, which would result in termination of all loans under the ING Loan and all other amounts owing under the ING Loan and other loan documents to become immediately due and payable.

Chassis Securitization Facility

Interpool Titling Trust and the Transfer Agreements

Pursuant to a Trust Agreement, dated as of June 1, 2000, as amended and restated as of March 1, 2002 (the ‘‘Titling Trust Agreement’’), among Interpool, Interpool Chassis Funding, LLC and U.S.

Bank National Association (as successor in interest to Wachovia Trust Company, National Association), as UTI Trustee (the ‘‘UTI Trustee’’) and Delaware Trustee (the ‘‘Delaware Trustee’’), Interpool created Interpool Titling Trust (the ‘‘Titling Trust’’). The primary business purpose of the Titling Trust is to take assignments of, and serve as record holder of title to, certain chassis, other equipment and related assets (which includes any underlying contract, to the extent related to the equipment) and proceeds thereof (such assets, once transferred to the Titling Trust pursuant to a Transfer Agreement, the ‘‘Transferred Assets’’).

Pursuant to certain transfer agreements, including (i) the Fourth Amended and Restated Transfer Agreement, dated as of June 1, 2000 (as amended and restated as of March 1, 2002, September 1, 2002, September 30, 2002, October 22, 2007, and as further amended, supplemented and otherwise modified from time to time, the ‘‘Original Interpool Transfer Agreement’’), by and among Interpool and the Titling Trust, (ii) the Third Amended and Restated Transfer Agreement, dated as of June 1, 2000 (as amended and restated as of March 1, 2002, September 1, 2002, October 22, 2007 and as amended, supplemented and otherwise modified from time to time, the ‘‘Original TLI Transfer Agreement’’), by and among Trac Lease, a wholly owned subsidiary of Interpool, and collectively with Interpool (the ‘‘Securitization Sellers’’) and the Titling Trust, (iii) the Transfer Agreement, dated as of July 19, 2007 (as amended, supplemented and otherwise modified from time to time, the ‘‘2007 Interpool Transfer Agreement’’), by and among Interpool and the Titling Trust, and (iv) the Transfer Agreement, dated as of July 19, 2007 (as amended, supplemented and otherwise modified from time to time, the ‘‘2007 TLI Transfer Agreement’’ and, together with the Original Transfer Agreement, the Original TLI Transfer Agreement, the 2007 Interpool Transfer Agreement and any other transfer agreement entered into in accordance with the terms of the Titling Trust Agreement, the ‘‘Transfer Agreements’’), by and among Trac Lease and the Titling Trust, the Securitization Sellers have sold certain Transferred Assets to the Titling Trust and may, from time to time, sell additional Transferred Assets to the Titling Trust for a consideration amount agreed upon by the Securitization Seller and the Titling Trust (which consideration may include a capital contribution to a wholly-owned bankruptcy remote entity of Interpool who will receive beneficial ownership of, in the form of a SUBI, such Transferred Assets). Each Securitization Seller and the Titling Trust have stated in the respective Transfer Agreements their intention that each sale of Transferred Assets pursuant thereto shall constitute a valid sale and conveyance by such Securitization Seller of such Transferred Assets, and that such Transferred Assets not be part of a Securitization Seller’s estate in the event of the insolvency or bankruptcy of a Securitization Seller.

The Trust Agreement and the Transfer Agreements contain typical representations and covenants for transactions of this type. In the event that any of the representations and warranties made with respect to the Transferred Assets were untrue on the transfer date, the related Securitization Seller has an obligation to repurchase those assets from the Titling Trust.

Interpool Chassis Funding, LLC Securitization and Leveraged-Lease Transaction

On March 28, 2002, the Securitization Sellers sold to the Titling Trust certain Transferred Assets. In connection therewith, the Titling Trust issued a certificate representing a special unit of beneficial interest (a ‘‘SUBI’’) in the Titling Trust to Interpool Chassis Funding, LLC (the ‘‘2002-A SUBI Certificate’’). As of September 30, 2002, Interpool Chassis Funding, LLC had pledged its interest in the 2002-A SUBI Certificate to the indenture trustee (currently, the indenture trustee is The Bank of New York, who assumed that role as successor in interest to JPMorgan Chase Bank) (the ‘‘ICF Indenture Trustee’’), pursuant to the Third Amended and Restated Indenture, dated as of September 30, 2002 (the ‘‘ICF Indenture’’), by and among Interpool Chassis Funding, LLC, Interpool, as servicer (the ‘‘Servicer’’), the ICF Indenture Trustee and Wachovia Capital Markets, LLC, as administrative agent (the ‘‘Administrative Agent’’), and issued certain notes (the ‘‘ICF Notes’’). As of September 30, 2002, the ICF Notes were held by Intermodal Chassis Issuance, LLC), a bankruptcy-remote entity independent of Interpool and all other parties. The ICF Notes represent the obligations solely of Interpool Chassis Funding, LLC and do not constitute the obligation of Interpool or any other person (except to the extent expressly guaranteed by any person). As of October 20, 2006, Interpool Chassis Funding, LLC had paid in full the ICF Notes. The ICF Indenture, however, will not terminate, nor shall the Lien on the 2002-A SUBI Certificate be released, until the termination of the ICI Indenture (as hereinafter defined).

On September 30, 2002, the Securitization Sellers conveyed additional assets to the Titling Trust. In connection therewith, the Titling Trust issued to Interpool Chassis Funding, LLC two additional SUBI Certificates (the ‘‘2002-B SUBI Certificate’’ and the ‘‘2002-C SUBI Certificate’’). Simultaneously, Interpool Chassis Funding, LLC entered into a sale/leaseback transaction with the related owner participants pursuant to which Interpool Chassis Funding, LLC sold to each of two trusts (the ‘‘Owner Trusts’’), and each, an ‘‘Owner Participant’’ with respect to the ILFT-B Owner and the ILFT-C Owner), the 2002-B SUBI Certificate and the 2002-C SUBI Certificate, respectively, and subsequently leased-back such certificates from the respective Owner Trusts (the lease with respect to the ILFT-B Owner Trust, the ‘‘ILFT-B Lease’’ and the lease with respect to the ILFT-C Owner Trust, the ‘‘ILFT-C Lease’’). The ILFT-B Lease has a basic term ending on September 20, 2020, and the ILFT-C Lease has a basic term ending on September 20, 2022, unless earlier terminated or extended pursuant to the relevant ILFT Lease, or unless ICF exercises either of two early buyout options (the ‘‘EBOs’’) under either or both of the ILFT Leases (the first EBO may be exercised on October 22, 2007, and the second EBO, with respect to the ILFT-B Lease on January 20, 2014 and, with respect to the ILFT-C Lease, on January 20, 2018).

The Owner Trusts issued notes to Intermodal Chassis Issuance on September 30, 2002, the proceeds of which were used by ILFT-B and ILFT-C to acquire their respective SUBIs, and which notes are collateralized (the ‘‘ILFT Collateral’’) by assets owned by ILFT-B and ILFT-C (collectively, the ‘‘ILFT Notes’’), pursuant to the related indentures (collectively, the ‘‘ILFT Indentures’’). The ILFT Leases represent the obligations solely of Interpool Chassis Funding, LLC and do not constitute the obligation of Interpool, any Owner Trust or any other person (except to the extent expressly guaranteed by any person). The ILFT Notes represent the obligations solely of the respective Owner Trusts and do not constitute the obligation of Interpool, Interpool Chassis Funding, LLC, ICI or any other Person or entity (except to the extent expressly guaranteed by any Person).

The sale/lease back transaction, at the outset, had a total of $540.9 million outstanding, of which $129.3 million was a debt obligation and $411.6 million was a capital lease obligation under the sale/leaseback transaction. As of September 30, 2007, the capital lease obligation outstanding under the sale/leaseback totaled $390.6 million. As of September 30, 2007, the interest rate on this facility was 5.34%, taking into account the effect of interest rate swap contracts in place as of September 30, 2007.

In connection with the issuance of the ILFT Notes and the ICF Notes to Intermodal Chassis Issuance, LLC pursuant to the related indentures, Intermodal Chassis Issuance, LLC issued a series of notes pursuant to an indenture (the ‘‘ICI Indenture’’), by and among Intermodal Chassis Issuance, LLC, the Servicer, the Administrative Agent and an indenture trustee (The Bank of New York assumed the role of indenture trustee as successor in interest to JPMorgan Chase Bank) (the ‘‘ICI Indenture Trustee’’). Intermodal Chassis Issuance, LLC subsequently paid off such notes in connection with a 144-A private offering whereby Intermodal Chassis Issuance, LLC issued a new series of notes on February 11, 2003 (the ‘‘ICI Notes’’) in an amount totaling $411,917,356, which ICI Notes are collateralized by the ICF Notes and related collateral and the ILFT Notes and related collateral, among other things (the ‘‘ICI Collateral’’), pursuant to the ICI Indenture. The ICI Notes represent the obligations solely of Intermodal Chassis Issuance, LLC and do not constitute the obligations of Interpool, ICF, any Owner Trust or any other Person (except to the extent expressly guaranteed by any Person).

The legal maturity date of the ICI Notes is January 20, 2018, provided that to the extent Interpool Chassis Funding, LLC exercises an EBO with respect to both ILFT Leases, Intermodal Chassis Issuance, LLC may prepay the ICI Notes.

Interpool Chassis Funding, LLC exercised its EBO with respect to both ILFT Leases on October 22, 2007 and the ICI Notes were prepaid in full. In connection with such, the ICI Indenture, ICF Indenture and other relevant documents were terminated, and all liens with respect to the 2002-A SUBI Certificate, the 2002-B SUBI Certificate and the 2002-C SUBI Certificate were released.

Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1

On July 19, 2007, the Securitization Sellers conveyed additional assets to the Titling Trust. In connection therewith, the Titling Trust issued to Interpool Chassis Funding II, LLC, a wholly-owned subsidiary of Interpool, the 2007-A SUBI Certificate (the ‘‘ICF II SUBI Certificate’’). Interpool Chassis Funding II, LLC acquired the financing for the ICF II SUBI Certificate by its issuance of the Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1 (the ‘‘ICF II Notes’’) in the principal amount of $297,184,951 pursuant to an Indenture (the ‘‘ICF II Indenture’’), among Interpool Chassis Funding II, LLC, Interpool, as servicer (in such capacity, the ‘‘ICF II Servicer’’) and initial custodian, U.S. Bank National Association, a national banking association, as Indenture Trustee (the ‘‘ICF II Indenture Trustee’’), and Citigroup Global Markets Realty Corp., a New York corporation, as administrative agent.

The ICF II Notes are secured by a lien in favor of the ICF II Indenture Trustee, on the ICF II SUBI Certificate. Ownership of the ICF II SUBI Certificate represents Interpool Chassis Funding II, LLC’s beneficial interest in, to and under the related Transferred Assets.

In connection with the ICF II Indenture, Interpool Chassis Funding II, LLC, the ICF II Servicer and the ICF II Indenture Trustee entered into the servicing agreement (the ‘‘ICF II Servicing Agreement’’) for the administration and servicing of the Transferred Assets.

The legal maturity date of the ICF II Notes is January 19, 2009. The ICF II Notes bear interest at a rate equal to One-Month LIBOR, plus a margin. Interpool used the proceeds from the ICF II transaction for working capital and other general corporate purposes.

At no time shall the outstanding principal balance of the ICF II Notes exceed the borrowing base, which is an amount equal to (i) 100.0%, or 85% after appraisals are delivered of the net book value of all items of eligible equipment which are not subject to a finance lease as of such date, plus (ii) the discounted contract balance of all contracts related to any items of eligible equipment which are subject to a finance lease as of such date, minus (iii) the amount of all security deposits required to be and not transferred to or on deposit in the security deposit account, minus (iv) the value of any eligible equipment or finance leases that exceed the concentration limits as of such date. If the outstanding principal balance exceeds the borrowing base, then, on the next payment date, Interpool Chassis Funding II, LLC is required to immediately prepay the principal balance in an aggregate amount equal to such excess.

Each of the ICF II Indenture and the ICF II Servicing Agreement contains typical representations and covenants for transactions of this type. With respect to the ICF II Indenture, Interpool Chassis Funding II, LLC has agreed (i) to maintain a positive minimum net worth measured at the end of each fiscal quarter, (ii) not to incur indebtedness (including pursuant to any guaranty) and/or permit to exist any liens against the collateral except to the extent permitted by the ICF II Indenture, (iii) not to dispose of the collateral except as permitted by the ICF II Indenture, (iv) not to merge or consolidate with any other person except as permitted by the ICF II Indenture, (v) except as otherwise permitted by the ICF II Indenture, not to engage in transactions with affiliates except on an arm’s-length basis in the ordinary course of business, (vi) not to become party to any agreements or instruments other than the ICF II Indenture and the related documents, and (vii) not to make any expenditure for capital assets except as authorized by the ICF II Indenture, (viii) not to make investments or create any subsidiary other than as permitted by the ICF II Indenture and related documents, (ix) not to impair the collateral or permit the validity and effectiveness of the ICF II Indenture and the related documents to be impaired. A violation of any of these covenants could result in an event of default under the ICF II Indenture. It shall also be an event of default if (i) the aggregate outstanding obligations shall exceed the borrowing base, and such condition continues for a period of 60 days; provided, however, that only a ten day cure period shall apply if the outstanding obligations shall exceed the borrowing base due to the failure of a seller to repurchase or substitute transferred assets in accordance with the provisions of the applicable transfer agreement, and (ii) as of the last day of any calendar month, the Interpool fleet utilization shall be less than 60%; provided that such event of default shall thereafter be deemed to be automatically cured to the extent such

Interpool fleet utilization percentage is greater than 60% as of the end of any subsequent month. An event of default will result in acceleration of the entire principal balance of the ICF II Notes.

With respect to the ICF II Servicing Agreement, Interpool has agreed (i) to maintain a minimum net worth of not less than $300.0 million, as measured at the end of each fiscal quarter, (ii) not to merge or consolidate with any other person except as permitted by the ICF II Servicing Agreement and the other related documents, (iii) to repurchase serviced assets to the extent it breaches its obligations in a material manner with respect to such serviced assets as such obligations are set forth in the Servicing Agreement, (iv) to operate in a manner such that ICF II and the Trust will not be substantively consolidated with Interpool in the event of a bankruptcy or insolvency proceeding of any such person, (v) not to permit a change of control, as contemplated by the ICF II Servicing Agreement, of Interpool, (vi) not to make any distributions of dividends or other payments if an event of default exists or would result therefrom, (vii) to continue in the chassis leasing business, and (viii) not to impair the rights in any material respect of any secured party with respect to any of the related serviced assets (which includes the collateral subject to the lien of the ICF II Indenture) or permit the validity and effectiveness of the ICF II Servicing Agreement and the related documents to be impaired. A violation of any of these covenants could result in a servicer default under the ICF II Servicing Agreement which would allow the parties to remove Interpool as servicer, and result in an event of default under the ICF II Indenture, which would result in acceleration of the entire principal balance of the ICF II Notes.

Further, each of the following shall constitute an amortization event under the ICF II Indenture and its supplements: (i) the aggregate outstanding obligations shall exceed the borrowing base, and such condition continues for a period of 10 days; provided, however, that only a 5 day cure period shall apply if the outstanding obligations shall exceed the borrowing base due to the failure of a seller to repurchase or substitute transferred assets as required by the applicable transfer agreement; (ii) as of the last day of any calendar month, the Interpool fleet utilization shall be less than, for any date prior to November 1, 2007, 65%, and for any date on or after November 1, 2007, 70%; provided that such amortization event shall thereafter be deemed to be automatically cured to the extent such Interpool fleet utilization percentage is greater than, for any date prior to November 1, 2007, 65%, and for any date on or after November 1, 2007, 70%, as of the end of any subsequent month; and (iii) the interest coverage ratio (measured as of the end of each fiscal quarter as a rolling average for the four immediately preceding fiscal quarters) shall be less than 1.6. During an amortization event, among other things, available funds of Interpool Chassis Funding II, LLC shall be used to prepay the unpaid principal balance of the loans.

TRAC Leases

Interpool and Trac Lease are party to various unconditional, absolute and non-cancellable TRAC lease agreements, or master agreements (‘‘TRAC leases’’), pursuant to which such entities, as lessee, lease certain chassis. The obligations of Interpool and Trac Lease under the TRAC leases are treated as debt on such entities’ financial statements. The aggregate outstanding balance of such obligations as of September 30, 2007 was $361.9 million.

Pursuant to the terms of such TRAC leases, the lessee has agreed not to pledge or encumber the chassis subject to such TRAC leases and all maintenance and repair obligations and the risk of loss with respect to such chassis are borne solely by the lessee. In addition, generally with respect to the TRAC leases, each of Interpool and Trac Lease has agreed to maintain the following financial covenants measured (at the end of each fiscal quarter): (i) maximum funded debt to tangible net worth not to exceed 4.0 to 1; (ii) minimum tangible net worth not to be less than $300 million; and (iii) fixed charge coverage ratio (the ratio (a) for the rolling four quarter period ending on the last day of such quarter, the sum of (x) earnings available for fixed charges, plus (y) depreciation expense to (b) fixed charges, for such period, not to be less than 1.5 to 1. At the end of the term of a TRAC lease, the lessee has the option to purchase the equipment for the residual value of the equipment.

Chassis Funding Floating Rate Asset-Backed Notes, Series 2007-1

On October 22, 2007, in connection with the exercise of the EBO option under the ILFT Leases, Interpool Chassis Funding, LLC directed the Titling Trust to cancel the 2002-A SUBI Certificate, the

2002-B SUBI Certificate and the 2002-C SUBI Certificate and reallocate such assets to a newly issued 2007-B SUBI Certificate (the ‘‘ICF SUBI Certificate’’). In connection therewith, Interpool Chassis Funding, LLC acquired financing for the ICF SUBI Certificate by its issuance of the Interpool Chassis Funding, LLC Floating Rate Asset-Backed Notes, Series 2007-1 (together with any supplements thereto, the ‘‘2007 ICF Notes’’) in the principal amount of $362,680,866.62 pursuant to an Indenture (the ‘‘2007 ICF Indenture’’), among Interpool Chassis Funding, LLC, Interpool, as servicer (in such capacity, the ‘‘ICF Servicer’’) and initial custodian, U.S. Bank National Association, a national banking association, as Indenture Trustee (the ‘‘2007 ICF Indenture Trustee’’), and Citibank, N.A.,, a New York corporation, as administrative agent.

The 2007 ICF Notes are secured by a lien in favor of the 2007 ICF Indenture Trustee, on the ICF SUBI Certificate. Ownership of the ICF SUBI Certificate represents Interpool Chassis Funding, LLC’s beneficial interest in, to and under the assets allocated to the ICF SUBI Certificate (the ‘‘ICF Transferred Assets’’).

In connection with the 2007 ICF Indenture, Interpool Chassis Funding, LLC, the ICF Servicer and the 2007 ICF Indenture Trustee entered into the servicing agreement (the ‘‘2007 ICF Servicing Agreement’’) for the administration and servicing of the ICF Transferred Assets. Under the 2007 ICF Servicing Agreement, Interpool acts as servicer with respect to all of the ICF Transferred Assets and all other collateral pledged pursuant to the 2007 ICF Indenture. The Servicer is responsible for servicing, managing and administering such ICF Transferred Assets and enforcing the Titling Trust rights in such assets.

The legal maturity date of the 2007 ICF Notes is October 20, 2008. The 2007 ICF Notes bear interest at a rate equal to One-Month LIBOR, plus a margin. The proceeds from the ICF transaction were used to exercise the EBO under the ILFT Leases.

At no time shall the outstanding principal balance of the 2007 ICF Notes exceed the borrowing base, which is an amount equal to (i) 100.0%, or 85% after appraisals are delivered, of the net book value of all items of eligible equipment which are not subject to a finance lease as of such date, plus (ii) the discounted contract balance of all contracts related to any items of eligible equipment which are subject to a finance lease as of such date, minus (iii) the amount of all security deposits required to be and not transferred to or on deposit in the security deposit account, minus (iv) the value of any eligible equipment or finance leases that exceed the concentration limits as of such date. If the outstanding principal balance exceeds the borrowing base, then, on the next payment date, Interpool Chassis Funding, LLC is required to immediately prepay the principal balance in an aggregate amount equal to such excess.

Each of the 2007 ICF Indenture and the 2007 ICF Servicing Agreement contains typical representations and covenants for transactions of this type. With respect to the 2007 ICF Indenture, Interpool Chassis Funding, LLC has agreed (i) to maintain a positive minimum net worth measured at the end of each fiscal quarter, (ii) not to incur indebtedness (including pursuant to any guaranty) and/or permit to exist any liens against the collateral except to the extent permitted by the 2007 ICF Indenture, (iii) not to dispose of the collateral except as permitted by the 2007 ICF Indenture, (iv) not to merge or consolidate with any other person except as permitted by the 2007 ICF Indenture, (v) except as otherwise permitted by the 2007 ICF Indenture, not to engage in transactions with affiliates except on an arm’s-length basis in the ordinary course of business, (vi) not to become party to any agreements or instruments other than the 2007 ICF Indenture and the related documents, (vii) not to make any expenditure for capital assets except as authorized by the 2007 ICF Indenture, (viii) not to make investments or create any subsidiary other than as permitted by the 2007 ICF Indenture and related documents, and (ix) not to impair the collateral or permit the validity and effectiveness of the 2007 ICF Indenture and the related documents to be impaired. A violation of any of these covenants could result in an event of default under the 2007 ICF Indenture. It shall also be an event of default if (i) the aggregate outstanding obligations shall exceed the borrowing base, and such condition continues for a period of 60 days; provided, however, that only a ten day cure period shall apply if the outstanding obligations shall exceed the borrowing base due to the failure of a seller to repurchase or substitute transferred assets in accordance with the provisions of the applicable transfer agreement;

(ii) as of the last day of any calendar month, the Interpool fleet utilization shall be less than 60%; provided that such event of default shall thereafter be deemed to be automatically cured to the extent such Interpool fleet utilization percentage is greater than 60% as of the end of any subsequent month; or (iii) the borrower fails to transfer all required contracts and related documentation to an approved custodian within six (6) months of the closing date of this facility. An event of default will result in acceleration of the entire principal balance of the 2007 ICF Notes.

With respect to the 2007 ICF Servicing Agreement, Interpool has agreed (i) to maintain a minimum net worth of not less than $300.0 million, as measured at the end of each fiscal quarter, (ii) not to merge or consolidate with any other person except as permitted by the 2007 ICF Servicing Agreement and the other related documents, (iii) to repurchase serviced assets to the extent it breaches its obligations in a material manner with respect to such serviced assets as such obligations are set forth in the Servicing Agreement, (iv) to operate in a manner such that Interpool Chassis Funding, LLC and the Titling Trust will not be substantively consolidated with Interpool in the event of a bankruptcy or insolvency proceeding of any such person, (v) not to permit a change of control, as contemplated by the 2007 ICF Servicing Agreement, of Interpool, (vi) not to make any distributions of dividends or other payments if an event of default or amortization event exists or would result therefrom, (viii) not to permit the fixed charge ratio of Interpool and its subsidiaries to be less than 1.60 to 1 on a rolling four quarter basis (vii) to continue in the chassis leasing business, and (viii) not to impair the rights in any material respect of any secured party with respect to any of the related serviced assets (which includes the collateral subject to the lien of the 2007 ICF Indenture) or permit the validity and effectiveness of the 2007 ICF Servicing Agreement and the related documents to be impaired. A violation of any of these covenants could result in a servicer default under the 2007 ICF Servicing Agreement which would allow the parties to remove Interpool as servicer, and result in an event of default under the 2007 ICF Indenture, which would result in acceleration of the entire principal balance of the 2007 ICF Notes.

Further, each of the following shall constitute an amortization event under the 2007 ICF Indenture and its supplements: (i) the aggregate outstanding obligations shall exceed the borrowing base, and such condition continues for a period of 10 days; provided, however, that only a 5 day cure period shall apply if the outstanding obligations shall exceed the borrowing base due to the failure of a seller to repurchase or substitute transferred assets as required by the applicable transfer agreement; and (ii) as of the last day of any calendar month, the Interpool fleet utilization shall be less than 65%; provided that such amortization event shall thereafter be deemed to be automatically cured to the extent such Interpool fleet utilization percentage is greater than 65% as of the end of any subsequent month. During an amortization event, among other things, available funds of Interpool Chassis Funding, LLC shall be used to prepay the unpaid principal balance of the loans.

Container Segment

Carlisle Revolving Credit Facility

On August 24, 2006, Carlisle entered into a $100 million credit agreement (the ‘‘Carlisle Revolving Credit Facility’’) consisting of a $100 million revolving credit facility (with a $10 million letters of credit sublimit), with lenders including Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, and Deutsche Bank Trust Company Americas, as administrative agent.

The proceeds of the loans under the Carlisle Revolving Credit Facility are used for refinancing existing indebtedness of Carlisle and to pay associated fees and expenses and for working capital and general corporate purposes.

In connection with the Carlisle Revolving Credit Facility, certain subsidiaries of Carlisle have executed a Guaranty in favor of the lenders and the administrative agent, pursuant to which the guarantors guaranty the obligations of Carlisle under the credit agreement. In addition, Carlisle has entered into a Security Agreement and a Stock Pledge Agreement with the administrative agent, and certain subsidiaries of Carlisle have entered into a Restricted Subsidiary Security Agreement with the administrative agent, pursuant to which Carlisle and its subsidiaries have pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of Carlisle’s obligations under the Carlisle Revolving Credit Facility and the other loan documents and such subsidiaries’ obligations under the guaranty. The pledged assets include, among other things, marine and intermodal containers, gensets and equity interests in certain of Carlisle’s subsidiaries and all proceeds of any and all of the foregoing.

The commitments of the lenders under the Carlisle Revolving Credit Facility are scheduled to expire on August 24, 2008.

The loans under the Carlisle Revolving Credit Facility bear interest, at Carlisle’s option, at the rate per annum equal to either (i) the greater of (a) the prime lending rate as set forth by the administrative agent, plus a margin based upon the advance rate and (b) the Federal Funds Effective Rate plus ½ of 1% plus a margin based upon the advance rate or (ii) the LIBOR Rate determined for the applicable interest period, plus a margin based upon the advance rate.

In connection with the Carlisle Revolving Credit Facility, Carlisle will pay a commitment fee per annum based on the average daily amount of undrawn funds.

At no time shall the outstanding loans (including the aggregate face amount of any letters of credit and related unreimbursed obligations) exceed the lesser of the aggregate commitments of the lenders and the borrowing base, which is, at any time, the sum in the aggregate of 100% of the net book value of eligible containers, the eligible generators, the eligible refrigeration units and the eligible chassis, plus 100% of the net present value of the direct finance lease receivables (other than those arising from containers, generators or chassis that are included in the prior portion of the calculation). If the outstanding loans exceed the lesser of the aggregate commitments of the lenders and the borrowing base, then Carlisle is required to immediately repay the excess to the agent for application to the loans.

The Carlisle Revolving Credit Facility contains typical representations and covenants for loans of this type. Carlisle shall not permit the tangible net worth of Carlisle and its subsidiaries at any time to be less than $200 million. Additionally, Carlisle has agreed for itself and certain restricted subsidiaries (i) subject to certain exceptions, not to incur indebtedness and/or liens against its assets and/or to make investments, (ii) subject to certain exceptions, not to dispose of assets, (iii) not to merge or consolidate with any other person or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the voting stock of any person, (iv) except as otherwise permitted by the Carlisle Revolving Credit Facility, not to engage in transactions with affiliates except on an arm’s-length basis in the ordinary course of business, (v) not to agree to certain restrictions or prohibitions on granting liens and/or making distributions, dividends or similar payments, (vi) not to enter into any sale/leaseback transactions with respect to assets in the aggregate in excess of $40 million; (vii) not permit to exist any lien on the tracking and billing system used by Carlisle and its affiliates; (viii) not dispose of or permit to exist any lien on its equity interest in CLI Funding LLC and not permit to exist any lien on the equity interest in any other unrestricted subsidiary except in each case as permitted by the Carlisle Revolving Credit Facility, (ix) to restrict the aggregate amount of indebtedness of CLI Funding LLC at any time outstanding and (x) except for certain exceptions set forth in the Carlisle Revolving Credit Facility, not to make any dividend or distribution if a default or event of default shall exist or would result therefrom. A violation of any of these covenants could result in a default under the Carlisle Revolving Credit Facility. In addition, a change of control of Carlisle, as contemplated by the Carlisle Revolving Credit Facility, is event of default. Any event of default would result in termination of all commitments and loans under the Carlisle Revolving Credit Facility and all other amounts owing under the Carlisle Revolving Credit Facility and other loan documents to become immediately due and payable.

Carlisle Asset-Backed Securitizations

On August 24, 2006, CLI Funding LLC, a wholly-owned subsidiary of Carlisle, entered into a Second Amended and Restated Indenture (as amended, the ‘‘CLI Funding Indenture’’) with U.S. Bank National Association, as indenture trustee. The CLI Funding Indenture was supplemented by the Series 2006-1 Supplement, dated as of August 24, 2006 (the ‘‘Series 2006-1 Supplement’’), pursuant to which CLI Funding LLC Floating Rate Asset Backed Notes, Series 2006-1 (the ‘‘Series 2006-1 Notes’’) were issued in the initial principal amount of $685.0 million. In connection therewith, CLI Funding LLC executed a Series 2006-1 Note Purchase Agreement, dated as of August 16, 2006 (as amended, the ‘‘Series 2006-1 Note Purchase Agreement’’), with Carlisle, as Manager, Wachovia Capital Markets, LLC and Deutsche Bank Securities Inc., an underwriter for this offering. In addition, the CLI Funding Indenture was further supplemented by the Series 2006-2 Supplement, dated as of August 24, 2006 (the ‘‘Series 2006-2 Supplement’’ and together with the Series 2006-1 Supplement, the ‘‘Supplements’’), pursuant to which CLI Funding Floating Rate Asset Backed Notes, Series 2006-2 (the ‘‘Series 2006-2 Notes,’’ and together with the Series 2006-1 Notes, the ‘‘Series 2006 Notes’’) were issued in the initial principal balance of $50.0 million. In connection therewith, CLI Funding LLC executed a Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006 (as amended, the ‘‘Series 2006-2 Note Purchase Agreement’’), with Carlisle and the other parties thereto. The Series 2006-2 Note Purchase Agreement was subsequently modified to increase up to $375.0 million the maximum amount of advances thereunder that may be funded to CLI Funding. The CLI Funding Indenture, the Supplements, the 2006-1 Note Purchase Agreement, the 2006-2 Note Purchase Agreement and the related transaction documents are collectively referred to in this prospectus as the ‘‘Carlisle Securitization Documents.’’

The obligations of CLI Funding LLC under the CLI Funding Indenture (including, without limitation, with respect to the Series 2006 Notes) are secured by a pledge by CLI Funding LLC of a first priority perfected security interest in and to all assets of CLI Funding LLC including, without limitation, refrigerated and other types of marine or intermodal containers and any generator sets owned by CLI Funding LLC and all other equipment, leases, contracts, accounts and all proceeds relating thereto (collectively, the ‘‘CLI Funding Containers’’).

The unpaid principal amount of the Series 2006-1 Notes, together with interest and all other related amounts, is scheduled to be repaid in full in August 2016, and is otherwise due and payable in full in August 2021. The unpaid principal amount of the Series 2006-2 Notes, together with interest and all other related amounts, is scheduled to be repaid in full on August 21, 2018 (subject to an extension election by CLI Funding LLC for a period of 364 days), and is otherwise due and payable in full on August 21, 2023.

The Series 2006-1 Notes bear interest at the rate of one-month LIBOR plus a margin. The Series 2006-2 Notes bear interest at (i) a rate equal to the sum of the CP rate (determined in accordance with the Series 2006-2 Supplement) and a margin, if the advance has been funded through the issuance of commercial paper, (ii) a rate equal to the quotient of (a) LIBOR divided by (b) the Federal Reserve’s Eurodollar Reserve Rate plus a margin, if the advance is funded utilizing a source of funds for which interest is determined by reference to LIBOR or (iii) the greater of (a) the prime rate as set forth by the agent under the agreement plus a margin or (b) the Federal Funds Rate plus a margin, if the advance is funded utilizing a source of funds for which interest is determined by reference to some rate other than LIBOR and is not funded with commercial paper. CLI Funding LLC will pay a commitment fee in connection with the Series 2006-2 Notes to each noteholder on the total available commitments of such noteholder.

Ambac Assurance Corporation, a financial guarantee company, has issued insurance policies providing credit enhancement on the Series 2006 Notes. Those policies are non-cancellable and guarantee the payment of the principal and interest on the Series 2006 Notes.

At no time shall the outstanding amount of the Series 2006 Notes exceed the asset base, which at any time is the sum in the aggregate of 85% of the net present book value of eligible containers that are not then subject to a direct finance lease, plus 85% of the net present value of the direct finance lease receivables of all eligible containers that are then subject to a direct finance lease, plus the amount then on deposit in the restricted cash account. If the outstanding loans exceed the asset base at any time, then CLI Funding LLC will be required to repay the excess for application toward repayment of the amount of the Series 2006 Notes. Failure by CLI Funding LLC to repay such excess amount within 90 days is an event of default.

The Carlisle Securitization Documents contain typical representations and covenants for indebtedness of this type. CLI Funding LLC has agreed (i) subject to certain exceptions, not to incur indebtedness (including pursuant to any guaranty) and/or liens against the collateral and/or to make investments, (ii) subject to certain exceptions, not to dispose of the collateral, (iii) not to merge or consolidate with any other person except for the lease of containers in accordance with the management agreement with Carlisle and as otherwise permitted by the CLI Funding Indenture, (iv) not to become party to any other agreements or instruments, other than permitted agreements for the disposition of sold assets and permitted agreements for the sale or re-lease of containers made in accordance with the terms of the management agreement with Carlisle; (v) not to make any capital expenditure except for the acquisition of additional containers and capital improvements to the containers made in the ordinary course of business; (vi) not to create any subsidiaries; (vii) not to amend or modify its depreciation policy; (viii) not to claim any credit on or make any deduction for or assert any claim against any noteholder by reason of the payment of any taxes levied or assessed against the collateral; (ix) not to impair the collateral or permit the validity and effectiveness of the CLI Funding Indenture and the related documents to be impaired; and (x) not operate in such a manner that it shall be substantively consolidated with the trust estate of any other person in the event of a bankruptcy or similar proceeding. A violation of any of these covenants could result in a default under the Carlisle Securitization Documents. In addition, it is an event of default if Carlisle at any time owns less than all of the equity interests in CLI Funding LLC or fails to have sole control of CLI Funding LLC and legally and beneficially own less than a majority of all equity and voting interest in CLI Funding LLC. An event of default would result in termination of all commitments and loans under the Carlisle Securitization Documents and all other amounts owing thereunder becoming immediately due and payable.

Further, each of the following shall constitute an early amortization event under the CLI Funding Indenture: (i) an event of default shall exist, (ii) a manager default shall exist, (iii) the long-term interest coverage ratio of CLI Funding LLC is less than two hundred twenty-five percent (225%); (iv) the short term interest coverage ratio of CLI Funding LLC is less than one hundred ten percent (110%) for four consecutive record dates, (v) on any record date, the average age of all of the containers shall exceed 8.5 years; (v) the aggregate note principal balance exceeds the borrowing base and such condition continues unremedied for ten days; or (vi) any law is adopted which prohibits or limits in any material respect the usage of the containers and is reasonably likely to materially and adversely effect the revenue-generating activities or operations of CLI Funding LLC. During an early amortization event, among other things, revenues of CLI Funding LLC shall be used to prepay the unpaid principal balance of the loans.

CLI Funding LLC or if the outstanding balance of the loans at any time exceeds the borrowing base and such default continue unremedied for a period of 90 days. was established as a bankruptcy-remote entity whose assets are isolated from those of Carlisle. The obligations under the Series 2006 Notes are full recourse obligations of CLI Funding LLC only and are not obligations of any other person.

CLI Funding II Credit Facility

On July 19, 2007, CLI Funding II LLC, a wholly-owned subsidiary of Carlisle, entered into a $405 million term loan credit agreement (the ‘‘CLI Funding II Credit Facility’’) with Bear Stearns Corporate Lending Inc., Citigroup Global Markets Realty Corp. and Deutsche Bank Trust Company Americas, as lenders, and Citigroup Global Markets Realty Corp., as agent, each an affiliate of an underwriter for this offering.

In connection with this agreement, CLI Funding II LLC has entered into a security agreement with the agent, pursuant to which it has pledged certain assets including, among other things, marine and intermodal containers, gensets, direct finance lease receivables associated with certain container assets, the proceeds therefrom and related assets.  These pledged assets are collateral security for the payment and performance of CLI Fund II LLC’s obligations under the CLI Funding II Credit Facility and the other loan documents.

Additionally, pursuant to a Management Agreement, Carlisle is the manager of such assets and Carlisle and Interpool Container Services, Inc., as sub-servicer, have entered into a Sub-Servicing Agreement pursuant to which Interpool Container Services, Inc. was retained for the administration and servicing of such assets during a certain transition period. During such transition period, the sub-servicer shall manage, market, lease and maintain such assets on behalf of the manager.

The CLI Funding II Credit Facility is scheduled to mature on January 16, 2009.

The loans under the CLI Funding II Credit Facility bear interest, at CLI Funding II LLC’s option, at the rate per annum equal to either (i) the greater of (a) the prime lending rate as set forth by the agent under the agreement, plus a margin and (b) the Federal Funds Effective Rate plus ½ of 1% plus a margin or (ii) the LIBOR Rate determined for the applicable interest period, plus a margin.

The proceeds of the loans under the CLI Funding II Credit Facility may be used for the acquisition by CLI Funding II LLC of the collateral securing the loans and for other general working capital purposes.

At no time shall the outstanding loans exceed the borrowing base, which is based upon the most recent borrowing base report provided by CLI Funding II LLC and which at any time is the sum in the aggregate of 85% of the net book value of the eligible containers that are not then subject to a direct finance lease, plus 85% of the net present value of the direct finance lease receivables of all eligible containers that are then subject to a direct finance lease. If the outstanding loans exceed the borrowing base, then CLI Funding II LLC shall immediately repay the excess to the agent for the lenders to reduce the unpaid principal balance of the loans.

Each of the CLI Funding II Credit Facility, the Management Agreement and the Sub-Servicing Agreement contains typical representations and covenants for loans of this type. With respect to the CLI Funding II Credit Facility, CLI Funding II LLC has agreed (i) not to incur indebtedness and/or liens against its assets and/or to make investments except to the extent permitted by the CLI Funding II Credit Facility, (ii) not to dispose of assets except as permitted by the CLI Funding II Credit Facility, (iii) not to merge or consolidate with any other person or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the voting stock of any person, (iv) except as otherwise permitted by the CLI Funding II Credit Facility, not to engage in transactions with affiliates except on an arm’s-length basis in the ordinary course of business, (v) not to enter into any sale/leaseback transactions; (vi) not to become party to any agreements or instruments other than the CLI Funding II loan documents, agreements for the disposition of containers and leases as permitted by the CLI Funding II loan documents and agreements for the sale or re-lease of a container made in accordance with the terms of the management agreement with Carlisle; (vii) not to make any expenditure for capital assets except for the acquisition of additional containers in accordance with the terms of the CLI Funding II loan documents and capital improvements to the containers made in the ordinary course of business and in accordance with the terms of the management agreement; (viii) not to create any subsidiaries; (ix) not to amend or modify its depreciation policy in a manner that is less conservative or otherwise not in accordance with GAAP; (x) not to make any dividend or distribution if a default or event of default or early amortization event shall exist or would result therefrom except that any such payments may be made to affiliates for services provided or products delivered pursuant to permitted affiliate transactions; (xi) to keep the assets purchased with proceeds from this facility in good repair and working order and in use according to good operating practices; and (xii) to enter into an interest rate hedging agreement. A violation of any of these covenants could result in a default under the CLI Funding II Credit Facility.

With respect to the Management Agreement, Carlisle has agreed to (i) not become a party to or permit any of its subsidiaries to become a party to, any merger, amalgamation or consolidation, except as permitted by the Management Agreement, (ii) not be a party to any asset acquisition or stock acquisition (except in the ordinary course of business consistent with past practice) unless the manager shall derive at least two-thirds (2/3) of its consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business and no default shall result therefrom; (iii) not dispose of, or permit its subsidiaries to dispose of, assets, except as permitted by the CLI Funding II Credit Facility and related documents; and (iv) maintain a consolidated tangible net worth of at least $200 million.

Among other things, it shall be a default under the Management Agreement if a change of control, as contemplated by the Management Agreement, of Carlisle shall occur or if Carlisle ceases to carry on the whole, or substantially the whole, of its container leasing business. Additionally, among other things, it shall be a default if (i) unless waived by the lenders, Carlisle shall own less than all of the capital stock of CLI Funding II LLC or fail to have sole control of CLI Funding II LLC and legally and beneficially own less than 51% of the capital stock of CLI Funding II LLC, (ii) the outstanding balance of the loans at any time exceeds the borrowing base and such default is not remedied within 60 days or (iii) the utilization rate (which is a fraction, the numerator of which is the aggregate number of all containers which are then subject to a lease which is not a defaulted lease and the denominator is the aggregate number of all containers) is less than 60%. An event of default would result in termination of all loans under the CLI Funding II Credit Facility and all other amounts owing under the CLI Funding II Credit Facility and other loan documents to become immediately due and payable.

Further, each of the following shall constitute an early amortization event under the CLI Funding II Credit Facility: (i) an event of default shall exist, (ii) a manager default shall exist, (iii) the interest coverage ratio of the CLI Funding II, LLC is less than two hundred percent (200%); (iv) the three month average utilization rate is less than seventy percent (70%); the consolidated tangible net worth of Carlisle and its subsidiaries shall be less than $200 million; or (v) the aggregate note principal balance exceeds the borrowing base and such condition continues unremedied for ten days. During an early amortization event, among other things, revenues of CLI Funding II, LLC shall be used to prepay the unpaid principal balance of the loans.

CLI Funding III Credit Facility

On October 31, 2007, CLI Funding III LLC, a wholly-owned subsidiary of Carlisle, entered into a $300 million revolving loan credit agreement (the ‘‘CLI Funding III Credit Facility’’) with ING Bank N.V., DVB Bank N.V. and NIBC Bank N.V., as lenders, and ING Bank N.V., as administrative agent and collateral agent (the ‘‘Agent’’).

In connection with the CLI Funding III Credit Facility, Carlisle executed a guaranty, pursuant to which Carlisle guaranteed the punctual payment and performance when due by CLI Funding III LLC of its obligations under the CLI Funding III Credit Facility and the other related loan documents.

Pursuant to the terms of the CLI Funding III Credit Facility, CLI Funding III, LLC, as the borrower, entered into a Security Agreement with the Agent, pursuant to which the borrower pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of its obligations under the CLI Funding III Credit Facility and the other loan documents. The pledged assets include, among other things, direct finance lease receivables associated with certain container assets, the proceeds therefrom and certain related assets.

Additionally, pursuant to a Management Agreement, Carlisle is the manager of such assets and Carlisle and Interpool Container Services, Inc., as sub-servicer, have entered into a Sub-Servicing Agreement pursuant to which Interpool Container Services, Inc. was retained for the administration and servicing of such assets during a certain transition period. During such period, the sub-servicer has agreed to manage, market, lease and maintain such assets on behalf of the manager.

The facility has a two year commitment period, during which time CLI Funding III LLC may drawn down loans, followed by a term period, during which time the draw down amounts must be repaid prior to October 31, 2019.

The loans under the CLI Funding III Credit Facility bear interest at the LIBOR rate (as calculated by the administrative agent) determined for the applicable interest period, plus a margin. CLI Funding III LLC has also agreed to pay during the commitment period a 0.3% per annum commitment fee on the portion of the CLI Funding III Credit Facility that is available but not drawn down.

The proceeds of the loans under the CLI Funding III Credit Facility are to be used for the acquisition by the borrower of the collateral securing the loans and for other general business purposes.

At no time may the outstanding loans exceed the lesser of the aggregate commitments of the lenders and the borrowing base, which is based upon the most recent borrowing base report provided by CLI Funding III LLC and which at any time is equal to the sum in the aggregate of 85% of the net book value of the eligible containers that are not then subject to a defaulted finance lease. If the outstanding loans exceed the lesser of the aggregate commitments of the lenders and the borrowing base, then CLI Funding III LLC shall immediately repay the excess to the Agent for the lenders to reduce the unpaid principal balance of the loans or acquire additional finance leases, in each case to the extent necessary to cure such deficiency. If such amount is not paid in full within 45 days, it will constitute a default under the CLI Funding III Credit Facility.

Each of the CLI Funding III loan documents described above contains typical representations and covenants for loans of this type. With respect to the CLI Funding III Credit Facility, CLI Funding III LLC has agreed (i) not to incur indebtedness and/or liens against its assets and/or to make investments except to the extent permitted by the CLI Funding III Credit Facility, (ii) not to dispose of assets except as permitted by the CLI Funding III Credit Facility, (iii) not to merge or consolidate with any other person or effect any asset acquisition of a facility, division or line or business or acquisition of a majority of the voting stock of any person, except for ordinary course transactions, (iv) except as otherwise permitted by the CLI Funding III Credit Facility, not to engage in transactions with affiliates except on an arm’s-length basis in the ordinary course of business, (v) not to enter into any sale/leaseback transactions; and (vi) not to become party to any agreements or instruments other than the CLI Funding III loan documents, agreements for the disposition of containers and leases as permitted by the CLI Funding III loan documents and agreements for the sale or re-lease of a container made in accordance with the terms of the Management Agreement with Carlisle; (vii) not to make any expenditure for capital assets except for the acquisition of additional containers in accordance with the terms of the CLI Funding III loan documents and capital improvements to the containers made in the ordinary course of business and in accordance with the terms of the management agreement; (viii) not to create any subsidiaries; (ix) not to make any dividend or distribution if a default or event of default shall exist or would result therefrom, except that any such payments may be made to affiliates for services provided or products delivered pursuant to permitted affiliate transactions; (x) to keep the assets purchased with proceeds from this facility in good repair and working order and in use according to good operating practices; and (xi) to enter into an interest rate hedging agreement. A violation of any of these covenants could result in a default under the CLI Funding III Credit Facility.

With respect to the Management Agreement, Carlisle has agreed to (i) not become a party to or permit any of its subsidiaries to become a party to, any merger, amalgamation or consolidation, except as permitted by the Management Agreement, (ii) not be a party to any asset acquisition or stock acquisition (except in the ordinary course of business consistent with past practice) unless the manager shall derive at least two-thirds (2/3) of its consolidated revenue from the ownership or management of marine containers or any ancillary, related or complementary business and no default shall result therefrom; (iii) not dispose of, or permit its subsidiaries to dispose of, assets, except as permitted by the CLI Funding III Credit Facility and related documents; and (iv) maintain a consolidated tangible net worth of at least $200 million.

A default under the Management Agreement shall be deemed to have occurred if, among other things, a change of control, as defined in the Management Agreement, of Carlisle occurs or if Carlisle ceases to carry on, or is restricted by any governmental authority from conducting, its container leasing business.

Containership Segment

HSH Nordbank Facility

On May 18, 2007, SCT Containers Inc., our indirect, wholly-owned subsidiary, entered into a loan agreement (as amended on August 3, 2007, the ‘‘HSH Nordbank Facility’’) with the banks and financial institutions listed in the loan agreement and HSH Nordbank AG, as agent and security trustee, consisting of a $500 million loan facility to enable SCT Containers Inc. and its subsidiaries to finance or refinance the purchase price of certain containerships.

In connection with the HSH Nordbank Facility, certain subsidiaries of SCT Containers Inc. that own containerships, financed with the proceeds of the loan, have executed guarantees in favor of HSH Nordbank AG, pursuant to which they guarantee all of the obligations of SCT Containers Inc. under the HSH Nordbank Facility and other related loan documents. In addition, as security for the performance of its obligations, SCT Containers Inc. and certain of its subsidiaries have pledged assets in favor of HSH Nordbank AG, as the security trustee, including, among other things, the vessels financed with the proceeds of the loan and certain contracts, accounts and vessel charters relating thereto.

The HSH Nordbank Facility amortizes quarterly according to a schedule set forth in the loan agreement. Amounts outstanding under the HSH Nordbank Facility must be repaid on the earlier of the tenth anniversary of the final drawdown date (as calculated in accordance with the agreement) or when the corresponding ship reaches 20 years of age. However, SCT Containers Inc. is required to prepay the loan in full at the election of the lenders if there is a change of control, as defined in the HSH Nordbank Facility, with respect to SCT Holdings or SCT Containers Inc. In addition, the Company currently expects to repay approximately $117 million of debt outstanding under this facility that was drawn down to finance the purchase of two containerships by March 31, 2008.

The loans under the HSH Nordbank Facility bear interest at LIBOR plus a margin plus a mandatory cost rate calculated in accordance with the loan agreement by HSH Nordbank AG, as agent, designed to compensate lenders for certain compliance costs. SCT Containers Inc. is required by the loan agreement to pay a commitment fee pro rata to the lenders each year on the total available commitments.

The borrower may borrow funds under the HSH Nordbank Facility until August 2, 2008. The HSH Nordbank Facility contains typical representations and covenants for loans of this type. SCT Containers Inc. has agreed to, during the term of the loan, (i) maintain freely available cash, that is free of liens other than those created by the HSH Nordbank loan documents, in an amount not less than $250,000 for each containership which is the subject of a mortgage and not subject to a bareboat charter (subject to a maximum of $1.5 million or such lower amount approved by the agent), (ii) not charter in any containerships where the relevant bareboat charter would be for more than 12 months without the agent’s consent, (iii) own the entire beneficial interest of each containership owner free from any lien other than those created by the HSH Nordbank loan documents and not permit any liens over any other assets other than in the ordinary course of owning the containership owners, (iv) not dispose of its assets other than for full consideration in the ordinary course of business and otherwise in accordance with the HSH Nordbank Facility, (v) subject to certain exceptions, not incur any indebtedness and (vi) not pay any dividend if an event of default exists or would result therefrom. A violation of any of these covenants could result in a default, which would result in termination of all commitments and loans under the HSH Nordbank Facility and all other amounts owing thereunder and under the other loan documents becoming immediately due and payable.

In the event that the ratio of the amount of the loan outstanding to the aggregate appraised market value of the containerships then subject to a mortgage plus any additional security provided to the lenders and any cash sale proceeds or insurance proceeds in connection with a loss, taking or hijacking or theft of a containership then held in a security account is greater than 0.85 to 1.0, SCT Containers Inc. shall be required to provide additional security acceptable to the lenders, or prepay such part of the loan required to reduce such ratio to be equal to or less than 0.85 to 1.0. The appraised market value of each containership then subject to a mortgage shall be ascertained annually or at such other times as the agent may require. The foregoing minimum security covenant shall not apply in circumstances where (i) the aggregate number of actual contracted days for which each such containership is subject to a charter weighted according to the amount of the advance relating to such containership, less any drydockings, is greater than 18 months and (ii) the ratio of (a) the aggregate amount of charter hire payable to the relevant containership owners under all charters over the then next 12 month period, less operating costs and reasonable allowance for maintenance reserves, to (b) all projected interest and loan repayments accruing over the then next 12 month period based on the then current interest rate fixing projected forward, is greater than 1.2 to 1.0. Such ratios will be tested twice annually.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our articles of incorporation and bylaws as will be in effect upon the consummation of this offering. These descriptions may not contain all of the information that is important to you. To understand them fully, you should read our articles and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Please note that, with respect to any of our shares held in book-entry form through The Depository Trust Company or any other share depository, the depository or its nominee will be the sole registered and legal owner of those shares, and references in this prospectus to any ‘‘shareholder’’ or ‘‘holder’’ of those shares means only the depository or its nominee. Persons who hold beneficial interests in our shares through a depository will not be registered or legal owners of those shares and will not be recognized as such for any purpose. For example, only the depository or its nominee will be entitled to vote the shares held through it, and any dividends or other distributions to be paid, and any notices to be given, in respect of those shares will be paid or given only to the depository or its nominee. Owners of beneficial interests in those shares will have to look solely to the depository with respect to any benefits of share ownership, and any rights they may have with respect to those shares will be governed by the rules of the depository, which are subject to change from time to time. We have no responsibility for those rules or their application to any interests held through the depository.

Prior to completion of this offering, our articles of incorporation will be amended so that our authorized capital stock will consist of:

•	750,000,000 shares of common stock, par value $0.01 per share; and

•	100,000,000 preferred shares, par value $0.01 per share.

Upon completion of this offering, there will be outstanding                              shares of common stock (assuming no exercise of the underwriters’ over-allotment option) and no outstanding shares of preferred stock.

The following is a description of the material terms of our articles of incorporation and bylaws. We refer you to our articles of incorporation and bylaws, copies of which have been filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive right to vote for the election of directors and for all other purposes. Our articles of incorporation do not provide for cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors; provided, however, that pursuant to the Shareholders Agreement that we will enter into with the Initial Shareholders prior to the completion of this offering, we will be required to take all reasonable actions within our control (including nominating as directors the individuals designated by FIG that otherwise meet our reasonable standards for board nominations) so that up to a majority (depending upon the level of ownership of the Initial Shareholders) of the members of our board of directors are individuals designated by FIG.

Subject to any preference rights of holders of any preferred stock that we may issue in the future, holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of our preferred stock to prior distribution.

Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be validly issued, fully paid and nonassessable upon issuance against full payment of the purchase price for such shares.

Preferred Stock

Our board of directors has the authority, without action by our shareholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution, or convertible or exchangeable for shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Acquisition of Common Stock by Seacastle and Option to Require Sale of Shares

Our articles of incorporation and bylaws provide that we have the option, but not the obligation, to require a shareholder that is not a U.S. citizen or a qualified resident of the U.S. or of the other contracting state of an income tax treaty applicable to us or any of our subsidiaries (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) owning more than 5% of our issued and outstanding common stock to sell its shares of common stock for their fair market value to us, to other shareholders or to third parties if we determine, that failure to exercise our option would result in adverse tax consequences to us or any of our subsidiaries. Our right to require a shareholder to sell its shares will be limited to the purchase of a number of shares that our directors in the reasonable exercise of their discretion, determine is necessary to permit avoidance of those adverse tax consequences.

Shareholders Agreement

For a description of the Shareholders Agreement that we will enter into with the Initial Shareholders prior to the completion of this offering, see ‘‘Certain Relationships and Related Party Transactions – Shareholders Agreement.’’

Anti-Takeover Effects of Our Articles of Incorporation and Bylaws

The following is a summary of certain provisions of our articles of incorporation and bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Other Provisions of Our Articles of Incorporation and Bylaws

Our articles of incorporation provide for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our shareholders. The terms of the first, second and third classes will expire in 2008, 2009 and 2010, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, the BCA provides that shareholders are not entitled to cumulative votes in the election of directors unless our articles of incorporation provide otherwise. Our articles of incorporation do not provide for cumulative voting in the election of directors, and, in accordance with our bylaws the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. This classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be believed by our shareholders to be in their best interest. In addition, our bylaws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% percent of the voting interest of shareholders entitled to vote; provided, however, that for so long as the Initial Shareholders own a majority of our issued and outstanding common stock, directors may be removed with or without cause with the affirmative vote of a majority of the voting interest of shareholders entitled to vote.

Pursuant to our articles of incorporation, shares or our preferred stock may be issued from time to time, and board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See ‘‘— Preferred Stock.’’ Our bylaws also provide that our shareholders are specifically denied the ability to call a special meeting of the shareholders; provided, however, that for so long as the Initial Shareholders own at least 40% of our issued and outstanding common stock, any shareholders that collectively beneficially own at least 40% of our issued and outstanding common stock may call special meetings of our shareholders.

Ability of our Shareholders to Act

Our articles of incorporation and bylaws do not permit our shareholders to call special shareholders meetings; provided, however, that for so long as the Initial Shareholder own at least 40% of our issued and outstanding common stock, any shareholders that collectively beneficially own at least 40% of our issued and outstanding common stock may call special meetings of our shareholders. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 15 or more than 60 days before the date of such meeting, unless otherwise required by law.

Our articles of incorporation and bylaws allow any action required by the BCA to be taken by a meeting of our shareholders, and any action which may be taken at a meeting of our shareholders, may be taken without a meeting by unanimous written consent of all of our shareholders.

Our bylaws provide that nominations of persons for election to our board of directors may be made at any annual meeting of our shareholders, or at any special meeting of our shareholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our shareholders. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

Business Combinations

The BCA does not contain specific provisions regarding ‘‘business combinations’’ between companies organized under the laws of the Marshall Islands and ‘‘interested shareholders.’’ In general, such provisions, including, for example, under Section 203 of the Delaware General Corporation Law, prohibit a publicly held corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. We have not chosen to include any such provisions in our governing documents. This may make it easier for a third party to acquire an interest in some or all of us with the approval of only some of our shareholders, even though our other shareholders may not deem such an acquisition beneficial to their interests.

Sales, Leases, Exchanges or Other Disposition of All or Substantially All of the Corporation’s Assets

The BCA provides that any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the usual or regular course of business, must be approved by the board of directors and requires the affirmative vote of the holders of two-thirds of the shares of the corporation entitled to vote thereon (or if any class of shares is entitled to vote thereon as a class, the affirmative vote of the holders of a majority of the shares of each class of shares entitled to vote as a class thereon and of the total shares entitled to vote thereon). In such circumstances, the shareholders may also fix or may authorize the board to fix any or all terms and conditions of such disposition and the consideration to be received by the corporation therefor.

Dissenters’ Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and to receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of The Marshall Islands in which our Marshall Islands office is situated or in any appropriate jurisdiction outside the Marshall Islands in which our shares are primarily traded on a local or national securities exchange. The value of the shares of the dissenting shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders’ Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates. Under Marshall Islands law, the Company may require such a shareholder plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock of the Company and the shares owned by the plaintiff have a value of less than $50,000.

Limitations on Liability and Indemnification of Directors and Officers

Subject to certain limitations, the BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our articles of incorporation include a provision that eliminates the personal liability of directors or officers for monetary damages for actions taken as a director or officer to the fullest extent permitted by law.

Our articles of incorporation provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses

(including attorneys’ fees and disbursements and court costs) to our directors and offices and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Prior to completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation. These agreements together with the provisions of the BCA and in our articles of incorporation described above, may have the practical effect in some cases of eliminating our shareholders’ ability to collect monetary damages from our directors and executive officers.

Corporate Opportunity

Under our articles of incorporation, to the extent permitted by law:

•	the Initial Shareholders, and their respective subsidiaries and affiliates (referred to in this prospectus, collectively, as the ‘‘Significant Shareholders’’) have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•	if the Significant Shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our shareholders or affiliates; and

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•	in the event that any of our directors and officers who is also a director, officer or employee of any of the Significant Shareholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Significant Shareholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent

The registrar and transfer agent for our common stock is American Stock Transfer & Trust Company.

Listing

We intend to list our common stock on the NYSE under the symbol ‘‘SC.’’

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and bylaws and by the Business Corporation Act of the Republic of The Marshall Islands, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA provides that it is to be in interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as United States courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders’ rights:

Marshall Islands	Delaware
Shareholder Meetings
• Held at a time and place as designated in the bylaws.	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the Board of Directors.
• May be held within or outside of the Marshall Islands.	• May be held within or outside of Delaware.
• Notice:	• Notice:
•   Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting.
• Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	• Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Marshall Islands	Delaware
Shareholder’s Voting Rights
• Any action required to be taken at a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote.	• Any action which may be taken at meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitle to vote thereon were present and voted.
• Any person authorized to vote may authorize another person to act for him by proxy.	• Any person authorized to vote may authorize another person or persons to act for him by proxy.
• Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting.	• For non-stock companies, certificate of incorporation or bylaws may specify the number of members to constitute a quorum. In the absence of this, one-third of the members shall constitute a quorum.
• When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	• For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.
• The articles of incorporation may provide for cumulative voting in the election of directors.	• The certificate of incorporation may provide for cumulative voting.
• Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting.	• Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting.

•   Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation’s usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting.
• Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

Marshall Islands	Delaware
•   Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation.
• Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting.
• Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation or by law.	• Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides.
Directors
• Board must consist of at least one member.	• Board must consist of at least one member.
• Number of members can be changed by an amendment to the bylaws, by the shareholders, or by, if so authorized by the bylaws, action of the board under the specific provisions of a bylaw.	• Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors.
• If the board is authorized to change the number of directors, it can only do so by a majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director.	• If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate.
• Removal:	Removal:
• Any or all of the directors may be removed for cause by vote of the shareholders.	• Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.
• If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.	• In the case of a classified board, shareholders may effect removal of any or all directors only for cause.
Dissenter’s Rights of Appraisal
• Shareholder’s have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares.	• With limited exceptions, appraisal rights are available for the shares of any class or series of stock of a corporation in a merger or consolidation.

Marshall Islands	Delaware
• A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
• alters or abolishes any preferential right of any outstanding shares having preference; or
• creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
• alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.
Shareholder’s Derivative Actions
• An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	• In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law.
• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.
• Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic.
• Reasonable expenses including attorney’s fees may be awarded if the action is successful.

Marshall Islands	Delaware
• Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of common stock (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common stock and our ability to raise additional capital through a future sale of securities.

Upon completion of this offering, we will have              shares of common stock issued and outstanding (              shares if the underwriters exercise their over-allotment option in full). All of the              shares of our common stock sold in this offering (or              shares if the underwriters exercise their over-allotment option in full) will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by ‘‘affiliates’’ as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, approximately     % of our outstanding common stock (or     % if the underwriters’ over-allotment option is exercised in full) will be held by Fortress and members of our management and employees. These shares will be ‘‘restricted securities’’ as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, additional shares will be available for sale as set forth below.

In addition to the issued and outstanding shares of our common stock, we intend to file a registration statement on Form S-8 to register an aggregate of              shares of common stock reserved for issuance under our incentive programs. That registration statement will become effective upon filing, and shares of common stock covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement, subject to the lock-up agreements described above.

Lock-Up Agreements

We and our officers and directors, the Initial Shareholders and the remaining holders of substantially all of our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their shares of common stock or securities convertible into or exchangeable for shares during the period from the date of this prospectus continuing through the date 120 days after the date of this prospectus, except with the prior written consent of each of the representatives of the underwriters. This agreement does not apply to any existing incentive programs.

The 120-day restricted period described in the preceding paragraph will be automatically extended if (1) during the last 17 days of the 120-day restricted period we issue an earnings release or announce material news or a material event relating to us occurs or (2) prior to the expiration of the 120-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 120-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event, unless each of the representatives provides a written waiver of such extension. The representatives have no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case by case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our common stock, historical trading volumes of our common stock and whether the person seeking the release is an officer, director or affiliate of the Company.

All participants in the directed shares program described under ‘‘Underwriting’’ have also agreed to similar restrictions on the ability to sell their shares of common stock.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the date of this prospectus a person may sell within any three month period a number of shares of common stock that does not exceed the greater of:

•	one percent of the total number of shares of common stock then issued and outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of notice on Form 144 with respect to the sale subject to a requirement that any ‘‘restricted’’ shares have been beneficially owned for at least one year, including the holding period of any prior owner which was not an affiliate.

For purposes of applying this volume limit, sales by certain related persons and sales by persons acting in concert must be aggregated. In addition, sales under Rule 144 must be made in unsolicited brokers’ transactions and must be disclosed in a notice filing with the SEC.  For an affiliate, some of these requirements would also apply to sales of unrestricted shares.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An ‘‘affiliate’’ is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Rule 144(k)

Under Rule 144(k), a person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner other than an affiliate), is entitled to sell these shares under Rule 144(k) without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Securities issued in reliance on Rule 701, such as shares of our common stock acquired upon the exercise of options granted under our stock option plans, are also restricted and, beginning 90 days after the effective date of this prospectus, may be sold by shareholders other than our affiliates, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

Registration Rights

Pursuant to the Shareholders Agreement that we will enter into prior to completion of this offering, the Initial Shareholders and certain of their affiliates and permitted third-party transferees will have the right, in certain circumstances, to require us to register their shares of our common stock under the Securities Act for sale into the public markets at any time following the expiration of the 120-day lock-up period described above. The Initial Shareholders and certain of their affiliates and permitted third-party transferees will also be entitled to piggyback registration rights with respect to any future registration statement that we file for an underwritten public offering of our securities. Upon the effectiveness of such a registration statement, all shares covered by the registration statement will be freely transferable. If these rights are exercised and one or more Initial Shareholders sell a large number of shares of common stock, the market price of our common stock could decline. See ‘‘Certain Relationships and Related Party Transactions – Shareholders Agreement’’ for a more detailed description of these registration rights.

MATERIAL TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following is a discussion as to matters of the laws of the Marshall Islands, and the current laws of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Marshall Islands, and because all documentation related to this offering will be executed outside of the Marshall Islands, under current Marshall Islands law we will not be subject to tax in the Marshall Islands (other than a tonnage tax imposed at a rate of US$0.20 per registered ton with respect to our ships registered in the Marshall Islands and certain other de minimis fees) and you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a shareholder.  In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of our common stock, and you will not be required by the Marshall Islands to file a tax return relating to our common stock.

It is the responsibility of each shareholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of his or her investment in us.  Accordingly, each prospective shareholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters.  Further, it is the responsibility of each shareholder to file all state, local and non-US, as well as US federal tax returns that may be required of him or her.

Material United States Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations applicable to the purchase, ownership and disposition of shares of common stock by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This discussion deals only with our common stock held as capital assets by holders who purchase common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	regulated investment companies;

•	real estate investment trusts;

•	cooperatives;

•	tax-exempt entities;

•	insurance companies;

•	persons holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	partnerships or entities or arrangements treated as partnerships or other pass through entities for U.S. federal tax purposes (or investors therein); or

•	U.S. Holders (as defined below) whose ‘‘functional currency’’ is not the U.S. dollar.

Furthermore, this discussion is based upon the provisions of the Internal Revenue Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any state, local or non-U.S. tax considerations.

For purposes of this discussion, you will be considered a ‘‘U.S. Holder’’ if you beneficially own shares of our common stock and you are for U.S. federal income tax purposes one of the following:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You will be considered a ‘‘Non-U.S. Holder’’ if you beneficially own shares of our common stock and you are not a U.S. Holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If you are a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners generally will depend upon the status of such partners and your activities.

If you are considering the purchase of shares of our common stock, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as any consequences to you arising under state, local and non-U.S. tax laws.

Taxation of Seacastle

Seacastle expects that it will not be treated as engaged in a trade or business in the United States and thus will not be subject to U.S. federal income taxation. No assurances can be given, however, in this regard. Certain subsidiaries of Seacastle are, and certain other subsidiaries may be treated as engaged in a trade or business in the United States. Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is engaged in a trade or business in the United States is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is ‘‘effectively connected’’ with such trade or business. In addition, such non-U.S. corporation may be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

We expect that our Luxembourg subsidiary will be eligible to claim the benefits of the Luxembourg Treaty. Accordingly, dividends paid by Interpool to our Luxembourg subsidiary are expected to be eligible for a reduced rate of U.S. withholding tax of 5% under the Luxembourg Treaty. No assurances can be given, however, that our Luxembourg subsidiary will qualify each year for the benefits of the Luxembourg Treaty.

Although SHL may be treated as engaged in a trade or business in the United States, we expect that SHL generally will not earn income that is treated as effectively connected with a U.S. trade or business. Accordingly, we expect that SHL generally will not be subject to U.S. federal income taxation on a net income basis. No assurances can be given, however, that SHL will be able to avoid generating income (unless exempt from tax pursuant to Section 883 of the Internal Revenue Code as described below) that is effectively connected with a U.S. trade or business. We expect that SHL’s U.S. source leasing income with respect to bareboat charter and time charter leases generally will be subject to U.S. federal taxation, on a gross income basis, at a rate of not in excess of 4% as provided in Section 887 of the Internal Revenue Code. If, contrary to expectations, SHL were to be treated as having a fixed place of business in the United States involved in the earning of United States source gross transportation income and SHL did not comply with certain administrative guidelines of the IRS, such that 90% or more of SHL’s U.S. source leasing income with respect to bareboat charters were attributable to the activities of personnel based in the United States, SHL’s U.S. source leasing income with respect to bareboat leases could be treated as income effectively connected with the conduct of a trade or business in the United States. Likewise, if, contrary to expectations, SHL were to be treated as having a fixed place of business in the United States involved in the earning of United States source gross transportation income and SHL did not comply with certain administrative guidelines of the IRS, such that 90% or more of SHL’s U.S. source leasing income with respect to time charter leases were attributable to regularly scheduled transportation, SHL’s U.S. source leasing income with respect to time charter leases could be treated as income effectively connected with the conduct of a trade or business in the United States. In such case, SHL’s U.S. source leasing income with respect to bareboat leases, or time charter leases, as the case may be, would be subject to U.S. federal income taxation at a maximum rate of 35%. In addition, SHL would be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%.

Section 883 of the Internal Revenue Code provides an exemption from U.S. federal income taxation for income derived from ships used in international traffic by certain foreign corporations. To qualify for this exemption in respect of rental income, the lessor of the ship must be organized in a country that grants a comparable exemption to U.S. lessors (Marshall Islands does), and the direct and indirect shareholders of the lessor must satisfy certain residency and other reporting requirements. We do not expect to be able to qualify for this exemption at the time of this offering but may be able to do so in the future.

Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. Holder.

Dividends

Subject to the passive foreign investment company rules and the controlled foreign corporation rules discussed below, distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and will be includible in your gross income upon receipt. Distributions to you in excess of our earnings and profits will be treated first as a return of capital (with a corresponding reduction in your tax basis in the shares of common stock) to the extent of your tax basis in the common stock on which the distribution was made, and then as capital gain from the sale or exchange of such shares of common stock. Subject to the passive foreign investment company rules discussed below, dividends received for taxable years beginning on or before December 31, 2010 by non-corporate U.S. Holders on shares of certain foreign corporations may be subject to United States federal income tax at lower rates of taxation applicable to long-term capital gains (i.e., gains from the sale of capital assets held for more than one year) if certain conditions are met, including certain holding period requirements and the absence of certain risk reduction transactions.

Sale, Exchange or Other Taxable Disposition of Common Stock

Subject to the passive foreign investment company rules and the controlled foreign corporation rules discussed below, upon the sale, exchange or other taxable disposition of shares of common stock, you will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and your tax basis in the shares of common stock sold. Such gain or loss generally will be long-term capital gain or loss if your holding period with respect to such shares of common stock is more than one year at the time of its disposition. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status and Related Tax Consequences

A non-U.S. corporation will be classified as a ‘‘passive foreign investment company’’, or a PFIC for United States federal income tax purposes in any taxable year in which, after applying certain look-through rules, either at least 75% of its gross income is ‘‘passive income’’; or at least 50% of the average value of its gross assets is attributable to assets that produce ‘‘passive income’’ or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents other than rents derived from the active conduct of a trade or business, and gains from commodities and securities transactions. Based on certain estimates of Seacastle’s gross income and gross assets and the nature of Seacastle’s business, Seacastle does not expect that it will be a PFIC for its taxable year ending 31 December 2007. However, because PFIC status is based on Seacastle’s income, assets and activities for the entire taxable year, it is not possible to determine whether Seacastle will become a PFIC for the 2007 taxable year until after the close of the taxable year. Moreover, Seacastle must determine its PFIC status annually based on tests which are factual in nature and Seacastle’s status in future years will depend on its income, assets and activities in those years. Although Seacastle does not expect that its income, assets or activities will change in a manner that would cause Seacastle to be classified as a PFIC in the future, there can be no assurance that Seacastle will not be a PFIC for any future taxable year. If Seacastle were a PFIC, a US Holder that is not a 10% U.S. Holder (defined below) for any year in which Seacastle was both a PFIC and a CFC generally would be subject to imputed interest charges and other disadvantageous tax treatment (including the denial of the taxation of such dividends at the lower rates applicable to long-term capital gains, as discussed above under ‘‘—Dividends’’) with respect to any gain from the sale, exchange or other disposition of, and certain distributions with respect to our common stock.

Controlled Foreign Corporation Status and Related Tax Consequences

We expect that Seacastle and certain of its subsidiaries currently are CFCs for U.S. federal income tax purposes. Seacastle will be a CFC for any year in which U.S. Holders that each own (directly, indirectly or by attribution) at least 10% of Seacastle’s voting shares (each referred to in this prospectus as a ‘‘10% U.S. Holder’’) together own more than 50% of the total combined voting power of all classes of Seacastle’s voting shares or more than 50% of the total value of Seacastle’s shares. The classification of Seacastle as a CFC has many complex results, one of which is that if you are a 10% U.S. Holder on the last day of Seacastle’s taxable year, you will be required to recognize as ordinary income your pro rata share of certain income of Seacastle and its subsidiaries (including both ordinary earnings and capital gains) for the taxable year, whether or not you receive any distributions on your shares of common stock during that taxable year. In addition, special foreign tax credit rules would apply. Your adjusted tax basis in your shares of common stock would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would result in a corresponding reduction in your adjusted tax basis in your shares of common stock and would not be taxed again when you receive such distribution. Subject to a special limitation in the case of individual 10% U.S. Holders that have held their shares of common stock for more than one year, if you are a 10% U.S. Holder, any gain from disposition of your shares of common stock will be treated as dividend income to the extent of accumulated earnings attributable to such shares of common stock during the time you held such shares of common stock.

Information Reporting and Backup Withholding

In general, information will be reported to the IRS each year regarding the amount of any dividends on our common stock and the proceeds of any sale of our common stock paid to you during such year unless you are an exempt recipient (such as a corporation). A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or to make required certifications or you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you timely furnish the required information to the IRS.

If you are a U.S. Holder that owns more than 10% of the aggregate value of our common stock (or you are an officer or director of Seacastle and you are a United States citizen or resident) you may be required to file an information return on IRS Form 5471. A U.S. Holder that purchases common stock with cash generally will be required to file Form 926 with the IRS if (i) immediately after the transfers such investor holds, directly or indirectly, at least 10% of our voting shares, or (ii) the amount of cash transferred in exchange for shares of common stock during the 12-month period ending on the date of the transfer exceeds $100,000. In the event a U.S. Holder fails to file any such required form, such holder could be required to pay a substantial penalty. In addition, depending on your particular circumstances, you may be required to file certain other IRS information returns with respect to an investment in shares of common stock.

Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a Non-U.S. Holder. Special rules may apply to you if you are a CFC or a PFIC or are otherwise subject to special treatment under the Internal Revenue Code. In such case, you should consult your own tax advisor to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to you with respect to an investment in shares of common stock.

Dividends

You generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to the shares of common stock, unless that income is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is generally taxable only if it is attributable to a permanent establishment maintained by you in the United States.

Sale, Exchange or Other Taxable Disposition of Common Stock

You generally will not be subject to U.S. federal income tax or withholding tax with respect to any gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to a permanent establishment you maintain in the United States; or

•	if you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and you meet certain other requirements

If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other taxable disposition of shares of common stock under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition of shares of common stock that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

You may be required to establish your exemption from information reporting and backup withholding by certifying your status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you sell your shares of common stock to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your shares of common stock through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your shares of common stock through a non-U.S. office of a broker that is a U.S. person or that has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS. You should consult your own tax advisors regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding.

UNDERWRITING

Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of shares
Citigroup Global Markets Inc.
Bear, Stearns & Co. Inc.
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $         per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $         per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

We have granted to the underwriters an option to purchase up to             additional shares of common stock, exercisable for 30 days from the date of this prospectus, at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the over-allotment option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, our officers and directors, and certain of our other shareholders have agreed that, for a period of 120 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

At our request, the underwriters have reserved up to 10% of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the shares described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43 million and (3) an annual net turnover of more than €50 million, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of shares described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a ‘‘qualified investor’’ within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an ‘‘offer to the public’’ in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (‘‘Qualified Investors’’) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the ‘‘Order’’) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as ‘‘relevant persons’’). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

•	such offers, sales and distributions will be made in France only

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier or

•	to investment services providers authorized to engage in portfolio management on behalf of third parties or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

The underwriters have not offered or sold and will not offer or sell our common stock in Hong Kong SAR by means of this prospectus or any other document, other than to persons whose ordinary business involves buying or selling shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong SAR), and (2) unless it is a person who is permitted to do so under the securities laws of Hong Kong SAR, it has not issued or held for the purpose of issue in Hong Kong and will not issue or hold for the purpose of issue in Hong Kong SAR this prospectus, any other offering material or any advertisement, invitation or document relating to the common stock, otherwise than with respect to common stock intended to be disposed of to persons outside Hong Kong SAR or only to persons whose business involves the acquisition, disposal, or holding of securities, whether as principal or as agent.

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan, and it has not offered or sold and will not offer or sell, directly or indirectly, the common stock in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (2) in compliance with any other applicable requirements of Japanese law.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock, may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the Initial Shareholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

We have applied to have our common stock listed on the NYSE under the symbol ‘‘SC.’’ The underwriters have undertaken to sell shares of common stock to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the NYSE distribution requirements for trading.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by Seacastle
	No Exercise	Full Exercise
Per share	$	$
Total	$	$

In connection with the offering,              on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. ‘‘Covered’’ short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make ‘‘naked’’ short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters repurchase shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering will be $           .

Because affiliates of Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and Deutsche Bank Securities Inc. are lenders under certain of our credit facilities and other debt agreements with the Company, and will receive more than 10% of the net proceeds of this offering when we repay indebtedness under the Seacastle Revolving Credit Agreement, they may be deemed to have a ‘‘conflict of interest’’ with us under Rule 2710(c)(8) of the Financial Industry Regulatory Authority (‘‘FINRA’’). When a FINRA member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the initial public offering price may be no higher than that recommended by a ‘‘qualified independent underwriter,’’ as defined by FINRA. In accordance with this rule,                  has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter,                  has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We have agreed to indemnify                  against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

The underwriters or their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. For example, affiliates of Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc.

and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as lenders and, in some instances, agents under certain of our existing credit facilities. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Reeder & Simpson, P.C. of the Marshall Islands will pass upon the validity of the common stock and certain other legal matters with respect to the laws of the Republic of the Marshall Islands. Sullivan & Cromwell LLP is representing the underwriters in this offering. Skadden, Arps, Slate, Meagher & Flom LLP also represents Fortress on a variety of past and current matters.

EXPERTS

The consolidated financial statements and schedules of Seacastle Inc. (formerly FIF III CLI Holding Ltd.) (as the successor company) at December 31, 2006 and for the period from February 15, 2006 through December 31, 2006, and the consolidated financial statements and schedule of Container Leasing International LLC (as the predecessor company) at December 31, 2005 and for the period from January 1, 2006 through February 14, 2006, and for the years ended December 31, 2005 and 2004, appearing in the registration statement of which this prospectus forms a part, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Interpool, Inc. and its subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

We have obtained certain information used in this prospectus from Containerisation International and we have included such information in reliance upon the authority of Containerisation International as the source of such data.

The section in this prospectus entitled ‘‘Industry’’ and the subsections entitled ‘‘Global Containerised Trade’’ and ‘‘Containerships’’ have been reviewed by Clarkson Research Services Ltd., who has confirmed to us that such sections accurately describe the international containership industry, as indicated in the consent of Clarkson Research Services Ltd. filed as an exhibit to the registration statement on Form S-1 under the Securities Act of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We intend to make this information available on our website, www.seacastleinc.com.

GLOSSARY

The following are definitions of certain terms that are commonly used in the industry and in this prospectus.

Annual Survey.    The annual inspection of a vessel by a classification society, on behalf of a flag state.

Bareboat charter.    Also known as ‘‘demise charter.’’ The use of a vessel usually over longer periods of time ranging up to several years. All voyage related costs, including bunker and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, are the charterer’s responsibility. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Charter.    The hire of a vessel for a specified period of time for a fixed fee or to carry a cargo in a single vessel for a fixed fee from a loading port to a discharging port.

Charterer.    The individual or company hiring a vessel.

Charter hire.    A sum of money paid to the shipowner by a charterer for the use of a ship. Charter hire paid under an operating charter is also known as ‘‘freight.’’

Charter hire rate.    A fixed sum of money paid to the shipowner by a charterer under a time charter for the use of a vessel.

Charter in.    A lease of a vessel by which the owners of a vessel sublet or let the entire vessel, or some principal part of the vessel, to another party that uses the vessel for its own account under its charge.

Charter owner.    Owners of containerships that charter vessels to shipping service operators, known as liner companies, rather than directly operating container shipping services for shippers.

Chassis.    A rectangular, wheeled steel frame, generally 23½ or 40 feet in length, built specifically for the purpose of transporting a container over the road.

Chassis Pool.    Location where a series of chassis are grouped or pooled to be available for rent on a daily basis.

Commercial Management.    Includes the following functions:

(a)	providing voyage estimates and accounts of hire, freights, demurrage and moneys due from or due to charterers of the vessel;

(b)	opportunity agents;

(c)	arranging surveys associated with operation of the vessels, performing class reviews and physical inspections and making recommendations on vessel purchases.

Container.    A metal box structure of standard design, used to carry cargo in units. The standard measure of a container is a TEU.

Containership.    A ship specifically designed to carry containers that has cells into which the containers are lowered where they are held in place by uprights called cell guides.

Containerization.    Shipping systems based on large cargo-carrying containers ranging up to 53 feet long that can be easily interchanged between trucks, trains and ships without rehandling the contents.

Depot.    A location at which containers are stored and repaired by a third party. May also refer to the company that operates such a location.

Direct finance lease.    A type of lease in which the lessee has a bargain purchase option. It is an alternative way of financing an equipment purchase.

Drydock.    The removal of a ship for inspection and repair of those parts of a ship that are below the water line.

Dynamar.    Dynamar B.V., a provider of credit reports within the maritime sector.

Feeder.    A vessel which is part of a cargo network in which the larger and/or, faster vessels only call at the major ports at both ends of the area being covered and the smaller ports are served by the smaller feeder vessels which transfer the cargo to and from the major port terminals. This process keeps the larger vessels filled closer to capacity and spares them the expense and loss of time loading and unloading cargo in the smaller ports.

Flag.    The nationality of a ship, that is the country in which the ship is registered.

Fully cellular containership.    A vessel specifically designed to carry international standards organization, or ISO, standard containers, with cell-guides under deck and necessary fittings and equipment on deck.

General cargo ship.    This older type of cargo ship generally has ‘tween decks for mixed general cargo, tanks for liquid cargo, and maybe some refrigerated capacity. Also has deep holds for bulk cargo. Usually the hatch openings are too small for below deck container stowage, but containers can be stacked on the deck. The general cargo ship often has its own cranes and derricks for loading and discharging cargo.

Generator Set.    Portable diesel fueled generators used to power refrigerated containers.

High cube.    A type of container that is taller than a standard container. A high cube is 9’ 6’’ tall as opposed to the 8’ 6’’ tall standard container.

Hull.    Shell or body of a ship.

IMO.    International Maritime Organization, a United Nations agency that deals mainly with the safety of navigation and the prevention of pollution of the marine environment.

Intermodal transport.    The movement of goods in one and the same loading unit or vehicle which uses successively several modes of transport without handling of the goods themselves in changing modes. For example, a container move that includes transport by both ship and road (via chassis).

ISO.    Acronym for International Organization for Standardization.

KG.    Stands for Kommanditgesellschaft and represents a German partnership entity that has been historically active in the investment in containers and ships as well as other businesses and asset classes.

Liner companies.    A company that transports cargo to and from designated ports on a regular schedule.

Newbuilding.    A newly constructed vessel.

Off-hire.    The period in which a vessel is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, drydocking and surveys, whether or not scheduled.

On-hire.    The activity in which a customer receives a unit and puts the unit on its lease, beginning billing for the unit. An on-hire involves a customer physically picking up a unit from a depot. On-hire may also refer to the state of a unit that is currently leased out to a customer.

Orderbook.    A reference to outstanding orders for the construction of vessels.

Panamax.    A vessel capable of transiting the Panama Canal.

Post-Panamax.    A vessel with a beam of more than 33 meters that cannot transit the Panama Canal.

Refrigerated container (‘‘Reefer’’).    Controlled temperature container suitable for chilled or frozen cargoes. Also referred as reefer container. A reefer container can be a porthole (must be fitted with or to refrigerating equipment) or an integral (has built-in refrigeration equipment).

Replacement value.    Financial asset TEU value multiplied by new-build container price annualized at the survey date.

Ro-Ro.    Roll-On Roll-Off vessels. These vessels are designed for wheeled or tracked cargo that can load itself onboard. Cargo generally drives onto through decks via ramps, rather than being lifted through hatches.

Technical Management.    Includes the following functions:

(a)	provision of crew for maintenance and operation of ship

(b)	arrangement and supervision of drydockings, repairs, alterations and upkeep of a vessel

(c)	arrangement of necessary stores, spares and lube oil

(d)	appointment of surveyors and technical consultants

(e)	development, implementation and maintenance of safety system in accordance with ISM code.

TEU.    Twenty-foot equivalent unit, the international standard measure for containers and containership capacity.

Time charter.    The use of the vessel either for a number of months or years or for a trip between specific delivery and redelivery positions, known as a trip charter. The charterer pays all voyage related costs. The owner of the vessel receives semi-monthly charter hire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel. Any delays at port or during the voyage are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Ton.    A metric ton.

Index to Financial Statements

Contents

Seacastle Inc. (Formerly FIF III CLI Holding, Ltd.) – Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-3
Consolidated Balance Sheets at December 31, 2005 (Predecessor) and December 31, 2006 (Successor)	F-4
Consolidated Statements of Operations for the years ended December 31, 2004 and 2005 and for the periods from January 1, 2006 through February 14, 2006 (Predecessor) and February 15, 2006 through December 31, 2006 (Successor)	F-5
Consolidated Statements of Changes in Members’ Interest for the years ended December 31, 2004 and 2005 and for the periods from January 1, 2006 through February 14, 2006 (Predecessor) and Consolidated Statement of Changes in Shareholders’ Equity for the period February 15, 2006 through December 31, 2006 (Successor)	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2005 and for the periods from January 1, 2006 through February 14, 2006 (Predecessor) and the period February 15, 2006 through December 31, 2006 (Successor)	F-8
Notes to Consolidated Financial Statements	F-9
Schedule II Valuation and Qualifying Accounts for the years ended December 31, 2006, 2005 and 2004	F-31
Seacastle Inc. (Formerly FIF III CLI Holding, Ltd.) – Unaudited Consolidated Financial Statements
Consolidated Balance Sheets at December 31, 2006 and September 30, 2007 (Successor)	F-32
Consolidated Statements of Operations for the periods from January 1, 2006 through February 14, 2006 (Predecessor) and February 15, 2006 through September 30, 2006 (Successor) and the nine months ended September 30, 2007 (Successor)	F-33
Consolidated Statement of Shareholders’ Equity for the nine months ended September 30, 2007 (Successor)	F-34
Consolidated Statements of Cash Flows for the periods from January 1, 2006 through February 14, 2006 (Predecessor) and February 15, 2006 through September 30, 2006 (Successor) and the nine months ended September 30, 2007 (Successor)	F-35
Notes to Unaudited Consolidated Financial Statements	F-36
INTERPOOL, INC. – YEAR END FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm	F-65
Consolidated Balance Sheets at December 31, 2005 and 2006	F-66
Consolidated Statements of Income for the Years Ended December 31, 2004, 2005 and 2006	F-67
Consolidated Statements of Changes in Stockholders’ Equity for the Years Ended December 31, 2004, 2005 and 2006	F-68
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2005 and 2006	F-69
Notes to Consolidated Financial Statements	F-70

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
    Seacastle Inc. (formerly FIF III CLI Holding, Ltd.)

We have audited the accompanying consolidated balance sheet of Seacastle Inc. (formerly FIF III CLI Holding, Ltd.) (the ‘‘Successor Company’’) as of December 31, 2006 and the related consolidated statements of operations, shareholders’ equity and cash flows for the period from February 15, 2006 to December 31, 2006 and the consolidated balance sheet of Container Leasing International LLC (the ‘‘Predecessor Company’’) as of December 31, 2005 and the related consolidated statements of operations, members’ interest and cash flows for the period January 1, 2006 to February 14, 2006 and the years ended December 31, 2005 and 2004. Our audits also included the financial statement schedule listed in the index at F-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Standards Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Successor Company consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Seacastle Inc. at December 31, 2006, and the consolidated results of operations and cash flows for the period February 15, 2006 to December 31, 2006 in conformity with U.S. generally accepted accounting principles. Further, in our opinion the Predecessor Company consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of Container Leasing International, LLC, at December 31, 2005 and the consolidated results of its operations and its cash flows for the period January 1, 2006 to February 14, 2006 and the years ended December 31, 2005 and 2004 in conformity with U.S. generally accepted accounting principles. Also in our opinion the related financial statement schedule when considered in relation to the basic financial statements taken as a whole, presents fairly in all material resepects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York
September 10, 2007

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Balance Sheets
(dollars in thousands, except for share amounts)

	Predecessor	Successor
	December 31, 2005	December 31, 2006
Assets
Cash and cash equivalents	$15,697	$12,088
Restricted cash	7,869	15,962
Accounts receivable, net of allowance for doubtful accounts of $2,929 and $3,035	17,213	21,712
Net investment in finance leases	177,062	171,714
Leasing equipment, net of accumulated depreciation of $258,437 and $54,027	593,035	843,401
Goodwill	16,876	15,309
Other assets	30,109	18,221
Total assets	$857,861	$1,098,407
Liabilities and shareholders’ equity/partnership interest
Liabilities
Trade payables	$5,880	$43,553
Accrued expenses and other liabilities	15,098	20,512
Debt and capital lease obligations:
Due within one year	71,002	68,500
Due after one year	546,633	720,667
Total liabilities	$638,613	$853,232
Shareholders’ equity/members’ interest
Members’ contribution	47,500	—
Common shares, $.01 par value, 331,348,558 shares authorized, 34,072,293 shares issued and outstanding, at December 31, 2006	—	341
Additional paid-in capital	—	241,547
Members’ interest	171,877	—
Retained earnings	—	3,614
Accumulated other comprehensive loss	(129)	(327)
Total shareholders’ equity/members’ interest	219,248	245,175
Total liabilities and shareholders’ equity/members’ interest	$857,861	$1,098,407

The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Statements of Operations
(dollars in thousands, except for share and per share amounts)

	Predecessor			Successor
	Year ended December 31,		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006
	2004	2005
Revenue:
Equipment leasing revenue	$125,900	$130,714	$15,962	$122,342
Finance revenue	14,529	16,692	2,088	14,027
Other revenue	4,053	3,283	155	2,053
Total revenue	144,482	150,689	18,205	138,422
Expenses:
Direct operating expenses	5,320	7,934	790	5,889
Selling, general and administrative expenses	36,554	37,390	3,627	20,021
Depreciation of leasing equipment	42,348	48,461	6,812	55,723
Impairment on assets held for sale	—	557	—	3,912
Fair value adjustment for derivative instruments	(12,755)	(10,434)	(3,527)	—
Goodwill impairment	—	38,900	—	—
Interest expense	32,243	36,920	5,196	39,490
Interest (income)	(65)	(339)	(80)	(862)
Loss on retirement of debt	—	—	—	7,631
Other (income) expense, net	(3,113)	(4,069)	581	2,966
Total expenses	100,532	155,320	13,399	134,770
Income (loss) before provision for income taxes	43,950	(4,631)	4,806	3,652
Provision for income taxes	—	—	—	38
Net income (loss)	$43,950	$(4,631)	$4,806	$3,614
Net income per common share:
Basic				$0.11
Diluted				$0.11
Weighted average number of common shares outstanding – Basic				33,404,368
Weighted average number of common hares outstanding – Diluted				33,404,368
The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Statements of
Changes in Members’ Interest (Predecessor)
(dollars in thousands, except for share amounts)

	Members’ Interest		Accumulated Other Comprehensive Income (Loss)	Total Comprehensive Income (Loss)	Membership Interest Total
	Marubeni America Corp.	MAC Lease Holdings, Inc.

Balance, January 1, 2004	$188,653	$1,905	$—	$—	$190,558
Distribution to Members	(6,000)	—	—	—	(6,000)
Comprehensive income:
Net income	43,510	440	—	$43,950	43,950
Balance, January 1, 2005	226,163	2,345	—		228,508
Distribution to Members	(4,500)	—	—	—	(4,500)
Comprehensive income:
Net (loss)	(4,585)	(46)	—	(4,631)
Other comprehensive income/(loss):
Foreign currency translation			(129)	(129)
Total comprehensive income (loss)				$(4,760)	(4,760)
Balance, January 1, 2006	217,078	2,299	(129)		219,248
Comprehensive income:
Net income	4,758	48	—	4,806
Other comprehensive income:
Foreign currency translation			146	146
Total comprehensive income				$4,952	4,952
Balance, February 14, 2006	$221,836	$2,347	$17		$224,200

The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Statement of Shareholders’ Equity (Successor)
(dollars in thousands, except for share amounts)

	Common Shares		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount
Shareholders’ equity, February 15, 2006 (commencement of operations)	$—	$—	$—	$—	$—	$—	$—
Issuance of shares of common shares	33,134,854	331	224,673	—	—	—	225,004
Capital contributions	—	—	14,996	—	—	—	14,996
Comprehensive income:
Net income	—	—	—	3,614	—	3,614	—
Other comprehensive (loss):
Net change in fair value of derivatives	—	—	—	—	(204)	(204)	—
Foreign currency translation	—	—	—	—	(123)	(123)	—
Total comprehensive income	—	—	—	—	—	3,287	3,287
Purchase of common shares by employees	185,001	2	1,338	—	—		1,340
Issuance of common share to employees	752,438	8	(8)	—	—		—
Amortization of common share based payments	—	—	548	—	—		548
Balance, December 31, 2006	34,072,293	$341	$241,547	$3,614	$(327)		$245,175

The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Statements of Cash Flows
(dollars in thousands)

	Predecessor			Successor
	Year ended December 31,		Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006
	2004	2005
Cash flows from operating activities
Net income	$43,950	$(4,631)	$4,806	$3,614
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	45,316	51,369	7,208	57,492
Loss on retirement of debt	—	—	—	7,631
Fair value adjustments on derivative instruments	(12,755)	(10,434)	(3,527)	—
Goodwill impairment	—	38,900	—
Loss (gain) on sale of leasing equipment	(321)	898	(2)	3,134
Impairment on assets held for sale	—	557	—	3,912
Common share based compensation charge	—	—	—	548
Deferred income taxes	—	—	—	47
Changes in assets and liabilities:
Lease receivable	(1,803)	(2,779)	(612)	(397)
Receivable from unconsolidated affiliates	1,482	(47)	111	—
Other assets	1,404	(1,303)	(131)	(6,367)
Trade payables	(168)	328	(928)	(12)
Accrued expenses and other liabilities	(1,642)	(6,728)	(1,086)	219
Net cash provided by operating activities	$75,463	$66,130	$5,839	$69,821
Cash flows from investing activities
Proceeds from sale of leasing equipment	1,807	4,095	582	7,888
Collections on net investment in direct financing leases, net of interest earned	14,569	19,829	603	18,383
Acquisition of Carlisle, net of cash acquired	—	—	—	(201,116)
Purchase of investments	(783)	(720)	—	—
Investment in unconsolidated affiliates	(1,203)	(1,601)	(221)	—
Increase in restricted cash	(2,059)	(3,782)	(2,206)	(15,962)
Proceeds from sale of investments	—	9,943	—	—
Purchase of leasing equipment	(131,800)	(94,607)	(4,505)	(111,161)
Investment in finance leases	(29,236)	(53,169)	—	(15,662)
Purchase of fixed assets	(897)	(959)	(28)	(477)
Net cash used in investing activities	$(149,602)	$(120,971)	$(5,775)	$(318,107)
Cash flows from financing activities
Proceeds from bank debt	200,500	164,800	118,000	1,248,000
Repayments of bank debt	(115,975)	(92,169)	(96,500)	(1,112,619)
Principal payments under capital lease obligations	(5,543)	(5,990)	(25,035)	(116,381)
Purchase of common shares by employees	—	—	—	1,340
Distribution to members	(6,000)	(4,500)	—	—
Capital contribution	—	—	—	14,996
Issuance of common shares	—	—	—	225,004
Net cash provided/(used) by financing activities	$72,982	$62,141	$(3,535)	$260,340
Effect of changes in exchange rates on cash and cash equivalents	—	—	(4)	34
Net (decrease)/increase in cash and cash equivalents	(1,157)	7,300	(3,475)	12,088
Cash and cash equivalents, beginning of period	9,554	8,397	15,697	—
Cash and cash equivalents, end of period	$8,397	$15,697	$12,222	$12,088
Supplemental disclosures of cash flow information
Interest paid	$37,513	$35,668	$2,879	$35,855

The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

1.    Description of the Business and Basis of Presentation

Successor

Seacastle Inc., a company incorporated on June 26, 2007 in the Marshall Islands and its subsidiaries (the ‘‘Company’’, or the ‘‘Successor’’), became the parent company of Seacastle Operating Company Ltd. on June 29, 2007 and is in the business of investing in intermodal containers used by shipping and transportation companies, both domestically and internationally. The majority of the Company’s business is derived from leasing its equipment to shipping line customers through a variety of long-term and short-term contractual leasing arrangements. The Company is owned by certain private equity funds, which are managed by an affiliate of Fortress Investment Group LLC, (the ‘‘Fortress Funds’’).

Predecessor

Container Leasing International LLC, also known as Carlisle Leasing International, LLC (‘‘Carlisle’’ or ‘‘Predecessor’’), is a limited liability company organized under the laws of the State of New York. Prior to February 15, 2006, Marubeni America Corporation (‘‘MACC’’) and MAC Lease Holdings, Inc. (‘‘MACLH’’), a wholly-owned subsidiary of Marubeni America Corporation, were the owners of Carlisle. MACC and MACLH owned a 99% and 1% membership interest in Carlisle, respectively.

Carlisle Acquisition

The Company received proceeds of $225 million from funds managed by an affiliate of Fortress in exchange for 33,134,854 shares of its common stock. On February 15, 2006, the Company used these proceeds to purchase the interests of MACC and MACLH in Carlisle. The acquisition of Carlisle is referred to as the ‘‘Carlisle Acquisition.’’ The Carlisle Acquisition was accounted for using the purchase method of accounting, and, accordingly, the consideration paid has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. The excess of the consideration paid over the estimated fair value of the net assets acquired and liabilities assumed of $15,309 was allocated to goodwill of which $5,000 will not be deductible for income tax purposes. There are no contingent payments, options or commitments specified in the acquisition agreements. All purchase price allocations are final. The following table sets forth the final allocation of the purchase price in connection with the Carlisle Acquisition:

Accounts receivable	$20,695
Leasing equipment	752,192
Finance lease receivables	175,003
Goodwill	15,309
Other assets	11,113
Trade payables	(4,293)
Accrued expenses and other liabilities	(7,074)
Total before debt	962,945
Debt assumed	(761,829)
Cash paid for the Carlisle Acquisition, net of cash acquired	$201,116

The following unaudited pro forma information presents the results of operations of the Company as if the Carlisle Acquisition had taken place at the beginning of each respective period. The pro forma financial information is not necessarily indicative of the actual results of operations had

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

the transaction been effected on the assumed dates. The following is the unaudited pro forma information for the periods indicated:

	Year ended December 31, 2005	Year ended December 31, 2006
	(unaudited)	(unaudited)
Total revenues	$158,823	$157,628
Net income (loss)	(4,158)	8,504

The pro forma net income amounts reflect the following items: (i) adjustments to depreciation expense arising from the valuation of the leasing equipment as a result of the purchase price allocation from the Carlisle Acquisition, (ii) increase in net loss (gain) on sale of leasing equipment associated with the fair value adjustments to leasing equipment under the purchase method of accounting and (iii) adjustments relating to the purchase of an additional 50% interest in two 50%-owned joint venture companies, including the elimination of equity interest income and the inclusion of 100% of the results of operations for the joint ventures.

Seacastle Inc.

Seacastle Inc. was formed on June 26, 2007 for the purpose of becoming the parent company of Seacastle Operating Company Ltd., formerly FIF III CLI Holding Ltd. (‘‘Seacastle Operating’’), the parent company of Container Leasing International LLC (see Note 18 Subsequent Events). On June 29, 2007, Seacastle Operating acquired two subsidiaries of certain Fortress Funds. Subsequently, the shareholders of Seacastle Operating transferred their respective ownership interests in Seacastle Operating to Seacastle Inc. in exchange for shares of Seacastle Inc. Fortress Funds respective ownership percentages in Seacastle Inc. immediately after the exchange of shares was the same as their respective ownership percentages immediately prior to the exchange. Prior to the transfer, Seacastle Inc. was a shell holding company, with no operations or assets. The transfer of shares of Seacastle Inc. for Seacastle Operating was accounted for as an acquisition under common control and an equity recapitalization and therefore, Seacastle Inc.’s equity structure has been retroactively applied to the historical periods of Seacastle Operating in these financial statements. In addition, for presentation purposes, the financial statements presented for Seacastle Operating have been renamed ‘‘Seacastle Inc.’’ to reflect the name of the ongoing entity.

2.    Summary of Significant Accounting Policies

The nature of operations and the significant accounting policies used by the Company and its subsidiaries in the preparation of the accompanying consolidated financial statements are summarized below. The Company’s accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (‘‘US GAAP’’).

Principles of Consolidation

As a result of the Carlisle Acquisition, the financial information for the period after February 14, 2006 represents that of the Successor. Prior to and including February 14, 2006, the consolidated financial statements include the accounts of the Predecessor. Due to the change in the basis of accounting resulting from the application of purchase accounting, the Predecessor consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable.

The Company’s Consolidated Financial Statements include the accounts of the Company and subsidiaries more than 50% owned or otherwise controlled by the Company. All significant intercompany transactions have been eliminated in consolidation.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

Certain investments in which the Company does not own a majority interest or otherwise control are accounted for using the equity method of accounting.

Business Combinations

A component of our growth strategy has been to acquire and integrate businesses that complement our existing operations. We account for business combinations in accordance with Statement of Financial Accounting Standard No. 141, Business Combinations (‘‘SFAS No. 141’’). Under SFAS No. 141, we allocate the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the date of purchase. The difference between the purchase price and the fair value of the net assets acquired is recorded as goodwill.

The fair value of an acquired business is determined based on valuations performed if necessary. We believe the estimated fair value determined for our acquisitions and allocated to assets acquired and liabilities assumed are based on reasonable assumptions. Such assumptions are not certain and may not be indicative of actual performance. Therefore, actual results could differ from those estimates.

Goodwill

The Company accounts for goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (‘‘SFAS No. 142’’). SFAS No. 142 requires goodwill and other intangible assets with indefinite lives to be reviewed for impairment annually or more frequently if circumstances indicate a possible impairment. In December 2005, the Company (Predecessor) accepted an offer from the Fortress Investment Group to sell all of the assets of the Company for $216 million subject to certain purchase price adjustments. The transaction closed on February 15, 2006 at a purchase price of $214.5 million. The Company considered the acceptance of the offer to be a triggering event under SFAS No. 142 and accordingly performed a test to determine whether or not an impairment of goodwill should be recongized. As a result of the test, the Company recognized a goodwill impairment of $38.9 million in its Consolidated Statement of Operations for the year ended December 31, 2005. The annual impairment test was performed by the Company (Successor) at September 30, 2006. The Company’s review of goodwill as of September 30, 2006 indicated that no impairment of goodwill had occurred.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results may differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents includes all cash balances and highly liquid investments having original maturities of three months or less at the time of purchase.

Restricted Cash

Restricted cash consists of cash that is held by the Company in the form of maintenance deposits and security deposits received from lessees pursuant to the terms of various lease agreements and rent collections held in lockbox accounts pursuant to the Company’s credit facilities and asset-backed securitization agreements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

Leasing Equipment

Leasing equipment consists of containers and complementary equipment. Leasing equipment is recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. The estimated useful lives for the Company’s leasing equipment are 12 years for generators sets, 15 years for containers and 20 years for other complementary equipment from the date of service for both Predecessor and Successor. The Company arrives at the residual values of its leasing equipment as a percentage of the original book value of the equipment. The residual percentage of 10% for containers and complementary equipment represents the Company’s best estimate of the future fair market value of the asset at the end of its useful economic life and is based in part on its prior history. Leasing equipment includes components of containers that are to be assembled for their intended use and are accounted for using the specific identification method. Such components amounted to $16.0 million and $89.9 million at December 31, 2005 and 2006, respectively. Cost incurred to place the new equipment into service, including costs to transport the equipment to its initial on-hire location, are capitalized. The Company recognizes repair and maintenance costs that do not extend the lives of the assets as incurred and includes them in direct operating expenses in the Consolidated Statements of Operations.

Net Investment in Finance Leases

The amounts reported as net investment in finance leases are recorded at the aggregate future lease payments, including any purchase options granted to customers, less unearned income. Interest from these leases is recognized over the term of the lease using the effective interest method as a component of leasing revenue.

Leasehold Improvements and Other Fixed Assets

Leasehold improvements are capitalized and amortized over a term that is the lesser of the useful economic life of the improvement or the expected duration of the lease term. Other fixed assets, which include computer hardware and software are depreciated and amortized at useful lives ranging from 3 to 5 years.

Assets Held for Sale

In accordance with Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (‘‘SFAS No. 144’’), assets held for sale are stated at the lower of carrying value or fair value less estimated costs to sell.

Assets held for sale are not depreciated and related deferred costs are not amortized. Subsequent changes to the asset’s fair value, either increases or decreases, are recorded as adjustments to the carrying value of the leasing equipment; however, any such adjustment would not exceed the original carrying value of the assets held for sale. At December 31, 2005 and 2006, $430 and $4,339 of assets held for sale are included in Other assets on the Consolidated Balance Sheets.

Sales of Leasing Equipment

The Company records the gains and losses from the sales of leasing equipment as part of Other (income) expense, net on the Consolidated Statement of Operations. Gains and losses are recognized upon completion of the sale based upon the sales price and the book value of the equipment. Gains and (losses) on sales of leasing assets was $321, $(898), $2, and $(3,134) for the years ended December 31, 2004 and 2005 and the periods January 1, 2006 through February 14, and the period February 15, 2006 through December 31, 2006, respectively.

Impairment of Long-Lived Assets

In accordance with SFAS No. 144, the Company reviews its long-lived assets for impairment when indicators of impairment exist. Impairment exists when the carrying value of a long-lived asset group

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

exceeds the sum of the related undiscounted cash flows. The Company’s review for impairment includes considering the existence of impairment indicators including third party appraisals of the Company’s equipment, adverse changes in market conditions for specific long-lived assets and the occurrence of significant adverse changes in general industry and market conditions that could affect the fair value of the Company’s equipment. When indicators of impairment suggest that the carrying value of long-lived assets may not be recoverable, the Company determines whether SFAS No. 144’s impairment recognition criteria have been met by evaluating whether the carrying value of the asset group exceeds the related undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. The preparation of the related undiscounted cash flows requires the use of assumptions and estimates, including the level of future rents, the residual value expected to be realized upon disposition of the assets, estimated downtime between re-leasing events and the amount of re-leasing costs.

If the Company determines that the carrying value may not be recoverable, the Company will assess the fair values of the assets. In determining the fair value of the assets, the Company considers market trends, published values for similar assets, recent transactions of similar assets and quotes from third party appraisers. If the carrying amount of an asset group exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Allowance for Doubtful Accounts

The Company’s allowance for doubtful accounts is determined based upon a review of the collectibility of its receivables on a customer-by-customer basis. The determination of the amount of the allowance for the doubtful accounts of each of these customers is based upon several factors including: their Dynamar rating, their prior payment history, discussions with their management, and current events involving the customer that could have financial implication. For all remaining accounts, we apply a delinquency factor, based upon prior history, to the total amount due in order to determine the allowance for doubtful accounts. The delinquency factor represents our best estimate of those accounts that will become uncollectible. Changes in economic conditions may require a re-assessment of the risk and could result in additions or deductions to the allowance for doubtful accounts. The Company believes that the allowance for doubtful accounts is adequate to provide for credit losses inherent in its existing receivables portfolio.

Concentration of Credit Risk

Equipment leases and trade receivables subject the Company to potential credit risk. The Company extends credit to its customers based upon an evaluation of the customer’s financial condition and credit history. During the year ended December 31, 2006, the Company’s top 10  customers represented approximately 74% of its consolidated billings of customers. Also, as of December 31, 2006, approximately 8% of accounts receivable and 9% of the net investment in finance leases were from customers outside of the United States.

Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities (‘‘SFAS No. 133’’). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value and establishes criteria for both the designation and effectiveness of hedging activities.

In order to reduce interest rate risk, the Company has and may enter into interest rate swap agreements from time to time, whereby the Company receives floating rate payments in exchange for fixed rate payments, effectively converting a floating rate borrowing to a fixed rate. The Company

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

intends to mitigate only the risk related to changes in the benchmark interest rate (LIBOR). The Company does not enter into derivative financial instruments for trading or speculative purposes.

The Company faces credit risk if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

Predecessor

In the Predecessor period, the Company did not qualify for hedge accounting in recognizing gains and losses on its interest rate swaps. As such, for the years ended December 31, 2004 and 2005 and for the period from January 1, 2006 through February 14, 2006, interest rate swap contracts used by the Company to economically hedge its interest rate risks were marked to market through earnings in the Consolidated Statements of Operations.

Successor

In the Successor period, the Company began applying hedge accounting on its interest rate swaps. As such, as of February 15, 2006, for interest rate swap contracts that are designated and then qualify as cash flow hedges for the period, the effective portion of the derivatives gain or loss is reported as a component of and marked to market through Accumulated other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative is reported in current earnings in the Company’s Statements of Operations.

To qualify for cash flow hedge accounting, interest rate swaps must meet certain criteria, including (1) the items to be hedged expose the Company to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing the Company’s exposure to interest rate risk, and (3) with respect to an anticipated transaction, the transaction is probable. In addition, the hedging relationship must be properly documented. Effectiveness is periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and the items being hedged.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of net income and other gains and losses, net of income taxes, if any, affecting shareholder’s equity that, under US GAAP, are excluded from net income. At December 31, 2006, such amounts consisted of the effective portion of fluctuations in the fair value of derivatives designated as cash flow hedges and at December 31, 2005 and 2006 other comprehensive income included foreign currency translation gains and losses relating to the Company’s foreign subsidiaries.

Deferred Financing Costs

Deferred financing costs represent the fees incurred in connection with the financing of the Company’s debt obligations and are amortized over the estimated term of the obligations using the straight-line method.

Revenue Recognition — Operating Leases

The Company enters into long-term leases primarily with ocean carriers. In the majority of its transactions with ocean carriers the Company acts as the lessor of containers for a specified period of time and at a specified per diem rate. Revenue is recognized on a straight-line basis over the life of the respective lease.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

Revenue Recognition — Finance Leases

The Company enters into finance leases as lessor of equipment that it owns. In most instances, the leases include a bargain purchase option to purchase the leased equipment at the end of the lease term. The net investment in finance leases represents the receivables due from lessees, net of unearned income. Unearned income is recognized on an effective interest basis over the life of the lease term and is recorded as finance revenues in the Consolidated Statements of Operations.

Revenue Recognition — Other Revenue

Other Revenues includes fee income earned for third party positioning of equipment and income earned on lessee paid repairs and maintenance. In accordance with Emerging Issues Task Force (the ‘‘EITF’’) No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (‘‘EITF No. 99-19’’), the Company recognizes billings to customers for damages incurred and certain other pass-through costs as other revenue in the Consolidated Statements of Operations. The Company recognizes gross revenues from these pass-through costs as the Company is the primary obligor with respect to purchasing goods and services from third parties; the Company generally has the discretion in selection of the repair service provider; and the Company generally has the credit risk because the services are purchased prior to reimbursement being received.

The Company accounts for initial direct costs in the acquisition of leases in accordance with SFAS No. 13 Accounting for Leases (‘‘SFAS No. 13’’). In certain circumstances the Company will prepay commissions to salespeople when new lease agreements are executed. The Company amortizes those prepayments over the shorter of the initial lease term or the earliest point that the lease may be terminated.

Share-Based Compensation

The Company accounts for share-based compensation in accordance with SFAS No. 123(R), Share-Based Payment (‘‘SFAS No. 123(R)’’). Pursuant to SFAS No. 123(R), the Company recognizes compensation cost relating to share-based payment transactions in the consolidated financial statements based on the fair value of the equity instruments issued. The Company uses the straight-line method of accounting for compensation cost on share-based payment awards that contain pro-rata vesting provisions.

Income Taxes

Predecessor

The Predecessor was treated as a partnership for US tax purposes. The Predecessor did not provide for US or foreign income taxes since all partnership income losses and credits were allocated to the members for inclusion in their individual corporate income tax returns.

Successor

The Company provides for income taxes of its taxable subsidiaries under the provisions of SFAS No. 109, Accounting for Income Taxes (‘‘SFAS No. 109’’). SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributed to differences between the US GAAP and tax basis of existing assets and liabilities using enacted rates applicable to the periods in which the differences are expected to affect taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount estimated by the Company to be realizable.

Foreign Currency Translation

The net assets and results of operations of foreign subsidiaries included in the consolidated financial statements are primarily attributable to the Company’s European and Asian operations. The

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

accounts of these subsidiaries have been translated at the rates of exchange in effect at the respective period ends for the balance sheets and at a weighted average of the exchange rates for the respective periods for the income statements. The effects of changes in exchange rates in translating foreign subsidiaries’ financial statements are included within accumulated other comprehensive income on the Consoldiated Balance Sheets.

New Accounting Pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157 Fair Value Measurements. (‘‘SFAS No. 157’’). The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands additional disclosures about fair value measurements. SFAS No. 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants. The Statement nullifies the consensus reached in EITF Issue No. 02-3 prohibiting the recognition of day one gain or loss on derivative contracts (and hybrid instruments measured at fair value under SFAS No. 133 as modified by SFAS No. 155) where the Company cannot verify all of the significant model inputs to observable market data and verify the model to market transactions. However, SFAS No. 157 requires that a fair value measurement technique include an adjustment for risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model if market participants would also include such an adjustment. SFAS No. 157 will require the Company to consider the effect of its own credit standing in determining the fair value of its liabilities. In addition, SFAS No. 157 prohibits the recognition of ‘‘block discounts’’ for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market. The requirements of SFAS No. 157 are to be applied prospectively, except for changes in fair value measurements that result from the initial application of SFAS No. 157 to existing derivative financial instruments measured under EITF Issue No. 02-3 (‘‘EITF No. 02-3’’), existing hybrid instruments measured at fair value, and block discounts, which are to be recorded as an adjustment to opening retained earnings in the year of adoption. The Company expects to adopt SFAS No. 157 on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 157.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Options for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115 (‘‘SFAS No. 159’’), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating if it will elect the fair value option for any of its eligible financial instruments and other items.

As of January 1, 2007, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN No. 48’’). FIN No. 48 clarifies the accounting for uncertain tax positions in accordance with SFAS No. 109. FIN No. 48 requires that a tax position meet a ‘‘more-likely-than-not threshold’’ for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet a more-likely-than-not recognition threshold will result in either a reduction of current or deferred tax assets, and/or recording of current or deferred tax liabilities. The impact of adoption on January 1, 2007 is not material to the Company’s consolidated financial statements.

3.    Lease Activity

Our container leases are ‘‘triple net’’, requiring the lessee to maintain, insure and pay taxes on the equipment until return, at no cost to the lessor. Typical lease provisions allocate all risk of loss to the lessee, requiring the lessee to indemnify the lessor against all risks, claims, or causes of actions

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

arising from the leasing, operation, maintenance, repair, possession or control of the equipment. The lessee is responsible for compliance with all laws and regulations, including all environmental risk. The lessee is further responsible for loss or damage to the equipment, however caused, subject to normal wear or tear. The Lessee must defend and hold harmless the lessor in the event of any claims for loss or damage to the equipment, cargo, or third parties occurring while leased. The lease terms that are variable, and can change based on the lease type, are the per diem rates, the length of the lease and the redelivery locations and quantities that may be redelivered to such locations. However, the general governing terms and conditions of the lease remain the same whether the lease is short-term, long-term or a direct finance lease, and whether the lease is for the initial term or a renewal. The Company had no amounts of contingent rental in any periods presented.

Equipment Leasing Revenue

The Company has noncancelable operating leases relating to leasing equipment, under which it will receive future minimum rental payments as follows:

2007	$117,564
2008	86,931
2009	64,206
2010	52,316
2011	32,596
Thereafter	33,032
$386,645

Our leases do not include step rent provisions nor do they include escalation clauses, capital improvement funding or other concessions.

Finance Revenue

The Company enters into finance leases. These leases generally provide that, after a stated lease term, the lessee has the option to purchase the equipment, typically for amounts below the estimated fair market value of the equipment, at the time the purchase option becomes exercisable. Unguaranteed residual values are included in the Company’s Net investment in finance leases on the Consolidated Balance Sheets. Under the terms of these leases, the substantive risks and rewards of equipment ownership are passed to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The principal component is equal to the cost or carrying amount of the leased property. The interest component is equal to the gross cash flows charged to the lessee less the principal component. The Company recognizes the interest component, which is calculated using the effective interest method over the term of the lease as finance revenue. The principal component of the lease payment is reflected as a reduction to the net investment in the finance leases. As of December 31, 2005 and 2006, the Company had unguaranteed residual values for leasing equipment on direct finance leases of $201 and $6,774, respectively.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

Receivables under these finance leases are collectible through 2016 as follows:

	Total Lease Receivable	Unearned Lease Income	Net Lease Receivable
2007	$36,934	$14,792	$22,142
2008	33,549	12,705	20,844
2009	28,733	10,766	17,967
2010	26,768	9,178	17,590
2011	28,326	7,432	20,894
Thereafter	84,053	11,776	72,277
	$238,363	$66,649	$171,714

The following is a summary of the components of the Company’s net investment in finance leases as of December 31, 2005 and 2006:

	At December 31, 2005	At December 31, 2006
Total minimum lease payments to be received	$252,817	$238,363
Less unearned income	(75,755)	(66,649)
Net investment in finance leases	$177,062	$171,714

4.    Leasing Equipment

Containers and complementary equipment primarily consist of container assets that are being or will be leased to third parties. Leasing equipment also includes components of containers that once assembled are to be leased to third parties in the amount of $15,953 and $89,914 at December 31, 2005 and December 31, 2006, respectively.

In trade payables at December 31, 2005 and 2006 are $5,049 and $41,893, respectively, due on purchases of leasing equipment. There is an additional accrual for leasing equipment purchases in accrued expenses and other liabilities of $1,477 and $12,272 at December 31, 2005 and December 31, 2006, respectively.

As of December 31, 2006, the Company has no assets under capital lease as the capital leases held by the Predecessor were terminated as part of the Carlisle Acquisition. As of December 31, 2005, the Predecessor held leasing equipment with a book value of $31,515, which was under a capital lease.

In February 2006, $108.7 million of leasing equipment was recorded by the Company in conjunction with the Fortress acquisition. These assets previously qualified for operating lease treatment and payments to the lessor were recorded as rental expense. Due to the amended terms of the lease agreement requiring the Company to purchase the assets at the end of the term, the Company recorded a capital lease asset and liability.

As mentioned in Note 5, the Company has debt obligations that are collateralized by the Company’s leasing equipment. As of December 31, 2005 and 2006, net assets pledged to back the debt was $341,602 and $669,458, respectively.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

5.    Borrowings

The following is a summary of the Company’s borrowings as of the dates indicated:

	As of December 31,
	2005	2006
Revolving Credit Facility (RCF I)
Interest rate of LIBOR/Term Federal Funds plus 1.75%, terminated in August 2006	$174,000	$—
Revolving Credit Facility (RCF II)
Maturing on August 24, 2008 at interest rate of LIBOR/Term Federal Funds plus 0.75%	—	77,000
Term Loan
Maturing on various dates through March 31, 2006 at interest rate of LIBOR/Term Federal Funds plus 1.25%	28,600	—
2003 Asset Backed Securitization
Series 2003-1 Notes: Maturing on various dates through December 2018 at interest rate of 30 day LIBOR plus 0.46%, terminated in August 2006	240,000	—
Series 2003-2 Notes: Maturing on various dates through December 2021 at interest rate of 30 day LIBOR plus 0.38%, terminated in August 2006	150,000	—
2006 Asset Backed Securitization
Series 2006-1 Notes: Maturing on various dates through August 2021 at interest rate of 30 day LIBOR plus 0.18%	—	662,167
Series 2006-2 Notes: Maturing on various dates through August 2018 at interest rate of commercial paper plus 0.28%	—	50,000
Obligations under capital leases	25,034	—
Total debt	617,634	789,167
Less current maturities	(71,002)	(68,500)
Long term debt less current maturities	$546,632	$720,667

Revolving Credit Facility (RCF I)

The Company had a four-year syndicated senior secured revolving credit facility (‘‘RCF I’’) that allowed for maximum borrowings of $185,000. This facility was terminated on August 24, 2006, at which time $128,000 was outstanding. The weighted average interest rate on this facility for the period from January 1, 2006 through August 24, 2006 was 7.19%.

Revolving Credit Facility (RCF II)

The Company replaced RCF I with a new two-year senior secured revolving credit facility (‘‘RCF II’’) that allows for maximum borrowings of $100,000. Remaining capacity under RCF II was $23,000 at December 31, 2006. The RCF includes a $10,000 sub-limit for letters of credit allowing the Company to issue letters of credit under this facility. The RCF II bears interest equal to the LIBOR or Federal Funds rate plus applicable margin. The applicable margin for each interest period ranges from 0.75% to 1.25% based on current advance rate. Advance rate is defined by the total current amount outstanding or ‘‘amount advanced’’ divided by the current assets secured, or ‘‘the borrowing base’’ under the facility. Interest rate was LIBOR plus 0.75% as of December 31, 2006. The weighted average interest rate on this facility for the period from August 24, 2006 through December 31, 2006 was 6.26%.

Term Loan

In 2001, the Company secured a borrowing of $40,000 in the form of a secured amortizing term loan (‘‘Term Loan’’) which matured on March 31, 2006. The Term Loan called for quarterly

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

repayments of 1.5% of the principal balance beginning June 30, 2001, with the remaining principal to be paid at maturity. The outstanding balance on this facility at December 31, 2005 was $28,600. Upon maturity on March 31, 2006, $28,600 was outstanding. The weighted average interest rate on this facility for the year ended December 31, 2005 was 4.50% and for the three months ended March 31, 2006 was 5.80%.

Asset-Backed Securitization Programs

The Company’s asset-back securitizations are accounted for as secured borrowings. Accordingly, the assets and liabilities under these programs are recorded on the Company’s Consolidated Balance Sheets. Borrowings and repayments of secured indebtedness are included in cash flows from financing activities in the Company’s Consolidated Statements of Cash Flows.

Series 2003-1 and 2 Notes

Effective December 15, 2003, the Company entered into an asset-backed securitization facility (the ‘‘2003 ABS’’) pursuant to which it contributed certain eligible containers, together with the related leases, to CLI Funding I, LLC, a special purpose entity (the ‘‘SPE’’) which is a wholly-owned consolidated subsidiary of the Company, whose primary business activity is to issue asset-backed notes. On December 15, 2003, CLI Funding issued $300,000 in asset backed floating rate notes (the ‘‘Series 2003-1 Notes’’). The Series 2003-1 Notes accrued interest at the rate of one-month LIBOR plus 0.46% per annum. In connection with the Series 2003-1 Notes, the Company transferred approximately $354,000 of its assets to the SPE, which in turn pledged those assets to secure the Series 2003-1 Notes. Additional credit enhancement for the Series 2003-1 Notes was provided by a financial guarantee policy issued by Ambac Assurance Corporation. This policy guaranteed the timely payment of interest and principal of the Series 2003-1 Notes. These borrowings were an obligation of the SPE and not the Company, and the lenders’ recourse in respect of the borrowings are generally limited to the collections that the SPE receives on the assets. At December 31, 2005, $240,000 was outstanding under the Series 2003-1 Notes. The Series 2003-1 Notes were prepaid and terminated on July 18, 2006, at which time $225,000 was outstanding.

Effective December 15, 2003 the SPE entered into a floating rate revolving facility (the ‘‘Series 2003-2 Notes’’) under the 2003 ABS facility. The Series 2003-2 Notes provide up to $150,000 of borrowing capacity to support future fleet expansion. To facilitate the payment of the Series 2003-1 Notes in July of 2006, the borrowing capacity of the Series 2003-2 Notes was increased to $600,000. Commitments to fund the Series 2003-2 Notes were provided by noteholders who had access to commercial paper rated at least A-1 or P-1 by Standard and Poor’s and Moody’s, respectively. The Series 2003-2 Notes had a one-year revolving period that proceeds a term period in which the outstanding balance amortized in equal monthly installments. The Series 2003-2 Notes had a legal final maturity of December 2021. At December 31, 2005, the outstanding balance under the Series 2003-2 Notes was $150,000. Prior to termination of the 2003 ABS, in order to comply with the terms of the debt agreement, the Company was permitted to increase the borrowing limit under Series 2003-2 Notes and use the proceeds to repay the Series 2003-1 Notes. Subsequently, the Company prepaid and terminated the Series 2003-2 Notes on August 24, 2006, at which time $595,000 was outstanding.

The weighted average interest rate on the Series 2003-1 Notes and Series 2003-2 Notes for the year ended December 31, 2005 was 5.23% and for the period from January 1, 2006 to August 24, 2006 was 5.55%.

On August 24, 2006, the Company terminated the 2003 ABS, entered into a new asset-backed securitization facility (‘‘2006 ABS’’), and issued $685,000 in asset-backed floating rate notes (the ‘‘Series 2006-1 Notes’’). Pursuant to the 2006 ABS, the Company contributed certain eligible containers, together with related leases, to SPE. The Series 2006-1 Notes accrue interest at the rate of

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

one-month LIBOR plus 0.18% per annum. Additional credit enhancement for the Series 2006-1 Notes is provided by a financial guarantee policy issued by Ambac Assurance Corporation. This policy guarantees the timely payment of interest and principal of the Series 2006-1 Notes. Standard and Poor’s and Moody’s rate the Series 2006-1 Notes AAA and Aaa, respectively. These borrowings are an obligation of the SPE and not the Company, and the lenders’ recourse in respect of the borrowings and are generally limited to the collections that the SPE receives on the assets. At December 31, 2006, $662,167 was outstanding under the Series 2006-1 Notes.

Effective August 24, 2006 the SPE entered into a floating rate revolving facility (the ‘‘Series 2006-2 Notes’’) under the 2006 ABS facility. The Series 2006-2 Notes provide up to $50,000 of borrowing capacity to support future fleet expansion.Commitments to fund the Series 2006-2 Notes are provided by noteholders who must have access to commercial paper rated at least A-1 or P-1 by Standard and Poor’s and Moody’s, respectively. The Series 2006-2 Notes have a two-year revolving period that precedes the term period in which the outstanding balance amortizes in equal monthly installments. The Series 2006-2 Notes have a legal final maturity of December 2023. At December 31, 2006, the outstanding balance under the Series 2006-2 Notes was $50,000.

The weighted average interest rate on the Series 2006-1 Notes and Series 2006-2 Notes for the period from August 24, 2006 through December 31, 2006 was 5.26%.

The aggregate amount of debt maturing subsequent to December 31, 2006 is as follows:

2007	$68,500
2008	147,167
2009	73,500
2010	73,500
2011	73,500
Thereafter	353,000
$789,167

Capital Lease Obligations

The Company entered into a series of capital leases with various financial institutions to finance the purchase of containers. The total capital lease obligation was $25,034 as of December 31, 2005. These capital lease obligations were repaid in January 2006. The weighted average interest rate for capital leases for the year ended December 31, 2005 was 7.94%.

On February 1, 2006, the Company modified an existing operating lease agreement, which provided for an automatic purchase of title of the equipment at the end of the lease term. As a result, on the date of the modification, the Company began classifying the lease as a capital lease. As such, the Company recognized the related assets and capital lease obligation in the Company’s Balance Sheets. On July 31, 2006, the Company paid $116,381 to settle the capital lease obligation, whereupon the lease was terminated. The Company had no capital lease obligations as of December 31, 2006.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

6.    Commitments and Contingencies

The Company has entered into certain container operating leases that require the Company to pay operating and repair expenses. The leases contain renewal options at lease termination and purchase options at fixed percentages of the fair market value of the property at the beginning of each lease. For the years ended December 31, 2004 and 2005 and for the periods from January 1, 2006 through February 14, 2006 and February 15, 2006 through December 31, 2006, the total rental expense incurred by the Company under these leases was approximately $18,761, $18,311, $1,560 and $334, respectively, which is included as Selling, general, and administrative expenses in the Consolidated Statements of Operations.

The Company leases its office premises under operating leases with remaining terms of up to five years. Rental expense for the years ended December 31, 2004 and 2005 and for the periods from January 1, 2006 through February 14, 2006 and February 15, 2006 through December 31, 2006 was $745, $741, $95 and $658, respectively.

The minimum lease payments required by the office leases as of December 31, 2006 are as follows:

2007	$883
2008	749
2009	559
2010	186
2011	97
Thereafter	292
$2,766

As of December 31, 2006 the Company had entered into commitments to purchase leasing equipment for approximately $7,986.

The Company is subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. The Company may spend significant financial and managerial resources to defend itself against such claims, even when they are without merit. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company, its financial condition, results of operations or cash flows.

7.	Income Taxes

Predecessor

The Predecessor was treated as a partnership for U.S. tax purposes. The Predecessor did not provide for U.S. or foreign income taxes since all partnership income losses and credits were allocated to the partners for inclusion in their corporate income tax returns.

Successor

Income taxes have been provided based upon the tax laws and rates in countries in which our operations are conducted and income is earned. Seacastle Inc. owns 100% of Seacastle Operating Company Ltd. (formerly FIF III CLI Holding Limited). Seacastle Operating Company Ltd., a Bermuda corporation, is not subject to income tax in Bermuda. The Company received an assurance from the Bermuda Minister of Finance that it would be exempted from local income, withholding and

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

capital gains tax until March 2016. The provision for income taxes recorded relates to the income earned by certain subsidiaries of the Company which are located in or earned income in jurisdictions that impose income taxes, primarily in the United States and Denmark.

The Company’s income is sourced to the United States based on effectively connected income (‘‘ECI’’). The sources of income from operations before income taxes were as follows:

For the Period from February 15, through December 31, 2006
U.S. operations	$109
Non-U.S. operations	3,505
Total	$3,614

The following table sets forth the income tax expense for the period indicated:

For the Period from February 15, through December 31, 2006
Current Taxes:
Federal	$—
State	3
Foreign	—
$3
Deferred taxes:
Federal	$29
State	6
Foreign	—
$35
Total	$38

The Company has U.S. Federal net operating loss carryforwards of approximately $3.3 million at December 31, 2006. These losses will expire in 2026. The Company expects to fully apply these losses against future taxable income that will be generated through the reversal of temporary differences, mainly accelerated depreciation, prior to their expiration.

In addition, the Company through its Denmark subsidiary – CLI Domestic & Resale Group (Europe) ApS (‘‘CDRG’’), has net operating loss carryforwards of approximately $600 at December 31, 2006. These losses will expire beginning in 2025. The Company is not certain when it will recognize taxable income at CDRG and therefore the Company has recognized a full valuation allowance against these net operating loss carryforwards.

The following table reconciles federal income taxes computed at the statutory rate with income tax (benefit) expense for the period indicated:

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

For the Period from February 15, through December 31, 2006
Federal income taxes at statutory rate	35.0%
State income taxes (net of federal income tax benefit)	0.3
Non-U.S. net operations	(35.4)
Other	1.2
Effective income tax rate	1.1%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. Deferred income tax assets and liabilities are included in Other assets and Accrued expenses and other liabilities, respectively, in the Consolidated Balance Sheets.

Deferred income taxes and liabilities are comprised of the following:

At December 31, 2006
Deferred income tax assets:
Net operating loss carry forwards	$1,481
Accrued liabilities	31
Less: valuation allowance	(148)
$1,364
Deferred income tax liabilities:
Accelerated depreciation	$(1,380)
Goodwill amortization	(19)
$(1,399)
Net deferred income tax liability	$(35)

8.    Defined Contribution Plan

The Company has established a defined contribution plan covering substantially all of its eligible employees. The Company matches 100% of the employees’ contribution up to 6% of their compensation, and has the option of contributing an additional percentage of employee compensation to the plan at the end of each fiscal year. The Predecessor and the Company contributed $280, $350, $143 and $411 to the plan in the years ended December 31, 2004 and 2005 and for the periods from January 1, 2006 through February 14, 2006 and February 15, 2006 through December 31, 2006, respectively. In the years ended December 31, 2004 and 2005 and the periods from January 1, 2006 through February 14, 2006 and February 15, 2006 and December 31, 2006 the Predecessor and the Company also made discretionary contributions in the amount of $155, $143, $154 and $154, respectively to the plan.

9.    Long-term Incentive Plan

The Company had a long-term incentive plan designed to attract and retain key personnel. The Company invested its own funds in marketable securities and treated them as trading securities for accounting purposes under Statement of Financial Accounting Standards No. 115 Accounting for Certain Investments in Debt and Equity Securities. Trading securities are reported at fair market value with both unrealized and realized gains and losses included in within the Consolidated Statements of Operations. For the years ended December 31, 2004 and December 31, 2005, the total deferred

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

compensation expense recognized by the Company was $636 and $683, respectively. The expense was included in Selling, general and administrative expenses on the Consolidated Statements of Operations. In December 2005, the Company elected to liquidate the plan and made distributions to eligible participants based on the terms of the deferred compensation agreement.

10.    Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (‘‘SFAS No. 107’’) requires disclosure of the estimated fair value of the Company’s financial instruments, excluding leasing transactions accounted for under Statement of Financial Accounting Standards No. 13, Accounting for Leases (‘‘SFAS No. 13’’). The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instrument.

Cash and cash equivalents

For short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Accounts receivable

The carrying value of accounts receivable is considered to be a reasonable estimate of fair value based on their short-term nature.

Accounts payable and accrued expenses

The carrying value of accounts payable and accrued expenses is considered to be a reasonable estimate of fair value based on their short-term nature.

Debt and capital securities

The fair value of the Company’s debt and capital securities was based on quoted market prices where available. For those borrowings with floating interest rates, estimated fair value generally approximates their carrying value.

11.    Derivatives and Hedging Activities

Derivatives held by the Company are stated at fair value. There are no quoted market prices available, therefore, fair value is estimated based on quotes provided by the counterparties utilizing valuation models.

As a party to interest rate swaps, the Company is exposed to credit risk due to the possible non-performance by obligors and counterparties to the interest rate swaps. The Company manages credit risk by monitoring the creditworthiness of its counterparties. The counterparties to these agreements are highly rated financial institutions. In the event that the counterparties fail to meet the terms of the interest rate swap contracts, the Company’s exposure is limited to the interest rate differential on the notional amount at each monthly settlement period over the life of the agreements. The Company does not anticipate any non-performance by the counterparties.

Interest Rate Swaps

The Company enters into interest rate swaps to hedge its exposure to interest rate risk. Interest rate swap contracts generally represent the contractual exchange of fixed and floating rate payments of

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

a single currency, based on a notional amount and an interest reference rate. Notional amounts indicate the extent of the Company’s involvement in the interest rate swaps and do not measure the Company’s exposure to credit or market risks and do not necessarily represent the amounts exchanged by the parties to the interest rate swaps. Notional amounts are not included in the Consolidated Balance Sheet and generally exceed the future cash requirements related to interest rate swaps.

Currently, the average period of time over which the Company is hedging exposure to the variability in future cash flows is 8.2 years.

The Company recognized gains in its Consolidated Statements of Operations in relation to interest rate swaps of $12,755, $10,434 and $3,527 for the years ended December 31, 2004 and 2005 and for the period from January 1, 2006 through February 14, 2006, respectively.

As of December 31, 2005, the Company had in place interest rate swap contracts to fix the floating interest rates on a portion of the borrowings under its debt facilities as summarized below:

Derivatives recorded in other assets:

Swap Date	Notional Amount	Fixed Leg Interest Rate	Term	Fair Value at December 31, 2005
Pay Fixed Receive Floating
August 18, 2003	$39,167	4.1450%	10 years – amortizing	$848
December 15, 2003	$111,146	4.2990%	10 years – amortizing	1,961
December 18, 2003	$15,000	4.5400%	7 years – non-amortizing	157
March 31, 2004	$150,000	4.6400%	12.8 years – amortizing	1,115
				$4,081

Derivatives recorded in accrued expenses and other liabilities:

Swap Date	Notional Amount	Fixed Leg Interest Rate	Term	Fair Value at December 31, 2005
February 1, 2000	$4,768	6.9400%	7 years – amortizing	$(116)
July 24, 2000	$500	5.5300%	5.8 years – amortizing	(2)
October 26, 2001	$29,688	5.5800%	10 years – amortizing	(721)
July 2, 2001	$10,575	7.4500%	4.5 years – amortizing	(10)
February 28, 2002	$21,283	6.4300%	4.5 years – amortizing	(37)
May 31, 2002	$15,057	6.2900%	4.5 years – amortizing	(5)
				($891)

As of December 31, 2005, the Company had in place fair value interest rate swap contracts as summarized below:

Swap Date	Notional Amount	Fixed Leg Interest Rate	Term	Fair Value at December 31, 2005
December 31, 2003	$21,283	4.1050%	3 years – amortizing	$(310)
December 31, 2003	$15,057	4.1050%	3 years – amortizing	(439)
				($749)
				($1,640)

Successor

For the period from February 15, 2006 through December 31, 2006, interest rate swap contracts used by the Company that qualified as cash flow hedges were marked to market through accumulated

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

other comprehensive income in the Consolidated Balance Sheets. As of December 31, 2006, the Company had an accumulated comprehensive loss of $204 relating to interest rate swaps. The ineffective portion relating to the Company’s cash flow hedges for the period from February 15, 2006 through December 31, 2006 of $1,535 is reflected in interest expense in the Consolidated Statement of Operations.

As of December 31, 2006, the Company had in place interest rate swap contracts to fix the floating interest rates on a portion of the borrowings under its debt facilities as summarized below:

Derivatives recorded in other assets:

Designation Date	Notional Amount	Fixed Leg Interest Rate	Term	Fair Value at December 31, 2006
February 15, 2006	$34,167	4.1450%	7.7 years – amortizing	$919
February 15, 2006	$97,833	4.2990%	7.8 years – amortizing	2,360
June 30, 2006	$15,000	4.5400%	4.5 years – non-amortizing	234
February 15, 2006	$150,000	4.6400%	12.8 years – amortizing	2,460
February 21, 2006	$52,500	4.9200%	7.8 years – amortizing	139
February 21, 2006	$100,000	4.9500%	10.8 years – amortizing	293
August 24, 2006	$183,610	4.9475%	4.6 years – amortizing	212
November 20, 2006	$50,000	4.9450%	9.6 years – amortizing	208
				$6,825
Derivatives recorded in accrued expenses and other liabilities:

Designation Date	Notional Amount	Fixed Leg Interest Rate	Term	Fair Value at December 31, 2006
August 24, 2006	$18,556	5.2950%	9.8 years – amortizing	$(1,059)
February 15, 2006	$25,500	5.5800%	10 years – amortizing	(355)
				$(1,414)

The Company may, at its discretion, terminate or dedesignate any such interest rate swap agreements prior to maturity. At that time, any unrealized gains or losses previously reported in Accumulated other comprehensive income/(loss) on termination would continue to amortize into Interest expense or Interest income to correspond to the recognition of Interest expense or Interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative included in Accumulated other comprehensive income/(loss) at the time of termination of the debt would be recognized in the Consolidated Statements of Operations at that time.

12.    Shareholders’ Equity and Share Based Payments

Restricted Stock Awards

In October of 2006, the Board ratified grants of 752,438 restricted shares provided for in certain employee agreements. Grantees of restricted shares have all of the rights of shareholders, including the right to receive dividends, other than the right to sell, transfer, assign or otherwise dispose of the shares until the lapse of the restricted period. Generally, the restricted shares vest over three or five year periods based on continued service, and are being expensed on a straight-line basis over the requisite service period of the awards. The terms of the grants provide for accelerated vesting under certain circumstances, including termination without cause following a change of control. The restricted shares had a fair value of $4.53 per share, or a total fair value of $3,408. The fair value was

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

determined based on a retrospective valuation. The valuation relied on observed equity investments made by the shareholders, adjusted to reflect the lack of marketability of the Company’s shares granted to employees.

A summary of the fair value of nonvested shares for the year ended December 31, 2006 is as follows:

Nonvested Shares	Shares	Weighted Average per Share at Grant Date	Fair Value of Nonvested Shares at Grant Date
Nonvested at October 1, 2006 (initial grant)	—	$—	$—
Granted	752,438	4.53	3,408
Vested	(82,837)	4.53	(375)
Nonvested at December 31, 2006	669,601	$4.53	$3,033

We anticipate that the current requisite service periods will be obtained for all employees with awards.

The Company recognized approximately $548 of compensation cost in selling, general and administrative expenses in the Company’s Consolidated Statement of Operations for the period from February 15, 2006 to December 31, 2006. The total unrecognized compensation cost as of December 31, 2006 in the amount of $2,860 is expected to be recognized over five years.

Employee Common Share Purchase

Through individual employment agreements, certain members of management are given the opportunity to purchase common shares of the Company. During the period from February 15, 2006 to December 31, 2006, 185,001 common shares were sold to employees for $1,340. The shares had a fair value of $4.53 per share, or a total value of $838. The fair value was determined based on a retrospective valuation. The valuation relied on observed equity investments made by the shareholders adjusted to reflect the lack of marketability of the Company’s shares purchased by employees. Under certain circumstances the employees can put the shares to the Company for the lesser of their fair market value or the original purchase price.

13.    Accumulated Other Comprehensive Loss

The components of other accumulated other comprehensive loss are as follows:

	At December 31, 2005	At December 31, 2006
Net change in fair value of derivatives	—	$(204)
Foreign currency translation	(129)	(123)
Total accumulated other comprehensive loss	$(129)	$(327)

There are no material reclassifications in Accumulated Other Comprehensive Loss.

14.    Earnings Per Share

Basic EPS earnings (loss) per share (‘‘EPS’’) is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The weighted average shares outstanding include unvested shares for purposes of basic EPS. The Company’s calculation of basic EPS includes 669,601 shares of unvested restricted stock with a weighted average impact of 192,510 shares. These unvested restricted shares provide for a non-contingent transfer of dividends.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

Therefore, as required by EITF No. 03-6-a Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (‘‘EITF No. 03-6-a’’) and Proposed FASB Staff position No. EITF 03-6-a, these shares are considered participating securities and are included in the calculation of basic earnings per share. The Company employs a two class method in the computation of basic and diluted EPS. At this time, the Company anticipates no forfeitures of unvested restricted shares issued due to newness in age of the grants, therefore the EPS for each of the classes is the same. Diluted EPS is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period while also giving effect to all potentially dilutive common shares during the period based on the treasury stock method. There were no anti-dilutive common shares for the period from February 15, 2006 through December 31, 2006.

The weighted average shares used to calculate basic and diluted EPS has been retroactively adjusted based on the equity structure of Seacastle Inc. (see Note 1).

The calculations of both basic and diluted earnings (loss) per share are as follows:

For the Period February 15, 2006 through December 31, 2006
Numerator
Net income	$3,614
Denominator
Weighted average shares	33,404,368
Basic earnings per share
Net income per share	$0.11
Diluted earnings per share
Net income per share	$0.11

15.    Major Customers

The Company had three major customers which represented 21%, 13%, and 7%, of its revenue for the year ended December 31, 2004. The Company had two customers, which represented 23% and 10%, of its revenue for the year ended December 31, 2005. The Company had three customers, which represented 26%, 10% and 9% of its revenue for the period from January 1, 2006 through February 14, 2006. The Company had two customers, which represented 26% and 9% of its revenue for the period from February 15, 2006 through December 31, 2006.

16.    Segment and Geographic Area of Operation

An operating segment is a component of a company that engages in business activities from which it may earn revenues and incur expenses, whose operating results are regularly reviewed by the Company’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available. The Company’s management operates the Company as a homogenous unit and has determined that as such it has a single operating segment. The Company’s operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and complementary container equipment. When the company disposes of its containers and complementary equipment in a sale to a third party, the company records a gain or loss based upon the proceeds received compared to the net book value of the equipment sold. These gains and losses are included in Other expenses

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to the Consolidated Financial Statements
(dollars in thousands except as otherwise noted and for share and per share amounts)

on the Consolidated Statements of Operations. The proceeds from these transactions are recorded as Proceeds from the sale of leasing equipment on the Company’s Consolidated Statements of Cash Flows. Intermodal containers are large, standardized steel boxes used to transport freight by ship, rail or truck.

Geographic Information

The Company’s customers use the containers to conduct their global trading operations which utilize a vast network of worldwide trade routes. The Company earns its revenue from such customers when the containers are in use and carrying cargo around the world. Substantially all of the Company’s revenues are denominated in U.S. dollars. The following table represents the allocation of domestic and international revenues for the periods indicated based the customers’ primary domicile.

	Predecessor			Successor
	Year ended December 31, 2004	Year ended December 31, 2005	Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006
United States	$6,116	$8,253	$1,252	$9,477
Brazil	33,251	37,555	4,100	38,812
Netherlands	26,977	18,940	2,022	13,733
China	12,113	13,857	1,732	12,474
Monaco	10,427	13,649	1,712	11,069
France	10,133	11,459	1,502	10,988
Germany	15,186	14,176	1,635	10,369
Singapore	8,723	9,348	1,208	8,652
All Other	21,556	23,452	3,042	22,848
Total Revenues	$144,482	$150,689	$18,205	$138,422

As all of the Company’s containers are used internationally, where no one container is domiciled in one particular place for a prolonged period of time, substantially all of the Company’s long-lived assets are considered to be international.

17.    Related Parties

In February 2006, Fund III made a capital contribution to Seacastle Inc. of $14,996. The proceeds of the contribution were used to purchase additional containers and for other corporate purposes.

18.    Subsequent Events (unaudited)

On June 29, 2007, Seacastle Operating acquired from certain Fortress Funds, SCT Chassis Inc., the parent company of Chariot Acquisition Sub Inc. (‘‘Chariot’’), in exchange for 1,381 common shares of Seacastle Operating and Seacastle Holdings LLC in exchange for 7,529,897 common shares of Seacastle Operating. Immediately following the acquisitions, the shareholders of Seacastle Operating transferred their respective ownership interest in Seacastle Operating to Seacastle Inc. in exchange for 41,741,774 common shares of Seacastle Inc.

On April 20, 2007, Chariot entered into an agreement to acquire Interpool, Inc. (‘‘Interpool’’), a publicly-traded container and chassis leasing company.  On July 19, 2007, Fortress Funds contributed $675,000 to Seacastle Inc. in exchange for 67,500,000 shares of Seacastle Inc. On July 19, 2007, Seacastle Inc. used the proceeds of the contribution to acquire all of the outstanding equity of Interpool.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Valuation and Qualifying Accounts
(dollars in thousands)

	Beginning Balance	Interpool Acquisition	Additions/ (Reversals)	Write-offs	Other (a)	Ending Balance
Allowance for doubtful accounts:
Successor:
For the nine months ended September 30, 2007	$3,035	1,843	$137	$(967)	—	$4,048
For the period from February 14, 2006 through December 31, 2006	$2,929	—	—	—	$106	$3,035

Predecessor:
For the period from January 1, 2006 through February 14, 2006	$2,929	—	—	—	—	$2,929
For the year ended December 31, 2005	$2,929	—	—	—	—	$2,929
For the year ended December 31, 2004	$2,929	—	—	—	—	$2,929

(a)	Relates to the purchase of 50% owned joint ventures now 100% owned.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Balance Sheets
(dollars in thousands, except for share amounts)

	December 31, 2006	September 30, 2007	(Pro Forma) September 30, 2007
		(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$12,088	$62,217	$
Restricted cash	15,962	267,530
Accounts receivable, net of allowance for doubtful accounts of $3,035 and $4,048, respectively	21,712	90,508
Net investment in direct finance leases	171,714	680,635
Leasing equipment, net of accumulated depreciation of $54,027 and $121,494, respectively	843,401	2,976,641
Advances for containerships under construction	—	28,290
Goodwill	15,309	267,667
Other assets	18,221	101,812
Total assets	$1,098,407	$4,475,300	$
Liabilities and shareholders’ equity
Liabilities
Accounts payable and accrued expenses	$64,065	$192,497	$
Deferred income	—	23,913
Deferred income taxes	—	117,738
Debt and capital lease obligations
Due within one year	68,500	1,193,506
Due after one year	720,667	1,951,934
Total liabilities	$853,232	$3,479,588
Shareholders’ equity
Preferred stock, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common shares, $0.01 par value, 331,348,558 and 500,000,000 shares authorized, 34,072,293 and 110,513,774 shares issued and outstanding, at December 31, 2006 and September 30, 2007, respectively	341	1,105
Additional paid-in capital	241,547	1,000,696
Retained earnings	3,614	12,483
Accumulated other comprehensive loss	(327)	(18,572)
Total shareholders’ equity	245,175	995,712
Total liabilities and shareholders’ equity	$1,098,407	$4,475,300	$

The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Statements of Operations
(dollars in thousands, except for share and per share amounts)

	Predecessor	Successor
	Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007
		(unaudited)	(unaudited)
Revenues:
Equipment leasing revenue	$15,962	$85,554	$189,785
Finance revenue	2,088	9,973	21,945
Other revenue	155	1,552	10,629
Total revenues	$18,205	$97,079	$222,359
Expenses:
Direct operating expenses	790	4,442	30,039
Selling, general and administrative expenses	3,627	12,759	28,216
Provision for doubtful accounts	—	—	137
Depreciation of leasing equipment	6,812	39,411	69,543
Fair value adjustment for derivative instruments	(3,527)	—	—
Impairment on assets held for sale	—	—	557
Interest expense	5,196	29,352	65,248
Interest income	(80)	(572)	(5,010)
Loss on retirement of debt	—	7,631	—
Other expense, net	581	2,021	2,337
Total expenses	$13,399	$95,044	$191,067
Income before provision for income taxes	4,806	2,035	31,292
Provision for income taxes	—	23	4,695
Net income	$4,806	$2,012	$26,597
Net income per common share:
Basic		$0.06	$0.48
Diluted		$0.06	$0.48
Weighted average number of common shares outstanding – Basic		33,134,854	55,402,347
Weighted average number of common shares outstanding – Diluted		33,134,854	55,402,347

The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Statement of Shareholders’ Equity (unaudited)
(dollars in thousands, except for share amounts)

	Common Shares		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Comprehensive Income (Loss)	Total Shareholders’ Equity
Successor	Shares	Amount
Balance, December 31, 2006	34,072,293	$341	$241,547	$3,614	$(327)		$245,175
Issuance of common stock for the Seacastle Holdings, LLC Acquisition	7,185,464	72	71,783		—		71,855
Issuance of common shares for the SCT Chassis, Inc. Acquisition	1,381	—	14		—		14
Issuance of common shares to Fortress Investment Fund IV	67,500,000	675	674,325	—	—		675,000
Common shares issuable under termination agreements	1,200,000	12	11,988	—	—		12,000
Issuance of restricted common shares to employees	528,830	5	(5)	—	—
Purchase of common shares by employees	25,806	—	216	—	—		216
Assumption of interest rate swaps from parent				(17,728)			(17,728)
Amortization of common share based payments			828				828
Comprehensive income:
Net income				26,597	—	26,597
Other comprehensive income:
Net change in fair value of derivatives, net of tax					(18,460)	(18,460)
Foreign currency translation					215	215
Total comprehensive income						8,352	8,352
Balance, September 30, 2007	110,513,774	$1,105	$1,000,696	$12,483	$(18,572)		$995,712

The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Consolidated Statements of Cash Flows
(dollars in thousands, except for share amounts)

	Predecessor	Successor
	Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007
		(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$4,806	$2,012	$26,597
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,208	41,562	70,356
Loss on retirement of debt	—	7,631	—
Provision for doubtful accounts	—	—	137
Loss (gain) on sale of leasing equipment	(2)	2,026	2,464
Fair value adjustment for derivative instruments	(3,527)	—	—
Share-based compensation expense	—	—	828
Impairment on assets held for sale	—	—	557
Changes in assets and liabilities:
Accounts receivable	(612)	1,890	(1,776)
Receivable from unconsolidated affiliates	111	—	—
Other assets	(131)	(5,519)	(13,041)
Accounts payable, accrued expenses and other liabilities	(2,014)	(2,168)	(28,199)
Net cash provided by operating activities	5,839	47,434	57,923
Cash flows from investing activities:
Proceeds from sale of leasing equipment	582	4,580	16,186
Collections on net investment in direct financing leases, net of interest earned	603	13,456	37,146
Businesses acquired, net of cash acquired	—	(201,116)	(579,997)
Acquisition related payments	—	—	(19,180)
Investment in unconsolidated affiliates	(221)	—	—
Increase in restricted cash	(2,206)	(14,089)	(251,568)
Purchase of leasing equipment	(4,505)	(17,049)	(548,458)
Investment in direct finance leases	—	(13,348)	(73,508)
Advances for containerships under construction	—	—	(28,290)
Purchase of fixed assets	(28)	(117)	(524)
Net cash used in investing activities	(5,775)	(227,683)	(1,448,193)
Cash flows from financing activities:
Proceeds from bank debt	118,000	1,138,000	1,714,686
Repayments of bank debt	(121,535)	(1,182,873)	(946,583)
Purchase of common shares by employees	—	—	216
Capital contribution	—	14,996	—
Issuance of common shares	—	225,004	675,014
Capitalized offering costs	—	—	(3,146)
Net cash (used in) provided by financing activities	(3,535)	195,127	1,440,187
Effect of changes in exchange rates on cash and cash equivalents	(4)	42	212
Net (decrease) increase in cash and cash equivalents	(3,475)	14,920	50,129
Cash and cash equivalents, beginning of period	15,697	—	12,088
Cash and cash equivalents, end of period	$12,222	$14,920	$62,217
Supplemental disclosures of cash flow information
Non-cash exchange of common shares for Seacastle Acquisitions	—	—	$71,855

The accompanying notes are an integral part of these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

1.    Description of the Business and Basis of Presentation

The accompanying unaudited consolidated financial statements of Seacastle Inc. and subsidiaries (the ‘‘Company’’) as of December 31, 2006 and September 30, 2007 (unaudited) and for the periods from January 1, 2006 through February 14, 2006, February 15, 2006 through September 30, 2006 (unaudited) and the nine months ended September 30, 2007 (unaudited) have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and notes required by US GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

Predecessor

On February 15, 2006, the Company acquired Container Leasing International, LLC (‘‘Carlisle’’) from Marubeni America Corporation (‘‘MACC’’) and MAC Lease Holdings, Inc. (‘‘MACLH’’), which is referred to as the ‘‘Carlisle Acquisition’’. As a result of the acquisition, the Company’s results of operations and cash flows prior to the date of the acquisition are presented as the ‘‘Predecessor.’’ The financial effects of the acquisition and the Company’s results of operations and cash flows following the acquisition are presented as the ‘‘Successor.’’  Due to the change in the basis of accounting resulting from the application of the purchase method of accounting, the Predecessor’s consolidated financial statements and Successor’s consolidated financial statements are not necessarily comparable.

Successor

Seacastle Inc., a company incorporated on June 26, 2007 in the Marshall Islands and its subsidiaries (the ‘‘Company’’, or the ‘‘Successor’’), became the parent company of Seacastle Operating Company Ltd. (‘‘Seacastle Operating’’) on June 29, 2007 and is in the business of investing in intermodal containers used by shipping and transportation companies, both domestically and internationally. The majority of the Company’s business is derived from leasing its equipment to shipping line customers through a variety of long-term and short-term contractual leasing arrangements. The Company is owned by two private equity funds, Fortress Investment Fund III (‘‘Fund III’’) and Fortress Investment Fund IV (‘‘Fund IV,’’ and together with Fund III, the ‘‘Fortress Funds’’). The Fortress Funds are managed by FIG LLC, an affiliate of Fortress Investment Group LLC (‘‘FIG’’).

On June 29, 2007, Fund III executed an agreement (the ‘‘Seacastle Combination’’) with Fund IV to purchase one of Fund IV’s portfolio companies, Seacastle Holdings LLC (‘‘SHL’’), in exchange for a minority stake in one of Fund III’s portfolio companies, Seacastle Operating Company Ltd. (‘‘Seacastle Operating,’’ formerly FIF III CLI Holding Limited). As a result of the Seacastle Combination, SHL became a wholly owned subsidiary of Seacastle Operating. Simultaneously, SCT Chassis Holdings LLC, a wholly owned subsidiary of Fund IV, contributed all of its shares of SCT Chassis Inc. to Seacastle Operating in exchange for shares of Seacastle Inc. In addition, Seacastle Operating acquired from certain Fortress Funds the shares in Seacastle Holdings LLC in exchange for shares of Seacastle Operating. The acquisitions were accounted for as business combinations and are further described under ‘‘Seacastle Acquisitions’’ below.

The exchange of shares of Seacastle Inc. for shares of Seacastle Operating was accounted for as an acquisition under common control and an equity recapitalization and therefore, Seacastle Inc.’s equity structure has been retroactively applied to the historical periods of Seacastle Operating in these financial statements.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

Seacastle Acquisitions

On June 29, 2007, Seacastle Operating acquired the shares of SCT Chassis Inc. and its subsidiaries from certain Fortress Funds in exchange for 1,381 common shares of Seacastle Operating.  At the date of the acquisition, SCT Chassis Inc. and its subsidiaries did not hold any significant assets or liabilities other than rights and obligations under a purchase agreement to acquire all of the outstanding common shares of Interpool, Inc. and subsidiaries (‘‘Interpool’’), a publicly traded corporation listed on the New York Stock Exchange (see Interpool Acquisition below). The acquisition of Interpool was effected by the merger of Interpool with Chariot Acquisition Sub Inc. (‘‘Chariot’’), a wholly-owned subsidiary of SCT Chassis Inc.

On June 29, 2007, Seacastle Operating acquired Seacastle Holdings LLC for 7,185,464 common shares of Seacastle Operating. In accordance with EITF 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (‘‘EITF 04-5’’), since the investors in the Fortress Funds who are unrelated to FIG have rights, as limited partners, that overcome the presumption that FIG controls the Fortress Funds, FIG does not consolidate Fund III or Fund IV in its consolidated financial statements. Because the Fortress Funds are not under common control, the acquisitions of the interests in Seacastle Holdings LLC and SCT Chassis Inc. were accounted for using the purchase method of accounting, and accordingly, the consideration paid has been allocated based on the estimated fair values of the assets acquired and the liabilities assumed.  In both of the June 29, 2007 transactions, the Company valued the stock exchanged at $10 per share based on a sale of Seacastle Inc. common shares to Fortress Investment Fund IV on July 19, 2007 for cash of $10 per share. The following table sets forth the final allocation of the purchase price in connection with the Seacastle Acquisitions:

Assets acquired:
Accounts receivable	$3
Vessels	119,068
Other assets	11,361
Total assets acquired	$130,432
Liabilities assumed:
Trade payables	$140
Accrued expenses	1,021
Deferred income and other liabilities[1]	7,217
Debt obligations	74,379
Total liabilities assumed	82,757
Purchase price, net of cash acquired	$47,675

[1]	Deferred income primarily relates to existing containership charters at Seacastle Holdings, LLC outstanding at the date of the acquisition. Since the rates for these charters were below current market rates for similar charters, the fair value of the liability associated with the charters have been recorded as deferred revenue. (see Note 2).

Interpool Acquisition

On July 19, 2007, the Company’s wholly-owned subsidiary, Chariot, acquired 100% of the outstanding common shares of Interpool (the ‘‘Interpool Acquisition’’). Interpool and its subsidiaries are in the business of leasing intermodal dry freight standard containers, chassis and other

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

transportation-related equipment. The results of operations of Interpool from July 19, 2007 to September 30, 2007 are included in the consolidated financial statements of the Company.

Prior to the Interpool Acquisition, Fortress Investment Fund IV contributed $675,000 to Seacastle Inc. in exchange for 67,500,000 common shares of Seacastle Inc. Seacastle Inc. used the proceeds from the sale of common shares along with the proceeds from additional financing raised through bank loans and other bridge financing to acquire the outstanding common shares of Interpool and the minority interest of an Interpool subsidiary for $979,028.

The estimated purchase price for Interpool is detailed as follows:

Payment for Interpool common shares	$838,963
Payment to Interpool warrant, option and restricted shareholders	96,819
Payment to minority shareholders of Interpool subsidiary	30,680
Estimated transaction costs(i)	12,566
Estimated purchase price	$979,028
(i)	At September 30, 2007 approximately $5 million of transaction costs were recorded as liabilities that had not yet been paid. There was no non-cash consideration included in transaction costs.

The acquisition of Interpool was accounted for in accordance to SFAS No. 141, using the purchase method of accounting. Under the purchase method of accounting, the assets acquired and liabilities assumed from Interpool were recorded at the date of acquisition, at their respective fair values. The purchase price plus acquisition costs exceeded the fair values of acquired assets and assumed liabilities. This resulted in the recognition of goodwill in the amount of $252,358 which is not tax deductible. The factors that contributed to a purchase price that resulted in recognition of goodwill include (i) a growing global perishable and dry goods market; (ii) consumer demand to have access to these goods regardless of the season; (iii) and the synergistic benefits of being vertically integrated in shipping and intermodal transportation.

The preliminary purchase price allocation of the assets acquired and liabilities assumed on July 19, 2007 was as follows:

Assets acquired:
Cash and cash equivalents	$374,851
Accounts receivable	67,154
Net investment in direct finance leases	489,418
Leasing equipment	1,514,626
Goodwill	252,358
Other assets	65,709
Liabilities assumed:
Accounts payable and accrued expenses	(151,500)
Long-term debt and capital lease obligations	(1,513,742)
Deferred income taxes	(119,795)
Other liabilities	(51)
Preliminary purchase price	$979,028

The allocation of purchase price is subject to final determination based on valuations and other determinations that are expected to be completed during 2007.

The following unaudited pro forma information presents the results of operations of the Company as if the Interpool Acquisition had taken place at the beginning of each respective period. The pro forma financial information is not necessarily indicative of the actual results of operations had the transaction been effected on the assumed dates.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

	Nine months ended
	September 30, 2006	September 30, 2007
	(unaudited)	(unaudited)
Total revenues	$346,299	$425,219
Net (loss) income	(46,929)	47,651
Basic and Diluted (loss) earnings per share	$(0.46)	$0.45

The pro forma net income amounts reflect the following adjustments: (i) decrease in finance revenue due to the fair value adjustment of direct finance leases, (ii) decrease in operating expenses due to a conforming accounting policy change related to provisions for damaged leasing equipment, (iii) increase in depreciation and amortization expense due to fair value adjustments for leasing equipment and software, (iv) increase in amortization of unrecognized (gain) loss on interest rate swaps, (v) increase in expenses for normal breakage and cost of equipment sales due to fair value adjustment for chassis (vi) increase in interest expense due to the refinancing of debt in conjunction with the Interpool Acquisition, (vii) elimination of the historical revenue and expenses related to disposals by Interpool that occurred prior to the acquisition and during the year ended December 31, 2006, and (viii) impact on the tax provision from the aforementioned adjustments at the statutory rate ranging from 2.5% to 40%, depending upon the relevant jurisdiction.

2.    Nature of Operations and Summary of Significant Accounting Policies

The nature of operations and significant accounting policies used by the Company and its subsidiaries in the preparation of the accompanying consolidated financial statements are summarized below. The Company’s accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with US GAAP.

Nature of Operations

The Company and its subsidiaries conduct business within three reportable segments: chassis, containers and containerships.

The chassis segment specializes in the leasing of intermodal container chassis. The Company purchases equipment directly or acquires it through conditional sales contracts and lease agreements, many of which qualify as capital leases. The customers for the Company’s chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads.

Under the containers segment, the Company purchases intermodal containers and leases them to shipping and transportation companies, both domestically and internationally. Containers include refrigerated and dry freight containers as well as generator sets, which are leased to shipping line customers through a variety of long-term and short-term contractual leasing arrangements.

The containerships segment specializes in leasing containerships to third parties typically under time charter contracts. A time charter contract is a contract for the use of a containership vessel for a fixed period of time at a specified daily rate. Under a time charter, the containership owner provides crewing and other services related to the containership’s operation, the cost of which is included in the daily rate. The third party charterer is responsible for substantially all of the containership voyage costs, such as port, canal and fuel costs.

Principles of Consolidation

As a result of the Carlisle Acquisition, the financial information for the period after February 14, 2006 represents that of the Successor. On and prior to February 14, 2006, the consolidated financial statements include the accounts of the Predecessor. Due to the change in the basis of accounting resulting from the application of purchase accounting, the Predecessor’s consolidated financial statements and the Successor’s consolidated financial statements are not necessarily comparable.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

The Company’s consolidated financial statements include the accounts of the Company and its subsidiaries more than 50% owned or otherwise controlled by the Company. All significant intercompany transactions have been eliminated in consolidation.

Certain investments in which the Company does not own a majority interest or otherwise control are accounted for using the equity method of accounting.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts and classification of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Actual results may differ materially from those estimates.

Direct Financing Leases

Direct financing leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned income. We generally bear greater risk in operating lease transactions (versus direct financing lease transactions) due to redeployment costs and related risks that are avoided under a direct financing lease. Management performs annual reviews of the estimated residual values which can vary depending on a number of factors.

Leasing Equipment

As of September 30, 2007, Leasing equipment includes chassis, containers and containerships, which are stated at cost less accumulated depreciation. Residual values are evaluated annually or sooner if market conditions cause estimates to change significantly. The Company estimates residual values based upon fair market values and prior history.

Chassis

Chassis are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. The estimated useful lives for the Company’s chassis range from 17.5 to 22.5 years from the date of service depending upon the chassis frame. The Company recognizes repair and maintenance costs that do not extend the lives of the assets as incurred and includes them in Direct operating expenses in the Consolidated Statements of Operations.

Containers

Containers are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. The estimated useful lives for our containers is 12.5 years from the date of service for dry containers and 15 years for refrigerated containers. Costs incurred to place the new equipment into service, including costs to transport the equipment to its initial on-hire location, are capitalized. The Company recognizes repair and maintenance costs that do not extend the lives of the assets as incurred and includes them in Direct operating expenses in the Consolidated Statements of Operations. Residual values for refrigerated containers are estimated to be 10% of their original cost and dry containers residual values are estimated to be 37% of their original cost.

Generator Sets

Generator sets are recorded at cost and depreciated to an estimated residual value on a straight-line basis over the estimated useful life of the equipment. Generator sets are depreciated over a 12 year life from the date of service. Residual values for generator sets are estimated to be 10% of their original cost.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

Containerships

Containerships are recorded at cost plus acquisition costs directly attributable to the acquisition of the containership and expenditures made to prepare the containership for its initial voyage. Containerships are depreciated on a straight-line basis over their estimated useful lives, determined to be 30 years from the date of initial delivery. Depreciation expense is calculated based on cost less the estimated residual scrap value. Residual value is estimated by the Company based upon the scrap value of steel. The costs of significant replacements, renewals and betterments are capitalized and depreciated over the shorter of the containership’s remaining estimated useful life or the estimated life of the renewal or betterment. Expenditures for routine maintenance and repairs are expensed as incurred.

The Company accounts for initial direct costs in the acquisition of leases in accordance with SFAS No. 13. In certain circumstances the Company will prepay commissions to salespeople when new lease agreements are executed. The Company capitalizes those prepayments and amortizes them over the shorter of the initial lease term or the earliest point that the lease may be terminated.

When the Company enters into an acquisition transaction, it determines whether the acquisition transaction was the purchase of an asset or a business based on the facts and circumstances of the transaction. In the shipping industry, the purchase of a containership is normally treated as a purchase of an asset as the historical operating data for the containership is not reviewed nor is material to the decision to make such acquisition.

Management Services

In addition to leasing equipment which it owns or which it finances through capital lease obligations, the Company manages certain equipment for third party investors and owners. The management services provided by the Company include marketing, billing, collection and other administrative functions associated with leasing this equipment to lessees in the transportation industry. During the period that the Company is managing the equipment for the investors, the Company earns a management fee, which is generally based on the net operating income earned by the equipment. In addition, the Company often earns management fees related to the sale of the equipment at the end of its useful life. These fees are classified as Other revenue in the Consolidated Statements of Operations. All billings generated for investors net of expenses incurred on behalf of the investors (net of the management fees earned by the Company) are recorded as a payable to the investors. Any accounts receivable due from customers related to the leasing of managed equipment are netted against the amounts due to the investor, since these amounts are not payable to the investor until received by the Company. The liability, net of the amounts due from customers relating to the managed equipment, is recorded within Accounts payable and accrued expenses on the Consolidated Balance Sheets. As a result, all revenues and lease operating expenses included in the Consolidated Statements of Operations include only those revenues and costs associated with equipment owned by the Company or equipment leased to customers by the Company under the terms of direct financing leases.

Deferred Drydocking Costs

The Company’s containerships are required to be drydocked approximately every 30 to 60 months for major repairs and maintenance that cannot be performed while the containerships are in service. The Company capitalizes the costs associated with the drydockings as they occur and depreciates these costs on a straight-line basis over the period between drydockings. Some of these costs include: (a) actual costs incurred at the drydocking yard; (b) cost of parts; (c) cost to hire third party project managers, when required. To date, the Company has not incurred any drydocking costs.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

Concentration of Credit Risk

As of September 30, 2007, the Company is subject to concentrations of credit risk with respect to amounts due from charterers under its time charter agreements. The Company attempts to limit its credit risk by performing ongoing credit evaluations and, when deemed necessary, requires letters of credit, guarantees or collateral. The Company earned 57% of revenue from its top 10 customers for the nine months ended September 30, 2007. Management does not believe significant risk exists in connection with the Company’s concentrations of credit as of September 30, 2007.

Revenue Recognition − Equipment Leasing Revenue

The Company generates equipment leasing revenue through short-term and long-term operating leases with shipping lines, North American rail and trucking companies and ocean carriers. In the majority of its transactions, the Company acts as the lessor of leasing equipment for a specified period of time and at a specified per diem rate. Revenue is recognized on a straight-line basis over the life of the respective lease.

The Company also generates revenue from time charter agreements. A time charter involves placing a containership at the charterer’s disposal for a set period of time during which the charterer may use the containership in return for the payment by the charterer of a specified daily hire rate. In time charters, operating costs including crews, maintenance and insurance are typically paid by the owner of the containership and specified voyage costs such as fuel and port charges are paid by the charterer. There are certain other non-specified voyage expenses such as commissions which are borne by the Company. The Company recognizes time charter revenues on a straight-line basis over the term of the charter agreement. The Company recognizes related operating expenses when incurred.

Revenue Recognition − Finance Revenue

The Company enters into finance leases as lessor of equipment that it owns. In most instances, the leases include a bargain purchase option to purchase the leased equipment at the end of the lease term. Net investment in finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest basis over the life of the lease term and is recorded as Finance revenue in the Consolidated Statements of Operations. The principal component of the lease payment is reflected as a reduction to the Net investment in direct finance leases.

Revenue Recognition − Other Revenue

Other revenue includes fee income earned for third party positioning of equipment and income earned on lessee paid repairs and maintenance. In accordance with EITF No. 99-19, the Company recognizes billings to customers for damages incurred and certain other pass-through costs as Other revenue in the Consolidated Statements of Operations. The Company recognizes gross revenues from these pass-through costs as the Company is the primary obligor with respect to purchasing goods and services from third parties; the Company generally has the discretion in selection of the repair service provider; and the Company generally has the credit risk because the services are purchased prior to reimbursement being received.

Other revenue includes revenues earned on container equipment the Company sold to third party investors for which management services are provided as well as recognition of a portion of the gain on the sale of the equipment that was deferred at the time of sale. In addition, Other revenue includes fees earned for providing chassis pool management services. Revenue is recognized as services are rendered.

Deferred Income

Deferred Income includes cash received from charterers prior to it being earned. These amounts are recognized as revenue when earned.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

Sales of Leasing Equipment

The Company records the gains and losses from the sales of leasing equipment as part of Other expense, net on the Consolidated Statement of Operations. Gains and losses are recognized upon completion of the sale based upon the sales price and the book value of the equipment. Gains and (losses) on sales of leasing assets was $2, ($2,026), and ($2,464) for the periods January 1, 2006 through February 14, the period February 15, 2006 through September 30, 2006, and the nine months ended September 30, 2007, respectively.

Acquired Containership Charters

The Company accounts for business combinations in accordance with SFAS No. 141 and allocates the purchase price of acquired companies to the tangible and intangible assets acquired and liabilities assumed based upon their estimated fair value at the date of purchase.

On June 29, 2007, the Company acquired Seacastle Operating Company, including its containerships with existing charters in effect. The fair value of each time charter was based on a present value calculation based on: (a) cash flows consisting of the difference between the contractual amounts to be paid under the charter and management’s estimate of the fair market value for the charter, (b) a period of time equal to the remaining term of the charter and (c) a discount rate appropriate for the risk associated with the acquired charter. The Company capitalizes above-market and below-market charters and amortizes them on a straight-line basis over the remaining term of the charter as a reduction or increase, respectively, to charter revenues.

The amortization of the deferred revenue was $1.1 million for the nine months ended September 30, 2007 and was recorded in Equipment leasing revenue within the Company’s Consolidated Statements of Operations.

As of September 30, 2007, the Company had unamortized balances related to unfavorable charter contracts in Deferred income in the amount of $19.8 million on the Company’s Consolidated Balance Sheets.

Accounting for Customer Defaults

We have sought to reduce credit risk by maintaining insurance against customer insolvency and equipment related losses. We cease the recognition of lease revenues for amounts billable to the lessee after the lease default date at the time we determine that such amounts are not probable of collection from the lessee. In connection with the accounting for the insurance policy, we record a receivable which is limited to the actual costs incurred or losses recognized that would have been billable to the lessee pursuant to the lease contract (which are also covered by the insurance contracts). Items that are covered under the insurance contracts, for amounts billable to the lessee in accordance with the lease, that are in excess of costs incurred and losses recognized by us, are considered a gain contingency.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157. The Statement defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands additional disclosures about fair value measurements. SFAS No. 157 clarifies that fair value is the amount that would be exchanged to sell an asset or transfer a liability, in an orderly transaction between market participants. The Statement nullifies the consensus reached in EITF Issue No. 02-3 prohibiting the recognition of day one gain or loss on derivative contracts (and hybrid instruments measured at fair value under SFAS No. 133 as modified by SFAS No. 155) where the Company cannot verify all of the significant model inputs to observable market data and verify the model to

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

market transactions. However, SFAS No. 157 requires that a fair value measurement technique include an adjustment for risks inherent in a particular valuation technique (such as a pricing model) and/or the risks inherent in the inputs to the model if market participants would also include such an adjustment. SFAS No. 157 will require the Company to consider the effect of its own credit standing in determining the fair value of its liabilities. In addition, SFAS No. 157 prohibits the recognition of ‘‘block discounts’’ for large holdings of unrestricted financial instruments where quoted prices are readily and regularly available in an active market. The requirements of SFAS No. 157 are to be applied prospectively, except for changes in fair value measurements that result from the initial application of SFAS No. 157 to existing derivative financial instruments measured under EITF Issue No. 02-3, existing hybrid instruments measured at fair value, and block discounts, which are to be recorded as an adjustment to opening retained earnings in the year of adoption. The Company expects to adopt SFAS No. 157 on January 1, 2008. The Company is currently evaluating the impact of adopting SFAS No. 157.

In February 2007, the FASB issued SFAS No. 159, which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating if it will elect the fair value option for any of its eligible financial instruments and other items.

As of January 1, 2007, the Company adopted FIN No. 48. FIN No. 48 clarifies the accounting for uncertain tax positions in accordance with SFAS No. 109. FIN No. 48 requires that a tax position meet a ‘‘more-likely-than-not threshold’’ for the benefit of the uncertain tax position to be recognized in the financial statements. A tax position that fails to meet a more-likely-than-not recognition threshold will result in either a reduction of current or deferred tax assets, and/or recording of current or deferred tax liabilities. The impact of adoption on January 1, 2007 is not material to the Company’s consolidated financial statements.

3.    Leasing Activity

The Company’s container leases are ‘‘triple net’’, requiring the lessee to maintain, insure and pay taxes on the equipment until return, at no cost to the lessor. Typical lease provisions allocate all risk of loss to the lessee, requiring the lessee to indemnify the lessor against all risks, claims, or causes of actions arising from the leasing, operation, maintenance, repair, possession or control of the equipment. The lessee is responsible for compliance with all laws and regulations, including all environmental risk. The lessee is further responsible for loss or damage to the equipment, however caused, subject to normal wear or tear. The lessee must defend and hold harmless the lessor in the event of any claims for loss or damage to the equipment, cargo, or third parties occurring while leased. The lease terms that are variable, and can change based on the lease type, are the per diem rates, the length of the lease and the redelivery locations and quantities that may be redelivered to such locations. However, the general governing terms and conditions of the lease remain the same whether the lease is short-term, long-term or a direct finance lease, and whether the lease is for the initial term or a renewal. The Company had no amounts of contingent rental in any periods presented.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

Equipment Leasing Revenue

The Company has noncancelable operating leases related to time charter and other leasing agreements for its leasing equipment. Future minimum lease revenue under these agreements is estimated as follows:

	Total	Chassis	Containers	Ships
2007 (three months)	$87,391	$31,510	$37,923	$17,958
2008	289,067	93,030	124,594	71,443
2009	229,241	68,267	89,695	71,279
2010	183,821	50,467	72,949	60,405
2011	117,621	34,839	50,994	31,788
2012	51,424	19,711	28,567	3,146
Thereafter	44,505	21,098	23,407	—
	$1,003,070	$318,922	$428,129	$256,019
Finance Revenue

The Company enters into direct finance leases. These leases generally provide that, after a stated lease term, the lessee has the option to purchase the equipment, typically for amounts below the estimated fair market value of the equipment, at the time the purchase option becomes exercisable. Unguaranteed residual values are included in the Net investment in direct finance leases on the Consolidated Balance Sheets. Under the terms of these leases, the substantive risks and rewards of equipment ownership are passed to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The principal component is equal to the cost or carrying amount of the leased property. The interest component is equal to the gross cash flows charged to the lessee less the principal component. The Company recognizes the interest component, which is calculated using the effective interest method over the term of the lease as finance revenue. The principal component of the lease payment is reflected as a reduction to the Net investment in direct finance leases. As of December 31, 2006 and September 30, 2007, the Company had unguaranteed residual values for leasing equipment on direct finance leases of $6,774 and $84,623, respectively.

Receivables under these direct finance leases are collectible through 2022 as follows:

	Total Lease Receivable	Unearned Lease Income	Net Lease Receivables
2007 (three months)	$53,395	$16,121	$37,274
2008	178,191	56,272	121,919
2009	146,993	45,100	101,893
2010	123,930	35,808	88,122
2011	107,462	27,740	79,722
2012	85,877	20,693	65,184
Thereafter	228,024	41,503	186,521
	$923,872	$243,237	$680,635

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

	Total Lease Receivable	Chassis	Containers
2007 (three months)	$53,395	$6,495	$46,900
2008	178,191	27,683	150,508
2009	146,993	17,899	129,094
2010	123,930	17,357	106,573
2011	107,462	18,299	89,163
2012	85,877	17,221	68,656
Thereafter	228,024	60,122	167,902
	$923,872	$165,076	$758,796

4.    Leasing Equipment

The following is a summary of leasing equipment recorded on the Consolidated Balance Sheets:

	December 31, 2006	September 30, 2007
Chassis	$2,233	$1,382,407
Containers	866,885	1,115,827
Containerships	—	568,943
Generator Sets	28,310	30,958
Total	$897,428	$3,098,135
Less accumulated depreciation	(54,027)	(121,494)
Leasing equipment, net of accumulated depreciation	$843,401	$2,976,641

Through the Seacastle Acquisitions, the Company acquired two containerships, which are chartered to third parties. In addition, during the third quarter 2007, the Company acquired five containerships for aggregate consideration of $436.4 million and with capacity of approximately 25,348 TEU and accounted for them as asset purchases. Three of our acquired containerships were under existing time charter contracts, which the Company agreed to assume through arrangements with the respective charterers. The other four of our acquired containerships were chartered-back to the sellers. Each of the seven charter agreements contained below market rate pricing. In total, the Company paid cash of $553.3 million for the seven containerships and the related charter agreements. The purchase price was allocated to the cost of the containerships ($573.0 million) and to the charter contract liability of $19.7 million. The liability recognized in relation to the acquired charters is amortized on a straight-line basis over the remaining term of the charter. The Company recognized $1.1 million of Equipment leasing revenue in relation to the acquired charters for the nine months ended September 30, 2007.

Through the Interpool Acquisition, the Company acquired approximately 249,000 chassis and 355,000 containers, which are or are to be leased to third parties.

As described in Note 7, the Company has debt obligations that are collateralized by the Company’s Leasing equipment and Net investment in direct finance leases. As of September 30, 2007, net assets pledged to back the Company’s debt was $3,543.4 million.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

5.	Advances for Containerships Under Construction

The following is a summary of the advances for containerships under construction as of September 30, 2007:

September 30, 2007
Advance payments for containerships	$28,104
Capitalized interest	186
Total	$28,290

In July 2007, the Company contracted with Daewoo Shipbuilding & Marine Engineering Co., Ltd. for the construction and purchase of four 4,400 TEU containerships, which are scheduled to be delivered in 2010. An advance for the construction of the containerships of $28.1 million was paid in July, 2007 representing the initial 10% due at signing. The remaining cost of the newbuild containerships of $252.7 million is payable in installments of 30% in 2008, two installments of 20% each in 2009 and 20% in 2010.

6.	Goodwill

As described in Note 1, in connection with the Interpool Acquisition the Company recognized $252,358 of goodwill. The Company did not recognize any goodwill in connection with the Seacastle Acquisitions. The allocation of goodwill for the Interpool Acquisition is based upon a preliminary valuation of the acquired assets and liabilities of Interpool. The changes in the carrying amount of goodwill by segment for the periods indicated are as follows:

	Chassis	Containers	Total
Balance at January 1, 2007	$—	$15,309	$15,309
Acquisitions	245,348	7,010	252,358
Balance at September 30, 2007	$245,348	$22,319	$267,667

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

7.    Borrowings

The following is a summary of the Company’s borrowings as of the dates indicated:

	December 31, 2006	September 30, 2007
Seacastle Revolving Credit Facility	$—	$141,850
National City Bank Credit Facility	—	37,492
ING Loan	—	225,000
Chassis Securitization Facility	—	390,569
Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1	—	295,116
Capital Leases Obligations	—	398,847
Notes and Loans Payable	—	4,159
Carlisle Revolving Credit Facility	77,000	18,000
Carlisle Asset-Backed Securitizations
Series 2006-1 Notes	662,167	610,791
Series 2006-2 Notes	50,000	250,000
CLI Funding II Credit Facility	—	398,110
HSH Nordbank Facility	—	375,506
Total debt	$789,167	$3,145,440
Less current maturities	(68,500)	(1,193,506)
Long term debt less current maturities	$720,667	$1,951,934

Our debt consisted of revolving credit facilities, capital lease obligations and asset-backed notes payable in varying amounts through 2023, with a weighted-average interest rate of 6.34%, 6.81% and 6.05% for the periods from January 1 through February 14, 2006 and February 15, 2006 through September 30, 2006 and for the nine months ended September 30, 2007, respectively.

Seacastle Revolving Credit Facility

On July 26, 2007, the Company and its wholly-owned subsidiary, Seacastle Operating Company, entered into a $250.0 million credit agreement, consisting of a $250.0 million revolving credit facility with a $25.0 million letters of credit sublimit (the ‘‘Seacastle Revolving Credit Facility’’), with Citicorp North America, Inc., Bear Stearns Corporate Lending Inc and Deutsche Bank Trust Company Americas are lenders.

In connection with the Seacastle Revolving Credit Facility, the Company and two of its wholly-owned subsidiaries, SCT Chassis Inc. and Seacastle Holding LLC (collectively, the ‘‘Guarantors’’) executed a Guaranty Agreement (the ‘‘Guaranty Agreement’’) in favor of Citicorp North America, Inc., as agent for each of the lenders, pursuant to which the Guarantors guaranty the prompt and complete payment and performance when due by the Company of its obligations under the Seacastle Revolving Credit Facility. In addition, the Company and Seacastle Operating Company executed a pledge agreement in favor of Citicorp North America, Inc., as agent, pursuant to which each has pledged certain assets for the benefit of the secured parties as collateral security for the payment and performance of the Company’s obligations under the Seacastle Revolving Credit Facility and the Guarantors’ obligations under the Guaranty Agreement. The pledged assets include, among other things, equity interests in certain of our subsidiaries and all proceeds therefrom.

The commitments of the lenders under the Seacastle Revolving Credit Facility are scheduled to expire on July 25, 2008. Subject to certain conditions, the Company has the option of extending the maturity date of the loan for an additional six months.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

At the Company’s option, amounts outstanding under the revolving credit facility bear interest at either (i) the greater of (a) the prime lending rate as set forth by the applicable reference bank plus a margin and (b) the Federal Funds Effective Rate plus ½ of 1% plus a margin, or (ii) the Eurodollar rate plus a margin. In connection with this revolving credit facility, the Company pays an annual commitment fee on the average daily amount of undrawn funds. The commitment fee varies depending on the average daily amount of loans outstanding.

The Seacastle Revolving Credit Facility contains typical representations and covenants for loans of this type, which include a covenant for Seacastle Operating Company to maintain a tangible net worth of at least $500.0 million. At September 30, 2007, $141.9 million was outstanding under the Seacastle Revolving Credit Facility with $108.1 million of additional borrowing capacity. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 7.22%.

National City Bank Credit Facility

On July 19, 2007, two of the Company’s wholly-owned subsidiaries, Interpool and Trac Lease, entered into a $100.0 million Second Amended and Restated Credit Agreement with National City Bank and a group of lenders, with National City Bank acting as the agent, consisting of a $100.0 million revolving credit facility with a $10.0 million letters of credit sublimit (the ‘‘National City Bank Credit Facility’’). On August 31, 2007, this facility was increased to $120.0 million.

In connection with the National City Bank Credit Facility, the Company pledged certain chassis, domestic containers, gensets, leases and related assets totaling $41.6 million at September 30, 2007 for the benefit of the lenders as collateral security for the payment and performance of its obligations under the agreement.

The revolving credit facility and the letters of credit commitment are each scheduled to expire on July 17, 2009.

At the Company’s option, amounts outstanding under the revolving credit facility bear interest at either (i) the greater of (a) the prime lending rate publicly announced by National City Bank and (b) the Federal Funds Effective Rate plus a margin, or (ii) the Eurodollar rate plus a margin. In connection with the revolving credit facility commitment, the Company will pay a commitment fee per annum on the average daily amount of undrawn funds.

Under the terms of the agreement, the outstanding loans (including any letters of credit and related unreimbursed obligations) may not at any time exceed the lesser of the aggregate commitments of the lenders and the borrowing base, which is, at any time, the sum of (i) 90% of the sum of the values of the borrowers’ eligible finance leases, plus (ii) 90% of the sum of the net book values of all of the borrowers’ eligible equipment not then subject to a finance lease. If at any time the amount of outstanding loans exceeds the lesser of the aggregate commitments of the lenders and the borrowing base, then the borrowers immediately will be required to repay loans and furnish cash collateral for, or repay, the letters of credit in an aggregate amount equal to such excess.

The National City Bank Credit Facility contains typical representations and covenants for loans of this type, which include a covenant that at the end of each fiscal quarter during the term of the loan, Interpool and Trac Lease shall not have a funded debt to tangible net worth ratio that exceeds 4.0 to 1 and that the tangible net worth of Interpool and its consolidated subsidiaries will not be less than $300.0 million. At September 30, 2007, $37.5 million was outstanding under this facility. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 6.60%.

ING Loan

On July 19, 2007, the Company through its wholly-owned subsidiary, Interpool, entered into a $225.0 million term loan agreement (the ‘‘ING Loan’’), with ING Capital LLC (‘‘ING’’).

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

In connection with the ING Loan, Interpool Containers Limited (‘‘ICL’’), a subsidiary of the Company, executed a guaranty (the ‘‘ING Guaranty’’) in favor of ING, pursuant to which ICL guarantees the Company obligations under the ING Loan. ICL executed a pledge agreement in favor of ING, pursuant to which ICL pledged certain securities and financial instruments, including $225.0 million deposited in a collateral account, for the benefit of ING as collateral for the payment and performance of the Company’s obligations under the ING Loan and ICL’s obligations under the ING Guaranty. In the event the value of the collateral is (i) lower than $224.0 million for more than ten consecutive business days or (ii) lower than $220.0 million at any time, ICL is required to deposit additional funds or other eligible assets or securities (as determined by ING in its discretion) into the collateral account in order to ensure that the value of the collateral becomes equal to or higher than $225.0 million. The Company has presented amounts deposited in the collateral account as Restricted cash on the Company’s Consolidated Balance Sheets.

The ING loan is scheduled to expire on July 19, 2014 and bears interest at LIBOR plus a margin.

Each of the ING Loan and the ING Guaranty contains typical representations and covenants for loans of this type. At September 30, 2007, $225,000 was outstanding under this facility. The weighted average interest rate for the period July 19, 2007 through September 30, 2007 was 5.73%.

Chassis Securitization Facility

Interpool, the Company’s wholly-owned subsidiary, established the chassis securitization facility in September 2002. This facility initially had total debt and capital lease obligations outstanding of $540,968. The total amount outstanding under the Company’s chassis securitization facility at September 30, 2007, was $390,569 including a $19,754 premium recorded as a fair value adjustment to the Interpool Acquisition. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 5.34%. In September 2007, the Company gave irrevocable notice to repay 100% of this facility. This repayment was made on October 22, 2007.

Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1

On July 19, 2007, the Company conveyed additional assets to a titling trust. In connection therewith, the titling trust issued to Interpool Chassis Funding II, LLC (‘‘ICF II’’), a wholly-owned subsidiary of the Company, the 2007-A SUBI Certificate (the ‘‘ICF II SUBI Certificate’’). ICF II acquired the financing for the ICF II SUBI Certificate by its issuance of the Interpool Chassis Funding II Floating Rate Asset-Backed Notes, Series 2007-1 (the ‘‘ICF II Notes’’) in the principal amount of $297,185 pursuant to that certain Indenture (the ‘‘ICF II Indenture’’), among ICF II, the Company, as servicer (in such capacity, the ‘‘Servicer’’) and initial custodian, U.S. Bank National Association, a national banking association, as Indenture Trustee (the ‘‘ICF II Indenture Trustee’’), and Citigroup Global Markets Realty Corp., a New York corporation, as administrative agent.

The ICF II Notes are secured by a lien, in favor of the ICF II Indenture Trustee, on the ICF II SUBI Certificate. Ownership of the ICF II SUBI Certificate represents ICF II’s beneficial interest in, to and under the related transferred assets.

In connection with the ICF II Indenture, ICF II, the Servicer and the ICF II Indenture Trustee entered into the servicing agreement (the ‘‘ICF II Servicing Agreement’’) for the administration and servicing of the Transferred Assets. The legal maturity date of the ICF II Notes is January 19, 2009.

The ICF II Notes bear interest at a rate equal to One-Month LIBOR plus 1.0%, provided that after the occurrence and during the continuance of an event of default the ICF II Notes bear interest at a rate equal to the sum of (x) the higher of (a) the prime lending rate as set forth by the applicable reference bank and (b) the sum of (i) the Federal Funds Effective Rate and (ii) 1.50% per annum and (y) 1.0%. At September 30, 2007, $295,116 was outstanding under this facility. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 6.79%.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

Capital Lease Obligations

Interpool, the Company’s wholly-owned subsidiary, entered into a series of capital leases with various financial institutions to finance the purchase of equipment. At the date of the Interpool Acquisition, the amounts outstanding under the capital lease obligations were recognized at fair value pursuant to the provisions of SFAS No. 141. The fair value of these obligations closely approximated their book values based upon prevailing market rates for capital leases with similar terms. The total capital lease obligation was $398,847 at September 30, 2007. Chassis-related capital lease obligations were $361,901 and container related capital lease obligations were $36,946. The capital lease obligations mature in varying amounts from February 29, 2008 to January 1, 2017 and have stated rates ranging from 4.19% to 9.77%. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 5.65%.

Notes and Loans Payable

The Company has outstanding notes and loans payable with various financial institutions, the proceeds of which were used to finance assets in the chassis segment. The total notes and loans payable was $4,159 at September 30, 2007. The notes and loans payable mature in varying amounts from September 30, 2008 to March 1, 2010 at varying stated rates ranging from 5.75% to 7.14%. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 5.99%.

Carlisle Revolving Credit Facility

We have a two-year senior secured revolving credit facility, which we refer to as the Carlisle Revolving Credit Facility, that allows for maximum borrowings of $100.0 million. The agreement includes a $10.0 million sub-limit for letters of credit. Under this facility, $18.0 million was outstanding as of September 30, 2007 and $77.0 million was outstanding as of December 31, 2006. The $59.0 million reduction in the revolving credit balance was a result of payments made from funds provided by the asset-backed securitizations.

Carlisle Asset-Backed Securitizations

On August 24, 2006, we terminated our asset backed securitization facility and entered into a new facility, which we refer to as the Carlisle Asset-Backed Securitizations. We contributed certain eligible containers, together with related leases to a special purpose entity (‘‘SPE’’) whose primary business activity is to issue asset-backed notes. The SPE is one of our wholly-owned subsidiaries. These borrowings are an obligation of the SPE, and the lenders’ recourse in respect of the borrowings is generally limited to the collections that the 2006 SPE receives on the assets. The maximum aggregate borrowings under this facility is $860.8 million as of September 30, 2007. Under this facility, $860.8 million was outstanding as of September 30, 2007 and $712.2 million was outstanding as of December 31, 2006. Under this facility, there was no additional capacity to borrow as of September 30, 2007. On November 30, 2007, we increased the amount available under this facility by $125 million, which amount is available to refinance existing debt or to finance new assets.

CLI Funding II Credit Facility

On July 19, 2007, the Company through its wholly-owned subsidiary, CLI Funding II LLC has entered into a $405.0 million term loan credit agreement (the ‘‘CLI Funding II Credit Facility’’) with Bear Stearns Corporate Lending Inc., Citigroup Global Markets Realty Corp., Deutsche Bank Trust Company Americas and Citigroup Global Markets Realty Corp., as agent.

In connection with this agreement, the Company has entered into a security agreement with the agent, pursuant to which it has pledged certain assets including containers and gensets as collateral

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

totaling $466.8 million at September 30, 2007 for the payment and performance of its obligations under the CLI Funding II Credit Facility. The pledged assets include, among other things, marine and intermodal containers and generator sets owned by CLI Funding II LLC and related assets.

The CLI Funding II Credit Facility is scheduled to mature on January 16, 2009.

The loans under the CLI Funding II Credit Facility bear interest, at the Company’s option, at the rate per annum equal to either (i) the greater of (a) the prime lending rate as set forth by the agent under the agreement, plus a margin and (b) the Federal Funds Effective Rate plus ½ of 1% plus a margin or (ii) the LIBOR Rate determined for the applicable interest period, plus a margin.

At no time shall the outstanding loans exceed the borrowing base, which is based upon the most recent borrowing base report provided by CLI Funding II LLC and which at any time is the sum in the aggregate of 85% of the net book value of the eligible containers that are not then subject to a direct finance lease, plus 85% of the net present value of the direct finance lease receivables of all eligible containers that are then subject to a direct finance lease. If the outstanding loans exceed the borrowing base, then CLI Funding II LLC shall immediately repay the excess to the agent for the lenders to reduce the unpaid principal balance of the loans.

The CLI Funding II Credit Facility and related agreements contain typical representations and covenants for loans of this type including a covenant that Container Leasing International LLC, the parent company of CLI Funding II LLC maintain a consolidated tangible net worth of at least $200.0 million. At September 30, 2007, $398.1 million was outstanding under this facility. The weighted average interest rate for the period from July 19, 2007 through September 30, 2007 was 7.58%.

HSH Nordbank Facility

SCT Containers Inc. entered into a loan agreement, with HSH Nordbank on May 18, 2007 (as amended on August 3, 2007, the ‘‘HSH Nordbank Facility’’).  Under the Loan Agreement the lenders agree to loan up to $500 million for the Company’s purchases of approved containerships meeting predetermined criteria including the size of the containership, the length of the charter party agreement, the age of the containership, classification of the containership and its flag. The lenders will fund up to 65% of the lesser of each approved containership’s appraised value or of the acquisition costs.  In connection with the HSH Nordbank Facility, certain subsidiaries of the Company have pledged assets totaling $553.0 million at September 30, 2007, which include the containerships financed with the proceeds of the loan. The rate of interest on the facility is LIBOR plus a margin plus an additional amount calculated by the member banks effectively passing through their costs to comply with the minimum reserve requirements of the European Central Bank. The HSH Nordbank Facility amortizes quarterly according to a schedule set forth in the loan agreement. Amounts borrowed under this facility must be repaid at the earlier of 10 years after the drawdown date or when the corresponding ship reaches 20 years of age. At the date of the Seacastle Acquisitions, the amount outstanding under the facility was recognized at fair value pursuant to the provisions of SFAS No. 141. The fair value of $74.4 million was based on the prevailing market rates for facilities with similar terms. The resulting discount of $1.3 million will be amortized over the remaining life of the facility. Amortization of the discount for the nine months ended September 30, 2007 was $48. The total amount outstanding at September 30, 2007 was $376.7 million excluding the $1.2 million discount. As of September 30, 2007, there was approximately $123 million of additional borrowing capacity. The Company currently expects to repay approximately $117.0 million of debt outstanding under this facility that was drawn down to finance the purchase of two containerships by March 31, 2008. Accordingly, we have classified the $117 million as current debt on our balance sheet. The weighted average interest rate for the period from June 29, 2007 through September 30, 2007 was 5.90%.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

The Company’s outstanding debt as of September 30, 2007 matures as follows:

Within one year	$1,193,506
Between 1 and 2 years	504,124
Between 2 and 3 years	159,730
Between 3 and 4 years	138,656
Between 4 and 5 years	140,177
Thereafter	1,009,247
$3,145,440

8.    Derivatives and Hedging Activities

During the nine months ended September 30, 2007, the Company entered into new interest rate swap contracts, to fix the floating interest rates on a portion of the borrowings under its debt facilities, which are included in the summary table below. In addition, as part of the Interpool Acquisition, the Company entered into new interest rate swap contracts to fix the floating interest rates on a portion of the borrowings under the debt facilities assumed, which are also included in the summary table below.

Derivatives entered into during the nine months ended September 30, 2007 recorded in Other assets:

Designation	Notional Amount	Fixed Leg Interest Rate	Term	Fair Value at September 30, 2007
July 19, 2007	$4,929	3.1600%	5.5 years – amortizing	$588
July 19, 2007	$101,698	4.4050%	5.3 years – amortizing	$713

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

Derivatives entered into during the nine months ended September 30, 2007 recorded in Accounts payable and accrued expenses:

Designation	Notional Amount	Fixed Leg Interest Rate	Term	Fair Value at September 30, 2007
January 25, 2007	$50,000	5.2275%	9.6 years – amortizing	$(864)
April 26, 2007	$50,000	5.0590%	11.2 years – amortizing	$(407)
May 24, 2007	$40,000	5.3050%	11.2 years – amortizing	$(827)
June 29, 2007	$48,208	5.0720%	9.9 years – amortizing	$(287)
June 29, 2007	$49,790	5.0950%	10 years – amortizing	$(365)
June 29, 2007	$26,223	5.1277%	9.7 years – amortizing	$(308)
July 19, 2007	$37,688	6.9500%	4.7 years – amortizing	$(1,904)
July 19, 2007	$75,375	5.3570%	4.7 years – amortizing	$(1,205)
August 3, 2007	$22,854	5.4720%	10.6 years – amortizing	$(631)
August 3, 2007	$29,500	5.3050%	10.0 years – amortizing	$(584)
August 3, 2007	$51,932	5.4560%	10.0 years – amortizing	$(1,366)
August 3, 2007	$260,003	5.2760%	10.6 years – amortizing	$(3,683)
August 3, 2007	$28,333	5.5800%	7.0 years – amortizing	$(3,029)
August 3, 2007	$59,641	5.2990%	10.3 years – amortizing	$(1,114)
August 3, 2007	$196,667	5.3070%	10.0 years – amortizing	$(3,884)
September 26, 2007	$58,500	5.1765%	4.8 years – amortizing	$(1,089)
September 27, 2007	$60,000	5.0010%	10.9 years – amortizing	$(338)
September 28, 2007	$58,500	5.1740%	4.8 years – amortizing	$(1,084)
September 28, 2007	$58,500	5.1760%	4.8 years – amortizing	$(1,088)
September 28, 2007	$4,550	5.5900%	7.3 years – amortizing	$(1,437)
September 28, 2007	$2,450	5.5900%	2.3 years – amortizing	$(295)
September 28, 2007	$4,550	5.5900%	7.6 years – amortizing	$(1,385)
September 28, 2007	$2,450	5.5900%	2.6 years – amortizing	$(313)
September 28, 2007	$4,550	5.5900%	7.6 years – amortizing	$(1,385)
September 28, 2007	$2,450	5.5900%	2.6 years – amortizing	$(313)
September 28, 2007	$4,550	5.5900%	7.6 years – amortizing	$(1,385)
September 28, 2007	$2,450	5.5900%	2.6 years – amortizing	$(313)
September 28, 2007	$58,500	5.1760%	4.8 years – amortizing	$(1,088)

As of September 30, 2007, the Company had in place total interest rate swap contracts to fix the floating interest rates on a portion of the borrowings under its debt facilities as summarized below:

Total notional amount at September 30, 2007	Weighted average fixed leg interest rate	Weighted average remaining term
$ 2,130,930	5.0895%	7.8 years

The fair value of the Company’s interest rate swap contracts were reflected on the Consolidated Balance Sheets as follows:

	December 31, 2006	September 30, 2007
Swap assets (included in Other assets)	$6,825	$4,196
Swap liabilities (included in Accounts payable and accrued expenses)	$1,414	$35,564

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

The unrealized gains and (losses) on the Company’s interest rate swaps were reflected in the Consolidated Statements of Operations as follows:

Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007
$3,527	$(711)	$(1,768)

These gains and (losses) predominantly represents the change in fair value of the interest rate swap contracts.

During the third and fourth quarters of 2007, certain of our Initial Shareholders entered into novation agreements with the Company pursuant to which the obligations under nineteen swap agreements to which the Initial Shareholders were a party were transferred to the Company. These swaps were originally executed by these Initial Shareholders for the purpose of hedging variable rate debt. It is consistent with the Initial Shareholders’ risk management policies to hedge debt at the time of commitment rather than at the time of funding which is the Company’s policy. As such, the novations took place after the Company had received the committed funds under the debt facilities. Each of the novated swap agreements was directly related to obligations of the Company. In certain of the swap agreements, the Initial Shareholders had access to derivative markets that would likely not have been available to the Company at that time. At the time of these novations, the value of the swaps was $17.7 million and $8.3 million of liabilities during the third and fourth quarters, respectively. No consideration was paid by the Initial Shareholders for the assumption by the Company of these liabilities. The Company also recorded a corresponding reduction of retained earnings.

9.    Commitments and Contingencies

Purchase Commitments

In July 2007, the Company contracted with Daewoo Shipbuilding & Marine Engineering Co., Ltd. for the construction and purchase of four 4,400 TEU containerships for an aggregate purchase price of $280.8 million of which $252.7 remains outstanding as of September 30, 2007. The containerships are scheduled to be delivered by 2010.

In October 2007, the Company entered into an agreement with a third party for the purchase of two additional newbuild containerships for an aggregate purchase price of $176.0 million. In November, the Company paid a 10% deposit and the remainder of this commitment, $158.4 million, is due upon delivery expected in 2009.

Lease Commitments

The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment with various expiration dates through 2022. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses. Rental expense under operating leases aggregated $4,281 for the nine months ended September 30, 2007.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

As of September 30, 2007, the aggregate minimum rental commitment under operating leases having initial or remaining noncancelable lease terms in excess of one year was as follows:

Within one year	$16,244
Between one and two years	$15,929
Between two and three years	$13,248
Between three and four years	$7,691
Between four and five years	$7,343
Thereafter	$4,001
$64,456

The Company and its subsidiaries are parties to various capital leases and are obligated to make payments related to its long-term borrowings. See Note 7 to the Consolidated Financial Statements.

Guarantees and Indemnifications

In the ordinary course of business, the Company, through its wholly-owned subsidiary, Interpool, executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters, governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and have accrued for any expected losses that are probable.

At September 30, 2007, the following guarantees and indemnifications for which payments are possible are as follows:

Taxes

In the ordinary course of business, Interpool provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. Interpool’s liability typically is fixed when a final determination of the indemnified party’s tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. Interpool is party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, it is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Contractual Relationships

During the second quarter of 2003, Interpool arranged a leasing transaction between one of its major customers and a financial institution for up to 3,000 containers. As part of this transaction, Interpool received initial fees and agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. In addition, if the lessee agreed to extend the lease, Interpool agreed to purchase the equipment from the financial institution at a stated value and lease it to the lessee for this additional period at a stated lease rate. Interpool further agreed to provide the lessee with a purchase option at the end of the extended lease period that would be less than the fair market value of the equipment at the date the lessee could exercise its option (the ‘‘Bargain Purchase Option’’).

The estimated fair value at the end of the lease term guaranteed by Interpool for these containers amounts to approximately $4,360. Interpool has estimated its potential liability related to these

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

guarantees based upon the Bargain Purchase Option granted to the lessee. As such, the Company has accrued for the estimated value of its liability for this Bargain Purchase Option amounting to $1,017 that could be due in approximately 5 years.

Other

The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, the Company requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while the chassis are on-hire to the lessees. In addition, lessees are generally required to maintain minimum levels of general liability insurance coverages which are standard in the industry. In addition, the Company maintains a general liability policy in the event that the above lessee coverage is insufficient. While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its financial condition, results of operations or cashflows.

The Company is subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. The Company may spend significant financial and managerial resources to defend itself against such claims, even when they are without merit. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse effect on the Company, its financial condition, results of operations or cash flows.

Pending Governmental Investigations

Following Interpool’s announcements in July 2003 that its Audit Committee had commissioned an internal investigation by special counsel into its accounting, Interpool was notified that the SEC had opened an informal investigation of Interpool. As Interpool had anticipated, this investigation was converted to a formal investigation later in 2003. Interpool has fully cooperated with this investigation. During 2003 and 2004, the New York office of the SEC received a copy of the written report of the internal investigation and received documents and information from Interpool, its Audit Committee and certain other parties pursuant to SEC subpoenas. During late 2003, Interpool was also advised that the United States Attorney’s office for the District of New Jersey (the ‘‘U.S. Attorney’s office’’) received a copy of the written report of the internal investigation by its Audit Committee’s special counsel and opened an investigation focusing on certain matters described in the report. Interpool was neither a subject nor a target of the investigation by the U.S. Attorney’s office. Interpool has not had any communications with either the SEC or the U.S. Attorney’s office relating to their respective investigations since 2004 and it does not have any information regarding the current status of either of these investigations. Therefore, the Company cannot predict the final outcome of either of these investigations and cannot be assured that they may not result in the taking of some action that may be adverse to the Company.

10.    Income Taxes

The consolidated income tax expense for the period from February 15, 2006 through September 30, 2006 and the nine month period ended September 30, 2007 was determined based upon estimates of the Company’s consolidated effective income tax rates for the years ending December 31, 2006 and 2007, respectively. The difference between the consolidated effective income tax rate and the U.S. federal statutory rate is primarily attributable to state income taxes and non-U.S. operations.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

The Company adopted the provisions of FIN No. 48 effective January 1, 2007. The Company determined the cumulative effect of all uncertain tax positions and the resulting unrecognized tax benefits, of which none had a material effect on the Company’s consolidated financial statements. The Company’s current and deferred income tax liability after adoption of FIN No. 48 is not materially different than they were prior to adoption. As of September 30, 2007, the Company has $1,374 of unrecognized tax benefits, all of which if recognized would affect the Company’s effective tax rate.

The Company has tax returns for the years 2004 through 2006 open for federal income tax examination purposes and tax returns for the years 2002-2006 for state income tax examination purposes in several jurisdictions. The Company does not expect the outcome of such examinations to have a material impact on the Consolidated Financial Statements.

11.    Shareholders’ Equity and Share-Based Payments

Seacastle Acquisitions

The Company effected the Seacastle Acquisitions on June 29, 2007 in which the shareholders of Seacastle Operating contributed their shares to Seacastle Inc. in exchange for shares of Seacastle Inc. (see Note 1). The exchange of shares of Seacastle Inc. for shares of Seacastle Operating was accounted for as an acquisition under common control and an equity recapitalization and therefore, Seacastle Inc.’s equity structure has been retroactively applied to the historical periods of Seacastle Operating in these consolidated financial statements.

Restricted Stock Grants

On January 31, 2007, a total of 82,978 restricted shares were granted at a fair value of $4.53 per share or a total fair value of $376. The fair value of the restricted shares granted was determined based on a retrospective valuation. The valuation relied on observed equity investments made by the shareholders of the Company, adjusted to reflect the lack of marketability of the Company’s shares granted to employees.

On June 15, 2007, a total of 41,419 restricted shares were granted at a fair value of $10 per share or a total fair value of $414. On June 29, 2007 a total of 344,433 restricted shares were granted at a fair value of $10 per share or a total fair value of $3,444. On August 1, 2007, a total of 60,000 restricted shares were granted at a fair value of $10 per share for a total fair value of $600. The fair value of these grants was determined based on a sale of Seacastle Inc. common shares to Fortress Fund IV on July 19, 2007 for cash of $10 per share.

Approximately $300 of compensation expense is included in selling, general and administrative expenses in the Company’s Consolidated Statement of Operations for the nine months ended September 30, 2007 related to the Company’s issuance of 528,830 shares of restricted stock issued during the nine months ended September 30, 2007. Total unrecognized compensation cost of approximately $4,195 as of September 30, 2007 related to the restricted stock will be recognized over the remaining vesting period of 3 to 5 years.

The Company recognized approximately $528 of compensation cost reflected in selling, general and administrative expenses in the Company’s Consolidated Statement of Operations for the nine month period ended September 30, 2007, related to the Company’s stock-based compensation plans as a result of 752,438 restricted shares granted as of December 31, 2006. Total unrecognized compensation cost of approximately $2,340 as of September 30, 2007 related to the shares of restricted stocks granted during the year ended December 31, 2006 will be recognized over the remaining vesting period of approximately 4 years.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

A summary of fair value of nonvested shares for the nine months ended September 30, 2007 is as follows:

Nonvested Shares	Shares	Weighted Average Grant Date Fair Value	Fair Value of Nonvested Shares at Grant Date
Nonvested at January 1, 2007	669,601	$4.53	$3,033
Granted	528,830	9.14	4,834
Vested	(133,920)	4.53	(607)
Nonvested at September 30, 2007	1,064,511	$6.82	$7,260

Employee Common Share Purchase

Through individual employment agreements, certain members of management are given the opportunity to purchase common shares of the Company. During the nine months ended September 30, 2007, 25,806 common shares were sold to employees for $216. The fair value was determined based on a sale of Seacastle Inc. common shares to Fortress Investment Fund IV on July 19, 2007 for cash of $10 per share. Under certain circumstances the employees can put the shares to the Company for the lesser of their fair market value or the original purchase price.

12.    Accumulated Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of net income or loss for the current period and gains or losses that have been previously excluded from the Consolidated Statements of Operations and Shareholders’ equity.

Other comprehensive income (loss) and the related tax effect is as follows:

February 15, 2006 through December 31, 2006	Before Tax	Tax Effect	Net of Tax
Unrealized holding gains/(losses) arising during the period:
Net change in fair value of derivatives	$(204)	$—	$(204)
Foreign currency translation	(123)	—	(123)
	$(327)	$—	$(327)

Nine Months Ended September 30, 2007	Before Tax	Tax Effect	Net of Tax
Unrealized holding gains/(losses) arising during the period:
Net change in fair value of derivatives	$(22,184)	$3,724	$(18,460)
Foreign currency translation	215	—	215
	$(21,969)	$3,724	$(18,245)

The components of accumulated other comprehensive income(loss), net of taxes, are as follows:

	December 31, 2006	September 30, 2007
Net change in fair value of derivatives	$(204)	$(18,664)
Foreign currency translation	(123)	92
Total accumulated other comprehensive income(loss)	$(327)	$(18,572)

There are no material reclassifications in Accumulated other comprehensive income (loss).

13.    Earnings Per Share

The weighted average shares used to calculate basic and diluted earnings per share (‘‘EPS’’) has been retroactively adjusted based on the equity structure of Seacastle Inc. (see Note 1). Basic EPS is

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

calculated by dividing net income (loss) by the weighted average number of common shares outstanding during each period. The weighted average shares outstanding include the Company’s unvested shares for purposes of basic EPS. The Company’s calculation of basic EPS includes 1,064,511 shares of unvested restricted stock with a weighted-average impact of 761,074 shares. These unvested restricted shares provide for a non-contingent transfer of dividends. Therefore, as required by EITF No. 03-6-a and Proposed FASB Staff Position No. EITF 03-6-a, these shares are considered to be participating securities and included in the calculation of basic earnings per share. The Company employs a two class method in the computation of basic and diluted EPS. At this time, the Company anticipates no forfeitures of unvested restricted shares issued due the newness in age of the grants, therefore the EPS for each of the classes is the same. Diluted EPS is calculated by dividing Net income (loss) by the weighted average number of common shares outstanding during the period while also giving effect to all potentially dilutive common shares based on the treasury stock method. There were no anti-dilutive common shares for any period in these financial statements.

The calculations of both basic and diluted earnings per share are as follows:

	Successor
	Period from February 15, through September 30, 2006	Nine Months Ended September 30, 2007
Numerator
Net income	$2,012	$26,597
Denominator
Weighted average shares for earnings per share	33,134,854	55,402,347
Basic Earnings per share:
Net income per share	$0.06	$0.48
Diluted Earnings per share:
Net income per share	$0.06	$0.48

14.    Segment Information

Prior to the Seacastle Acquisitions and Interpool Acquisition, the Company operated in one reportable segment, which was the containers segment.

On June 29, 2007, through the Seacastle Acquisitions, the Company purchased the containership business of Seacastle Holdings LLC. In addition, on July 19, 2007, Seacastle Inc. purchased the chassis and container businesses of Interpool.

As a result of the acquisitions, as of September 30, 2007, the Company operated within the following segments:

•	Chassis, the operations of which include the acquisition and leasing of chassis to be used by third parties to transport containers.

•	Containers, the operations of which include the acquisition, leasing and re-leasing of multiple types of intermodal containers and related equipment.

•	Containerships, the operations of which include the acquisition and leasing of containerships to be used by third parties for transporting commodities and finished goods.

All significant transactions between the segments have been eliminated.

We define Adjusted EBITDA as income (loss) from continuing operations before income taxes, interest expenses including write-offs of deferred financing costs, depreciation and amortization, fair

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

value adjustments on derivative instruments and write-offs of goodwill. We use Adjusted EBITDA to assess our consolidated financial and operating performance and we believe this non-GAAP measure is helpful to management and investors in identifying trends in our performance. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. Adjusted EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is the metric used by senior management and our board of directors to review the performance of the business segments.

Selected information by reportable segment is presented in the following tables:

	Predecessor	Successor
	Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through September 30, 2006	Nine Months Ended September 30, 2007
Total revenues
Chassis
Equipment leasing revenue	$—	$—	$54,016
Finance revenue	—	—	2,202
Other revenue	—	—	5,286
Total revenues	—	—	$61,504
Containers
Equipment leasing revenue	$15,962	$85,554	$122,319
Finance revenue	2,088	9,973	19,743
Other revenue	155	1,552	5,343
Total revenues	$18,205	$97,079	$147,405
Containerships
Equipment leasing revenue	$—	$—	$13,450
Finance revenue	—	—	—
Other revenue	—	—	—
Total revenues	—	—	$13,450
Total revenues
Equipment leasing revenue	$15,962	$85,554	$189,785
Finance revenue	2,088	9,973	21,945
Other revenue	155	1,552	10,629
Total revenues	$18,205	$97,079	$222,359
Adjusted EBITDA
Chassis	$—	$—	$32,888
Containers	13,603	80,008	119,488
Containerships	—	—	9,510
Adjusted EBITDA	$13,603	$80,008	$161,886

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

The following is a reconciliation of Adjusted EBITDA, a non-US GAAP measure to Net income:

	Predecessor	Successor
	Period from January 1, 2006 through February 14, 2006	Period from February 15, 2006 through December 31, 2006	Nine Months Ended September 30, 2007
Adjusted EBITDA	$13,603	$80,008	$161,886
Less: Depreciation and amortization	(7,208)	(41,562)	(70,356)
Interest expense, net of interest income	(5,116)	(36,411)	(60,238)
Add: Fair value adjustment for derivative instruments	3,527	—	—
Income before provision for income taxes	4,806	2,035	31,292
Provision for income taxes	—	(23)	(4,695)
Net income	$4,806	$2,012	$26,597

Total Assets at the periods ending December 31, 2006 and September 30, 2007 respectively

	Chassis		Containers		Containerships		Total	Total
	2006	2007	2006	2007	2006	2007	2006	2007
Total assets
Cash	$—	$11,255	$12,088	$40,436	$—	$10,526	$12,088	$62,217
Restricted Cash	—	248,500	—	19,030	—	—	—	267,530
Net investment in direct finance leases	—	106,602	171,714	574,033	—	—	171,714	680,635
Leasing equipment, net of accumulated depreciation	—	1,364,439	843,401	1,046,473	—	565,729	843,401	2,976,641
Advances for containerships under construction				—	—	28,290	—	28,290
Goodwill	—	245,348	15,309	22,319	—	—	15,309	267,667
All other assets	—	125,491	55,895	62,722	—	4,107	55,895	192,320
Total Assets	$—	$2,101,635	$1,098,407	$1,765,013	$—	$608,652	$1,098,407	$4,475,300

15.    Subsequent Events

On November 30, 2007, the Company’s subsidiary, CLI Funding LLC, amended its existing Asset-Backed Securitization facility to increase the commitment amount of its Series 2006-2 notes from $250 million to $375 million.

On November 1, 2007, the Company was notified that Maersk Line intends to terminate leases relating to approximately 2,800 chassis and may terminate leases relating to an additional 2,200 chassis prior to the expiration of their lease terms. Originally, the leases were expected to terminate in 2011 and 2012. Under the terms of the lease agreements with this customer, if the customer terminates the equipment prior to the stated term of the lease, they are obligated to pay an additional rental charge for each chassis retroactive to the date the chassis went on hire. In addition, the previous daily rental rate is increased until the chassis are actually terminated.

On October 31, 2007, the Company’s subsidiary, CLI Funding III LLC, a special purpose vehicle incorporated under the laws of Delaware, entered into a $300 million senior secured credit facility to finance a portfolio of container finance leases and certain new container finance leases acquired in the future. The facility has a two year revolving period, during which additional finance leases can be added to the portfolio, followed by a term-out period not to exceed ten years during which the facility amortizes. Borrowings under the facility are limited to a maximum of 85% of the present value of finance lease receivables throughout the facility’s 12-year term and bear interest at a rate equal to a LIBOR rate or a Cost of Funds rate (as defined in the agreement) plus a margin. Pursuant to a Guaranty dated October 31, 2007, the Company has guaranteed the payment obligations of CLI Funding III LLC under the credit facility documents.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

On October 22, 2007, the Company assumed interest rate swap agreements from its’ initial shareholders with liability positions of $8.3 million at the assumption date.

In October 2007, the Company entered into an agreement with a third party to purchase two 4,860 TEU containerships. The containerships are scheduled for delivery in 2009 and will be chartered to APL for 7 years. The total commitment for these containerships is $176 million. In November of 2007, the Company paid a 10% deposit and the remainder is of the commitment, $158.4 million, is due upon the delivery which is expected in 2009. On October 31, 2007, a commitment letter was executed with a financial institution for a facility to finance two 4,860 TEU containerships which are scheduled for delivery and charter to APL in 2009.

On October 22, 2007, the Company settled its obligations under the Chassis Securitization Facility in accordance with the buyout terms of the facility agreement. The Company paid its net obligations of $358.5 million, which consisted of the settlement of a receivable of $30.3 million that was outstanding with the lender in connection with the securitization. The Company settled the obligation using the proceeds from a new securitization facility, the Chassis Funding Floating Rate Asset-Backed Notes, Series 2007-1, entered into on the same day with Citibank for $362.7 million. The new facility matures on October 20, 2008 and bears interest at a rate equal to One-Month LIBOR plus a specified margin not to exceed 2.25%.

On August 31, 2007, Interpool and Seacastle entered into termination of employment agreements with two Interpool executive officers. These agreements replaced the existing employment agreements that had previously been entered into by the executive officers. Each of the officers received cash payments in September 2007 that were contingent upon the officer’s agreement to purchase common shares in the Company. In October, 2007, the officers purchased 600,000 shares of common stock for $10 per share and were granted 600,000 shares of non-restricted common stock.

16.    Pro Forma Capitalization and Earnings per Share

The following tables set forth our capitalization at September 30, 2007 and our capitalization as of such date as adjusted to give effect to the repayment of $     million of indebtedness, the payment of an ordinary dividend from cash on hand in the amount of $         per common share, or an aggregate of $   million, declared by our board of directors on             , 2008 and payable on             , 2008.

	Actual	Pro Forma
Debt and capital lease obligations	$3,145,440
Common shares	1,105
Additional paid-in capital	1,000,696
Retained earnings	12,483
Accumulated other comprehensive loss	(18,572)
Total shareholders’ equity	995,712
Total capitalization	$4,141,152

The pro forma earnings per share and pro forma weighted average number of shares outstanding for the nine months ended September 30, 2007, reflect the repayment of $         million of indebtedness, the dividend of approximately $         million and the issuance of              shares as a part of the Company’s intial public offering used to replace the capital in excess of earnings, for the last twelve months preceding the dividend, being withdrawn by the payment of the dividend.

Seacastle Inc. (formerly FIF III CLI Holding, Limited)
Notes to Consolidated Financial Statements (unaudited)
(dollars in thousands, except as otherwise noted and for share and per share amounts)

Pro Forma
Pro forma earnings per share
Basic
Diluted
Pro forma weighted average shares outstanding
Basic
Diluted

Report of Independent Registered
Public Accounting Firm

The Board of Directors
Interpool, Inc.:

We have audited the accompanying consolidated balance sheets of Interpool, Inc. and subsidiaries as of December 31, 2005 and 2006 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Interpool, Inc. and subsidiaries as of December 31, 2005 and 2006, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

As disclosed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123(R) Share-Based Payments on January 1, 2006.

(signed) KPMG LLP

Short Hills, N.J.
March 9, 2007

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2006
(dollars in thousands, except share and per share amounts)

	2005	2006
ASSETS:
Cash and cash equivalents (including restricted cash of $22,572 and $22,875 at December 31, 2005 and 2006, respectively)	$427,265	$385,321
Accounts Receivable, less allowance of $13,315 and $2,172, respectively	80,925	63,230
Note receivable	—	37,500
Net investment in direct financing leases	362,874	403,979
Other receivables, net	4,814	19,175
Leasing equipment, net of accumulated depreciation and amortization of $566,217 and $304,046, respectively	1,771,190	1,309,672
Other assets	68,048	50,498
Assets held for sale	—	21,797
TOTAL ASSETS	$2,715,116	$2,291,172
LIABILITIES:
Accounts payable and accrued expenses	$139,960	$155,884
Warrant liability	53,231	—
Income taxes:
Current	17,682	24,522
Deferred	55,797	43,413
Total taxes	73,479	67,935
Deferred income	3,776	6,349
Debt and capital lease obligations
Due within one year	229,112	262,768
Due after one year	1,734,547	1,200,766
Total debt and capital lease obligations	1,963,659	1,463,534
TOTAL LIABILITIES	2,234,105	1,693,702
Minority interest in equity of subsidiaries	47,393	26,943
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $.001 per share; 100,000,000 shares authorized, 29,426,564 and 31,808,650 shares issued at December 31, 2005 and 2006, respectively	28	29
Additional paid-in capital	157,573	240,932
Unamortized deferred compensation	(442)	—
Treasury stock, at cost, 931,591 and 2,561,530 shares at December 31, 2005 and 2006, respectively	(16,632)	(57,000)
Retained earnings	290,106	381,704
Accumulated other comprehensive income	2,985	4,862
TOTAL STOCKHOLDERS’ EQUITY	433,618	570,527
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,715,116	$2,291,172
The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(dollars and shares in thousands)

	2004	2005	2006
REVENUES:
Equipment leasing revenue, including income recognized on direct financing leases of $41,659, $39,232 and $39,775, respectively	$380,399	$381,214	$332,927
Management fee revenue	7,784	12,638	17,299
Other revenue	16,204	22,660	24,004
TOTAL REVENUES	404,387	416,512	374,230
COSTS AND EXPENSES:
Lease operating expenses	95,332	103,826	112,756
Administrative expenses	49,943	53,113	55,275
Provision for doubtful accounts	1,476	2,063	1,432
Fair value adjustment for derivative instruments	(1,511)	(2,860)	(2,792)
Fair value adjustment for warrants	49,222	(18,491)	5,209
Depreciation and amortization of leasing equipment	89,458	90,047	63,348
Impairment of leasing equipment	4,610	4,032	10,946
(Income)/loss for investments accounted for under the equity method	(416)	(187)	58
Loss on retirement of debt	—	2,997	8,383
Gain on sale of leasing equipment	(14,743)	(13,424)	(77,180)
Gain on sale of consolidated subsidiary	—	—	(50,438)
Other income, net	(943)	(1,412)	(442)
Gain on insurance settlement	(6,267)	—	(2,950)
Gain on sale of equity investment	—	(13,001)	—
Interest expense	112,013	121,098	109,956
Interest income	(3,390)	(9,386)	(20,657)
TOTAL COST AND EXPENSES	374,784	318,415	212,904
Income before minority interest expense and provision for income taxes	29,603	98,097	161,326
Minority interest expense	(8,372)	(6,791)	(7,633)
Income before provision for income taxes	21,231	91,306	153,693
Provision for income taxes	13,362	30,775	47,107
NET INCOME	$7,869	$60,531	$106,586
NET INCOME PER SHARE:
Basic	$0.29	$2.17	$3.73
Diluted	$0.27	$1.94	$3.29
WEIGHTED AVERAGE SHARES OUTSTANDING (in thousands):
Basic	27,380	27,858	28,599
Diluted	28,960	32,296	33,035

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(dollars and shares in thousands)

	Common Stock		Additional Paid-in Capital	Unamortized Deferred Compensation	Treasury Stock	Retained Earnings	Acum. Other Comp. Income (Loss)	Comp- Income	Total Share- holder’s Equity
	Outstanding Shares	Par Value
BALANCE, December 31, 2003	27,377	$28	$135,629	$(1,184)	$(2,229)	$269,121	$(14,888)		$386,477
Net income	—	—	—	—	—	7,869	—	7,869	7,869
Other comprehensive income	—	—	—	—	—	—	9,139	9,139	9,139
Comprehensive income								$17,008
Restricted stock award	2	—	371	(371)	—	—	—		—
Amortization of restricted stock award	—	—	—	85	—	—	—		85
Forfeitures restricted stock award	—	—	(1,017)	916	—	—	—		(101)
Options exercised	248	—	10,006	—	(9,279)	—	—		727
Stock grant	5	—	123	—	—	—	—		123
Cash dividends declared:
Common stock, $0.25 per share	—	—	—	—	—	(7,296)	—		(7,296)
BALANCE, December 31, 2004	27,632	28	145,112	(554)	(11,508)	269,694	(5,749)		397,023
Net income	—	—	—	—	—	60,531	—	60,531	60,531
Other comprehensive income	—	—	—	—	—	—	8,734	8,734	8,734
Comprehensive income								69,265
Amortization of restricted stock award	8	—	—	112	—	—	—		112
Options exercised	855	—	12,461		(5,124)	—	—		7,337
Cash dividends declared:
Common stock, $1.41 per share	—	—	—	—	—	(40,119)	—		(40,119)
BALANCE, December 31, 2005	28,495	28	157,573	(442)	(16,632)	290,106	2,985		433,618
Net income	—	—	—	—	—	106,586	—	106,586	106,586
Other comprehensive income	—	—	—	—	—	—	1,877	1,877	1,877
Comprehensive income								108,463
Stock incentive plans	3	—	884	—	(41)	—	—		843
Reclass unamortized compensation Restricted stock award	—	—	(442)	442	—	—	—		—
Warrant reclassification	—	—	58,440	—	—	—	—	—	58,440
Accretion of preferred stock in a consolidated subsidiary	—	—	—	—	—	(835)	—		(835)
Options exercised	749	1	24,477		(40,327)	—	—		(15,849)
Cash dividends declared:
Common stock, $0.49 per share	—	—	—	—	—	(14,153)	—		(14,153)
BALANCE, December 31, 2006	29,247	$29	$240,932	—	$(57,000)	$381,704	$4,862		$570,527

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2005 AND 2006
(dollars in thousands)

	2004	2005	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,869	$60,531	$106,586
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	97,123	96,449	68,861
Impairment of leasing equipment	4,610	4,032	10,946
Amortization of debt discount	506	2,386	2,590
Provision/(benefit) for deferred income taxes	11,124	5,960	13,369
Gain on sale of leasing equipment	(14,743)	(13,424)	(77,180)
Gain on sale of formerly consolidated subsidiary	—	—	(50,438)
Gain on insurance settlement	(6,267)	—	(2,950)
Gain on sale of equity investment	—	(13,001)	—
Provision for doubtful accounts	1,476	2,063	1,432
Stock based compensation expense	85	112	530
Loss on retirement of debt	—	2,997	8,383
Fair value adjustment for preferred stock	—	4,451	—
Fair value adjustment for derivative instruments	(1,511)	(2,860)	(2,792)
Fair value adjustment for warrants	49,222	(18,491)	5,209
(Income)/loss for investments accounted for under the equity method	(416)	(187)	58
Increase in accounts receivable	(3,619)	(8,144)	(16,214)
Decrease/(increase) in other receivables	26,610	(1,212)	(7,356)
Increase in other assets	(11,342)	(2,190)	(5,952)
(Decrease)/increase in accounts payable and accrued expenses	(5,801)	12,168	28,970
Increase in income taxes payable	1,488	15,643	7,181
(Decrease)/increase in deferred income	(686)	(488)	3,034
Other, net	4,601	3,157	4,458
Net cash provided by operating activities	160,329	149,952	98,725
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of leasing equipment	(206,613)	(433,189)	(340,499)
Proceeds from dispositions of leasing equipment	153,058	145,903	612,049
Investment in direct financing leases	(43,708)	(60,885)	(100,937)
Cash collections on direct financing leases	88,939	89,865	95,515
Proceeds from sale of equity investment	—	15,002	—
Proceeds from sale of formerly consolidated subsidiary	—	—	40,000
Net cash (used for) provided by investing activities	(8,324)	(243,304)	306,128
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	627,296	879,299	225,975
Payment of long-term debt and capital lease obligations	(387,296)	(652,540)	(664,934)
Borrowings of revolving credit lines	30,500	197,472	124,890
Repayment of revolving credit lines	(245,995)	(183,472)	(116,000)
Purchase of treasury stock	—	—	(40)
Tax benefit associated with stock option exercise	—	—	120
Proceeds from issuance of common stock	—	6,560	—
Dividends paid	(8,071)	(36,160)	(12,539)
Net cash provided by (used for) financing activities	16,434	211,159	(442,528)
Net increase/(decrease) in cash and cash equivalents	168,439	117,807	(37,675)
CASH AND CASH EQUIVALENTS, included in sale of formerly consolidated subsidiary	—	—	(4,269)
CASH AND CASH EQUIVALENTS, beginning of period	141,019	309,458	427,265
CASH AND CASH EQUIVALENTS, end of period	$309,458	$427,265	$385,321
Supplemental Schedule of Non-Cash Investing Activities:
Transfers from leasing equipment to direct financing leases	$24,449	$33,719	$57,804
Transfer of warranty liability to additional paid in capital	—	—	58,440
Note receivable on sale of formerly consolidated subsidiary	—	—	37,500
Transfer of leasing equipment to assets held for sale	—	—	21,797
Transfers from direct financing leases to leasing equipment	12,546	2,040	4,117
Change in additional paid-in-capital resulting from excess tax benefit associated with stock option exercise	727	777	120

The accompanying notes to the Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

(1)	Nature of operations and significant accounting policies:

Nature of operations and significant accounting policies

The nature of operations and the significant accounting policies used by Interpool, Inc. and subsidiaries (the ‘‘Company’’ or ‘‘Interpool’’) in the preparation of the accompanying consolidated financial statements are summarized below. The Company’s accounting records are maintained in United States dollars and the consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (‘‘U.S. GAAP’’).

Nature of operations—

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the Company’s operations come from two reportable segments: container leasing and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company’s chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads. Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

Historically, the Company’s container leasing operations were primarily conducted through a wholly-owned subsidiary, incorporated in Barbados, as well as through Container Applications International, Inc. (‘‘CAI’’), a consolidated subsidiary in which the Company owned a 50% common equity interest and appointed a majority of the members of the board of directors. On October 1, 2006, the Company sold its 50% common equity interest to CAI for total consideration of $77,500, consisting of a $40,000 cash payment and the issuance of a convertible subordinated secured promissory note by CAI to the Company in the principal amount of $37,500. As a result of this transaction, the Company no longer has an ownership interest in CAI and thus CAI’s assets and liabilities are no longer consolidated in the Company’s Consolidated Balance Sheet at December 31, 2006.

In addition, due to the potential convertibility of the promissory note, under certain circumstances, the Company could, at some future date, hold an equity interest in CAI exceeding 20% if it elected to convert the promissory note. Accordingly, CAI’s operating results through September 30, 2006 have been treated as results from continuing operations in the Company’s Consolidated Statements of Income for the year ended December 31, 2006, as well as the Company’s Consolidated Statements of Cash Flows for the twelve month period ended December 31, 2006. See Note 7 to the Consolidated Financial Statements for further discussion.

Profits of the Company’s Barbados subsidiaries generated by international container leasing operations are exempt from federal taxation in the United States to the extent such profits are retained outside the United States. These profits are subject to Barbados tax at rates that are substantially lower than the applicable rates in the United States.

March 2006 Sale of Containers

On March 29, 2006, the Company’s wholly-owned container leasing subsidiary, Interpool Containers Limited (‘‘ICL’’), completed the sale of approximately 273,300 standard dry marine cargo containers (the ‘‘March 2006 Container Sale’’), together with an assignment of all rights of ICL under

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

existing operating leases for these containers with its customers, to a newly formed subsidiary of an investor group based in Switzerland (the ‘‘Purchaser’’), pursuant to a Sale Agreement dated March 14, 2006 (the ‘‘Sale Agreement’’). The containers sold represented approximately 74% of the standard dry marine cargo containers in the Company’s operating lease fleet at December 31, 2005, including most of the containers managed for the Company by CAI. The sale did not include containers subject to existing direct financing leases with customers. In connection with the sale, the Company entered into a new management agreement with the Purchaser and CAI, pursuant to which the Company will manage the containers that are currently under long term lease in exchange for management fees. See Note 6 to the Consolidated Financial Statements for further information.

Effective April 1, 2006, the Company no longer records leasing revenue and lease operating and administrative expense relating to the containers sold to the Purchaser, but the Company records management fee revenue earned under the management agreements entered into with the Purchaser. All billings generated less expenses incurred on behalf of the investors (net of the management fee earned by the Company) are payable to the investors. As a result, all revenues and lease operating expenses included in the Consolidated Statements of Income include only those revenues and costs associated with the Company’s owned equipment or equipment leased to customers by the Company under the terms of direct financing leases. In addition, effective April 1, 2006, the Company’s depreciation expense has been reduced due to the sale of the containers and its effective tax rate has increased because its U.S. sourced income represents a larger portion of its net income.

Basis of consolidation—

The Company’s consolidated financial statements are prepared in accordance with U.S. GAAP. The consolidated financial statements include the accounts of the Company and subsidiaries more than 50% owned or otherwise controlled by the Company. All significant intercompany transactions have been eliminated in consolidation. Minority interest in equity of subsidiaries represents the minority stockholders’ proportionate share of the equity in the income/(losses) of the subsidiaries.

Certain investments in which the Company does not own a majority interest or otherwise control, but where it has the ability to exercise significant influence over the investee, have historically been accounted for using the equity method of accounting. In September 2005, a non-transportation company in which the Company held a minority equity position since 1997 was sold.

Goodwill—

On June 29, 2001, the FASB approved SFAS No. 142, Goodwill and Other Intangible Assets (‘‘SFAS 142’’). SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual value, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (‘‘SFAS 144’’).

Commencing January 1, 2002, as a result of adopting SFAS 142, goodwill is no longer amortized but is reviewed for impairment. Total goodwill recorded at December 31, 2005 was $5,495 and was included in other assets on the accompanying Consolidated Balance Sheet and in total assets within the Domestic Intermodal Leasing segment. Since all goodwill recorded in the Consolidated Financial Statements related to the investment in CAI which was sold on October 1, 2006, there is no remaining goodwill at December 31, 2006.

Translation of foreign currencies—

The Company has determined that the U.S. dollar is its functional currency for each of its overseas operations; therefore, all gains and losses resulting from translating foreign currency transactions into the functional currency are included in income.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Management Services—

In addition to leasing equipment which it owns or which it finances through capital lease obligations, the Company sells equipment to third party investors and manages the equipment on their behalf. The management services provided by the Company include marketing, billing, collection and other administrative functions associated with leasing this equipment to lessees in the transportation industry. Since these transactions have multiple deliverables, the Company evaluates all such transactions under the requirements of SFAS No. 13, Accounting for Leases and Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (‘‘EITF 00-21’’). The Company has determined that the two deliverables, that is, the sale of the equipment and the continuing management services, are separate units of accounting and the revenue for each unit of accounting is recorded in accordance with EITF 00-21.

When equipment is initially sold to an investor, any profit or loss is reflected as gain or loss on sale of leasing equipment in the Consolidated Statements of Income. During the period that the Company is managing the equipment for the investors, the Company earns a management fee which is generally based on the net operating income earned by the equipment. In addition, the Company often earns management fees related to the sale of the equipment at the end of its useful life. These fees are classified as management fee revenue in the Consolidated Statements of Income. All billings generated for investors net of expenses incurred on behalf of the investors (net of the management fees earned by the Company) are recorded as a payable to the investors. Beginning with the December 31, 2006 Consolidated Balance Sheet, any accounts receivable due from customers related to the leasing of managed equipment are netted against the amounts due to the investor, since these amounts are not payable to the investor until received by the Company. The liability, net of the amounts due from customers relating to the managed equipment, is recorded within accounts payable and accrued liabilities on the Consolidated Balance Sheets. As a result, all revenues and lease operating expenses included in the Consolidated Statements of Income include only those revenues and costs associated with equipment owned by the Company or equipment leased to customers by the Company under the terms of direct financing leases.

During the third and fourth quarters of 2006, the Company acquired equipment which it expects to sell to third party investors. In connection with the sale, the Company expects to enter into management agreements with these investors, similar to those which were entered into as part of the March 2006 Container Sale, and manage the equipment on their behalf. The Company has accounted for these assets in accordance with SFAS 144, which requires that these assets be classified as ‘‘Assets Held for Sale’’ in the accompanying Consolidated Balance Sheet at December 31, 2006. In addition, SFAS 144 requires that the assets be stated at their estimated fair value and that no depreciation be recorded prior to sale.

Revenues—

Equipment leasing revenues include revenue from operating leases and income on direct financing leases generated by equipment owned by the Company. Income on direct financing leases is recognized over the term of the lease using the effective interest method. Rental income on operating leases is recognized on the accrual basis based on the contractual agreement with the lease customer.

Management fee revenue includes revenues earned on container equipment the Company sold to third party investors for which management services are provided as well as recognition of a portion of the gain on the sale of the equipment that was deferred at the time of sale. In addition, management fee revenue includes fees earned for providing chassis pool management services.

Other revenue consists primarily of fees charged to the lessee for handling, delivery and repairs which is recognized as earned based on the terms of the contractual agreements with the lease customer.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Maintenance and repair expense—

Maintenance and repair expenses are accounted for under the direct expense method; thus these amounts are charged to operating expenses when incurred.

Cash and cash equivalents—

The Company considers investments with original maturities of three months or less to be cash equivalents. The Company’s policy is to invest cash in excess of short-term operating and debt service requirements in cash equivalents. These instruments are stated at cost, which approximates market value because of the short-term nature of the instruments.

Allowance for doubtful accounts—

The Company’s allowance for doubtful accounts is provided based upon a quarterly review of the collectibility of its receivables. This review is based on the risk profile of the receivables, credit quality indicators such as the level of past-due amounts and economic conditions, as well as the value of underlying collateral. An account is considered past due when a payment has not been received in accordance with the contractual terms. Accounts are generally charged off after an analysis is completed which indicates that collection of the full principal balance is in doubt. Changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. The allowance for doubtful accounts is intended to provide for losses inherent in the accounts receivable, and requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. The Company believes its allowance for doubtful accounts is adequate to provide for credit losses inherent in its accounts receivable. See Note 2 to the Consolidated Financial Statements for further discussion regarding the allowance for doubtful accounts.

Non-performing receivables—

Non-performing receivables reflect both operating lease receivables and direct financing lease receivables which the Company considers impaired. When evaluating its operating and direct financing lease receivables for impairment, the Company considers, among other things, the level of past-due amounts of the respective receivable, the borrower’s financial condition, credit quality indicators of the borrower, and the value of underlying collateral.

Direct financing leases—

Direct financing leases are recorded at the aggregate future minimum lease payments, including any purchase options granted to the customer, less unearned income. Income from these leases is recognized over the term of the lease using the effective interest method.

Stock-based compensation—

Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment, (‘‘SFAS 123(R)’’) and began recording compensation expense associated with stock options in accordance with SFAS 123(R). Prior to January 1, 2006, the Company accounted for stock-based compensation related to stock options under the recognition and measurement principles of Accounting Principles Board Opinion No. 25; therefore, the Company measured compensation expense for its stock option plans using the intrinsic value method, that is, as the excess, if any, of the fair market value of the Company’s stock at the grant date over the amount required to be paid to acquire the stock, and provided the disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation, (‘‘SFAS 123’’) and SFAS No. 148, Accounting for Stock-Based Compensation,

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

(‘‘SFAS 148’’). The Company has adopted the modified prospective transition method provided by SFAS 123(R), and as a result, has not retroactively adjusted results from prior periods. Under this transition method, compensation expense associated with stock options recognized in 2006 includes the expense related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006 based on the grant date fair value estimated in accordance with the original provision of SFAS 123. Compensation expense has been recorded for all awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

As a result of the adoption of SFAS 123(R), the Company’s net income for the year ended December 31, 2006 included $884 of compensation expense and $352 of income tax benefits related to the Company’s stock compensation plans (stock option and deferred bonus plans). The compensation expense is recorded as a component of administrative expenses in the Consolidated Statements of Income. For the year ended December 31, 2006, the impact on basic and diluted earnings per share as a result of adopting SFAS 123(R) was less than two cents per share.

For stock options granted prior to the adoption of SFAS 123(R), the following table illustrates the pro forma effect on net income and earnings per share as if the Company had accounted for all employee stock options granted prior to January 1, 2006 under the fair value based accounting method of SFAS 123:

	Year Ended December 31,
	2004	2005
Net income, as reported	$7,869	$60,531
(Deduct)/Add: Stock based employee compensation (income)/expense included in net income, net of related tax effects	1,463	(482)
(Deduct)/Add: Total stock-based employee compensation (expense)/income determined under fair value based method for all awards, net of related tax effects	(1,503)	(957)
Pro forma net income	$7,829	$59,092
Earnings per share:
Basic-as reported	$0.29	$2.17
Basic-pro forma	$0.29	$2.12
Diluted-as reported	$0.27	$1.94
Diluted-pro forma	$0.27	$1.89

The weighted average fair value of options granted or modified during 2004, 2005 and 2006 was $9.76, $6.61 and $9.04 per option, respectively.

The estimated fair values were determined on the dates of grant using the Black-Scholes Option pricing model. The fair value of the Company’s stock option awards is expensed on a straight line basis over the vesting period of the stock option. The risk-free rate is based on the implied yield on a U.S. Treasury bond with a term approximating the expected term of the option. The expected volatility computation is based on historical volatility over a period approximating the expected term of the option. The dividend yield is based on the annual dividend payment per share, divided by the average stock price for the preceding twelve months. The expected option term is a function of the option life and the vesting period divided by 2.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The significant assumptions relating to the Company’s stock options are as follows:

Option Issuance	Fair Value	Market Price at Grant Date	Risk-Free Interest Rate	Expected Life	Volatility	Dividend Yield
2006	$9.04	$21.16	5.080%	6.5	42%	1.64%
2005	8.18	19.24	4.410	6.5	43	1.54
2005	5.83	18.77	4.450	4.6	34	1.54
2005	5.68	18.77	4.450	4.3	34	1.54
2005	9.45	21.05	3.875	7.0	45	1.44
2005	9.14	20.38	3.850	7.0	45	1.44
2004	9.76	22.05	3.570	7.0	45	1.44

See Note 14 to the Consolidated Financial Statements.

Property and equipment—

The Company records property and equipment at cost, except for property and equipment that have been impaired, for which the Company reduces the carrying amount to the estimated fair value at the impairment date. Property and equipment is included in other assets on the accompanying Consolidated Balance Sheet. The Company capitalizes significant improvements and the Company charges repairs and maintenance costs that do not extend the lives of the assets to expense as incurred. The Company removes the cost and accumulated depreciation of assets sold or otherwise disposed of from the accounts and recognizes any resulting gain or loss upon the disposition of the assets.

The Company depreciates the cost of property and equipment over their estimated useful lives on a straight-line basis as follows: buildings – 40 years; furniture and fixtures – 3 to 7 years; computers and office equipment – 3 to 5 years; and other property and equipment – 3 to 10 years.

Leasing equipment—

The Company records equipment at cost, except for equipment that it considers impaired. When equipment is considered impaired, the Company reduces the carrying amount to the equipment’s estimated fair value at the impairment date. The Company capitalizes significant improvements if such improvements extend the life of the equipment. The Company charges repair and maintenance costs that do not extend the lives of the assets to expense as incurred. Upon disposition of equipment, the Company removes the cost and accumulated depreciation of assets disposed of from the accounts and recognizes any resulting gain or loss.

Depreciation and amortization of leasing equipment (both equipment on-lease to customers and available for hire) is provided under the straight-line method based upon the following estimated useful lives:

Dry freight standard containers	12.5 years
Chassis	17.5 to 22.5 years
Other	15 years

Gains or losses resulting from the disposition of leasing equipment are recorded in the year of disposition. These amounts are recorded in gains on sale of leasing equipment on the Consolidated Statements of Income.

At December 31, 2004, 2005 and 2006, the Company performed a review of its container and chassis fleets in order to determine whether these assets are impaired in accordance with SFAS 144. The container fleet is reported within the container leasing segment, while the chassis are reported

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

within the domestic intermodal equipment segment. This review indicated that there was no impairment to the fleet with the exception of specific units that were idle, some of which were badly damaged, and other specific units with design flaws. The Company performed a review of this equipment to determine whether the units would be repaired and returned to service or sold based upon the best economic alternative for the Company. This determination was based on the condition of the unit, its location and the resale market within that location. All units identified for sale were then written down, if required, to estimated net realizable value in accordance with SFAS 144. The measurement of an impairment loss requires a determination of fair value, which is based on the best information available. The Company uses market prices of similar equipment when available and the estimated residual value of a used chassis within the remanufacturing process to determine fair value. For the years ended December 31, 2004, 2005 and 2006, the impairment loss on chassis and containers (excluding CAI) was $4,335, $3,459 and $10,722, respectively. Impairment amounts are recorded in impairment of leasing equipment on the accompanying Consolidated Statements of Income. See Note 11 to the Consolidated Financial Statements.

During the years ended December 31, 2004 and 2005, CAI performed a review of its container fleet in order to determine whether these assets were impaired in accordance with SFAS 144. The container fleet is reported in the container leasing segment. The loss was calculated by comparing the equipment’s net book value to the estimated realizable value of the equipment. For the years ended December 31, 2004 and 2005, the impairment loss recorded by CAI was $275 and $573, respectively. This reduced income before taxes in those periods by $138 and $287, respectively, after taking into account the Company’s 50% minority interest adjustment. At December 31, 2006, CAI is no longer a consolidated subsidiary due to the Company’s sale of its equity interest in CAI on October 1, 2006. See Note 7 to the Consolidated Financial Statements. Included in the Company’s results of operations at December 31, 2006 is CAI’s impairment charge through September 30, 2006 of $224. This reduced income before taxes by $112 after taking into account the Company’s 50% minority interest adjustment.

Derivative financial instruments—

The Company reports all derivative financial instruments on its Consolidated Balance Sheet at fair value and establishes criteria for designation and effectiveness of transactions entered into for hedging purposes. The fair value is calculated externally using market data taking into account current market rates.

The Company employs derivative financial instruments (limited to interest rate swap agreements) from time to time to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates. The Company does not enter into other derivative financial instruments for trading or speculative purposes. The Company faces credit risk if the counterparties to these transactions are unable to perform their obligations. However, the Company seeks to minimize this risk by entering into transactions with counterparties that are major financial institutions with high credit ratings.

The Company records unrealized gains and losses on derivative financial instruments qualifying as cash flow hedges in other comprehensive income/(loss), to the extent that hedges are effective and until the underlying transactions are recognized in the Consolidated Statements of Income, at which time the Company recognizes the gains and losses in the Consolidated Statements of Income. For those derivative financial instruments which do not qualify as cash flow hedges, any changes in fair value are recorded in the Consolidated Statements of Income.

The Company may, at its discretion, terminate or redesignate any such interest rate swap agreements prior to maturity. At that time, any unrealized gains or losses previously reported in accumulated other comprehensive income/(loss) on termination would continue to amortize into

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive income/(loss) at the time of termination of the debt would be recognized in the Consolidated Statements of Income at that time.

Comprehensive income—

Comprehensive income consists of net income or loss for the current period and gains or losses that have been previously excluded from the income statement and were only reported as a component of equity.

The tax effect of other comprehensive income is as follows:

Year Ended December 31, 2004	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized holding gains arising during the period:
Marketable securities	$3	$(1)	$2
Cumulative foreign currency translation adjustment	88	(32)	56
Swap agreements	12,941	(3,860)	9,081
	$13,032	$(3,893)	$9,139

Year Ended December 31, 2005	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized holding (losses)/gains arising during the period:
Marketable securities	$(2)	$1	$(1)
Cumulative foreign currency translation adjustment	(162)	60	(102)
Swap agreements	13,190	(4,353)	8,837
	$13,026	$(4,292)	$8,734

Year Ended December 31, 2006	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized holding gains arising during the period:
Marketable securities	$2	$(1)	$1
Cumulative foreign currency translation adjustment	74	(31)	43
Swap agreements	2,819	(986)	1,833
	$2,895	$(1,018)	$1,877

The components of accumulated other comprehensive income, net of taxes, are as follows:

	December 31,
	2005	2006
Marketable securities	$1	$2
Cumulative foreign currency translation adjustment	(43)	—
Swap agreements	3,027	4,860
	$2,985	$4,862

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Concentration of credit risk—

At December 31, 2005, approximately 44% of accounts receivable and 73% of net investment in direct financing leases were from customers outside of the United States. This compares to approximately 20% of accounts receivable and 70% of net investment in direct financing leases at December 31, 2006.

In 2004, 2005 and 2006, the Company’s top 25 customers represented approximately 75%, 76% and 79%, respectively, of its consolidated billings, with no single customer accounting for more than 8.3% in any year.

Net income per share—

Basic net income per share is computed by dividing net income by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options and warrants and the unvested portion of restricted stock grants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price for the period. Stock options and warrants that do not have a dilutive effect (because the exercise price is above the market price) are not included in the diluted income per share. For the year ended December 31, 2004 warrants to purchase 76,052 shares and options to purchase 905 shares were not dilutive and were not included in diluted earnings per share. For the years ended December 31, 2005 and 2006, options to purchase 6,133 and 24,168 shares, respectively, were not dilutive and were not included in diluted earnings per share. Unvested restricted stock grants were dilutive for the years ended December 31, 2004, 2005 and 2006. See Note 14 to the Consolidated Financial Statements. For the year ended December 31, 2004, the convertible redeemable subordinated debentures issued by the Company (convertible into 1,487,285 shares) were not dilutive and were not included in diluted earnings per share. For the years ended December 31, 2005 and 2006, the convertible redeemable subordinated debentures were dilutive. For further discussion of the debt characteristics of the convertible redeemable subordinated debentures, see Note 3 to the Consolidated Financial Statements.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

A reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below:

	Year Ended December 31,
	2004	2005	2006
Numerator
Net Income – Basic and Diluted EPS	$7,869	$60,531	$106,586
Interest expense on convertible debentures, net of tax of $1,376 at December 31, 2005 and 2006.	—	2,064	2,064
Net Income – Diluted EPS	$7,869	$62,595	$108,650
Denominator (000’s)
Weighted average common shares
outstanding – Basic	27,380	27,858	28,599
Dilutive stock options and warrants	1,573	2,941	2,941
Dilutive convertible debentures	—	1,487	1,487
Dilutive restricted stock grants	7	10	8
Weighted average common shares
outstanding – Diluted	28,960	32,296	33,035
Earnings per common share
Basic	$0.29	$2.17	$3.73
Diluted	$0.27	$1.94	$3.29

Software capitalization—

The Company accounts for the cost of internally developed software in accordance with the provisions of SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (‘‘SOP 98-1’’). SOP 98-1 outlines the various stages of internally generated system software and describes the portion of the costs which should be capitalized. The Company has capitalized software costs amounting to $2,897 and $5,381 for the years ended December 31, 2005 and 2006, respectively, which has been included in other assets on the accompanying Consolidated Balance Sheets. Amortization of these costs is being recorded on a straight line basis over a five year period and begins as each defined phase of the system development is completed. The amortization of these costs amounted to $60 and $304 for the years ended December 31, 2005 and 2006, respectively and has been included in administrative expenses on the Consolidated Statements of Income.

Use of estimates—

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Reclassifications—

As a result of the March 2006 Container Sale, the Company determined that the management fee revenue earned while managing equipment on behalf of investors will be reported separately on the face of its Consolidated Statements of Income. In addition, the Company also determined that the fees earned while providing chassis management services through its proprietary ‘‘PoolStat’’® software

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

will be classified within management fee revenue on the face of the Company’s Consolidated Statements of Income. As a result, reclassification of the fees earned while providing these chassis management services, as well as CAI’s management fee revenue, have been made to the 2004 and 2005 amounts in order to conform to the 2006 presentation. These reclassifications had no impact on net income.

(2)	Leasing activities:

As lessor—

The Company has entered into various leases of equipment that qualify as direct financing leases. At the inception of a direct financing lease, the Company records a net investment based on the total investment (representing the total future minimum lease payments plus unguaranteed residual value), net of unearned lease income. The unguaranteed residual value is generally equal to the purchase option of the lessee, and is included in total lease receivables (approximately $65,590 and $69,308 at December 31, 2005 and 2006, respectively). Unearned income represents the excess of total future minimum lease payments plus residual value over equipment cost. Receivables under these direct financing leases, net of unearned income, are collectible through 2017 as follows:

	December 31, 2006
	Total Lease Receivable	Unearned Lease Income	Net Lease Receivable
2007	$140,193	$35,365	$104,828
2008	106,018	25,533	80,485
2009	79,494	18,514	60,980
2010	60,952	13,159	47,793
2011	40,211	9,196	31,015
Thereafter	95,007	16,129	78,878
	$521,875	$117,896	$403,979

As of December 31, 2005, the Company had total lease receivables, unearned lease income and net lease receivables of $463,717, $100,843 and $362,874 respectively.

As of December 31, 2006, the Company also had noncancelable operating leases, under which it will receive future minimum rental payments as follows:

2007	$146,596
2008	99,923
2009	63,636
2010	44,179
2011	19,127
Thereafter	26,444
$399,905

The Company capitalizes lease commissions and amortizes this cost over the average life of the related lease contract. At December 31, 2005, $1,469 of these commissions were included in other assets on the accompanying Consolidated Balance Sheet. At December 31, 2006, there were no capitalized lease commissions.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Allowance for doubtful accounts—

The following summarizes the activity in the allowance for doubtful accounts:

	2004	2005	2006
Balance, beginning of year	$16,358	$14,091	$13,315
Provision charged to expense	1,476	2,063	1,432
Write-offs	(5,247)	(2,799)	(9,479)
CAI deconsolidation as of October 1, 2006	—	—	(3,088)
Recoveries	1,507	7	—
Other	(3)	(47)	(8)
Balance, end of year	$14,091	$13,315	$2,172

The allowance for doubtful accounts includes the Company’s estimate of allowances necessary for receivables on both operating and direct financing lease receivables related to equipment owned by the Company. The allowance for doubtful accounts is developed based on two key components (1) specific reserves for receivables which are impaired for which management believes full collection is doubtful and (2) reserves for estimated losses inherent in the receivables based upon historical trends. The Company believes its allowance for doubtful accounts is adequate to provide for credit losses inherent in its accounts receivable. The allowance for doubtful accounts requires the application of estimates and judgments as to the outcome of collection efforts and the realization of collateral, among other things. In addition, changes in economic conditions or other events may necessitate additions or deductions to the allowance for doubtful accounts. Direct financing leases are evaluated on a case by case basis. When evaluating its operating and direct financing lease receivables for impairment, the Company considers, among other things, the level of past-due amounts of the respective receivable, the borrower’s financial condition, credit quality indicators of the borrower, the value of underlying collateral and third party credit enhancements such as guarantees and insurance policies. Once a direct financing lease is determined to be non-performing, Company procedures provide for the following events to take place in order to evaluate collectibility:

•	The past due amounts are reclassified to accounts receivable,

•	The equipment value supporting such direct financing lease is reclassified to leasing equipment, and

•	Collectibility is evaluated, taking into consideration equipment book value, and the total outstanding receivable, as well as the likelihood of collection through the recovery of equipment.

As of December 31, 2005 and 2006, included in accounts receivable were non-performing receivables of $8,630 and $952, respectively (excluding the non-performing receivables of CAI amounting to $2,862 at December 31, 2005). These non-performing receivables were fully reserved at December 31, 2005 and 2006. The Company’s average non-performing receivables were $8,633 and $4,695 for the years ended December 31, 2005 and 2006, respectively. This excludes CAI’s average non-performing receivables amounting to $1,114 and $2,890 for the years ended December 31, 2005 and 2006, respectively.

All outstanding amounts due for non-performing direct financing lease accounts have been reclassified to accounts receivable; therefore, an allowance for doubtful accounts for the net investment in direct financing leases is not required.

The Company seeks to reduce credit risk by maintaining insurance coverage against customer insolvency and related equipment losses. The Company maintains contingent physical damage, recovery and loss of revenue insurance, which provides coverage in the event of a customer’s

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

insolvency, bankruptcy or default giving rise to its demand for return of all of its equipment. The policy covers the cost of recovering the Company’s equipment from the customer, including repositioning cost, damage to the equipment and the value of equipment that could not be located or was uneconomical to recover. It also covers a portion of the equipment leasing revenue that the Company might lose as a result of the customer’s default (i.e., up to 180 days of lease payments following an occurrence under the policy). The Company’s current policy, which commenced on April 30, 2005, includes coverage of $13,000 with a $2,000 deductible, per occurrence. This coverage automatically renews for at least two additional one year terms on each anniversary of the commencement date. All renewals are subject to maintaining a claim experience that does not exceed stated percentages of the policy premiums. There can be no assurance that this or similar coverage will be available in the future or that such insurance coverage will cover the entirety of any loss.

The Company also maintains credit insurance which provides complementary coverage upon the occurrence of a customer’s insolvency, bankruptcy or default giving rise to the Company’s demand for return of all of its equipment. The policy covers a portion of the equipment leasing revenues the Company might lose as a result of the customer’s default (i.e., up to 90 days of lease payments that accrue prior to an occurrence under the policy). The Company’s current policy includes coverage of $10,000 with a $150 deductible, per year, in the aggregate. The policy has a two-year term which currently expires on January 31, 2009. There can be no assurance that this or similar coverage will be available in the future or that such insurance will cover the entirety of any loss.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

(3)    Debt and Capital Lease Obligations:

The following table summarizes the Company’s debt and capital lease obligations as of December 31, 2005 and 2006:

Total Debt and Capital Lease Obligations	December 31, 2005	December 31, 2006
Chassis Securitization Facility, interest at 5.94% and 5.34% at December 31, 2005 and 2006, respectively
Capital lease obligation	$388,422	$378,545
Debt obligation	24,144	—
Warehouse facility	8,416	—
2005 DVB Facility – Secured container equipment financing facility, interest at 6.55% and 6.37% at December 31, 2005 and 2006, respectively, maturing December 2010	250,718	150,961
Revolving credit facility for chassis, interest at 5.64% and 6.35% at December 31, 2005 and 2006, respectively, revolving period ending September 9, 2010	15,000	15,000
Notes and loans payable with various rates ranging from 5.75% to 7.50% and maturities from 2007 to 2010	22,049	11,508
Capital lease obligations payable in varying amounts through 2017	284,849	470,365
Revolving credit facility, CAI, interest at 5.97% at December 31, 2005	64,000	—
2005 Fortis Facility – Secured container equipment financing facility, interest at 6.41% at December 31, 2005	463,186	—
6.00% Notes due 2014 (unsecured) net of unamortized discount of $31,342 and $28,752 at December 31, 2005 and 2006, respectively	198,658	201,248
7.35% Notes due 2007 (unsecured)	94,160	89,950
7.20% Notes due 2007 (unsecured)	37,875	33,775
9.25% Convertible redeemable subordinated debentures, mandatory redemption 2022 (unsecured)	37,182	37,182
9.875% Preferred capital securities due 2027 (unsecured)	75,000	75,000
Total Debt and Capital Lease Obligations	1,963,659	1,463,534
Less Current Maturities	229,112	262,768
Total Non-Current Debt and Capital Lease Obligations	$1,734,547	$1,200,766

In December 2006, at the Company’s request, it received a commitment letter from Fortis Capital Corp. providing for a $1,800,000 secured financing facility for the purpose of refinancing its existing secured indebtedness, funding future capital expenditures and working capital, and for any other purpose as determined by the Company. This commitment, among other things, would be available to provide financing for a potential acquisition of the Company’s common stock, which could include an acquisition of the type contemplated by the proposed letter from the Company’s Chairman and Chief Executive Officer dated January 16, 2007. For further information regarding this proposal letter, see Note 18 to the Consolidated Financial Statements. This financing commitment is subject to documentation and to various other customary terms and conditions. Also as of December 31, 2006, a total commitment of $107,500 was available under the revolving credit facility for chassis.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

As of December 31, 2006, the annual maturities of capital leases and related interest were as follows:

	Payment	Interest	Principal
2007	$93,327	$25,362	$67,965
2008	113,899	22,661	91,238
2009	93,891	17,411	76,480
2010	74,946	14,123	60,823
2011	66,043	12,402	53,641
Thereafter	531,820	33,057	498,763
	$973,926	$125,016	$848,910

As of December 31, 2006 the scheduled principal maturities of debt were as follows:

2007	$194,803
2008	40,050
2009	23,795
2010	29,785
2011 and thereafter	326,191
$614,624

The Company’s debt consists of notes, loans and capital lease obligations with installments payable in varying amounts through 2027, with a weighted average interest rate of 6.8% and 6.7% in 2005 and 2006, respectively. The principal amount of debt and capital lease obligations payable under fixed rate contracts was $1,185,373. Remaining debt and capital lease obligations of $278,161 were payable under floating rate arrangements, of which $250,583 was effectively converted to fixed rate debt through the use of interest rate swap agreements. At December 31, 2006, most of the debt and capital lease obligations of the Company are secured by a substantial portion of the Company’s leasing equipment, direct financing leases and accounts receivable, except for $437,155 of debt which is unsecured. For further information on the accounting treatment for interest rate swap contracts see Note 4 to the Consolidated Financial Statements.

The following is a description of the significant components of the Company’s indebtedness as of December 31, 2006:

Chassis Securitization Facility:    The Company’s current chassis securitization facility was established in September 2002. This facility was initially limited to $540,968 and was increased in May 2003 to provide for a $200,000 revolving warehouse facility within the chassis securitization facility. In July 2003 and October 2003, the Company agreed, among other things, to suspend its ability to incur additional funding under this warehouse facility until such time as the loan and guarantee parties have each agreed in their sole discretion to reinstate their funding commitments. This warehouse facility remained suspended throughout 2004. In early 2005, the Company elected not to renew the warehouse facility. As a result of this decision, the warehouse facility was not extended beyond its scheduled expiration date of March 31, 2005. Accordingly, under the terms of the securitization facility, beginning April 1, 2005, all cash flow from the securitization that would normally have been received by the Company after the requirements of the securitization financing are satisfied was used to pay down the warehouse facility until it was paid in full. In addition, based on the terms of the securitization financing, the interest rate on the warehouse facility was increased by 100 basis points as of March 31, 2005. The remaining warehouse facility debt was paid in March 2006. The total amount outstanding under the Company’s chassis securitization facility at December 31, 2006 was $378,545.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

2005 DVB Facility:    The 2005 DVB Facility was established pursuant to a Credit Agreement dated as of December 21, 2005 among Interpool, Inc., ICL, DVB (the agent lender) and certain other lenders. The facility consists of A notes ($219,701 funded) and B notes ($31,017 funded), and is secured by shipping containers owned by its subsidiary, ICL, which are leased to customers under direct financing lease arrangements, and by the related lease receivables and other receivables of ICL. A total of $250,718 was borrowed under the 2005 DVB Facility on December 21, 2005 and remained outstanding at December 31, 2005. At December 31, 2006 only the A notes remained outstanding at a total of $150,961.

The interest rate for the A notes under the 2005 DVB Facility is fixed at 6.365%. The A notes amortize over a five year term. The interest rate for the B notes was LIBOR plus 350 basis points. The 2005 DVB Facility also includes covenants related to a minimum level of tangible net worth, a minimum fixed charge coverage ratio, and a maximum funded debt to tangible net worth ratio, as well as other customary restrictive covenants.

Revolving Credit Facility for Chassis:    During September 2005, the Company completed a secured revolving credit facility for $122,500 with an agent bank and other lenders for the financing of chassis equipment. The term of this facility is five years. The interest rate was set at LIBOR plus 1.375% until January 1, 2006, after which the rate was determined by a pricing grid related to a defined funded debt to tangible net worth ratio (as defined in the Credit Agreement) with interest rates ranging from LIBOR plus 1.00% to LIBOR plus 1.625%. The interest rate currently is set at LIBOR plus 1.00%, which totaled 6.35% at December 31, 2006. The Credit Agreement for this facility also includes covenants related to a minimum level of tangible net worth, a minimum fixed charge coverage ratio, and a maximum funded debt to tangible net worth ratio, as well as other customary restrictive covenants. As of December 31, 2006, $15,000 was outstanding under this facility.

6% Notes and Warrants:    On September 14, 2004, the Company entered into a Securities Purchase Agreement pursuant to which it sold $150,000 total principal amount of a new series of 6.0% Notes due 2014 (the ‘‘6% Notes’’) in a private transaction with four investors. In connection with the sale of the 6% Notes, the Company also issued to the investors two series of warrants that were originally exercisable for a total of 8,333,333 shares of its common stock at an initial exercise price of $18.00 per share (the ‘‘Warrants’’). The exercise price of the Warrants is subject to customary anti-dilution adjustments as set forth in the Warrants. As of December 31, 2006, as a result of anti-dilution adjustments, the Warrants were exercisable for a total of 8,916,666 shares at an exercise price of $16.84143 per share.

The 6% Notes mature on September 1, 2014, with interest payable semi-annually at a rate of 6.0% per annum. The Company has the right to redeem the 6% Notes at any time after September 1, 2009 with a declining premium. The maturity of the 6% Notes can be accelerated upon the occurrence of an ‘‘Event of Default’’ as such term is defined in the indenture governing the 6% Notes (the ‘‘Indenture’’). The Indenture also contains various restrictive covenants, including limitations on the payment of dividends and other restricted payments, limitations on incurrence of indebtedness, and limitations on asset sales, the violation of which would result in an Event of Default.

The Warrants expire on September 1, 2014, although the Company has the right under certain conditions to require that they be exercised at any time if its common stock trades at $30.00 per share or more for five consecutive trading days, provided that the shares being issued upon exercise are registered shares.

The fair value of the Warrants at the date of the transaction was estimated at $22,500 and was recorded in warrant liability on the Consolidated Balance Sheet, with the offset recorded as a discount on the 6% Notes. This discount is being amortized as interest expense using the effective interest method over the ten-year life of the 6% Notes. The overall interest rate on the 6% Notes, considering the amortization of the discount, is approximately 8.3%.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock (‘‘EITF 00-19’’) requires freestanding contracts that are settled in a company’s own stock, including common stock warrants, to be designated as an equity instrument, asset or liability. Under the provisions of EITF 00-19, a contract designated as an asset or liability must be carried at fair value until the contract meets the requirements for classification as equity, until the contract is exercised or until the contract expires. As of December 31, 2004 and 2005, the Company classified these Warrants as a liability, as noted above, because the requirements of EITF 00-19 for classification of the Warrants as equity had not been met. During the period the Warrants were classified as a liability, changes in fair value were reported as fair value adjustment for Warrants in the Consolidated Statement of Income. Due primarily to the increase in the market value of the Company’s common stock during the last quarter of 2004, the fair market value of the Warrants increased from $22,500 at September 30, 2004 to $71,722 at December 31, 2004. As a result, during the three months ended December 31, 2004, the Company recorded a non-cash expense of $49,222 (for which no tax benefit was derived) which was reflected as fair value adjustment for warrants on the accompanying Consolidated Statements of Income. Due to changes to items which affect the calculation of the fair value of the Warrants, primarily the change in the market value of the Company common stock during 2005, the estimated fair market value of these Warrants decreased from $71,722 at December 31, 2004 to $53,231 at December 31, 2005. As a result, during the year ended December 31, 2005, the Company recorded non-cash income of $18,491 (for which no tax expense was derived) which has been reflected as fair value adjustment for warrants on the accompanying Consolidated Statements of Income. On February 21, 2006, the registration statement for the Warrants was declared effective by the SEC, satisfying the final condition required under EITF 00-19 for classification of the Warrants as equity (as opposed to liabilities) on the Company’s Consolidated Balance Sheets. A final valuation of the Warrants as of February 21, 2006 was obtained from an independent third party. The fair value was determined to be $58,440 as compared with a fair value of $53,231 as of December 31, 2005. The increase in value of $5,209 (for which no tax benefit was derived) was primarily related to an increase in the market price of the Company’s common stock during 2006, and is reflected in the Consolidated Statement of Income for the year ended December 31, 2006. The Company reviews the classification of the Warrants each quarter. As of December 31, 2006 the Company’s outstanding Warrants are classified as equity in accordance with EITF 00-19.

On November 29, 2004, the Company sold $80,000 total principal amount of additional 6% Notes (the ‘‘November 2004 6% Notes’’) due 2014 to eight investors under the same Indenture used for the $150,000 unsecured financing completed during September 2004. The terms of the November 2004 6% Notes are identical to those of the 6% Notes sold during September 2004 (as described previously in this document) with the following exceptions: (1) there were no warrants associated with the November 2004 6% Notes and (2) the original issue discount on the November 2004 6% Notes was approximately 14.7% versus 15.0% for the September 2004 6% Notes. The November 2004 6% Notes were sold at a discount which provided net proceeds totaling $68,065. The net proceeds have been used for general corporate purposes, including, but not limited to, the purchase of equipment, retirement of debt, acquisitions, and/or working capital.

During 2005 and the first quarter of 2006, the Company, the holders of a majority in principal amount of the 6% Notes and holders of a majority of the Warrants, and the warrant agent for the holders of the Warrants, entered into a series of amendments to certain agreements relating to the outstanding 6% Notes and Warrants. These amendments extended the dates by which the Company was required to take certain actions with respect to the 6% Notes and Warrants. Specifically, the amendments (i) extended from April 30, 2005 to June 30, 2005 the date by which the Company was required to seek stockholder approval for the purpose of ratifying the issuance of the Series B Warrants, (ii) extended from May 1, 2005 to August 1, 2005 the date by which the Company was

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

required to file a registration statement with the SEC with respect to the Warrants, (iii) extended from May 1, 2005 to August 1, 2005 the date by which the Company was required to file a registration statement with the SEC with respect to the 6% Notes, and (iv) extended from October 1, 2005 to April l, 2006 the date on which liquidated damages were to become payable with respect to the 6% Notes and/or the Warrants if they had not been registered with the SEC.

In addition, during 2005, the Company and the Indenture Trustee for the 6% Notes (the ‘‘Indenture Trustee’’), with the consent of the holders of a majority in principal amount of the outstanding 6% Notes, entered into several Supplemental Indentures amending the terms of the Indenture governing the 6% Notes. Pursuant to a Supplemental Indenture dated as of June 29, 2005, the Indenture was amended to provide that all determinations of the Company’s consolidated net income, for purpose of the restricted payments provisions in Section 4.7 of the Indenture, shall be based upon its adjusted consolidated net income, after excluding the effect on net income of any gain or loss attributable to any valuation adjustment relating to the Warrants. Pursuant to a Supplemental Indenture dated as of December 16, 2005, Section 4.8 of the Indenture, which generally prohibits the existence of contractual restrictions on the ability of its subsidiaries to pay dividends or distributions to the parent company, Interpool Inc., was amended. The December 16, 2005 Supplemental Indenture added a new exception to Section 4.8(b) so as to permit its subsidiaries to agree to those restrictions that are contained in the 2005 Fortis Facility and in the 2005 DVB Facility on the ability of Interpool Limited and ICL to pay dividends and distributions to Interpool, Inc., as described above. Finally, pursuant to a Supplemental Indenture dated as of December 19, 2005, Section 4.7 of the Indenture, which limits the amount of cash dividends, distributions and other restricted payments that may be made by the parent company Interpool, Inc. to its stockholders, was amended. The December 19, 2005 Supplemental Indenture modified clause (9) of Section 4.7(b) to provide that, in addition to the other specified exceptions, dividends and distributions may be paid in the aggregate amount of $13,000 (an increase from the $7,000 permitted under the original Indenture) from and after the date of the Indenture.

At a Special Meeting of the Company’s Stockholders held on June 30, 2005, holders of a majority of the outstanding shares of its common stock approved a resolution ratifying the issuance by the Company of the Series B Warrants and the issuance of common stock upon exercise of such Series B Warrants by the holders. This affirmative vote satisfied one of the requirements of the Warrant Agreement relating to the Warrants. As a result of this vote, the Series B Warrants are now exercisable to purchase shares of common stock in accordance with their terms.

On January 30, 2006, the Company, the holders of a majority in principal amount of the Notes and the holders of a majority of the Warrants entered into amendments which had the effect of extending from February 1, 2006 to April 1, 2006 the date on which liquidated damages would have become payable with respect to the 6% Notes and/or the Warrants if they had not been registered with the SEC. As a result of these amendments, the Company was obligated to use commercially reasonable efforts to have these registration statements declared effective by the SEC by March 6, 2006. On February 21, 2006, the registration statement for the Warrants was declared effective by the SEC. The registration statement for the 6% Notes was declared effective on February 27, 2006.

As of December 31, 2006, a total of $201,248 ($230,000 principal less $28,752 unamortized discount) of the 6% Notes issued during September and November 2004 was outstanding.

7.35% and 7.20% Notes:    In July and August of 1997, the Company issued $225,000 of ten year notes, comprised of $150,000 of 7.35% Notes due 2007 and $75,000 of 7.20% Notes due 2007. The net proceeds from these offerings were used to repay secured indebtedness, to purchase equipment and for other investments. During 2006, the Company retired $4,210 of the 7.35% Notes and $4,100 of the 7.20% Notes and recognized pre-tax costs related to this retirement of $131 which have been reflected

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

within loss on retirement of debt on the accompanying Consolidated Statements of Income. As of December 31, 2006, $89,950 and $33,775 principal amount of the 7.35% and 7.20% Notes, respectively, remained outstanding.

9.25% Convertible Redeemable Subordinated Debentures:    In December 2002, the Company issued $32,118 of 9.25% Convertible Redeemable Subordinated Debentures, and subsequently issued an additional $5,064 of such debentures in January and February 2003, resulting in a total of $37,182 of debentures issued and outstanding at December 31, 2005. The debentures bear interest at an annual rate of 9.25%. They have a mandatory redemption feature upon the earlier of the occurrence of a change of control or on December 27, 2022. They have an optional redemption feature after the third anniversary at a price of 100% of outstanding principal plus accrued interest. They have a special redemption feature between December 27, 2006 and December 27, 2007, during which period the Company may redeem the debentures by issuing common stock at $25.50 per debenture plus accrued interest if the average closing price of its common stock for five consecutive trading days equals or exceeds $25.50 per share. Lastly, at any time, a holder of the debentures may convert the debentures into the Company’s common stock at a per share conversion price of $25.00. As of December 31, 2006, $37,182 of the 9.25% Convertible Redeemable Subordinated Debentures remained outstanding.

9.875% Preferred Capital Securities:    On January 27, 1997, Interpool Capital Trust, a Delaware business trust and special purpose entity (the ‘‘Trust’’), issued to outside investors 75,000 shares of 9.875% Capital Securities with an aggregate liquidation preference of $75,000 (the ‘‘Capital Securities’’) for proceeds of $75,000. Interpool, Inc. owns all the common securities of the Trust. The proceeds received by the Trust from the sale of the Capital Securities were used by the Trust to acquire $75,000 of the Company’s 9.875% Junior Subordinated Deferrable Interest Debentures due February 15, 2027 (the ‘‘Debentures’’). The sole asset of the Trust is $77,320 aggregate principal amount of the Debentures. The Capital Securities represent preferred beneficial interests in the Trust’s assets. Distributions on the Capital Securities are cumulative and payable at the annual rate of 9.875% of the liquidation amount, semi-annually in arrears and commenced February 15, 1997. The Company has the option to defer payment of distributions for an extension period of up to five years if it is in compliance with the terms of the Capital Securities. Interest at 9.875% will accrue on such deferred distributions throughout the extension period. The Capital Securities will be subject to mandatory redemption upon repayment of the Debentures to the Trust. The redemption price decreases from 104.9375% of the liquidation preference in 2007 to 100% in 2017 and thereafter. The obligations of the Company under the Debentures, under the Indenture pursuant to which the Debentures were issued, under certain guarantees and under certain back-up obligations, in the aggregate constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Capital Securities. As of December 31, 2006, $75,000 of the Capital Securities remained outstanding.

New Financings in 2006:    In 2006 the Company entered into capital lease obligations totaling $225,975 with U.S. financial institutions, with fixed interest rates ranging from 4.95% to 6.11% and maturities from March 2014 to January 2017. On all of these capital lease obligations the Company has bargain fixed purchase options that it expects to exercise at the time of maturity. At December 31, 2006, $223,385 remained outstanding under these capital lease obligations.

During February 2006, the Company entered into a capital lease obligation transaction with a U.S. financial institution for $23,834, with a fixed interest rate of 6.11%, which continues until March 2014. The Company has a bargain fixed purchase option at that time that it expects to exercise. At December 31, 2006, $22,592 of this capital lease obligation remained outstanding.

During August and September 2006, the Company entered into two capital lease obligation transactions with U.S. financial institutions. The first was for $44,441, with a fixed interest rate of 5.43%, which continues until September 2016. The Company has a fixed price purchase option at that

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

time that it expects to exercise. At December 31, 2006, $43,965 of this capital lease obligation remained outstanding. The second was for $24,523, with a fixed interest rate of 5.12%, which continues until September 2016. The Company has a fixed price purchase option at that time that it expects to exercise. At December 31, 2006, $24,240 of this capital lease obligation remained outstanding.

During October and November 2006, the Company entered into two capital lease obligation transactions with U.S. financial institutions. The first was for $24,792, with a fixed interest rate of 5.16%, which continues until October 2016. The Company has a fixed price purchase option at that time that it expects to exercise. At December 31, 2006, $24,601 of this capital lease obligation remained outstanding. The second was for $23,394, with a fixed interest rate of 5.51% for $17,000 and 5.46% for $6,394, which continues until November 2014. The Company has a fixed price purchase option at that time that it expects to exercise. At December 31, 2006, $22,996 of this capital lease obligation remained outstanding.

During December 2006, the Company entered into three capital lease obligation transactions with U.S. financial institutions. The first was for $29,991, with a fixed interest rate of 5.00%, which continues until January 2017. The Company has a fixed price purchase option at that time that it expects to exercise. The second was for $15,000, with a fixed interest rate of 5.00% which continues until January 2017. The Company has a fixed price purchase option at that time that it expects to exercise. The third was for $40,000, with a fixed interest rate of 4.95% which continues until December 2016. The Company has a fixed price purchase option at that time that it expects to exercise. All three amounts remained outstanding at December 31, 2006.

Debt Repayment:    On March 29, 2006, in connection with the March 2006 Container Sale, the Company repaid the remaining outstanding debt balance of $433,902 associated with the 2005 Fortis Facility and terminated the facility, which included eliminating the commitment for future financing under the facility. Additionally, the Company accelerated a principal payment of $28,526 associated with the 2005 DVB Facility. In connection with these and other debt repayments, the Company wrote off $8,383 in deferred financing fees which are included in loss on retirement of debt on the Consolidated Statements of Income.

Completion of Exchange Offer:    During April 2006, the Company announced the successful completion of an exchange offer for all of the Company’s outstanding 6% Notes. Pursuant to the exchange offer, the entire $230,000 principal amount of 6% Notes (the ‘‘6% Private Senior Notes’’) was tendered prior to the expiration of the exchange offer and exchanged for the same principal amount of Interpool 6% Notes due 2014 (the ‘‘6% Exchange Senior Notes’’), which have been registered under the Securities Act. The 6% Private Senior Notes were originally issued and sold in 2004, in transactions exempt from registration under the Securities Act. The 6% Exchange Senior Notes issued in the exchange offer have identical terms and conditions as the unregistered 6% Private Senior Notes, except that the 6% Exchange Senior Notes are not subject to the restrictions on resale or transfer that applied to the unregistered 6% Private Senior Notes.

Covenants:    At December 31, 2006, under the Company’s 2005 DVB Facility and the chassis revolving credit facility established during September 2005, and most of its other debt instruments, the Company is required to maintain covenants (as defined in each agreement) for tangible net worth (the most stringent of which required the Company to maintain tangible net worth of at least $300,000), a fixed charge coverage ratio of at least 1.5 to 1 and a funded debt to tangible net worth ratio of not more than 4.0 to 1. For the most restrictive covenants, tangible net worth includes stockholders’ equity plus any ‘‘warrant liability’’, its 9.875% preferred capital securities and its 9.25% convertible redeemable subordinated debentures and any future subordinated debt, and is reduced by goodwill and adjusted to eliminate the impact of adjustments associated with derivative instruments; funded debt excludes the portion of debt and capital lease obligations due within one year, its 9.875% preferred capital securities and its 9.25% convertible redeemable subordinated debentures, and any

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

future subordinated debt; fixed charges include interest expense, excluding that related to its 9.875% preferred capital securities and its 9.25% convertible redeemable subordinated debentures and any future subordinated debt, and lease rentals; earnings available for fixed charges include income before depreciation and income taxes, excluding the impact of any non-cash fair value adjustments for warrants, plus fixed charges, plus interest expense associated with its 9.875% preferred capital securities and its 9.25% convertible redeemable subordinated debentures and any future subordinated debt. As of December 31, 2006, the Company was in compliance with all covenants.

A servicing agreement to which the Company is a party requires that the Company maintain a tangible net worth (including its 9.875% preferred capital securities due 2027) of at least $375,000 plus 50% of any positive net income reported from October 1, 2004 forward.

At December 31, 2006, under a restriction in its 6.0% Note Indenture, approximately $50,771 of retained earnings were available for dividends.

(4)    Derivative instruments:

The Company employs derivative financial instruments (limited to interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

As of December 31, 2005 and December 31, 2006, included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets was a liability of $3,246 and $556, respectively, representing the market value of the Company’s interest rate swap contracts.

The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2005 of $13,190 and the related income tax effect of $4,353 have been recorded by the Company as a component of accumulated other comprehensive income on the Consolidated Balance Sheets.

The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2006 of $2,819 and the related income tax effect of $986 have been recorded by the Company as a component of accumulated other comprehensive income on the Consolidated Balance Sheets.

On March 31, 2005, the Company entered into three interest rate swap contracts with original notional amounts totaling $204,858. These three interest rate swap contracts are a result of the November 2004 Fortis facility (the ‘‘November 2004 Fortis facility’’), as amended, which required that the Company enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt. During December 2005, borrowings under the November 2004 Fortis facility were repaid with the proceeds from a new facility with the same lender. These interest rate swap contracts (which were accounted for as freestanding derivative instruments) were reassigned to the 2005 Fortis Facility. During the three months ended March 31, 2006, the Company repaid the remaining outstanding debt balance associated with the 2005 Fortis facility and, as a result, the Company terminated these three interest rate swap contracts with outstanding notional amounts totaling $174,304. As a result of terminating these swap contracts, the Company recognized a pre-tax gain of $1,081 which is included in fair value adjustment for derivative instruments in the Consolidated Statements of Income.

During the year ended December 31, 2005, the Company terminated six interest rate swap contracts, with outstanding notional amounts totaling $46,035 following repayment of the related debt. As a result of terminating these swap contracts, the Company recognized a loss of $378 which is included in fair value adjustment for derivative instruments in the Consolidated Statements of Income.

As of December 31, 2006, the Company held various interest rate swap agreements with one financial institution. The aggregate notional balance of the swaps was $250,583 as of December 31, 2006.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

For the year ended December 31, 2004 and 2005, the Company reported pre-tax income of $1,511 and $2,860 as fair value adjustments for derivative instruments in the Consolidated Statement of Income. This compares to $2,792 of pre-tax income for the year ended December 31, 2006 which was primarily due to changes in the fair value of interest rate swap agreements which do not qualify as cash flow hedges under SFAS 133.

The Company may, at its discretion, terminate or redesignate any interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive income on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive loss at the time of termination of the debt would be recognized in the Consolidated Statement of Income at that time.

In addition to the amounts included in the fair value adjustment for derivative instruments related to changes in the fair value of interest rate swap agreements, a change in the fair value of the warrants issued during September 2004 in connection with the 6.0% Notes, which was classified as a liability at December 31, 2005 on the accompanying Consolidated Balance Sheets, resulted in a non-cash expense of $49,222 for the year ended December 31, 2004 (for which no tax benefit was derived). This compares to non-cash income of $18,491 for the year ended December 31, 2005 (for which no tax expense was derived) and non-cash expense of $5,209 for the year ended December 31, 2006 (for which no tax benefit was derived). These amounts are included in fair value adjustment for warrants on the accompanying Consolidated Statements of Income. For further information regarding the 6% Notes and the related warrants, see Note 3 to the Consolidated Financial Statements.

As of December 31, 2006, the annual maturities of the notional principal amounts, with installments payable in varying amounts through 2013, and the weighted average interest rates expected to be received or paid for interest rate swap contracts were as follows:

	Notional Amount	Receive Rate	Pay Rate
2007	$138,609	5.35%	5.94%
2008	24,068	5.35	6.01
2009	24,070	5.35	6.01
2010	24,068	5.35	6.01
2011	24,069	5.35	6.01
Thereafter	15,699	5.35	4.25
Total	$250,583	5.35%	5.86%

The weighted average receive rate is based on the floating rate option specified by the interest rate swap contract which is either one-month or three-month USD-LIBOR.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

(5)    Income taxes:

Significant components of deferred tax assets and liabilities as of December 31, 2005 and 2006 were as follows:

	2005	2006
Deferred tax assets:
Loss carry forwards	$147,761	$96,878
Other	9,905	4,917
Total deferred tax assets	157,666	101,795
Valuation allowances	(3,567)	(4,318)
Net deferred tax assets	154,099	97,477
Deferred tax liabilities:
Operating property, net	207,499	138,883
Other	2,397	2,007
Total deferred tax liabilities	209,896	140,890
Net deferred tax liability	$55,797	$43,413

The $751 increase to the valuation allowance related to an equity investment, Chassis Holdings I, LLC. The valuation allowance increased to match the increase in the deferred tax asset resulting from certain deductions associated with this equity investment.

Through December 31, 2006, the Company has incurred passive activity loss carryovers of approximately $245,189 for U.S. federal income tax purposes and $214,873 for state income tax purposes. These losses can be carried forward indefinitely to offset income from future leasing activities.

A significant operating subsidiary of the Company is Interpool Containers Limited (‘‘ICL’’), a Barbados corporation. ICL took over the leasing operations from Interpool Limited in 2005. Interpool Limited had no container rental or sales income during 2006. Under the terms of an income tax convention between the United States and Barbados (the ‘‘Tax Treaty’’), ICL’s leasing income is fully taxable by Barbados, but exempt from U.S. Federal taxation. The Barbados tax rate ranges from 1.5% to 2.5% on income up to $15,000 and 1% on income exceeding this amount while Barbados defined capital gains are exempt from Barbados taxation.

The Tax Treaty contains a limitation on benefits provision which denies treaty benefits under certain circumstances. On July 14, 2004, the United States and Barbados signed a protocol (the ‘‘Protocol’’) to the Tax Treaty which was ratified on December 20, 2004 that contains an even more restrictive limitation of benefits provision. The Protocol took effect on January 1, 2005. Under the Protocol, ICL is only eligible for Treaty benefits with respect to its container rental and sales income if, among other things, the Company is listed on a ‘‘recognized stock exchange’’ and its stock is ‘‘primarily’’ and ‘‘regularly’’ traded on such exchange.

During April 2004, the Company was de-listed by the New York Stock Exchange. During this de-listing, its common stock was traded on the over-the-counter market under the symbol IPLI. In December 2004, after making all delinquent SEC filings, the Company applied for re-listing on the New York Stock Exchange. On January 13, 2005 the Company was again listed, and began trading on the New York Stock Exchange. The Company’s listing and trading volume satisfies the ‘‘primarily’’ and ‘‘regularly’’ traded requirements of the Protocol, and ICL qualified under the Tax Treaty through December 31, 2006.

No deferred U.S. Federal income taxes have been provided on the unremitted earnings of Interpool Limited or ICL since it is the Company’s intention to indefinitely reinvest such earnings. At

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

December 31, 2006 the combined unremitted earnings of Interpool Limited and ICL were approximately $109,795. The deferred U.S. Federal income taxes related to the unremitted earnings of Interpool Limited and ICL would be approximately $37,118, assuming these earnings were taxable at the U.S. statutory rate, net of foreign tax credits.

In October 2004, the American Jobs Creation Act of 2004 (the ‘‘AJCA’’) was signed into law. The AJCA created a temporary incentive for U.S. multinationals, such as Interpool, Inc. to repatriate accumulated income earned outside the U.S. at an effective U.S. federal tax rate of approximately 5.25%. On December 27, 2005, pursuant to the AJCA, Interpool, Inc.’s wholly-owned Barbados subsidiary, Interpool Limited, made a distribution to Interpool, Inc. of approximately $305,000 (the ‘‘Distribution’’), as part of a plan approved by Interpool, Inc.’s Board of Directors to repatriate accumulated and current earnings and profits of Interpool Limited, which previously had been considered permanently reinvested outside the United States. During 2005, the Company recorded expenses related to the Distribution of $23,061 which included a federal tax provision expense and current tax liability of $17,566 due to the Distribution and a state tax provision expense and current tax liability of $2,413 due to Interpool Limited’s transfer of substantially all of its operating assets and liabilities to ICL.

As companies resident in Barbados, Interpool Limited and ICL are required to file tax returns in Barbados and pay any tax liability to Barbados. All such returns have been filed.

A reconciliation of the U. S. statutory tax rate to the effective tax rate follows:

	2004	2005	2006
U.S. statutory rate	35.0%	35.0%	35.0%
Difference due to operation of subsidiaries in Barbados	(75.8)	(15.0)	(13.8)
Reduction in Barbados deferred taxes due to March 2006 Container Sale	—	—	(3.4)
State taxes	10.1	6.1	4.3
Warrant liability	81.2	(7.1)	1.2
Distribution	—	17.5	—
CAI – stock option compensation	—	1.7	—
Sale of CAI stock	—	—	3.3
Other	11.7	1.9	3.6
Valuation allowances	0.8	(6.2)	0.5
Effective tax rate	63.0%	33.9%	30.7%

Non-cash income of $18,491 recorded in 2005 pertaining to the decrease in the Company’s liability for warrants is not recognized for federal income tax purposes. This resulted in a 7.1% decrease in the Company’s actual tax rate. This compares to non-cash expense of $5,209 recorded in 2006 pertaining to an increase in the Company’s liability for warrants. This income is not recognized for federal income tax purposes. This resulted in a 1.2% increase in the Company’s 2006 actual tax rate. On October 1, 2006, the Company sold its 50% common equity interest in CAI. The tax gain was larger than the book gain by $14,562 due to CAI’s unremitted earnings which were previously expected to be remitted through mostly tax-exempt dividends. This resulted in an additional federal tax provision of $5,097 in 2006. The tax expense on the unremitted earnings of CAI resulted in a 3.3% increase in the Company’s 2006 actual tax rate. The March 2006 container sale resulted in a $5,268 Barbados tax benefit due to a reversal of the deferred Barbados tax liability established in prior years at the 2.5% tax rate down to a 1% tax rate and the Barbados tax exemption for the sales proceeds in excess of the containers’ cost. This resulted in a 3.4% decrease in the Company’s 2006 actual tax rate.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The provision (benefit) for income taxes is as follows:

	2004	2005	2006
U.S.	$13,277	$9,853	$49,968
U.S. Distribution (repatriation related taxes)	—	19,979	—
Other	85	943	(2,861)
	$13,362	$30,775	$47,107
Current	$2,238	$3,793	$33,738
Current-Distribution (repatriation related taxes)	—	21,022	—
Deferred	11,124	7,003	13,369
Deferred-Distribution (repatriation related taxes)	—	(1,043)	—
	$13,362	$30,775	$47,107

(6)    March 2006 Container Sale:

On March 29, 2006, the Company’s wholly owned container leasing subsidiary, Interpool Containers Limited (‘‘ICL’’), completed the sale of approximately 273,300 standard dry marine cargo containers (the ‘‘March 2006 Container Sale’’), together with an assignment of all rights of ICL under existing operating leases for these containers with its customers, to a newly formed subsidiary of an investor group based in Switzerland (the ‘‘Purchaser’’), pursuant to a Sale Agreement dated March 14, 2006 (the ‘‘Sale Agreement’’). Although the sale was completed on March 29, 2006, the Sale Agreement stipulated that the Purchaser would be entitled to the net operating income attributable to the containers sold to the Purchaser from and after April 1, 2006. The aggregate cash purchase price paid by the Purchaser was approximately $515,869. The containers sold represented approximately 74% of the standard dry marine cargo containers owned by the Company at December 31, 2005 that were in its operating lease fleet, including most of the containers managed for the Company by CAI. The sale did not include containers subject to existing direct financing leases with customers.

In connection with the Sale Agreement, the Company and CAI entered into management agreements with the Purchaser (the ‘‘Management Agreements’’) under which they agreed to perform management services on behalf of the Purchaser with respect to the containers sold, including billing, collecting, lease renewal, operations and disposition activities, in consideration of a management fee equal to 4% of the net operating income attributable to containers under long-term operating leases, and 9% of the net operating income attributable to containers under short-term operating leases, as defined in the Management Agreements. The Management Agreements designate ICL to serve as sub-manager of the containers currently under long-term lease for such period of time as the Company elects, up to the respective dates when the containers are redelivered to the Company by their current lessees to a maximum of ten years. During that period, ICL will be entitled to receive the management fees described above. The duration of the Management Agreements will be ten years from the closing date, subject to extension for up to two additional years at the Purchaser’s option.

The Company intends to continue to make container acquisitions in the future and will continue to be engaged in the business of leasing containers and related equipment to its customers under both operating and direct financing leases. Neither the Sale Agreement nor the Management Agreements restrict the Company from engaging in any business in the future or from acquiring containers for lease to customers.

The Sale Agreement does not contain any provision that would require the Company to repurchase the containers from the Purchaser.

The Company used a portion of the proceeds from the sale of the containers to reduce container related indebtedness by $462,428.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

A portion of the gain relating to the sale has been deferred and is being amortized over the period in which the Company is obligated to provide management services. After considering this deferral, the Company reported a gain resulting from these transactions during the first quarter of 2006 of $60,780 ($59,261 net of tax), net of the write-off of deferred financing fees and commissions and the termination of swaps relating to the assets sold.

(7)    Sale of Equity Interest in CAI:

On October 1, 2006, the Company sold to CAI all 25,200 shares of CAI’s common stock owned by the Company, which shares had represented a 50% common equity interest in CAI, for total consideration of $77,500, consisting of a $40,000 cash payment and the issuance of a convertible subordinated secured promissory note by CAI to the Company in the principal amount of $37,500 (the ‘‘New CAI Note’’). Concurrently with these transactions, a subordinated note from CAI issued to the Company in 1998, the outstanding principal amount of which was $3,027, was repaid, together with accrued interest. The Company originally acquired its equity interest in CAI in 1998 for a purchase price of $12,502.

The New CAI Note held by the Company bears interest, payable quarterly, at 7.87% for the first six months, which rate will increase by 100 basis points on each six-month anniversary after the issuance date until paid in full. The New CAI Note is due in full on October 30, 2010 and may be prepaid by CAI at any time. The Company has the right to convert the New CAI Note into shares of CAI’s common stock if the New CAI Note remains outstanding after two years, or earlier if the New CAI Note is not fully repaid in connection with any initial public offering by CAI. The New CAI Note is secured by the operating assets and related leases and accounts receivables of CAI. The New CAI Note and the related security interest is subordinated to the obligations owed by, and the security interest granted by, CAI to its senior lenders pursuant to an Amended and Restated Revolving Credit and Term Loan Agreement among CAI and its senior lenders dated as of September 29, 2006. Pursuant to the terms of an Investor Rights Agreement entered into between the Company and CAI, the Company will be entitled to certain registration rights, rights to certain information, certain rights to board representation, rights to participate in future equity offerings by CAI and certain other rights as set forth in such agreement if the Company converts the New CAI Note into common stock of CAI or, in certain cases, if the Company has the right to convert the New CAI Note into common stock of CAI.

Concurrently with CAI’s redemption of the Company’s equity interest in CAI, the Company and CAI entered into a new non-exclusive long-term Management Agreement pursuant to which the Company will have the option, subject to certain conditions, to use CAI as manager for shipping containers in the Company’s fleet including those that have been returned by customers following termination of a long-term lease, in return for payment of a management fee to CAI. The Company’s right to tender containers to CAI for management is subject to the equipment meeting certain age, physical condition and other eligibility criteria. Under this new Management Agreement, the Company will continue to have the right to sell groups of containers to investors and to use CAI as manager of these containers on the same terms.

The Company and CAI also entered into agreements terminating certain other agreements and related arrangements, including a management agreement, a stockholders agreement between the Company and CAI’s chief executive officer, who was the other stockholder of CAI, and an agreement related to the formation of a joint marketing entity.

As a result of these transactions, CAI’s assets and liabilities are no longer included in the Company’s Consolidated Balance Sheet at December 31, 2006. Due to the potential convertibility of the New CAI Note, under certain circumstances, the Company could, at some future date, hold an equity interest in CAI exceeding 20% if it elected to convert the New CAI Note. Accordingly, CAI’s

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

operating results through September 30, 2006 have been treated as results from continuing operations in the Company’s Consolidated Income Statement for the year ended December 31, 2006, as well as the Company’s Consolidated Statements of Cash Flows for the year ended December 31, 2006. The Company’s portion of CAI’s net income included in the Company’s Consolidated Statements of Income amounted to $5,447, $3,860, and $4,540 for the years ended December 31, 2004, 2005 and 2006, respectively.

As a result of its decision, during the third quarter of 2006, to sell its investment in CAI, it was no longer likely that the Company’s portion of CAI’s earnings since the acquisition of the investment, amounting to approximately $14,562, would be remitted to the Company through mostly tax-exempt dividends. Based on this change in expectation, the Company changed its tax treatment related to these unremitted earnings and recorded a tax provision of $25,999 and an after tax gain on the sale of the Company’s investment in CAI amounting to approximately $24,439 in the Consolidated Statement of Income for the year ended December 31, 2006.

(8)    Other contingencies and commitments:

Lease Commitments:    The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment with various expiration dates through 2012. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses. Rental expense under operating leases aggregated $20,927, $16,788, and $10,423 for the years ended December 31, 2004, 2005 and 2006, respectively.

As of December 31, 2006, the aggregate minimum rental commitment under operating leases having initial or remaining noncancelable lease terms in excess of one year was as follows:

2007	$7,186
2008	5,559
2009	3,692
2010	2,654
$19,091

The Company and its subsidiaries are parties to various capital leases and are obligated to make payments related to its long-term borrowings. See Note 3 to the Consolidated Financial Statements.

Employment Agreements:    The Company has employment agreements with certain executive officers and employees which provide for minimum salary, bonus arrangements and benefits for periods from 1 to 7 years. As of December 31, 2006, the minimum obligation related to these agreements approximated $10,421. These employment agreements provide for automatic renewals or extensions in the absence of written notice of non-renewal from the Company or the applicable executive by the date specified in the agreement. The employment agreement with the Company’s Chief Executive Officer provides that if the agreement is terminated by the Company for any reason (other than for cause), the Chief Executive Officer is entitled to continuation of his salary and bonus and other benefits for the remainder of the seven-year term of the agreement. Several of the employment agreements with the Company’s other executive officers also provide for severance for a specified period (generally either 24 or 36 months) equal to the officer’s base salary and target bonus, as well as continued paid participation in all Company insurance programs, in the event the executive’s employment is terminated by the Company without cause or if the Company fails to renew or extend the agreement following a change in control of the Company, or if the executive terminates his employment for ‘‘good reason,’’ as defined in the applicable agreement. One such employment agreement also provides that, if a change of control of the Company occurs, the executive officer may voluntarily elect to terminate his agreement and receive severance from the Company equal to 36

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

months of his then-current base salary and target bonus as well as continued paid participation in all Company insurance programs offered to employees.

Separation Agreements:    During 2003, the Company entered into separation agreements with its former President and Chief Operating Officer and its former Executive Vice President and Chief Financial Officer that provided for payments and benefits for periods of 1 to 5 years. As of December 31, 2006, the remaining obligation related to these agreements approximated $546 and is payable through 2008. During 2004, as contemplated by the separation agreement with the Company’s former President and Chief Operating Officer, the Company paid and recorded to expense, employment related taxes in connection with the previous employment of this executive officer prior to October 9, 2003, amounting to $274.

Guarantees:    At December 31, 2006, the following guarantees were issued and outstanding:

Indemnifications:    In the ordinary course of business, the Company executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters and governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and have accrued for any expected losses that are probable. The types of indemnifications for which payment are possible are as follows:

Taxes:    In the ordinary course of business, the Company provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. The Company’s liability typically is fixed when a final determination of the indemnified party’s tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. The Company is party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, it is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Contractual Relationships:    The Company entered into a number of operating leases during 2000 and 2002 in which it guaranteed a portion of the residual value of the leased equipment. These leases have terms that expire between 6 and 9 years. If at the end of the lease term the fair market value of the equipment is below the guaranteed residual value in the agreement, the Company is liable for a percentage of the deficiency. The total of these guarantees is $12,405 of which $1,452 could be due in one year, $6,560 could be due in 2 to 3 years, $3,793 could be due in 4 to 5 years, and the remaining $600 potentially due in greater than 5 years. As of December 31, 2005 and 2006, included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets is a liability of $232 and $1,051, respectively, representing the accrual for these guarantees.

During the second quarter of 2003, the Company arranged a leasing transaction between one of its major customers and a financial institution for up to 3,000 containers. As part of this transaction, the Company agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. In addition, if the lessee agreed to extend the lease, the Company agreed to purchase the equipment from the financial institution at a stated value and lease it to the lessee for this additional period at a stated lease rate. The Company further agreed to provide the lessee with a purchase option at the end of the extended lease period that would be less than the fair market value of the equipment at the date the lessee could exercise its option (the ‘‘Bargain Purchase Option’’).

In return for the arrangement of the transaction on behalf of the financial institution and the guarantees discussed above, the Company was paid an arrangement fee and a portion of the initial

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

rent for each container included in the lease. During the year ended December 31, 2003, 2,076 containers were delivered to the lessee and the Company received payments amounting to $1,240. The remaining 924 containers were purchased by the Company and leased to the customer under the terms of a direct financing lease.

The estimated fair value at the end of the lease term guaranteed by the Company for these containers amounts to approximately $4,360. The Company has estimated that its potential liability related to these guarantees is less than the estimated potential liability related to the Bargain Purchase Option granted to the lessee. As such, the Company has accrued for the estimated value of its liability for this Bargain Purchase Option amounting to $1,017 that could be due in greater than 5 years. All fees collected from the lessor were deferred by the Company and included in accounts payable and accrued liabilities on the accompanying Consolidated Balance Sheets. The fees received from the lessor, net of the estimated liability for the Bargain Purchase Option, are being recognized by the Company over the term of the residual guarantee.

Other:    At December 31, 2006, commitments for capital expenditures for leasing equipment totaled approximately $47,804, all of which is committed for 2007.

The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, the Company requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while the chassis are on-hire to the lessees. In addition, lessees are generally required to maintain a minimum of $2,000 in general liability insurance coverage which is standard in the industry. In addition, the Company maintains a general liability policy of $255,000 in the event that the above lessee coverage is insufficient. While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its financial condition or results of operations and that the Company is adequately insured against such claims.

Pending Governmental Investigations

Following the Company’s announcement in July 2003 that its Audit Committee had commissioned an internal investigation by special counsel into its accounting, the Company was notified that the SEC had opened an informal investigation of the Company. As the Company had anticipated, this investigation was converted to a formal investigation later in 2003. The Company has fully cooperated with this investigation. During 2003 and 2004, the New York office of the SEC received a copy of the written report of the internal investigation and received documents and information from the Company, its Audit Committee and certain other parties pursuant to SEC subpoenas. During late 2003, the Company was also advised that the United States Attorney’s office for the District of New Jersey (the ‘‘U.S. Attorney’s office’’) received a copy of the written report of the internal investigation by its Audit Committee’s special counsel and opened an investigation focusing on certain matters described in the report. The Company was neither a subject nor a target of the investigation by the U.S. Attorney’s office. The Company has not had any communications with either the SEC or the U.S. Attorney’s office relating to their respective investigations since 2004 and it does not have any information regarding the current status of either of these investigations. Therefore, the Company cannot predict the final outcome of either of these investigations and cannot be assured that they may not result in the taking of some action that may be adverse to the Company.

Settled 2004 Stockholder Litigation

In 2004, several lawsuits were filed in the United States District Court for the District of New Jersey by purchasers of the Company’s common stock, naming the Company and certain of its present

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

and former executive officers and directors as defendants. The complaints alleged violations of the federal securities laws relating to the Company’s reported Consolidated Financial Statements for the years ended December 31, 2000 and 2001 and the nine months ended September 30, 2002, which the Company announced in March 2003 would require restatement. Each of the complaints purported to be a class action brought on behalf of persons who purchased the Company’s securities during a specified period. The lawsuits, which sought unspecified amounts of compensatory damages and costs and expenses, including legal fees, were consolidated into a single action, and the plaintiffs filed a consolidated amended complaint in September 2004, which included allegations of purported misstatements and omissions in the Company’s public disclosures throughout an expanded purported class period from March 31, 1999 through December 26, 2003. In November 2004, the Company filed a motion to dismiss the amended complaint, which was granted by the District Court in August 2005. The plaintiffs appealed the dismissal order to the United States Court of Appeals for the Third Circuit. In December 2005, while the appeal was pending, the Company and the other parties reached a settlement of the litigation, which was documented and signed by the parties in March 2006, approved by the United States District Court in August 2006 and became effective shortly thereafter upon the expiration of time for any party to appeal the Court’s approval of the settlement and dismissal of the litigation. Under the terms of the settlement, a cash payment on behalf of the defendants in the total amount of $1,000, inclusive of fees and expenses of plaintiffs’ counsel, was made to the plaintiffs and the plaintiffs’ claims against the Company and the other defendants were dismissed on a class-wide basis. The entire $1,000 payment was funded by the Company’s insurance carrier. As a result, this litigation is now concluded.

(9)    Cash flow information:

For purposes of the Consolidated Statements of Cash Flows, the Company includes all highly liquid short-term investments with an original maturity of three months or less in cash and cash equivalents.

For the years ended December 31, 2004, 2005 and 2006, cash paid for interest was approximately $108,542, $119,226 and $105,990, respectively. Cash paid for income taxes was approximately $1,202, $8,831 and $27,031, respectively.

(10)	Related party transactions:

In January 1992, the Company executed a Consultation Services Agreement with Radcliff Group, Inc. pursuant to which Radcliff designated Warren L. Serenbetz, a stockholder and director until December 15, 2004, as an executive consultant. The Consultation Services Agreement was terminated in January 1995. Under the terms of the agreement payment of health related costs will continue through December 31, 2007.

Eurochassis L.P., a New Jersey limited partnership in which Raoul J. Witteveen, the Company’s former President and Chief Operating Officer, is one of the limited partners and the general partner, leases 100 chassis to Trac Lease, a subsidiary of Interpool. Annual lease expense amounted to $86, $78 and $78 for the years ended December 31, 2004, 2005, and 2006, respectively. The annual lease term renews automatically unless canceled or renewed under renegotiated lease rate terms by either party prior to the first day of the renewal period. The members of the Board of Directors unanimously determined that the terms of all arrangements between Eurochassis L.P. and Trac Lease are beneficial and fair to the Company.

Chassis Holdings I, LLC

The Ivy Group, which is a New Jersey general partnership composed directly or indirectly of Martin Tuchman, Radcliff Group, Inc., Raoul J. Witteveen, Thomas P. Birnie and Graham K. Owen,

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

has previously leased chassis to Trac Lease, Inc. (‘‘Trac Lease’’). As of December 31, 2000, pursuant to various equipment lease agreements, Trac Lease leased 6,047 chassis from The Ivy Group and its principals for an aggregate annual lease payment of approximately $2,900. On January 1, 2001, the various leases for the 6,047 units were combined into a single lease pursuant to which The Ivy Group and its principals were paid an aggregate lease payment of $2,691 through June 30, 2001. On July 1, 2001, the Company restructured its relationship with The Ivy Group and its principals to provide the Company with managerial control over 6,047 chassis previously leased by Trac Lease, a wholly owned subsidiary of the Company, from The Ivy Group. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I, LLC (‘‘Chassis Holdings’’), in exchange for $26,000 face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and $2 in cash to Chassis Holdings in exchange for $3,000 face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units. The value of the contributed chassis was determined by taking the arithmetic average of the results of independent appraisals performed by three nationally recognized appraisal firms in connection with the Company’s establishment of a chassis securitization facility in July 2000. As the managing member of Chassis Holdings, Trac Lease exercises sole managerial control over the entity’s operations. Chassis Holdings leases all of its chassis to Trac Lease at a rental rate equal to the then current Trac Lease fleet average per diem. Chassis Holdings and the holders of the preferred membership units are party to a Put/Call Agreement which provides that the holders of preferred units may put such units to Chassis Holdings under certain circumstances and Chassis Holdings may redeem such units under certain circumstances. Chassis Holdings will be required to make certain option payments to the holders of the preferred membership units in order to preserve its right to redeem such units.

Based on 90% common unit ownership held by Trac Lease, the Company’s Consolidated Financial Statements include the accounts of Chassis Holdings. The Ivy Group’s interest in the common and preferred units of Chassis Holdings of approximately $26,258 is classified as minority interest in equity of subsidiaries in the accompanying Consolidated Balance Sheets. Dividends paid on the common units and distributions on the preferred units totaling $3,071 for each of the years ended December 31, 2004, 2005 and 2006, are included in minority interest expense in the accompanying Consolidated Statements of Income.

The members of the Board of Directors have unanimously determined that the terms of all arrangements between The Ivy Group and Trac Lease, including the formation of Chassis Holdings, are beneficial and fair to the Company.

Summary of Related Party Transactions

The effects of the above related party transactions included in the accompanying Consolidated Statements of Income are as follows:

	2004	2005	2006
Lease operating expense	$3,157	$3,149	$3,149
Administrative expense	$116	$116	$19
Interest expense	$733	$—	$—

(11)	Impairment Charge:

Beginning in late 2005 and continuing into the first quarter of 2006, one of the Company’s larger shipping line customers began returning a significant number of containers under operating leases

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

entered into during 1999 and 2000 that had expired. Based upon an analysis of the quantity of containers involved, then-existing conditions in the short-term leasing market and expenses associated with the return of this equipment, the Company entered into negotiations with this customer regarding the parties’ on-going and future business relationships. Following extensive discussions, the Company reached an agreement with the customer whereby the operating leases for these containers would be converted to direct financing leases by extending the lease terms and by providing the customer with a bargain purchase option. As a result of this modification to the lease terms, the Company concluded that it would be necessary under U.S. GAAP to record an impairment charge for these assets. The amount of the impairment charge recorded for the year ended December 31, 2006 was $7,659 ($7,468 net of tax) and is included in impairment of leasing equipment on the Consolidated Statements of Income. No portion of this impairment charge will result in any cash expenditures by the Company. No further impairment charges will be incurred related to this agreement.

(12)	Retirement plans:

Certain subsidiaries have defined contribution plans covering substantially all full-time employees. Participating employees may make contributions to the plan, through payroll deductions. Matching contributions are made by the Company equal to 75% of the employee’s contribution to the extent such employee contribution did not exceed 6% of their compensation. During the years ended December 31, 2004, 2005 and 2006, the Company expensed approximately $533, $643 and $739, respectively, related to this plan. These amounts are included in administrative expenses on the Consolidated Statement of Income.

(13)	Segment and geographic data:

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the Company’s operations come from two reportable segments: container leasing, and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis.

The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on profit or loss before income taxes. The Company’s reportable segments are strategic business units that offer different products and services. All significant transactions between segments have been eliminated. Historically, funds have been borrowed by Interpool, Inc., Trac Lease, and Interpool Limited (or their subsidiaries). Interpool, Inc. has borrowed all of the Company’s public debt. Trac Lease and Interpool, Inc. comprise the Company’s domestic intermodal equipment segment. Interpool Limited (and its subsidiaries) along with ICL and CAI comprised the container leasing segment. On October 1, 2006 the Company sold to CAI all 25,200 shares of CAI’s common stock owned by the Company. As a result, CAI’s assets and liabilities are no longer included in the Company’s Consolidated Balance Sheet at December 31, 2006. However, CAI’s results of operations through September 2006 have been treated as results from continuing operations in the Company’s Consolidated Income Statement. For purposes of segment reporting the outstanding debt and related interest expense are recorded by the borrowing entity. Advance rates for secured loans have been approximately the same for both chassis and containers, and have generally been in the 75-85% range. To the extent that the Company leases chassis equipment in from other parties under capitalized leases, the effective advance rate is generally 100%.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Segment Information:

2004	Container Leasing	Domestic Intermodal Equipment	Totals
Equipment leasing revenue	$176,387	$204,012	$380,399
Management fee revenue	5,098	2,686	7,784
Other revenue	8,671	7,533	16,204
Lease operating and administrative expenses	46,681	98,594	145,275
Provision for doubtful accounts	950	526	1,476
Fair value adjustment for derivative instruments	(1,303)	(208)	(1,511)
Fair value adjustment for warrants	—	49,222	49,222
Depreciation and amortization of leasing equipment	57,161	32,297	89,458
Impairment of leasing equipment	1,373	3,237	4,610
Gain on insurance settlement	(3,781)	(2,486)	(6,267)
Other (income)/expense, net and minority interest	(8,485)	1,171	(7,314)
Income for investments under equity method	—	(416)	(416)
Interest expense	36,347	75,666	112,013
Interest income	(1,870)	(1,520)	(3,390)
Income / (loss) before income taxes	63,083	(41,852)	21,231
Net investment in DFL’s	277,461	85,984	363,445
Leasing equipment, net	685,786	893,410	1,579,196
Equipment purchases	212,402	37,919	250,321
Total segment assets	$1,107,838	$1,296,248	$2,404,086

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

2005	Container Leasing	Domestic Intermodal Equipment	Totals
Equipment leasing revenue	$168,898	$212,316	$381,214
Management fee revenue	9,206	3,432	12,638
Other revenue	10,701	11,959	22,660
Lease operating and administrative expenses	46,247	110,692	156,939
Provision for doubtful accounts	993	1,070	2,063
Fair value adjustment for derivative instruments	(1,538)	(1,322)	(2,860)
Fair value adjustment for warrants	—	(18,491)	(18,491)
Depreciation and amortization of leasing equipment	55,990	34,057	90,047
Impairment of leasing equipment	1,690	2,342	4,032
Loss on retirement of debt	2,185	812	2,997
Gain on sale of leasing equipment	(12,107)	(1,317)	(13,424)
Other expense, net and minority interest	3,681	1,698	5,379
Income for investments under equity method	—	(187)	(187)
Gain on sale of equity investment	—	(13,001)	(13,001)
Interest expense	37,956	83,142	121,098
Interest income	(1,795)	(7,591)	(9,386)
Income before income taxes	55,503	35,803	91,306
Net investment in DFL’s	283,507	79,367	362,874
Leasing equipment, net	741,860	1,029,330	1,771,190
Equipment purchases	324,036	170,038	494,074
Total segment assets	$1,143,127	$1,571,989	$2,715,116

2006	Container Leasing	Domestic Intermodal Equipment	Totals
Equipment leasing revenue	$92,234	$240,693	$332,927
Management fee revenue	11,215	6,084	17,299
Other revenue	5,896	18,108	24,004
Lease operating and administrative expenses	33,186	134,845	168,031
Provision for doubtful accounts	1,033	399	1,432
Fair value adjustment for derivative instruments	(1,081)	(1,711)	(2,792)
Fair value adjustment for warrants	—	5,209	5,209
Depreciation and amortization of leasing equipment	24,851	38,497	63,348
Gain on sale of consolidated subsidiary	—	(50,438)	(50,438)
Impairment of leasing equipment	8,547	2,399	10,946
Loss on retirement of debt	7,736	647	8,383
Gain on sale of leasing equipment	(76,652)	(528)	(77,180)
Other expense, net and minority interest	4,136	105	4,241
Loss for investments under equity method	—	58	58
Interest expense	30,285	79,671	109,956
Interest income	(3,593)	(17,064)	(20,657)
Income before income taxes	80,897	72,796	153,693
Net investment in DFL’s	314,374	89,605	403,979
Leasing equipment, net	168,649	1,141,023	1,309,672
Equipment purchases	245,725	195,711	441,436
Total segment assets	$536,348	$1,754,824	$2,291,172

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The Company’s shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company’s revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the international information presented below represents the Company’s international container leasing operation conducted through Interpool Limited and ICL, Barbados corporations, while the United States information presented below represents its domestic intermodal equipment leasing segment, as well as those revenues and assets relative to CAI for the period prior to October 1, 2006. CAI is headquartered in the United States of America. Such presentation is consistent with industry practice.

Geographic Information:

	2004	2005	2006
EQUIPMENT LEASING REVENUE
United States	$243,235	$247,527	$262,527
International	137,164	133,687	70,400
	$380,399	$381,214	$332,927
		2005	2006
LEASING EQUIPMENT, NET:
United States		$1,163,600	$1,141,023
International		607,590	168,649
		$1,771,190	$1,309,672
		2005	2006
ASSETS:
United States		$1,750,753	$1,754,824
International		964,363	536,348
		$2,715,116	$2,291,172

(14)	Capital stock:

At December 31, 2006, the Company had four stock option plans as described below:

The Company’s 2004 Stock Option Plan for Key Employees and Directors (the ‘‘2004 Plan’’), was adopted by the Board of Directors, and approved by the stockholders at the Company’s Annual Meeting of Stockholders, on December 15, 2004. A total of 1,500,000 shares of common stock have been reserved for issuance under the 2004 Plan. Options may be granted under the 2004 Plan, at the discretion of the Compensation Committee of the Board of Directors (the ‘‘Compensation Committee’’), to key employees and directors (whether or not they are employees) of Interpool, Inc. and its subsidiaries. Options granted under the plan will be exercisable at such times and under such conditions as may be determined by the Compensation Committee at the time of grant; however, options may not be granted for terms in excess of ten years. The number of shares that may be the subject of options granted during any calendar year to any one individual cannot exceed 250,000 shares. At December 31, 2006, a total of 350,000 options were outstanding under this plan with options for 1,150,000 shares available for future grant.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Previously, the Company maintained a 1993 Stock Option Plan for Executive Officers and Directors (the ‘‘1993 Stock Option Plan’’). At December 31, 2006, a total of 286,500 fully vested options were outstanding under the 1993 Stock Option Plan. No further options may be granted under the 1993 Stock Option Plan.

Options outstanding under both the 2004 Plan and the 1993 Stock Option Plan have been granted with immediate vesting, cliff vesting after six months, one year and five years, and vesting over a period of two, three and five years.

The Company’s 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors (the ‘‘2004 Directors Plan’’), was also adopted by the Board of Directors, and approved by the stockholders at the Company’s 2004 Annual Meeting of Stockholders on December 15, 2004. A total of 250,000 shares of common stock have been reserved for issuance under the 2004 Directors Plan. Options granted under the 2004 Directors Plan are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date on which the option is granted. The options granted pursuant to the 2004 Directors Plan may be exercised at the rate of one-third of the shares on each anniversary of the options’ grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 2004 Directors Plan expire ten years from their grant date.

The 2004 Directors Plan provides for the automatic grant of nonqualified options to non-employee non-officer directors. Under the 2004 Directors Plan, each person who was not an employee or officer and who served as a member of the Board of Directors received a grant of options for 15,000 shares of common stock on the business day following the 2004 Annual Meeting. In addition, each person who becomes a non-employee non-officer director following the 2004 Annual Meeting will automatically receive a grant of options for 15,000 shares on the first business day after becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each annual meeting, beginning with the annual meeting held during 2005. Following the Annual Meeting held June 21, 2006, the Company granted options for 45,000 shares of common stock to seven non-employee, non-officer directors at an exercise price of $21.16 per share. At December 31, 2006, a total of 145,000 options were outstanding under this plan with options for 105,000 shares available for future grant.

Previously, the Company maintained the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the ‘‘1993 Directors Plan’’). A total of 45,000 fully vested options were outstanding under the 1993 Directors Plan at December 31, 2006. No further options may be granted under the 1993 Directors Plan.

Effective January 1, 2006, the Company began recording compensation expense associated with stock options in accordance with SFAS No. 123(R), Share-Based Payment, (‘‘SFAS 123(R)’’). Prior to January 1, 2006, the Company accounted for stock-based compensation related to stock options under the recognition and measurement principles of Accounting Principles Board Opinion No. 25; therefore, the Company measured compensation expense for its stock option plans using the intrinsic value method, that is, as the excess, if any, of the fair market value of the Company’s stock at the grant date over the amount required to be paid to acquire the stock, and provided the disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation, (‘‘SFAS 123’’) and SFAS No. 148, Accounting for Stock-Based Compensation, (‘‘SFAS 148’’). The Company has adopted the modified prospective transition method provided by SFAS 123(R), and as a result, has not retroactively adjusted results from prior periods. Under this transition method, compensation expense associated with stock options recognized in 2006 includes the expense related to the remaining unvested portion of all stock option awards granted prior to January 1, 2006 based on the grant date fair value estimated in accordance with the original provision of SFAS 123. Compensation expense has

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

been recorded for all awards granted subsequent to January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R).

As a result of the adoption of SFAS 123(R), the Company’s net income for the year ended December 31, 2006 included $802 of compensation expense and $321 of income tax benefits related to the Company’s four stock option plans. The compensation expense is recorded as a component of administrative expenses in the Consolidated Statements of Income. For the year ended December 31, 2006, the impact on basic and diluted earnings per share as a result of adopting SFAS 123(R) was less than two cents per share.

Prior to the adoption of SFAS 123(R), the Company presented all tax benefits related to deductions resulting from the exercise of stock options as cash flows from operating activities in the Consolidated Statements of Cash Flows. SFAS 123(R) requires that cash flows resulting from tax benefits related to tax deductions in excess of the cumulative compensation expense recognized for those options (excess tax benefits) be classified as cash inflows from financing activities and cash outflows from operating activities. During 2006, $120 of excess tax benefits resulting from the exercise of stock options was recorded as additional paid-in-capital and is presented on the Consolidated Statement of Cash Flows as a financing cash inflow.

A summary of the Company’s stock option activity for the year ended December 31, 2006 for the combined plans was as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2006	3,178,063	$11.75	3.7	—
Granted	45,000	21.16	9.5	—
Forfeited or Expired	(20,000)	21.13	—	—
Exercised	2,376,563	10.25	1.7	$34,531	(a)
Outstanding at December 31, 2006	826,500	$16.33	5.9	$5,809
Vested and expected to vest in the future at December 31, 2006	826,500	$16.33	5.9	$5,809
Exercisable at December 31, 2006	711,502	$15.58	5.5	$5,537
Available for grant at December 31, 2006	1,255,000

(a)	Intrinsic value of options exercised during 2004 and 2005 was $7,888 and $9,035, respectively.

A summary of the Company’s stock option activity for non vested options for the year ended December 31, 2006 for the combined plans was as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Non Vested Options Outstanding at January 1, 2006	165,000	$20.90	—	—
Granted	45,000	21.16	—	—
Forfeited or Expired	(20,000)	21.13	—	—
Vested during period	75,002	20.85	—	—
Outstanding at December 31, 2006	114,998	$20.99	8.8	$272

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The following table summarizes information regarding stock options outstanding at December 31, 2006.

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding December 31,	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable December 31,	Weighted Average Exercise Price
$6.375	15,000	3.2	$6.375	15,000	$6.375
10.25	166,500	1.7	10.25	166,500	10.25
11.9375	100,000	3.8	11.9375	100,000	11.9375
13.73	50,000	5.7	13.73	50,000	13.73
18.77	275,000	7.5	18.77	275,000	18.77
19.24	25,000	8.95	19.24	8,335	19.24
20.38	25,000	8.4	20.38	16,667	20.38
21.05	50,000	8.6	21.05	25,000	21.05
21.16	40,000	9.5	21.16	—	21.16
22.05	80,000	7.96	22.05	55,000	22.05
$6.375 – $22.05	826,500	5.9	$16.33	711,502	$15.58

The total fair value of shares vesting during 2004, 2005 and 2006 was $39, $505 and $756, respectively.

As of December 31, 2005, there was $1,378 of unamortized compensation cost ($827 net of tax) related to 165,000 non-vested stock option awards with a weighted-average grant date fair value of $9.12 per share. This compares to $983 of unamortized compensation costs ($591 net of tax) related to 114,998 non-vested stock option awards with a weighted-average grant date fair value of $9.17 per share at December 31, 2006. Compensation expense of approximately $705 ($423 net of tax), $214 ($129 net of tax) and $64 ($39 net of tax) will be recorded in 2007, 2008 and 2009, respectively.

The Company has filed a Registration Statement on Form S-8 with the Securities and Exchange Commission and registered a total of 4,458,063 shares of common stock, $0.001 par value per share, of the Company (plus any additional shares of common stock that may be issued pursuant to the adjustment provisions of the Company’s stock option plans) that may be issued under the Company’s 2004 Stock Option Plan for Key Employees and Directors, the 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors, the 1993 Stock Option Plan for Executive Officers and Directors and the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors.

Deferred Bonus Plan

In November 2002, the Company’s Board of Directors approved a Deferred Bonus Plan (the ‘‘Plan’’) under which employees of the Company and its affiliates who received discretionary year-end bonuses of greater than $50 received such bonuses partly in cash and partly in the form of an award of Interpool common stock. Although the Board of Directors terminated the Deferred Bonus Plan in September 2004, all stock previously granted under this plan will continue to be subject to the terms of the Plan.

Bonus stock awards under this Plan vest in equal installments over a five-year period, unless the recipient elected to have the award vest over a ten-year period or the Board of Directors specified another period. The unvested portion of any bonus stock award will vest immediately if a change in control of the Company occurs, if the employee is terminated without cause, if the employee resigns for a good reason, if the employee dies or becomes permanently disabled, or in any other

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

circumstance deemed appropriate by the Board of Directors. If a recipient resigns voluntarily without a good reason or is terminated for cause, the employee will forfeit any unvested portion of any bonus stock award.

The number of shares of stock awarded was calculated by dividing the dollar value of the stock portion of the bonus by the average stock price for the last ten trading days ending on December 31 of the grant year.

Under the Plan, each employee granted a bonus stock award has a right from time to time to require the Company to purchase a total number of shares of stock equal to the number of shares of stock underlying the Participant’s Bonus Stock Award. The shares may be vested shares or shares which were otherwise acquired by the participant providing that all shares were beneficially owned by the participant for at least 6 months. The purchase price shall be equal to the fair market value of a share of stock on the trading day preceding the date of such purchase.

Compensation expense related to restricted stock awards is recognized ratably over the service vesting period; however, vested shares are issued annually in January of each year in connection with previously outstanding grants. On January 2, 2006, 5,523 shares were issued to employees under this plan. During the years ended December 31, 2004 and 2005, the Company recorded compensation expense of $85 ($54 net of tax) and $112 ($79 net of tax), respectively. This compared to $82 ($51 net of tax) for the year ended December 31, 2006. Compensation expense is recorded as a component of administrative expenses in the Consolidated Statements of Income.

At December 31, 2005, and December 31, 2006, 29,912 and 24,399 restricted stock awards were unvested, respectively. These restricted stock awards had a weighted-average grant date fair value of $14.80 and $14.77 per share at December 31, 2005 and December 31, 2006, respectively. In accordance with SFAS 123(R), the fair value of restricted stock awards were estimated based on the closing market value of the Company’s stock price at date of grant. As of December 31, 2005, there was $442 of unamortized compensation costs related to non-vested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of 6.7 years. This compares to $360 of unamortized compensation cost at December 31, 2006 with a remaining weighted-average vesting period of 5.8 years. The unamortized compensation cost related to non-vested restricted stock awards was recorded as unearned stock-based compensation in stockholder’s equity at December 31, 2005. As part of the adoption of SFAS 123(R), such unamortized compensation cost was reclassified as a component of additional paid-in capital.

Stock Appreciation Rights

In connection with employment agreements with certain executive officers during 2004, the Company granted common stock appreciation rights (‘‘SARS’’) that provided for the grantees to receive cash payments measured by any appreciation in the market price of the common stock over a specified base price. The Company granted such stock appreciation rights with respect to a total of 275,000 share units at a base price of $14.05 per share. Under the terms of the employment agreements, as amended, a total of 266,666 of these stock appreciation rights vested through December 31, 2005 with the remaining 8,334 rights vesting on December 31, 2006. Upon vesting, these stock appreciation rights were to be exercisable at any time prior to the expiration of the earlier of 10 days following the termination of the employee or June 30, 2014. Financial Accounting Standards Board (‘‘FASB’’) Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans, required interim calculations of the amount of compensation expense inherent in the SARS (variable plan accounting). This amount was equal to the increase in the quoted market price since date of grant or award multiplied by the total number of rights outstanding. Compensation expense was recognized ratably over the vesting periods during which the related employee service was rendered. Compensation expense for the year ended December 31, 2004 was

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

$2,120 and is primarily due to the increase in the market value of the Company’s common stock since the date of grant or award. Compensation expense for the year ended December 31, 2005 was reduced by $822. This decrease was the result of the decline in the market value of the Company’s common stock since December 31, 2004, partially offset by additional vesting. These amounts were included in administrative expenses on the Consolidated Statements of Income.

On November 18, 2005, the Compensation Committee of the Board of Directors agreed to an arrangement with the holders of these SARS whereby all SARS granted to such executive officers would be voluntarily cancelled. In connection with the cancellation of these SARS, each of these executive officers was granted new stock options under the Company’s 2004 Stock Option Plan for Executive Officers and Directors for the same number of shares as the cancelled SARS. The 275,000 stock options granted on November 18, 2005 have an exercise price of $18.77 per share (the closing price of the Company’s common stock on the date of grant) and similar terms to those of the cancelled SARS. At December 31, 2005, 266,666 of these options were vested with the remaining 8,334 vested on December 31, 2006. These options expire June 30, 2014. In addition, in connection with the cancellation of the SARS, each of these executive officers became entitled to receive from the Company a cash amount equal to the difference between the $18.77 per share exercise price of the new stock options and the $14.05 per share exercise price of the cancelled SARS, multiplied by the number of SARS (vested and unvested) previously held by the executive officer. The liability for amounts due to executive officers amounting to $711 was paid in June 2006.

Dividends

In 2004, the Company declared a quarterly dividend of $0.0625 per share for each quarter. Total dividends declared during 2004 were $0.25 per share.

The Company declared a quarterly dividend of $0.0625 per share on its common stock in March of 2005 and $0.075 per share in June and September of 2005. In November a special cash dividend of $1.00 per share was paid. Also, in November 2005, the Company announced an increase in its regular quarterly dividend to $0.08 per share. In December 2005, the Company declared its regular dividend of $0.08 per share of common stock and an additional special dividend of $0.12 per share bringing the total dividend to $0.20 per share, payable in January 2006. Total dividends declared during 2005 were $1.4125 per share.

The Company declared a quarterly dividend of $0.08 per share on its common stock in March, June, and September of 2006. In December of 2006 the Company announced an increase in the quarterly dividend rate to $0.25 per share. Total dividends declared during 2006 were $0.49 per share.

Common stock dividends declared and unpaid at December 31, 2005 and 2006 amounted to $5,700 and $7,313, respectively, and are included in accounts payable and accrued expenses in the accompanying Consolidated Balance Sheets.

Option Exercise and Share Repurchases

Share Repurchases Associated with Exercise of Stock Options

On November 13, 2006, Mr. Martin Tuchman, the Company’s Chairman and Chief Executive Officer, and Mr. Arthur Burns, the Company’s Executive Vice President and General Counsel, exercised stock options for 2,280,000 and 96,563 shares, respectively, under the terms of the 1993 Stock Option Plan. These options had an exercise price of $10.25 per share and the market value at the date they were exercised was $24.78 per share.

In order to exercise his options, Mr. Tuchman paid the aggregate exercise price of $23,370 by returning 943,099 shares which he previously owned to the Company and had the Company withhold

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

619,653 shares from the shares being issued in connection with the exercise of the option in order to meet his minimum tax withholdings. Mr. Burns asked that both the aggregate exercise price of $990 and his minimum withholdings be satisfied by having 39,942 shares and 24,800 shares withheld by the Company from the shares being issued in connection with the options being exercised. All share amounts were valued at their fair market value based on the market price of the common stock at the date of exercise. Mr. Tuchman and Mr. Burns continue to own the shares that they acquired upon exercise of the stock options.

The 1,627,494 shares delivered to or withheld by the Company, which had a market value of $40,329, have been recorded as treasury shares on the accompanying Consolidated Balance Sheets. The exercise resulted in the issuance of 2,376,563 shares at a par value of $.001 and increased additional paid-in-capital by approximately $24,357. In addition, Mr. Burns’ exercise resulted in an additional tax benefit (amounting to $120) which has been recorded as additional paid-in-capital.

In September 2005, Mr. Raoul Witteveen, former President of the Company, advised the Company that he intended to exercise 500,000 stock options under the terms of the 1993 Stock Option Plan. These options had an exercise price of $10.25 per share and the market value at the date he exercised his options was $17.99 per share. In accordance with the terms of the 1993 Stock Option Plan, Mr. Witteveen paid the aggregate exercise price for these options by tendering to the Company a total of 284,880 shares of the Company’s common stock he then owned, which under the 1993 Stock Option Plan were valued at their total fair market value based on the market price of the common stock at the date of exercise. In addition, Mr. Witteveen reimbursed the Company in cash for the tax withholding related to the exercise.

The 284,880 shares delivered to the Company have been recorded as treasury shares, at their market value at the date of exercise on the accompanying Consolidated Balance Sheets. The exercise resulted in the issuance of 500,000 shares at a par value of $0.001 and increased additional paid-in-capital by approximately $5,124. In addition, since these options were granted to Mr. Witteveen as compensation for services rendered, the Company was entitled to claim a tax deduction for non-employee compensation on its 2005 federal tax return. A tax benefit for the difference between the market price of the stock as of the modification date and the exercise price was recorded in October 2003 at the time the Company recognized compensation expense relating to a modification of the options. The increase in the stock price from the modification date ($16.47 per share) to the exercise date ($17.99 per share) resulted in an additional tax benefit (amounting to $304) which has been recorded as additional paid-in-capital at the time these options were exercised in 2005.

In December 2004, Warren L. Serenbetz (a former member of the Company’s Board of Directors) advised the Company that he intended to exercise 668,438 stock options which represented the remaining options issued to him under the terms of the 1993 Stock Option Plan. In addition, Mr. Serenbetz requested, and the Compensation Committee of the Board of Directors allowed him, to exercise these options on a cashless basis. While the cashless exercise of options is allowed under the terms of the 1993 Stock Option Plan with Board of Directors approval, it is not the intent of the Company to allow this in most cases. The Board of Directors considered Mr. Serenbetz’s request in light of the limited period of time he had to exercise these options having resigned as a Board member, and approved his request at a meeting held on December 15, 2004. These options had an exercise price of $10.25 per share and the market value at the date he exercised his options was $22.05 per share.

In connection with the cashless exercise feature, the Company withheld 310,725 shares with a market value of $6,852 representing the cost to Mr. Serenbetz of exercising these options. In addition, the Company withheld 110,086 shares with a market value of $2,427 representing the amounts advanced to Mr. Serenbetz for the payment of his minimum taxes related to the exercise. The remaining 247,627 shares were issued to Mr. Serenbetz.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

The 420,811 shares withheld by the Company for the exercise price of the options and Mr. Serenbetz’s minimum taxes have been recorded as treasury shares, at their market value at the date of exercise on the accompanying Consolidated Balance Sheets. The exercise also resulted in the issuance of 668,438 shares at a par value of $0.001 and increased additional paid-in-capital by $6,852. In addition, since these options were granted to Mr. Serenbetz as compensation for services rendered, the Company is entitled to claim a tax deduction for non-employee compensation on its 2004 federal tax return. Since the Company did not recognize compensation expense on the grant or exercise of these options, the tax benefit (amounting to $3,154) has been recorded in additional paid-in-capital at the time these options were exercised.

Option Exercise

On October 3, 2005, Mr. Raoul Witteveen, former President of the Company, exercised his remaining 640,000 options under the terms of the 1993 Stock Option Plan. These options had an exercise price of $10.25 per share and the shares had a market value of $18.32 per share at the exercise date. In connection with the exercise, Mr. Witteveen remitted $6,560 in cash to the Company for the exercise of the options and an additional sum to pay for his estimated tax withholding. The exercise resulted in the issuance of 640,000 shares at a par value of $0.001 and increased additional paid-in-capital of approximately $6,559. In addition, since these options were granted to Mr. Witteveen as compensation for services rendered, the Company is entitled to claim a tax deduction for non-employee compensation on its 2005 federal tax return. A tax benefit based on the difference between the market price of the stock as of the modification date and the exercise price was recorded in October 2003 at the time the Company recognized compensation expense relating to a modification of the options. The increase in the stock price from the modification date ($16.47 per share) to the exercise date ($18.32 per share) resulted in an additional tax benefit (amounting to $473) which has been recorded as additional paid in-capital during the fourth quarter of 2005.

(15)	Gain on sale of equity investment:

In September 2005, the Company received cash proceeds of approximately $15,002 from the sale of a non-transportation company in which it held a minority equity position since 1997. The Company accounted for this investment using the equity method of accounting. The carrying value of its initial investment of $11,254 had been reduced to $2,001 through the recording of equity losses and through the Company’s recognition of impairment losses on this investment. No tax benefits related to these losses had been recorded by the Company since the realization of these benefits was not assured. The sale of the Company’s investment resulted in a pre-tax gain of $13,001 ($11,501 after tax) and has been reflected as gain on the sale of equity investment in the accompanying Consolidated Statements of Income. Additional funds that may become due to the Company (subject to indemnity provisions and any contractual post-closing adjustments) totaling approximately $1,394 (which are included in other receivables in the accompanying Consolidated Balance Sheets) are being held in escrow by the buyers for a period of up to 18 months from the initial closing in September, 2005.

(16)	Insurance claims:

During 2006, the Company received payments of approximately $3,300 from its insurance carriers with regard to a claim of approximately $4,200 the Company had filed under its default insurance policies for equipment owned by the Company. The claim relates to the default of a significant customer based in Puerto Rico that occurred when the customer filed for Chapter 11 bankruptcy protection in March 2001 (which was converted to Chapter 7 in mid-2002). The insurance policies in effect at that time provided coverage against such a default for up to one hundred eighty days of per diem lease charges after the default date, the value of any un-recovered equipment and damage and recovery costs for recovered equipment. When the insurers failed to pay the Company’s claim or any

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

part of it after their adjuster completed reviewing it, the Company commenced a lawsuit in the Superior Court of the State of California in April 2006 against these insurers and an underwriting agent, for recovery of the entire amount of its claim and other damages. The insurers paid the Company approximately $1,800 in July 2006 following commencement of the lawsuit, being that portion of its claim their adjuster had recommended they pay, and eventually paid the Company an additional $1,500 in December 2006 pursuant to a settlement agreement the Company reached with them, in full and final settlement of its claim. The Company had previously reserved for all of its outstanding receivables due from this customer and the deductible related to the insurance claim. A portion of the proceeds from the insurance claim have been used to offset the expense resulting from the write off of un-recovered equipment and the balance of the proceeds have been recorded in gain on insurance settlement amounting to $2,950 ($1,912, after tax) in the Consolidated Statement of Income for the year ended December 31, 2006.

In connection with an insurance claim related to the default of a South Korean customer and a subsequent lawsuit filed by the insurance carriers against the Company, on June 17, 2004 the Company signed an agreement settling the lawsuit and its claims under the policy. Under the terms of the settlement agreement, the insurance carriers paid the Company a total of $26,400 during 2004. In addition, the Company received the right to retain any of the equipment it had recovered since the date of the claim. The Company recognized a pre-tax gain of $6,267 related to the $26,400 settlement, which was recorded in gain on insurance settlement on the Consolidated Statements of Income during the year ended December 31, 2004.

(17)	Fair value of financial instruments:

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments (‘‘SFAS 107’’) requires disclosure of the estimated fair value of the Company’s financial instruments, excluding leasing transactions accounted for under Statement of Financial Accounting Standards No. 13, Accounting for Leases (‘‘SFAS 13’’). The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale. Estimated fair values have been determined using the best available data and estimation methodology suitable for each category of financial instrument. The estimation methodologies used to estimate the fair values and recorded book balances of the Company’s financial instruments at December 31, 2005 and 2006 are as follows:

Cash and cash equivalents

For such short-term investments, the carrying value is considered to be a reasonable estimate of fair value.

Accounts receivable

The carrying value of accounts receivable is considered to be a reasonable estimate of fair value based on their short-term nature.

Accounts payable and accrued expenses

The carrying value of accounts payable and accrued expenses is considered to be a reasonable estimate of fair value based on their short-term nature.

Interest rate swaps

Interest rate swap contracts are included in accounts payable and accrued expenses on the Consolidated Balance Sheets. The estimated fair value (which is also the recorded book value) is calculated externally using market data taking into account current market rates.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Warrant liability

The Warrants issued by the Company during September 2004, were classified as a liability on the Consolidated Balance Sheets as of December 31, 2005 and were reclassified to equity effective February 21, 2006. The estimated fair value of this liability at December 31, 2005 (which is also the recorded book value) was calculated using external market data.

Debt and capital securities

The fair value of the Company’s debt and capital securities was based on quoted market prices where available. For those borrowings with floating interest rates, it is presumed their estimated fair value generally approximates their carrying value. The fixed-rate debt instruments, where quoted market prices were not available, were valued using a present value discounted cash flow analysis with a discount rate approximating current market rates of similar term debt at the end of the year. The discount rates used in the present value calculations ranged from 6.58% to 6.59% at December 31, 2005 and 5.21% to 5.33% at December 31, 2006.

	December 31, 2005		December 31, 2006
	Estimated Fair Value	Recorded Book Balance	Estimated Fair Value	Recorded Book Balance
Financial Assets:
Cash and cash equivalents	$427,265	$427,265	$385,321	$385,321
Accounts receivable	80,925	80,925	63,230	63,230
Financial Liabilities:
Accounts payable and accrued expenses (excluding interest rate swap contracts)	136,714	136,714	155,328	155,328
Interest rate swap contracts	3,246	3,246	556	556
Warrant liability	53,231	53,231	—	—
Debt	1,187,391	1,215,388	509,859	539,624
Capital securities	73,500	75,000	78,750	75,000

(18)	Subsequent events:

Proposal Letter from the Company’s Chairman and Chief Executive Officer

On January 16, 2007, the Company’s Board of Directors received a letter from Martin Tuchman, Chairman and Chief Executive Officer of the Company, supported by other significant stockholders of the Company and an investment fund affiliated with Fortis Merchant Banking, proposing an acquisition of all of the Company’s outstanding common stock (other than a portion of the shares held by Mr. Tuchman and the other supporting stockholders) for $24.00 per share in cash. Mr. Tuchman and the other stockholders supporting his letter to the Board, together with their families and investment affiliates, presently beneficially own more than 50% of the Company’s approximately 29,247,000 shares of common stock currently outstanding. Mr. Tuchman’s proposal letter contemplated that Mr. Tuchman and the other stockholders supporting the proposal would reinvest approximately 6,200,000 of their currently held shares in the proposed transaction and sell the balance of their holdings (approximately 12,300,000 shares) at the same $24.00 per share price in cash as the Company’s non-affiliated public stockholders would receive for their approximate 10,800,000 shares currently outstanding.

The Company’s Board of Directors formed a Special Committee of independent directors to review and evaluate the proposal set forth in Mr. Tuchman’s letter, consistent with its fiduciary duties. The Special Committee has engaged independent legal counsel and an independent financial advisor

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

to assist it with its work. The Special Committee, working with its advisors, is proceeding to evaluate the proposal and alternatives available to the Company to determine whether or not the proposal is in the best interests of the Company’s public stockholders. The Special Committee has instructed its financial advisor and the Company’s financial advisor to contact potentially interested parties. To date, no decisions have been made by the Special Committee or the Board of Directors with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

In the event that the transaction proposed by Mr. Tuchman were to proceed and were to be consummated on the terms that have been proposed, it would constitute a ‘‘going private’’ transaction. If the transaction were to be consummated, the Company would become a private company whose common stock would no longer be publicly traded, and the Company may no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934. There can be no assurance that this or any other transaction will proceed or will be consummated.

Changes in Rating Agency Outlooks

Following the announcement on January 16, 2007 that Martin Tuchman, the Company’s Chairman and Chief Executive Officer, supported by other significant Interpool stockholders and an investment fund affiliated with Fortis Merchant Banking, had made an offer to acquire all of the outstanding common stock of the Company (other than a portion of the shares held by the proposing stockholders) for $24.00 per share in cash, the outlook for the Company’s credit ratings was changed by Standard & Poor’s Ratings Services, Moody’s Investors Service, and Fitch Ratings. All three rating agencies cited the possibility that the proposed transaction would result in an increase in the Company’s financial leverage. Standard & Poor’s placed the Company on credit watch with negative implications, Moody’s placed the Company on review for possible downgrade, and Fitch placed the Company on rating watch negative.

2007 Stockholder Litigation

In January 2007, two purported class actions were filed against the Company and certain of its directors, along with Fortis Merchant Banking, in the Delaware Court of Chancery (the ‘‘Pomeranz Action’’) and the Superior Court of New Jersey (the ‘‘Lipsky Action’’). In February 2007, a third purported class action was filed, also in the Delaware Court of Chancery (the ‘‘Martinez Action’’), which also names the Company, its directors, and Fortis Merchant Banking as defendants and which names as additional defendants various shareholders alleged to support the potential transaction proposed by Martin Tuchman, the Company’s Chairman and Chief Executive Officer in his letter to the Board of Directors dated January 16, 2007 (the ‘‘January 16 Letter’’), pursuant to which the Company’s shares owned by public stockholders, and a portion of the shares owned by Mr. Tuchman and the other stockholders supporting his proposal, are proposed to be purchased. The complaints in the Pomeranz Action and the Lipsky Action allege breaches of fiduciary duty and conflicts of interest on the part of the Company’s directors, among other things, in connection with the potential transaction proposed in Mr. Tuchman’s January 16 Letter and the events preceding that proposal. The actions seek declaratory, injunctive, and other relief preventing consummation of the potential transaction proposed in the January 16 Letter, together with an award of attorneys’ fees and litigation expenses. The complaint in the Martinez Action contains allegations that essentially overlap those in the Pomeranz and Lipsky Actions, but also alleges actual and/or anticipatory breaches by the Company and by Mr. Tuchman of a 2004 letter agreement in which Mr. Tuchman agreed not to sell or voluntarily transfer shares of the Company’s common stock unless the Company’s other shareholders are ‘‘concurrently offered the opportunity to sell or otherwise transfer a comparable percentage of the shares beneficially owned by them for the same consideration.’’ The complaint alleges that the

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

proposal set forth in the January 16 Letter would violate the 2004 letter agreement, in that other shareholders of the Company were not offered the same opportunity to sell the Company’s shares and invest in the private company that would be formed to acquire the Company. The complaint in the Martinez Action further alleges that various corporate transactions entered into by the Company in late 2005 and 2006 were designed to facilitate the transaction proposed by Mr. Tuchman in the January 16 Letter, including the purchase by the Company of approximately 1.5 million shares of stock from Mr. Tuchman in November 2006, in accordance with the Company’s 1993 Stock Option Plan, as payment of the exercise price of Mr. Tuchman’s stock options, and as a result of which Mr. Tuchman received approximately 2.2 million shares. The Martinez Action seeks injunctive relief enjoining the transaction proposed in the January 16 Letter as well as rescission of the Company’s purchase of Mr. Tuchman’s shares that were tendered in connection with his November 2006 option exercise, as well as an award of an unspecified amount as damages.

The Company has informed its insurance carrier of these actions and has retained outside counsel to assist in the defense. The Company intends to vigorously defend against this litigation. However, it is not possible at this time to predict the outcome of this litigation. No provision has been made in the Consolidated Financial Statements with respect to this contingent liability.

Cash Payment to Warrant Holders in Lieu of Dilution Adjustment

During February 2007, the Company’s Board of Directors authorized a cash payment of $1,672 to the holders of its common stock purchase Warrants. This payment was made during the first quarter of 2007 in lieu of a dilution adjustment that would have adjusted the exercise price for the Warrants as well as the number of common shares into which the Warrants may have been converted. The dilution adjustment takes place when the Company makes quarterly dividend payments that exceed $0.0625 per share (the quarterly dividend payment made during January 2007 was $0.25 per share). As of March 1, 2007, the exercise price for the Warrants is $16.84143 per common share and they may be converted into 8,916,666 common shares, reflecting past dilution adjustments. The cash payment will not affect the Company’s reported net income, but it will be recorded as a reduction of retained earnings and will reduce earnings per common share. At a meeting on March 1, 2007, the Company’s Board of Directors authorized a second cash payment of $1,672 in lieu of a dilution adjustment to the holders of its common stock purchase Warrants to be made in conjunction with the Company’s regular quarterly dividend payment in April 2007. The Company’s Board of Directors will make a determination each future quarter as to whether a similar payment will be made in lieu of any required dilution adjustment.

Assets Held For Sale

During February 2007, the Company sold 8,390 containers to a third party investor and entered into a management agreement to manage the equipment on behalf of the investor. In accordance with the criteria of SFAS 144, this equipment, which had a net book value of $17,242, is classified as a component of assets held for sale on the accompanying Consolidated Balance Sheet at December 31, 2006. Under the terms of the management agreement, the Company will be responsible for performing management services including billing, collecting, lease renewal, operations and disposition activities on behalf of the investor. In connection with providing these services, the Company will be paid a management fee.

The Company anticipates the sale, during the first quarter of 2007, of the remaining equipment which is classified as assets held for sale on the accompanying Consolidated Balance Sheet at December 31, 2006. This equipment has a net book value of $4,555 at December 31, 2006.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Chassis Lease Termination

In the first quarter of 2007, the Company was notified that a major shipping line customer was exercising its contractual right to terminate approximately 6,000 chassis earlier than anticipated. Originally, this lease was expected to terminate on September 30, 2009. Under the terms of the lease agreement with this customer, if the customer notifies the Company that they will be terminating the equipment early, they are obligated to pay a per day penalty for each chassis retroactive to the date the chassis went on hire. In addition, the previous daily rental rate is increased until the chassis are actually terminated. The customer has agreed to be responsible for per day rental charges related to the 6,000 chassis on this lease through March 31, 2007 even if a portion of the equipment is returned prior to that date. In addition, they will be responsible for any chassis that have not been terminated at March 31, 2007 until the date they are returned. The penalty assessed to this customer was approximately $4,356 and this amount was received in January, 2007. As of February 22, 2007 the customer had returned 1,499 chassis and the remaining units were still on hire.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)
(Unaudited)

	December 31, 2006	June 30, 2007
ASSETS
CASH AND CASH EQUIVALENTS (including restricted cash of $22,875 and $21,566 at December 31, 2006 and June 30, 2007, respectively)	$385,321	$380,433
ACCOUNTS RECEIVABLE, less allowance of $2,172 and $1,678, respectively	63,230	62,610
NOTE RECEIVABLE	37,500	—
NET INVESTMENT IN DIRECT FINANCING LEASES	404,642	464,352
OTHER RECEIVABLES, net	19,175	23,349
LEASING EQUIPMENT, net of accumulated depreciation and amortization of $304,046 and $312,713, respectively	1,309,009	1,299,195
OTHER ASSETS	50,498	50,231
ASSETS HELD FOR SALE	21,797	—
TOTAL ASSETS	$2,291,172	$2,280,170
LIABILITIES
ACCOUNTS PAYABLE AND ACCRUED EXPENSES	$155,884	$122,742
INCOME TAXES	67,935	48,687
DEFERRED INCOME	6,349	4,635
DEBT AND CAPITAL LEASE OBLIGATIONS
Due within one year	262,768	245,634
Due after one year	1,200,766	1,219,492
TOTAL DEBT AND CAPITAL LEASE OBLIGATIONS	1,463,534	1,465,126
TOTAL LIABILITIES	$1,693,702	$1,641,190
MINORITY INTEREST IN EQUITY OF SUBSIDIARIES	26,943	26,913
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $.001 per share; 1,000,000 authorized, none issued	—	—
Common stock, par value $.001 per share; 100,000,000 shares authorized, 31,808,650 issued at December 31, 2006 and 33,086,382 issued at June 30, 2007	29	31
Additional paid-in capital	240,932	270,723
Treasury stock, at cost, 2,561,530 shares at December 31, 2006 and June 30, 2007, respectively	(57,000)	(57,000)
Retained earnings	381,704	392,557
Accumulated other comprehensive income	4,862	5,756
TOTAL STOCKHOLDERS’ EQUITY	570,527	612,067
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,291,172	$2,280,170

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these balance sheets.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share and per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2006	2007
REVENUES
Equipment leasing revenue, including income recognized on direct financing leases of $19,862 and $22,411 respectively	$171,942	$163,940
Management fee revenue	7,802	6,364
Other revenues	12,511	14,504
TOTAL REVENUES	192,255	184,808
COSTS AND EXPENSES:
Lease operating and administrative expenses	86,338	80,851
Provision for doubtful accounts	1,253	294
Fair value adjustment for derivative instruments	(2,176)	(946)
Fair value adjustment for warrants	5,209	—
Depreciation and amortization of leasing equipment	37,159	23,855
Impairment of leasing equipment	8,801	1,657
Loss on retirement of debt	8,232	381
Gain on sale of leasing equipment	(71,848)	(728)
Gain on sale of equity investment	—	(1,345)
Other income, net	(486)	(717)
Interest expense	59,715	51,153
Interest income	(9,553)	(10,676)
TOTAL COSTS AND EXPENSES	122,644	143,779
INCOME BEFORE MINORITY INTEREST EXPENSE, NET AND PROVISION FOR INCOME TAXES	69,611	41,029
Minority interest expense, net	(4,231)	(1,529)
INCOME BEFORE PROVISION FOR INCOME TAXES	65,380	39,500
Provision for income taxes	5,727	8,196
NET INCOME	$59,653	$31,304
NET INCOME PER SHARE:
Basic	$2.09	$0.89
Diluted	$1.86	$0.80
WEIGHTED-AVERAGE SHARES OUTSTANDING (in thousands):
Basic	28,500	29,433
Diluted	32,680	34,095

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these Statements of Income.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(Unaudited)

	Six Months Ended June 30,
	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$59,653	$31,304
Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	39,166	26,754
Impairment of leasing equipment	8,801	1,657
Amortization of debt discount	1,268	1,376
Gain on sale of leasing equipment	(71,848)	(728)
Gain on sale of equity investment	—	(1,345)
Provision for doubtful accounts	1,253	294
Loss on retirement of debt	8,232	381
Stock based compensation expense	245	194
Fair value adjustment for derivative instruments	(2,176)	(946)
Fair value adjustment for warrants	5,209	—
(Increase)/decrease in accounts receivable	(6,195)	326
Decrease/(increase) in other receivables	905	(4,222)
Increase in other assets	(9,113)	(3,204)
Increase in accounts payable and accrued expenses	9,618	14,763
Decrease in income taxes payable	(15,744)	(20,066)
Increase/(decrease) in deferred income	5,468	(321)
Other, net	2,616	34
Net cash provided by operating activities	37,358	46,251
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of leasing equipment	(100,188)	(123,612)
Proceeds from dispositions of leasing equipment	564,618	29,935
Investment in direct financing leases	(17,380)	(56,014)
Cash collections on direct financing leases	48,456	49,751
Proceeds from note receivable related to sale of formerly consolidated subsidiary	—	37,500
Net cash provided by (used for) investing activities	495,506	(62,440)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	23,834	51,802
Payment of long-term debt and capital lease obligations	(584,741)	(87,332)
Borrowings of revolving credit lines	18,000	60,000
Repayment of revolving credit lines	(26,000)	—
Proceeds from exercise of stock options	—	3,551
Purchase of treasury stock	(39)	—
Tax benefit associated with stock option exercise	—	1,292
Dividends paid	(7,980)	(18,012)
Net cash (used for) provided by financing activities	(576,926)	11,301
Net decrease in cash and cash equivalents	(44,062)	(4,888)
CASH AND CASH EQUIVALENTS, beginning of period	427,265	385,321
CASH AND CASH EQUIVALENTS, end of period	$383,203	$380,433
Cash paid for interest	$59,995	$50,385
Cash paid for taxes	$21,653	$27,130
Supplemental schedule of non-cash investing activities:
Transfers from leasing equipment to direct financing leases	$56,507	$56,001
Transfer from direct financing leases to leasing equipment	$5,269	$73
Transfer of warrant liability to additional paid in capital	$58,440	$—
Conversion of 9.25% debentures to common stock	$—	$24,634

The accompanying notes to the Condensed Consolidated Financial Statements are an integral part of these statements.

INTERPOOL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY AT DECEMBER 31, 2006 AND THE SIX MONTHS ENDED JUNE 30, 2007
(dollars in thousands)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Treasury Stock	Retained Earnings	Acum. Other Comp. Income	Comprehensive Income	Total Shareholders’ Equity
	Outstanding Shares	Par Value
Balance, December 31, 2006, as previously reported	29,247	$29	$240,932	$(57,000)	$381,704	$4,862	$—	$570,527
Adoption of FIN 48, see Note 5	—	—	—	—	(450)	—	—	(450)
Balance, January 1, 2007, as adjusted	29,247	29	240,932	(57,000)	381,254	4,862	—	570,077
Net income	—	—	—	—	31,304	—	31,304	31,304
Other comprehensive income	—	—	—	—	—	894	894	894
Comprehensive income							$32,198
Stock incentive plans	6	—	307	—	—	—		307
Payment ascribed to warrant holders, see Note 2	—	—	—	—	(5,016)	—		(5,016)
Options exercised	286	1	4,842	—	—	—		4,843
Conversions of 9.25% Debentures	986	1	24,642	—	—	—		24,643
Cash dividends declared:
Common stock, $0.50 per share	—	—	—	—	(14,985)	—		(14,985)
BALANCE, June 30, 2007	30,525	$31	$270,723	$(57,000)	$392,557	$5,756		$612,067

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 1 – Nature of Operations and Significant Accounting Policies

A.	Basis of Presentation

The Condensed Consolidated Financial Statements of Interpool, Inc. and Subsidiaries (the ‘‘Company’’) as of December 31, 2006 and June 30, 2007 (unaudited) and for the six months ended June 30, 2006 (unaudited) and 2007 (unaudited) (the ‘‘Condensed Consolidated Financial Statements’’) included herein have been prepared by the Company, without audit. It is suggested that these Condensed Consolidated Financial Statements be read in conjunction with the Consolidated Financial Statements and the notes thereto included in the Company’s December 31, 2006 Annual Report on Form 10-K (the ‘‘2006 Form 10-K’’). These Condensed Consolidated Financial Statements reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for the interim periods. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the reported amounts of revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

B.	Nature of Operations

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the Company’s operations come from two reportable segments: container leasing and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of intermodal dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis. The Company leases its containers principally to international container shipping lines located throughout the world. The customers for the Company’s chassis are a large number of domestic companies, many of which are domestic subsidiaries or branches of international shipping lines, as well as major U.S. railroads.

Equipment is purchased directly or acquired through conditional sales contracts and lease agreements, many of which qualify as capital leases.

Historically, the Company’s container leasing operations were primarily conducted through a wholly-owned subsidiary, incorporated in Barbados, as well as through Container Applications International, Inc. (‘‘CAI’’), a consolidated subsidiary in which the Company owned a 50% common equity interest and appointed a majority of the members of the board of directors. On October 1, 2006, the Company sold its 50% common equity interest to CAI for total consideration of $77,500, consisting of a $40,000 cash payment and the issuance of a convertible subordinated secured promissory note by CAI to the Company in the principal amount of $37,500. As a result of this transaction, commencing October 1, 2006, the Company no longer has an ownership interest in CAI and thus CAI’s assets and liabilities are no longer consolidated. On May 21, 2007, CAI repaid the convertible subordinated secured promissory note. The payment totaled $37,962 which included $37,500 in principal and $462 in accrued interest.

CAI’s operating results for 2006, included herein, have been treated as results from continuing operations in the Company’s Condensed Consolidated Statement of Income for the six month period ended June 30, 2006, as well as the Company’s Condensed Consolidated Statements of Cash Flows for the six month period ended June 30, 2006. This treatment was required due to the potential convertibility of the promissory note which, if converted, would have given the Company an equity interest in CAI exceeding 20%.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Profits of the Company’s Barbados subsidiaries generated by international container leasing operations are exempt from federal taxation in the United States to the extent such profits are retained outside the United States. These profits are subject to Barbados tax at rates that are substantially lower than the applicable rates in the United States.

C.	Basis of Consolidation

The Company’s Condensed Consolidated Financial Statements are prepared in accordance with U.S. GAAP. The Condensed Consolidated Financial Statements include the accounts of the Company and subsidiaries more than 50% owned or otherwise controlled by the Company. All significant intercompany transactions have been eliminated in consolidation. Minority interest in equity of subsidiaries represents the minority stockholders’ proportionate share of the equity in the income/(losses) of the subsidiaries.

Certain investments in which the Company does not own a majority interest or otherwise control are accounted for using the equity method of accounting.

D.	Net Income Per Share

Basic net income per share is computed by dividing net income, after adjustment for payments to warrant holders in lieu of a dilution adjustment, by the weighted average number of shares outstanding during the period (which is net of treasury shares). Diluted income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of stock options and warrants and the unvested portion of restricted stock grants is computed using the treasury stock method, which assumes the repurchase of common shares at the average market price for the period. Stock options and warrants that do not have a dilutive effect (because the exercise price is above the market price) are not included in the diluted income per share.

For the six months ended June 30, 2006, options to purchase 42,739 shares were not dilutive and were not included in diluted earnings per share while the warrants to acquire common shares were dilutive. For the six months ended June 30, 2007, options to purchase 1,271 shares were not dilutive and were not included in diluted earnings per share while the warrants to acquire common shares were dilutive. Unvested restricted stock grants were dilutive for the six months ended June 30, 2006 and 2007. The convertible redeemable subordinated debentures were dilutive for the six months ended June 30, 2006 and 2007, respectively.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

A reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below:

	Six Months Ended June 30,
	2006	2007
Numerator
Net Income	$59,653	$31,304
Less: Payment ascribed to warrant holders	—	5,016
Income available to common stockholders – Basic EPS	59,653	26,288
Interest expense on convertible debentures, net of tax of $688 and $691 at June 30, 2006 and 2007, respectively	1,032	1,036
Income available to common stockholders – Diluted EPS	$60,685	$27,324
Denominator
Weighted-average common shares outstanding-Basic	28,500	29,433
Dilutive stock options and warrants	2,687	3,194
Dilutive convertible debentures	1,487	1,461
Dilutive restricted stock grants	6	7
Weighted-average common shares outstanding-Diluted	32,680	34,095
Earnings per common share
Basic	$2.09	$0.89
Diluted	$1.86	$0.80

E.	Comprehensive Income

Comprehensive income consists of net income or loss for the current period and gains or losses that have been previously excluded from the income statement and were only reported as a component of equity.

The tax effect of other comprehensive income is as follows:

Six Months Ended June 30, 2006	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized holding gains/(losses) arising during the period:
Marketable Securities	$(1)	$—	$(1)
Cumulative foreign currency translation adjustment	127	(46)	81
Swap agreements	6,383	(2,234)	4,149
	$6,509	$(2,280)	$4,229

Six Months Ended June 30, 2007	Before Tax Amount	Tax Effect	Net of Tax Amount
Unrealized holding gains arising during the period:
Marketable Securities	$2	$(1)	$1
Swap agreements	1,374	(481)	893
	$1,376	$(482)	$894

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

The components of accumulated other comprehensive income, net of taxes, are as follows:

	December 31, 2006	June 30, 2007
Marketable securities	$2	$3
Swap agreements	4,860	5,753
	$4,862	$5,756

F.	Stock-Based Compensation

Stock Options

At June 30, 2007, the Company had four stock option plans as described below:

The Company’s 2004 Stock Option Plan for Key Employees and Directors (the ‘‘2004 Plan’’), was adopted by the Board of Directors, and approved by the stockholders at the Company’s Annual Meeting of Stockholders, on December 15, 2004. A total of 1,500,000 shares of common stock have been reserved for issuance under the 2004 Plan. Options may be granted under the 2004 Plan, at the discretion of the Compensation Committee of the Board of Directors (the ‘‘Compensation Committee’’), to key employees and directors (whether or not they are employees) of Interpool, Inc. and its subsidiaries. Options granted under the plan are exercisable at such times and under such conditions as may be determined by the Compensation Committee at the time of grant; however, options may not be granted for terms in excess of ten years. The number of shares that may be the subject of options granted during any calendar year to any one individual cannot exceed 250,000 shares. At June 30, 2007, a total of 325,000 options were outstanding under this plan with options for 1,150,000 shares available for future grant.

Previously, the Company maintained a 1993 Stock Option Plan for Executive Officers and Directors (the ‘‘1993 Stock Option Plan’’). At June 30, 2007, a total of 60,000 fully vested options were outstanding under the 1993 Stock Option Plan. No further options may be granted under the 1993 Stock Option Plan.

Options outstanding under both the 2004 Plan and the 1993 Stock Option Plan have been granted with immediate vesting, cliff vesting after six months, one year and five years, and vesting over a period of two, three and five years.

The Company’s 2004 Nonqualified Stock Option Plan for Non-Employee, Non-Officer Directors (the ‘‘2004 Directors Plan’’), was also adopted by the Board of Directors, and approved by the stockholders at the Company’s 2004 Annual Meeting of Stockholders on December 15, 2004. A total of 250,000 shares of common stock have been reserved for issuance under the 2004 Directors Plan. Options granted under the 2004 Directors Plan are granted with an exercise price per share equal to the fair market value of the Company’s common stock on the date on which the option is granted. The options granted pursuant to the 2004 Directors Plan may be exercised at the rate of one-third of the shares on each anniversary of the options’ grant date, subject to applicable holding periods required under rules of the Securities and Exchange Commission. Options granted pursuant to the 2004 Directors Plan expire ten years from their grant date.

The 2004 Directors Plan provides for the automatic grant of nonqualified options to non-employee non-officer directors. Under the 2004 Directors Plan, each person who was not an employee or officer and who served as a member of the Board of Directors received a grant of options for 15,000 shares of common stock on the business day following the 2004 Annual Meeting. In addition, each person who became a non-employee non-officer director following the 2004 Annual Meeting automatically received a grant of options for 15,000 shares on the first business day after

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

becoming a director. The 2004 Directors Plan also provides for additional automatic grants of options for 5,000 shares on an annual basis to each continuing director, other than an employee or officer, on the first business day following each annual meeting, beginning with the annual meeting held during 2005. At June 30, 2007, a total of 140,000 options were outstanding under this plan with options for 105,000 shares available for future grant.

Previously, the Company maintained the 1993 Non-Qualified Stock Option Plan for Non-Employee, Non-Consultant Directors (the ‘‘1993 Directors Plan’’). A total of 15,000 fully vested options were outstanding under the 1993 Directors Plan at June 30, 2007. No further options may be granted under the 1993 Directors Plan.

Effective January 1, 2006, the Company began recording compensation expense associated with stock options in accordance with SFAS No. 123(R), Share-Based Payment, (‘‘SFAS 123(R)’’). The Company adopted the modified prospective transition method provided by SFAS 123(R), and as a result, did not retroactively adjust results from prior periods. The Company uses the Black-Scholes option valuation model in estimating the fair value of stock option awards issued under SFAS 123(R); however, no options were granted during the first half of 2007.

The weighted-average fair value of options granted during the first half of 2006 was $9.04 per option. The estimated fair value was determined on the date of grant using the Black-Scholes Option pricing model. The fair value of the Company’s stock option awards is expensed on a straight line basis over the vesting period of the stock option. The risk-free rate is based on the implied yield on a U.S. Treasury bond with a term approximating the expected term of the option. The expected volatility computation is based on historical volatility over a period approximating the expected term of the option. The dividend yield is based on the annual dividend payment per share, divided by the average stock price for the preceding twelve months. The expected option term is a function of the option life and the vesting period divided by 2.

The significant weighted-average assumptions relating to the Company’s stock options are as follows:

Options Granted During the Second Qtr of
2006
Risk-free Interest Rate	5.08%
Expected Volatility	42.22%
Dividend Yield	1.64%
Expected Option Term	6.5 years
Market Price at Grant Date	$21.16

The Company’s net income for the six months ended June 30, 2006 included $367 of compensation expense and $147 of income tax benefits related to the Company’s four stock option plans. This compares to $266 of compensation expense and $106 of income tax benefits for the six months ended June 30, 2007. The compensation expense related to all of the Company’s stock based compensation arrangements is recorded as a component of lease operating and administrative expenses in the Condensed Consolidated Statements of Income. For the six months ended June 30, 2006 and 2007, the impact on basic and diluted earnings per share as a result of SFAS 123(R) was less than one cent per share.

During the first six months of 2007, eight employees exercised 286,500 options under the four stock option plans. These options had exercise prices from $6.38 per share to $22.05 per share. In connection with these exercises, these employees remitted $3,551 in cash to the Company for the

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

exercise of the options and additional sums to pay for estimated tax withholdings. The exercise resulted in the issuance of 286,500 shares at a par value of $0.001 and increased additional paid-in-capital by approximately $3,550. In addition, since these options were granted as compensation for services rendered, the Company is entitled to claim a tax deduction for compensation on its 2007 federal tax return. A tax benefit amounting to approximately $1,292 was recorded as additional paid-in-capital during the first six months of 2007.

SFAS 123(R) requires that cash flows resulting from tax benefits related to tax deductions in excess of the cumulative compensation expense recognized for options exercised (excess tax benefits) be classified as cash inflows from financing activities and cash outflows from operating activities. There were no stock options exercised during the six months ended June 30, 2006. During the six months ended June 30, 2007, $1,292 of excess tax benefits resulting from the exercise of stock options was recorded as additional paid-in-capital and is presented on the Condensed Consolidated Statements of Cash Flows as a financing cash inflow.

A summary of the Company’s stock option activity for the six months ended June 30, 2007 for the combined plans was as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2007	826,500	$16.33	5.9	$5,809
Granted	—	—	—	—
Forfeited or Expired	—	—	—	—
Exercised	286,500	12.39	—	3,670
Outstanding at June 30, 2007	540,000	$18.42	6.6	$4,579
Vested and expected to vest in the future at June 30, 2007	540,000	$18.42	6.6	$4,579
Exercisable at June 30, 2007	438,337	$17.83	6.2	$3,976
Available for grant at June 30, 2007	1,255,000

A summary of the Company’s stock option activity for non vested options for the six months ended June 30, 2007 for the combined plans was as follows:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Non Vested Options Outstanding at January 1, 2007	114,998	$20.99	8.8	$272
Granted	—	—	—	—
Forfeited or Expired	—	—	—	—
Vested during period	13,335	21.16	—	—
Outstanding at June 30, 2007	101,663	$20.97	8.2	$603

There was $983 of unamortized compensation costs ($591 net of tax) related to 114,998 non vested stock option awards with a weighted average grant date fair value of $9.17 per share at December 31, 2006. This compares to $491 of unamortized compensation cost ($294 net of tax) related to 101,663 non-vested stock option awards with a weighted-average grant date fair value of $9.19 per

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

share at June 30, 2007. Compensation expense of approximately $248 ($149 net of tax) will be recorded during the remainder of 2007 with $186 ($112 net of tax) and $57 ($34 net of tax) to be recorded in 2008 and 2009, respectively.

Deferred Bonus Plan

In November 2002, the Company’s Board of Directors approved a Deferred Bonus Plan (the ‘‘Plan’’) under which employees of the Company and its affiliates who received discretionary year-end bonuses of greater than $50 received such bonuses partly in cash and partly in the form of an award of the Company’s common stock. Although the Board of Directors terminated the Deferred Bonus Plan in September 2004, all stock previously granted under this plan will continue to be subject to the terms of the Plan.

Bonus stock awards under this Plan vest in equal installments over a five-year period, unless the recipient elected to have the award vest over a ten-year period or the Board of Directors specified another period. The unvested portion of any bonus stock award will vest immediately if a change in control of the Company occurs, if the employee is terminated without cause, if the employee resigns for a good reason, if the employee dies or becomes permanently disabled, or in any other circumstance deemed appropriate by the Board of Directors. If a recipient resigns voluntarily without a good reason or is terminated for cause, the employee will forfeit any unvested portion of any bonus stock award.

The number of shares of stock awarded was calculated by dividing the dollar value of the stock portion of the bonus by the average stock price for the last ten trading days ending on December 31 of the grant year.

Under the Plan, each employee granted a bonus stock award has a right from time to time to require the Company to purchase a total number of shares of stock equal to the number of shares of stock underlying the Participant’s Bonus Stock Award. The shares may be vested shares or shares which were otherwise acquired by the participant providing that all shares were beneficially owned by the participant for at least 6 months. The purchase price shall be equal to the fair market value of a share of stock on the trading day preceding the date of such purchase.

Compensation expense related to restricted stock awards is recognized ratably over the service vesting period; however, vested shares are issued annually in January of each year in connection with previously outstanding grants. On January 3, 2007, 5,523 shares were issued to employees under this plan. The Company recorded compensation expense of $41 ($27 net of tax) for each of the six months ended June 30, 2006 and June 30, 2007. Compensation expense is recorded as a component of lease operating and administrative expenses in the Condensed Consolidated Statements of Income.

At December 31, 2006 and June 30, 2007, 24,399 and 21,643 restricted stock awards were unvested, respectively. These restricted stock awards had a weighted-average grant date fair value of $14.77 per share at December 31, 2006 and $14.75 per share at June 30, 2007, respectively. In accordance with SFAS 123(R), the fair value of restricted stock awards were estimated based on the closing market value of the Company’s stock price at date of grant. As of December 31, 2006, there was $360 of unamortized compensation cost with a remaining weighted-average vesting period of 5.8 years. As of June 30, 2007, there was $319 of unamortized compensation costs related to non-vested restricted stock awards, which is expected to be recognized over a remaining weighted-average vesting period of 5.5 years.

G.	Credit Risk

At December 31, 2006, 16% of accounts receivable and 70% of the net investment in direct financing leases were from customers outside of the United States. This compares to 14% and 72%, respectively at June 30, 2007.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

During the six months ended June 30, 2006, the Company’s top 25 customers represented approximately 78% of its consolidated billings, with no single customer accounting for more than 8.3%. For the six months ended ended June 30, 2007, the Company’s top 25 customers represented approximately 79% of its consolidated billings with no single customer accounting for more than 7.4%.

H.	Management Services

In addition to leasing equipment which it owns or which it finances through capital lease obligations, the Company sells equipment to third party investors and manages the equipment on their behalf. The management services provided by the Company include marketing, billing, collection and other administrative functions associated with leasing this equipment to lessees in the transportation industry. Since these transactions have multiple deliverables, the Company evaluates all such transactions under the requirements of SFAS No. 13, Accounting for Leases and Emerging Issues Task Force Issue No. 00-21, Revenue Arrangements with Multiple Deliverables (‘‘EITF 00-21’’). The Company has determined that the two deliverables, that is, the sale of the equipment and the continuing management services, are separate units of accounting and the revenue for each unit of accounting is recorded in accordance with EITF 00-21.

When equipment is initially sold to an investor, any profit or loss is reflected as gain or loss on sale of leasing equipment in the Condensed Consolidated Statements of Income. During the period that the Company is managing the equipment for the investors, the Company earns a management fee which is generally based on the net operating income earned by the equipment. In addition, the Company often earns management fees related to the sale of the equipment at the end of its useful life. These fees are classified as management fee revenue in the Condensed Consolidated Statements of Income. All billings generated for investors net of expenses incurred on behalf of the investors (net of the management fees earned by the Company) are recorded as a payable to the investors. Any accounts receivable due from customers related to the leasing of managed equipment are netted against the amounts due to the investor, since these amounts are not payable to the investor until received by the Company. The liability, net of the amounts due from customers relating to the managed equipment, is recorded within accounts payable and accrued liabilities on the Condensed Consolidated Balance Sheets. As a result, all revenues and lease operating expenses included in the Condensed Consolidated Statements of Income include only those revenues and costs associated with equipment owned by the Company or equipment leased to customers by the Company under the terms of direct financing leases.

I.	Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN 48’’). FIN 48 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a two-step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition, an enterprise judgmentally determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, the related benefit recognized in the financial statements is measured based on the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, none of the benefit of that position is recognized in the financial statements.

Tax positions that meet the more-likely-than-not recognition threshold at the effective date of FIN 48 may be recognized, or continue to be recognized, upon adoption of this Interpretation. The

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

cumulative effect of applying the provisions of FIN 48 shall be reported as an adjustment to the opening balance of retained earnings in the year adopted. FIN 48 was effective for fiscal years beginning after December 15, 2006. Accordingly, the Company adopted FIN 48 on January 1, 2007. The adoption of FIN 48 resulted in a reduction to retained earnings as of January 1, 2007 of approximately $450.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (‘‘SFAS 157’’) which is effective for calendar year companies on January 1, 2008. SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company is currently assessing the potential impact of implementing this standard.

On February 15, 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (‘‘SFAS 159’’). Under this Standard, the Company may elect to report financial instruments and certain other items at fair value on a contract-by-contract basis with changes in value reported in earnings. This election is irrevocable. SFAS 159 provides an opportunity to mitigate volatility in reported earnings that is caused by measuring hedged assets and liabilities that were previously required to use a different accounting method than the related hedging contracts when the complex provisions of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, (‘‘SFAS 133’’) are not met.

SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company will adopt the provisions of SFAS 159, as applicable, beginning January 1, 2008. The Company is currently assessing the potential impact of implementing this standard.

J.	Reclassifications

As a result of the March 2006 Container Sale, the Company determined that the management fee revenue earned while managing equipment on behalf of investors should be reported separately on the face of the Company’s Condensed Consolidated Statements of Income. In addition, the Company also determined that the fees earned while providing chassis management services through the Company’s proprietary ‘‘PoolStat’’® software should be classified within management fee revenue on the face of the Company’s Condensed Consolidated Statements of Income. As a result, reclassification of the fees earned while providing these chassis management services, as well as CAI’s management fee revenue, have been made to the 2006 amounts in order to conform to the 2007 presentation. These reclassifications have no impact on net income. Certain reclassifications have been made to the Company’s 2006 Condensed Consolidated Balance Sheet in order to conform to the 2007 presentation.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 2 – Debt and Capital Lease Obligations

The following table summarizes the Company’s debt and capital lease obligations as of December 31, 2006 and June 30, 2007:

Total Debt and Capital Lease Obligations	December 31, 2006	June 30, 2007
Chassis Securitization Facility, interest at 5.34% at December 31, 2006 and June 30, 2007, respectively
Capital lease obligation	$378,545	$373,425
2005 DVB Facility – Secured container equipment financing facility, interest at 6.37% at December 31, 2006 and June 30, 2007, respectively, maturing December 2010	150,961	116,453
Revolving credit facility as amended for chassis and containers, interest at 6.35% and 6.32% at December 31, 2006 and June 30, 2007, respectively, revolving period ending September 9, 2010	15,000	75,000
Notes and loans payable with various rates ranging from 5.75% to 7.50% and maturities from 2008 to 2010	11,508	10,377
Capital lease obligations payable in varying amounts through 2017	470,365	476,474
6.00% Notes due 2014 (unsecured) net of unamortized discount of $28,752 at December 31, 2006 and $27,376 at June 30, 2007, respectively	201,248	202,624
7.35% Notes due 2007 (unsecured)	89,950	89,450
7.20% Notes due 2007 (unsecured)	33,775	33,775
9.25% Convertible redeemable subordinated debentures, mandatory redemption 2022 (unsecured)	37,182	12,548
9.875% Preferred capital securities due 2027 (unsecured)	75,000	75,000
Total Debt and Capital Lease Obligations	1,463,534	1,465,126
Less Current Maturities	262,768	245,634
Total Non-Current Debt and Capital Lease Obligations	$1,200,766	$1,219,492
New Financings:    During February and March 2007, the Company entered into two capital lease obligation transactions with a U.S. financial institution. The first was for $39,087, with a fixed interest rate of 5.97%, which continues until March 2015. The Company has a fixed price purchase option at that time that it expects to exercise. At June 30, 2007, $36,817 of this capital lease obligation remained outstanding. The second was for $2,040, with a fixed interest rate of 5.77%, which continues until April 2015. The Company has a fixed price purchase option at that time that it expects to exercise. At June 30, 2007, $1,962 of this capital lease obligation remained outstanding.

During April 2007, the Company entered into two capital lease obligation transactions with a U.S. railroad. The first was for $7,462, with a fixed interest rate of 4.19%, which continues until June 2010. The Company has a fixed price purchase option at that time that it expects to exercise. The second was for $3,213, with a fixed interest rate of 4.60%, which continues until August 2010. The Company has a fixed price purchase option at that time that it expects to exercise. The entire balance of both transactions remained outstanding at June 30, 2007.

In May 2006 the Company amended its revolving credit facility to include the ability to finance containers. On May 16, 2007 the Company borrowed an additional $60,000 under the facility. This amount along with the $15,000 borrowed previously remained outstanding at June 30, 2007.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

During the second quarter of 2007, $24,634 of the 9.25% Convertible redeemable subordinated debentures were converted into 985,382 common shares of the Company at a conversion price of $25.00 per share.

Cash Payment to Warrant Holders in Lieu of Dilution Adjustment:    During February 2007, the Company’s Board of Directors authorized a cash payment of $1,672 to the holders of its common stock purchase warrants. This payment was made during the first quarter of 2007 in lieu of a dilution adjustment that would have adjusted the exercise price for the warrants as well as the number of common shares into which the warrants may have been converted. The dilution adjustment takes place when the Company makes quarterly dividend payments that exceed $0.0625 per share (the quarterly dividend payment made during January 2007 was $0.25 per share). The cash payment did not affect the Company’s reported net income, but it was recorded as a reduction of retained earnings and reduced earnings per common share. At a meeting on March 1, 2007, the Company’s Board of Directors authorized a second cash payment of $1,672 in lieu of a dilution adjustment to the holders of its common stock purchase warrants. This payment was made in conjunction with the Company’s regular quarterly dividend payment in April 2007. At a meeting on May 30, 2007, the Company’s Board of Directors authorized a third cash payment of $1,672 in lieu of a dilution adjustment to the holders of its common stock purchase warrants. This payment was made in conjunction with the Company’s regular quarterly dividend payment in July 2007. As of June 30, 2007, the exercise price for the warrants is $16.84143 per common share and they may be converted into 8,916,666 common shares, reflecting past dilution adjustments. The Company’s Board of Directors will make a determination each future quarter as to whether a similar payment will be made in lieu of any required dilution adjustment.

Changes in Rating Agency Outlooks:    Following the announcement on January 16, 2007 that Martin Tuchman, the Company’s Chairman and Chief Executive Officer, supported by other significant Interpool, Inc. stockholders and an investment fund affiliated with Fortis Merchant Banking, had made an offer to acquire all of the outstanding common stock of the Company (other than a portion of the shares held by the proposing stockholders) for $24.00 per share in cash, the outlook for the Company’s credit ratings was changed by Standard & Poor’s Ratings Services, Moody’s Investors Service, and Fitch Ratings. All three rating agencies cited the possibility that the proposed transaction would result in an increase in the Company’s financial leverage. Standard & Poor’s placed the Company on credit watch with negative implications, Moody’s placed the Company on review for possible downgrade, and Fitch placed the Company on rating watch negative. For additional information, see Note 13 to the Condensed Consolidated Financial Statements.

Covenants:    At June 30, 2007, under the Company’s 2005 DVB Facility, the chassis revolving credit facility established during September 2005, and most of its other debt instruments, the Company is required to maintain covenants (as defined in each agreement) for tangible net worth (the most stringent of which required the Company to maintain tangible net worth of at least $300,000), a fixed charge coverage ratio of at least 1.5 to 1 and a funded debt to tangible net worth ratio of not more than 4.0 to 1. For the most restrictive covenants, tangible net worth includes stockholders’ equity plus the ‘‘warrant liability’’, if applicable, the Company’s 9.875% preferred capital securities and its 9.25% convertible redeemable subordinated debentures and any future subordinated debt, and is reduced by goodwill and adjusted to eliminate the impact of adjustments associated with derivative instruments. Funded debt excludes the portion of debt and capital lease obligations due within one year, the Company’s 9.875% preferred capital securities and its 9.25% convertible redeemable subordinated debentures, and any future subordinated debt. Fixed charges include interest expense, excluding that related to the Company’s 9.875% preferred capital securities and its 9.25% convertible redeemable subordinated debentures and any future subordinated debt, and lease rentals. Earnings available for fixed charges include income before depreciation and income taxes, excluding the impact of any

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

non-cash fair value adjustments for warrants, plus fixed charges, plus interest expense associated with the Company’s 9.875% preferred capital securities and its 9.25% convertible redeemable subordinated debentures and any future subordinated debt. As of June 30, 2007, the Company was in compliance with all covenants.

A servicing agreement to which the Company is a party requires that the Company maintain a tangible net worth (including its 9.875% preferred capital securities due 2027) of at least $375,000 plus 50% of any positive net income reported from October 1, 2004 forward. This requirement has been met at June 30, 2007.

At June 30, 2007, under a restriction in the Company’s 6.0% Exchange Senior Note Indenture, approximately $49,156 of retained earnings was available for dividends.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 3 – Segment and Geographic Data

The Company and its subsidiaries conduct business principally in a single industry segment, the leasing of intermodal dry freight standard containers, chassis and other transportation related equipment. Within this single industry segment, the Company’s operations come from two reportable segments: container leasing and domestic intermodal equipment leasing. The container leasing segment specializes primarily in the leasing of dry freight standard containers, while the domestic intermodal equipment segment specializes primarily in the leasing of intermodal container chassis.

The accounting policies of the segments are the same as those described in Note 1. The Company evaluates performance based on profit or loss before income taxes. The Company’s reportable segments are strategic business units that offer different products and services. All significant transactions between segments have been eliminated. Historically, funds have been borrowed by Interpool, Inc., Trac Lease, Inc., (‘‘Trac Lease’’), and Interpool Limited (or their subsidiaries). Interpool, Inc. has borrowed all of the Company’s public debt. Trac Lease and Interpool, Inc. comprise the Company’s domestic intermodal equipment segment. Interpool Limited (and its subsidiaries), along with ICL and CAI, comprised the container leasing segment. On October 1, 2006 the Company sold to CAI all 25,200 shares of CAI’s common stock owned by the Company. As a result, commencing October 1, 2006, CAI’s assets and liabilities are no longer included in the Company’s Consolidated Balance Sheet. CAI’s results of operations through June 30, 2006, included herein, have been treated as results from continuing operations in the Company’s Condensed Consolidated Income Statement. For purposes of segment reporting, the outstanding debt and related interest expense are recorded by the borrowing entity. Advance rates for secured loans have been approximately the same for both chassis and containers, and have generally been in the 75-85% range. To the extent that the Company leases chassis equipment in from other parties under capitalized leases, the effective advance rate is generally 100%.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Segment Information:

Six Months Ended June 30, 2006	Container Leasing	Domestic Intermodal Equipment	Totals
Equipment leasing revenue	$58,577	$113,365	$171,942
Management fee revenue	6,113	1,689	7,802
Other revenue	4,234	8,277	12,511
Lease operating and administrative expenses	20,583	65,755	86,338
Provision for doubtful accounts	1,002	251	1,253
Fair value adjustment for derivative instruments	(1,081)	(1,095)	(2,176)
Fair value adjustment for warrants	—	5,209	5,209
Depreciation and amortization of leasing equipment	18,399	18,760	37,159
Impairment of leasing equipment	7,928	873	8,801
Loss on retirement of debt	7,736	496	8,232
Gain on sale of leasing equipment	(71,682)	(166)	(71,848)
Other (income), net and minority interest expense	2,554	1,191	3,745
Interest expense	19,944	39,771	59,715
Interest income	(1,805)	(7,748)	(9,553)
Income before income taxes	65,346	34	65,380
Net investment in DFL’s	307,609	75,647	383,256
Leasing equipment, net	265,401	1,087,733	1,353,134
Equipment purchases	43,014	74,554	117,568
Total segment assets	$744,520	$1,529,734	$2,274,254

Six Months Ended June 30, 2007	Container Leasing	Domestic Intermodal Equipment	Totals
Equipment leasing revenue	$28,154	$135,786	$163,940
Management fee revenue	2,107	4,257	6,364
Other revenue	509	13,995	14,504
Lease operating and administrative expenses	6,378	74,473	80,851
Provision for doubtful accounts	67	227	294
Fair value adjustment for derivative instruments	—	(946)	(946)
Depreciation and amortization of leasing equipment	3,506	20,349	23,855
Impairment of leasing equipment	624	1,033	1,657
Loss on retirement of debt	—	381	381
Gain on sale of leasing equipment	(188)	(540)	(728)
Gain on sale of equity investment	—	(1,345)	(1,345)
Other (income), net and minority interest expense	(80)	892	812
Interest expense	7,441	43,712	51,153
Interest income	(1,416)	(9,260)	(10,676)
Income before income taxes	14,438	25,062	39,500
Net investment in DFL’s	365,402	98,950	464,352
Leasing equipment, net	146,096	1,153,099	1,299,195
Equipment purchases	107,727	71,899	179,626
Total segment assets	$621,662	$1,658,508	$2,280,170

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

The Company’s shipping line customers utilize international containers in world trade over many varied and changing trade routes. In addition, most large shipping lines have many offices in various countries involved in container operations. The Company’s revenue from international containers is earned while the containers are used in service carrying cargo around the world, while certain other equipment is utilized in the United States. Accordingly, the international information presented below represents our international container leasing operation conducted through Interpool Limited and ICL, Barbados corporations, while the United States information presented below represents our domestic intermodal equipment leasing segment, as well as those revenues and assets relative to CAI for the period prior to October 1, 2006. CAI is headquartered in the United States of America. Such presentation is consistent with industry practice.

Geographic Information:

	Six Months Ended June 30,
	2006	2007
EQUIPMENT LEASING REVENUE:
United States	$127,372	$135,786
International	44,570	28,154
	$171,942	$163,940
LEASING EQUIPMENT, NET:
United States	$1,230,089	$1,153,099
International	123,045	146,096
	$1,353,134	$1,299,195
ASSETS:
United States	$1,733,646	$1,658,508
International	540,608	621,662
	$2,274,254	$2,280,170

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 4 – Derivative Instruments

The Company employs derivative financial instruments (limited to interest rate swap agreements) to effectively convert certain floating rate debt instruments into fixed rate instruments and thereby manage its exposure to fluctuations in interest rates.

At December 31, 2006, included in accounts payable and accrued expenses was a liability of $556 representing the market value of the Company’s interest rate swap contracts. This compares to a receivable of $1,766, included in other assets in the accompanying Condensed Consolidated Balance Sheet at June 30, 2007.

The unrealized pre-tax income on cash flow hedges for the year ended December 31, 2006 of $2,819 and the related income tax effect of $986 have been recorded by the Company as a component of accumulated other comprehensive income on the Condensed Consolidated Balance Sheets.

The unrealized pre-tax income on cash flow hedges for the six months ended June 30, 2007 of $1,374 and the related income tax effect of $481 have been recorded by the Company as a component of accumulated other comprehensive income on the Condensed Consolidated Balance Sheets.

On March 31, 2005, the Company entered into three interest rate swap contracts with original notional amounts totaling $204,858. These three interest rate swap contracts are a result of the November 2004 Fortis facility, as amended, which required that the Company enter into interest rate swap contracts in order to effectively convert at least seventy percent of the debt associated with operating lease equipment and ninety percent of the debt associated with direct financing leases from floating rate debt to fixed rate debt. During December 2005, borrowings under the November 2004 Fortis facility were repaid with the proceeds from a new facility with Fortis. These interest rate swap contracts (which were accounted for as freestanding derivative instruments) were reassigned to the 2005 Fortis facility. During the six months ended June 30, 2006, the Company paid off the remaining outstanding debt balance associated with the 2005 Fortis facility and, as a result, the Company terminated these three interest rate swap contracts with outstanding notional amounts totaling $174,304. As a result of terminating these swap contracts, the Company recognized a pre-tax gain of $1,081 which is included in fair value adjustment for derivative instruments in the Condensed Consolidated Statements of Income.

As of June 30, 2007, the Company held interest rate swap agreements with an aggregate notional balance of $229,987.

For the six months ended June 30, 2006, the Company reported $2,176 of pre-tax income in the Condensed Consolidated Statements of Income due to changes in the fair value of interest rate swap agreements which did not qualify as cash flow hedges under SFAS 133. This compares to $946 of pre-tax income for the six months ended June 30, 2007.

The Company may, at its discretion, terminate or redesignate any such interest rate swap agreements prior to maturity. At that time, any gains or losses previously reported in accumulated other comprehensive income on termination would continue to amortize into interest expense or interest income to correspond to the recognition of interest expense or interest income on the hedged debt. If such debt instrument was also terminated, the gain or loss associated with the terminated derivative included in accumulated other comprehensive income at the time of termination of the debt would be recognized in the Condensed Consolidated Statement of Income at that time.

In addition to the amounts included in the fair value adjustment for derivative instruments related to changes in the fair value of interest rate swap agreements, a change in the fair value of the warrants issued during September 2004 in connection with the 6.0% Notes, which was classified as a liability at December 31, 2005 on the accompanying Condensed Consolidated Balance Sheets, resulted

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

in a non-cash expense of $5,209 for the six months ended June 30, 2006 (for which no tax benefit was derived). This amount is included in fair value adjustment for warrants on the accompanying Condensed Consolidated Statements of Income.

On February 21, 2006, the registration statement for the warrants was declared effective by the SEC, satisfying the final condition required under EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock (‘‘EITF 00-19’’) for classification of the warrants as equity (as opposed to a liability) on the Company’s Condensed Consolidated Balance Sheets. A final valuation of the warrants as of February 21, 2006 was obtained from an independent third party. The fair value at February 21, 2006 was determined to be $58,440 as compared with a fair value of $53,231 as of December 31, 2005. The increase in value of $5,209, for which no tax benefit is derived, was primarily related to an increase in the market price of the Company’s common stock during 2006, and was recorded in the Condensed Consolidated Statements of Income for the six months ended June 30, 2006 as discussed above. No further valuation of the warrants will be required in the future, as long as the warrants continue to meet all the requirements of EITF 00-19 for classification as equity. The warrants met all the requirements of EITF 00-19 for classification as equity from March 31, 2006 through June 30, 2007. Therefore, no fair value adjustment for warrants was recorded in the Condensed Consolidated Statements of Income for the period April 1, 2006 through June 30, 2007.

Note 5 – Income Taxes

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (‘‘FIN 48’’). FIN 48 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a two-step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition, an enterprise judgmentally determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, the related benefit recognized in the financial statements is measured based on the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, none of the benefit of that position is recognized in the financial statements.

The Company adopted FIN 48 on January 1, 2007. The total gross amount of unrecognized tax benefits on January 1, 2007 was $2,303. The total amount of unrecognized tax benefits at January 1, 2007 that, if recognized, would affect the effective tax rate was $2,071. The amount of accrued interest and penalties as of January 1, 2007 was $458. The cumulative effect of changing the accounting method and adopting the provisions of FIN 48 was $450 as of January 1, 2007 which was reported as a negative adjustment to the opening balance of retained earnings.

There was one position at January 1, 2007 for which it was reasonably possible the unrecognized tax benefit would be realized within one year. The amount was for $1,111 and pertained to a New Jersey refund claim filed during 2006 which the taxing authority of the state of New Jersey had reviewed. In March 2007, the state of New Jersey taxing authority approved the refund claim and the $1,111 was recognized as a reduction to the income tax provision during the six months ended June 30, 2007.

The Company’s policy historically and currently is to classify interest and penalties accrued under FIN 48 as income tax expense. The Company’s 2003 to 2006 tax years remain subject to examination by the IRS and the major state tax jurisdictions while the Company’s 2002 tax year also remains

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

subject to examination by the state of New Jersey. The Company’s 1997-2006 Barbados tax returns remain subject to examination by the Barbados Inland Revenue.

At June 30, 2007 the Company reversed a tax valuation allowance amounting to $4,947 pertaining to certain tax benefits derived from its investment in Chassis Holdings, LLC a consolidated subsidiary in which it held an investment of 90% of its common stock and 10% of its preferred shares. In the opinion of management at June 30, 2007, it was highly likely that the Company would acquire the remaining stock of Chassis Holdings, LLC and, as a result, this tax valuation allowance would no longer be required. The acquisition of these shares was completed on July 19, 2007.

The Company’s container leasing business is primarily conducted through its wholly-owned Barbados subsidiary, Interpool Containers Limited (‘‘ICL’’). Under the terms of an income tax convention between the United States and Barbados (the ‘‘Tax Treaty’’), ICL’s leasing income is fully taxable by Barbados, but exempt from U.S. Federal taxation. Barbados uses a regressive tax rate system whereby a 2.5% maximum tax rate applies to the first $5,000 of taxable income and gradually regresses to a minimum 1% tax rate on taxable income in excess of $15,000.

Note 6 – March 2006 Sale of Containers

On March 29, 2006, the Company’s wholly owned container leasing subsidiary, Interpool Containers Limited (‘‘ICL’’), completed the sale of approximately 273,300 standard dry marine cargo containers (the ‘‘March 2006 Container Sale’’), together with an assignment of all rights of ICL under existing operating leases for these containers with its customers, to a newly formed subsidiary of an investor group based in Switzerland (the ‘‘Purchaser’’), pursuant to a Sale Agreement dated March 14, 2006 (the ‘‘Sale Agreement’’). The aggregate cash purchase price paid by the Purchaser was approximately $515,869. The containers sold represented approximately 74% of the standard dry marine cargo containers owned by the Company at December 31, 2005 that were in its operating lease fleet, including most of the containers managed for the Company by CAI. The sale did not include containers subject to existing direct financing leases with customers.

In connection with the Sale Agreement, the Company and CAI entered into management agreements with the Purchaser (the ‘‘Management Agreements’’) under which they agreed to perform management services on behalf of the Purchaser with respect to the containers sold, including billing, collecting, lease renewal, operations and disposition activities, in consideration of payment of ongoing management fees. The Management Agreements designate ICL to serve as sub-manager of the containers currently under long-term lease for such period of time as the Company elects, up to the respective dates when the containers are redelivered to the Company by their current lessees to a maximum of ten years. During that period, ICL will be entitled to receive the management fees. The duration of the Management Agreements will be ten years from the closing date, subject to extension for up to two additional years at the Purchaser’s option. A portion of the gain relating to the sale was deferred and is being amortized over the period in which the Company is obligated to provide management services. After considering this deferral, the Company reported a gain resulting from these transactions of $60,780 ($59,261 net of tax), during the six months ended June 30, 2006, net of the write-off of deferred financing fees and commissions and the termination of swaps relating to the assets sold.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 7 – Impairment Charge

Beginning in late 2005 and continuing into the first quarter of 2006, one of the Company’s larger shipping line customers began returning a significant number of containers under operating leases entered into during 1999 and 2000 that had expired. Based upon an analysis of the quantity of containers involved, then-existing conditions in the short-term leasing market and expenses associated with the return of this equipment, the Company entered into negotiations with this customer regarding the parties’ on-going and future business relationships. Following extensive discussions, the Company reached an agreement with the customer whereby the operating leases for these containers would be converted to direct financing leases by extending the lease terms and by providing the customer with a bargain purchase option. As a result of this modification to the lease terms, the Company concluded that it would be necessary under U.S. GAAP to record an impairment charge for these assets. The amount of the impairment charge recorded in the six months ended June 30, 2006, was $7,622 ($7,546 net of tax) and is included in impairment of leasing equipment on the Condensed Consolidated Statements of Income. No portion of this impairment charge resulted in any cash expenditures by the Company.

Note 8 – Contingencies and Commitments

At June 30, 2007 commitments for capital expenditures totaled approximately $66,192 with approximately $65,392 committed for the remainder of fiscal 2007, $400 committed for 2008 and $400 committed for 2009.

The Company is engaged in various legal proceedings from time to time incidental to the conduct of its business. Such proceedings may relate to claims arising out of equipment accidents that occur from time to time which involve death and injury to persons and damage to property. Accordingly, the Company requires all of its lessees to indemnify the Company against any losses arising out of such accidents or other occurrences while the equipment is on-hire to the lessees. In addition, lessees are generally required to maintain a minimum of $2,000 in general liability insurance coverage, which is standard in the industry. In addition, the Company maintains a general liability policy of $255,000, in the event that the above lessee coverage is insufficient. While the Company believes that such coverage should be adequate to cover current claims, there can be no guarantee that future claims will never exceed such amounts. Nevertheless, the Company believes that no current or potential claims of which it is aware will have a material adverse effect on its financial condition or results of operations and that the Company is adequately insured against such claims.

Pending Governmental Investigations

Following the Company’s announcement in July 2003 that its Audit Committee had commissioned an internal investigation by special counsel into its accounting, the Company was notified that the SEC had opened an informal investigation of the Company. As the Company had anticipated, this investigation was converted to a formal investigation later in 2003. The Company has fully cooperated with this investigation. During 2003 and 2004, the New York office of the SEC received a copy of the written report of the internal investigation and received documents and information from the Company, its Audit Committee and certain other parties pursuant to SEC subpoenas. During late 2003, the Company was also advised that the United States Attorney’s office for the District of New Jersey (the ‘‘U.S. Attorney’s Office’’) received a copy of the written report of the internal investigation by its Audit Committee’s special counsel and opened an investigation focusing on certain matters described in the report. The Company was neither a subject nor a target of the investigation by the U.S. Attorney’s Office. The Company has not had any communications with either the SEC or the U.S. Attorney’s Office relating to their respective investigations since 2004 and it does not have

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

any information regarding the current status of either of these investigations. Therefore, the Company cannot predict the final outcome of either of these investigations and cannot be assured that they may not result in the taking of some action that may be adverse to the Company.

2007 Stockholder Litigation

In January 2007, two purported class actions were filed against the Company and certain of its directors, along with Fortis Merchant Banking, in the Delaware Court of Chancery (the ‘‘Pomeranz Action’’) and the Superior Court of New Jersey (the ‘‘Lipsky Action’’). In February 2007, a third purported class action was filed, also in the Delaware Court of Chancery (the ‘‘Martinez Action’’), which also names the Company, its directors, and Fortis Merchant Banking as defendants and which names as additional defendants various shareholders alleged to support the potential transaction proposed by Martin Tuchman, the Company’s Chairman and Chief Executive Officer in his letter to the Board of Directors dated January 16, 2007 (the ‘‘January 16 Letter’’), pursuant to which the Company’s shares owned by public stockholders, and a portion of the shares owned by Mr. Tuchman and the other stockholders supporting his proposal, are proposed to be purchased. The complaints in the Pomeranz Action and the Lipsky Action allege breaches of fiduciary duty and conflicts of interest on the part of the Company’s directors, among other things, in connection with the potential transaction proposed in Mr. Tuchman’s January 16 Letter and the events preceding that proposal. The actions seek declaratory, injunctive, and other relief preventing consummation of the potential transaction proposed in the January 16 Letter, together with an award of attorneys’ fees and litigation expenses. The complaint in the Martinez Action contains allegations that essentially overlap those in the Pomeranz and Lipsky Actions, but also alleges actual and/or anticipatory breaches by the Company and by Mr. Tuchman of a 2004 letter agreement in which Mr. Tuchman agreed not to sell or voluntarily transfer shares of the Company’s common stock unless the Company’s other shareholders are ‘‘concurrently offered the opportunity to sell or otherwise transfer a comparable percentage of the shares beneficially owned by them for the same consideration.’’ The complaint alleges that the proposal set forth in the January 16 Letter would violate the 2004 letter agreement, in that other shareholders of the Company were not offered the same opportunity to sell the Company’s shares and invest in the private company that would be formed to acquire the Company. The complaint in the Martinez Action further alleges that various corporate transactions entered into by the Company in late 2005 and 2006 were designed to facilitate the transaction proposed by Mr. Tuchman in the January 16 Letter, including the purchase by the Company of approximately 1.5 million shares of stock from Mr. Tuchman in November 2006, in accordance with the Company’s 1993 Stock Option Plan, as payment of the exercise price of Mr. Tuchman’s stock options, and as a result of which Mr. Tuchman received approximately 2.2 million shares. The Martinez Action seeks injunctive relief enjoining the transaction proposed in the January 16 Letter as well as rescission of the Company’s purchase of Mr. Tuchman’s shares that were tendered in connection with his November 2006 option exercise, as well as an award of an unspecified amount as damages.

The Company informed its insurance carrier of these actions and retained outside counsel to assist in the defense. However, the recently announced Merger Agreement (see Note 13 to the Condensed Consolidated Financial Statements) rendered the complaints in these actions essentially moot. Counsel for the plaintiffs in the above-referenced actions suspended all pending deadlines and evaluated the impact of this transaction on the claims in their respective cases.

In July 2007, shortly before the closing of the Company’s acquisition by Fortress, the plaintiffs in the Martinez action sought a temporary restraining order to enjoin the closing, alleging that the lawsuit had played a role in helping the Company obtain a higher price for its shareholders, and claiming that the plaintiff’s counsel in that action were accordingly entitled to recover legal fees. The Company disagreed with these allegations, but the application for a restraining order was itself

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

rendered moot by the agreement of Fortress to pay whatever amount of legal fees, if any, the court may award to the plaintiffs’ counsel up to a stated cap, without conceding that any such fees are properly awardable. In light of these developments, the Company does not believe that the remainder of this litigation is capable of having any material adverse impact upon its financial condition.

Indemnifications

In the ordinary course of business, the Company executes contracts involving indemnifications standard in the industry and indemnifications specific to a transaction such as an assignment and assumption agreement. These indemnifications might include claims related to any of the following: tax matters and governmental regulations, and contractual relationships. Performance under these indemnities would generally be triggered by a breach of terms of the contract or by a third party claim. The Company regularly evaluates the probability of having to incur costs associated with these indemnifications and has accrued for any expected losses that are probable. The types of indemnifications for which payments are possible are as follows:

Taxes

In the ordinary course of business, the Company provides various tax-related indemnifications as part of transactions. The indemnified party typically is protected from certain events that result in a tax treatment different from that originally anticipated. The Company’s liability typically is fixed when a final determination of the indemnified party’s tax liability is made. In some cases, a payment under a tax indemnification may be offset in whole or in part by refunds from the applicable governmental taxing authority. The Company is party to numerous tax indemnifications and many of these indemnities do not limit potential payment; therefore, it is unable to estimate a maximum amount of potential future payments that could result from claims made under these indemnities.

Contractual Relationship

The Company entered into a number of operating leases as lessee during 2000 and 2002 in which it guaranteed a portion of the residual value of the leased equipment. These leases have terms that expire between 6 and 9 years. If, at the end of the lease term, the fair market value of the equipment is below the guaranteed residual value in the agreement, the Company is liable for a percentage of the deficiency. The total of these guarantees is $3,243 of which $2,643 could be due in 4 to 5 years, and the remaining $600 potentially due in greater than 5 years. As of December 31, 2006 and June 30, 2007, included in accounts payable and accrued expenses in the accompanying Condensed Consolidated Balance Sheets is a liability of $1,051 and $77, respectively, representing the accrual for these guarantees.

During the second quarter of 2003, the Company arranged a leasing transaction between one of its major customers and a financial institution for up to 3,000 containers. As part of this transaction, the Company agreed to provide certain guarantees related to the fair value of the equipment if the lessee terminated the lease or if the lessee was unable to meet its obligations under the terms of the lease. In addition, if the lessee agreed to extend the lease, the Company agreed to purchase the equipment from the financial institution at a stated value and lease it to the lessee for this additional period at a stated lease rate. The Company further agreed to provide the lessee with a purchase option at the end of the extended lease period that would be less than the fair market value of the equipment at the date the lessee could exercise its option (the ‘‘Bargain Purchase Option’’).

In return for the arrangement of the transaction on behalf of the financial institution and the guarantees discussed above, the Company was paid an arrangement fee and a portion of the initial rent for each container included in the lease. During the year ended December 31, 2003, 2,076

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

containers were delivered to the lessee and the Company received payments amounting to $1,240. The remaining 924 containers were purchased by the Company and leased to the customer under the terms of a direct financing lease.

The estimated fair value of these containers at the end of the lease term guaranteed by the Company amounts to approximately $4,360. The Company has estimated that its potential liability related to these guarantees is less than the estimated potential liability related to the Bargain Purchase Option granted to the lessee. As such, the Company has accrued for the estimated value of its liability for this Bargain Purchase Option amounting to $1,017 that could be due in greater than 5 years. All fees collected from the lessor were deferred by the Company and included in accounts payable and accrued expenses on the accompanying Condensed Consolidated Balance Sheets. The fees received from the lessor, net of the estimated liability for the Bargain Purchase Option, are being recognized by the Company over the term of the residual guarantee.

Note 9 – Sale of Equity Interest in CAI

On October 1, 2006, the Company sold to CAI all 25,200 shares of CAI’s common stock owned by the Company, which shares had represented a 50% common equity interest in CAI, for total consideration of $77,500, consisting of a $40,000 cash payment and the issuance of a convertible subordinated secured promissory note by CAI to the Company in the principal amount of $37,500 (the ‘‘New CAI Note’’). Concurrently with these transactions, a subordinated note from CAI issued to the Company in 1998, the outstanding principal amount of which was $3,027, was repaid, together with accrued interest. The Company originally acquired its equity interest in CAI in 1998 for a purchase price of $12,502. On May 21, 2007, CAI repaid the convertible subordinated secured promissory note. The payment totaled $37,962 which included $37,500 in principal and $462 in accrued interest.

Concurrently with CAI’s redemption of the Company’s equity interest in CAI, the Company and CAI entered into a new non-exclusive long-term Management Agreement pursuant to which the Company will have the option, subject to certain conditions, to use CAI as manager for shipping containers in the Company’s fleet including those that have been returned by customers following termination of a long-term lease, in return for payment of a management fee to CAI. The Company’s right to tender containers to CAI for management is subject to the equipment meeting certain age, physical condition and other eligibility criteria. Under this new Management Agreement, the Company will continue to have the right to sell groups of containers to investors and to use CAI as manager of these containers on the same terms.

The Company and CAI also entered into agreements terminating certain other agreements and related arrangements, including a management agreement, a stockholders agreement between the Company and CAI’s chief executive officer, who was the other stockholder of CAI, and an agreement related to the formation of a joint marketing entity.

As a result of these transactions, CAI’s assets and liabilities were no longer included in the Company’s Condensed Consolidated Balance Sheet commencing October 1, 2006. CAI’s operating results for 2006, included herein, have been treated as results from continuing operations in the Company’s Condensed Consolidated Income Statement for the six months ended June 30, 2006, as well as the Company’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2006. This treatment was required due to the potential convertibility of the promissory note which, if converted, would have given the Company an equity interest in CAI exceeding 20%. The Company’s portion of CAI’s net income included in the Company’s Condensed Consolidated Statements of Income was $2,584 for the six months ended June 30, 2006.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

Note 10 – Assets Held For Sale

During the first quarter of 2007, the Company sold 10,289 containers to two third party investors and entered into management agreements to manage the equipment on behalf of the investors. In accordance with the criteria of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (‘‘SFAS 144’’), this equipment, which had a net book value of $21,797, was classified as assets held for sale on the accompanying Condensed Consolidated Balance Sheet at December 31, 2006. Under the terms of the management agreement, the Company is responsible for performing management services including billing, collecting, lease renewal, operations and disposition activities on behalf of the investors. In connection with providing these services, the Company is paid a management fee.

Note 11 – Chassis Lease Termination

In the first quarter of 2007, the Company was notified that a major shipping line customer was exercising its contractual right to terminate approximately 6,000 chassis earlier than anticipated. Originally, this lease was expected to terminate on September 30, 2009. Under the terms of the lease agreement with this customer, if the customer terminates the equipment prior to the stated term of the lease, they are obligated to pay an additional rental charge for each chassis retroactive to the date the chassis went on hire. In addition, the previous daily rental rate is increased until the chassis are actually terminated. The customer agreed to be responsible for the additional rental charges related to the 6,000 chassis on this lease through March 31, 2007 even if a portion of the equipment is returned prior to that date. In addition, they will be responsible for these charges for any chassis that have not been terminated at March 31, 2007 until the date they are returned. The additional rental charges through March 31, 2007 assessed to this customer was approximately $4,356. This amount was received in January, 2007 and is included in equipment leasing revenue on the Condensed Consolidated Statement of Income. As of June 30, 2007 the customer had returned 4,050 chassis. The remaining units, still on hire, continue to be billed at the increased rental rate until the chassis are actually terminated.

Note 12 – Gain on sale of equity investment

During the year ended December 31, 2005, the Company sold an investment in a non-transportation company. In connection with this sale, certain funds were held in escrow by the buyers in order to satisfy potential indemnity provisions of any contractual post closing adjustments. During the three months ended March 31, 2007, all such indemnity provisions and closing adjustments were finalized. On April 5, 2007, the Company received the remaining funds held in escrow totaling $1,345. This amount is recorded in gain on sale of equity investment on the Condensed Consolidated Statement of Income.

Note 13 – Subsequent Events

On April 20, 2007, Chariot Acquisition Sub Inc. (‘‘Chariot’’) entered into an agreement to acquire the Company. On July 19, 2007, Fortress Investment Fund IV contributed $675,000 to Seacastle Inc. in exchange for 67,500,000 shares of Seacastle Inc. On July 19, 2007, Seacastle Inc used the proceeds of the contribution to acquire all of the outstanding equity of the Company through Chariot, a wholly owned subsidiary of Seacastle Inc. Chariot merged with and into the Company, with the Company continuing as the surviving entity and as a wholly-owned subsidiary of Chariot.

Payment to Warrant Holders

In connection with its 6.0% Notes, the Company issued two series of warrants that were originally exercisable for a total of 8,333,333 shares of its common stock at an initial exercise price of $18.00 per

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

share (the ‘‘Warrants’’). The exercise price of the Warrants was subject to customary anti-dilution adjustments as set forth in the Warrant Agreement. As of June 30, 2007, as a result of anti-dilution adjustments, the Warrants were exercisable for a total of 8,916,666 shares at an exercise price of $16.84143 per share. As a result of the acquisition of the Company by Chariot on July 19, 2007, the warrant holders were paid a total of approximately $91,472 which represented the difference between the agreed upon value of Interpool’s shares of $27.10 per share less the exercise price for the number of shares that were exercisable by the warrant holders.

Payment for Outstanding Stock Options and Restricted Stock Grants

In connection with the acquisition of the Company by Chariot, all outstanding stock options (vested and unvested) and all unvested stock awards previously granted under the various equity plans maintained by the Company amounting to 540,000 stock options and 24,357 restricted stock awards, were acquired for $27.10 per share amounting to $4,687 and $661, respectively. The outstanding stock options had a weighted-average exercise price of $18.42 per share. The restricted stock awards had a weighted average grant date fair value of $14.77 per share.

Container Asset Sale

Pursuant to the terms of both a Sale Agreement and an Asset Purchase Agreement, each of which was dated July 19, 2007, the Company through its wholly-owned subsidiary, Interpool Containers Limited (‘‘ICL’’) sold a substantial portion of its net assets to Container Leasing International, LLC (‘‘Carlisle’’), an affiliated company. The sale included container leasing equipment and containers leased to its customers under direct financing leases. The total purchase price was $513,036 which represented the book value of these assets and liabilities at the date of sale.

New Financings:

Interpool Chassis Funding II, LLC Floating Rate Asset-Backed Notes, Series 2007-1

On July 19, 2007, Interpool Chassis Funding II, LLC (‘‘ICF II’’), a wholly-owned subsidiary of the Company, entered into Floating Rate Asset-Backed Notes, Series 2007-1 (the ‘‘ICF II Notes’’) in the principal amount of $297,185 pursuant to that certain Indenture (the ‘‘ICF II Indenture’’), among ICF II, the Company,  as servicer (in such capacity, the ‘‘Servicer’’) and initial custodian, U.S. Bank National Association, a national banking association, as Indenture Trustee (the ‘‘ICF II Indenture Trustee’’), and Citigroup Global Markets Realty Corp., a New York corporation, as administrative agent.

The ICF II Notes are secured by a lien, in favor of the ICF II Indenture Trustee, on the ICF II SUBI Certificate. Ownership of the ICF II SUBI Certificate represents ICF II’s beneficial interest in, to and under the related Transferred Assets.

In connection with the ICF II Indenture, ICF II, the Servicer and the ICF II Indenture Trustee entered into the servicing agreement (the ‘‘ICF II Servicing Agreement’’) for the administration and servicing of the Transferred Assets.

The legal maturity date of the ICF II Notes is January 19, 2009. The ICF II Notes bear interest at a rate equal to One-Month LIBOR, plus 1.0%.

The ICF II Indenture and the ICF II Servicing Agreement (and the other documents executed in connection therewith) contain typical representations and covenants for transactions of this type. A violation of any of these covenants could result in an event of default under the ICF II Indenture, which would cause all amounts owing under the ICF II Indenture to become immediately due and payable, or a servicer default under the ICF II Servicing Agreement, which would permit the noteholders to remove the Company as Servicer.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

National City Bank Credit Facility

On July 19, 2007, the Company entered into a $100,000 Second Amended and Restated Credit Agreement with the lenders referenced therein and National City Bank, as agent (the ‘‘National City Credit Agreement’’), consisting of a $100,000 revolving loan (with a $10,000 letters of credit sublimit). At the same time, the Company borrowed $37,500 under this facility. On August 31, 2007 the credit commitment was increased to $120,000.

In connection with the National City Credit Agreement, the Company pledged certain chassis, containers, gensets, leases and related assets for the benefit of the secured parties as collateral security for the payment and performance of their obligations under the National City Credit Agreement.

The revolving loan and the letters of credit commitment is scheduled to expire on July 17, 2009.

At the Company’s option, the revolving loan shall bear interest at either (i) the greater of (a) the prime lending rate publicly announced by National City Bank and (b) the Federal Funds effective rate plus ½ of 1%, or (ii) the Eurodollar rate plus a margin of 1.00%; provided however, that at any time the aggregate amount of loans outstanding is less than 75% of the borrowing base, then the margin shall be .75%. In connection with the revolving loan commitment, the Company will pay a commitment fee of 0.25% per annum on the average daily amount of undrawn funds.

At no time shall the outstanding loans (including the aggregate face amount of any letters of credit and related unreimbursed obligations) exceed the lesser of the aggregate commitments of the lenders and the borrowing base, which is, at any time, the sum in the aggregate of (i) 90% of an amount equal to the sum of the finance lease values of the Company’s eligible finance leases, plus (b) 90% of an amount equal to the sum of the net book values of all of the Company’s eligible equipment not then subject to a finance lease. If the outstanding loans exceed the lesser of the aggregate commitments of the lenders and the borrowing base, then the Company shall immediately repay loans and furnish cash collateral for, or repay, the letters of credit in an aggregate amount equal to such excess.

The National City Credit Agreement contains typical representations and covenants for loans of this type. At the end of each fiscal quarter during the term of the loan, the Company shall not permit (i) funded debt to tangible net worth to exceed the ratio of 4.0 to 1; (ii) the tangible net worth of the Company. and its consolidated subsidiaries to be less than $300,000; and (iii) the ratio of (a) for the rolling four quarter period ending on the last day of such quarter, the sum of (1) earnings available for fixed charges (the sum of fixed charges for such period plus net income for such period before income taxes plus interest expenses for such period relating to any subordinated debt of The Company. and its consolidated subsidiaries), plus (2) depreciation to (b) fixed charges for such period, to be less than 1.5 to 1. Furthermore, the Company shall not incur, or permit any of its subsidiaries to incur, additional indebtedness or amend or permit any of its subsidiaries to amend, the documentation for any indebtedness outstanding on the closing date for the National City Credit Agreement so as to either (x) require or incorporate additional financial covenants on any Company (beyond those set forth in the National City Credit Agreement), or (y) amend the financial covenants of the type set forth above in such a way as to make any such covenant more restrictive, unless the Company’s shall promptly notify the agent and each lender of such occurrence and, at the election of the lenders, such revised and/or financial covenants shall automatically be incorporated by reference into the National City Credit Agreement without the need for further action by any party whatsoever.

In addition to the foregoing, the Company has agreed for itself and its subsidiaries (i) not to permit any liens against the collateral or the disposition of the collateral except to the extent permitted by the National City Credit Agreement, (ii) not to liquidate or dissolve, and not to merge or consolidate with any other person unless the surviving entity is the Company or such surviving

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

entity assumes the obligations of the Company and, in the lenders’ and agent’s reasonable opinion, is of the same creditworthiness as the Company with at least the same level of lease servicing experience or such surviving entity provides to the lenders alternative security acceptable to the lenders, (iii) not to engage in transactions with affiliates of the Company except pursuant to a comparable arm’s-length transaction by and between unrelated persons, and (iv) not to make any distributions, dividends or similar payments during the existence of certain events of default under the National City Credit Agreement. A violation of any of these covenants could result in a default under the National City Credit Agreement. Further, it shall be an event of default if a change of control, as contemplated by the National City Credit Agreement, shall occur. An event of default would result in termination of all commitments and loans under the National City Credit Agreement and all other amounts owing under the National City Credit Agreement and other loan documents to become immediately due and payable.

ING Loan

On July 19, 2007, the Company entered into a loan agreement (the ‘‘ING Loan’’), consisting of a $225,000 term loan, with ING Capital LLC (‘‘ING’’).

In connection with the ING Loan, ICL, a subsidiary of the Company, executed a Guaranty (the ‘‘ING Guaranty’’) in favor of ING, pursuant to which ICL guaranteed the obligations under the ING Loan. ICL executed a pledge agreement in favor of ING, pursuant to which ICL pledged certain securities and financial instruments, including the $225,000 deposited in a collateral account, for the benefit of ING as collateral security for the payment and performance of the Company’s obligations under the ING Loan and ICL’s obligations under the ING Guaranty. In the event the value of the collateral is (i) lower than $224,000 for a period longer than ten (10) consecutive business days or (ii) lower than $220,000 million at any time, ICL is required to deposit additional funds or other eligible assets or securities (as determined by ING in its discretion) into the collateral account in order to ensure that the value of the collateral becomes equal to or higher than $225,000.

The ING Loan is scheduled to expire on July 19, 2014. The ING Loan bears interest at LIBOR plus a margin of 32.5 basis points. At closing, the Company paid ING a signing fee equal to $500.

Each of the ING Loan and the ING Guaranty contains typical representations and covenants for loans of this type. Pursuant to the terms of the ING Loan, The Company has agreed to (i) not permit the existence of any lien on any of the collateral or any other property or assets of ICL or the equity interests in ICL, except liens created permitted by the ING loan documents, (ii) not liquidate or dissolve or acquire (in one transaction or a series of related transactions) any assets, property or business of any person or otherwise merge or consolidate with or into any other person, and (iii) not dispose of or permit the sale, assignment, transfer or other disposition of any equity interests in ICL such that the Company. shall fail to own, either directly or indirectly, 100% of the issued and outstanding equity interests in ICL. Pursuant to the terms of the Guaranty, ICL has agreed to (i) not incur any indebtedness other than under the Guaranty or the existing obligations on the closing date of the facility, (ii) not permit to exist any lien on any of the collateral or any other property or assets of ICL except as permitted by the ING loan documents, (iii) not liquidate or dissolve or acquire (in one transaction or a series of related transactions) any assets, property or business of any person or otherwise merge or consolidate with or into any other person, (iv) not declare any dividend or other distribution except as permitted by the ING loan documents, (v) not make any investment other than the investment in the collateral, (vi) not guaranty the obligation of any other person except as permitted by the Guaranty, and (vii) not dispose of its assets except for interest income earned on the collateral. A violation of any of these covenants could result in a default under the ING Loan, which would result in termination of all commitments and loans under the ING Loan and all other amounts owing under the ING Loan and other loan documents to become immediately due and payable.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

In connection with the above financings, the Company entered into interest rate swap contracts with original notional amounts totaling $285,852, with an effective date of July 31, 2007 and interest rates ranging from 5.299% to 5.58%.

Certain Indebtedness Repaid on July 19, 2007:

The Company repaid the indebtedness in the table below in connection with the Merger of the Company with Chariot using existing cash, a portion of the proceeds of the sale of ICL containers to Carlisle and new borrowings mentioned above.

Amount of Debt Extinguished
2005 DVB Facility - Secured container equipment financing facility	$116,453
Revolving credit facility for chassis and containers	75,000
Notes and loans payable	6,132
Capital lease obligations	63,891
6.00% Notes due 2014 (unsecured) net of unamortized discount of $27,376	202,624
7.35% Notes due 2007 (unsecured)	89,450
7.20% Notes due 2007 (unsecured)	33,775
9.25% Convertible redeemable subordinated debentures, mandatory redemption 2022 (unsecured)	1,770
9.875% Preferred capital securities due 2027 (unsecured)	75,000
Total	$664,095

In addition to the amount of debt extinguished detailed above, $10,777 of the 9.25% Convertible redeemable subordinated debentures were extinguished in July and $89 of additional debt payments were required based on the actual date when the debt instrument was paid. The extinguishment of debt resulted in prepayment penalties of approximately $43,500.

Purchase of Membership Units of Chassis Holdings, Inc.

The Ivy Group, which is a New Jersey general partnership composed directly or indirectly of Martin Tuchman, Radcliff Group, Inc., Raoul J. Witteveen, Thomas P. Birnie and Graham K. Owen, has previously leased chassis to Trac Lease, Inc. (‘‘Trac Lease’’). On July 1, 2001, the Company restructured its relationship with The Ivy Group and its principals to provide the Company with managerial control over 6,047 chassis previously leased by Trac Lease, a wholly owned subsidiary of the Company, from The Ivy Group. As a result of the restructuring, the partners of The Ivy Group contributed these 6,047 chassis and certain other assets and liabilities to a newly formed subsidiary, Chassis Holdings I, LLC (‘‘Chassis Holdings’’), in exchange for $26,000 face value of preferred membership units and 10% of the common membership units, and Trac Lease contributed 902 chassis and $2 in cash to Chassis Holdings in exchange for $3,000 face value of preferred membership units and 90% of the common membership units. The preferred membership units are entitled to receive a preferred return prior to the receipt of any distributions by the holders of the common membership units.

Based on 90% common unit ownership held by Trac Lease, the Company’s Consolidated Financial Statements include the accounts of Chassis Holdings. The Ivy Group’s interest in the common and preferred units of Chassis Holdings of approximately $26,326 is classified as minority interest in equity of subsidiaries in the accompanying Condensed Consolidated Balance Sheets. Dividends paid on the common units and distributions on the preferred units amounted to $1,574 for the six months ended June 30, 2007 and have been included in minority interest expense in the accompanying Condensed Consolidated Statements of Income.

INTERPOOL, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
(Unaudited)

In connection with the acquisition of the Company by Chariot on July 19, 2007, the Company acquired the common membership units and the preferred membership units held by the Ivy Group in return for a cash payment of $30,680 which represented a premium over the stated value of these membership units amounting to $4,354. In addition, the Company agreed to pay the Ivy group its normal monthly preferred distribution through December 31, 2007 amounting to $1,560.

Change in Tax Status

The Company’s container leasing business was primarily conducted through its wholly-owned Barbados subsidiary, ICL. Under the terms of an income tax convention between the United States and Barbados (the ‘‘Tax Treaty’’), ICL’s leasing income through June 30, 2007 was fully taxable by Barbados, but exempt from U.S. Federal taxation. In connection with the acquisition of the Company by Chariot and ICL’s sale of its container leasing business to Carlisle, on July 19, 2007, the Company no longer records equipment leasing revenue. At the time of the sale, the Company invested a portion of the sales proceeds in a money market fund which earnings will likely be subject to U.S. taxation.

             Shares

Common Stock

Seacastle Inc.

Prospectus

                     , 2008

Citi

Bear, Stearns & Co. Inc.

Deutsche Bank Securities

Merrill Lynch & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NYSE listing fee) payable by the registrant in connection with the distribution of our common stock registered under this registration statement:

Securities and Exchange Commission registration fee	$17,653
National Association of Securities Dealers, Inc. filing fee	58,000
NYSE listing fee	250,000
Printing and engraving costs	400,000
Legal fees and expenses	*
Accountants’ fees and expenses	*
Transfer agent fees	*
Miscellaneous	*
Total	$ *

*	To be furnished by amendment.

Item 14.    Indemnification of Directors and Officers

We are a Marshall Islands corporation. Section 60 of the Business Corporations Act of the Republic of the Marshall Islands (the ‘‘BCA’’) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraph, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized under Section 60 of the BCA.

Section 60 of the BCA also permits a Marshall Islands corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 60 of the BCA. In this regard, we have entered into employment agreements with our chief executive officer, chief operating officer and chief financial officer which provide that we will maintain directors’ and officers’ liability insurance policies during the term of such executive’s employment and for five years thereafter at a level, and on terms and conditions, no less favorable than the coverage we provide other similarly-situated executives so long as such coverage is available from the carrier and does not increase the cost of such policy by more than 10% per annum.

The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 of the BCA are not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. In this regard, our bylaws provide that such expenses (including attorneys’ fees) incurred by former directors and officers may be so paid upon such terms and conditions, if any, as we deem appropriate, and our board of directors may authorize our legal counsel to represent a present or former director or officer in any action, suit or proceeding, whether or not we are a party to such action, suit or proceeding. Our bylaws further provide for indemnification of directors and officers on the basis described above as being permitted by Section 60 of the BCA and provide, to the extent authorized from time to time our board of directors, rights to indemnification and to the advancement of expenses to employees and agents of the corporation similar to those conferred to our directors and officers.

Our articles of incorporation provide that no director shall have personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, but the liability of a director is not limited or eliminated (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

Prior to completion of this offering, we intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation. These agreements together with the provisions of the BCA and in our articles of incorporation described above, may have the practical effect in some cases of eliminating our shareholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 15.    Recent Sales of Unregistered Securities

Since our formation in June 2007, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters or any public offerings and we believe that each of these transactions was exempt from registration requirements pursuant to Section 4(2) of the Securities Act or Rule 701 of the Securities Act pursuant to compensatory benefit plans and contracts related to compensation as provided under Rule 701. The recipients of the securities in these transactions have represented that these securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions.

Exchange of Common Stock for Capital of our Predecessors’ Equity Contributions

In connection with the Seacastle Combination, on June 29, 2007, we issued shares of our common stock to the Seacastle Operating Company shareholders in exchange for the Seacastle Operating Company shares held by such parties, as follows:

•	12,002,963 shares to Fortress Investment Fund III LP in exchange for 86,939 shares of Seacastle Operating Company;

•	10,262,693 shares to Fortress Investment Fund III (Fund B) LP in exchange for 74,334 shares of Seacastle Operating Company;

•	2,146,034 shares to Fortress Investment Fund III (Fund C) LP in exchange for 15,544 shares of Seacastle Operating Company;

•	4,925,634 shares to Fortress Investment Fund III (Fund D) L.P. in exchange for 35,677 shares of Seacastle Operating Company;

•	345,983 shares to Fortress Investment Fund III (Fund E) L.P. in exchange for 2,506 shares of Seacastle Operating Company;

•	586,763 shares to Fortress Investment Fund III (Coinvestment Fund A) LP in exchange for 4,250 shares of Seacastle Operating Company;

•	1,152,817 shares to Fortress Investment Fund III (Coinvestment Fund B) LP in exchange for 8,350 shares of Seacastle Operating Company;

•	296,833 shares to Fortress Investment Fund III (Coinvestment Fund C) LP in exchange for 2,150 shares of Seacastle Operating Company;

•	1,415,134 shares to Fortress Investment Fund III (Coinvestment Fund D) L.P. in exchange for 10,250 shares of Seacastle Operating Company;

•	3,170,315 shares to Fortress Investment Fund IV (Fund A) L.P. in exchange for 22,963 shares of Seacastle Operating Company;

•	1,280,248 shares to Fortress Investment Fund IV (Fund B) L.P. in exchange for 9,273 shares of Seacastle Operating Company;

•	303,736 shares to Fortress Investment Fund IV (Fund C) L.P. in exchange for 2,200 shares of Seacastle Operating Company;

•	1,896,004 shares to Fortress Investment Fund IV (Fund D) L.P. in exchange for 13,733 shares of Seacastle Operating Company;

•	222,004 shares to Fortress Investment Fund IV (Fund E) L.P. in exchange for 1,608 shares of Seacastle Operating Company;

•	99,543 shares to Fortress Investment Fund IV (Fund F) L.P. in exchange for 721 shares of Seacastle Operating Company;

•	119,562 shares to Fortress Investment Fund IV (Fund G) L.P. in exchange for 866 shares of Seacastle Operating Company;

•	1,381 shares to SCT Chassis Holdings LLC in exchange for 10 shares of Seacastle Operating Company;

•	1,514,126 shares to certain of our employees holding Seacastle Operating Company shares, a portion of which are restricted shares, subject to vesting in annual installments over each of the next four to five years, depending on the terms of the applicable shareholders agreement with each such employee.

In connection with the Interpool Acquisition, on July 19, 2007, we issued shares of our common stock to certain private equity funds managed by an affiliate of Fortress, as follows:

•	67,500,000 shares to SCT Chassis Holdings LLC for an aggregate purchase price of $675,000,000.

In connection with our acquisition of Interpool, the Company entered into a Termination, Release and Shareholder Agreement, dated as of August 31, 2007, with the former Chief Executive Officer of Interpool, Martin Tuchman, pursuant to which the Company granted Mr. Tuchman 500,000 shares of our common stock and sold to Mr. Tuchman an additional 500,000 shares of our common stock for an aggregate purchase price of $5,000,000. Upon commencement of employment by Arthur L. Burns as our General Counsel, we granted Mr. Burns 100,000 shares and sold an additional 100,000 shares to Mr. Burns for an aggregate purchase price of $1,000,000. In addition, upon commencement of employment by Stephen N. Gray as our Chief Financial Officer on August 1, 2007, we sold 12,000 shares to Mr. Gray for an aggregate purchase price of $120,000 and issued 60,000 restricted shares to Mr. Gray, subject to vesting in annual installments over each of the next five years. On November 5, 2007, upon commencement of employment of Hua-Joo Tan as Vice President, Strategic Planning and Development of the Company, we sold 6,000 shares to Mr. Tan for an aggregate purchase price of $60,000 and issued 30,000 shares to Mr. Tan, subject to vesting in annual installments over each of the next five years.

A portion of these issuances of securities were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) and the remainder of the issuances of securities were exempt from the registration requirements of the Securities Act pursuant to Rule 701.

Item 16.    Exhibits and Financial Statement Schedules

A.    Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Articles of Incorporation of the Registrant†
3.2	Form of Amended and Restated Bylaws of the Registrant†
4.1	Form of common stock certificate*
4.2	Form of Shareholders Agreement by and among Seacastle Inc. and Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., and SCT Chassis Holdings LLC†
5.1	Opinion of Reeder & Simpson, P.C.*
10.1	Form of Seacastle Inc. Equity Incentive Plan†
10.2	Form of Restricted Share Agreement†
10.3	Management Shareholder Agreement, dated as of October 1, 2006, by and between Seacastle Inc. and Joseph Kwok†
10.4	Management Shareholder Agreement, dated as of October 1, 2006, by and between FIF III CLI Holding Limited, Container Leasing International, LLC and Joseph Kwok†
10.5	Management Shareholder Agreement, dated as of August 1, 2007, by and between Seacastle Inc. and Stephen N. Gray†
10.6	Shareholder Agreement, dated as of September 5, 2007, by and among Interpool, Inc., Seacastle Inc. and Arthur L. Burns†
10.7	Amended and Restated Trust Agreement, dated as of June 1, 2000 and as Amended and Restated as of March 1, 2002, between Interpool, Inc., Interpool Chassis Funding, LLC and First Union Trust Company, National Association and Delaware Trustee†
10.8	Third Amended and Restated Indenture, dated as of June 1, 2000, amended and restated as of March 1, 2002, second amended and restated as of September 1, 2002, and third amended and restated as of September 30, 2002, among Interpool Chassis Funding, LLC (f/k/a Interpool Funding 2000, LLC), as Issuer, and Intermodal Chassis Issuance, LLC and Interpool Inc., as Servicer, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as the ICF Indenture Trustee, and Wachovia Securities, Inc. (f/k/a First Union Securities, Inc.), as Administrative Agent†
10.9	Third Amended and Restated Servicing Agreement, dated as of June 1, 2000, by and among Interpool, Inc., as Servicer, Trac Lease, Inc., as Subservicer, JPMorgan Chase Bank, as ICF Indenture Trustee, Intermodal Chassis Issuance, LLC, each lessor pursuant to Financings thereunder, and Interpool Chassis Funding, LLC†

Exhibit No.	Description
10.10	Amendment Number One to Third Amended and Restated Servicing Agreement, dated as of November 18, 2004, by and among Interpool, Inc., Trac Lease, Inc., Interpool Chassis Funding, LLC, Intermodal Chassis Issuance, LLC, JPMorgan Chase Bank, and MBIA Insurance Corporation†
10.11	Amended and Restated Indenture, dated as of September 1, 2002 and amended and restated as of September 30, 2002, among Intermodal Chassis Issuance, LLC, as Issuer, Interpool, Inc., as Servicer, JPMorgan Chase Bank, as ICI Indenture Trustee, and Wachovia Securities, Inc., as Administrative Agent†
10.12	Restated Series 2003-1 Supplement, dated as of September 1, 2002 and restated as of February 1, 2003, among Intermodal Chassis Issuance, LLC, as Issuer, Interpool, Inc., as Servicer, Wachovia Securities, Inc. (f/k/a First Union Securities, Inc.), as Administrative Agent, and JPMorgan Chase Bank, as ICI Indenture Trustee†
10.13	Amended and Restated ILFT 2002-B Indenture, dated as of September 30, 2002 and amended and restated as of September 30, 2002, between Interpool Lease Financing Trust 2002-B and JPMorgan Chase Bank†
10.14	Amended and Restated ILFT 2002-C Indenture, dated as of September 30, 2002 and amended and restated as of September 30, 2002, between Interpool Lease Financing Trust 2002-C and JPMorgan Chase Bank†
10.15	Revolving Credit Agreement, dated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent†
10.16	First Amendment to Revolving Credit Agreement, dated as of April 26, 2007, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent†
10.17	Second Amendment to Revolving Credit Agreement, dated as of July 19, 2007, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent†
10.18	Guaranty, dated as of August 24, 2006, by each Guarantor in favor of Deutsche Bank Trust Company Americas, as Administrative Agent, for itself and the other parties to the Revolving Credit Agreement, dated as of August 24, 2006†
10.19	Second Amended and Restated Indenture, dated as of August 24, 2006, between CLI Funding LLC, as Issuer, and U.S. Bank National Association, as Indenture Trustee and individually as a Securities Intermediary†
10.20	Amendment Number 1 to the Second Amended and Restated Indenture, dated as of April 26, 2007, between CLI Funding LLC and U.S. Bank National Association†
10.21	Series 2006-1 Supplement, dated as August 24, 2006, between CLI Funding LLC and U.S. Bank National Association†

Exhibit No.	Description
10.22	Series 2006-2 Supplement, dated as August 24, 2006, between CLI Funding LLC and U.S. Bank National Association†
10.23	Indenture, dated as of July 19, 2007, among Interpool Chassis Funding II, LLC, as Issuer, Interpool, Inc., as Servicer and Initial Custodian, U.S. Bank National Association, as Indenture Trustee, and Citigroup Global Markets Realty Corp., as Administrative Agent†
10.24	Series 2007-1 Supplement, dated as of July 19, 2007, among Interpool Chassis Funding II, LLC, Interpool, Inc., Citigroup Global Markets Realty Corp. and U.S. Bank National Association†
10.25	Servicing Agreement, dated as of July 19, 2007, by and among Interpool, Inc., as Servicer, TRAC Lease, Inc., as Subservicer, U.S. Bank National Association, as Indenture Trustee under the Indenture, and Interpool Chassis Funding II, LLC, as the Issuer†
10.26	Loan Agreement, dated as of July 19, 2007, between ING Capital LLC and Interpool, Inc.†
10.27	Guaranty, dated as of July 19, 2007, by Interpool Containers Limited in favor of ING Capital LLC†
10.28	Second Amended and Restated Credit and Security Agreement, dated July 19, 2007, by and among Interpool, Inc., Trac Lease, Inc., certain Lenders listed therein, and National City Bank, as administrative and collateral agent for the Lenders†
10.29	Credit Agreement, dated as of July 19, 2007, by and among CLI Funding II LLC, as Borrower, Bear Stearns Corporate Lending Inc., Citigroup Global Markets Realty Corp., and Deutsche Bank Trust Company Americas, as Lenders, Citigroup Global Markets Realty Corp. as Agent, and Bear Stearns & Co. Inc., Citigroup Global Markets Realty Corp. and Deutsche Bank Securities Inc., as Joint Lead Arrangers†
10.30	Credit Agreement (2007-A), dated as of July 26, 2007, by and among Seacastle Inc., Seacastle Operating Company, Citicorp North America, Inc., Bear Stearns Corporate Lending Inc., Deutsche Bank Trust Company Americas, each other financial institutions party thereto, and Citicorp North America Inc†
10.31	Guaranty Agreement, dated as of July 26, 2007, by Seacastle Inc., Seacastle Holdings LLC and SCT Chassis Inc., as Guarantors, and Citicorp North America, Inc., as Agent†
10.32	Amending and Restating Agreement, dated August 3, 2007, among SCT Containers Inc., as Borrower, the banks and financial institutions listed in Schedule 1 thereto, as Lenders, the banks and financial institutions listed in Schedule 2 thereto, as Swap Banks, and HSH Nordbank AG, as Agent and Security Trustee†
10.33	Form of Indemnification Agreement with directors and officers†
10.34	Servicing Agreement, dated as of October 22, 2007, by and among Interpool, Inc., TRAC Lease, Inc., as Subservicer, U.S. Bank National Association, as indenture trustee, and Interpool Chassis Funding LLC†
10.35	2007-B SUBI Supplement to the Trust Agreement, dated as of October 22, 2007, made by and among Interpool Chassis Funding, LLC, as the Initial Beneficiary, Interpool, Inc., as Settlor and as Custodian, US Bank Trust National Association, as Trustee, and U.S. Bank trust National Association, as SUBI Trustee†
10.36	Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.37	Guaranty, dated as of October 31, 2007, made by Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Guarantor†

Exhibit No.	Description
10.38	Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Manager and as Seller, Deutsche Bank AG, New York Branch and Wachovia Bank, National Association, as Liquidity Providers and as Liquidity Agents, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, and Wachovia Capital Markets, LLC and Deutsche Bank AG, New York Branch, as Deal Agents, and consented to by Ambac Assurance Corporation, as the Series Enhancer
10.39	Amendment Number One, dated as of January 25, 2007, to the Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Manager and as Seller, Deutsche Bank AG, New York Branch and Wachovia Bank, National Association as Liquidity Providers and as Liquidity Agents, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, and Wachovia Capital Markets, LLC and Deutsche Bank AG, New York Branch, as Deal Agents, and consented to by Ambac Assurance Corporation, as the Series Enhancer
10.40	Amendment Number Two, dated as of April 26, 2007, to the Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Manager and as Seller, Deutsche Bank AG, New York Branch and Wachovia Bank, National Association as Liquidity Providers and as Liquidity Agents, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, and Wachovia Capital Markets, LLC and Deutsche Bank AG, New York Branch, as Deal Agents, and consented to by Ambac Assurance Corporation, as the Series Enhancer
10.41	Amendment Number Three, dated as of May 24, 2007, to the Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Manager and as Seller, Deutsche Bank AG, New York Branch and Wachovia Bank, National Association as Liquidity Providers and as Liquidity Agents, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, and Wachovia Capital Markets, LLC and Deutsche Bank AG, New York Branch, as Deal Agents, and consented to by Ambac Assurance Corporation, as the Series Enhancer
10.42	Amendment Number Four, dated as of November 30, 2007, to the Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Manager and as Seller, Deutsche Bank AG, New York Branch, ING Bank N.V. and Wachovia Bank, National Association, as Liquidity Providers, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, Wachovia Capital Markets, LLC, ING Bank N.V. and Deutsche Bank AG, New York Branch, as Deal Agents, and Wachovia Bank, National Association and Deutsche Bank AG, New York Branch, as Liquidity Agents, and consented to by Ambac Assurance Corporation
10.43	Third Amendment, dated as of October 31, 2007, to the Revolving Credit Agreement, dated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent

Exhibit No.	Description
10.44	Fourth Amendment, dated as of November 30, 2007, to the Revolving Credit Agreement, dated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent
21.1	Subsidiaries of the Registrant†
23.1	Consent of Reeder & Simpson (included in Exhibit 5.1)*
23.2	Consent of Ernst & Young LLP
23.3	Consent of KPMG LLP
23.4	Consent of Containerisation International†
23.5	Consent of Clarkson Research Services Limited†
23.6	Consent of the Association of American Railroads†
24.1	Power of Attorney (included as part of the signature pages)†

*	To be filed by amendment.
†	Previously filed.

B.    Financial Statement Schedules

Schedules not listed above have been omitted because the information to be set forth therein is not material, not applicable or is shown in the financial statements or notes thereto.

Item 17.    Undertakings

(1)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)    The undersigned registrant hereby undertakes that:

(a)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(b)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Amsterdam, The Netherlands, on December 4, 2007.

SEACASTLE INC.
By: /s/ Joseph Kwok Name: Joseph Kwok Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chairman of the Board of Directors	December 4, 2007

Wesley R. Edens

/s/ Joseph P. Adams, Jr.	Deputy Chairman of the Board of Directors	December 4, 2007

Joseph P. Adams, Jr.

*	Director	December 4, 2007

Randal Nardone

*	Chief Executive Officer (principal executive officer)	December 4, 2007

Joseph Kwok

*	Chief Financial Officer (principal financial officer and principal accounting officer)	December 4, 2007

Stephen N. Gray

Joseph P. Adams, Jr., by signing his name below, signs this document on behalf of each of the above named persons specified by an asterisk (*), pursuant to a power of attorney duly executed by such persons and filed with the Securities and Exchange Commission in the registrant’s Registration Statement on September 12, 2007.

* By: /s/ Joseph P. Adams, Jr. Joseph P. Adams, Jr. Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Form of Amended and Restated Articles of Incorporation of the Registrant†
3.2	Form of Amended and Restated Bylaws of the Registrant†
4.1	Form of common stock certificate*
4.2	Form of Shareholders Agreement by and among Seacastle Inc. and Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., and SCT Chassis Holdings LLC†
5.1	Opinion of Reeder & Simpson, P.C.*
10.1	Form of Seacastle Inc. Equity Incentive Plan†
10.2	Form of Restricted Share Agreement†
10.3	Management Shareholder Agreement, dated as of October 1, 2006, by and between Seacastle Inc. and Joseph Kwok†
10.4	Management Shareholder Agreement, dated as of October 1, 2006, by and between FIF III CLI Holding Limited, Container Leasing International, LLC and Joseph Kwok†
10.5	Management Shareholder Agreement, dated as of August 1, 2007, by and between Seacastle Inc. and Stephen N. Gray†
10.6	Shareholder Agreement, dated as of September 5, 2007, by and among Interpool, Inc., Seacastle Inc. and Arthur L. Burns†
10.7	Amended and Restated Trust Agreement, dated as of June 1, 2000 and as Amended and Restated as of March 1, 2002, between Interpool, Inc., Interpool Chassis Funding, LLC and First Union Trust Company, National Association and Delaware Trustee†
10.8	Third Amended and Restated Indenture, dated as of June 1, 2000, amended and restated as of March 1, 2002, second amended and restated as of September 1, 2002, and third amended and restated as of September 30, 2002, among Interpool Chassis Funding, LLC (f/k/a Interpool Funding 2000, LLC), as Issuer, and Intermodal Chassis Issuance, LLC and Interpool Inc., as Servicer, JPMorgan Chase Bank (f/k/a The Chase Manhattan Bank), as the ICF Indenture Trustee, and Wachovia Securities, Inc. (f/k/a First Union Securities, Inc.), as Administrative Agent†
10.9	Third Amended and Restated Servicing Agreement, dated as of June 1, 2000, by and among Interpool, Inc., as Servicer, Trac Lease, Inc., as Subservicer, JPMorgan Chase Bank, as ICF Indenture Trustee, Intermodal Chassis Issuance, LLC, each lessor pursuant to Financings thereunder, and Interpool Chassis Funding, LLC†

Exhibit No.	Description
10.10	Amendment Number One to Third Amended and Restated Servicing Agreement, dated as of November 18, 2004, by and among Interpool, Inc., Trac Lease, Inc., Interpool Chassis Funding, LLC, Intermodal Chassis Issuance, LLC, JPMorgan Chase Bank, and MBIA Insurance Corporation†
10.11	Amended and Restated Indenture, dated as of September 1, 2002 and amended and restated as of September 30, 2002, among Intermodal Chassis Issuance, LLC, as Issuer, Interpool, Inc., as Servicer, JPMorgan Chase Bank, as ICI Indenture Trustee, and Wachovia Securities, Inc., as Administrative Agent†
10.12	Restated Series 2003-1 Supplement, dated as of September 1, 2002 and restated as of February 1, 2003, among Intermodal Chassis Issuance, LLC, as Issuer, Interpool, Inc., as Servicer, Wachovia Securities, Inc. (f/k/a First Union Securities, Inc.), as Administrative Agent, and JPMorgan Chase Bank, as ICI Indenture Trustee†
10.13	Amended and Restated ILFT 2002-B Indenture, dated as of September 30, 2002 and amended and restated as of September 30, 2002, between Interpool Lease Financing Trust 2002-B and JPMorgan Chase Bank†
10.14	Amended and Restated ILFT 2002-C Indenture, dated as of September 30, 2002 and amended and restated as of September 30, 2002, between Interpool Lease Financing Trust 2002-C and JPMorgan Chase Bank†
10.15	Revolving Credit Agreement, dated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent†
10.16	First Amendment to Revolving Credit Agreement, dated as of April 26, 2007, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent†
10.17	Second Amendment to Revolving Credit Agreement, dated as of July 19, 2007, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent†
10.18	Guaranty, dated as of August 24, 2006, by each Guarantor in favor of Deutsche Bank Trust Company Americas, as Administrative Agent, for itself and the other parties to the Revolving Credit Agreement, dated as of August 24, 2006†
10.19	Second Amended and Restated Indenture, dated as of August 24, 2006, between CLI Funding LLC, as Issuer, and U.S. Bank National Association, as Indenture Trustee and individually as a Securities Intermediary†
10.20	Amendment Number 1 to the Second Amended and Restated Indenture, dated as of April 26, 2007, between CLI Funding LLC and U.S. Bank National Association†
10.21	Series 2006-1 Supplement, dated as August 24, 2006, between CLI Funding LLC and U.S. Bank National Association†

Exhibit No.	Description
10.22	Series 2006-2 Supplement, dated as August 24, 2006, between CLI Funding LLC and U.S. Bank National Association†
10.23	Indenture, dated as of July 19, 2007, among Interpool Chassis Funding II, LLC, as Issuer, Interpool, Inc., as Servicer and Initial Custodian, U.S. Bank National Association, as Indenture Trustee, and Citigroup Global Markets Realty Corp., as Administrative Agent†
10.24	Series 2007-1 Supplement, dated as of July 19, 2007, among Interpool Chassis Funding II, LLC, Interpool, Inc., Citigroup Global Markets Realty Corp. and U.S. Bank National Association†
10.25	Servicing Agreement, dated as of July 19, 2007, by and among Interpool, Inc., as Servicer, TRAC Lease, Inc., as Subservicer, U.S. Bank National Association, as Indenture Trustee under the Indenture, and Interpool Chassis Funding II, LLC, as the Issuer†
10.26	Loan Agreement, dated as of July 19, 2007, between ING Capital LLC and Interpool, Inc.†
10.27	Guaranty, dated as of July 19, 2007, by Interpool Containers Limited in favor of ING Capital LLC†
10.28	Second Amended and Restated Credit and Security Agreement, dated July 19, 2007, by and among Interpool, Inc., Trac Lease, Inc., certain Lenders listed therein, and National City Bank, as administrative and collateral agent for the Lenders†
10.29	Credit Agreement, dated as of July 19, 2007, by and among CLI Funding II LLC, as Borrower, Bear Stearns Corporate Lending Inc., Citigroup Global Markets Realty Corp., and Deutsche Bank Trust Company Americas, as Lenders, Citigroup Global Markets Realty Corp. as Agent, and Bear Stearns & Co. Inc., Citigroup Global Markets Realty Corp. and Deutsche Bank Securities Inc., as Joint Lead Arrangers†
10.30	Credit Agreement (2007-A), dated as of July 26, 2007, by and among Seacastle Inc., Seacastle Operating Company, Citicorp North America, Inc., Bear Stearns Corporate Lending Inc., Deutsche Bank Trust Company Americas, each other financial institutions party thereto, and Citicorp North America Inc†
10.31	Guaranty Agreement, dated as of July 26, 2007, by Seacastle Inc., Seacastle Holdings LLC and SCT Chassis Inc., as Guarantors, and Citicorp North America, Inc., as Agent†
10.32	Amending and Restating Agreement, dated August 3, 2007, among SCT Containers Inc., as Borrower, the banks and financial institutions listed in Schedule 1 thereto, as Lenders, the banks and financial institutions listed in Schedule 2 thereto, as Swap Banks, and HSH Nordbank AG, as Agent and Security Trustee†
10.33	Form of Indemnification Agreement with directors and officers†
10.34	Servicing Agreement, dated as of October 22, 2007, by and among Interpool, Inc., TRAC Lease, Inc., as Subservicer, U.S. Bank National Association, as indenture trustee, and Interpool Chassis Funding LLC†
10.35	2007-B SUBI Supplement to the Trust Agreement, dated as of October 22, 2007, made by and among Interpool Chassis Funding, LLC, as the Initial Beneficiary, Interpool, Inc., as Settlor and as Custodian, US Bank Trust National Association, as Trustee, and U.S. Bank trust National Association, as SUBI Trustee†

Exhibit No.	Description
10.36	Credit Agreement, dated as of October 31, 2007, among CLI Funding III LLC, as Borrower, the lenders from time to time party thereto, and ING Bank N.V., as Administrative Agent and Collateral Agent†
10.37	Guaranty, dated as of October 31, 2007, made by Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Guarantor†
10.38	Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Manager and as Seller, Deutsche Bank AG, New York Branch and Wachovia Bank, National Association, as Liquidity Providers and as Liquidity Agents, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, and Wachovia Capital Markets, LLC and Deutsche Bank AG, New York Branch, as Deal Agents, and consented to by Ambac Assurance Corporation, as the Series Enhancer
10.39	Amendment Number One, dated as of January 25, 2007, to the Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Manager and as Seller, Deutsche Bank AG, New York Branch and Wachovia Bank, National Association as Liquidity Providers and as Liquidity Agents, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, and Wachovia Capital Markets, LLC and Deutsche Bank AG, New York Branch, as Deal Agents, and consented to by Ambac Assurance Corporation, as the Series Enhancer
10.40	Amendment Number Two, dated as of April 26, 2007, to the Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Manager and as Seller, Deutsche Bank AG, New York Branch and Wachovia Bank, National Association as Liquidity Providers and as Liquidity Agents, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, and Wachovia Capital Markets, LLC and Deutsche Bank AG, New York Branch, as Deal Agents, and consented to by Ambac Assurance Corporation, as the Series Enhancer
10.41	Amendment Number Three, dated as of May 24, 2007, to the Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Manager and as Seller, Deutsche Bank AG, New York Branch and Wachovia Bank, National Association as Liquidity Providers and as Liquidity Agents, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, and Wachovia Capital Markets, LLC and Deutsche Bank AG, New York Branch, as Deal Agents, and consented to by Ambac Assurance Corporation, as the Series Enhancer
10.42	Amendment Number Four, dated as of November 30, 2007, to the Series 2006-2 Note Purchase Agreement, dated as of August 24, 2006, among CLI Funding LLC, as the Issuer, Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as Manager and as Seller, Deutsche Bank AG, New York Branch, ING Bank N.V. and Wachovia Bank, National Association, as Liquidity Providers, Variable Funding Capital Company LLC and Aspen Funding Corp., as Conduit Purchasers, Wachovia Capital Markets, LLC, ING Bank N.V. and Deutsche Bank AG, New York Branch, as Deal Agents, and Wachovia Bank, National Association and Deutsche Bank AG, New York Branch, as Liquidity Agents, and consented to by Ambac Assurance Corporation

Exhibit No.	Description
10.43	Third Amendment, dated as of October 31, 2007, to the Revolving Credit Agreement, dated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent
10.44	Fourth Amendment, dated as of November 30, 2007, to the Revolving Credit Agreement, dated as of August 24, 2006, by and among Container Leasing International, LLC (d/b/a Carlisle Leasing International, LLC), as the Borrower, Deutsche Bank Trust Company Americas and Wachovia Bank, National Association, as the Lenders, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC, as the Joint Lead Arrangers, and Deutsche Bank Trust Company Americas, as the Administrative Agent
21.1	Subsidiaries of the Registrant†
23.1	Consent of Reeder & Simpson (included in Exhibit 5.1)*
23.2	Consent of Ernst & Young LLP
23.3	Consent of KPMG LLP
23.4	Consent of Containerisation International†
23.5	Consent of Clarkson Research Services Limited†
23.6	Consent of the Association of American Railroads†
24.1	Power of Attorney (included as part of the signature pages)†

*	To be filed by amendment.
†	Previously filed.